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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on October 15, 2019

Registration No. 333-233807

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLAUKOS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3841 (Primary Standard Industrial Classification Code Number)	33-0945406 (I.R.S. Employer Identification Number)

229 Avenida Fabricante
San Clemente, California 92672
(949) 367-9600
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Robert Davis
Senior Vice President and General Counsel
229 Avenida Fabricante
San Clemente, California 92672
(949) 367-9600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Barbara L. Borden Miguel Vega Cooley LLP 500 Boylston Street, 14th Fl Boston, MA 02116-3736 (617) 937-2300	Paul Bavier General Counsel and Secretary Avedro, Inc. 201 Jones Road Waltham, MA 02451 (844) 528-3376	Mark D. Peterson Andor Terner O'Melveny & Myers LLP 610 Newport Center Drive, 17th Fl Newport Beach, CA 92660 (949) 823-6900

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable on or after the effective date of this registration statement and all other conditions to the merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated Filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. Glaukos Corporation may not distribute and issue the shares of Glaukos Common Stock until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2019

PROXY STATEMENT OF AVEDRO, INC.	PROSPECTUS OF GLAUKOS CORPORATION

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

         You are cordially invited to attend a special meeting of the stockholders of Avedro, Inc., a Delaware corporation ("Avedro"), which will be held at                        (Eastern Time), on                        , 2019 at Avedro's principal executive offices, located at 201 Jones Road, Waltham, Massachusetts 02451 (the "Special Meeting").

         As previously announced, Avedro, Glaukos Corporation, a Delaware corporation ("Glaukos"), and Atlantic Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Glaukos ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of August 7, 2019 (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will merge with and into Avedro, with Avedro continuing as the surviving corporation (the "Merger"). The board of directors of Avedro unanimously approved and the board of directors of Glaukos (with Mr. Thomas W. Burns recusing himself) approved the Merger and related transactions.

         If the Merger is completed, at the effective time of the Merger (the "Effective Time"), each share of common stock, par value $0.00001, of Avedro ("Avedro Common Stock") that is issued and outstanding immediately prior to the Effective Time will be automatically cancelled and converted into the right to receive a number of shares of common stock, par value $0.001, of Glaukos ("Glaukos Common Stock") equal to the product of the number of shares of Avedro Common Stock multiplied by 0.365 (the "Exchange Ratio"). The Exchange Ratio is fixed and will not be adjusted to reflect changes in the price of Avedro Common Stock or Glaukos Common Stock prior to the closing of the Merger. No fractional shares will be issued in the Merger. Instead, Avedro stockholders will receive cash in lieu of any fractional shares. Based on the estimated number of shares of Avedro Common Stock and Glaukos Common Stock outstanding on                        , 2019, the Record Date for the Special Meeting, Avedro and Glaukos estimate that, upon completion of the Merger, former Avedro stockholders and certain other Avedro equityholders will own approximately        % of Glaukos on a fully diluted basis.

         At the Special Meeting, Avedro stockholders will be asked to vote on (i) a proposal to approve the Merger and adopt the Merger Agreement and the other transactions contemplated thereby (the "Merger proposal"), (ii) a proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Avedro to its named executive officers and a certain named executive officer of Glaukos who is a former director of Avedro that is based on, or otherwise relates to, the Merger (the "compensation proposal") and (iii) a proposal to approve adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if sufficient votes to approve the Merger proposal have not been obtained by Avedro (the "adjournment proposal"). Information about the Special Meeting, the Merger and other related business to be considered by Avedro stockholders at the Special Meeting is included in this proxy statement/prospectus. We urge all Avedro stockholders to read this proxy statement/prospectus, including the annexes, and the Glaukos filings incorporated by reference into this proxy statement/prospectus carefully and in their entirety. In particular, we urge you to read carefully "Risk Factors" beginning on page 31 of this proxy statement/prospectus.

         Your vote is very important regardless of the number of shares of Avedro Common Stock that you own. The Merger cannot be completed without the approval of the Merger proposal by the affirmative vote of a majority of the outstanding shares of Avedro Common Stock.

         Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you do not submit a valid proxy or attend the Special Meeting to vote your shares of Avedro Common Stock in person or if you hold your shares of Avedro Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the Merger proposal, it will have the same effect as a vote against the Merger proposal. The board of directors of Avedro unanimously recommends that you vote "FOR" the Merger proposal, "FOR" the compensation proposal and "FOR" the adjournment proposal.

         Shares of Avedro Common Stock are listed on the Nasdaq Global Market under the symbol "AVDR." Shares of Glaukos Common Stock are listed on the New York Stock Exchange under the symbol "GKOS." We urge you to obtain current market quotations for shares of Avedro Common Stock and Glaukos Common Stock.

         We appreciate your continued support and interest in Avedro.

Sincerely yours,
/s/ REZA ZADNO Reza Zadno, Ph.D. President, Chief Executive Officer and Director Avedro, Inc.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger or the other transactions described in this proxy statement/prospectus or the securities to be issued in connection with the Merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         This proxy statement/prospectus is dated                        , 2019 and is expected to be first mailed to Avedro stockholders on or about                        , 2019.

Avedro, Inc.
201 Jones Road
Waltham, MA 02451

Notice of Special Meeting of Stockholders to be Held on                        , 2019

Dear Avedro stockholders:

        We are pleased to invite you to attend the special meeting of the Avedro stockholders, which will be held at Avedro's principal executive offices, located at 201 Jones Road, Waltham, Massachusetts 02451, on                        , 2019, at                        , (Eastern Time) (the "Special Meeting"), for the following purposes:

  •
  To vote on a proposal approve the Merger and adopt the Agreement and Plan of Merger, dated August 7, 2019 (the "Merger Agreement"), among Avedro, Inc., a Delaware corporation ("Avedro"), Glaukos Corporation, a Delaware corporation ("Glaukos") and Atlantic Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Glaukos ("Merger Sub"), as such agreement may be amended from time to time, and the other transactions contemplated thereby (the "Merger proposal"). A copy of the Merger Agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice;

  •
  To vote on a proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Avedro to its named executive officers and a certain named executive officer of Glaukos who is a former director of Avedro that is based on, or otherwise relates to, the Merger (the "compensation proposal"); and

  •
  To vote on a proposal to approve adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if sufficient votes to approve the Merger proposal have not been obtained by Avedro (the "adjournment proposal").

        Approval of the Merger proposal is required for completion of the Merger. Neither the compensation proposal nor the adjournment proposal is a condition to the obligations of Avedro or Glaukos to complete the Merger.

        Avedro will transact no other business at the Special Meeting except for the proposals set forth above. Please refer to the attached proxy statement/prospectus for further information with respect to the business to be transacted at the Special Meeting.

        At a meeting of the board of directors of Avedro (the "Avedro Board") held on August 7, 2019, the Avedro Board unanimously (i) determined that the transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of Avedro and the Avedro stockholders; (ii) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) resolved to recommend the adoption of the Merger Agreement by the Avedro stockholders.

        The Avedro Board recommends that Avedro stockholders vote "FOR" the Merger proposal, "FOR" the compensation proposal and "FOR" the adjournment proposal.

        The Avedro Board has set                        , 2019 as the record date (the "Record Date") for the Special Meeting. Only holders of record of shares of Avedro common stock, par value $0.00001 ("Avedro Common Stock"), at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. A list of Avedro stockholders entitled to vote at the Special Meeting will be available for inspection at Avedro's principal executive offices, located at 201 Jones Road, Waltham, MA 02451, at least 10 days prior to the date of the Special Meeting for any purpose germane to the Special Meeting during ordinary business hours. The list will also be available at the Special Meeting for inspection by any Avedro stockholder present at the Special Meeting.

        Approval of the Merger proposal requires the affirmative vote of the majority of the outstanding shares of Avedro Common Stock. Approval of the compensation proposal requires the affirmative vote of a majority of the shares of Avedro Common Stock entitled to vote on such matter present at the Special Meeting in person, by remote communication, if applicable, or by proxy. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Avedro Common Stock present at the Special Meeting in person, by remote communication, if applicable, or by proxy. Abstentions will have the same effect as a vote against the Merger proposal, the compensation proposal and the adjournment proposal.

        Your vote is important. Whether or not you expect to attend the Special Meeting in person, we urge you to submit a proxy as promptly as possible to instruct the voting of your shares of Avedro Common Stock by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Special Meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card provided to you by such bank, broker or other nominee.

By Order of the Board of Directors,
/s/ REZA ZADNO Reza Zadno, Ph.D. President, Chief Executive Officer and Director Avedro, Inc.

                        , 2019
Waltham, MA

        PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND SUBMIT YOUR PROXY PROMPTLY. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT SUBMITTING A PROXY FOR YOUR SHARES OF AVEDRO COMMON STOCK, YOU SHOULD CONTACT GEORGESON LLC, AVEDRO'S PROXY SOLICITOR. AVEDRO STOCKHOLDERS PLEASE CALL TOLL-FREE AT (866) 413-5899.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        Glaukos Corporation has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Glaukos. Avedro, Inc. has supplied all information contained in this proxy statement/prospectus relating to Avedro. Glaukos and Avedro have both contributed to information relating to the Merger.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated                                    , 2019, and is based on information as of that date or such other date as may be noted. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date. You should not assume that the information contained in any document incorporated or deemed to be incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus. Neither the mailing of this proxy statement/prospectus to the Avedro stockholders nor the taking of any actions contemplated hereby by Glaukos or Avedro at any time will create any implication to the contrary.

        Unless otherwise indicated or as the context otherwise requires, all references in this proxy statement/prospectus to:

  •
  "adjournment proposal" refers to the proposal to approve adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if sufficient votes to approve the Merger proposal have not been obtained by Avedro;

  •
  "Avedro" refers to Avedro, Inc., a Delaware corporation;

  •
  "Avedro Board" refers to the Board of Directors of Avedro;

  •
  "Avedro Bylaws" refers to the Amended and Restated Bylaws of Avedro, as may be amended;

  •
  "Avedro Charter" refers to the Amended and Restated Certificate of Incorporation of Avedro, as may be amended;

  •
  "Avedro Common Stock" refers to the common stock, par value $0.00001 per share, of Avedro;

  •
  "Code" refers to the Internal Revenue Code of 1986, as amended;

  •
  "compensation proposal" refers to the proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Avedro to its named executive officers and a certain named executive officer of Glaukos who is a former director of Avedro that is based on, or otherwise relates to, the Merger;

  •
  "Cooley" refers to Cooley LLP, legal counsel to Avedro;

  •
  "DGCL" refers to the Delaware General Corporation Law of the State of Delaware;

  •
  "DOJ" refers to the United States Department of Justice;

  •
  "Effective Time" refers to the filing of the certificate of merger with the Secretary of State of the State of Delaware or such later date and time as Avedro and Glaukos may agree upon and as is set forth in such certificate of merger;

  •
  "Exchange Act" refers to the Securities Exchange Act of 1934, as amended;

  •
  "Exchange Ratio" refers to 0.365 shares of Glaukos Common Stock for each share of Avedro Common Stock issued and outstanding immediately prior to the Effective Time;

  •
  "FDA" means the United States Food and Drug Administration.

  •
  "FTC" refers to the United States Federal Trade Commission;

  •
  "GAAP" refers to generally accepted accounting principles in the United States;

  •
  "Glaukos" refers to Glaukos Corporation, a Delaware corporation;

  •
  "Glaukos Board" refers to the Board of Directors of Glaukos;

  •
  "Glaukos Bylaws" refers to the Amended and Restated Bylaws of Glaukos, as may be amended;

  •
  "Glaukos Charter" refers to the Restated Certificate of Incorporation of Glaukos, as may be amended;

  •
  "Glaukos Common Stock" refers to the common stock, par value $0.001 per share, of Glaukos;

  •
  "Glaukos Trading Price" refers to the volume weighted average of the trading price of Glaukos Common Stock on the NYSE as displayed under the heading "Bloomberg VWAP" on Bloomberg page "CPE US equity" (or its equivalent successor if such page is not available) on each of the five consecutive trading days ending on the trading day that is three trading days prior to the closing date of the Merger, rounded down to the nearest penny (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events);

  •
  "Guggenheim Securities" refers to Guggenheim Securities, LLC, financial advisor to Avedro;

  •
  "HSR Act" refers to the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

  •
  "IRS" refers to the United States Internal Revenue Service;

  •
  "Merger" refers to the merger of Merger Sub with and into Avedro, with Avedro continuing as the Surviving Corporation;

  •
  "Merger Agreement" refer to the Agreement and Plan of Merger, dated as of August 7, 2019, by and among Avedro, Glaukos and Merger Sub, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein;

  •
  "Merger Consideration" refers to the consideration payable in the Merger by Glaukos to Avedro stockholders in respect of each share of Avedro Common Stock and certain other Avedro equity securities outstanding immediately prior to the Effective Time, which consideration is based on the Exchange Ratio;

  •
  "Merger proposal" refers to the proposal to approve the Merger and adopt the Merger Agreement and the other transactions contemplated thereby;

  •
  "Merger Sub" refers to Atlantic Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Glaukos;

  •
  "Nasdaq" refers to the Nasdaq Global Market;

  •
  "NYSE" refers to the New York Stock Exchange;

  •
  "O'Melveny" refers to O'Melveny & Myers LLP, legal counsel to Glaukos;

  •
  "Perella Weinberg" refers to Perella Weinberg Partners L.P., financial advisor to Glaukos;

  •
  "Pro Forma Balance Sheet" refers to Glaukos' unaudited pro forma balance sheet after giving effect to the Merger;

  •
  "Pro Forma Financial Statements" refers to Glaukos' pro forma unaudited combined financial statements after giving effect to the Merger;

  •
  "Pro Forma Statements of Operations" refers to Glaukos' unaudited pro forma combined statements of operations after giving effect to the Merger;

  •
  "Record Date" refers to                                    , 2019, the date on which holders of Avedro Common Stock must be holders of record in order to receive notice of, and to vote at, the Special Meeting;

  •
  "SEC" refers to the United States Securities and Exchange Commission;

  •
  "Securities Act" refers to the Securities Act of 1933, as amended;

  •
  "Special Meeting" refers to the meeting of Avedro stockholders to be held at                         (Eastern Time), on                        , 2019, at Avedro's principal executive offices, located at 201 Jones Road, Waltham, Massachusetts 02451;

  •
  "Surviving Corporation" refers to Avedro as the surviving corporation following the Merger;

  •
  "Voting Agreement Stockholders" refers to HealthQuest Partners II, L.P., LAV Agile Limited and LAV Opportunity Limited, OrbiMed Private Investments VI, LP and OrbiMed Royalty Opportunities II, LP, Donald Zurbay, Garheng Kong, Hongbo Lu, Jonathan Silverstein, Reza Zadno and Martine and Reza Zadno Revocable Trust, Robert Palmisano and Robert J. Palmisano 2010 Trust, and Thomas E. Griffin; and

  •
  "Voting Agreements" refers to the voting agreements entered into between Glaukos and each of the Voting Agreement Stockholders.

v

 REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about Glaukos from documents Glaukos has filed or will file with the SEC that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone using the following contact information:

Glaukos Corporation
San Clemente, CA 92672
229 Avenida Fabricante
Attn: Investor Relations
(949) 481-0510

        In addition, if you have questions about the Merger or the accompanying proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please call Georgeson LLC, the proxy solicitor for Avedro, toll-free at (866) 413-5899. You will not be charged for any of these documents that you request.

        If you would like to request any documents, please do so no later than                        , 2019, or the date that is five business days before the date of the Special Meeting, in order to receive timely delivery of such documents before the Special Meeting.

        For additional information on the documents incorporated by reference in this proxy statement/prospectus, see "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus and "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus.

QUESTIONS AND ANSWERS

        The following section provides brief answers to certain questions that you may have regarding the Merger Agreement and the proposed Merger. Please note that this section does not address all issues that may be important to you as an Avedro stockholder. Accordingly, you should carefully read this entire proxy statement/prospectus, including each of the Annexes, and the documents that have been incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus and "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus.

Q:
Why have I received this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because you were a stockholder of record of Avedro on                    , 2019, the Record Date for the Special Meeting. Glaukos and Avedro have agreed to the Merger of Glaukos and Avedro pursuant to an Agreement and Plan of Merger, dated as of August 7, 2019, among Glaukos, Avedro and Merger Sub, pursuant to which, among other things, Merger Sub will be merged with and into Avedro, with Avedro continuing as the Surviving Corporation. See "The Merger Agreement" beginning on page 101 of this proxy statement/prospectus for more information. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and incorporated herein by reference. Pursuant to the Merger Agreement, at the Effective Time, each issued and outstanding share of Avedro Common Stock will be automatically cancelled and converted into the right to receive a number of shares of Glaukos Common Stock equal to the product of the number of shares of Avedro Common Stock multiplied by the Exchange Ratio, with cash paid in lieu of fractional shares.

This proxy statement/prospectus serves as the proxy statement through which Avedro will provide its stockholders with important information regarding the Special Meeting, the Merger and the other transactions contemplated by the Merger Agreement and to solicit proxies to obtain the necessary stockholder approvals for approval of the Merger proposal and approval of the other proposals described herein. It also serves as the prospectus by which Glaukos will offer and issue shares of Glaukos Common Stock as Merger Consideration.

The Merger cannot be completed unless, among other things, Avedro stockholders approve the Merger proposal.

Q:
What will I receive for my shares of Avedro Common Stock in the Merger?

A:
In the Merger, each issued and outstanding share of Avedro Common Stock immediately prior to the Effective Time will be automatically cancelled and converted into the right to receive a number of shares of Glaukos Common Stock equal to the product of the number of shares of Avedro Common Stock multiplied by the Exchange Ratio, with cash paid in lieu of fractional shares.

After the consummation of the Merger, Avedro stockholders will own shares of Glaukos Common Stock and will no longer own shares of Avedro Common Stock. See "The Merger Agreement" beginning on page 101 of this proxy statement/prospectus.

Q:
How will I receive the Merger Consideration to which I am entitled?

A:
After receiving the proper documentation from you, following the Effective Time of the Merger, the exchange agent will forward to you the Glaukos Common Stock and any cash in lieu of fractional shares to which you are entitled. For additional information about the exchange of shares of Glaukos Common Stock for shares of Avedro Common Stock, see "The Merger—Exchange of Shares of Avedro Common Stock" beginning on page 98 of this proxy statement/prospectus.

Q:
What is the value of the Merger Consideration?

A:
The value of the Merger Consideration may fluctuate between the date of this proxy statement/prospectus and the completion of the Merger based upon the market value of Glaukos Common Stock. In the Merger, Avedro stockholders will receive the fixed amount of 0.365 shares of Glaukos Common Stock in exchange for each share of Avedro Common Stock. Any fluctuation in the market price of Glaukos Common Stock after the date of this proxy statement/prospectus will change the value of the shares of Glaukos Common Stock that Avedro stockholders will receive at the Effective Time of the Merger.

Based on the closing price of Glaukos Common Stock on the NYSE on August 7, 2019, the last trading day before the public announcement of the Merger Agreement, the Exchange Ratio represented approximately $26.68 in value for each share of Avedro Common Stock. Based on the closing price of Glaukos Common Stock on the NYSE on                    , 2019, the last practicable trading day prior to the mailing of this proxy statement/prospectus, the Exchange Ratio represented approximately $            in value for each share of Avedro Common Stock. We urge you to obtain current market quotations of Glaukos Common Stock and Avedro Common Stock.

Q:
Where will the shares of Glaukos Common Stock that I receive in the Merger be traded?

A:
Shares of Glaukos Common Stock are listed on the NYSE under the symbol "GKOS." Glaukos will apply to have the new shares of Glaukos Common Stock issued in the Merger listed on the NYSE upon consummation of the Merger.

Q:
What percentage of Glaukos Common Stock will Avedro stockholders own following the Merger?

A:
Based on the estimated number of shares of Avedro Common Stock and Glaukos Common Stock outstanding on                    , 2019, the Record Date for the Special Meeting, Avedro and Glaukos estimate that, upon completion of the Merger, former Avedro stockholders and certain other Avedro equityholders will own approximately        % of Glaukos on a fully diluted basis.

Q:
When and where is the Special Meeting?

A:
The Special Meeting will be held at                (Eastern Time), on                    , 2019 at Avedro's principal executive offices, located at 201 Jones Road, Waltham, Massachusetts 02451. For additional information about the Special Meeting, see "The Special Meeting" beginning on page 44 of this proxy statement/prospectus.

Q:
What are the specific proposals on which I am being asked to vote at the Special Meeting?

A:
At the Special Meeting, Avedro stockholders will be asked to vote on the following proposals:

•
Proposal 1—Merger Proposal.  To approve the Merger and adopt the Merger Agreement and the other transactions contemplated thereby.

•
Proposal 2—Compensation Proposal.  To approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Avedro to its named executive officers and a certain named executive officer of Glaukos who is a former director of Avedro, that is based on, or otherwise relates to, the Merger.

•
Proposal 3—Adjournment Proposal.  To approve adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if sufficient votes to approve the Merger proposal have not been obtained by Avedro.

Q:
How does the Avedro Board recommend that Avedro stockholders vote?

A.
At a meeting of the Avedro Board held on August 7, 2019, the Avedro Board unanimously (i) determined that the transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of Avedro and the Avedro stockholders; (ii) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) resolved to recommend the adoption of the Merger Agreement by the Avedro stockholders.

The Avedro Board unanimously recommends that you vote "FOR" each of the Merger proposal, the compensation proposal and the adjournment proposal.

See "The Merger—Avedro Board Recommendation and Its Reasons for the Merger" beginning on page 64 of this proxy statement/prospectus.

Q:
Are any Avedro stockholders already committed to vote in favor of the proposals?

A.
Yes. Pursuant to the Voting Agreements, each Voting Agreement Stockholder (who collectively own, in the aggregate, approximately 42% of the issued and outstanding shares of Avedro Common Stock as of the date of this proxy statement/prospectus) has agreed to vote the shares of Avedro Common Stock owned and/or controlled by such Voting Agreement Stockholder in favor of, among other things, the adoption of the Merger Agreement and approval of the consummation of the Merger. Such obligation necessarily requires that each Voting Agreement Stockholder vote in favor of the Merger proposal. For more information, see "The Voting Agreements" beginning on page 128 of this proxy statement/prospectus.

Q:
What is a quorum for purposes of the Special Meeting?

A.
A quorum of outstanding shares of Avedro Common Stock is necessary to take action at the Special Meeting. Holders of a majority of the outstanding shares of Avedro Common Stock entitled to vote as of the Record Date must be present, in person, by remote communication, if applicable, or by proxy, at the Special Meeting to constitute a quorum and to conduct business at the Special Meeting.

Q:
Who can vote at the Special Meeting?

A:
Stockholders of record who owned Avedro Common Stock at the close of business on the Record Date are entitled to receive notice of, attend and vote at the Special Meeting. On the Record Date, there were            shares of Avedro Common Stock outstanding and entitled to vote at the Special Meeting.

Q:
How many votes do I have if I am an Avedro stockholder?

A:
Each share of Avedro Common Stock that you owned at the close of business on the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee, entitles you to one vote on each proposal to be presented at the Special Meeting.

Q:	How many votes are required to approve each proposal?
A:	•
Proposal 1—Merger Proposal. Approval requires the affirmative vote of a majority of the outstanding shares of Avedro Common Stock. Abstentions and will have the same effect as a vote against the Merger proposal. In addition, if you do not submit a valid proxy or attend the Special Meeting to vote your shares of Avedro Common Stock in person or if you hold your shares of Avedro Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares, it will have the same effect as a vote against the Merger Proposal.
•
Proposal 2—Compensation Proposal. Approval requires the affirmative vote of a majority of the shares of Avedro Common Stock present at the Special Meeting in person, by remote communication, if applicable, or by proxy, entitled to vote on the matter. Abstentions will have the same effect as a vote against the compensation proposal. If you do not submit a valid proxy or attend the Special Meeting to vote your shares of Avedro Common Stock in person or if you hold your shares of Avedro Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted in determining the outcome of the compensation proposal.
•
Proposal 3—Adjournment Proposal. Approval requires the affirmative vote of a majority of the shares of Avedro Common Stock present at the Special Meeting in person, by remote communication, if applicable, or by proxy. Abstentions will have the same effect as a vote against the adjournment proposal. If you do not submit a valid proxy or attend the Special Meeting to vote your shares of Avedro Common Stock in person or if you hold your shares of Avedro Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted in determining the outcome of the adjournment proposal.
Q:
What will happen if all of the proposals to be considered at the Special Meeting are not approved?

A.
Approval of the Merger proposal by the Avedro stockholders is a condition to the completion of the Merger. As a result, if such approval is not obtained, the Merger will not be completed. Approval of the compensation proposal or the adjournment proposal is not a condition to the completion of the Merger.

Q:
Why am I being asked to consider and vote on the compensation proposal?

A.
Under SEC rules, Avedro is required to seek a non-binding, advisory vote with respect to the compensation that will or may be paid by Avedro to its named executive officers that is based on, or otherwise relates to, the Merger.

Q:
What happens if the compensation proposal is not approved?

A.
Approval of the compensation proposal is not a condition to the completion of the Merger. The vote is a non-binding, advisory vote. If the Merger is completed, Avedro will be obligated to pay all or a portion of this compensation to its named executive officers and a certain named executive officer of Glaukos who is a former director of Avedro in connection with the Merger or certain terminations or cessations of employment following the Merger, even if Avedro stockholders fail to approve the compensation proposal.

Q.
Who can attend the Special Meeting?

A.
Stockholders of record, or their duly authorized proxies, may attend the Special Meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares to be able to vote in person at the Special Meeting. For more information on attendance requirements for the Special Meeting, see "The Special Meeting" beginning on page 44 of this proxy statement/prospectus.

Q.
How do I vote my shares?

A.
Stockholders of Record. If you are an Avedro stockholder of record, you may submit a proxy by mail, by telephone or over the Internet to instruct the voting of your shares of Avedro Common Stock at the Special Meeting or you may vote your shares of Avedro Common Stock in person at the Special Meeting.

•
Voting by Telephone or over the Internet.  To submit a proxy by telephone or over the Internet, please follow the instructions included on your proxy card. If you submit a proxy by telephone or over the Internet, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate and you do not need to complete and mail a proxy card.

•
Voting by Mail.  By completing and signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate.

•
Voting in Person at the Meeting.  If your shares of Avedro Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Special Meeting.

Beneficial Owners.    If your shares of Avedro Common Stock are held in an account at a brokerage firm, bank or other nominee, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. If your shares are held in an account at a broker, bank or other nominee, you must obtain a proxy executed in your favor from such broker, bank or other nominee to be able to vote in person at the Special Meeting.

Q.
Can I change my vote after I have delivered my proxy?

A.
If you are an Avedro stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting. To revoke your proxy, you must:

•
submit a new proxy by telephone or over the Internet by 11:59 p.m., Eastern Time, on                    , 2019;

•
sign and return another proxy card, which must be received by 11:59 p.m., Eastern Time, on                    , 2019;

•
provide written notice of the revocation to Avedro's Secretary at: Avedro, Inc., Attention: General Counsel and Secretary, 201 Jones Road, Waltham, MA 02451, which must be received by 11:59 p.m., Eastern Time, on                    , 2019; or

•
attend the Special Meeting and vote in person.

If you are the beneficial owner of shares held in "street name" by a broker, bank or other nominee, you should follow the instructions provided by your bank, broker or other nominee regarding the revocation of proxies.

Q.
What if I receive more than one proxy card?

A.
If you receive more than one proxy card, it is an indication that your shares of Avedro Common Stock are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares of Avedro Common Stock are voted.

Q.
What happens if I transfer shares of Avedro Common Stock before the Special Meeting?

A.
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date that the Merger is expected to be completed. If you transfer your Avedro Common Stock after the Record Date but before the Special Meeting, you will retain your right to vote at the Special Meeting. However, you will have transferred the right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your Avedro Common Stock through the Effective Time of the Merger.

Q.
How will Avedro's outstanding Warrants be treated in the Merger?

A.
At the Effective Time, each warrant to purchase shares of Avedro Common Stock (an "Avedro Warrant") (or portion thereof) issued in favor of Hercules Technology III, L.P. and OrbiMed Royalty Opportunities II, LP ("OrbiMed") that is outstanding and unexercised immediately prior to the Effective Time will be assumed by Glaukos and converted into a warrant (an "Assumed Warrant") to purchase a number of shares of Glaukos Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Avedro Common Stock subject to such Avedro Warrant multiplied by the Exchange Ratio. The per share exercise price for the Glaukos Common Stock issuable upon exercise of such Assumed Warrant will be equal (rounded up to the nearest whole cent) to the per share exercise price of such Avedro Warrant immediately prior to the Effective Time divided by the Exchange Ratio. Except as provided above, each Assumed Warrant will be subject to the same terms and conditions (including expiration date and exercise provisions) as the corresponding Avedro Warrant immediately prior to the Effective Time.

Further, at the Effective Time, each Avedro Warrant (other than Avedro Warrants that are being converted into Assumed Warrants, as discussed in the foregoing paragraph) that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and converted into the right to receive a number of shares of Glaukos Common Stock equal to (i) the number of shares of Avedro Common Stock subject to such Avedro Warrant multiplied by the Exchange Ratio minus (ii) the quotient obtained by dividing the aggregate exercise price of such Avedro Warrant by the Glaukos Trading Price. Holders of such cancelled and converted Avedro Warrants that would otherwise have been entitled to receive a fraction of a share of Glaukos Common Stock will receive, in lieu of any such fractional share, cash (rounded down to the nearest whole cent and without interest) in an amount equal to such fractional amount multiplied by the Glaukos Trading Price. After the Effective Time, each holder of an Assumed Warrant or a cancelled and converted Avedro Warrant will cease to have any rights to acquire Avedro Common Stock or any other Avedro capital stock.

Q.
How will Avedro's outstanding equity awards be treated in the Merger?

A.
Stock Options.    At the Effective Time, each outstanding and unexercised option to purchase Avedro Common Stock, whether vested or unvested, immediately prior to the Effective Time (an "Avedro Stock Option") will be assumed by Glaukos and converted into an option (an "Assumed Stock Option") to purchase a number of shares of Glaukos Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Avedro Common Stock subject to such Avedro Stock Option immediately prior to the Effective Time multiplied by the

  Exchange Ratio. The per share exercise price for the Glaukos Common Stock issuable upon exercise of such Assumed Stock Option will be equal (rounded up to the nearest whole cent) to the per share exercise price of Avedro Common Stock applicable to such Avedro Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. Except as provided above, each Assumed Stock Option will be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as the corresponding Avedro Stock Option immediately prior to the Effective Time. After the Effective Time, each Assumed Stock Option will no longer represent the right to acquire Avedro Common Stock.

  Restricted Stock Unit Awards.    At the Effective Time, each outstanding restricted stock unit, whether vested or unvested, issued by Avedro (an "Avedro RSU") will be assumed by Glaukos (an "Assumed RSU") and converted into the right to receive the number of shares of Glaukos Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Avedro Common Stock subject to such Avedro RSU immediately prior to the Effective Time multiplied by the Exchange Ratio. Except as provided above, each Assumed RSU will be subject to the same terms and conditions (including vesting, payment and withholding provisions) as the corresponding Avedro RSU immediately prior to the Effective Time. After the Effective Time, each Assumed RSU will no longer represent the right to acquire Avedro Common Stock.

  ESPP Purchases.    Any offering period in progress under the Avedro 2019 Employee Stock Purchase Plan (the "ESPP") will be terminated no later than three business days prior to the Effective Time and no earlier than ten business days prior to the Effective Time (the "Final Exercise Date"). On the Final Exercise Date, the funds credited for each participant under the ESPP as of the Final Exercise Date will be used to purchase shares of Avedro Common Stock in accordance with the terms of the ESPP, and each share of Avedro Common Stock purchased under the ESPP that is outstanding at the Effective Time will be cancelled and converted into the right to receive (less any applicable withholding taxes) the Merger Consideration. Any funds credited to a participant under the ESPP that are not used to purchase shares of Avedro Common Stock in accordance with the terms and conditions of the ESPP will be refunded (without interest) to such participant as promptly as practicable following the Effective Time. No further share purchase rights will be granted or exercised under the ESPP after the Final Exercise Date. The ESPP will be terminated as of the Effective Time.

Q.
Are Glaukos stockholders voting on the Merger?

A.
No. No vote of Glaukos' stockholders is required to complete the Merger.

Q.
When is the Merger expected to be completed?

A.
Glaukos and Avedro are working toward completing the Merger as expeditiously as possible and currently expect the Merger to be completed in the fourth quarter of 2019. However, Glaukos and Avedro cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Q.
Are there risks associated with the Merger that I should consider in deciding how to vote?

A.
Yes. There are a number of risks related to the Merger and the other transactions contemplated by the Merger Agreement that are discussed in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. Please read carefully the detailed description of the risks described in "Risk Factors" beginning on page 31 of this proxy statement/prospectus and "Information About Avedro—Risk Factors Relating to Avedro" beginning on page 204 of this proxy statement/prospectus.

Q.
Am I entitled to appraisal rights?

A.
No. Under the DGCL, the holders of Avedro Common Stock are not entitled to appraisal rights in connection with the Merger.

Q.
What are the material U.S. federal income tax consequences of the Merger to U.S. holders of Avedro Common Stock?

A.
Glaukos and Avedro intend that, for U.S. federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The obligations of each of Glaukos and Avedro to consummate the Merger are conditioned upon the receipt by each of them of an opinion dated as of the closing date of the Merger, that the Merger will qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. Glaukos will receive such opinion from its counsel, O'Melveny. Avedro will receive such opinion from its counsel, Cooley. These opinions will be based on customary assumptions and on representations, warranties and covenants of officers of Glaukos, Avedro and any of their respective affiliates and representatives, as appropriate. If any of the assumptions, representations, warranties or covenants is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the Merger could differ, perhaps substantially, from those described in this proxy statement/prospectus. Assuming the Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, U.S. holders of Avedro Common Stock are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Avedro Common Stock for shares of Glaukos Common Stock in the Merger, except with respect to cash received in lieu of fractional shares.

Please carefully review the information set forth in "Material U.S. Federal Income Tax Consequences" beginning on page 277 of the proxy statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the Merger. The tax consequences to you of the Merger will depend on your particular facts and circumstances. Please consult your own tax advisors as to the specific tax consequences to you of the Merger.

Q.
What happens if the Merger is not completed?

A.
If the Merger is not completed, Avedro stockholders will not receive any consideration for their shares of Avedro Common Stock. Instead, Avedro and Glaukos will remain independent public companies, and shares of Avedro Common Stock and Glaukos Common Stock will continue to be independently listed and traded on Nasdaq and the NYSE, respectively. Under certain circumstances, in the event the Merger Agreement is terminated pursuant to its terms, Avedro may be required to pay Glaukos a termination fee. Also, in the event the Merger Agreement is terminated for a party's breach of the Merger Agreement, Avedro and Glaukos may be required to reimburse the other party for certain expenses in connection with the Merger Agreement and the transactions contemplated thereby. The termination fees and reimbursement expenses are described in more detail in "The Merger Agreement—Termination Fee and Expenses" beginning on page 114 of this proxy statement/prospectus.

Q.
Who can help answer my questions?

A.
If you are an Avedro stockholder and have any questions about the Merger or how to submit your proxy or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the firm assisting us with the solicitation:

Georgeson, LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Call Toll-free: (866) 413-5899

SUMMARY

        This summary highlights selected information described in more detail elsewhere in this proxy statement/prospectus and the documents incorporated herein by reference and may not contain all of the information that is important to you. To understand the Merger and the other matters to be voted on by Avedro stockholders at the Special Meeting more fully, and to obtain a more complete description of the terms of the Merger Agreement, you should carefully read this entire proxy statement/prospectus, including the Annexes, and the documents to which Glaukos and Avedro refer you. You should also read and consider the information about Glaukos in the documents incorporated by reference in this proxy statement/prospectus described under "Incorporation of Certain Information by Reference" beginning on page 293, as well as the additional information described under "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus. Glaukos and Avedro have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

        Defined terms used in this summary but not otherwise defined shall have the meanings set forth in "The Merger" beginning on page 56 of this proxy statement/prospectus.

The Companies (see page 42)

Avedro, Inc.

        Avedro is a leading hybrid ophthalmic pharmaceutical and medical technology company focused on treating corneal disease and disorders and improving vision to reduce dependency on eyeglasses or contact lens. Avedro's proprietary bio-activated pharmaceuticals strengthen, stabilize, and reshape the cornea to treat corneal ectatic disorders and correct refractive conditions. Avedro's suite of single-use drug formulations are applied to the cornea and bio-activated to induce a reaction called corneal collagen cross-linking ("corneal cross-linking").

        Avedro Common Stock is listed on Nasdaq under the symbol "AVDR."

        Avedro's current contact information is as follows:

Avedro, Inc.
201 Jones Road
Waltham, MA 02451
Telephone: (844) 528-3376

        Additional information about Avedro and its subsidiaries can be found under "Information About Avedro" beginning on page 129 of this proxy statement/prospectus and "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus.

Glaukos Corporation

        Glaukos is an ophthalmic medical technology and pharmaceutical company focused on the development and commercialization of novel therapies designed to treat glaucoma, corneal disorders and retinal diseases. Glaukos developed Micro-Invasive Glaucoma Surgery ("MIGS") to address the shortcomings of traditional glaucoma treatment options. MIGS procedures involve the insertion of a micro-scale device or drug delivery system from within the eye's anterior chamber through a small corneal incision. Glaukos' MIGS devices are designed to reduce intraocular pressure ("IOP") by restoring the natural outflow pathways for aqueous humor. Glaukos' MIGS drug delivery systems are designed to reduce IOP by continuously eluting a glaucoma drug from within the eye, potentially providing sustained pharmaceutical therapy for extended periods of time. Glaukos intends to leverage its capabilities to build a portfolio of micro-scale surgical and pharmaceutical therapies in corneal health and retinal disease as well.

        Glaukos Common Stock is listed on the NYSE under the symbol "GKOS."

        Glaukos' current contact information is as follows:

Glaukos Corporation
229 Avenida Fabricante
San Clemente, California 92672
Telephone: (949) 367-9600

        Additional information about Glaukos and its subsidiaries is included in the documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus and "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus.

Atlantic Merger Sub, Inc.

        Merger Sub, a Delaware corporation and a wholly owned subsidiary of Glaukos, was organized solely for the purpose of entering into the Merger Agreement and completing the Merger and other transactions contemplated by the Merger Agreement. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist, with Avedro surviving the Merger as a wholly owned subsidiary of Glaukos under the name "Avedro, Inc."

        Merger Sub's current contact information is as follows:

Glaukos Corporation
229 Avenida Fabricante
San Clemente, California 92672
Telephone: (949) 367-9600

The Merger (see page 56)

        The Avedro Board has unanimously approved and the Glaukos Board has approved (with Mr. Thomas W. Burns recusing himself) the Merger Agreement, pursuant to which Merger Sub, a wholly owned subsidiary of Glaukos, will merge with and into Avedro, with Avedro surviving the Merger. As a result of the Merger, Avedro will become a wholly owned subsidiary of Glaukos. Based on the estimated number of shares of Avedro Common Stock and Glaukos Common Stock outstanding on                        , 2019, the Record Date for the Special Meeting, Avedro and Glaukos estimate that, upon completion of the Merger, former Avedro stockholders and certain other Avedro equityholders will own approximately        % of Glaukos on a fully diluted basis.

        At the Special Meeting to be held at                (Eastern Time), on                , 2019, at Avedro's principal executive offices, located at 201 Jones Road, Waltham, Massachusetts 02451, you will be asked to consider and vote upon the Merger proposal, the compensation proposal and the adjournment proposal.

        Avedro stockholders are receiving this proxy statement/prospectus in connection with Avedro's solicitation of proxies for the Special Meeting.

The Merger Agreement (see page 101)

        A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. Glaukos and Avedro encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger.

Merger Consideration (see page 102)

        At the Effective Time, each share of Avedro Common Stock (other than shares of Avedro Common Stock owned by Glaukos, Merger Sub, Avedro or any direct or indirect, wholly owned subsidiary of Avedro or Glaukos) issued and outstanding immediately prior to the Effective Time will be automatically cancelled and converted into the right to receive a number of shares of Glaukos Common Stock equal to the product of the number of shares of Avedro Common Stock multiplied by the Exchange Ratio. No fractional shares of Glaukos Common Stock will be issued in the Merger and Avedro's stockholders will receive cash in lieu of any fractional share.

        Based on the closing price of shares of Glaukos Common Stock on the NYSE on                  , 2019, the last practicable trading day before the mailing of this proxy statement/prospectus, the Merger Consideration represented $            in value for each share of Avedro Common Stock.

Information About the Special Meeting (see page 44)

        The Special Meeting will be held at          (Eastern Time), on                  , 2019, at Avedro's principal executive offices, located at 201 Jones Road, Waltham, Massachusetts 02451.

        Holders of record of Avedro Common Stock at the close of business on the Record Date will be entitled to notice of, and will be asked to consider and vote at, the Special Meeting with regard to the following proposals:

  •
  the Merger proposal;

  •
  the compensation proposal; and

  •
  the adjournment proposal.

        On the Record Date, there were                  shares of Avedro Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately                  holders of record. Each share of Avedro Common Stock issued and outstanding on the Record Date is entitled to one vote on each proposal to be voted upon at the Special Meeting.

        Completion of the Merger is conditioned on the approval by Avedro stockholders of the Merger proposal. Approval of the Merger proposal requires the affirmative vote of a majority of the outstanding shares of Avedro Common Stock. Approval of the compensation proposal requires the affirmative vote of a majority of the shares of Avedro Common Stock present at the Special Meeting in person, by remote communication, if applicable, or by proxy, and entitled to vote on the matter. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Avedro Common Stock present at the Special Meeting in person, by remote communication, if applicable, or by proxy.

Glaukos Reasons for the Merger (see page 64)

        The Glaukos Board delegated responsibility to a special committee of the Glaukos Board (the "Special Committee") to evaluate a potential transaction with Avedro. Among other things, the Special Committee unanimously recommended that the Glaukos Board adopt, approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the issuance of Glaukos Common Stock as Merger Consideration, and such other agreements, instruments and documents as are contemplated by the Merger Agreement, including the Voting Agreements. The Special Committee also determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of Glaukos, Merger Sub and their respective stockholders. The members of the Special Committee are Mark J. Foley, David F. Hoffmeister, William J. Link, Marc A. Stapley and Aimee S. Weisner, each of whom the Glaukos Board previously determined is an independent director under the rules of the NYSE.

        Upon such recommendation from the Special Committee, and after consultation with members of Glaukos' management, the Glaukos Board (with Mr. Thomas W. Burns recusing himself) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the issuance of Glaukos Common Stock as Merger Consideration, and determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of Glaukos, Merger Sub and their respective stockholders. The Glaukos Board also considered the fact that it believed the Merger will be an ideal fit for Glaukos' core strengths in creating ophthalmic markets with novel therapies that address important unmet clinical needs of practitioners and patients as a result of Avedro having in place many of the same strategic attributes Glaukos used to pioneer MIGS, including proprietary solutions, extensive clinical validation, broad reimbursement and first-to-market status. The Glaukos Board believes that the combined organization can possess the essential expertise, scale and reach to maximize these opportunities, drive further commercialization of Avedro's bio-activated pharmaceuticals and establish another synergistic and durable Glaukos franchise to fuel potential near- and long-term growth and shareholder value.

Avedro Board Recommendation and Its Reasons for the Merger (see page 64)

        At a special meeting held on August 7, 2019, among other things, the Avedro Board unanimously (i) determined that the transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of Avedro and the Avedro stockholders; (ii) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) resolved to recommend the adoption of the Merger Agreement by the Avedro stockholders.

        For the factors considered by the Avedro Board in reaching its decision to approve the Merger Agreement, see "The Merger—Avedro Board Recommendation and Its Reasons for the Merger" beginning on page 64 of this proxy statement/prospectus.

Opinion of Financial Advisor to Avedro (see page 68)

        Avedro retained Guggenheim Securities as its financial advisor in connection with the potential sale of Avedro. Guggenheim Securities delivered an opinion to the Avedro Board to the effect that, as of August 7, 2019 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Exchange Ratio in connection with the Merger was fair, from a financial point of view, to the holders of Avedro Common Stock (excluding Glaukos and its affiliates). The full text of Guggenheim Securities' written opinion, dated as of August 7, 2019, which is attached as Annex C to this proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. The description set forth below is qualified in its entirety by reference to the full text of the opinion.

        Guggenheim Securities' opinion was provided to the Avedro Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. Guggenheim Securities' opinion and any materials provided in connection therewith did not constitute a recommendation to the Avedro Board with respect to the Merger, nor does Guggenheim Securities' opinion or the summary of its underlying financial analyses elsewhere in this proxy statement/prospectus constitute advice or a recommendation to any holder of Avedro Common Stock as to how to vote or act in connection with the Merger. Guggenheim Securities' opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to the holders of Avedro Common Stock (excluding Glaukos and its affiliates) to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the Merger (including, without limitation, the form or structure of the Merger), the Merger Agreement or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or any financing or other transactions related thereto.

        For a description of the opinion that the Avedro Board received from Guggenheim Securities, see "The Merger—Opinion of Financial Advisor to Avedro" beginning on page 68 of this proxy statement/prospectus.

Treatment of Avedro Stock Options, Avedro RSUs, Avedro ESPP Purchases and Avedro Warrants (see page 102)

Avedro Stock Options

        At the Effective Time, each Avedro Stock Option will be assumed by Glaukos and converted into an Assumed Stock Option to purchase a number of shares of Glaukos Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Avedro Common Stock subject to such Avedro Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio. The per share exercise price for the Glaukos Common Stock issuable upon exercise of such Assumed Stock Option will be equal (rounded up to the nearest whole cent) to the per share exercise price of Avedro Common Stock applicable to such Avedro Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. Except as provided above, each Assumed Stock Option will be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as the corresponding Avedro Stock Option immediately prior to the Effective Time. After the Effective Time, each Assumed Stock Option will no longer represent the right to acquire Avedro Common Stock.

Avedro RSUs

        At the Effective Time, each outstanding Avedro RSU (but excluding any Avedro RSU that becomes vested prior to or as a result of the consummation of the Merger and is settled in shares of Avedro Common Stock that converts into the right to receive the Merger Consideration) will be assumed by Glaukos and converted into the right to receive the number of shares of Glaukos Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Avedro Common Stock subject to such Avedro RSU immediately prior to the Effective Time multiplied by the Exchange Ratio. Except as provided above, each Assumed RSU will be subject to the same terms and conditions (including vesting, payment and withholding provisions) as the corresponding Avedro RSU immediately prior to the Effective Time. After the Effective Time, each Assumed RSU will no longer represent the right to acquire Avedro Common Stock.

        At the Effective Time, Glaukos will assume all of Avedro's obligations under its employee stock plans in respect of Avedro Stock Options and Avedro RSUs, and any outstanding awards and obligations under such agreements. Promptly after the Effective Time (no longer than 5 business days), Glaukos will file or will otherwise have available a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Glaukos Common Stock subject to the Assumed Stock Options and Assumed RSUs.

Avedro Employee Stock Purchase Plan

        Any offering period in progress under the ESPP will be terminated on the Final Exercise Date. On the Final Exercise Date, the funds credited for each participant under the ESPP as of the Final Exercise Date will be used to purchase shares of Avedro Common Stock in accordance with the terms of the ESPP, and each share of Avedro Common Stock purchased under the ESPP that is outstanding at the Effective Time will be cancelled and converted into the right to receive (less any applicable withholding taxes) the Merger Consideration. Any funds credited to a participant under the ESPP that are not used to purchase shares of Avedro Common Stock in accordance with the terms and conditions of the ESPP will be refunded (without interest) to such participant as promptly as practicable following the Effective Time. No further share purchase rights will be granted or exercised under the ESPP after the Final Exercise Date. The ESPP will be terminated as of the Effective Time.

Avedro Warrants

        At the Effective Time, each Avedro Warrant (or portion thereof) issued in favor of Hercules Technology III, L.P. and OrbiMed that is outstanding and unexercised immediately prior to the Effective Time will be assumed by Glaukos and converted into an Assumed Warrant to purchase a number of shares of Glaukos Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Avedro Common Stock subject to such Avedro Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio. The per share exercise price for the Glaukos Common Stock issuable upon exercise of such Assumed Warrant will be equal (rounded up to the nearest whole cent) to the per share exercise price of such Avedro Warrant immediately prior to the Effective Time divided by the Exchange Ratio. Except as provided above, each Assumed Warrant will be subject to the same terms and conditions (including expiration date and exercise provisions) as the corresponding Avedro Warrant immediately prior to the Effective Time.

        Further, at the Effective Time, each Avedro Warrant (other than Avedro Warrants that are being converted into Assumed Warrants, as discussed in the foregoing paragraph) that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and converted into the right to receive a number of shares of Glaukos Common Stock equal to (i) the number of shares of Avedro Common Stock subject to such Avedro Warrant multiplied by the Exchange Ratio minus (ii) the quotient obtained by dividing the aggregate exercise price of such Avedro Warrant by the Glaukos Trading Price. Holders of such cancelled and converted Avedro Warrants that would otherwise have been entitled to receive a fraction of a share of Glaukos Common Stock will receive, in lieu of any such fractional share, cash (rounded down to the nearest whole cent and without interest) in an amount equal to such fractional amount multiplied by the Glaukos Trading Price. After the Effective Time, each holder of an Assumed Warrant or a cancelled and converted Avedro Warrant will cease to have any rights to acquire Avedro Common Stock or any other Avedro capital stock.

        For more information, see "The Merger Agreement—Merger Consideration—Treatment of Avedro Stock Options, Avedro RSUs, Avedro ESPP Purchases and Avedro Warrants" beginning on page 102 of this proxy statement/prospectus.

Interests of Avedro Directors and Executive Officers in the Merger (see page 92)

        In considering the information described in this proxy statement/prospectus, you should be aware that Avedro's executive officers and directors may have interests in the Merger that are or were different from, or in conflict with or be in addition to, those of Avedro's stockholders generally. In addition to the rights described below in this section, the executive officers of Avedro may be eligible to receive some of the generally applicable benefits described under "The Merger Agreement—Employee Benefits Matters" beginning on page 123 of this proxy statement/prospectus. The Avedro Board was aware of and considered these interests, among other matters, in evaluating and reaching its decision to approve the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement and in recommending that Avedro stockholders vote for the Merger proposal. See "The Merger—Interests of Certain Persons in the Merger" beginning on page 92 of this proxy statement/prospectus.

The Voting Agreements (see page 128)

        In connection with entering into the Merger Agreement, Glaukos entered into the Voting Agreements with each of the Voting Agreement Stockholders. Pursuant to the Voting Agreements, each Voting Agreement Stockholder has agreed to vote the shares of Avedro Common Stock owned and/or controlled by such Voting Agreement Stockholder in favor of, among other things, adoption of the Merger proposal, approval of the Merger, adoption of the Merger Agreement and approval of any other transaction pursuant to or contemplated by the Merger Agreement.

        The Voting Agreement Stockholders together beneficially own, in the aggregate, approximately 42% of the issued and outstanding shares of Avedro Common Stock as of the date of this proxy statement/prospectus. However, if the Avedro Board makes an Avedro Change of Recommendation in connection with an Intervening Event in accordance with the Merger Agreement, the number of shares of Avedro Common Stock subject to the voting obligations in each Voting Agreement will be decreased on a pro rata basis such that the aggregate amount of shares of Avedro Common Stock subject to such voting obligations will represent 30% of the issued and outstanding shares of Avedro Common Stock rather than 42%.

        Each Voting Agreement terminates upon the earliest to occur of (i) the Effective Time, (ii) the date the Avedro Board makes an Avedro Change of Recommendation in respect of an Avedro Takeover Proposal in accordance with the Merger Agreement, (iii) the termination of the Merger Agreement in accordance with its terms, and (iv) the mutual written agreement of Glaukos and the applicable Voting Agreement Stockholder.

        For more information, see "The Voting Agreements" beginning on page 128 of this proxy statement/prospectus.

Conditions to the Merger (see page 104)

        The obligations of Glaukos, Merger Sub and Avedro to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following:

  •
  the affirmative vote of the holders of a majority of the shares of Avedro Common Stock outstanding as of the Record Date to approve the Merger and adopt the Merger Agreement and the transactions contemplated thereby;

  •
  no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing, prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement having been issued and continuing in effect;

  •
  no applicable law of a governmental authority of competent jurisdiction being in effect prohibiting or rendering illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

  •
  any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by the Merger Agreement must have expired or been terminated (early termination of the waiting period under the HSR Act was granted on August 28, 2019) and all pre-closing approvals or clearances required under the HSR Act must have been obtained; and

  •
  the registration statement of which this proxy statement/prospectus forms a part must be declared effective by the SEC under the Securities Act with no stop order suspending such effectiveness issued by the SEC remaining in effect and no proceedings for that purpose initiated or threatened in writing by the SEC.

        In addition, Glaukos' and Merger Sub's obligations to effect the Merger are subject to the satisfaction or waiver of certain other conditions, including the following:

  •
  the accuracy of the representations and warranties of Avedro, subject to certain materiality standards;

  •
  Avedro must have performed in all material respects all obligations required to be performed by it;

  •
  since the date of the Merger Agreement, there must not have been any change or event that, individually or in the aggregate, has had or would reasonably be expected to have an Avedro Material Adverse Effect that is continuing;

  •
  Glaukos must have received the written opinion of O'Melveny that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; and

  •
  Glaukos must have received a certificate to the effect that the aforementioned four conditions have been satisfied.

        In addition, Avedro's obligations to effect the Merger are subject to the satisfaction or waiver of certain other conditions, including the following:

  •
  the accuracy of the representations and warranties of Glaukos and Merger Sub, subject to certain materiality standards;

  •
  Glaukos and Merger Sub must have performed in all material respects all obligations required to be performed by it;

  •
  since the date of the Merger Agreement, there must not have been any change or event that, individually or in the aggregate, has had or would reasonably be expected to have a Glaukos Material Adverse Effect that is continuing;

  •
  Avedro must have received the written opinion of Cooley that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  Avedro must have received a certificate to the effect that the aforementioned four conditions have been satisfied; and

  •
  the shares of Glaukos Common Stock issuable as Merger Consideration must have been approved for listing on the NYSE.

        For more information, see "The Merger Agreement—Conditions to the Merger" beginning on page 104 of this proxy statement/prospectus.

Efforts to Consummate the Merger; Regulatory Matters (see page 111)

        Glaukos and Avedro have agreed to use reasonable best efforts to cause the closing of the Merger to occur by the Termination Date, including using reasonable best efforts to take all actions reasonably necessary to comply promptly with all applicable legal requirements and national securities exchange requirements.

        In addition, each of Glaukos and Avedro agreed to, as promptly as practicable but in no event later than ten business days after the date of the Merger Agreement, file or cause to be filed with the FTC and the DOJ any necessary filings under the HSR Act and provide any supplemental information that may be reasonably requested by applicable governmental authorities. Glaukos and Avedro must also use their reasonable best efforts to obtain any clearance required under the HSR Act to consummate the transactions contemplated by the Merger Agreement, including a request for early termination of the waiting period under the HSR Act. Glaukos was responsible for paying the fees in connection with the HSR Act filings.

        On August 15, 2019, Glaukos and Avedro filed their respective notification and report forms under the HSR Act with the Antitrust Division of the DOJ and the FTC. On August 28, 2019, the FTC granted early termination of the waiting period under the HSR Act.

        For more information, see "The Merger Agreement—Efforts to Consummate the Merger; Regulatory Matters" beginning on page 111 of this proxy statement/prospectus.

No Solicitation of Acquisition Proposals and Change of Recommendation (see page 107)

        The Merger Agreement prohibits Avedro from soliciting an alternative transaction to the Merger. Under these "no solicitation" provisions, Avedro has agreed that, until the earlier of the Effective Time or the termination of the Merger Agreement, Avedro will not, and will use reasonable best efforts to cause its affiliates or any of their respective officers, directors, employees, investment bankers, financial advisors, attorneys accountants and other advisors and representatives (collectively, "Representatives") not to, directly or indirectly:

  •
  solicit, initiate or knowingly encourage or knowingly facilitate any inquiries, offers or the making of any proposal or announcement that constitutes or could reasonably be expected to lead to any Avedro Takeover Proposal;

  •
  engage in, continue or otherwise participate in any negotiations or discussions with any third party regarding any Avedro Takeover Proposal or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Avedro Takeover Proposal;

  •
  furnish any nonpublic information regarding Avedro to any person in connection with or in response to any Avedro Takeover Proposal or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Avedro Takeover Proposal;

  •
  adopt, approve, recommend, submit to stockholders or declare advisable any Avedro Takeover Proposal;

  •
  release or permit the release of any provision of any confidentiality, standstill, or similar provision of any agreement to which Avedro is a party (except that Avedro may waive such a "standstill" or similar agreement or obligation solely to permit a person privately to make an Avedro Takeover Proposal to the Avedro Board if the Avedro Board has determined in good faith after consultation with Avedro's outside legal counsel that the failure to take such action would reasonably be likely to result in a breach of the fiduciary duties of the members of the Avedro Board under Delaware law);

  •
  approve any transaction under, or any person becoming an "interested stockholder" under, Section 203 of the DGCL;

  •
  enter into a letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement, merger agreement or other similar agreement, in each case, with respect to an Avedro Takeover Proposal; or

  •
  resolve or agree to do any of the foregoing.

        The Merger Agreement requires that Avedro promptly notify Glaukos in writing of any Avedro Takeover Proposal, which notice must contain, among other things, the identity of the person making the Avedro Takeover Proposal and the material terms of the Avedro Takeover Proposal. Avedro must also keep Glaukos reasonably informed on a reasonably current basis of the status and material details (including any changes to the price and type of consideration offered and any other material changes to the terms) with respect to such Avedro Takeover Proposal.

        Upon entering into the Merger Agreement, Avedro was also required to, and was required to use reasonable best efforts to cause its Representatives to, cease and terminate any existing activities, discussions or negotiations between Avedro or any of its Representatives, on the one hand, and any other person, on the other hand, that relate to any Avedro Takeover Proposal.

        In the event any of Avedro's controlled affiliates or Representatives takes any action which, if taken by Avedro, would constitute a breach of its non-solicitation obligations in the Merger Agreement, Avedro will be deemed to have breached the Merger Agreement.

        Notwithstanding these restrictions, the Merger Agreement also provides that, subject to certain conditions, if, at any time prior to the adoption of the Merger proposal by the Avedro stockholders, Avedro receives an unsolicited, bona fide, written Avedro Takeover Proposal (that is not withdrawn) made after the date of the Merger Agreement that the Avedro Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to an Avedro Superior Proposal, Avedro may take the following actions:

  •
  furnish nonpublic information regarding Avedro to the person (and such person's Representatives) making such Avedro Takeover Proposal; and

  •
  enter into or participate in discussions or negotiations with the person (and such person's Representatives) making such Avedro Takeover Proposal.

        Also, the Avedro Board may, subject to certain conditions and prior to the adoption of the Merger proposal by the Avedro stockholders, effect an Avedro Change of Recommendation or terminate the Merger Agreement in respect of an Avedro Takeover Proposal if (and only if):

  •
  a written Avedro Takeover Proposal is made to Avedro after the date of the Merger Agreement that has not been withdrawn;

  •
  such Avedro Takeover Proposal did not result from a breach of Avedro's non-solicitation obligations in the Merger Agreement;

  •
  the Avedro Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that (i) such Avedro Takeover Proposal constitutes an Avedro Superior Proposal, and (ii) failure to take such action would reasonably be likely to result in a breach of the Avedro Board's fiduciary duties under applicable law; and

  •
  Avedro provides Glaukos with four business days' prior written notice that it intends to take such action.

        Further, the Avedro Board may, subject to certain conditions and prior to the adoption of the Merger proposal by the Avedro stockholders, effect an Avedro Change of Recommendation in respect of an Intervening Event if (and only if):

  •
  an Intervening Event has occurred and is continuing;

  •
  such Intervening Event did not result from a breach of Avedro's non-solicitation obligations in the Merger Agreement;

  •
  the Avedro Board determines in good faith after consultation with its financial advisors and outside legal counsel that (i) such Intervening Event has occurred and is continuing, and (ii) failure to take such action would reasonably be likely to result in a breach of the Avedro Board's fiduciary duties under applicable law; and

  •
  Avedro provides Glaukos with four business days' prior written notice that it intends to take such action.

        For more information, see "The Merger Agreement—No Solicitation of Acquisition Proposals and Change of Recommendation" beginning on page 107 of this proxy statement/prospectus.

Termination of the Merger Agreement (see page 113)

        The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time under the following circumstances, subject to certain exceptions:

  •
  by mutual written agreement of Glaukos and Avedro;

  •
  by either Glaukos or Avedro in the event any law or order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger becomes final and non-appealable;

  •
  by either Glaukos or Avedro pursuant to the Termination Date Termination Right (which right is generally triggered if the Merger has not been consummated by the Termination Date);

  •
  by Glaukos pursuant to the Change of Recommendation Termination Right (which right is generally triggered if (i) the Avedro Board fails to include in this proxy statement/prospectus its recommendation that the Avedro stockholders adopt the Merger Agreement, (ii) the Avedro Board effects an Avedro Change of Recommendation, (iii) Avedro breaches in any material respect its non-solicitation obligations under the Merger Agreement, or (iv) in the event an Avedro Takeover Proposal has been publicly announced and not publicly withdrawn, Avedro fails to publicly reaffirm its recommendation that the Avedro stockholders adopt the Merger Agreement);

  •
  by Avedro pursuant to the Glaukos Breach Termination Right (which right is generally triggered if Glaukos or Merger Sub breaches any of its covenants or agreements or any of its representations or warranties in the Merger Agreement such that there is a failure of the applicable closing conditions to be satisfied and such breach is not curable prior to the Termination Date (or, if curable, is not timely cured));

  •
  by Glaukos pursuant to the Avedro Breach Termination Right (which right is generally triggered if Avedro breaches any of its covenants or agreements or any of its representations or warranties in the Merger Agreement such that there is a failure of the applicable closing conditions to be satisfied and such breach is not curable prior to the Termination Date (or, if curable, is not timely cured));

  •
  by Glaukos or Avedro pursuant to the Approval Failure Termination Right (which right is generally triggered in the event that the Merger Agreement is not adopted by the Avedro stockholders at the Special Meeting, as adjourned or postponed from time to time); or

  •
  by Avedro pursuant to the Superior Proposal Termination Right (which right is exercised by Avedro in order to enter into a written definitive agreement with respect to an Avedro Superior Proposal in accordance with the Merger Agreement).

        In some cases, termination of the Merger Agreement may require (i) Avedro to pay a termination fee to Glaukos, (ii) Avedro to reimburse Glaukos for certain transaction expenses or (iii) Glaukos to reimburse Avedro for certain transaction expenses.

        For more information, see "The Merger Agreement—Termination of the Merger Agreement" beginning on page 113 of this proxy statement/prospectus.

Termination Fee and Expenses (see page 114)

        Glaukos, Merger Sub and Avedro will generally each pay its own fees and expenses in connection with the Merger Agreement, whether or not the Merger is consummated. However, Glaukos and Avedro have agreed that all required filing fees under the HSR Act will be borne by Glaukos.

        Avedro must also pay to Glaukos a termination fee of $22.5 million in certain instances, subject to certain conditions, including if:

  •
  Glaukos terminates the Merger Agreement pursuant to the Change of Recommendation Termination Right;

  •
  Avedro terminates the Merger Agreement pursuant to the Termination Date Termination Right at a time when Glaukos is entitled to terminate the Merger Agreement pursuant to the Change of Recommendation Termination Right;

  •
  Avedro terminates the Merger Agreement pursuant to the Approval Failure Termination Right at a time when Glaukos is entitled to terminate the Merger Agreement pursuant to the Change of Recommendation Termination Right;

  •
  Avedro terminates the Merger Agreement pursuant to the Superior Proposal Termination Right;

  •
  Avedro or Glaukos terminates the Merger Agreement pursuant to the Termination Date Termination Right;

  •
  Glaukos terminates the Merger Agreement pursuant to the Avedro Breach Termination Right; or

  •
  Avedro or Glaukos terminates the Merger Agreement pursuant to the Approval Termination Right.

        With respect to the last three bullets above, the termination fee is payable by Avedro only if (i) prior to such termination, an Avedro Takeover Proposal has been publicly made or announced and not withdrawn and (ii) within 12 months after such termination, Avedro enters into a written definitive agreement providing for the consummation of an Avedro Takeover Proposal or consummates an Avedro Takeover Proposal.

        Further, if Glaukos terminates the Merger Agreement pursuant to the Avedro Breach Termination Right, Avedro must reimburse Glaukos for all of the documented out-of-pocket expenses reasonably incurred by Glaukos, Merger Sub or their respective affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. If the termination fee described above becomes payable after such reimbursement has been paid to Glaukos by Avedro, then such reimbursement will be credited against such termination fee. Also, if Avedro terminates the Merger Agreement pursuant to the Glaukos Breach Termination Right, Glaukos must reimburse Avedro for all of the documented out-of-pocket expenses reasonably incurred by Avedro or its affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

        For more information, see "The Merger Agreement—Termination Fee and Expenses" beginning on page 114 of this proxy statement/prospectus.

Accounting Treatment of the Merger (see page 99)

        Glaukos expects the Merger will be accounted for by Glaukos as a business combination under the acquisition method of accounting, in conformity with GAAP. Under the acquisition method of accounting, the assets and liabilities of Avedro as of the Effective Time will be recorded by Glaukos at their respective fair values and consolidated with those of Glaukos. Any excess of purchase price over the fair value of the net assets will be recorded as goodwill. Avedro's assets and liabilities and results of operations will be consolidated with those of Glaukos from and after the date of the Merger.

Litigation Relating to the Merger (see page 99)

        As of October 15, 2019, one lawsuit has been filed by an alleged Avedro stockholder challenging the Merger. Such lawsuit, a putative class action complaint, is captioned Kent v. Avedro, Inc., et. al, 1:19-cv-01845-UNA, and was filed by Michael Kent in the United States District Court for the District of Delaware. The Kent complaint names as defendants Avedro and each member of the Avedro Board, including former directors Dr. Gilbert H. Kliman and Thomas W. Burns, as well as Glaukos and Merger Sub.

        The Kent complaint alleges violations of Section 14(a) and 20(a) of the Exchange Act and Rule 14a-9. The plaintiff in this action generally alleges that the Registration Statement on Form S-4, filed with the SEC on September 17, 2019, omits material information with respect to the proposed transaction, which renders such Registration Statement false and misleading. The complaint seeks preliminary and permanent injunction of the proposed transaction and, if the Merger is consummated, rescission or rescissory damages. The complaint also seeks the dissemination of a registration statement that discloses certain information requested by the plaintiff. In addition, the complaint seeks attorneys' and experts' fees.

        The defendants believe that the Kent complaint is without merit.

Material U.S. Federal Income Tax Consequences (see page 277)

        Each of Glaukos, Avedro and Merger Sub intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. In general and subject to the qualifications and limitations set forth in "Material U.S. Federal Income Tax Consequences" beginning on page 277 of this proxy statement/prospectus, if the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, holders of Avedro Common Stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of Avedro Common Stock for shares of Glaukos Common Stock in the Merger, except with respect to any cash received in lieu of fractional shares of Glaukos Common Stock.

        Each Avedro stockholder should read the discussion under "Material U.S. Federal Income Tax Consequences" beginning on page 277 of this proxy statement/prospectus for a more complete discussion of the material U.S. federal income tax consequences of the Merger (including the U.S. federal income tax consequences of the receipt of cash in lieu of a fractional share of Glaukos Common Stock). Tax matters can be complicated, and the tax consequences of the Merger to a particular Avedro stockholder will depend on such stockholder's particular facts and circumstances. Avedro stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of Avedro Common Stock for the Merger Consideration pursuant to the Merger.

Comparison of the Rights of Holders of Glaukos Common Stock and Avedro Common Stock (see page 267)

        Upon completion of the Merger, Avedro stockholders will become stockholders of Glaukos and their rights will be governed by Delaware law and the governing corporate documents of Glaukos. Avedro stockholders will have, in some respects, different rights once they become Glaukos stockholders due to differences between the governing corporate documents of each of the entities. These differences are described in detail in "Comparison of Rights of Holders of Glaukos Common Stock and Avedro Common Stock" beginning on page 267 of this proxy statement/prospectus.

No Appraisal Rights in Connection with the Merger (see page 99)

        Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares as determined by the Delaware Court of Chancery. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders are required by the terms of the merger agreement to receive in exchange for their shares in the merger anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Therefore, because shares of Avedro Common Stock are listed on Nasdaq, and the Merger Consideration consists of only shares of Glaukos Common Stock, which will be listed on the NYSE, and cash in lieu of fractional shares, holders of Avedro Common Stock are not entitled to appraisal rights in the Merger with respect to their shares of Avedro Common Stock under Section 262 of the DGCL.

SELECTED HISTORICAL FINANCIAL DATA OF GLAUKOS

        The following table sets forth selected historical consolidated financial data for Glaukos. The historical consolidated financial information for each of the years in the five-year period ended December 31, 2018 is derived from the audited consolidated financial statements of Glaukos as of and for each of the years in the five-year period ended December 31, 2018. The historical consolidated financial information for Glaukos as of June 30, 2019 and for the six months ended June 30, 2019 and June 30, 2018 has been derived from Glaukos' unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. The historical consolidated financial information for Glaukos as of June 30, 2018 has been derived from Glaukos' unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. You should not assume the results of operations for any past periods indicate results for any future period, including with respect to the future performance of Glaukos following the date of this proxy statement/prospectus or following the completion of the Merger.

        The information set forth below should be read in conjunction with Glaukos' consolidated financial statements and the related notes thereto and the information under the heading "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Glaukos' Annual Report on Form 10-K for the year ended December 31, 2018, and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Glaukos' Quarterly Report on Form 10-Q for the period ended June 30, 2019, each of which is incorporated by reference in this proxy statement/prospectus. For additional information, see "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus and "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus.

Statements of Operations Data

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except per share amounts)	2019	2018	2018	2017	2016	2015	2014
Net sales	$112,626	$83,294	$181,278	$159,254	$114,397	$71,700	$45,587
Cost of sales	14,981	11,946	25,075	21,050	16,177	12,988	11,418

Gross profit	97,645	71,348	156,203	138,204	98,220	58,712	34,169
Operating expenses:
Selling, general and administrative	72,581	55,793	119,529	96,260	64,756	43,961	28,135
In-process research and development	2,245	—	—	5,320	—	—	—
Research and development	30,999	23,517	49,676	38,905	29,223	25,047	19,205

Total operating expenses	105,825	79,310	169,205	140,485	93,979	69,008	47,340

(Loss) income from operations	(8,180)	(7,962)	(13,002)	(2,281)	4,241	(10,296)	(13,171)
Loss on deconsolidation of DOSE	—	—	—	—	—	(25,685)	—
Non-operating income (expense), net	723	(131)	634	2,282	324	(2,307)	(868)
Provision for income taxes	194	16	583	93	43	33	18

Net (loss) income	$(7,651)	$(8,109)	$(12,951)	$(92)	$4,522	$(38,321)	$(14,057)

Net loss attributable to noncontrolling interest	—	—	—	—	—	(1,080)	(1,931)

Net (loss) income attributable to Glaukos Corporation	$(7,651)	$(8,109)	$(12,951)	$(92)	$4,522	$(37,241)	$(12,126)

Basic net (loss) income per share attributable to Glaukos Corporation stockholders	$(0.21)	$(0.23)	$(0.37)	$(0.00)	$0.14	$(2.13)	$(5.29)

Diluted net (loss) income per share attributable to Glaukos Corporation stockholders	$(0.21)	$(0.23)	$(0.37)	$(0.00)	$0.12	$(2.13)	$(5.29)

Weighted average shares used to compute basic net (loss) income per share attributable to Glaukos Corporation stockholders	36,338	34,778	35,317	34,381	32,928	17,474	2,294
Weighted average shares used to compute diluted net (loss) income per share attributable to Glaukos Corporation stockholders	36,338	34,778	35,317	34,381	36,459	17,474	2,294

Balance Sheet Data

	As of June 30,		As of December 31,
(in thousands)	2019	2018	2018	2017	2016	2015	2014
Cash and cash equivalents	$39,992	$24,941	$29,821	$24,508	6,494	$21,572	$2,304
Short-term investments	110,402	95,207	110,667	94,506	89,268	69,552	—
Net working capital (deficit)(1)	170,200	135,014	146,202	122,672	103,085	83,778	(9,633)
Total assets(2)	302,085	171,090	206,970	165,836	134,371	116,661	26,021
Total liabilities(2)	114,280	22,557	33,110	27,634	17,097	21,470	29,546
Convertible preferred stock	—	—	—	—	—	—	157,379
Additional paid in capital	399,452	348,611	378,352	331,073	308,815	291,853	8,155
Total stockholders' equity (deficit)	187,805	148,533	173,860	138,202	117,274	95,191	(151,299)
Noncontrolling interest	—	—	—	—	—	—	(9,605)
Total equity (deficit)	187,805	148,533	173,860	138,202	117,274	95,191	(160,904)

(1)
Glaukos defines net working capital (deficit) as current assets less current liabilities.

(2)
Effective January 1, 2019, Glaukos adopted Accounting Standards Codification 842, Leases ("ASC 842"), and elected the transition package of three practical expedients permitted within ASC 842, which eliminated the requirement to reassess prior conclusions about lease identification, lease classification, and initial direct costs. Glaukos also elected a short-term lease exception policy, permitting the company to not apply the recognition requirements of ASC 842 to leases with terms of 12 months or less. Glaukos did not elect the hindsight practical expedient. Upon adoption of ASC 842, Glaukos recorded an operating right-of-use asset of $12.8 million and a related operating lease liability of $13.4 million. Periods prior to January 1, 2019 were not adjusted and continued to be reported in accordance with Glaukos' historic accounting under ASC 840, Leases.

 SELECTED HISTORICAL FINANCIAL DATA OF AVEDRO

        The following table sets forth selected historical financial data for Avedro. The historical financial information for each of the years in the two-year period ended December 31, 2018 is derived from the audited financial statements of Avedro as of and for each of the years in the two-year period ended December 31, 2018, which are included in this proxy statement/prospectus. The statement of operations data set forth in this section with respect to the year ended December 31, 2016, and the balance sheet data as of December 31, 2016, have been derived from audited financial statements for such year, which are not included in this proxy statement/prospectus. The historical financial information for Avedro as of June 30, 2019 and for the six months ended June 30, 2019 and June 30, 2018 has been derived from Avedro's unaudited condensed financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which are included in this proxy statement/prospectus. You should not assume the results of operations for any past periods indicate results for any future period, including with respect to the future performance of Avedro following the date of this proxy statement/prospectus or of Glaukos following the completion of the Merger.

        The information set forth below should be read in conjunction with Avedro's financial statements and the related notes thereto included under "Financial Statements of Avedro" beginning on page 294 of this proxy statement/prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations of Avedro" beginning on page 188 of this proxy statement/prospectus.

Statements of Operations Data

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except share and per share amounts)	2019(1)	2018	2018	2017	2016
Revenue	$19,062	$11,449	$27,672	$20,154	$14,910
Cost of goods sold	5,065	5,362	10,879	9,850	7,144

Gross profit	13,997	6,087	16,793	10,304	7,766
Operating expenses:
Selling, general and administrative	20,688	11,816	25,999	18,991	12,640
Research and development	8,186	5,709	12,043	10,286	10,047

Total operating expenses	28,874	17,525	38,042	29,277	22,687

Loss from operations	(14,877)	(11,438)	(21,249)	(18,973)	(14,921)
Other expenses, net	(904)	(1,697)	(3,873)	(2,304)	(1,456)

Net loss	$(15,781)	$(13,135)	$(25,122)	$(21,277)	$(16,377)

Net loss per common share, basic and diluted	$(1.24)	$(9.47)	$(17.97)	$(16.12)	$(14.50)

Weighted average common shares used to compute net loss per share, basic and diluted	12,763,822	1,386,357	1,398,065	1,319,542	1,129,199

(1)
Effective January 1, 2019, Avedro adopted Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers (Topic 606)" using the modified retrospective method applied to those contracts which were not completed as of December 31, 2018. Results for reporting periods beginning after December 31, 2018 are presented under Topic 606, while comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. Avedro recorded a $5.8 million cumulative impact due to the adoption of Topic 606.

Balance Sheet Data

	As of June 30,		As of December 31,
(in thousands)	2019	2018	2018	2017	2016
Cash and cash equivalents	$57,838	$20,766	$9,769	$8,850	$12,658
Working capital(1)	68,984	25,545	12,242	12,507	10,378
Total assets	78,952	34,770	25,867	21,696	20,439
Convertible preferred stock warrant liability	—	644	1,800	430	260
Total debt	20,313	19,604	19,939	19,319	9,624
Total liabilities	28,911	28,403	31,032	27,575	17,895
Convertible preferred stock	—	68,423	68,423	43,641	31,852
Total stockholders' equity (deficit)	50,041	(62,056)	(73,588)	(49,520)	(29,308)

(1)
Avedro defines working capital as current assets less current liabilities.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following table presents selected financial information about Glaukos on a pro forma basis after giving effect to the Merger. The information under "Pro Forma Statements of Operations Data" gives effect to the Merger as if it had taken place on January 1, 2018. The information under "Pro Forma Balance Sheet Data" gives effect to the Merger as if it had taken place on June 30, 2019.

        The unaudited pro forma combined financial information includes adjustments that are preliminary and may be revised. The unaudited pro forma combined financial information does not consider any impacts of integration costs, potential revenue enhancements, anticipated cost savings and expense efficiencies, or other synergies that may result from the Merger or any strategies that management may consider in order to continue to efficiently manage Avedro's operations. In addition, the value of the Merger Consideration to be paid by Glaukos upon consummation of the Merger will be determined based on the closing price of Glaukos Common Stock on the closing date of the Merger. Future results may vary significantly from the information reflected below due to various factors, including the final allocation of the purchase price and other risks discussed under "Risk Factors" beginning on page 31 of this proxy statement/prospectus.

        The accompanying unaudited pro forma combined financial information should be read in conjunction with (a) the audited consolidated financial statements of Glaukos contained in its Annual Report on Form 10-K for the year ended December 31, 2018 and the unaudited condensed consolidated financial statements of Glaukos contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, each of which is incorporated herein by reference, and (b) the audited financial statements of Avedro for the year ended December 31, 2018 and the unaudited condensed financial statements of Avedro as of and for the six months ended June 30, 2019, each of which is included under "Financial Statements of Avedro" beginning on page 294 of this proxy statement/prospectus. See also "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus and "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus.

Pro Forma Statements of Operations Data

(in thousands, except per share amounts)	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Net sales	$131,688	$211,447
Gross profit	103,815	159,840
Loss from operations	(31,727)	(49,093)
Net loss	(30,696)	(50,250)
Basic net loss per share	(0.72)	(1.20)
Diluted net loss per share	(0.72)	(1.20)

Pro Forma Balance Sheet Data

(in thousands)	As of June 30, 2019
Cash and cash equivalents	$75,842
Short-term investments	110,402
Total assets	769,465
Total liabilities	142,612
Additional paid-in capital	823,323
Total stockholders' equity	626,853

UNAUDITED COMPARATIVE PER SHARE INFORMATION

        The following table sets forth, for the periods indicated, selected per share information for Glaukos Common Stock on a historical and pro forma combined basis and selected per share information for Avedro Common Stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2018, which is derived from the audited financial statements, the information in the table is unaudited. The information in the table is based on, and should be read together with, the historical consolidated financial statements and related notes of (i) Glaukos contained in its Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, each of which is incorporated by reference in this proxy statement/prospectus, and (ii) Avedro as disclosed under "Financial Statements of Avedro" beginning on page 294 of this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus and "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus.

        The pro forma combined per share information for the year ended December 31, 2018 and the six months ended June 30, 2019 reflects the Merger as if it had occurred on January 1, 2018. The pro forma combined book value per share amounts in the table below reflect the Merger as if it had occurred on June 30, 2019 or December 31, 2018, as applicable. The pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger and the other transactions contemplated by the Merger Agreement had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of Glaukos or Avedro following the date of this proxy statement/prospectus or following the completion of the Merger.

        The pro forma combined net loss per share of common stock set forth below were calculated using the methodology as described in "Unaudited Pro Forma Combined Financial Information" beginning on page 280 of this proxy statement/prospectus. The pro forma combined book value per share was calculated by dividing total combined Glaukos and Avedro pro forma common stockholders' equity by pro forma equivalent shares of common stock. The Avedro equivalent pro forma per common share amounts were calculated by multiplying the Glaukos pro forma combined per share amounts by the Exchange Ratio of 0.365, rounded to the nearest whole cent.

        Neither Glaukos nor Avedro declared a dividend on account of their respective common stock during the periods presented in the following table.

	Six months ended June 30, 2019	Year ended December 31, 2018
Glaukos historical information
Net loss per share, basic and diluted	$(0.21)	$(0.37)
Book value per share(1)	$5.13	$4.82
Avedro historical information
Net loss per share, basic and diluted	$(1.24)	$(17.97)
Book value per share(1)	$2.92	$(52.12)
Glaukos unaudited pro forma combined information
Net loss per share, basic and diluted	$(0.72)	$(1.20)
Book value per share	$14.57	N/A (3)
Avedro equivalent unaudited pro forma combined information(2)
Net loss per share, basic and diluted	$(0.26)	$(0.44)
Book value per share	$5.32	N/A (3)

(1)
Book value per share represents the total stockholders' equity as of June 30, 2019 or December 31, 2018 divided by the number of shares outstanding, excluding treasury shares, as of June 30, 2019 and December 31, 2018, respectively.

(2)
The Avedro equivalent unaudited pro forma combined share amounts were calculated by multiplying the Glaukos unaudited pro forma combined share amounts by the Exchange Ratio of 0.365.

(3)
Pro forma book value per share is not applicable as of December 31, 2018, as the pro forma unaudited combined balance sheet was prepared as if the Merger had taken place on June 30, 2019.

 COMPARATIVE MARKET PRICE INFORMATION

        Glaukos Common Stock is listed on the NYSE under the symbol "GKOS." Avedro Common Stock is listed on Nasdaq under the symbol "AVDR." The following table presents the closing prices of Glaukos Common Stock and Avedro Common Stock on August 7, 2019, the last trading day before the public announcement of the Merger Agreement, and                                     , 2019, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the equivalent per share value of the Merger Consideration for a share of Avedro Common Stock on the relevant date. Equivalent per share amounts for Avedro Common Stock are calculated by multiplying per share information for Glaukos Common Stock by the Exchange Ratio of 0.365, rounded to the nearest whole cent.

Date	Glaukos Closing Price		Avedro Closing Price		Equivalent Value Per Share of Avedro Common Stock
August 7, 2019		$73.10		$17.06		$26.68
, 2019	$		$		$

        The above table shows only historical comparisons. These comparisons may not provide meaningful information to Avedro stockholders in determining whether to approve the adoption of the Merger Agreement. Because the Exchange Ratio will not be adjusted for changes in the market price of Glaukos Common Stock, the market value of the shares of Glaukos Common Stock that holders of Avedro Common Stock will be entitled to receive at the Effective Time of the Merger may vary significantly from the market value of the shares of Glaukos Common Stock that holders of Avedro Common Stock would have received if the Merger were completed on the dates shown in the table above.

RISK FACTORS

Risks Relating to the Merger

The failure to complete the Merger in a timely manner, or at all, may adversely affect the business and financial results of Glaukos and Avedro and their respective stock prices.

        Each of Glaukos' and Avedro's obligations to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including, among others, (i) the Merger Agreement must be adopted by the requisite vote of Avedro stockholders; (ii) the expiration or termination of any applicable waiting period (or extensions thereof) under the HSR Act (early termination of the waiting period under the HSR Act was granted on August 28, 2019); (iii) the absence of (A) any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction enjoining or otherwise prohibiting the consummation of the Merger or (B) any applicable law of a governmental authority of competent jurisdiction prohibiting or rendering illegal the consummation of the Merger; (iv) subject to certain qualifications, the accuracy of the respective representations and warranties of Avedro and Glaukos and compliance by the parties with their respective obligations under the Merger Agreement; (v) the registration statement of which this proxy statement/prospectus forms a part has been declared effective by the SEC, and remains in effect; and (vi) the absence of any Avedro Material Adverse Effect or Glaukos Material Adverse Effect since the date of the Merger Agreement that is continuing. Glaukos and Avedro cannot provide assurance that these or the other conditions to the completion of the Merger will be satisfied in a timely manner or at all. In addition, other factors may affect when and whether the Merger will occur. If the Merger is not completed, Glaukos' and Avedro's stock price could fall to the extent that such current stock prices reflect an assumption that the Merger will be completed. Furthermore, if the Merger is not completed and the Merger Agreement is terminated, Glaukos and Avedro may suffer other consequences that could adversely affect such entity's business, results of operations and stock price, including the following:

  •
  each of Glaukos and Avedro have incurred and will continue to incur costs relating to the Merger (including significant legal and financial advisory fees) and many of these costs are payable by Glaukos and Avedro whether or not the Merger is completed;

  •
  Glaukos or Avedro could be required to reimburse the other party for certain of its costs incurred in connection with the Merger and the Merger Agreement;

  •
  matters relating to the Merger (including integration planning) may require substantial commitments of time and resources by Glaukos' and Avedro's management teams, which could otherwise have been devoted to other opportunities that may have been beneficial to Glaukos and Avedro;

  •
  Glaukos and Avedro may be subject to legal proceedings related to the Merger or the failure to complete the Merger; and

  •
  the failure to consummate the Merger may result in negative publicity and a negative impression of Glaukos and Avedro in the investment community.

The Exchange Ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Glaukos or Avedro.

        Upon closing of the Merger, each share of Avedro Common Stock will be converted into the right to receive the Exchange Ratio of 0.365 of a share of Glaukos Common Stock, with cash paid in lieu of any fractional shares. This Exchange Ratio is fixed in the Merger Agreement and will not be adjusted for changes in the market price of either Glaukos Common Stock or Avedro Common Stock. Because the Exchange Ratio will not be adjusted for changes in the market price of Glaukos Common Stock, the market value of the shares of Glaukos Common Stock that holders of Avedro Common Stock will be entitled to receive at the Effective Time may vary significantly from the market value of the shares of Glaukos Common Stock that holders of Avedro Common Stock would have received if the Merger had been completed on any other date, including the date of the Merger Agreement. In addition, Glaukos will issue a number of shares of Glaukos Common Stock in the Merger based on the number of shares of Avedro Common Stock outstanding as of the Effective Time, which may result in fluctuations in the market price of Glaukos Common Stock, including a stock price decline. The amount of shares of Glaukos Common Stock issued in the Merger will not change based on the price of the shares of Glaukos Common Stock or Avedro Common Stock as of the Effective Time or their relative price.

        The Merger Agreement does not provide for any termination right by either Glaukos or Avedro solely based on changes in the price or trading volume of Glaukos Common Stock or Avedro Common Stock.

        Because the Merger may be completed after the date of the Special Meeting, at the time of the Special Meeting, you will not know the exact market value of the Glaukos Common Stock that Avedro stockholders and certain other Avedro equityholders will receive upon completion of the Merger.

Uncertainty about the Merger may adversely affect the respective business and stock price of Glaukos and Avedro, whether or not the Merger is completed.

        Each of Glaukos and Avedro are subject to risks in connection with the announcement and pendency of the Merger, including the pendency and outcome of any legal proceedings against Glaukos and Avedro, their respective directors and others relating to the Merger and the risks from possibly foregoing opportunities Glaukos and Avedro might otherwise pursue absent the proposed Merger. Furthermore, uncertainties about the Merger may cause current and prospective employees of Glaukos and Avedro to experience uncertainty about their future with their respective companies. These uncertainties may impair Glaukos' and Avedro's ability to retain, recruit or motivate key management and other personnel.

        In addition, in response to the announcement of the proposed Merger, Glaukos' and Avedro's existing or prospective customers, suppliers or collaboration partners may:

  •
  delay, defer or cease purchasing products from, or providing goods or services to, Glaukos and Avedro;

  •
  delay or defer other decisions concerning Glaukos and Avedro, or refuse to extend credit terms to Glaukos and Avedro;

  •
  cease further joint development activities; or

  •
  otherwise seek to change the terms on which they do business with Glaukos and Avedro.

        While Glaukos and Avedro are attempting to address these risks, their respective existing and prospective customers, suppliers or collaboration partners may be reluctant to purchase Glaukos' and Avedro's products, supply Glaukos and Avedro with goods and service or continue collaborations due to the potential uncertainty about the direction of Glaukos' and Avedro product offerings and the support and service of Glaukos' and Avedro's products after the completion of the Merger.

While the Merger is pending, Avedro is subject to contractual restrictions that could harm its business, operating results and stock price.

        The Merger Agreement includes restrictions on the conduct of Avedro's business prior to the completion of the Merger, generally requiring Avedro to conduct its businesses in the ordinary course, consistent with past practice, and restricting Avedro from taking certain specified actions absent

Glaukos' prior written consent. See "The Merger Agreement—Conduct of Business Pending the Merger" beginning on page 115 of this proxy statement/prospectus. Avedro may find that these and other obligations in the Merger Agreement may delay or prevent Avedro from or limit its ability to respond effectively to competitive pressures, industry developments and future business opportunities that may arise during such period, even if Avedro's management and the Avedro Board think they may be advisable. These restrictions could adversely impact Avedro's business, operating results and stock price and its perceived acquisition value, regardless of whether the Merger is completed.

The Merger Agreement limits Avedro's ability to pursue alternative transactions which could deter a third party from proposing an alternative transaction.

        The Merger Agreement contains provisions that, subject to certain exceptions, limit Avedro's ability to solicit, initiate, knowingly encourage or knowingly facilitate or engage or participate in any negotiations or discussions regarding, or furnish any nonpublic information in response to inquiries with respect to, an alternative transaction. See "The Merger Agreement—No Solicitation of Acquisition Proposals and Change of Recommendation" beginning on page 107 of this proxy statement/prospectus. It is possible that these or other provisions in the Merger Agreement might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of the outstanding shares of Avedro Common Stock from considering or proposing an acquisition or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Avedro Common Stock than it might otherwise have proposed to pay.

The Merger will involve substantial costs.

        Glaukos and Avedro have incurred and expect to continue to incur substantial costs and expenses relating directly to the Merger and the issuance of Glaukos Common Stock in connection with the Merger, including, as applicable, repayment of amounts outstanding under the Credit Agreement (as defined below), fees and expenses payable to financial advisors, other professional fees and expenses, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses. If the Merger is not completed, Glaukos and Avedro will have incurred substantial expenses for which no ultimate benefit will have been received by either company.

The fairness opinion obtained by the Avedro Board from its financial advisor will not be updated to reflect changes in circumstances between signing the Merger Agreement and the completion of the Merger.

        The Avedro Board has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Guggenheim Securities, its financial advisor. Changes in the operations and prospects of Glaukos or Avedro, general market and economic conditions, and other factors that may be beyond the control of Glaukos and Avedro and on which the fairness opinion was based, may alter the value of Glaukos or Avedro or the price of Glaukos Common Stock or Avedro Common Stock by the time the Merger is completed.

        The fairness opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Avedro does not anticipate asking Guggenheim Securities to update its fairness opinion. The fairness opinion of Guggenheim Securities is included as Annex C to this proxy statement/prospectus. For a description of the fairness opinion that the Avedro Board received from Guggenheim Securities and a summary of the material financial analyses it provided to the Avedro Board in connection with rendering such opinion, see "The Merger—Opinion of Financial Advisor to Avedro" beginning on page 68 of this proxy statement/prospectus.

        For a description of the factors considered by the Avedro Board in determining to approve the Merger, see "The Merger—Avedro Board Recommendation and Its Reasons for the Merger" beginning on page 64 of this proxy statement/prospectus.

Certain directors and executive officers of Avedro may have interests in the Merger that are or were different from, or in conflict with or in addition to, those of Avedro's stockholders generally.

        In considering whether to approve the proposals at the Special Meeting, Avedro stockholders should recognize that directors and officers of Avedro have interests in the Merger that may differ from, or that are in addition, to their interests as stockholders of Avedro. The Avedro Board was aware of these interests at the time it approved the Merger Agreement. These interests may cause Avedro's directors and officers to view the Merger differently from how you may view it as a stockholder. For a description of the factors considered by the Avedro Board in determining to approve the Merger, see "The Merger—Interests of Certain Persons in the Merger" beginning on page 92 of this proxy statement/prospectus.

Holders of Avedro Common Stock will not be entitled to appraisal rights in the Merger.

        Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

        Under Section 262(b) of the DGCL, stockholders do not have appraisal rights if the shares of stock they hold, as of the record date for determination of stockholders entitled to vote at the meeting of shareholders to act upon a merger, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders are required by the terms of the merger agreement to receive in exchange for their shares in the merger anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Because Avedro stockholders will receive only shares of Glaukos Common Stock which will be listed on the NYSE and cash in lieu of any fractional shares, Avedro stockholders will not have any appraisal rights. See "The Merger—No Appraisal Rights" beginning on page 99 of this proxy statement/prospectus.

If the Merger does not qualify as a "reorganization" for U.S. federal income tax purposes, U.S. holders will be required to recognize gain or loss for U.S. federal income tax purposes at the time of the exchange of their Avedro Common Stock for the Merger Consideration in the Merger.

        The U.S. federal income tax consequences of the Merger to U.S. holders (as defined in "Material U.S. Federal Income Tax Consequences" beginning on page 277 of this proxy statement/prospectus) will depend on whether the Merger qualifies as a "reorganization" for U.S. federal income tax purposes.

        As further described in "The Merger Agreement—Conditions to the Merger" beginning on page 104 of this proxy statement/prospectus, (i) Avedro's obligation to effect the merger is subject to the satisfaction, at or prior to the Effective Time, of the condition that Avedro receive a written tax opinion from Cooley, legal counsel to Avedro, dated as of the closing date of the Merger, that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) Glaukos' obligation to effect the Merger is subject to the satisfaction, at or prior to the Effective Time, of the condition that Glaukos receive a written tax opinion from O'Melveny, legal counsel to Glaukos, dated as of the closing date of the Merger, that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In the event that Cooley does not render such tax opinion, the condition may be satisfied if Glaukos' counsel renders such tax opinion.

        There can be no assurance that the IRS will not take a contrary position to views expressed herein or in the opinions referenced in the preceding paragraph or that a court will not sustain an IRS challenge to such tax treatment. If, contrary to the opinion from counsel, the Merger fails to qualify as a reorganization or if any requirement for the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code is not satisfied, a U.S. holder of Avedro Common Stock would recognize gain or loss for U.S. federal income tax purposes on each share of Avedro Common Stock surrendered in the Merger in an amount equal to the difference between (1) the fair market value of the Merger Consideration received in exchange for such surrendered share upon completion of the Merger and (2) the holder's tax basis in the share of Avedro Common Stock surrendered. Gain or loss will be determined separately for each block of shares of Avedro Common Stock (i.e., shares of Avedro Common Stock acquired at the same cost in a single transaction). Any gain or loss recognized would generally be long-term capital gain or loss if the U.S. holder's holding period in a particular block of Avedro Common Stock exceeds one year at the Effective Time. Long-term capital gain of non-corporate U.S. holders (including individuals) is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

A lawsuit has been filed against Avedro, the Avedro Board, former Avedro directors, Glaukos and Merger Sub, and other lawsuits may be filed challenging the Merger. An adverse ruling in any such lawsuit may prevent the Merger from being completed.

        As of October 15, 2019, one lawsuit has been filed by an alleged Avedro stockholder challenging the Merger. Such lawsuit, a putative class action complaint, is captioned Kent v. Avedro, Inc., et. al, 1:19-cv-01845-UNA, and was filed by Michael Kent in the United States District Court for the District of Delaware. The Kent complaint names as defendants Avedro and each member of the Avedro Board, including former directors Dr. Gilbert H. Kliman and Thomas W. Burns, as well as Glaukos and Merger Sub.

        The Kent complaint alleges violations of Section 14(a) and 20(a) of the Exchange Act and Rule 14a-9. The plaintiff in this action generally alleges that the Registration Statement on Form S-4, filed with the SEC on September 17, 2019, omits material information with respect to the proposed transaction, which renders such Registration Statement false and misleading. The complaint seeks preliminary and permanent injunction of the proposed transaction and, if the Merger is consummated, rescission or rescissory damages. The complaint also seeks the dissemination of a registration statement that discloses certain information requested by the plaintiff. In addition, the complaint seeks attorneys' and experts' fees.

        The defendants believe that the Kent complaint is without merit.

        See "The Merger—Litigation Relating to the Merger" beginning on page 99 of this proxy statement/prospectus for more information about litigation relating to the Merger that has been commenced prior to the date of this proxy statement/prospectus. There can be no assurance that additional complaints will not be filed with respect to the Merger.

        One of the conditions to completion of the Merger is the absence of any applicable law (including any order) being in effect that prohibits completion of the Merger. Accordingly, if a plaintiff is successful in obtaining an order prohibiting completion of the Merger, then such order may prevent the Merger from being completed, or from being completed within the expected timeframe.

Avedro and Glaukos may be targets of additional securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Merger from being completed.

        Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims could result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Avedro's and Glaukos' respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, or from being completed within the expected timeframe, which may adversely affect Avedro's and Glaukos' respective business, financial position and results of operations.

Risks Related to Glaukos Following the Merger

Glaukos may fail to realize the benefits expected from the Merger, which could adversely affect its stock price.

        The anticipated benefits Glaukos expects from the Merger are, necessarily, based on projections and assumptions about the combined businesses of Glaukos and Avedro, which may not materialize as expected or which may prove to be inaccurate. The value of Glaukos Common Stock following the completion of the Merger could be adversely affected if Glaukos is unable to realize the anticipated benefits from the Merger on a timely basis or at all. Achieving the benefits of the Merger will depend, in part, on Glaukos' ability to integrate the business, operations and products of Avedro successfully and efficiently with its business. The challenges involved in this integration, which will be complex and time-consuming, include the following:

  •
  difficulties entering new markets and integrating new technologies and products in which Glaukos has no or limited direct prior experience;

  •
  successfully managing relationships with the combined supplier and customer base of Glaukos and Avedro;

  •
  coordinating and integrating independent research and development and engineering teams across product platforms to enhance product development while reducing costs;

  •
  consolidating and integrating manufacturing processes, research, development and engineering activities, customer and technical support and management and administrative functions;

  •
  coordinating sales and marketing efforts to effectively position Glaukos' capabilities and the direction of product development;

  •
  limitations prior to the completion of the Merger on the ability of management of Glaukos and Avedro to conduct planning regarding the integration of the two companies;

  •
  the increased scale and complexity of Glaukos' operations resulting from the Merger;

  •
  retaining key employees of Glaukos and Avedro;

  •
  obligations that Glaukos will have to counterparties of Avedro that arise as a result of the change in control of Avedro; and

  •
  minimizing the diversion of Glaukos' management attention from other important business objectives.

        If Glaukos does not successfully manage these issues and the other challenges inherent in integrating an acquired business of the size and complexity of Avedro, then Glaukos may not achieve the anticipated benefits of the Merger and its revenue, expenses, operating results and financial condition could be materially adversely affected.

The acquisition of Avedro may result in significant charges or other liabilities that could adversely affect the financial results of the combined company.

        The financial results of the combined company may be adversely affected by cash expenses and non-cash accounting charges incurred in connection with Glaukos' integration of the business and operations of Avedro. The amount and timing of these possible charges are not yet known. Further,

Glaukos' failure to identify or accurately assess the magnitude of certain liabilities it is assuming in the Merger could result in unexpected litigation or regulatory exposure, unfavorable accounting charges, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on Glaukos' business, operating results or financial condition. The price of Glaukos Common Stock following the Merger could decline to the extent the combined company's financial results are materially affected by any of these events.

The unaudited pro forma combined financial data for Glaukos included in this proxy statement/prospectus is preliminary, and the actual financial position and operations of Glaukos after the Merger may differ materially from the unaudited pro forma combined financial data included in this proxy statement/prospectus.

        The unaudited pro forma combined financial data for Glaukos included in this proxy statement/prospectus is presented for illustrative purposes only and is based on assumptions and estimates considered appropriate by Glaukos' management; however, it does not necessarily reflect what the combined company's financial condition or results of opreations would have been had the Merger been completed on the dates assumed. Glaukos' actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma combined financial data included in this proxy statement/prospectus. The unaudited pro forma combined financial information reflects adjustments, which are preliminary and may be revised. The unaudited pro forma combined financial information does not consider any impacts of integration costs, potential revenue enhancements, anticipated cost savings and expense efficiencies, or other synergies that may result from the Merger or any strategies that management may consider in order to continue to efficiently manage Avedro's operations. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Avedro as of the date of the completion of the Merger. Further, Glaukos expects to recognize a significant amount of additional goodwill and in-process research and development ("IPR&D") in the Merger. Such goodwill and IPR&D will be subject to annual impairment assessments and a material charge may be necessary if the results of operations and cash flows are unable to support the goodwill initially recognized subsequent to the Merger. For more information see "Selected Unaudited Pro Forma Combined Financial Information" beginning on page 27 of this proxy statement/prospectus and "Unaudited Pro Forma Combined Financial Information" beginning on page 280 of this proxy statement/prospectus.

Glaukos' future results will suffer if it does not effectively manage its expanded operations following the Merger.

        Following the Merger, the size and scope of operations of the business of the combined companies will increase beyond the current size and scope of operations of either Glaukos' or Avedro's current businesses. In addition, Glaukos may continue to expand its size and operations through additional acquisitions or other strategic transactions. Glaukos' future success depends, in part, upon its ability to manage its expanded business, which may pose substantial challenges for its management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that Glaukos will be successful in managing such expanded business or that it will realize the expected economies of scale, synergies and other benefits currently anticipated from the Merger or anticipated from any additional acquisitions or strategic transactions.

The market price of Glaukos Common Stock after completion of the Merger will continue to fluctuate, and may be affected by factors different from those affecting shares of Avedro Common Stock currently.

        Upon completion of the Merger, holders of Avedro Common Stock will become holders of Glaukos Common Stock. The business of Glaukos differs from that of Avedro in important respects, and, accordingly, the results of operations of Glaukos after the Merger, as well as the market price of

Glaukos Common Stock, may be affected by factors different from those currently affecting the results of operations of Avedro. As a result of the Merger, Avedro will be part of a larger company with other lines of business, such that decisions affecting Avedro may be made in respect of the larger combined business as a whole rather than the Avedro business individually. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Glaukos Common Stock, regardless of Glaukos' actual operating performance. For further information on the businesses of Glaukos and Avedro and certain factors to consider in connection with those businesses, see the documents incorporated by reference or included in this proxy statement/prospectus and referred to under "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus, "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus and "Information about Avedro" beginning on page 129 of this proxy statement/prospectus.

The Glaukos Charter will govern the combined company following the Merger and provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between the combined company and its stockholders, which could limit its stockholders' ability to obtain a favorable judicial forum for disputes with the combined company or its directors, officers or other employees.

        The Glaukos Charter will govern the combined company following the Merger and provides that, unless the combined company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the combined company, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the combined company or its stockholders, (iii) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL, the Glaukos Charter or the Glaukos Bylaws, or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine. This exclusive forum provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Exchange Act or Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. The exclusive forum provision in the Glaukos Charter will not relieve the combined company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and stockholders of the combined company will not be deemed to have waived the combined company's compliance with these laws, rules and regulations.

        This exclusive forum provision may limit a stockholder's ability to bring a claim in a judicial forum of its choosing for disputes with the combined company or its directors, officers or other employees, which may discourage lawsuits against the combined company and its directors, officers and other employees. In addition, stockholders who do bring a claim in the Court of Chancery of the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to the combined company than to its stockholders. However, the enforceability of similar exclusive forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision contained in the Glaukos Charter to be inapplicable or unenforceable in an action, the combined company might incur additional costs associated with resolving such action in other jurisdictions.

Additional Risks Related to Glaukos and Avedro

        Glaukos' and Avedro's businesses are and will be subject to the risks described above. In addition, Glaukos is also currently subject to the additional risks described in Glaukos' Annual Report on Form 10-K for the year ended December 31, 2018, as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus and "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus. In addition, Avedro is currently subject to the additional risks described under "Information About Avedro—Risk Factors Relating to Avedro" beginning on page 204 of this proxy statement/prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains "forward-looking statements" within the meaning of federal securities laws. Forward-looking statements may contain words such as "believes", "anticipates", "estimates", "expects", "intends", "aims", "potential", "will", "would", "could", "considered", "likely" and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. All statements, other than historical facts, including statements regarding the expected timing of the closing of the Merger and Glaukos' or Avedro's expected financial condition, results of operations and business performance, including without limitation, any forecasts, financial projections and descriptions of anticipated cost savings or other synergies or expected benefits of the Merger, are forward-looking statements. These statements are based on management's current expectations, assumptions, estimates and beliefs. While Glaukos and Avedro believe these expectations, assumptions, estimates and beliefs are reasonable, such forward-looking statements are only predictions, and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

        The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

  •
  failure of Avedro to obtain stockholder approval as required for the Merger;

  •
  failure to satisfy the conditions to the closing of the Merger;

  •
  unexpected costs, liabilities or delays in connection with or with respect to the Merger;

  •
  the effect of the announcement of the Merger on the ability of Avedro or Glaukos to retain and hire key personnel and maintain business relationships with customers, suppliers and others with whom Avedro or Glaukos does business, or on Avedro's or Glaukos' operating results, market price of common stock, and business generally;

  •
  potential legal proceedings relating to the Merger and the outcome of any such legal proceeding;

  •
  the inherent risks, costs and uncertainties associated with integrating the businesses successfully and risks of not achieving all or any of the anticipated benefits of the Merger, or the risk that the anticipated benefits of the Merger may not be fully realized or take longer to realize than expected;

  •
  competitive pressures in the markets in which Avedro and Glaukos operate;

  •
  failure of the Merger to qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

  •
  other risks to the consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all.

        These and additional factors that may affect the future results of Avedro and Glaukos are set forth under "Risk Factors" beginning on page 31 of this proxy statement/prospectus and "Information About Avedro—Risk Factors Relating to Avedro" beginning on page 204 of this proxy statement/prospectus, as well as in Glaukos' Annual Report on Form 10-K for the year ended December 31, 2018, as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. See "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus. The risks and uncertainties described and referred to above are not exclusive and further information concerning Glaukos and Avedro and their respective businesses, including factors that potentially could materially affect their respective businesses, financial condition or operating results, may emerge from time to time. You are urged to consider these factors carefully in evaluating these forward-looking statements, and not to place undue reliance on any forward-looking statements. The forward-looking statements in this proxy statement/prospectus speak only as of the date of this proxy statement/prospectus. Except as required by law, Glaukos and Avedro assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

 THE COMPANIES

Information about Avedro

        Avedro is a leading hybrid ophthalmic pharmaceutical and medical technology company focused on treating corneal disease and disorders and improving vision to reduce dependency on eyeglasses or contact lens. Avedro's proprietary bio-activated pharmaceuticals strengthen, stabilize, and reshape the cornea to treat corneal ectatic disorders and correct refractive conditions. Avedro's suite of single-use drug formulations are applied to the cornea and bio-activated to induce a reaction called corneal cross-linking.

        Avedro Common Stock is listed on Nasdaq under the symbol "AVDR."

        Avedro's current contact information is as follows:

Avedro, Inc.
201 Jones Road
Waltham, MA 02451
Telephone: (844) 528-3376

        Additional information about Avedro is included in "Information about Avedro" beginning on page 129 of this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus for information on how you can view reports and other documents filed with the SEC by Avedro. Such filed information does not form a part of this proxy statement/prospectus.

Information about Glaukos

        Glaukos is an ophthalmic medical technology and pharmaceutical company focused on the development and commercialization of novel therapies designed to treat glaucoma, corneal disorders and retinal diseases. Glaukos developed MIGS to address the shortcomings of traditional glaucoma treatment options. MIGS procedures involve the insertion of a micro-scale device or drug delivery system from within the eye's anterior chamber through a small corneal incision. Glaukos' MIGS devices are designed to reduce IOP by restoring the natural outflow pathways for aqueous humor. Glaukos' MIGS drug delivery systems are designed to reduce IOP by continuously eluting a glaucoma drug from within the eye, potentially providing sustained pharmaceutical therapy for extended periods of time. Glaukos intends to leverage its capabilities to build a portfolio of micro-scale surgical and pharmaceutical therapies in corneal health and retinal disease as well.

        Glaukos Common Stock is listed on the NYSE under the symbol "GKOS."

        Glaukos' current contact information is as follows:

Glaukos Corporation
229 Avenida Fabricante
San Clemente, California 92672
Telephone: (949) 367-9600

        Additional information about Glaukos is included in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus and "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus.

Information about Merger Sub

        Merger Sub, a Delaware corporation and a wholly owned subsidiary of Glaukos, was organized solely for the purpose of entering into the Merger Agreement and completing the Merger and other transactions contemplated by the Merger Agreement. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist, with Avedro surviving the Merger as a wholly owned subsidiary of Glaukos under the name "Avedro, Inc."

        Merger Sub's current contact information is as follows:

Glaukos Corporation
229 Avenida Fabricante
San Clemente, California 92672
Telephone: (949) 367-9600

 THE SPECIAL MEETING

        This proxy statement/prospectus is being provided to Avedro stockholders as part of a solicitation of proxies by the Avedro Board for use at the Special Meeting. This proxy statement/prospectus contains important information regarding the Special Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

        This proxy statement/prospectus is being first mailed on or about                , 2019 to all stockholders of record of Avedro Common Stock as of the Record Date. If you hold your shares of Avedro Common Stock through a broker, bank or other nominee, this proxy statement/prospectus is being forwarded to you by such broker, bank or other nominee.

Date, Time and Place of the Special Meeting	The Special Meeting will be held at (Eastern Time), on , 2019 at Avedro's principal executive offices, located at 201 Jones Road, Waltham, Massachusetts 02451.
Proposals at the Special Meeting	At the Special Meeting, Avedro stockholders will be asked to vote on the following proposals:
Proposal 1—Merger Proposal. To approve the Merger and adopt the Merger Agreement and the other transactions contemplated thereby.

Proposal 2—Compensation Proposal. To approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Avedro to its named executive officers and a certain named executive officer of Glaukos who is a former director of Avedro, that is based on, or otherwise relates to, the Merger.

Proposal 3—Adjournment Proposal. To approve adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if sufficient votes to approve the Merger proposal have not been obtained by Avedro.

Recommendation of the Avedro Board

At a meeting of the Avedro Board held on August 7, 2019, the Avedro Board unanimously (i) determined that the transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of Avedro and the Avedro stockholders; (ii) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) resolved to recommend the adoption of the Merger Agreement by the Avedro stockholders.

The Avedro Board unanimously recommends that you vote "FOR" each of the Merger proposal, the compensation proposal and the adjournment proposal.
Shares Entitled to Vote

Stockholders who owned Avedro Common Stock at the close of business on the Record Date are entitled to receive notice of, attend and vote at the Special Meeting. On the Record Date, there were            shares of Avedro Common Stock outstanding and entitled to vote at the Special Meeting.

As an Avedro stockholder on the Record Date, you have a right to vote on certain matters affecting Avedro. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. Each share of Avedro Common Stock that you owned at the close of business on the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee, entitles you to one vote on each proposal to be presented at the Special Meeting.

Quorum Requirement

A quorum of outstanding shares of Avedro Common Stock is necessary to take action at the Special Meeting. Holders of a majority of the outstanding shares of Avedro Common Stock entitled to vote as of the Record Date must be present, in person, by remote communication, if applicable, or by proxy, at the Special Meeting to constitute a quorum and to conduct business at the Special Meeting. Your shares are counted as present if you attend the Special Meeting in person or by remote communication, if applicable, or properly submit a proxy by telephone, over the Internet or mail. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum. If you hold your shares of Avedro Common Stock in street name and you fail to give voting instructions to your broker, bank or other nominee, your shares will not be considered present for purposes of determining the presence of a quorum to transact business at the Special Meeting.

Votes Required for the Proposals; Effect of Abstentions and Failure to Vote

Proposal 1—Merger Proposal. Approval requires the affirmative vote of a majority of the outstanding shares of Avedro Common Stock. Abstentions will have the same effect as a vote against the Merger proposal. In addition, if you do not submit a valid proxy or attend the Special Meeting to vote your shares of Avedro Common Stock in person or if you hold your shares of Avedro Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares, it will have the same effect as a vote against the Merger Proposal.

Proposal 2—Compensation Proposal. Approval requires the affirmative vote of a majority of the shares of Avedro Common Stock present at the Special Meeting in person, by remote communication, if applicable, or by proxy, and entitled to vote on the matter. Abstentions will have the same effect as a vote against the compensation proposal. If you do not submit a valid proxy or attend the Special Meeting to vote your shares of Avedro Common Stock in person or if you hold your shares of Avedro Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted in determining the outcome of the compensation proposal.

Proposal 3—Adjournment Proposal. Approval requires the affirmative vote of a majority of the shares of Avedro Common Stock present at the Special Meeting in person, by remote communication, if applicable, or by proxy. Abstentions will have the same effect as a vote against the adjournment proposal. If you do not submit a valid proxy or attend the Special Meeting to vote your shares of Avedro Common Stock in person or if you hold your shares of Avedro Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted in determining the outcome of the adjournment proposal.

Methods of Voting—Stockholders of Record

If you are an Avedro stockholder of record, you may submit a proxy by mail, by telephone or over the Internet to instruct the voting of your shares of Avedro Common Stock at the Special Meeting or you may vote your shares of Avedro Common Stock in person at the Special Meeting. Proxies submitted by mail, by telephone or over the Internet must be received by 11:59 p.m., Eastern Time, on                , 2019.

Voting by Telephone or over the Internet. To submit a proxy by telephone or over the Internet, please follow the instructions included on your proxy card. If you submit a proxy by telephone or over the Internet, you are authorizing the individuals named on the proxy card to vote your shares of Avedro Common Stock at the Special Meeting in the manner you indicate and you do not need to complete and mail a proxy card.

Voting by Mail. By completing and signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares of Avedro Common Stock at the Special Meeting in the manner you indicate. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

If you are an Avedro stockholder of record and you sign and return your proxy card(s) without indicating how to vote on any particular proposal, the shares of Avedro Common Stock represented by your proxy card(s) will be counted as present for purposes of determining the presence of a quorum at the Special Meeting and will be voted "FOR" that proposal.

We encourage you to submit a proxy by telephone, over the Internet or by signing and returning the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting.

Voting in Person at the Meeting. If your shares of Avedro Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Special Meeting. If you attend the Special Meeting and plan to vote in person, we will provide you with a ballot at the Special Meeting.

Methods of Voting—Beneficial Owners

If your shares of Avedro Common Stock are held in an account at a broker, bank or other nominee, then you are the beneficial owner of shares held in "street name" and this proxy statement/prospectus is being sent to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares to be able to vote in person at the Special Meeting.

Attending the Special Meeting

Stockholders of record, or their duly authorized proxies, may attend the Special Meeting. To gain admittance, you must present valid picture identification, such as a driver's license or passport. If you hold shares of Avedro Common Stock in "street name" (through a broker, bank or other nominee) and wish to attend the Special Meeting, you will also need to bring a copy of a brokerage statement (in a name matching your photo identification) reflecting your stock ownership as of the Record Date. If you are a representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are a representative of such stockholder.

Please note that use of cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.
Voting Instructions	If you are a stockholder of record of Avedro Common Stock and return a signed proxy card but do not provide specific voting instructions, your shares will be voted on the proposals as follows:
"FOR" the Merger proposal;
"FOR" the compensation proposal; and
"FOR" the adjournment proposal.
Shares Held in Street Name

In general, if your shares of Avedro Common Stock are held in street name and you do not instruct your broker how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Special Meeting are routine matters.

If you fail to give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may not submit or vote your shares of Avedro Common Stock for any purpose at the Special Meeting, which will have the same effect as a vote against the Merger proposal.

Revoking Your Proxy	If you are an Avedro stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting. To revoke your proxy, you must:

• submit a new proxy by telephone or over the Internet by 11:59 p.m., Eastern Time, on , 2019;
• sign and return another proxy card, which must be received by 11:59 p.m., Eastern Time, on , 2019;

•

provide written notice of the revocation to Avedro's Secretary at: Avedro, Inc., Attention: General Counsel and Secretary, 201 Jones Road, Waltham, Massachusetts 02451, which must be received by 11:59 p.m., Eastern Time, on                , 2019; or

• attend the Special Meeting and vote in person.

If you are the beneficial owner of shares held in "street name" by a broker, bank or other nominee, you should follow the instructions of your broker, bank or other nominee regarding the revocation of proxies.

Solicitation of Proxies

Avedro will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Georgeson LLC to assist in the distribution and solicitation of proxies. Solicitations may be made personally or by mail, facsimile, telephone, messenger or via the Internet. In addition to Georgeson LLC's estimated proxy solicitation fee of $12,000 plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to Avedro stockholders. Directors, officers and employees of Avedro may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees of Avedro will not be paid any additional compensation for soliciting proxies.

Adjournments

Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies if Avedro has not received sufficient proxies to constitute the presence of a quorum or sufficient votes for approval of the Merger proposal. If a quorum is not present at the Special Meeting, the chairperson of the Special Meeting or holders of a majority of the votes present in person, by remote communication, if applicable, or represented by proxy at the Special Meeting may adjourn the Special Meeting. If a quorum is present, the Special Meeting may be adjourned if sufficient votes are cast in favor of the adjournment proposal. Pursuant to the Avedro Bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which adjournment is taken. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Avedro stockholder of record entitled to vote at such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the Special Meeting. If the Special Meeting is adjourned, Avedro stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.

Stockholder List

A list of Avedro stockholders entitled to vote at the Special Meeting will be available for inspection at Avedro's principal executive offices, located at 201 Jones Road, Waltham, Massachusetts 02451, at least 10 days prior to the date of the Special Meeting and continuing through the date thereof for any purpose germane to the Special Meeting, during ordinary business hours. The list will also be available at the Special Meeting for inspection by any Avedro stockholder present at the Special Meeting.

BENEFICIAL STOCK OWNERSHIP OF AVEDRO DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN HOLDERS OF AVEDRO COMMON STOCK

        The following table sets forth the beneficial ownership of Avedro Common Stock as of August 30, 2019, for:

  •
  each person, or group of affiliated persons, who is known by Avedro, based on the filings with the SEC pursuant to Section 13(d) or Section 13(g) under the Exchange Act, to beneficially own more than 5% of Avedro Common Stock;

  •
  each of Avedro's named executive officers;

  •
  each of Avedro's directors; and

  •
  all of Avedro's current executive officers and directors as a group.

        The percentage ownership information shown in the table below is based on 17,471,241 shares of Avedro Common Stock outstanding as of August 30, 2019.

        Avedro has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Avedro Common Stock issuable pursuant to the vesting of Avedro RSUs or the exercise of Avedro Stock Options or Avedro Warrants that are either immediately exercisable or will vest or become exercisable on or before October 29, 2019, which is 60 days after August 30, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those Avedro RSUs, Avedro Stock Options or Avedro Warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        Except as otherwise noted below, the address for persons listed in the table is c/o Avedro, Inc., 201 Jones Road, Waltham, Massachusetts 02451.

Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or greater stockholders:
Entities affiliated with OrbiMed Private Investments VI, LP(1)	4,346,745	24.7%
InterWest Partners X, L.P.(2)	2,745,244	15.7
HealthQuest Partners II, L.P.(3)	1,437,096	8.2
Named executive officers and directors:
Reza Zadno, Ph.D.(4)	619,248	3.4
Rajesh K. Rajpal, M.D.(5)	135,895	*
Jim Schuermann(6)	67,012	*
Garheng Kong, M.D., Ph.D.(7)	1,437,096	8.2
Hongbo Lu, Ph.D.	—	—
Robert J. Palmisano(8)	77,354	*
Jonathan Silverstein(1)	4,346,745	24.7
Donald J. Zurbay(9)	31,381	*
All current executive officers and directors as a group (11 persons)(10)	6,910,544	37.3%

*
Represents beneficial ownership of less than 1% of the total outstanding shares of Avedro Common Stock.

(1)
Consists of (a) 4,240,128 shares of Avedro Common Stock held by OrbiMed Private Investments VI, LP ("OPI VI"), and (b) 106,617 shares of Avedro Common Stock issuable upon exercise of an Avedro Warrant held by OrbiMed. OrbiMed Capital GP VI LLC ("GP VI"), is the general partner of OPI VI. OrbiMed Advisors LLC ("OrbiMed Advisors") is the managing member of GP VI. OrbiMed ROF II LLC ("ROF II") is the sole general partner of OrbiMed, and OrbiMed Advisors is the sole managing member of ROF II. Jonathan Silverstein, a member of OrbiMed Advisors, is a member of the Avedro Board. OrbiMed Advisors exercises investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan Silverstein. The address of OrbiMed Advisors is 601 Lexington Avenue, 54th floor, New York, New York 10022.

(2)
InterWest Management Partners X, LLC ("IMP10") is the general partner of InterWest Partners X, L.P. ("IW10"). Gilbert H. Kliman and Arnold L. Oronsky are the managing directors of IMP10, and Keval Desai and Khalad A. Nasr are venture members of IMP10. Each managing director and venture member of IMP10 shares voting and investment power with respect to the securities held by IW10. The address for the entities is 2710 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(3)
The information shown is based, in part, upon disclosures filed on a Schedule 13D on February 25, 2019 by (a) HealthQuest Partners II, L.P. ("HealthQuest"), (b) HealthQuest Venture Management II, L.L.C. ("HealthQuest Management"), and (c) Dr. Garheng Kong. HealthQuest Management is the general partner of HealthQuest . HealthQuest Management may be deemed to have voting and dispositive power over the shares held by HealthQuest. Dr. Kong, a member of the Avedro Board, is the managing member of HealthQuest Management. The address for HealthQuest is 1301 Shoreway Road, Suite 350, Belmont, California 94002.

(4)
Consists of (a) 315 shares of Avedro Common Stock that are held by the Martine and Reza Zadno Revocable Trust, for which Dr. Zadno is a co-trustee and shares voting and investment power, (b) 13,668 shares of Avedro Common Stock held by Dr. Zadno, (c) 599,118 shares of Avedro Common Stock issuable upon the exercise of Avedro Stock Options granted to Dr. Zadno that are exercisable within 60 days of August 30, 2019 and (d) 6,147 Avedro RSUs granted to Dr. Zadno that vest within 60 days of August 30, 2019.

(5)
Consists of (a) 7,243 shares of Avedro Common Stock held by Dr. Rajpal and Apra Rajpal and (b) (i) 108,363 shares of Avedro Common Stock held by Dr. Rajpal, (ii) 19,240 shares of Avedro Common Stock issuable upon the exercise of Avedro Stock Options granted to Dr. Rajpal that are exercisable within 60 days of August 30, 2019 and (iii) 1,049 Avedro RSUs granted to Dr. Rajpal that vest within 60 days of August 30, 2019.

(6)
Consists of (i) 66,070 shares of Avedro Common Stock issuable upon the exercise of Avedro Stock Options that are exercisable within 60 days of August 30, 2019 and (ii) 942 Avedro RSUs that vest within 60 days of August 30, 2019.

(7)
Dr. Kong is the managing member of HealthQuest Management, as described above in footnote (3). HealthQuest Management may be deemed to have voting and dispositive power over the shares held by HealthQuest.

(8)
Consists of (a) (i) 37,733 shares of Avedro Common Stock held by Mr. Palmisano, and (ii) 1,420 shares of Avedro Common Stock issuable upon exercise of an Avedro Warrant held by the Robert J. Palmisano 2010 Trust, for which Mr. Palmisano is a co-trustee and shares voting and investment power, and (b) 37,938 shares of Avedro Common Stock issuable upon the exercise of Avedro Stock Options granted to Mr. Palmisano that are exercisable within 60 days of August 30, 2019.

(9)
Consists of shares (a) 3,500 shares of Avedro Common Stock held by Mr. Zurbay and (b) 27,007 of Avedro Common Stock issuable upon the exercise of Avedro Stock Options that are exercisable within 60 days of August 30, 2019.

(10)
Consists of (a) 5,848,046 shares of Avedro Common Stock held by all of Avedro's current executive officers and directors as a group, (b) 1,040,751 shares of Avedro Common Stock that all of Avedro's current executive officers and directors as a group have the right to acquire from Avedro within 60 days of August 30, 2019 pursuant to the exercise of Avedro Warrants or Avedro Stock Options scheduled to vest within 60 days of August 30, 2019 and (c) 10,747 Avedro RSUs held by all of Avedro's current executive officers and directors as a group that vest within 60 days of August 30, 2019.

 PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

        Avedro stockholders are asked to approve the Merger and adopt the Merger Agreement and the other transactions contemplated thereby. Avedro stockholders should carefully read this entire proxy statement/prospectus and the documents incorporated herein by reference, including the full text of the Merger Agreement, which is attached as Annex A, for a more complete understanding of the Merger. For a detailed discussion of the terms of the Merger Agreement and the Merger, see the information about the Merger and the Merger Agreement throughout this proxy statement/prospectus, including the information under "The Merger Agreement" beginning on page 101 of this proxy statement/prospectus. In addition, important business and financial information about (i) Glaukos is incorporated into this proxy statement/prospectus by reference and is included in the Annexes hereto and (ii) Avedro is included under "Information About Avedro" beginning on page 129 of this proxy statement/prospectus and "Financial Statements of Avedro" beginning on page 294 of this proxy statement/prospectus. See also "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus and "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus.

        Approval of the Merger proposal is a condition to completion of the Merger. If the Merger proposal is not approved, the Merger will not occur. For a detailed discussion of the conditions of the Merger, see "The Merger Agreement—Conditions to the Merger" beginning on page 104 of this proxy statement/prospectus.

        Approval of the Merger proposal requires the affirmative vote of a majority of the outstanding shares of Avedro Common Stock. Abstentions will have the same effect as a vote against the Merger proposal. In addition, if you do not submit a valid proxy or attend the Special Meeting to vote your shares of Avedro Common Stock in person or if you hold your shares of Avedro Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the Merger proposal, it will have the same effect as a vote against the Merger proposal. Shares of Avedro Common Stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder of record of Avedro Common Stock returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Avedro Common Stock represented by that proxy card will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Avedro Board.

        At a meeting of the Avedro Board held on August 7, 2019, the Avedro Board unanimously (i) determined that the transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of Avedro and the Avedro stockholders; (ii) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) resolved to recommend the adoption of the Merger Agreement by the Avedro stockholders.

BOARD RECOMMENDATION

        The Avedro Board unanimously recommends that Avedro stockholders vote "FOR" the Merger proposal.

 PROPOSAL 2—COMPENSATION ARRANGEMENTS

        Pursuant to Section 14A of the Exchange Act, Avedro is required to provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Avedro to its named executive officers and a certain named executive officer of Glaukos who is a former director of Avedro, that is based on or otherwise relates to, the Merger, as described under "The Merger—Interests of Certain Persons in the Merger" beginning on page 92 of this proxy statement/prospectus.

        The Avedro Board encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement/prospectus, and to cast a vote to approve the following resolution:

    RESOLVED, that the stockholders of Avedro approve, on a non-binding, advisory basis, the compensation payments that will or may paid by Avedro to its named executive officers and a certain named executive officer of Glaukos who is a former director of Avedro, that is based on, or otherwise relates to, the Merger in the table set forth in "The Merger—Possible Change-in-Control Compensation" beginning on page 95 of this proxy statement/prospectus, and in the related notes and narrative disclosure.

        Approval of the compensation proposal requires the affirmative vote of a majority of the shares of Avedro Common Stock present at the Special Meeting in person, by remote communication, if applicable, or by proxy, and entitled to vote on the matter. Abstentions will have the same effect as a vote against the compensation proposal. If you do not submit a valid proxy or attend the Special Meeting to vote your shares of Avedro Common Stock in person or if you hold your shares of Avedro Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted in determining the outcome of the compensation proposal. Shares of Avedro Common Stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder of record of Avedro Common Stock returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Avedro Common Stock represented by that proxy card will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Avedro Board. This proposal is advisory and therefore not binding on the Avedro Board. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval.

        This advisory vote is separate and apart from the vote on the Merger proposal. The approval of this proposal is not a condition to consummation of the Merger. Whether or not this proposal is approved will have no impact on completion of the Merger.

BOARD RECOMMENDATION

        The Avedro Board unanimously recommends that Avedro stockholders vote "FOR" the compensation proposal.

 PROPOSAL 3—ADJOURNMENTS OF THE SPECIAL MEETING

        This proposal would permit the Avedro Board to adjourn from time to time the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger proposal.

        Pursuant to the Avedro Bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which adjournment is taken. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the Special Meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

        Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Avedro Common Stock present at the Special Meeting in person, by remote communication, if applicable, or by proxy. Abstentions will have the same effect as a vote against the adjournment proposal. If you do not submit a valid proxy or attend the Special Meeting to vote your shares of Avedro Common Stock in person or if you hold your shares of Avedro Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted in determining the outcome of the adjournment proposal. Shares of Avedro Common Stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder of record of Avedro Common Stock returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Avedro Common Stock represented by that proxy card will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Avedro Board.

BOARD RECOMMENDATION

        The Avedro Board unanimously recommends that Avedro stockholders vote "FOR" the adjournment proposal.

 THE MERGER

        This section of the proxy statement/prospectus describes certain material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated herein by reference, including the full text of the Merger Agreement, which is attached as Annex A, for a more complete understanding of the Merger. In addition, important business and financial information about (i) Glaukos is incorporated into this proxy statement/prospectus by reference and is included in the Annexes hereto and (ii) Avedro is included under "Information About Avedro" beginning on page 129 of this proxy statement/prospectus and "Financial Statements of Avedro" beginning on page 294 of this proxy statement/prospectus. See also "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus and "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus.

Background of the Merger

        As a leading commercial-stage ophthalmic medical technology company, Avedro's management team regularly considers and pursues opportunities to create stockholder value. Avedro's management has periodically reviewed and discussed business, operational and strategic plans to enhance and complement Avedro's existing business to address the needs of its customers.

        In February 2019, Avedro completed the initial public offering ("IPO") of Avedro Common Stock at a price of $14.00 per share, with net proceeds of $65.1 million, and listed the Avedro Common Stock for trading on Nasdaq.

        On June 12, 2019, Thomas W. Burns, President and Chief Executive Officer of Glaukos (and a member of the Avedro Board at the time), called Dr. Reza Zadno, President and Chief Executive Officer of Avedro, stating Glaukos' intention to submit a written indication of interest to acquire all Avedro Common Stock in exchange for shares of Glaukos Common Stock (the "June 12 Indication of Interest"). Mr. Burns communicated that Glaukos, based upon publicly available information about Avedro, would propose a purchase price of $23 per share of Avedro Common Stock using a fixed exchange ratio based on Glaukos' stock price prior to the signing of a definitive agreement. Mr. Burns also described Glaukos' steps to address potential conflicts of interest arising from two overlapping members of the Avedro Board and Glaukos Board, Mr. Burns and Dr. Gilbert H. Kliman. Mr. Burns noted that Dr. Kliman was not aware of Glaukos' interest in acquiring Avedro, and that neither he nor Dr. Kliman were participating on a special committee of the Glaukos Board that had been established on May 29, 2019 to assess a potential transaction with Avedro. Mr. Burns stated to Dr. Zadno that he had and would continue to recuse himself from Glaukos' future processes relating to a potential transaction and that any related communications from Avedro to Glaukos should be directed to Joseph Gilliam, Glaukos' Chief Financial Officer. Mr. Burns then informed Dr. Zadno that he would recuse himself from participating, as a member of the Avedro Board and its committees, in the process relating to a potential transaction. Later that same day, Mr. Burns called Dr. Kliman and Jonathan Silverstein as a courtesy to inform them of the June 12 Indication of Interest, and no other details were discussed. Dr. Kliman then immediately recused himself from participating in the process relating to a potential transaction, including as a member of the Avedro Board and Glaukos Board and any committee of either of such board of directors.

        Following Dr. Zadno's call with Mr. Burns, Mr. Gilliam sent Glaukos' June 12 Indication of Interest in writing to Dr. Zadno. That same day, Dr. Zadno and management called each member of the Avedro Board (excluding Mr. Burns and Dr. Kliman) to inform them of the June 12 Indication of Interest and that Mr. Burns and Dr. Kliman had each recused themselves from the Avedro Board in any process relating to a potential transaction.

        On June 14, 2019, the Avedro Board (excluding Mr. Burns and Dr. Kliman, who did not receive notice of or participate in any of the Avedro Board meetings during this period) met by telephone with members of management and Cooley present to discuss the June 12 Indication of Interest, the strategic review process and approval for engaging a financial advisor in connection with the potential transaction. At this meeting, Cooley described the fiduciary duties of the Avedro Board in considering a stock-for-stock acquisition and strategic alternatives and discussed with the Avedro Board the recusal of Mr. Burns and Dr. Kliman and other process-related considerations that included the confirmation that no other Avedro Board members had any conflict of interest that would require recusal. The Avedro Board discussed management's recommendation that a financial advisor be retained and agreed to contact Guggenheim Securities based on its experience in the medical technology industry, its expertise in mergers and acquisitions as well as its familiarity with Avedro because it served as an underwriter to Avedro's IPO. The Avedro Board also established a transaction committee (the "Transaction Committee") to oversee the strategic review process, including negotiation of a potential acquisition of Avedro by Glaukos. The Transaction Committee consisted of Robert J. Palmisano, Jonathan Silverstein and Donald Zurbay, each of whom were chosen based on their independence, experience with strategic transactions, existing roles on the Avedro Board and willingness to serve on the Transaction Committee. The Transaction Committee was formed to facilitate the review and negotiation of a potential transaction and not in response to a potential conflict of interest.

        On June 14, 2019, Dr. Zadno emailed Mr. Gilliam to acknowledge receipt of the June 12 Indication of Interest.

        On June 19, 2019, Dr. Zadno called Mr. Gilliam to inform Glaukos that Avedro was working with Guggenheim Securities to evaluate the June 12 Indication of Interest.

        On June 28, 2019, the Transaction Committee met by telephone with other Avedro Board members, management, Guggenheim Securities and Cooley. Prior to Guggenheim Securities joining the meeting, the Transaction Committee discussed and approved the terms of an engagement letter negotiated with Guggenheim Securities that included Guggenheim Securities' conflicts disclosures and was to be effective as of June 27, 2019. At the meeting, Guggenheim Securities presented a preliminary financial analysis of the exchange ratio implied in the June 12 Indication of Interest (which implied an approximately 13% pro forma ownership of the combined company by the stockholders of Avedro). Management reviewed Avedro's base financial projections through 2025 and projections for the refractive product opportunity through 2029 on a non-probability adjusted basis. The Transaction Committee approved the projections and the use thereof by Guggenheim Securities. The Transaction Committee discussed the proposed response to Glaukos' June 12 Indication of Interest in light of Avedro's current performance and prospects as a standalone company and determined that the price and pro forma ownership percentage implied in the June 12 Indication of Interest undervalued Avedro and was therefore not a compelling offer. The Transaction Committee instructed Guggenheim Securities to call Glaukos' financial advisor, Perella Weinberg, to convey that the June 12 Indication of Interest was not an acceptable offer.

        On June 28, 2019, Guggenheim Securities called Perella Weinberg to communicate that the June 12 Indication of Interest was not at a level that would cause Avedro to engage in due diligence or further discussions and indicated that a transaction in which approximately 16% of the combined company would be owned by the Avedro stockholders would be needed to proceed with discussions.

        On June 29, 2019, Guggenheim Securities and Perella Weinberg met by telephone to discuss further Avedro's response to the June 12 Indication of Interest. Perella Weinberg stated that they had reviewed the feedback from the Transaction Committee with certain members of Glaukos' management. Perella Weinberg communicated that they expected that Glaukos would be able to agree to a transaction in which 14% of the combined company would be owned by the Avedro stockholders (vs. the implied approximate 13% ownership pursuant to the June 12 Indication of Interest) and that

Glaukos may be able to agree to 15% or even slightly higher than 15% ownership by Avedro stockholders in the combined company, subject to continued diligence and confirmation that certain key assumptions of Glaukos with respect to Avedro were met or exceeded. However, Perella Weinberg also communicated to Guggenheim Securities that Glaukos would not proceed with a transaction that resulted in an ownership of 16% of the combined company by the Avedro stockholders, and suggested that discussions should terminate if that level of ownership was required by Avedro.

        On June 30, 2019, Mr. Gilliam called Dr. Zadno to reinforce the message conveyed by Perella Weinberg that he believed Glaukos could ultimately offer up to 15%, or slightly higher, of pro forma Avedro ownership in the combined company.

        On July 1, 2019, the Transaction Committee met by telephone with other Avedro Board members, management, Guggenheim Securities and Cooley. Guggenheim Securities provided an update regarding its communications with Perella Weinberg. The Transaction Committee advised Guggenheim Securities that Avedro would authorize the commencement of mutual due diligence and further discussions with Glaukos, provided that the Transaction Committee would not recommend proceeding with a transaction unless the exchange ratio would result in Avedro's stockholders having a post-closing ownership percentage in a range between 15% and 16% of the combined company. The Transaction Committee then discussed seeking the right to appoint a director to the Glaukos Board at closing. The Transaction Committee also considered with its advisors the possibility of conducting a market check, including the identity of third parties potentially interested in acquiring Avedro and the views of Guggenheim Securities of the potential strategic interest of each of these parties, including the fact that none of the potentially interested parties has shown any interest in acquiring Avedro during or following prior business development discussions. The Transaction Committee discussed the risks of conducting a market check, including the risk of leaks, before deferring a decision on whether to contact any other potential third party acquirers.

        Later that day, at the direction of the Transaction Committee, Guggenheim Securities conveyed to Perella Weinberg the determination of the Transaction Committee to authorize the commencement of mutual due diligence and the Transaction Committee's position on the pro forma ownership percentage and governance considerations.

        During the week of July 1, 2019, Avedro, Glaukos, Guggenheim Securities, Perella Weinberg, Cooley and O'Melveny, coordinated with respect to diligence topics and the scheduling of management meetings.

        On July 8, 2019, Glaukos and Avedro entered into a mutual confidentiality agreement (the "Confidentiality Agreement"), in order to facilitate the consideration and negotiation of a possible transaction between the parties, pursuant to which, among other things, both parties agreed, subject to certain exceptions, to keep confidential certain non-public information disclosed to the other party. The Confidentiality Agreement included a twelve-month standstill with a standard fall-away provision and permission for Glaukos to confidentially approach Avedro's senior management, the Avedro Board members or financial advisor during the standstill period.

        On July 9, 2019, members of Avedro and Glaukos management met in-person in Dana Point, California, to discuss the proposed transaction and commence the mutual due diligence process, with each party giving a management presentation. At this meeting, Mr. Burns, in his capacity as Chief Executive Officer of Glaukos, and at Avedro's request, led a discussion of Glaukos' business, including his view as to how the acquisition of Avedro would complement Glaukos' business.

        On July 10, 2019, Guggenheim Securities and Perella Weinberg discussed by telephone the fully diluted equity information for each of Glaukos and Avedro in order to ensure they were consistent in their assumptions regarding the pro forma ownership of the combined company under various potential exchange ratios.

        On July 11, 2019, Perella Weinberg sent Glaukos' initial due diligence request list to Guggenheim Securities, and Avedro opened its electronic data room for Glaukos and its representatives.

        On July 12, 2019, Glaukos opened an electronic data room to Avedro senior management. The same day, Guggenheim Securities and Perella Weinberg discussed by telephone the due diligence process and key topics. On that call, Perella Weinberg communicated Glaukos' request to have its representatives visit Avedro's headquarters during the week of July 22, 2019.

        On July 15, 2019, Glaukos and Avedro, and their respective financial advisors, held a diligence call regarding Glaukos' commercial product portfolio and product pipeline as well as key market and other assumptions to enable Avedro management to prepare Glaukos financial projections that could be used by the Avedro Board and Guggenheim Securities in their respective analysis regarding the contemplated acquisition of Avedro by Glaukos.

        On July 16, 2019, Glaukos and Avedro, and their respective financial advisors, held a diligence call to discuss Avedro's products, technology, market and product pipeline. Later that day, Glaukos and Avedro, and their respective financial advisors, held a call to discuss Glaukos' strategic rationale for the proposed transaction.

        On July 17, 2019, Glaukos and Avedro, and their respective financial advisors, held a diligence call regarding Avedro's intellectual property.

        On July 19, 2019, Perella Weinberg communicated Glaukos' proposal of an exchange ratio of 0.350, implying a post-closing pro forma ownership percentage for Avedro stockholders of approximately 14.6% ("July 19 Proposal") to Guggenheim Securities. Guggenheim Securities then provided an update to Dr. Zadno on the same day. Later that same day Dr. Zadno updated each of the Transaction Committee members individually about the July 19 Proposal and each of the Transaction Committee members indicated that Avedro should end the discussions with Glaukos because the July 19 Proposal was below the ownership percentage established by the Transaction Committee as the floor for what the Transaction Committee would accept as discussed at the Transaction Committee Meeting on July 1, 2019 and was not sufficient given Avedro's alternative prospects as a standalone company.

        On July 20, 2019, Dr. Zadno informed Guggenheim Securities that the Transaction Committee had rejected the July 19 Proposal and determined to end discussions with Glaukos. Later that day, Guggenheim Securities conveyed this message to Perella Weinberg.

        On July 23, 2019, Perella Weinberg sent to Guggenheim Securities a revised proposal increasing the exchange ratio to 0.365, implying a post-closing pro forma ownership for Avedro stockholders of approximately 15.1% of the combined company (the "July 23 Proposal"). Perella Weinberg indicated that this was Glaukos' best and final offer and that Glaukos expected the merger agreement to reflect terms that would provide high certainty of closing, including requiring voting agreements from certain stockholders represented on the Avedro Board and a termination fee on the high end of precedent termination fees. Perella Weinberg also communicated that Glaukos expected to assume Avedro's outstanding stock options without any acceleration of vesting and also expected that the Avedro Board would not approve any new change of control related benefits.

        On July 24, 2019, the Transaction Committee met by telephone with other members of the Avedro Board, management, Guggenheim Securities and Cooley. At this meeting, the Transaction Committee evaluated and discussed the July 23 Proposal, and Guggenheim Securities reviewed the financial aspects of the July 23 Proposal, including Avedro management's financial projections of Glaukos and Avedro management's financial projections of revenue synergies and cost synergies from the proposed combination and financial analyses of the proposed exchange ratio. Management also reviewed for the Transaction Committee the key findings from management's business and financial due diligence of Glaukos. The Transaction Committee further discussed requesting representation on the Glaukos Board following the closing. Following a discussion, the Transaction Committee approved the negotiation of a definitive agreement based on the July 23 Proposal and continued discussion with Glaukos regarding post-closing board representation. During this meeting, the Transaction Committee again discussed with its advisors the possibility of conducting a market check before deciding against it, primarily because (i) a market check might result in market leaks that could jeopardize the proposed transaction, (ii) the July 23 Proposal offered Avedro stockholders approximately 15.1% pro forma ownership in the combined company with, in the viewpoint of the Transaction Committee, meaningful synergies and prospects, as well as the potential to participate in future stock price appreciation, (iii) the Transaction Committee did not believe that any cash acquirer would be likely to offer financial terms superior to the July 23 Proposal because of the historic lack of engagement by other potential strategic parties, and (iv) the merger agreement would permit Avedro to consider and terminate the merger agreement to accept an unsolicited superior proposal, subject to the obligation to pay the Avedro Termination Fee (as defined below).

        Following the meeting, at the direction of the Transaction Committee, Guggenheim Securities informed Perella Weinberg of the decision to move forward with negotiations based on the July 23 Proposal, and reinforced the Transaction Committee's desire for board representation.

        On July 25, 2019, members of Glaukos' management team visited the headquarters of Avedro in Waltham, Massachusetts for diligence meetings with Avedro management. That same day, Avedro sent a due diligence request list to Glaukos.

        On July 25, 2019, O'Melveny sent Cooley initial drafts of the Merger Agreement and the Voting Agreement. The Merger Agreement, among other customary terms, included a termination fee for Avedro payable in certain circumstances (the "Avedro Termination Fee") measured at 5% of the equity value of the transaction. The Merger Agreement did not impose operating covenants on Glaukos. The draft Voting Agreements committed signatory stockholders to, among other things, voting all of their respective shares of Avedro Common Stock in favor of the transaction. This obligation would decrease to an aggregate of approximately 30% of the outstanding shares of Avedro Common Stock (spread proportionately between the signatory stockholders) in the event the Avedro Board made a Company Change of Recommendation in connection with an Intervening Event (the "Ratchet Down Provision"). The draft Voting Agreements also included an irrevocable proxy.

        On July 29, 2019, Cooley sent O'Melveny a revised draft of the Merger Agreement and a revised draft of the Voting Agreement. The revised draft of the Merger Agreement, among other things, included a placeholder for the Avedro Termination Fee, certain limited operating covenants for Glaukos and a covenant relating to the composition of the post-merger Glaukos Board. In the revised draft of the Voting Agreements, the irrevocable proxy provision was deleted, and the Ratchet Down Provision was replaced with a concept that the Voting Agreements would terminate in the event the Avedro Board made a Company Change of Recommendation in connection with an Intervening Event.

        On July 31, 2019, O'Melveny held a call with Cooley to discuss open issues in the draft Merger Agreement. O'Melveny conveyed Glaukos' position that it would not agree to provide Avedro a board seat on the Glaukos Board. Following the call, O'Melveny sent Cooley revised drafts of the Merger Agreement and the Voting Agreement. In the Merger Agreement, among other things, the Avedro Termination Fee was left blank and the limited operating covenants of Glaukos and board composition covenant were deleted. In the Voting Agreements, each of the Ratchet Down Provision and the irrevocable proxy provision were reinserted.

        On August 2, 2019, the Avedro Board met by telephone with management, Guggenheim Securities and Cooley. Cooley provided an update on the Merger Agreement negotiations, described open issues and received feedback from the Avedro Board, including its willingness to forego a board seat on the Glaukos Board. Cooley also described the key terms of the Voting Agreements that Glaukos proposed be signed by each of the chief executive officer of Avedro, chief financial officer of Avedro, and each

5% or greater stockholder of Avedro with a representative on the Avedro Board other than InterWest because of Dr. Kliman's recusal and the waiver of Section 203 of the DGCL that the Avedro Board would be asked to approve prior to the stockholders entering into the Voting Agreements. During the meeting, Avedro management presented their due diligence findings relating to Glaukos. Management also discussed the proposed communication plan for the announcement of the proposed transaction. The meeting was adjourned and then resumed in order for Mr. Burns, in his capacity as Chief Executive Officer of Glaukos, to present to the Avedro Board, at the Avedro Board's request, a discussion of Glaukos' business, including his view as to how the acquisition of Avedro would complement Glaukos' business, consistent with his July 9, 2019 presentation to Avedro's management.

        Later that day, Avedro management held a diligence call with Glaukos management to discuss Glaukos' perspective on potential revenue and cost synergies from the combination. Also that day, Cooley sent O'Melveny a revised draft of the Merger Agreement. The revised draft of the Merger Agreement, among other things, included an Avedro Termination Fee equal to 4% of the equity value of the transaction.

        On August 2, 2019, Avedro management sent the Voting Agreement to the institutional stockholders being asked to sign the same. Stockholders subsequently provided comments on the Voting Agreement to Cooley, which Cooley conveyed to O'Melveny.

        On August 4, 2019, O'Melveny sent Cooley a revised Merger Agreement, including, among other changes, an Avedro Termination Fee equal to 4.5% of the equity value of the transaction.

        Between August 4 and August 7, 2019, Cooley and O'Melveny continued to exchange drafts of the Merger Agreement.

        On August 6, 2019, the Avedro Board met by telephone with members of management, Cooley and Guggenheim Securities to review the terms of the transaction. Cooley and Guggenheim Securities summarized the transaction negotiations, including the resolution of key open points. Cooley then provided a detailed summary of the terms of the transaction, including the conditions to closing and protective provisions, and a presentation on the fiduciary duties of the Avedro Board in the context of approving the proposed transaction. Guggenheim Securities next reviewed with the Avedro Board Guggenheim Securities' financial analysis of the Exchange Ratio. Following a discussion, the Avedro Board agreed that proceeding with the proposed transaction at the Exchange Ratio is in the best interest of the stockholders and agreed to meet the following day to approve the transaction. The Avedro Board was aware that Mr. Burns and Dr. Kliman intended to resign from the Avedro Board later in the day and approved the acceleration of the vesting of all of Mr. Burns' and Dr. Kliman's RSUs and options to acquire Avedro Common Stock effective as of August 6, 2019.

        On August 6, 2019, after the conclusion of the Transaction Committee meeting, Dr. Kliman and Mr. Burns each resigned from the Avedro Board. Dr. Kliman also resigned from the Glaukos Board on August 6, 2019.

        On August 7, 2019, the parties finalized the Merger Agreement and agreed to an Avedro Termination Fee of 4% of the equity value of the transaction.

        On August 7, 2019, the Avedro Board met by telephone with management, Guggenheim Securities and Cooley. At such meeting, Guggenheim Securities reviewed with the Avedro Board Guggenheim Securities' financial analysis of the Exchange Ratio and rendered an oral opinion, confirmed by delivery of a written opinion dated August 7, 2019 to the Avedro Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Exchange Ratio in connection with the Merger was fair, from a financial point of view, to the holders of Avedro Common Stock (excluding Glaukos and its affiliates). Following the discussion, the Avedro Board unanimously (i) determined that the transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of Avedro and Avedro's stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) resolved to recommend the adoption of the Merger Agreement by Avedro's stockholders and (iv) confirmed that its approval of the Merger Agreement and the transactions contemplated thereby constituted approval under Section 203 of the DGCL, as a result of which the Merger Agreement, the Voting Agreements, the Merger and the transactions did not and would not be subject to any restrictions under Section 203 of the DGCL.

        After the respective meetings of the Avedro Board and Glaukos Board, Avedro, including certain employees and directors, and Glaukos executed the Voting Agreements and Merger Agreement.

        After the close of trading, the parties issued a joint press release announcing the execution of the Merger Agreement and the Voting Agreements.

Effects of the Merger

        Upon completion of the Merger, Merger Sub, a wholly owned subsidiary of Glaukos, will merge with and into Avedro. Avedro will continue as the Surviving Corporation.

Treatment of Avedro Common Stock

        At the Effective Time, each share of Avedro Common Stock (other than shares of Avedro Common Stock owned by Glaukos, Merger Sub or Avedro or any direct or indirect, wholly owned subsidiary of Avedro or Glaukos) issued and outstanding immediately prior to the Effective Time will be automatically cancelled and converted into the right to receive a number of shares of Glaukos Common Stock equal to the product of the number of shares of Avedro Common Stock multiplied by the Exchange Ratio. No fractional shares of Glaukos Common Stock will be issued in the Merger and Avedro's stockholders will receive cash in lieu of any fractional share.

Treatment of Avedro Stock Options

        At the Effective Time, each Avedro Stock Option will be assumed by Glaukos and converted into an Assumed Stock Option to purchase a number of shares of Glaukos Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Avedro Common Stock subject to such Avedro Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio. The per share exercise price for the Glaukos Common Stock issuable upon exercise of such Assumed Stock Option will be equal (rounded up to the nearest whole cent) to the exercise price per share of Avedro Common Stock applicable to such Avedro Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. Except as provided above, each Assumed Stock Option will be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as the corresponding Avedro Stock Option immediately prior to the Effective Time. After the Effective Time, each Assumed Stock Option will no longer represent the right to acquire Avedro Common Stock.

Treatment of Avedro RSUs

        At the Effective Time, each outstanding Avedro RSU (but excluding any Avedro RSU that becomes vested prior to or as a result of the consummation of the Merger and is settled in shares of Avedro Common Stock that converts into the right to receive the Merger Consideration) will be assumed by Glaukos and converted into the right to receive the number of shares of Glaukos Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Avedro Common Stock subject to such Avedro RSU immediately prior to the Effective Time multiplied by the Exchange Ratio. Except as provided above, each Assumed RSU will be subject to the same terms and conditions (including vesting, payment and withholding provisions) as the corresponding

Avedro RSU immediately prior to the Effective Time. After the Effective Time, each Assumed RSU will no longer represent the right to acquire Avedro Common Stock.

        At the Effective Time, Glaukos will assume all of Avedro's obligations under its employee stock plans in respect of Avedro Stock Options and Avedro RSUs, and any outstanding awards and obligations under such agreements. Promptly after the Effective Time (no longer than 5 business days), Glaukos will file or will otherwise have available a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Glaukos Common Stock subject to the Assumed Stock Options and Assumed RSUs.

Treatment of Avedro Employee Stock Purchase Plan

        Any offering period in progress under the ESPP will be terminated on the Final Exercise Date. On the Final Exercise Date, the funds credited for each participant under the ESPP will be used to purchase shares of Avedro Common Stock in accordance with the terms of the ESPP, and each share of Avedro Common Stock purchased under the ESPP that is outstanding at the Effective Time will be converted into the right to receive (less any applicable withholding taxes) the Merger Consideration. Any funds credited to a participant under the ESPP that are not used to purchase shares of Avedro Common Stock in accordance with the terms of the ESPP will be refunded to such participant as promptly as practicable following the Final Exercise Date. No further share purchase rights will be granted or exercised under the ESPP after the Final Exercise Date. The ESPP will be terminated as of the Effective Time.

Treatment of Avedro Warrants

        At the Effective Time, each Avedro Warrant (or portion thereof) issued in favor of each of Hercules Technology III, L.P. and OrbiMed that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by Glaukos and converted into an Assumed Warrant to purchase a number of shares of Glaukos Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Avedro Common Stock subject to such Avedro Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio. The per share exercise price for the Glaukos Common Stock issuable upon exercise of such Assumed Warrant will be equal (rounded up to the nearest whole cent) to the per share exercise price of Avedro Common Stock applicable to such Avedro Warrant immediately prior to the Effective Time divided by the Exchange Ratio. Except as provided above, each Assumed Warrant will be subject to the same terms and conditions (including expiration date and exercise provisions) as the corresponding Avedro Warrant immediately prior to the Effective Time.

        Further, at the Effective Time, each Avedro Warrant (other than Avedro Warrants that are being converted into Assumed Warrants, as discussed in the foregoing paragraph) that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and converted into the right to receive a number of shares of Glaukos Common Stock equal to (i) the number of shares of Avedro Common Stock subject to such Avedro Warrant multiplied by the Exchange Ratio minus (ii) the quotient obtained by dividing the aggregate exercise price of such Avedro Warrant by the Glaukos Trading Price. Holders of such cancelled and converted Avedro Warrants that would otherwise have been entitled to receive a fraction of a share of Glaukos Common Stock will receive, in lieu of any such fractional share, cash (rounded down to the nearest whole cent and without interest) in an amount equal to such fractional amount multiplied by the Glaukos Trading Price. After the Effective Time, each holder of an Assumed Warrant or a cancelled and converted Avedro Warrant will cease to have any rights to acquire Avedro Common Stock or any other Avedro capital stock.

Other Effects

        The rights pertaining to Glaukos Common Stock will be different from the rights pertaining to Avedro Common Stock, because the Glaukos Charter and the Glaukos Bylaws in effect immediately after the completion of the Merger will be different from the Avedro Charter and the Avedro Bylaws, respectively. A further description of the rights pertaining to Glaukos Common Stock and the Glaukos Charter and Glaukos Bylaws is set forth under "Comparison of Rights of Holders of Glaukos Common Stock and Avedro Common Stock" beginning on page 267 of this proxy statement/prospectus.

Glaukos Reasons for the Merger

        The Glaukos Board delegated responsibility to the Special Committee to evaluate a potential transaction with Avedro. The members of the Special Committee are Mark J. Foley, David F. Hoffmeister, William J. Link, Marc A. Stapley and Aimee S. Weisner, each of whom the Glaukos Board previously determined is an independent director under the rules of the NYSE. Mr. Thomas W. Burns, the President and Chief Executive of Glaukos and a member of the Glaukos Board, and Dr. Gilbert Kliman, a member of the Glaukos Board at the time the Special Committee was formed, were each members of the Avedro Board and held equity interests in Avedro, and accordingly, were excluded from participating as members of the Special Committee.

        Among other things, the Special Committee unanimously recommended that the Glaukos Board adopt, approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and such other agreements, instruments and documents as are contemplated by the Merger Agreement, including the Voting Agreements. The Special Committee also determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of Glaukos, Merger Sub and their respective stockholders.

        Upon such recommendation from the Special Committee, and after consultation with members of Glaukos' management, the Glaukos Board (with Mr. Thomas W. Burns recusing himself) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of Glaukos, Merger Sub, and their respective stockholders. The Glaukos Board also considered the fact that it believed the Merger will be an ideal fit for Glaukos' core strengths in creating ophthalmic markets with novel therapies that address important unmet clinical needs of practitioners and patients as a result of Avedro having in place many of the same strategic attributes Glaukos used to pioneer MIGS, including proprietary solutions, extensive clinical validation, broad reimbursement and first-to-market status. The Glaukos Board believes that combined organizations can possess the essential expertise, scale and reach to maximize these opportunities, drive further commercialization of Avedro's bio-activated pharmaceuticals and establish another synergistic and durable Glaukos franchise to fuel potential near-and long-term growth and shareholder value.

Avedro Board Recommendation and Its Reasons for the Merger

        At a meeting held on August 7, 2019, the Avedro Board, after careful review and consideration, among other things, unanimously approved the Merger Agreement and determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the Voting Agreements, are fair to and in the best interests of Avedro and its stockholders. The Avedro Board unanimously recommends that Avedro stockholders vote (a) "FOR" the Merger proposal, (b) "FOR" the compensation proposal and (c) "FOR" the adjournment proposal.

        In evaluating the Merger Agreement and the Merger, the Avedro Board consulted with (i) Avedro's senior management, (ii) Avedro's outside legal counsel regarding its obligations, legal due diligence matters and the legal terms of the Merger Agreement and (iii) Avedro's financial advisor regarding the financial terms of the Merger Agreement, and considered a number of factors, including the following:

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  the fact that the Exchange Ratio, which is expected to give Avedro stockholders and holders of Avedro Stock Options and Avedro RSUs approximately 15% of the combined company's outstanding shares of Glaukos Common Stock, immediately following the Merger, is financially attractive in light of Avedro's standalone value, Avedro's recent stock performance, including its trading revenue multiple, Avedro's strategic alternatives and the potential value of the combined company following the Merger, considering its growth rate, higher trading revenue multiple, opportunity for cost savings and revenue enhancements, and other benefits of increased scale following the Merger;

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  the fact that the Exchange Ratio is fixed and will not fluctuate based upon changes in the stock price of Avedro or Glaukos prior to completion of the Merger;

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  the current and historical market prices of the shares of Avedro Common Stock, including the market performance of such shares relative to those of other participants in Avedro's industry and general market indices, and certain premiums observed over various periods by the Avedro Board (based on the implied price per share to be paid to Avedro's stockholders based on the Exchange Ratio) which represented, in the Avedro Board's view, a compelling premium to the standalone present value of Avedro to its stockholders and the historical market prices of the shares of Avedro Common Stock;

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  the Avedro Board's belief regarding the potential long-term strategic benefits of the Merger of Avedro with Glaukos, including:

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  the complementary nature of Avedro and Glaukos as a hybrid pharmaceutical and device organization and the potential to combine Avedro's bio-activated pharmaceutical solutions and research and development capabilities with Glaukos' global commercial scale, proven market building and shared reimbursement expertise, robust pharmaceutical medical device research and development capabilities and extensive clinical and regulatory infrastructure to transform ophthalmic treatments and pioneer an entirely new market;

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  the ability to leverage both Avedro's and Glaukos' core strengths and the opportunity to accelerate Avedro's growth potential and pipeline programs while also strengthening Glaukos' research and development expertise to propel organic development programs forward;

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  the size and scale of both the Glaukos and Avedro patient bases, providing the combined company with substantial opportunities to expand the total addressable market for their respective products;

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  the expectation that the combined company will have cost savings and enhanced profitability compared to Avedro and Glaukos together, as standalone entities;

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  the combined company's global sales force and reimbursement scale can potentially drive revenue synergies further accelerating the revenue growth trajectory for the combined company, including in combo cataract and refractive centers;

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  the information and discussions held with Avedro's management and advisors regarding Glaukos' business, assets, financial condition, results of operations, current business strategy and prospects, including the projections prepared by Avedro's management of the long-term financial results of Glaukos as a standalone company (as set forth in "The Merger—Certain Information Provided by the Parties—Avedro Projections" beginning on page 88 of this proxy statement/prospectus), the size and scale of the combined company and the expected pro forma effect of the proposed Merger on the combined company;

    •
    the ability of the combined company to better meet patient needs more effectively, while enhancing its ability to continually develop new products that extend its leadership and, through the combination, it will better utilize resources to increase innovation and create greater stockholder value; and

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    the expectation that the Merger will result in greater long-term value to Avedro's stockholders than the potential from other alternatives available to Avedro, including seeking an alternative transaction with another third party or remaining an independent public company, in each case, considering the potential for Avedro's stockholders to share in any future earnings growth of Glaukos' and Avedro's businesses, the continued expenses of operating a public company, the overall assessment of the net present value of the risk-adjusted returns that are likely to accrue to Avedro's stockholders over the long term, and the ability of Avedro's stockholders to attain liquidity should any such stockholder choose not to retain its shares of Glaukos Common Stock;

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  the fact that the Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and as such generally no gain or loss is expected to be recognized by Avedro's stockholders for U.S. federal income tax purposes in connection with the exchange of Avedro Common Stock for shares of Glaukos Common Stock pursuant to the Merger;

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  the Avedro Board's belief, based upon the negotiations with Glaukos, that the form and the amount of consideration to be paid by Glaukos is the most that Glaukos was willing to pay for Avedro and that the terms of the Merger Agreement include the most favorable terms to Avedro to which Glaukos was willing to agree;

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  the Avedro Board's belief that the terms and conditions of the Merger Agreement, including the parties' representations, warranties and covenants, deal protection provisions and closing conditions, are reasonable for a transaction of this nature;

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  the likelihood of completion of the transactions contemplated by the Merger Agreement, particularly in light of the terms of the Merger Agreement and the closing conditions to the Merger;

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  the opinion, dated August 7, 2019, of Guggenheim Securities to the Avedro Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio in connection with the Merger, to the holders of shares of Avedro Common Stock (excluding Glaukos and its affiliates), which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, as more fully described in "The Merger—Opinion of Financial Advisor to Avedro" beginning on page 68 of this proxy statement/prospectus;

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  the Avedro Board's belief that Glaukos' senior management team is highly skilled and capable of managing the combined company and achieving the long-term value being sought by the Avedro and Glaukos stockholders;

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  a variety of risks and other potentially negative factors of the Merger and the Merger Agreement, including the following:

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  the risks described under "Risk Factors" beginning on page 31 of this proxy statement/prospectus;

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  the potential risk of diverting Avedro management's attention and resources from the operation of Avedro's business and towards completion of the Merger;

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    the possibility that the Merger might not be completed and the potential effects of the public announcement and pendency of the Merger on management's attention and on the reputation of Avedro, Avedro's relationships with patients, suppliers and other constituencies and the ability of Avedro to obtain financing in the future in the event that the Merger is not completed;

    •
    the risks associated with integrating businesses upon completion of the Merger, including risks of employee disruption, risks relating to melding of company cultures and retention risks relating to key employees;

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    the possibility that the strategic, operational and financial benefits and stock price performance anticipated in connection with the Merger might not be realized, or would take longer to realize than expected, by the combined company, including that the anticipated synergies resulting from the Merger might not be achieved and/or reflected in the trading price of Glaukos Common Stock following the completion of the Merger;

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    the fact that no cash consideration is being paid in connection with the Merger and that the Exchange Ratio is fixed, so if Glaukos' stock price declines, and does not recover prior to the Effective Time, the value of consideration received by Avedro stockholders in connection with the Merger would also decline;

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    the risk that the Merger might not be consummated (or such consummation may not occur in a timely manner), including the risks that the trading price of Avedro Common Stock could be adversely affected, Avedro would have incurred substantial transaction and opportunity costs and Avedro's business might be subject to substantial disruptions and delays that could adversely impact its business plan and prospects;

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    the restrictions the Merger Agreement imposes on soliciting competing bids and the fact that Avedro may be obligated to pay a termination fee of $22.5 million or reimburse expenses of Glaukos if the Merger Agreement is terminated in certain circumstances and the possibility that the termination fee could potentially deter third parties from making a competing bid to acquire Avedro prior to the closing of the Merger, and could impact Avedro's ability to engage in another strategic transaction for twelve months if the Merger Agreement is terminated in certain circumstances;

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    the fact that Avedro's executive officers and directors have financial interests in the transactions that are not shared by all Avedro stockholders (see "The Merger—Interests of Certain Persons in the Merger" beginning on page 92 of this proxy statement/prospectus);

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    the regulatory and other approvals required in connection with the Merger and the risk that such regulatory approvals will not be received in a timely manner or at all, or may impose unacceptable conditions; and

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    the restrictions in the Merger Agreement on the conduct of Avedro's business prior to the consummation of the Merger, which may delay or prevent Avedro from undertaking business opportunities that may arise prior to the consummation of the Merger.

        The foregoing discussion of the Avedro Board's reasons for its recommendation to Avedro's stockholders is not meant to be exhaustive, but is intended to address the material information and principal factors considered by the Avedro Board. In view of the factors considered in connection with its evaluation of the proposed Merger and the complexity of these matters, the Avedro Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the proposed Merger and the Merger Agreement and to make its recommendation to Avedro stockholders. In addition, individual members of the Avedro Board may have given differing weights to different factors. In reaching its determination to approve the proposed Merger and the Merger Agreement, the Avedro Board conducted an overall review of the factors described above, including thorough discussions with Avedro's management and outside legal and financial advisors. The Avedro Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger.

        The Avedro Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the Avedro Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under "Special Note Regarding Forward-Looking Statements" beginning on page 40 of this proxy statement/prospectus.

Opinion of Financial Advisor to Avedro

Overview

        Avedro retained Guggenheim Securities as its financial advisor in connection with the potential sale of Avedro. In selecting Guggenheim Securities as its financial advisor, Avedro considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the biotechnology and medical device sectors. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

        At the August 7, 2019 meeting of the Avedro Board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the Avedro Board to the effect that, as of August 7, 2019 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Exchange Ratio in connection with the Merger was fair, from a financial point of view, to the holders of Avedro Common Stock (excluding Glaukos and its affiliates).

        This description of Guggenheim Securities' opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex C to this proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities' written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities' written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

        In reading the discussion of Guggenheim Securities' opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith) or the summary of Guggenheim Securities' underlying financial analyses elsewhere in this proxy statement/prospectus:

  •
  was provided to the Avedro Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio;

  •
  did not constitute a recommendation to the Avedro Board with respect to the Merger;

  •
  does not constitute advice or a recommendation to any holder of Avedro Common Stock as to how to vote or act in connection with the Merger;

  •
  did not address Avedro's underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Avedro or the effects of any other transaction in which Avedro or Glaukos might engage;

  •
  addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to the holders of Avedro Common Stock (excluding Glaukos and its affiliates) to the extent expressly specified in such opinion;

  •
  expressed no view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Merger Agreement or (b) any voting or support agreement or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Avedro or Glaukos; and

  •
  expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Avedro's directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise.

        In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

  •
  reviewed a draft of the Merger Agreement dated as of August 7, 2019;

  •
  reviewed certain publicly available business and financial information regarding each of Avedro and Glaukos;

  •
  reviewed certain non-public business and financial information regarding the respective businesses and future prospects of each of Avedro and Glaukos, including (i)(a) the Avedro Base Projections (as defined below), (b) the Avedro Probability of Success Adjusted Pipeline Projections (as defined below) and (c) the Avedro Tax Savings Projections (as defined below) and (ii)(a) the Glaukos Probability of Success Adjusted Base Projections Prepared by Avedro Management (as defined below), (b) the Glaukos Probability of Success Adjusted Pipeline Projections Prepared by Avedro Management (as defined below) and (c) the Glaukos Tax Savings Projections Prepared by Avedro Management (as defined below) (clauses (i) and (ii) are collectively referred to as "Avedro Management's Financial Projections"), all as prepared and approved for Guggenheim Securities' use by Avedro's senior management;

  •
  reviewed certain non-public business and financial information regarding Glaukos' business and future prospects (including certain financial guidance with respect to Glaukos' expected financial performance over the next several years), all as prepared by Glaukos' senior management and discussed with Avedro's senior management;

  •
  reviewed the Combined Synergies Projections (as defined below) and estimated costs to achieve the same and financial synergies and estimated costs to achieve such synergies (collectively, the "synergy estimates" or "synergies") expected to result from the Merger, all as prepared and approved for Guggenheim Securities' use by Avedro's senior management and discussed with Glaukos' senior management;

  •
  discussed with Avedro's senior management their strategic and financial rationale for the Merger as well as their views of Avedro's and Glaukos' respective businesses, operations, assets, products and product candidates, intellectual property, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the biotechnology and medical device sectors;

  •
  discussed with Glaukos' senior management their strategic and financial rationale for the Merger as well as their views of Glaukos' business, operations, assets, products and product candidates, intellectual property, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the biotechnology and medical device sectors;

  •
  reviewed the historical prices, trading multiples and trading activity of the shares of Avedro Common Stock and Glaukos Common Stock;

  •
  compared the financial performance of Avedro and Glaukos and the trading multiples and trading activity of the shares of Avedro Common Stock and Glaukos Common Stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Avedro and Glaukos;

  •
  reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the Merger;

  •
  performed discounted cash flow analyses based on Avedro Management's Financial Projections and the synergy estimates;

  •
  reviewed the pro forma financial results, financial condition and capitalization of Glaukos giving effect to the Merger; and

  •
  conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

        With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

  •
  Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, Avedro Management's Financial Projections, any financial guidance, the synergy estimates, any other estimates and any other forward-looking information) provided by or discussed with Avedro or Glaukos (as the case may be) or obtained from public sources, data suppliers and other third parties.

  •
  Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, Avedro Management's Financial Projections, any financial guidance, the synergy estimates, any other estimates and any other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding (a) the reasonableness or achievability of Avedro Management's Financial Projections, any financial guidance, the synergy estimates, any other estimates and any other forward-looking information or the assumptions upon which they are based or (b) each individual probability adjustment included in Avedro Management's Financial Projections and (iii) relied upon the assurances of Avedro's senior management that they were (in the case of information pertaining to Avedro, including Avedro Management's Financial Projections) and assumed that Glaukos' senior management were (in the case of information pertaining to Glaukos) unaware of any facts or circumstances that would have made such information (including, without limitation, Avedro Management's Financial Projections, any financial guidance, the synergy estimates, any other estimates and any other forward-looking information) incomplete, inaccurate or misleading.

  •
  Specifically, with respect to (i) Avedro Management's Financial Projections, the synergy estimates, any other estimates and any other forward-looking information provided by or discussed with Avedro, (a) Guggenheim Securities was advised by Avedro's senior management, and Guggenheim Securities assumed that Avedro Management's Financial Projections (including the probability adjustments reflected therein), the synergy estimates, such other estimates and such other forward-looking information utilized in Guggenheim Securities' analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Avedro's senior management as to the expected future performance of Avedro and Glaukos, respectively, and the expected amounts and realization of such synergies (and Guggenheim Securities assumed that such synergies will be realized in the amounts and at the times projected) and (b) Guggenheim Securities assumed that Avedro Management's Financial Projections (including the probability adjustments reflected therein), the synergy estimates and such other estimates and other forward-looking information had been reviewed by the Avedro Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion, (ii) any financial guidance, any other estimates and any other forward-looking information provided by or discussed with Glaukos, Guggenheim Securities assumed that such financial guidance, such other estimates and such other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Glaukos' senior management as to the expected future performance of Glaukos and (iii) any financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

  •
  In addition, Guggenheim Securities relied upon (without independent verification and without expressing any view, opinion, representation, guaranty or warranty (in each case, express or implied)) the assessments, judgments and estimates of Avedro's senior management as to, among other things, (i) the potential impact on Avedro and Glaukos of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biotechnology and medical device sectors, including the continuing availability and amount of reimbursement for existing and future products by governmental and third-party payors, (ii) Avedro's and Glaukos' existing and future products, product candidates, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development, testing, manufacturing and marketing thereof; approval thereof by relevant governmental authorities; prospective product-related peak worldwide sales, sales prices, annual sales price increases and sales volumes with respect thereto; the validity and life of patents with respect thereto; and the potential impact of competition thereon), (iii) Avedro's and Glaukos' existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and other commercial relationships (in each such case to the extent relevant to the Merger and its contemplated benefits) and (iv) Glaukos' ability to effectively integrate the businesses and operations of Avedro. Guggenheim Securities assumed that there would not be any developments with respect to any of the foregoing matters that would have an adverse effect on Avedro, Glaukos or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Guggenheim Securities' analyses or opinion.

        Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

  •
  Guggenheim Securities was not asked by the Avedro Board to, and Guggenheim Securities did not, solicit indications of interest from any third parties, any potential private equity or strategic acquirors or merger partners regarding a potential transaction with Avedro.

  •
  Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Avedro, Glaukos or any other entity or the solvency or fair value of Avedro, Glaukos or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

  •
  Guggenheim Securities' professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities' opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Avedro's senior management and Avedro's other professional advisors with respect to such matters. Guggenheim Securities assumed that the Merger will qualify, for U.S. federal income tax purposes, as a "reorganization" within the meaning of Section 368(a) of the Code. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the Merger to Avedro, Glaukos or the respective holders of Avedro Common Stock or Glaukos Common Stock.

  •
  Guggenheim Securities further assumed that:

  •
  In all respects meaningful to its analyses, (i) the final executed form of the Merger Agreement would not differ from the drafts that Guggenheim Securities reviewed, (ii) Avedro, Glaukos and Merger Sub will comply with all terms and provisions of the Merger Agreement and (iii) the representations and warranties of Avedro, Glaukos and Merger Sub contained in the Merger Agreement were true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger would be satisfied without any waiver, amendment or modification thereof; and

  •
  The Merger will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Avedro, Glaukos or the Merger (including the contemplated benefits thereof) in any way meaningful to Guggenheim Securities' analyses.

  •
  Guggenheim Securities did not express any view or opinion as to the price or range of prices at which the shares of Avedro Common Stock or Glaukos Common Stock or other securities or financial instruments of or relating to Avedro or Glaukos may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

Summary of Financial Analyses

Overview of Financial Analyses

        This "Summary of Financial Analyses" presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Avedro Board in connection with Guggenheim Securities' rendering of its opinion. Such presentation to the Avedro Board was supplemented by Guggenheim Securities' oral discussion, the nature and substance of which may not be fully described herein.

        Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities' financial analyses.

        The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities' view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities' opinion.

        In arriving at its opinion, Guggenheim Securities:

  •
  based its financial analyses on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Avedro, Glaukos and Guggenheim Securities;

  •
  did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

  •
  considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

  •
  ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio in connection with the Merger to the holders of Avedro Common Stock (excluding Glaukos and its affiliates) to the extent expressly specified in such opinion.

        With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

  •
  Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

  •
  None of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to Avedro or Glaukos and none of the selected precedent merger and acquisition transactions used in the selected precedent merger and acquisition transactions analysis described below is identical or directly comparable to the Merger. However, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies or involved target companies which may be considered broadly similar, for purposes of Guggenheim Securities' financial analyses, to Avedro and Glaukos based on Guggenheim Securities' familiarity with the biotechnology and medical device sectors.

  •
  In any event, selected publicly traded companies analysis and selected precedent merger and acquisition transactions analysis are not mathematical. Rather, such analyses involve complex considerations and judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which Avedro and Glaukos were compared and the selected precedent merger and acquisition transactions to which the Merger was compared.

  •
  Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

        Throughout this "Summary of Financial Analyses," the following financial terms are used in connection with Guggenheim Securities' various financial analyses:

  •
  "CY": means calendar year.

  •
  "DCF": means discounted cash flow.

  •
  "Enterprise value": represents the relevant company's net equity value plus (i) the principal or face amount of total debt and nonconvertible preferred stock plus (ii) the book value of any non-controlling/minority interests plus (iii) the book value of any contingent consideration less (iv) cash, cash equivalents, and short- and long-term marketable investments, and (v) the book value of any non-consolidated investments.

  •
  "Net equity value": represents the relevant company's (i) gross equity value as calculated (a) based on outstanding common shares plus shares issuable upon the conversion or exercise of all in-the-money convertible securities, stock options and/or stock warrants times (b) the relevant company's stock price less (ii) the cash proceeds from the assumed exercise of all in-the-money stock options and stock warrants.

  •
  "NTM": means next twelve months.

  •
  "PF": means pro forma.

  •
  "Unlevered free cash flow": means the relevant company's after-tax unlevered operating cash flow minus capital expenditures and changes in working capital (with stock-based compensation expense treated as a cash expense).

  •
  "VWAP": means volume-weighted average share price over the indicated period of time.

  •
  "WACC": means weighted average cost of capital.

Recap of Implied Merger Financial Metrics

        Based on the Exchange Ratio of 0.365 shares of Glaukos Common Stock for each share of Avedro Common Stock and the closing price of Glaukos Common Stock of $73.10 per share on August 7, 2019, Guggenheim Securities calculated various Merger-implied premia (as of August 7, 2019, the last trading day before the public announcement of the Merger) and Merger-implied multiples as outlined in the table below:

Merger-Implied Premia and Merger-Implied Multiples

Merger Price per Share	$26.68	(1)

	Avedro Common Stock Price	Implied Premium
Acquisition Premium Relative to Avedro's:
Closing Avedro Common Stock Price @ 08/07/2019	$17.06	56%
All-Time High Avedro Common Stock Price	22.52	18
VWAPs
5-Day VWAP	16.90	58
10-Day VWAP	17.51	52
30-Day VWAP	18.43	45
60-Day VWAP	19.37	38
90-Day VWAP	18.58	44

		Implied Multiple
Enterprise Value/Revenue for Avedro:
CY2019E—	Avedro Management Estimates	12.0	x
	Wall Street Consensus Estimates	12.8
NTM @ 06/302019—	Avedro Management Estimate	10.5	x
	Wall Street Consensus Estimates	10.9
CY2020E—	Avedro Management Estimates	8.9	x
	Wall Street Consensus Estimates	9.5

(1)
The Avedro Board reviewed the merger-implied premia and merger-implied multiples on August 6, 2019, which was based on trading prices as of August 5, 2019, implying merger consideration of $27.40 per share of Avedro Common Stock.

Avedro Financial Analyses

Recap of Avedro Financial Analyses

        In evaluating Avedro in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including selected publicly traded companies analysis, selected precedent merger and acquisition transactions analysis and discounted cash flow analyses. Solely for informational reference purposes, Guggenheim Securities also reviewed the trading price range of Avedro Common Stock since its IPO, Wall Street equity research analysts' price targets of Avedro Common Stock and premiums paid in selected precedent all-stock transactions announced since 2016 with transaction values in excess of $100 million.

 Recap of Avedro Financial Analyses

Merger Price per Share	$26.68	(1)
Midpoint Value of Pro Forma Synergized Discounted Cash Flow Analysis for the Merger	$43.82

	Reference Range for Avedro Valuation
Financial Analyses	Low	High
Selected Publicly Traded Companies Analysis:
2019E Revenue	$16.60	$26.60
2020E Revenue	18.80	29.60
Selected Precedent M&A Transactions Analysis:
NTM @ 06/30/2019 Revenue	$18.70	$25.50
Discounted Cash Flow Financial Analyses:
Avedro Base Business	$22.90	$36.80	(2)
Avedro Base Business and Probability of Success Adjusted Pipeline	31.00	55.00	(2)
For Informational Reference Purposes
Intraday Avedro Common Stock Price Range Since its IPO	$10.80	$22.50
Wall Street Equity Research Stock Price Targets(3)	14.10	22.00
Precedent One-Day Stock Price Premiums	19.60	23.90

(1)
The Avedro Board reviewed the Avedro Financial Analyses on August 6, 2019, which was based on trading prices as of August 5, 2019, implying merger consideration of $27.40 per share of Avedro Common Stock.

(2)
Includes approximately $1.00 per share attributable to the estimated present value of Avedro's net operating loss carryforwards.

(3)
Wall Street stock price targets are discounted one year at Avedro's estimated cost of equity midpoint.

Avedro Selected Publicly Traded Companies Analysis

        Guggenheim Securities reviewed and analyzed historical performance of Avedro Common Stock, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis (i.e., medical device companies with market capitalizations of $200 million to $10 billion, 2019 to 2020 estimated growth of ~15% to less than 50% and gross margins of greater than 65%). Guggenheim Securities calculated, among other things, various public market trading multiples for Avedro and the selected publicly traded companies (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates, each company's most recent publicly available financial filings and certain other publicly available information), which are summarized in the table below:

Avedro Selected Publicly Traded Companies Analysis

Selected Publicly Traded Company Multiples	CY2019E Trading Enterprise Value/ Revenue		CY2020E Trading Enterprise Value/ Revenue
AxoGen, Inc.	3.7	x	2.9	x
Inspire Medical Systems, Inc.	25.4		18.5
Insulet Corporation	14.1		11.8
Intersect ENT, Inc.	3.9		3.5
Iradimed Corporation	5.8		4.6
iRhythm Technologies, Inc.	9.2		7.0
OrthoPediatrics Corp.	7.1		5.9
Penumbra, Inc.	9.6		8.0
SI-BONE, Inc.	6.5		5.3
STAAR Surgical Company	9.5		7.9
Tactile Systems Technology, Inc.	5.2		4.4
Statistical Summary
Median	7.1	x	5.9	x
Avedro
Avedro—Management Projections	7.2	x	5.3	x
Avedro—Consensus Forecasts	7.7		5.7

        In performing its selected publicly traded companies analysis with respect to Avedro, Guggenheim Securities selected reference ranges of trading multiples for purposes of evaluating Avedro on a stand-alone public market trading basis as follows: (i) trading enterprise value/revenue of 7.0x – 12.0x based on CY2019E and (ii) trading enterprise value/revenue of 6.0x – 10.0x based on CY2020E.

        Guggenheim Securities' selected publicly traded companies analysis resulted in an overall reference range of (i) $16.60 – $26.60 per share based on 2019E revenue and (ii) $18.80 – $29.60 per share based on 2020E revenue, each for purposes of evaluating Avedro Common Stock on a stand-alone public market trading basis.

Avedro Selected Precedent Merger and Acquisition Transactions Analysis

        Guggenheim Securities reviewed and analyzed certain financial metrics associated with selected precedent merger and acquisition transactions of medical device companies announced since January 1, 2016 with transaction values from $200 million to $1.5 billion and forward revenue growth rates greater than 15% and less than 50% and gross margins greater than ~65% that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things, and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent merger and acquisition transactions (based on Wall Street equity research consensus estimates, each company's most recent publicly available financial filings and certain other publicly available information), which are summarized in the table below:

Selected Precedent Merger and Acquisition (M&A) Transactions Analysis

Date Announced	Acquiror	Target Company	Transaction Value/ NTM Revenue
12/13/18	ConMed Corporation	Buffalo Filter LLC	7.6	x
09/11/18	Styker Corporation	Invuity, Inc.	3.8
08/27/18	Wright Medical Group N.V.	Cartiva, Inc.	10.4
03/21/18	Boston Scientific Corporation	NxThera Inc.	12.8
12/07/17	Stryker Corporation	Entellus Medical, Inc.	5.8
09/05/17	Teleflex Incorporated	Neotract Inc.	7.4
06/19/17	Stryker Corporation	NOVADAQ Technologies Inc.	6.0
03/30/17	Boston Scientific Corporation	Symetis SA	7.5
06/27/16	Medtronic plc	HeartWare International, Inc.	4.6
01/05/16	Nuvasive, Inc.	Ellipse Technologies, Inc.	6.8
Statistical Summary
Mean			7.3	x
Median			7.1

        In performing its selected precedent merger and acquisition transactions analysis with respect to Avedro, Guggenheim Securities selected a reference range of transaction enterprise value/NTM revenue multiple of 7.0x – 10.0x for purposes of evaluating Avedro on a change-of-control basis.

        Guggenheim Securities' selected precedent merger and acquisition transactions analysis resulted in an overall reference range of $18.70 – $25.50 per share (using estimated NTM revenue for Avedro of $48 million) for the purposes of evaluating Avedro Common Stock on a change-of-control basis.

Avedro Discounted Cash Flow Analyses

        Guggenheim Securities performed a stand-alone discounted cash flow analysis of Avedro based on projected, risk-adjusted, after-tax unlevered free cash flows (after deduction of stock-based compensation) and an estimate of the terminal/continuing value at the end of the projection horizon in two components: (i) the Avedro Base Projections (the "Avedro Base Business DCF") and (ii) the Avedro Probability of Success Adjusted Pipeline Projections (the "Avedro Probability of Success Adjusted Pipeline DCF").

        In performing these discounted cash flow analyses:

  •
  Guggenheim Securities based its (i) Avedro Base Business DCF on Avedro Management's Financial Projections (excluding the value of certain net operating losses) for Avedro's existing commercial keratoconus business prepared by Avedro's senior management through 2025 and (ii) Avedro Probability of Success Adjusted Pipeline DCF on Avedro Management's Financial Projections for Avedro's pipeline product, photorefractive intrastromal cross-linking ("PiXL") for refractive vision correction, prepared by Avedro's senior management through 2029, and probability of success provided by Avedro's senior management.

  •
  Guggenheim Securities used a discount rate range of 12.25% – 14.75% based on its estimate of Avedro's weighted average cost of capital.

  •
  In calculating Avedro's terminal/continuing value for purposes of its discounted cash flow analysis, Guggenheim Securities used a perpetual growth rate range of 2.0% – 3.0%. Guggenheim Securities applied a two-stage methodology to calculate the terminal value of each of the Avedro Base Business DCF and the Avedro Probability of Success Adjusted Pipeline DCF, which was discussed with Avedro's senior management. For the Avedro Base Business DCF, during the first stage of the terminal value, free cash flow growth decelerates linearly to the assumed perpetuity growth rate by 2030, and thereafter the perpetuity growth rate is applied. For the Avedro Probability of Success Adjusted Pipeline DCF, during the first stage of the terminal value, free cash flow growth decelerates linearly to the assumed perpetuity growth rate by 2034, and thereafter perpetuity growth is applied.

  •
  Guggenheim Securities' discounted cash flow analysis resulted in an implied equity value range of: (i) $22.90 – $36.80 per share for the Avedro Base Business DCF (including, at the high end of the range, approximately $1.00 per share attributable to the estimated present value, as of June 30, 2019, of Avedro's net operating loss carryforwards as of December 31, 2018 and future net operating loss carryforwards as projected by Avedro's senior management); and (ii) $31.00 – $55.00 per share for the combined Avedro Base Business DCF and Probability of Success Adjusted Pipeline DCF, equal to the sum of the range from the Avedro Base Business DCF and the range from the Avedro Probability of Success Adjusted Pipeline DCF (of $8.20 – $18.20 per share), each for the purposes of evaluating the shares of Avedro Common Stock on a stand-alone intrinsic-value basis.

Glaukos Stand-Alone Financial Analyses

Recap of Glaukos Financial Analyses

        In evaluating Glaukos in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including selected publicly traded companies analysis and discounted cash flow analyses. Solely for informational reference purposes, Guggenheim Securities also reviewed the 52-week low and high trading price range of Glaukos Common Stock and Wall Street equity research analysts' price targets of Glaukos Common Stock.

 Recap of Glaukos Stand-Alone Financial Analyses

Trading Price per Share of Glaukos Common Stock	$73.10	(1)

	Reference Range for Glaukos Valuation
Financial Analyses	Low	High
Selected Publicly Traded Companies Analysis:
2019E Revenue	$68.30	$76.30
2020E Revenue	67.20	76.70
Discounted Cash Flow Analysis:
Glaukos Probability of Success Adjusted Base Business	$50.30	$83.10	(2)
Glaukos Probability of Success Adjusted Base Business and Probability of Success Adjusted Pipeline	82.10	149.20	(2)
For Informational Reference Purposes
Glaukos' 52-Week Intraday High and Low Trading Prices	$39.00	$84.65
Wall Street Equity Research Stock Price Targets(3)	56.70	81.00

(1)
The Avedro Board reviewed the Glaukos Stand-Alone Financial Analyses on August 6, 2019, which included the trading price per share of Glaukos Common Stock on August 5, 2019 of $75.06.

(2)
Includes approximately $0.60 per share attributable to the estimated present value of Glaukos' net operating loss carryforwards.

(3)
Wall Street stock price targets are discounted one year at Glaukos' estimated cost of equity midpoint.

Glaukos Selected Publicly Traded Companies Analysis

        Guggenheim Securities reviewed and analyzed the historical performance of Glaukos Common Stock, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis (i.e., medical device companies with market capitalizations of $200 million to $10 billion, 2019 to 2020 estimated growth of ~15% to less than 50% and gross margins of greater than 65%). Guggenheim Securities calculated, among other things, various public market trading multiples for Glaukos and the selected publicly traded companies (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates, each company's most recent publicly available financial filings and certain other publicly available information), which are summarized in the table below:

Glaukos Selected Publicly Traded Companies Analysis

Selected Publicly Traded Company Multiples	CY2019E Trading Enterprise Value/ Revenue		CY2020E Trading Enterprise Value/ Revenue
AxoGen, Inc.	3.7	x	2.9	x
Inspire Medical Systems, Inc.	25.4		18.5
Insulet Corporation	14.1		11.8
Intersect ENT, Inc.	3.9		3.5
Iradimed Corporation	5.8		4.6
iRhythm Technologies, Inc.	9.2		7.0
OrthoPediatrics Corp.	7.1		5.9
Penumbra, Inc.	9.6		8.0
SI-BONE, Inc.	6.5		5.3
STAAR Surgical Company	9.5		7.9
Tactile Systems Technology, Inc.	5.2		4.4
Statistical Summary
Median	7.1	x	5.9	x
Glaukos
Glaukos—Projections per Avedro Management	12.4	x	10.4	x

        In performing its selected publicly traded companies analysis with respect to Glaukos, Guggenheim Securities selected reference ranges of trading multiples for purposes of evaluating Glaukos on a stand-alone public market trading basis as follows: (i) trading enterprise value/revenue of 11.5x – 13.0x based on CY2019E and (ii) trading enterprise value/revenue of 9.5x – 11.0x based on CY2020E.

        Guggenheim Securities' selected publicly traded companies analysis resulted in an overall reference range of (i) $68.30 – $76.30 per share based on 2019E revenue and (ii) $67.20 – $76.70 per share for based on 2020E revenue for purposes of evaluating Glaukos Common Stock on a stand-alone public market trading basis.

Glaukos Discounted Cash Flow Analyses

        Guggenheim Securities performed a stand-alone discounted cash flow analysis of Glaukos based on projected, risk-adjusted, after-tax unlevered free cash flows (after deduction of stock-based compensation) and an estimate of the terminal/continuing value at the end of the projection horizon in two components: (i) the Glaukos Probability of Success Adjusted Base Projections Prepared by Avedro Management (the "Glaukos Probability of Success Adjusted Base Business DCF") and (ii) the Glaukos Probability of Success Adjusted Pipeline Projections Prepared by Avedro Management (the "Glaukos Probability of Success Adjusted Pipeline DCF"). The discounted cash flow analysis for each component is based on projected, risk-adjusted, after-tax unlevered free cash flows (after deduction of stock-based compensation) and an estimate of the terminal/continuing value at the end of the projection horizon.

        In performing these discounted cash flow analyses:

  •
  Guggenheim Securities based its (i) Glaukos Probability of Success Adjusted Base Business DCF on Avedro Management's Financial Projections (excluding the value of certain net operating losses) for Avedro's existing commercial portfolio (iStent and iStent Inject) and Glaukos' near-term product approvals (Supra, Infinite and MicroShunt) prepared by Avedro's senior management through 2030, and probability of success provided by Avedro's senior management and (ii) Glaukos Probability of Success Adjusted Pipeline DCF on Avedro Management's Financial Projections for Glaukos' longer-term pipeline products (iDose and iStent SA) prepared by Avedro's senior management through 2030, and probability of success provided by Avedro's senior management.

  •
  Guggenheim Securities used a discount rate range of 9.75% – 12.25% based on its estimate of Glaukos' weighted average cost of capital.

  •
  In calculating Glaukos' terminal/continuing value for purposes of its discounted cash flow analysis, Guggenheim Securities used a perpetual growth rate range of 2.0% – 3.0%. Guggenheim Securities applied a two-stage methodology to calculate terminal value of each of the Glaukos Probability of Success Adjusted Base Business DCF and the Glaukos Probability of Success Adjusted Pipeline DCF, which was discussed with Avedro's senior management. For each of the Glaukos Probability of Success Adjusted Base Business DCF and the Glaukos Probability of Success Adjusted Pipeline DCF, during the first stage of the terminal value, free cash flow growth decelerates linearly to the assumed perpetuity growth rate by 2035, and thereafter the perpetuity growth rate is applied.

  •
  Guggenheim Securities' discounted cash flow analysis resulted in an implied equity value range of: (i) $50.30 – $83.10 per share for the Glaukos Probability of Success Adjusted Base Business DCF (including, at the high end of the range, approximately $0.60 per share attributable to the estimated present value, as of June 30, 2019, of Glaukos' net operating loss carryforwards as of December 31, 2018 and future net operating loss carryforwards as projected by Avedro's senior management); and (ii) $82.10 – $149.20 per share for the combined Glaukos Probability of Success Adjusted Base Business DCF and Glaukos Probability of Success Adjusted Pipeline DCF, equal to the sum of the range from the Glaukos Probability of Success Adjusted Base Business DCF and the range from the Glaukos Probability of Success Adjusted Pipeline DCF (of $31.80 – $66.10 per share), each for the purposes of evaluating the shares of Glaukos Common Stock on a stand-alone intrinsic-value basis.

Combined Company Analysis

PF Synergized Discounted Cash Flow Analysis

        Guggenheim Securities performed an illustrative pro forma synergized discounted cash flow analysis of the intrinsic value of the shares that would be received by the holders of Avedro Common Stock in the Merger based on projected, risk-adjusted, after-tax unlevered free cash flows (after deduction of stock-based compensation) of the combined company and an estimate of the terminal/continuing value at the end of the projection horizon in four components, (i) the standalone Avedro Base Business DCF plus the Avedro Probability of Success Adjusted Pipeline DCF (as described above), (ii) the standalone Glaukos Probability of Success Adjusted Base Business DCF plus the Glaukos Probability of Success Adjusted Pipeline DCF (as described above), (iii) the financial projections for revenue enhancements expected to be realized in the Merger (the "Revenue Synergy DCF") and (iv) the financial projections for cost savings expected to be realized in the Merger (the "Cost Synergy DCF").

        In performing this discounted cash flow analysis:

  •
  Guggenheim Securities used a discount rate range of 9.75 – 12.25% based on its estimate of the weighted average cost of capital of the PF entity, for each of the four components of the PF Synergized Discounted Cash Flow Analysis. The discount rate used for the four components of the PF Synergized Discounted Cash Flow Analysis was lower than that used for the Avedro Base Business DCF and the Avedro Probability of Success Adjusted Pipeline DCF and resulted in a cost of capital synergy.

  •
  Guggenheim Securities based its (i) Revenue Synergy DCF on Avedro Management's Financial Projections for revenue enhancements expected to be realized in the Merger prepared by Avedro's senior management through 2025 and (ii) Cost Synergy DCF on Avedro Management's Financial Projections for cost savings expected to be realized in the Merger, net of one-time costs to achieve the cost savings, prepared by Avedro's senior management through 2025.

  •
  In calculating the terminal/continuing value for purposes of the discounted cash flow analysis for the Revenue Synergy DCF and Cost Synergy DCF, Guggenheim Securities used a perpetual growth rate of 2.5%, which was discussed with Avedro's senior management.

  •
  Guggenheim Securities' illustrative discounted cash flow analysis resulted in an overall range for the intrinsic value of the shares which would be received by the holders of Avedro Common Stock in the Merger (based on the Exchange Ratio) of $33.50 - $60.20 per share. Guggenheim Securities noted that the midpoint of the PF synergized DCF analysis implied an intrinsic value of $43.82 per share.

Illustrative Value-Based Has/Gets

        Guggenheim Securities compared the implied intrinsic value of Avedro on a stand-alone basis based on the Avedro Base Business DCF plus the Avedro Probability of Success Adjusted Pipeline DCF (as described above) relative to the implied intrinsic value of the shares which would be received by the holders of Avedro Common Stock and certain other Avedro equity securities in the Merger (utilizing the Exchange Ratio) based on the PF Synergized Discounted Cash Flow Analysis (as described above) and cost of capital synergies. This indicated the following implied per share equity values for Avedro:

  •
  on a stand-alone basis: $31.00 – $55.00.

  •
  as a combined company, excluding the impact of the revenue and cost synergies, as well as the cost of capital synergies: $29.80 – $54.00.

  •
  as a combined company: $33.50 – $60.20.

Other Financial Reviews and Analyses for Informational Reference Purposes

        In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below for information reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.

Avedro's Trading Price Since its Initial Public Offering

        Guggenheim Securities reviewed the trading price of Avedro Common Stock since Avedro's IPO through August 7, 2019, which traded in a range of $10.75 – $22.52.

Avedro's and Glaukos' Wall Street Equity Research Analyst Stock Price Targets

        Guggenheim Securities reviewed selected Wall Street equity research analyst stock price targets for Avedro and Glaukos, respectively, as published prior to August 7, 2019. Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for (i) Avedro Common Stock were $16.00 – $25.00 per share or approximately $14.10 – $22.00 per share on a present value basis, discounted one year at Avedro's estimated cost of equity midpoint and (ii) Glaukos Common Stock were $63.00 – $90.00 per share or approximately $56.70 – $81.00 per share on a present value basis, discounted one year at Glaukos' estimated cost of equity midpoint.

Precedent One-Day Stock Price Premiums

        Guggenheim Securities reviewed the one-day stock price premiums in nine selected all-stock transactions (in which the consideration was greater than 95% stock), involving U.S. targets announced since 2016 with transaction values in excess of $100 million, collectively referred to as the precedent one-day stock price premiums:

  •
  Maxwell Technologies, Inc./Tesla, Inc.

  •
  SendGrid Inc./Twilio Inc.

  •
  Pandora Media, Inc./Sirius XM Holdings Inc.

  •
  DCT Industrial Trust Inc./Prologis, Inc.

  •
  Layne Christensen Company/Granite Construction Inc.

  •
  SCANA Corporation/Dominion Energy, Inc.

  •
  HSN, Inc./Liberty Interactive Corporation

  •
  Angie's List, Inc./IAC-InteractiveCorp

  •
  SolarCity Corporation/Tesla Motors, Inc.

        Based on, among other things, an approximate 25th to 75th percentile of the precedent premiums analysis, Guggenheim Securities noted that the range of such one-day stock price premiums was 15 – 40%, implying share prices of $19.60 – $23.90 based on the closing share price of Avedro Common Stock of $17.06 per share on August 7, 2019.

Glaukos' 52-Week Intraday High and Low Stock Prices

        Guggenheim Securities reviewed the trading price of Glaukos Common Stock trading price over a 52 week period. Among other things, Guggenheim Securities noted that the range of such 52-week intraday high and low trading prices was $39.00 – $84.65.

Illustrative Theoretical Future Stock Price

        Guggenheim Securities reviewed implied illustrative ranges of theoretical future values per share as at January 1 in each year from 2020 through 2025, of (i) Glaukos Common Stock on a stand-alone basis, (ii) Glaukos Common Stock, pro forma for the Merger, (iii) Avedro Common Stock on a stand-alone basis and (iv) Avedro Common Stock, pro forma for the Merger (based on Glaukos Common Stock, pro forma for the Merger and the Exchange Ratio), each utilizing Avedro Management's Financial Projections.

  •
  for Glaukos Common Stock on a stand-alone basis, the theoretical future values per share as at January 1 in each year from 2020 through 2025 were approximately $78.00, $93.70, $125.00, $177.50, $248.40 and $317.00, based on Glaukos' current NTM revenue multiple of 11.2x.

  •
  for Glaukos Common Stock, pro forma for the Merger, the theoretical future values per share as at January 1 in each year from 2020 through 2025 were approximately $80.80, $100.00, $135.10, $188.80, $259.90 and $331.30, based on Glaukos' current NTM revenue multiple of 11.2x.

  •
  for Avedro Common Stock on a stand-alone basis, the theoretical future values per share as at January 1 in each year from 2020 through 2025 were approximately $19.70, $25.40, $33.00, $42.30, $53.60 and $67.70, based on Avedro's current NTM revenue multiple of 6.3x.

  •
  for Avedro Common Stock, pro forma for the Merger, the theoretical future values per share as at January 1 in each year from 2020 through 2025 were approximately $29.50, $36.50, $49.30, $68.90, $94.90 and $120.90, based on the theoretical future values of Glaukos Common Stock at Glaukos' current NTM revenue multiple of 11.2x, pro forma for the Merger and the Exchange Ratio.

Other Considerations

        Except as described in the summary above, Avedro did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the Merger were determined through negotiations between Avedro and Glaukos and were approved by the Avedro Board. The decision to enter into the Merger Agreement was solely that of the Avedro Board. Guggenheim Securities' opinion was just one of the many factors taken into consideration by the Avedro Board. Consequently, Guggenheim Securities' financial analyses should not be viewed as determinative of the decision of the Avedro Board with respect to the fairness, from a financial point of view, to the holders of Avedro Common Stock (excluding Glaukos and its affiliates) of the Exchange Ratio in connection with the Merger.

        Pursuant to the terms of Guggenheim Securities' engagement, Avedro has agreed to pay Guggenheim Securities a cash transaction fee (based on a percentage of the aggregate value associated with the Merger) upon consummation of the Merger, which cash transaction fee currently is estimated to be $8,250,000 (based on the transaction value at the time of public announcement of the Merger). In connection with Guggenheim Securities' engagement, Avedro has previously paid Guggenheim Securities a cash milestone fee of $1,000,000 that became payable upon delivery of Guggenheim Securities' opinion, which will be credited against the foregoing cash transaction fee. In addition, Avedro has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

        During the two years prior to the rendering of its opinion, Guggenheim Securities has been engaged by Avedro to provide financial advisory and other investment banking services in connection with matters unrelated to the Merger, for which Guggenheim Securities has received customary fees. Specifically during the past two years, Guggenheim Securities acted as underwriter and co-manager in connection with Avedro's IPO. Guggenheim Securities has not been engaged during the past two years by Glaukos to provide financial advisory or investment banking services for which Guggenheim Securities received fees. As previously disclosed to the Avedro Board, however, during the past two years, Guggenheim Securities received certain confidential information of Glaukos pursuant to a confidentiality agreement with Glaukos and presented to the Glaukos Board certain financial analyses which are unrelated to Avedro and the Merger. Guggenheim Securities may provide Avedro, Glaukos and their respective affiliates with financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.

        Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Avedro, Glaukos, other participants in the Merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Avedro, Glaukos, other participants in the Merger and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in Avedro, Glaukos, other participants in the Merger and their respective affiliates.

        Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities' research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Avedro, Glaukos, other participants in the Merger and their respective affiliates and the Merger that differ from the views of Guggenheim Securities' investment banking personnel.

Certain Information Provided by the Parties

        In the course of negotiating the Merger Agreement, Glaukos and Avedro exchanged certain non-public information as part of the customary "due-diligence" process. As part of this process, Glaukos and Avedro allowed each other, and certain of each other's respective Representatives, access, to data rooms that contained non-public information that concerned Glaukos and Avedro, as well as their operations.

Avedro Unaudited Prospective Financial Information

        As a matter of course, Avedro does not publicly disclose long-term projections of future financial results due to the inherent unpredictability and subjectivity of underlying assumptions and estimates. In connection with its evaluation of the Merger, the Avedro Board considered certain unaudited, non-public financial projections prepared by Avedro management with respect to Avedro as a standalone company, Glaukos as a standalone company, and estimates for the combined company which were provided by Avedro management to Guggenheim Securities for the purposes of its financial analyses and opinion (which opinion is attached to this proxy statement/prospectus as Annex C). We refer to such financial projections as the management projections. A summary of the management projections are set forth below. A subset of the management projections was also provided to Glaukos.

        The inclusion of the management projections below should not be deemed an admission or representation by Avedro, Guggenheim Securities or any of their respective officers, directors, affiliates, advisors, or other representatives with respect to such projections. The management projections are not included to influence your views on the Merger described in this proxy statement/prospectus but solely to provide stockholders access to certain non-public information that was provided to the Avedro Board in connection with its evaluation of the Merger and to Guggenheim Securities to assist with its financial analyses as described in "Opinion of Financial Advisor to Avedro" beginning on page 68 of this proxy statement/prospectus. The information from the management projections included below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Avedro and Glaukos in their respective public filings with the SEC. Because the management projections (other than the combined company projections summarized below) were prepared on a standalone basis by Avedro management, they do not give effect to the proposed Merger expected to result from the acquisition.

        With respect to the projections included in this section regarding Glaukos and its business, pipeline and projected tax savings from the use of net operating losses, these projections were not prepared or provided by Glaukos and should not be deemed an admission or representation by, or in any way adopted by, Glaukos or any of its officers, directors, affiliates, advisors, or other representatives with respect to such projections.

        The management projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The non-GAAP financial measures used in the management projections were relied upon by Guggenheim Securities for purposes of its opinion and by the Avedro Board in connection with its consideration of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination like the Merger if the disclosure is included in a document like this proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures were not relied upon by Guggenheim Securities for purposes of its opinion or by the Avedro Board in connection with its consideration of the Merger. Accordingly, Avedro has not provided a reconciliation of the financial measures included in the management projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Avedro management may not be comparable to similarly titled amounts used by other companies. Neither the independent registered public accounting firm of Avedro, Glaukos nor any other independent accountant has audited, reviewed, compiled, examined or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither the independent registered public accounting firm of Avedro, Glaukos nor any other independent accountant expresses an opinion or provides any form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of Avedro appearing under "Financial Statements of Avedro" beginning on page 294 of this proxy statement/prospectus relates to the historical financial information of Avedro. This report does not extend to the unaudited financial projections and should not be read to do so.

        The management projections are in general prepared for internal use and are subjective in many respects. As a result, these management projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although Avedro believes its assumptions to be reasonable, all financial projections are inherently uncertain, and Avedro expects that differences will exist between actual and projected results. Although presented with numerical specificity, the management projections reflect numerous variables, estimates, and assumptions made by Avedro's management at the time they were prepared, and also reflect general business, economic, regulatory, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Avedro's control. In addition, the management projections cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the management projections will prove accurate or that any of the management projections will be realized.

        The management projections include certain assumptions relating to, among other things, Avedro's expectations relating to revenue growth rates, including underlying assumptions relating to product pricing, market penetration, the availability and amount of reimbursement, peak worldwide sales, patent life of products, gross margins, operating costs, and the probability of success of completing the development, testing, manufacturing and obtaining of regulatory approval of products under development which are not currently approved.

        The management projections are subject to many risks and uncertainties and you are urged to review (i) "Risk Factors" beginning on page 31 of this proxy statement/prospectus for a description of risk factors relating to the Merger, and (ii) "Information About Avedro—Risk Factors Relating to Avedro" beginning on page 204 of this proxy statement/prospectus. You should also read "Special Note Regarding Forward-Looking Statements" beginning on page 40 of this proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the management projections.

        The inclusion of the management projections herein should not be regarded as an indication that Avedro, Guggenheim Securities or any of their respective affiliates or representatives considered or consider the management projections to be necessarily indicative of actual future events, and the management projections should not be relied upon as such. The management projections do not take into account any circumstances or events occurring after the date they were prepared. Avedro does not intend to, and disclaims any obligation to, update, correct, or otherwise revise the management projections to reflect circumstances existing or arising after the date the management projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or other information underlying the management projections are shown to be in error. Furthermore, the management projections do not take into account the effect of any failure of the Merger to be consummated and should not be viewed as accurate or continuing in that context.

        The management projections set forth below include certain non-GAAP financial measures, such as earnings before interest and tax ("EBIT"), non-GAAP gross profit and net operating profit after tax ("NOPAT"). Additionally, as part of the management projections, Avedro's management calculated unlevered free cash flow, which is also a non-GAAP measure. Due to the forward-looking nature of the management projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available. Avedro believes that there is a degree of volatility with respect to certain GAAP measures, and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude Avedro from providing accurate forecasted non-GAAP reconciliations.

        In light of the foregoing factors and the uncertainties inherent in financial projections, Avedro stockholders are cautioned not to place undue reliance, if any, on the management projections.

Avedro projections

Avedro keratoconus business case (in millions)

        The following table presents a selected summary of the management projections with respect to its existing Epi-Off commercial keratoconus franchise, and Epi-On (Phase 3 clinical study underway) assuming a 100% probability of success (the "Avedro Base Projections"). The Avedro Base Projections

were prepared by Avedro management, and was made available to the Avedro Board and used by Avedro's financial advisor in its financial analyses.

	2H 2019E	2020E	2021E	2022E	2023E	2024E	2025E
Revenue	$23	$56	$75	$100	$130	$167	$210
Non-GAAP Gross Profit	17	44	62	85	113	146	183
EBIT	(16)	(28)	(18)	(2)	18	43	72
NOPAT	(16)	(28)	(18)	(2)	13	32	53
Depreciation & Amortization	1	1	2	2	2	2	2
CapEx	(1)	(1)	(2)	(2)	(2)	(3)	(4)
(Increase) / Decrease in WC	(2)	2	1	(6)	(6)	(7)	(9)
Unlevered Free Cash Flow(1)	(18)	(26)	(17)	(8)	7	24	43

(1)
Unlevered Free Cash Flow is calculated as NOPAT plus depreciation and amortization minus capital expenditures plus or minus change in working capital. Excludes potential impact of net operating losses. Stock-based compensation expense is treated as a cash expense.

Avedro pipeline case (non-probability-adjusted) (in millions)

        The following table presents a selected summary of the non-probability-adjusted management projections with respect to Avedro pipeline, including PiXL for refractive vision correction (e.g. presbyopia). Avedro pipeline case was prepared by Avedro management, and was made available to the Avedro Board and used by Guggenheim Securities in its financial analyses.

	2H 2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$0	$0	$0	$0	$1	$1	$5	$25	$112	$259	$401
Non-GAAP Gross Profit	0	0	0	0	0	1	3	17	84	195	301
EBIT	0	0	0	0	0	0	1	8	41	96	148
NOPAT	0	0	0	0	0	0	1	6	31	72	110
Depreciation & Amortization	0	0	0	0	0	0	0	0	1	2	4
CapEx	0	0	0	0	0	0	(1)	(1)	(0)	(0)	(0)
(Increase) / Decrease in WC	0	0	0	(0)	(0)	(0)	(0)	(1)	(3)	(5)	(5)
Unlevered Free Cash Flow(1)	0	0	0	0	0	0	(0)	5	28	69	108

(1)
Unlevered Free Cash Flow is calculated as NOPAT plus depreciation and amortization minus capital expenditures plus or minus change in working capital. Excludes potential impact of net operating losses. Stock-based compensation expense is treated as cash expense.

        In addition to the above table, Avedro management provided Guggenheim Securities an assumed 30%-40% probability of success to commercialize Avedro pipeline products, including PiXL for refractive vision correction (e.g. presbyopia) for purposes of conducting its financial analysis (the "Avedro Probability of Success Adjusted Pipeline Projections").

Avedro projected tax savings from the use of Avedro's historical net operating losses (in millions)

        The following table presents a selected summary of the management projections with respect to Avedro's projected net operating losses and tax savings, based on, among other things, its federal net operating loss balance of $142 million as reported on Avedro's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the "Avedro Tax Savings Projections"). The Avedro Tax Savings Projections were prepared by Avedro management, and were made available to the Avedro Board and used by Guggenheim Securities in its financial analyses.

	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Tax Savings(1)	$0.0	$0.0	$0.0	$0.0	$3.8	$9.1	$15.0	$8.4	$1.1

	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E
Tax Savings(1)	$1.1	$1.1	$1.1	$1.1	$1.1	$1.1	$1.1	$1.1	$1.1

(1)
Assumes a 21.0% tax rate.

Avedro management projections with respect to Glaukos

Glaukos business case (non-probability-adjusted) (in millions)

        The following table presents a selected summary of certain non-probability-adjusted projections with respect to existing Glaukos commercial portfolio (including iStent and iStent Inject) and near-term product approvals (including Supra, Infinite and Santen MicroShunt). Glaukos business case was prepared by Avedro management based on publicly available analyst reports and market research made available by Glaukos management, and was provided to the Avedro Board and used by Guggenheim Securities in its financial analyses. For clarity, the Glaukos business case projections were not prepared or provided by Glaukos and should not be deemed an admission or representation by, or in any way adopted by, Glaukos or any of its officers, directors, affiliates, advisors, or other representatives with respect to such projections.

	2H 2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Revenue	$118	$274	$335	$428	$560	$699	$806	$900	$1,016	$1,126	$1,090	$1,203
Non-GAAP Gross Profit	102	239	289	371	482	599	688	767	863	953	918	1,010
EBIT	(6)	2	23	80	136	199	278	341	402	463	480	547
NOPAT	(6)	1	17	59	101	148	207	253	298	344	356	406
Depreciation & Amortization	3	8	8	8	8	8	6	6	6	6	6	6
CapEx	(7)	(18)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(8)
(Increase) / Decrease in WC	(2)	(4)	(6)	(9)	(13)	(14)	(11)	(9)	(12)	(11)	(11)	(11)
Unlevered Free Cash Flow(1)	(12)	(13)	11	50	88	134	194	242	285	331	343	393
iStent and iStent Inject	(12)	(13)	9	35	55	78	102	131	153	178	204	232
Supra	0	0	0	5	11	18	32	40	48	56	64	72
Infinite	0	0	0	5	10	15	29	39	49	61	75	89
Santen MicroShunt	0	0	2	4	12	24	30	32	34	36	0	0

(1)
Unlevered Free Cash Flow is calculated as NOPAT plus depreciation and amortization minus capital expenditures plus or minus change in working capital. Excludes potential impact of net operating losses. Stock-based compensation expense is treated as a cash expense.

        In addition to the above table, Avedro management provided Guggenheim Securities probabilities of success to commercialize the Glaukos pipeline products (Supra: 50%; Infinite: 80%-90%; and MicroShunt: 80%-90%) for purposes of conducting its financial analysis (the "Glaukos Probability of Success Adjusted Base Projections Prepared by Avedro Management").

Glaukos pipeline case (non-probability-adjusted) (in millions)

        The following table presents a selected summary of certain non-probability-adjusted projections with respect to Glaukos pipeline (including iDose and iStent SA). Glaukos pipeline case was prepared by Avedro management based on publicly available analyst reports and market research made available by Glaukos management, and was provided to the Avedro Board and used by Guggenheim Securities in its financial analyses. For clarity, the Glaukos pipeline case projections were not prepared or provided by Glaukos and should not be deemed an admission or representation by, or in any way adopted by, Glaukos or any of its officers, directors, affiliates, advisors, or other representatives with respect to such projections. The pipeline case did not include any financial contribution from other publicly disclosed projects in Glaukos' pipeline such as iDose Rock inhibitor, Sensor l, Intratus dry eye pharmaceutical, or any undisclosed pipeline initiatives that were shared as part of Avedro's diligence.

	2H 2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Revenue	$0	$0	$0	$27	$98	$233	$392	$591	$780	$1,001	$1,227	$1,490
Non-GAAP Gross Profit	0	0	0	19	81	202	339	510	671	859	1,051	1,273
EBIT	0	0	0	5	32	86	143	256	374	479	584	707
NOPAT	0	0	0	4	24	64	106	190	278	356	434	525
Depreciation & Amortization	0	0	0	0	0	0	0	0	0	0	0	0
CapEx	0	0	0	0	0	0	0	0	0	0	0	0
(Increase) / Decrease in WC	0	0	0	(3)	(7)	(13)	(16)	(20)	(19)	(22)	(23)	(26)
Unlevered Free Cash Flow(1)	0	0	0	1	16	50	90	170	259	333	412	499
iDose	0	0	0	1	15	31	54	114	154	198	245	299
iStent SA	0	0	0	0	2	19	37	56	106	135	167	200

(1)
Unlevered Free Cash Flow is calculated as NOPAT plus depreciation and amortization minus capital expenditures plus or minus change in working capital. Excludes potential impact of net operating losses. Stock-based compensation expense is treated as a cash expense.

        In addition to the above table, Avedro management provided Guggenheim Securities probabilities of success to commercialize Glaukos pipeline products (iDose: 50%-60% and iStent SA: 50%-60%) for purposes of conducting its financial analysis (the "Glaukos Probability of Success Adjusted Pipeline Projections Prepared by Avedro Management").

Projected tax savings from the use of Glaukos' historical net operating losses (in millions)

        The following table presents a selected summary of projected tax savings from the use of Glaukos' historical net operating losses, based on, among other things, publicly available analyst reports and market research made available by Glaukos management and federal net operating loss balance of $154.5 million as reported on Glaukos' Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the "Glaukos Tax Savings Projections Prepared by Avedro Management"). Glaukos' projected tax savings from the use of its historical net operating losses were prepared by Avedro management, and was made available to the Avedro Board and used by Guggenheim Securities in its financial analyses. For clarity, the Glaukos Tax Savings Projections Prepared by Avedro

Management were not prepared or provided by Glaukos and should not be deemed an admission or representation by, or in any way adopted by, Glaukos or any of its officers, directors, affiliates, advisors, or other representatives with respect to such projections.

	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Tax Savings(1)	$0.0	$0.4	$3.6	$11.2	$16.7	$3.1	$0.0

(1)
Assumes a 21.0% tax rate.

Combined company projections

Combined synergies projections (in millions)

        The following table presents a selected summary of combined revenue synergies projections and cost savings synergies projections (the "Combined Synergies Projections"). The Combined Synergies Projections were prepared by Avedro management based on publicly available analyst reports and market research made available by Glaukos management, and was provided to the Avedro Board and used by Guggenheim Securities in its financial analyses.

	2020E	2021E	2022E	2023E	2024E	2025E
Revenue	$4.4	$11.5	$24.0	$32.8	$42.1	$52.7
NOPAT	(9.1)	21.2	26.0	30.1	34.9	40.9
Unlevered Free Cash Flow	(9.5)	20.5	24.7	29.2	34.0	39.9
Revenue Synergy	0.9	3.0	7.3	11.8	16.6	22.4
Cost Synergy(1)	(10.4)	17.4	17.4	17.4	17.4	17.4

(1)
Assumes one-time costs of $ 23.5 million to achieve cost synergies.

Interests of Certain Persons in the Merger

        In considering the information described in this proxy statement/prospectus, you should be aware that Avedro's executive officers and directors may have interests in the Merger that are or were different from, or in conflict with or be in addition to, those of Avedro's stockholders generally. In addition to the rights described below in this section, the executive officers of Avedro may be eligible to receive some of the generally applicable benefits described under "The Merger Agreement—Employee Benefits Matters" beginning on page 123 of this proxy statement/prospectus. The Avedro Board was aware of and considered these interests, among other matters, in evaluating and reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and in recommending that Avedro stockholders vote for the Merger proposal.

        As described in "The Merger—Background of the Merger" beginning on page 56 of this proxy statement/prospectus, on August 6, 2019, Dr. Kliman resigned as a member of each of the Glaukos Board and the Avedro Board, and Mr. Burns resigned from the Avedro Board. At the time of his resignation from the Avedro Board, Dr. Kliman held 8,314 unvested non-qualified Avedro Stock Options and 3,005 unvested Avedro RSUs and the Avedro Board determined to accelerate the vesting of these securities such that all of these securities were fully vested on his resignation from the Avedro Board. At the time of his resignation from the Glaukos Board, Dr. Kliman held 2,653 Glaukos RSUs and 1,777 elective Glaukos RSUs and the Glaukos Board determined to accelerate the vesting of these securities (with the exception of 474 of the elective Glaukos RSUs that were received by Dr. Kliman in lieu of board fees otherwise paid in cash) such that all of these securities (other than 474 of the elective Glaukos RSUs noted above) were fully vested on his resignation from the Glaukos Board. At the time of his resignation from the Avedro Board, Mr. Burns held 111,460 non-qualified Avedro Stock Options (27,868 vested, 83,592 unvested), 8,314 unvested non-qualified Avedro Stock Options and 3,005 unvested Avedro RSUs and the Avedro Board determined to accelerate the vesting of these securities such that all of these securities were fully vested on his resignation from the Avedro Board. Set forth below are the descriptions of the directors' and executive officers' interests including, but are not limited to, the treatment in the Merger of Avedro's equity compensation awards (including Avedro Stock Options and Avedro RSUs), severance benefits and other rights that may be held by Avedro's directors and executive officers, and the indemnification of current and former Avedro directors and officers by the Surviving Corporation. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only, and they do not necessarily reflect the dates on which certain events will occur.

Treatment of Outstanding Equity Awards in the Merger

        The general treatment of Avedro Stock Options and Avedro RSUs in the Merger, including such awards held by Avedro's directors and executive officers, is described under "The Merger Agreement—Merger Consideration" beginning on page 102 of this proxy statement/prospectus.

        The following table summarizes, as of August 30, 2019, the aggregate number of Avedro Stock Options and Avedro RSUs that are currently subject to vesting for each of Avedro's executive officers and directors, and that will become vested at the time of the Merger under the Avedro 2019 Equity Incentive Plan (the "2019 Plan"), the Avedro 2012 Equity Incentive Plan (the "2012 Plan"), and/or the Avedro 2003 Stock Plan (the "2003 Plan") and award agreements thereunder, assuming continued employment or service through the Effective Time. Awards that remain outstanding and unvested as the Effective Time will be assumed as described under "The Merger Agreement—Merger Consideration" beginning on page 102 of this proxy statement/prospectus.

 Outstanding Awards

Name	Type of Award	Number of Shares of Avedro Common Stock Vested as of August 30, 2019	Number of Shares of Avedro Common Stock Vested as of the Effective Time(1)	Number of Shares of Avedro Common Stock Unvested as of the Effective Tine
Reza Zadno	Option	554,998	554,998	438,919
	RSU	—	—	84,680
Thomas E. Griffin	Option	77,686	77,686	113,968
	RSU	—	—	16,100
Paul S. Bavier	Option	67,477	67,477	80,670
	RSU	—	—	13,565
David First	Option	6,597	6,597	89,132
	RSU	—	—	12,058
Rajesh K. Rajpal	Option	9,839	9,839	94,598
	RSU	—	—	15,391
Jim Schuermann	Option	57,813	57,813	140,324
	RSU	—	—	15,072
Garheng Kong	Option	—	8,314	—
	RSU	—	3,005	—
Hongbo Lu	Option	—	8,314	—
	RSU	—	3,005	—
Robert J. Palmisano	Option	36,078	60,336	—
	RSU	—	3,005	—
Jonathan Silverstein	Option	—	8,314	—
	RSU	—	3,005	—
Donald J. Zurbay	Option	25,707	60,479	—
	RSU	—	3,005	—

(1)
The unvested portions of the Avedro Stock Options and Avedro RSUs held by Avedro's non-employee directors will accelerate and vest in full subject to and effective upon the Effective Time.

Executive Severance Arrangements

        Avedro has previously entered into employment agreements with each of its executive officers, which provide for severance payments and benefits to be made in connection with a termination of employment in certain circumstances, including enhanced benefits for certain terminations that occur in connection with a change in control. The Merger will constitute a change in control for purposes of each executive officer's employment agreement. In order to receive these severance benefits, the executive officers must execute and not revoke a general release of claims in favor of Avedro and must comply with certain restrictive covenants set forth in the employment agreement and in the proprietary information, inventions, non-competition and non-solicitation agreement entered into by each executive officer, including a non-disparagement clause, indefinite confidentiality clause, one-year post-termination non-solicitation of employees, customers or consultants clause, and a post-termination non-competition clause (for the period of time that the executive officer is receiving severance benefits). If an executive officer fails to comply with these covenants, the terminated executive officer would not be entitled to receive the severance benefits described in this section. The employment agreements generally provide:

  •
  If three months before or within 18 months immediately following a "change in control" with respect to Dr. Zadno, or three months before or within 18 months immediately following a "change in control" with respect to Messrs. Griffin, Bavier, First and Schuermann and Dr. Rajpal (the "change in control periods"), the executive officer's employment is terminated by Avedro or its successor without "cause" or the executive officer terminates his employment for "good reason" (each as defined in the applicable executive officer's employment agreement), the executive officer is entitled to receive severance benefits that include:

  •
  With respect to Dr. Zadno: (1) a lump-sum payment equal to (a) 18 months of his then-current base salary , plus (b) one and one-half times his annual target bonus for the year of termination, (2) accelerated vesting and exercisability of all outstanding stock options and other stock awards, to the extent that such awards are subject to time-based vesting, and (3) assuming timely election for continued coverage following termination, payments of premiums for continued health benefits under COBRA until the earliest of (a) 18 months following the termination date, (b) the date of eligibility for health insurance coverage in connection with new employment or self-employment and (c) the date that eligibility for continued COBRA coverage ceases. All of the Avedro Stock Options and Avedro RSUs held by Dr. Zadno are currently subject to time-based vesting.

  •
  With respect to Messrs. Griffin, Bavier, First and Schuermann and Dr. Rajpal: (1) a lump-sum payment equal to (a) 12 months of such executive officer's then current base salary plus (b) one time such executive officer's annual target bonus for the year of termination, and (2) assuming timely election for continued coverage following termination, payment of premiums for continued health benefits under COBRA until the earliest of (a) 12 months following the termination date, (b) the date of eligibility for health insurance coverage in connection with new employment or self-employment and (c) the date that eligibility for continued COBRA coverage ceases. Additionally the vesting and exercisability of all outstanding stock options or awards, to the extent that such awards are subject to time-based vesting, will be accelerated in full. All of the Avedro Stock Options and Avedro RSUs held by the executive officers are subject to time-based vesting.

Employment Arrangements Between Glaukos and Avedro's Executive Officers

        Glaukos and Avedro have commenced an integration planning process to determine the employment status of Avedro's executive officers following the Effective Time. Additional decisions regarding these individuals are expected to be made closer to, or after, the closing of the Merger.

Possible Change-in-Control Compensation

        The following tables set forth the information required by Item 402(t) of Regulation S-K regarding certain compensation which each of Avedro's named executive officers and Mr. Burns may receive or have already received that is based on or that otherwise relates to the Merger. This compensation is sometimes referred to as "golden parachute" compensation. The "golden parachute" compensation payable to these individuals is subject to a non-binding advisory vote of Avedro stockholders, as described under "Proposal 2—Compensation Arrangements" beginning on page 54 of this proxy statement/prospectus. Assuming that the Merger is consummated and Avedro's named executive officers are terminated in a qualifying termination of employment and are entitled to full benefits available under their employment agreements, these individuals would receive approximately the amounts set forth in the tables below. No named executive officer will receive any pension or nonqualified deferred compensation that is based on or otherwise triggered by the consummation of the Merger. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. As a result, the actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below. Specifically, the tables below assume that (i) the employment of each Avedro named executive officer will be terminated immediately following the Effective Time on such date in a manner entitling the named executive officer to receive the severance benefits described under "The Merger—Interests of Certain Persons in the Merger—Executive Severance Arrangements" beginning on page 94 of this proxy statement/prospectus; (ii) no named executive officer receives any additional equity grants on or prior to the Effective Time; (iii) no named executive officer enters into new agreements or is otherwise legally entitled to, prior to the Effective Time, additional compensation or benefits; and (iv) no payments are delayed due to Section 409A of the Code. The amounts shown in the tables do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the Effective Time, or the value of payments or benefits that are not based on or otherwise related to the Merger.

Change-in-Control Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Reza Zadno	1,351,875	8,240,388	40,359	9,632,622
Rajesh K. Rajpal	425,488	1,804,392	26,738	2,256,618
Jim Schuermann	517,575	2,599,996	26,738	3,144,309

(1)
Amount shown represent lump sum cash severance amounts that would be payable on a "double trigger" basis if the executive officer's employment is terminated without cause or the executive officer resigns for good reason during the executive officer's applicable change in control period, as described in "The Merger—Interests of Certain Persons in the Merger—Executive Severance Arrangements" beginning on page 94 of this proxy statement/prospectus.

(2)
Amount shown represents the "double trigger" accelerated vesting of the named executive officer's equity awards as described in "The Merger—Interests of Certain Persons in the Merger—Executive Severance Arrangements" beginning on page 94 of this proxy statement/prospectus. For additional information on the outstanding equity awards held by the named executive officers, see the Outstanding Awards table under "The Merger—Interests of Certain Persons in the Merger—Treatment of Outstanding Equity Awards in the Merger" beginning on page 93 of this proxy statement/prospectus. The amount is based on a per share value for Avedro Common Stock of $22.46, which represents the average closing market price of Avedro Common Stock over the first five business days following the first public announcement of the Merger.

Name	Aggregate Value of Options ($)	Aggregate Value of RSUs ($)	Total ($)
Reza Zadno	6,338,475	1,901,913	8,240,388
Rajesh K. Rajpal	1,458,710	345,682	1,804,392
Jim Schuermann	2,261,479	338,517	2,599,996
(3)
Amount shown represents the estimated value of continued employee benefit plan coverage and participation (or for certain executive officers, cash payments in respect of such coverage and participation) that would be payable on a "double trigger" basis if the executive officer's employment is terminated without cause or the executive officer resigns for good reason during the executive officer's applicable change in control period, as described in "The Merger—Interests of

  Certain Persons in the Merger—Executive Severance Arrangements" beginning on page 94 of this proxy statement/prospectus. The estimated amounts shown in this column are based on the benefit levels in effect on August 30, 2019, the latest practicable date to determine such amounts before the filing of this prospectus/proxy statement. Therefore, if benefit levels are changed after such date, actual payments to a named executive officer may be different than those listed in this column.

Change-in-Control Compensation

Name	Cash ($)	Equity ($)(1)	Perquisites/ Benefits ($)	Total ($)
Thomas Burns	0	1,717,409	0	1,717,409

        Amount shown represents the "single trigger" accelerated vesting of Mr. Burns' Avedro equity awards in connection with his resignation from the Avedro Board as described in "The Merger—Interests of Certain Person in the Merger" beginning on page 92 of this proxy statement/prospectus. The amount is based on a per share value for Avedro Common Stock of $22.46, which represents the average closing market price of Avedro Common Stock over the first five business days following the first public announcement of the Merger.

Indemnification; Directors' and Officers' Insurance

        Glaukos has agreed to cause the Surviving Corporation, to the fullest extent permitted by applicable law, to honor all rights to indemnification, expense advancement and exculpation obligations existing in favor of Avedro's current or former directors and officers as of the date of the Merger Agreement for acts or omissions occurring at or prior to the Effective Time, as such indemnification provisions are provided for in the Avedro Charter, the Avedro Bylaws or other agreements. Such obligations will survive the Merger and will be honored for a period of six years from and after the Effective Time.

        For six years from and after the Effective Time, the Surviving Corporation must also maintain or obtain directors' and officers' liability insurance policies covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who were, as of the time of the execution of the Merger Agreement, covered by Avedro's respective directors' and officers' liability insurance policies.

        For six years from and after the Effective Time, Glaukos must also cause the Surviving Corporation to indemnify and hold harmless each director and officer of Avedro as of the date of the Merger Agreement, and all persons who became directors or officers after such date and prior to the Effective Time, against any costs or expenses (including reasonable attorneys' fees, costs and expenses), judgments, fines, losses, claims, settlement amounts, damages or liabilities incurred in connection with any claim arising out of or relating to matters existing or occurring at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated by the Merger Agreement) to the fullest extent permitted by applicable law.

        For more information, see "The Merger Agreement—Indemnification; Directors' and Officers' Insurance" beginning on page 122 of this proxy statement/prospectus.

Regulatory Approvals

        Under the antitrust laws of the United States, Glaukos and Avedro cannot complete the Merger until they file their respective notification and report forms under the HSR Act with the Antitrust Division of the DOJ and the FTC and the waiting period under the HSR Act has been terminated or has expired. Glaukos and Avedro are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties' completion of the Merger other than described below. If additional approvals, consents and filings are required to complete the Merger, Glaukos and Avedro intend to seek such consents and approvals and make such filings. Although Glaukos and Avedro believe that they will receive the required consents and approvals described below to complete the Merger, Glaukos and Avedro cannot give any assurance as to the timing of these consents and approvals or as to Glaukos' or Avedro's ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that Glaukos and Avedro will obtain such consents or approvals on terms and subject to conditions satisfactory to Glaukos or Avedro.

HSR Act

        The Merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain acquisitions may not be completed until required information has been furnished to the Antitrust Division of the DOJ and the FTC and until the waiting period has been terminated or has expired. The expiration or early termination of the HSR Act waiting period would not preclude the Antitrust Division of the DOJ or the FTC from challenging the Merger on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed Merger. Although the parties believe the completion of the Merger will not likely be prevented by antitrust law, the Antitrust Division of the DOJ or the FTC may take a different position.

        On August 15, 2019, Glaukos and Avedro filed their respective notification and report forms under the HSR Act with the Antitrust Division of the DOJ and the FTC. On August 28, 2019, the FTC granted early termination of the waiting period under the HSR Act.

        For more information, see "The Merger Agreement—Efforts to Consummate the Merger; Regulatory Matters" beginning on page 111 of this proxy statement/prospectus.

NYSE Listing of Glaukos Common Stock; De-Listing and Deregistration of Avedro Common Stock After the Merger

        Pursuant to the Merger Agreement, prior to the closing date of the Merger, Glaukos must cause the shares of Glaukos Common Stock to be issued pursuant to the Merger to be approved for listing on the NYSE, subject to official notice of issuance. The approval by the NYSE is a condition to the closing of the Merger. Prior to the closing of the Merger, upon Glaukos' request, Avedro must take all reasonable actions to cause (i) the delisting of Avedro Common Stock from Nasdaq and (ii) the termination of Avedro's registration under the Exchange Act as soon as practicable following the Effective Time.

Exchange of Shares of Avedro Common Stock

        Prior to the Effective Time, Glaukos will appoint an exchange agent for the payment of the Merger Consideration in exchange for shares of Avedro Common Stock. After the Effective Time, upon receipt by the Exchange Agent of an "agent's message", each holder of record of Avedro Common Stock immediately prior to the Effective Time whose shares are held in book-entry form will be entitled to exchange his, her or its shares of Avedro Common Stock for the Merger Consideration. The exchange agent, the Surviving Corporation and Avedro are entitled to deduct and withhold any applicable taxes from any Merger Consideration that would otherwise be payable.

        With respect to holders, if any, of stock certificates whose shares of Avedro Common Stock were converted into the right to receive the Merger Consideration pursuant to the Merger Agreement, Glaukos will cause the exchange agent to, promptly after the Effective Time, mail to each holder of record of Avedro Common Stock a letter of transmittal detailing the exchange for the payment of the

Merger Consideration described above to be made to such holder. After the Effective Time, each certificate that previously represented shares of Avedro Common Stock, if any will be cancelled and, subject to compliance with the procedures described above, exchanged for the Merger Consideration as described above under "The Merger—Effects of the Merger" beginning on page 62 of this proxy statement/prospectus If any such certificate is lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact prior to receiving any Merger Consideration and, if required by Glaukos, may also be required to provide an indemnity bond (in such reasonable amount as may be directed by Glaukos) prior to receiving the Merger Consideration.

Fractional Shares

        Glaukos will not issue any fractional shares of Glaukos Common Stock in connection with the Merger. Instead, each holder of Avedro Common Stock who would otherwise be entitled to receive a fraction of a share of Glaukos Common Stock (after taking into account all shares of Avedro Common Stock owned by such holder at the Effective Time) will receive cash (rounded down to the nearest whole cent and without interest) equal to such fractional share amount multiplied by the Glaukos Trading Price.

No Appraisal Rights

        Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a Merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares as determined by the Delaware Court of Chancery. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders, unless the stockholders are required by the terms of the merger agreement to receive in exchange for their shares in the merger anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Therefore, because Avedro Common Stock is listed on Nasdaq, and the Merger Consideration consists of only shares of Glaukos Common Stock, which will be listed on the NYSE, and cash in lieu of fractional shares, holders of Avedro Common Stock will not be entitled to appraisal rights in the Merger with respect to their shares of Avedro Common Stock under Section 262 of the DGCL.

Accounting Treatment of the Merger

        Glaukos expects the Merger will be accounted for by Glaukos as a business combination under the acquisition method of accounting, in conformity with GAAP. Under the acquisition method of accounting, the assets and liabilities of Avedro as of the Effective Time will be recorded by Glaukos at their respective fair values and consolidated with those of Glaukos. Any excess of purchase price over the fair value of the net assets will be recorded as goodwill. Avedro's assets and liabilities and results of operations will be consolidated with those of Glaukos from and after the date of the Merger.

Litigation Relating to the Merger

        As of October 15, 2019, one lawsuit has been filed by an alleged Avedro stockholder challenging the Merger. Such lawsuit, a putative class action complaint, is captioned Kent v. Avedro, Inc., et. al,

1:19-cv-01845-UNA, and was filed by Michael Kent in the United States District Court for the District of Delaware. The Kent complaint names as defendants Avedro and each member of the Avedro Board, including former directors Dr. Gilbert H. Kliman and Thomas W. Burns, as well as Glaukos and Merger Sub.

        The Kent complaint alleges violations of Section 14(a) and 20(a) of the Exchange Act and Rule 14a-9. The plaintiff in this action generally alleges that the Registration Statement on Form S-4, filed with the SEC on September 17, 2019, omits material information with respect to the proposed transaction, which renders such Registration Statement false and misleading. The complaint seeks preliminary and permanent injunction of the proposed transaction and, if the Merger is consummated, rescission or rescissory damages. The complaint also seeks the dissemination of a registration statement that discloses certain information requested by the plaintiff. In addition, the complaint seeks attorneys' and experts' fees.

        The defendants believe that the Kent complaint is without merit.

THE MERGER AGREEMENT

        The following summary describes certain material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and which is incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. Glaukos and Avedro encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger because it is the principal document governing the Merger.

        The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Glaukos or Avedro contained in this proxy statement/prospectus or in Glaukos' or Avedro's public reports filed with the SEC may supplement, update or modify the factual disclosures about Glaukos or Avedro contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by Glaukos, Avedro and Merger Sub were qualified and subject to important limitations agreed to by Glaukos, Avedro and Merger Sub in connection with negotiating the terms of the Merger Agreement and may be subject to a contractual standard of materiality which may differ from what may be viewed as material by investors. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement. In addition, the representations, warranties and covenants in the Merger Agreement are qualified by information contained in confidential disclosure letters exchanged by Glaukos and Avedro in connection with their execution of the Merger Agreement, which disclosure letters contain information that modifies, qualifies and creates exceptions to the representations, warranties, and covenants set forth in the Merger Agreement.

The Merger

        Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub, a wholly owned subsidiary of Glaukos and a party to the Merger Agreement, will merge with and into Avedro. Avedro will continue as the Surviving Corporation.

Effective Time; Closing

        The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as is agreed upon by Glaukos and Avedro and specified in such certificate of merger. The closing of the Merger will occur no later than two business days following the day on which the conditions to the Merger set forth in the Merger Agreement and described in this proxy statement/prospectus (other than conditions which by their terms are required to be satisfied or waived at the closing, but subject to the satisfaction or waiver of such conditions at the closing) has been satisfied or waived in accordance with the Merger Agreement.

        Although Glaukos and Avedro currently expect the Merger to be completed in the fourth quarter of 2019 (in the event Avedro's stockholders adopt the Merger Agreement), neither Glaukos nor Avedro can specify when or make any assurances that Glaukos and Avedro will satisfy or waive all of the conditions to the Merger. See "The Merger Agreement—Conditions to the Merger" beginning on page 104 of this proxy statement/prospectus.

Merger Consideration

Avedro Common Stock

        At the Effective Time, each share of Avedro Common Stock (other than shares of Avedro Common Stock owned by Glaukos, Merger Sub or Avedro or any direct or indirect, wholly owned subsidiary of Avedro or Glaukos) issued and outstanding immediately prior to the Effective Time will be automatically cancelled and converted into the right to receive a number of shares of Glaukos Common Stock equal to the product of the number of shares of Avedro Common Stock multiplied by the Exchange Ratio. No fractional shares of Glaukos Common Stock will be issued in the Merger and Avedro's stockholders will receive cash in lieu of any fractional share. Glaukos expects that it will issue approximately 6.38 million shares of Glaukos Common Stock in the Merger, excluding any shares that may subsequently be issued in connection with the exercise of Assumed Stock Options or Assumed Warrants.

Treatment of Avedro Stock Options, Avedro RSUs, Avedro ESPP Purchases and Avedro Warrants

Avedro Stock Options

        At the Effective Time, each Avedro Stock Option will be assumed by Glaukos and converted into an Assumed Stock Option to purchase a number of shares of Glaukos Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Avedro Common Stock subject to such Avedro Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio. The per share exercise price for the Glaukos Common Stock issuable upon exercise of such Assumed Stock Option will be equal (rounded up to the nearest whole cent) to the per share exercise price of Avedro Common Stock applicable to such Avedro Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. Except as provided above, each Assumed Stock Option will be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as the corresponding Avedro Stock Option immediately prior to the Effective Time. After the Effective Time, each Assumed Stock Option will no longer represent the right to acquire Avedro Common Stock.

Avedro RSUs

        At the Effective Time, each outstanding Avedro RSU (but excluding any Avedro RSU that becomes vested prior to or as a result of the consummation of the Merger and is settled in shares of Avedro Common Stock that converts into the right to receive the Merger Consideration) will be assumed by Glaukos and converted into the right to receive the number of shares of Glaukos Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Avedro Common Stock subject to such Avedro RSU immediately prior to the Effective Time multiplied by the Exchange Ratio. Except as provided above, each Assumed RSU will be subject to the same terms and conditions (including vesting, payment and withholding provisions) as the corresponding Avedro RSU immediately prior to the Effective Time. After the Effective Time, each Assumed RSU will no longer represent the right to acquire Avedro Common Stock.

        At the Effective Time, Glaukos will assume all of Avedro's obligations under its employee stock plans in respect of Avedro Stock Options and Avedro RSUs, and any outstanding awards and obligations under such agreements. Promptly after the Effective Time (no longer than 5 business days), Glaukos will file or will otherwise have available a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Glaukos Common Stock subject to the Assumed Stock Options and Assumed RSUs.

Avedro Employee Stock Purchase Plan

        Any offering period in progress under the ESPP will be terminated on the Final Exercise Date. On the Final Exercise Date, the funds credited for each participant under the ESPP as of the Final Exercise Date will be used to purchase shares of Avedro Common Stock in accordance with the terms of the ESPP, and each share of Avedro Common Stock purchased under the ESPP that is outstanding at the Effective Time will be cancelled and converted into the right to receive (less any applicable withholding taxes) the Merger Consideration. Any funds credited to a participant under the ESPP that are not used to purchase shares of Avedro Common Stock in accordance with the terms and conditions of the ESPP will be refunded (without interest) to such participant as promptly as practicable following the Effective Time. No further share purchase rights will be granted or exercised under the ESPP after the Final Exercise Date. The ESPP will be terminated as of the Effective Time.

Avedro Warrants

        At the Effective Time, each Avedro Warrant (or portion thereof) issued in favor of Hercules Technology III, L.P. and OrbiMed that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by Glaukos and converted into an Assumed Warrant to purchase a number of shares of Glaukos Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Avedro Common Stock subject to such Avedro Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio. The per share exercise price for the Glaukos Common Stock issuable upon exercise of such Assumed Warrant will be equal (rounded up to the nearest whole cent) to the per share exercise price of Avedro Common Stock applicable to such Avedro Warrant immediately prior to the Effective Time divided by the Exchange Ratio. Except as provided above, each Assumed Warrant will be subject to the same terms and conditions (including expiration date and exercise provisions) as the corresponding Avedro Warrant immediately prior to the Effective Time.

        Further, at the Effective Time, each Avedro Warrant (other than Avedro Warrants that are being converted into Assumed Warrants, as discussed in the foregoing paragraph) that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and converted into the right to receive a number of shares of Glaukos Common Stock equal to (i) the number of shares of Avedro Common Stock subject to such Avedro Warrant multiplied by the Exchange Ratio minus (ii) the quotient obtained by dividing the aggregate exercise price of such Avedro Warrant by the Glaukos Trading Price. Holders of such cancelled and converted Avedro Warrants that would otherwise have been entitled to receive a fraction of a share of Glaukos Common Stock will receive, in lieu of any such fraction share, cash (rounded down to the nearest whole cent and without interest) in an amount equal to such fractional amount multiplied by the Glaukos Trading Price. After the Effective Time, each holder of an Assumed Warrant or a cancelled and converted Avedro Warrant will cease to have any rights to acquire Avedro Common Stock or any other Avedro capital stock.

Withholding

        Each of Glaukos, Merger Sub, the Surviving Corporation and the exchange agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to the Merger Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or applicable tax law.

Dividends and Distributions

        No dividends and distributions declared or made after the Effective Time with respect to shares of Glaukos Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered shares of Avedro Common Stock until such shares of Avedro Common Stock are surrendered. Following such surrender and subject to applicable law, the holder of the shares of Glaukos Common Stock issued in exchange for such shares of Avedro Common Stock will be paid, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of such surrender and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Glaukos Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender.

Conditions to the Merger

        The obligations of Glaukos, Merger Sub and Avedro to effect the Merger are subject to the satisfaction or waiver of the following conditions:

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  the affirmative vote of the holders of a majority of the shares of Avedro Common Stock outstanding as of the Record Date to approve the Merger and adopt the Merger Agreement and the transactions contemplated thereby;

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  no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing, prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement shall having been issued and continuing in effect;

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  no applicable law of a governmental authority of competent jurisdiction being in effect prohibiting or rendering illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

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  any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by the Merger Agreement must have expired or been terminated (early termination of the waiting period under the HSR Act was granted on August 28, 2019) and all pre-closing approvals or clearances required under the HSR Act must have been obtained; and

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  the registration statement of which this proxy statement/prospectus forms a part must be declared effective by the SEC under the Securities Act with no stop order suspending such effectiveness issued by the SEC remaining in effect and no proceedings for that purpose initiated or threatened in writing by the SEC.

        In addition, Glaukos' and Merger Sub's obligations to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

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  the representations and warranties of Avedro set forth in the Merger Agreement relating to capital stock must be true and correct (without giving effect to any limitation as to materiality or Avedro Material Adverse Effect set forth in such representation or warranty), except for inaccuracies that do not increase the dollar value of Glaukos Common Stock to be issued in the Merger by more than $1.5 million, as of the closing date of the Merger as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

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  the representations and warranties of Avedro set forth in the Merger Agreement relating to organization and qualification; authority; required vote; the inapplicability of takeover laws; and brokers must be true and correct (without giving effect to any limitation as to materiality or Avedro Material Adverse Effect set forth in such representation or warranty) in all material respects, as of the closing date of the Merger as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

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  all other representations and warranties of Avedro set forth in the Merger Agreement must be true and correct (without giving effect to any limitation as to materiality or Avedro Material Adverse Effect set forth in such representation or warranty (except for the representation that there has not been an Avedro Material Adverse Effect since December 31, 2018 through the date of the Merger Agreement)), except where the failure of such representations and warranties to be so true and correct do not have, and would not reasonably be expected to have, individually or in the aggregate, an Avedro Material Adverse Effect, as of the closing date of the Merger as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

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  Avedro must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

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  since the date of the Merger Agreement, there must not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have an Avedro Material Adverse Effect that is continuing;

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  Glaukos must have received the written opinion of O'Melveny that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, or the delivery of such written opinion by O'Melveny to Avedro; and

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  Glaukos must have received a certificate signed by an executive officer of Avedro to the effect that the aforementioned six conditions have been satisfied.

        In addition, Avedro's obligations to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

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  the representations and warranties of Glaukos and Merger Sub set forth in the Merger Agreement relating to capital stock; organization and qualification; authority and brokers must be true and correct (without giving effect to any limitation as to materiality or Glaukos Material Adverse Effect set forth in such representation or warranty) in all material respects, as of the closing date of the Merger as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

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  all other representations and warranties of Glaukos and Merger Sub set forth in the Merger Agreement must be true and correct (without giving effect to any limitation as to materiality or Glaukos Material Adverse Effect set forth in such representation or warranty (except for the representation that there has not been a Glaukos Material Adverse Effect since March 31, 2019 through the date of the Merger Agreement)), except where the failure of such representations and warranties to be so true and correct do not have, and would not reasonably be expected to have, individually or in the aggregate, a Glaukos Material Adverse Effect, as of the closing date of the Merger as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

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  Glaukos and Merger Sub must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

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  Avedro must have received the written opinion of Cooley that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code (or, if Cooley does not render such opinion, this condition will be satisfied if O'Melveny renders such opinion to Avedro);

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  since the date of the Merger Agreement, there must not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Glaukos Material Adverse Effect that is continuing;

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  Avedro must have received a certificate signed by an executive officer of Glaukos to the effect that the aforementioned five conditions have been satisfied; and

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  the shares of Glaukos Common Stock issuable as Merger Consideration must have been approved for listing on the NYSE, subject to official notice of issuance.

        An "Avedro Material Adverse Effect" means any change, effect, event, occurrence, development or change in facts (i) that is materially adverse to the business, financial condition or results of operations of Avedro and its joint ventures, taken as a whole, or (ii) that is materially adverse to the ability of Avedro to consummate the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement in a timely manner, but excluding, in the case of clause (i) only, any of the foregoing to the extent resulting from (A) changes in applicable law or international or national legal, political or regulatory conditions generally (in each case, to the extent not disproportionately affecting Avedro), (B) changes in the economy or the financial or securities markets in the United States or the industry or industries in which Avedro operates (in each case, to the extent not disproportionately affecting Avedro), (C) any changes in GAAP or interpretations thereof after the date of the Merger Agreement (in each case, to the extent not disproportionately affecting Avedro), (D) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war, terrorism, or sabotage (in each case, to the extent not disproportionately affecting Avedro), (E) any changes in Avedro's stock price or trading volume or any failure in and of itself to meet any internal or published projections, forecasts, budgets or revenues predictions, provided that the exception in this clause (E) will not prevent or otherwise affect a determination that any change, effect, event, occurrence, development or change in facts underlying such failure has resulted in, or contributed to, a material adverse effect on Avedro, (F) actions (or omissions) of Avedro taken (or not taken) with the prior written consent of Glaukos or as required to comply with the terms of the Merger Agreement (other than any requirement to operate in the ordinary course of business consistent with past practice and any specified requirements set forth in the Merger Agreement), or (G) the public announcement or pendency of the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of such person with employees, customers, suppliers or partners of Avedro.

        A "Glaukos Material Adverse Effect" means any change, effect, event, occurrence, development or change in facts (i) that is materially adverse to the business, financial condition or results of operations of Glaukos and its subsidiaries, taken as a whole, or (ii) that is materially adverse to the ability of Glaukos or Merger Sub to consummate the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement in a timely manner, but excluding, in the case of clause (i) only, any of the foregoing to the extent resulting from (A) changes in applicable law or international or national legal, political or regulatory conditions generally (in each case, to the extent not disproportionately affecting Glaukos and its subsidiaries, taken as a whole), (B) changes in the economy or the financial, or securities markets in the United States or elsewhere in the world or the industry or industries in which Glaukos or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting Glaukos and its subsidiaries, taken as a whole), (C) any changes in GAAP or interpretations thereof after the date of the Merger Agreement (in each case, to the extent not disproportionately affecting Glaukos and its subsidiaries, taken as a whole), (D) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war, terrorism or sabotage (in each case, to the extent not disproportionately affecting Glaukos and its subsidiaries, taken as a whole), or (E) any changes in Glaukos' stock price or trading volume or any failure in and of itself to meet any internal or published projections, forecasts, budgets or revenues predictions, provided that the exception in this clause will not prevent or otherwise affect a determination that any change, effect, event, occurrence, development or change in facts underlying such failure has resulted in, or contributed to, a material adverse effect on Glaukos.

The Special Meeting

        Avedro has agreed to call the Special Meeting for the purpose of obtaining the adoption of the Merger proposal as soon as reasonably practicable following the mailing of the definitive proxy statement to the Avedro stockholders entitled to vote on such matters (but in no event more than the longer of 30 days or 20 business days after the date of such mailing).

        Under the terms of the Merger Agreement, Avedro must take all necessary actions to establish the Record Date and duly call, give notice of and convene the Special Meeting in accordance with applicable law and the Avedro Charter and Avedro Bylaws. Additionally, unless the Avedro Board has effected an Avedro Change of Recommendation (as described in "The Merger Agreement—No Solicitation of Acquisition Proposals and Change of Recommendation" beginning on page 107 of this proxy statement/prospectus), Avedro must include the Avedro Board's recommendation that the Avedro stockholders adopt the Merger proposal in this proxy statement/prospectus, maintain such recommendation, and solicit and use its reasonable best efforts to obtain the adoption of the Merger proposal by the Avedro stockholders.

        Avedro must adjourn or postpone the Special Meeting if:

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  as of the time at which the Special Meeting is scheduled to be held, there are insufficient shares of Avedro Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting; or

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  as of the date on which the Special Meeting is scheduled to be held, Avedro has not received proxies representing a sufficient number of shares of Avedro Common Stock necessary to adopt the Merger proposal.

        Unless the Avedro Board has effected an Avedro Change of Recommendation, Avedro must continue to use all reasonable best efforts to assist in the solicitation of proxies from Avedro stockholders to adopt the Merger proposal.

No Solicitation of Acquisition Proposals and Change of Recommendation

        The Merger Agreement prohibits Avedro from soliciting an alternative transaction to the Merger. Under these "no solicitation" provisions, Avedro has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Avedro will not and will use reasonable best efforts to cause its Representatives not to, directly or indirectly:

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  solicit, initiate or knowingly encourage or knowingly facilitate any inquiries, offers or the making of any proposal or announcement that constitutes or could reasonably be expected to lead to any Avedro Takeover Proposal;

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  engage in, continue or otherwise participate in any negotiations or discussions with any third party (other than Glaukos or Merger Sub or their respective Representatives) regarding any Avedro Takeover Proposal or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Avedro Takeover Proposal;

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  furnish any nonpublic information regarding Avedro or any of its joint ventures to any person (other than Glaukos or Merger Sub or their respective Representatives) in connection with or in response to any Avedro Takeover Proposal or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Avedro Takeover Proposal;

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  adopt, approve, recommend, submit to stockholders or declare advisable any Avedro Takeover Proposal;

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  release or permit the release of any provision of any confidentiality, standstill, or similar provision of any agreement to which Avedro is a party (except that Avedro may waive such a "standstill" or similar agreement or obligation solely to permit a person privately to make an Avedro Takeover Proposal to the Avedro Board if the Avedro Board has determined in good faith after consultation with Avedro's outside legal counsel that the failure to take such action would reasonably be likely to result in a breach of the fiduciary duties of the members of the Avedro Board under Delaware law);

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  approve any transaction under, or any person becoming an "interested stockholder" under, Section 203 of the DGCL;

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  enter into a letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement, confidentiality agreement, in each case, with respect to an Avedro Takeover Proposal; or

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  resolve or agree to do any of the foregoing.

        The Merger Agreement requires that Avedro promptly (and in no event later than one business day after receipt) notify Glaukos in writing of any Avedro Takeover Proposal (or any request for information, discussions or negotiations for access to the properties or books and records of Avedro in connection with an Avedro Takeover Proposal) after the date of the Merger Agreement. Such notice must include the identity of the person making the Avedro Takeover Proposal, the material terms of such Avedro Takeover Proposal (including the price and type of consideration offered by the person making such Avedro Takeover Proposal) and a copy of any documentation relating to the Avedro Takeover Proposal received by Avedro or any of its Representatives (or a reasonably detailed summary thereof if not made in writing) (the "Proposal Information"). Avedro must also keep Glaukos reasonably informed on a reasonably current basis of the status and material details (including any changes to the price and type of consideration offered and any other material changes to the terms) with respect to such Avedro Takeover Proposal.

        The Merger Agreement also requires Avedro to, and to use reasonable best efforts to cause its Representatives to, cease and terminate any existing (as of the signing of the Merger Agreement) activities, discussions or negotiations between Avedro or any of its affiliates or any of their respective Representatives, on the one hand, and any other person, on the other hand, that relate to any Avedro Takeover Proposal. Further, Avedro must terminate the access of any third person to any electronic or physical data room hosted by Avedro or any of its affiliates or Representatives relating to an Avedro Takeover Proposal. Avedro must also use its reasonable best efforts to obtain the prompt return or destruction of any confidential information previously furnished to such persons within twelve months prior to the date of the Merger Agreement.

        In the event any of Avedro's controlled affiliates or Representatives takes any action which, if taken by Avedro, would constitute a breach of its non-solicitation obligations in the Merger Agreement, Avedro will be deemed to have breached such non-solicitation obligations in the Merger Agreement.

        Notwithstanding these restrictions, the Merger Agreement also provides that if, at any time prior to the adoption of the Merger proposal by the Avedro stockholders, Avedro receives an unsolicited, bona fide, written Avedro Takeover Proposal (that is not withdrawn) made after the date of the Merger Agreement that the Avedro Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to an Avedro Superior Proposal, Avedro may take the following actions:

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  furnish nonpublic information regarding Avedro to the person (and such person's Representatives) making such Avedro Takeover Proposal; and

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  enter into or participate in discussions or negotiations with the person (and such person's Representatives) making such Avedro Takeover Proposal.

        However, to take such actions, (i) such Avedro Takeover Proposal must not have resulted from a breach of Avedro's non-solicitation obligations in the Merger Agreement, (ii) the Avedro Board must have concluded in good faith that, after consultation with its outside legal counsel, the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, and (iii) Avedro must have received (and provided a copy to Glaukos) from the person making such Avedro Takeover Proposal an acceptable confidentiality agreement containing terms and conditions that are no less favorable to Avedro, in the aggregate, than those contained in the Confidentiality Agreement (excluding any standstill provisions). Avedro must promptly (and in any event within twenty four (24) hours) make available to Glaukos and its Representatives any nonpublic information concerning Avedro that is provided to the person making such Avedro Takeover Proposal or its Representatives that was not previously made available to Glaukos or its Representatives.

        Furthermore, none of Avedro, the Avedro Board or any committee of the Avedro Board may:

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  withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Glaukos the Avedro Board's recommendation that the Avedro stockholders adopt the Merger Agreement;

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  fail to include such recommendation in the registration statement of which this proxy statement/prospectus is a part;

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  approve, endorse, recommend or otherwise declare advisable (publicly or otherwise) or propose to approve, endorse or recommend, or otherwise declare advisable (publicly or otherwise) any Avedro Takeover Proposal (this bullet along with the first bullet, an "Avedro Change of Recommendation"); or

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  fail to publicly reaffirm the Avedro Board recommendation within ten (10) business days after Glaukos' written request (provided that an Avedro Takeover Proposal has been publicly announced and not publicly withdrawn prior to such request).

        The Avedro Board may, however, prior to the adoption of the Merger proposal by the Avedro stockholders, effect an Avedro Change of Recommendation or terminate the Merger Agreement in respect of an Avedro Takeover Proposal if (and only if):

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  a written Avedro Takeover Proposal is made to Avedro after the date of the Merger Agreement that has not been withdrawn;

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  such Avedro Takeover Proposal did not result from a breach of Avedro's non-solicitation obligations in the Merger Agreement;

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  the Avedro Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Avedro Takeover Proposal constitutes an Avedro Superior Proposal and failure to take such action would reasonably be likely to result in a breach of the Avedro Board's fiduciary duties under applicable law;

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  Avedro provides Glaukos four business days' (the "Recommendation Change Notice Period") prior written notice that, if at the expiration of the Recommendation Change Notice Period, such Avedro Takeover Proposal continues to be an Avedro Superior Proposal, it intends to take such action (a "Recommendation Change Notice"), which notice includes the Proposal Information;

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  during the Recommendation Change Notice Period, Avedro gives Glaukos the opportunity to propose revisions to the terms of the Merger Agreement (or to make a new proposal) and negotiates in good faith with Glaukos and its Representatives, upon Glaukos' request, such revised terms or new proposal; and

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  at the end of the Recommendation Change Notice Period, the Avedro Board again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Glaukos), that such Avedro Takeover Proposal continues to be an Avedro Superior Proposal and that the failure to take such action would reasonably be likely to result in a breach of its fiduciary duties under applicable law.

        If there are any material amendments to such Avedro Takeover Proposal, a new Recommendation Change Notice must be delivered to Glaukos except the Recommendation Change Notice Period will be reduced to two business days after the initial Recommendation Change Notice Period.

        Further, the Avedro Board may, prior to the adoption of the Merger proposal by the Avedro stockholders, effect an Avedro Change of Recommendation in respect of an Intervening Event if:

  •
  an Intervening Event has occurred and is continuing;

  •
  such Intervening Event did not result from a breach of Avedro's non-solicitation obligations in the Merger Agreement;

  •
  the Avedro Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Intervening Event has occurred and is continuing and failure to take such action would reasonably be likely to result in a breach of the Avedro Board's fiduciary duties under applicable law;

  •
  Avedro provides Glaukos prior written notice equal to the Recommendation Change Notice Period that if at the expiration of the Recommendation Change Notice Period, such Intervening Event is continuing, it intends to take such action (a "Intervening Event Recommendation Change Notice"), which notice must include a reasonable summary of the Intervening Event;

  •
  during the Recommendation Change Notice Period, Avedro gives Glaukos the opportunity to propose revisions to the terms of the Merger Agreement (or to make a new proposal) and negotiates in good faith with Glaukos and its Representatives, upon Glaukos' request, such revised terms or new proposal; and

  •
  at the end of the Recommendation Change Notice Period, the Avedro Board again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Glaukos), that such Intervening Event is continuing and remains in effect and that the failure to take such action would reasonably be likely to result in a breach of its fiduciary duties under applicable law.

        If there is a material change to the status of such Intervening Event, a new Intervening Event Recommendation Change Notice must be delivered to Glaukos except the Recommendation Change Notice Period will be reduced to two business days after the initial Recommendation Change Notice Period.

        An "Avedro Takeover Proposal" means any bona fide proposal or offer from any person or "group" (as defined in or under Section 13(d) of the Exchange Act) (other than Glaukos or Merger Sub or their respective Representatives) relating to (i) any direct or indirect acquisition or purchase of a business that constitutes or generates 15% or more of the revenues or assets (including equity securities) of Avedro or any assets representing 15% or more of the consolidated assets of Avedro, (ii) any direct or indirect acquisition or purchase of 15% or more of any class of voting securities of Avedro, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of voting securities of Avedro, (iv) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction pursuant to which the holders of Avedro Common Stock immediately preceding such transaction hold, directly or indirectly, (A) less than 85% of the equity interests in the surviving or resulting entity of such transaction or (B) businesses or assets that constitute less than 85% of the consolidated revenue or assets of Avedro or (v) any liquidation, dissolution or similar transaction involving Avedro.

        An "Avedro Superior Proposal" means any bona fide, written Avedro Takeover Proposal (that is not withdrawn), and that the Avedro Board determines in good faith, after consultation with its financial advisors and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms, and (ii) if consummated, would be more favorable to Avedro's stockholders from a financial point of view than the Merger and the other transactions contemplated by the Merger Agreement, taking into account all financial, legal, regulatory, financing, certainty and timing of consummation and other aspects of such proposal (including any changes to the financial or other terms of the Merger Agreement or the Merger proposed by Glaukos), except that (A) the references to 15% in the definition of "Avedro Takeover Proposal" will be deemed to be a reference to 50.01%, and (B) the references to 85% in the definition of "Avedro Takeover Proposal" will be deemed to be a reference to 49.99%.

        An "Intervening Event" means any change, effect, event, occurrence, development or change in facts that (i) is unknown to and is not reasonably foreseeable by Avedro or the Avedro Board as of the date of the Merger Agreement and (ii) becomes known to the Avedro Board prior to the adoption of the Merger proposal by the Avedro stockholders and (iii) does not relate to (A) an Avedro Takeover Proposal, (B) a change, effect, event, occurrence, development or change in facts in the market price or trading volume of the Avedro Common Stock or Glaukos Common Stock (but the underlying facts or events contributing to such change, effect, event, occurrence, development or change in facts in the market price or trading volume can be taken into account in determining whether an Intervening Event has occurred), (C) the timing of any approval or clearance of any governmental authority required for the consummation of the Merger or (D) the fact that, in and of itself, Avedro exceeds internal or published projections or Glaukos does not achieve internal or published projections (but the underlying facts or events causing the results can be taken into account in determining whether any Intervening Event has occurred).

Efforts to Consummate the Merger; Regulatory Matters

        Each of Glaukos, Merger Sub and Avedro have agreed to use its reasonable best efforts to cause the closing of the Merger to occur by May 7, 2020 (the "Termination Date"), including using reasonable best efforts to take all actions reasonably necessary to comply promptly with all applicable legal requirements and national securities exchange requirements. Unless otherwise agreed, none of Glaukos, Merger Sub or Avedro may knowingly take or omit to take any action reasonably expected to be likely to delay past the Termination Date or prevent the consummation of the Merger. Further, each of Glaukos and Avedro must use its reasonable best efforts to:

  •
  obtain, and to cooperate in obtaining, all third party consents, including from governmental authorities, necessary or appropriate to permit the consummation of the Merger; and

  •
  provide, and cooperate in providing, notices to, and make or file, and cooperate in the making or filing of, registrations, declarations or filings with, third parties required to be provided prior to the Effective Time.

        However, neither Glaukos nor Avedro will be required to pay any significant amount to any non-governmental entity third party from whom any such consent, notice, registration, declaration or filing may be required.

        Each of Glaukos and Avedro agreed to, as promptly as practicable but in no event later than ten business days after the date of the Merger Agreement, file or cause to be filed with the FTC and the DOJ the necessary forms in connection with the HSR Act and, as promptly as reasonably practicable, provide any supplemental information that reasonably may be requested by applicable governmental authorities relating to such HSR Act filings. Avedro and Glaukos must continue to consult with one another (and their respective advisers) as to the form and content of any notification and report form, filing, or supplemental information supplied to any governmental authority, and allow the other party to review the same in advance of submission and make any amendments as either may reasonably request. Avedro and Glaukos must furnish to each other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Avedro and Glaukos must also keep each other apprised of the status of any communications with, and any inquiries or requests from, the FTC, the DOJ and any other applicable governmental entities. Responses to such inquiries or requests must be delivered as promptly as reasonably practicable. Further, with respect to any requests for supplemental information made pursuant to the HSR Act, Avedro and Glaukos must:

  •
  to the extent reasonably practicable, inform each party prior to all material communications (including material telephone calls and meetings) with a governmental entity;

  •
  allow either party the opportunity to participate in any such calls and meetings to the extent reasonably practicable; and

  •
  allow each party (and their respective advisers) to review any material written communications before submission and to make such amendments to such communications as either party may reasonably request.

        A final copy of any supplemental information submitted to any governmental authority (and any other material written communications) must be delivered to Glaukos or Avedro, as applicable. Glaukos and Avedro must also use their reasonable best efforts to obtain any clearance required under the HSR Act to consummate the transactions contemplated by the Merger Agreement, including a request for early termination of the waiting period under the HSR Act. Glaukos was responsible for paying the fees in connection with the HSR Act filings.

        Notwithstanding the foregoing requirements, Glaukos is not required to:

  •
  sell, divest, license or dispose of any assets or businesses of Glaukos or its subsidiaries or affiliates or of Avedro or its joint ventures;

  •
  oppose any motion for a temporary, preliminary, or permanent injunction against the Merger, including any legislative, administrative or judicial action, or take any steps to have vacated any order prohibiting the Merger under the HSR Act; or

  •
  agree to take any action that, individually or in the aggregate, would have a material adverse effect on Glaukos or Avedro and their respective subsidiaries and affiliates.

        Avedro may not take any of the foregoing actions without the prior written consent of Glaukos.

        Finally, Avedro must take all action necessary to ensure that no "business combination" (as defined in Section 203 of the DGCL), "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar law (or any other anti-takeover provision set forth in the Avedro Charter or the Avedro Bylaws) is or becomes applicable to the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. If any such anti-takeover law or provision becomes applicable to the Merger, the Merger Agreement or any other transaction contemplated by the Merger Agreement, Avedro must take all action necessary to ensure that the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such law or provision.

Termination of the Merger Agreement

        The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time under the following circumstances:

  •
  by mutual written agreement of Glaukos and Avedro;

  •
  by either Glaukos or Avedro in the event any law or order of any governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger becomes final and non-appealable; provided that this termination right is not available to Glaukos or Avedro if Glaukos' or Avedro's failure, respectively, to comply with its obligations under the Merger Agreement is a principal cause of the imposition of such law or order;

  •
  by either Glaukos or Avedro in the event that the Merger has not been consummated by the Termination Date; provided that this termination right is not available to Glaukos or Avedro if Glaukos' or Avedro's failure to fulfill any of its respective obligations under the Merger Agreement is a principal cause of the failure of the Merger to occur by the Termination Date (the "Termination Date Termination Right");

  •
  by Glaukos at any time prior to the adoption of the Merger proposal by the Avedro stockholders, in the event that (i) the Avedro Board fails to recommend in this proxy statement/prospectus that the Avedro stockholders adopt the Merger Agreement, (ii) the Avedro Board effects an Avedro Change of Recommendation, whether or not permitted by the terms of the Merger Agreement, (iii) Avedro breaches in any material respect its non-solicitation obligations set forth in the Merger Agreement, or (iv) an Avedro Takeover Proposal has been publicly announced and not publicly withdrawn and Avedro fails to publicly reaffirm its recommendation that the Avedro stockholders adopt the Merger Agreement within ten business days after Glaukos so requests in writing (the "Change of Recommendation Termination Right");

  •
  by Avedro in the event Glaukos or Merger Sub breaches any of its covenants or agreements or any of its representations or warranties in the Merger Agreement, which breach, individually or in the aggregate, would result in a failure of the applicable closing conditions to be satisfied (if occurring and continuing on the closing date of the Merger) and is not curable prior to the Termination Date (or, if curable, is not cured within the earlier of (i) 30 days following written notice to Glaukos or (ii) the Termination Date); provided that this termination right is not available to Avedro if it is then in breach of the Merger Agreement so as to cause a failure of its applicable closing conditions to be satisfied (the "Glaukos Breach Termination Right");

  •
  by Glaukos in the event Avedro breaches any of its covenants or agreements or any of its representations or warranties in the Merger Agreement, which breach, individually or in the aggregate, would result in a failure of the applicable closing conditions to be satisfied (if occurring and continuing on the closing date of the Merger) and is not curable prior to the Termination Date (or, if curable, is not cured within the earlier of (i) 30 days following written notice to Avedro or (ii) the Termination Date); provided that this termination right is not available to Glaukos or Merger Sub if it is then in breach of the Merger Agreement so as to cause a failure of its applicable closing conditions to be satisfied (the "Avedro Breach Termination Right");

  •
  by Glaukos or Avedro in the event that the Merger proposal is not adopted by the Avedro stockholders at the Special Meeting, as adjourned or postponed from time to time (the "Approval Failure Termination Right"); or

  •
  by Avedro at any time prior to the adoption of the Merger proposal by the Avedro stockholders in order to enter into a written definitive agreement with respect to an Avedro Superior

    Proposal in accordance with the Merger Agreement (the "Superior Proposal Termination Right").

        If the Merger Agreement is terminated in accordance with the Merger Agreement described above, it will become void, and have no effect or liability thereunder on the part of any party thereto, subject to certain exceptions including any obligation to pay the termination fees and expenses described below. No such termination, however, will relieve Glaukos, Merger Sub or Avedro, as applicable, from liability or damages for any material breach of the Merger Agreement that results from the act or a failure to act of an officer of Glaukos, Merger Sub or Avedro, as applicable, who had actual knowledge that the taking of such act or the failure to take such act would cause a breach of the Merger Agreement.

Termination Fee and Expenses

        Glaukos, Merger Sub and Avedro will generally each pay its own fees and expenses in connection with the Merger, whether or not the Merger is consummated. However, Glaukos and Avedro have agreed that all required filing fees under the HSR Act will be borne by Glaukos.

        In addition, Avedro must pay a termination fee of $22.5 million to Glaukos if:

  •
  Glaukos terminates the Merger Agreement pursuant to the Change of Recommendation Termination Right, which termination fee must be paid within two business days of Glaukos' notice of termination;

  •
  Avedro terminates the Merger Agreement pursuant to the Termination Date Termination Right at a time when Glaukos is entitled to terminate the Merger Agreement pursuant to the Change of Recommendation Termination Right, which termination fee must be paid immediately prior to or concurrently with such termination;

  •
  Avedro terminates the Merger Agreement pursuant to the Approval Failure Termination Right at a time when Glaukos is entitled to terminate the Merger Agreement pursuant to the Change of Recommendation Termination Right, which termination fee must be paid immediately prior to or concurrently with such termination;

  •
  Avedro terminates the Merger Agreement pursuant to the Superior Proposal Termination Right, which termination fee must be paid immediately prior to or concurrently with such termination;

  •
  Avedro or Glaukos terminates the Merger Agreement pursuant to the Termination Date Termination Right;

  •
  Glaukos terminates the Merger Agreement pursuant to the Avedro Breach Termination Right; or

  •
  Avedro or Glaukos terminates the Merger Agreement pursuant to the Approval Termination Right.

        With respect to the last three bullets above, the termination fee is payable by Avedro only if (i) prior to such termination, an Avedro Takeover Proposal has been publicly made or announced and not withdrawn (with all references to "85%" and "15%" in the definition of "Avedro Takeover Proposal" deemed to be references to "49.99%" and "50.01%", respectively) and (ii) within 12 months after such termination, Avedro enters into a written definitive agreement providing for the consummation of an Avedro Takeover Proposal (which is subsequently consummated, which consummation need not occur within such 12 month period) or consummates an Avedro Takeover Proposal (in each instance, with all references to "85%" and "15%" in the definition of "Avedro Takeover Proposal" deemed to be references to "49.99%" and "50.01%", respectively). If such conditions are met, Avedro must pay to Glaukos the termination fee on the date of consummation of such Avedro Takeover Proposal.

        Further, if Glaukos terminates the Merger Agreement pursuant to the Avedro Breach Termination Right, Avedro must reimburse Glaukos for all of the documented out-of-pocket expenses reasonably incurred by Glaukos, Merger Sub or their respective affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. Such reimbursement must be paid by Avedro within two business days after Glaukos' delivery to Avedro of a written statement setting forth the amount of such reimbursement. Such reimbursement may only be paid on one occasion. Further, if the termination fee described above becomes payable after such reimbursement has been paid to Glaukos by Avedro, then such reimbursement will be credited against such termination fee. If Avedro fails to promptly pay the termination fee or such reimbursement when such payment becomes payable, Avedro must also pay Glaukos its costs and expenses (including reasonable attorneys' fees) in connection with enforcing its right to such payment, together with interest on such payment at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made.

        Also, if Avedro terminates the Merger Agreement pursuant to the Glaukos Breach Termination Right, Glaukos must reimburse Avedro for all of the documented out-of-pocket expenses reasonably incurred by Avedro or its affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. Such reimbursement must be paid by Glaukos within two business days after Avedro's delivery to Glaukos of a written statement setting forth the amount of such reimbursement. Such reimbursement may only be paid on one occasion. If Glaukos fails to promptly pay such reimbursement when payable, Glaukos must also pay Avedro its costs and expenses (including reasonable attorneys' fees) in connection with enforcing its right to such reimbursement, together with interest on the amount of such reimbursement at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such reimbursement was required to be paid.

        If Glaukos receives full payment of the termination fee, then the receipt of the termination fee by Glaukos will be the sole and exclusive remedy of Glaukos and Merger Sub for any liability or damage relating to or arising out of the Merger Agreement or the Merger (other than any reimbursement of Glaukos' expenses, if applicable); however, no such payment will relieve Glaukos, Merger Sub or Avedro, as applicable, from liability or damages for any material breach of the Merger Agreement that results from the act or a failure to act of an officer of Glaukos, Merger Sub or Avedro, as applicable, who had actual knowledge that the taking of such act or the failure to take such act would cause a breach of the Merger Agreement.

Conduct of Business Pending the Merger

        Avedro has agreed to (and has agreed to use reasonable best efforts to cause each of its joint ventures to) conduct its businesses in all material respects in the ordinary course of business consistent with past practice until the Effective Time. In particular, Avedro has agreed to (and has agreed to use reasonable best efforts to cause its joint ventures to), use reasonable best efforts (i) to preserve intact in all material respects their present business organizations (without having any obligation to enter into any retention agreements), (ii) to maintain in effect all existing material permits, (iii) to maintain their material assets and properties in good working order and condition (ordinary wear and tear excepted), including Avedro's systems in all material respects, (iv) to protect and maintain material intellectual property that is owned by Avedro, (v) to preserve its rights under any agreement with respect to any material intellectual property in-licensed to or by Avedro, (vi) to maintain with financially responsible insurance companies insurance in commercially reasonable amounts in a manner consistent with past practice; and (vii) to preserve their relationships with governmental authorities, material customers, material suppliers and other persons having significant business dealings with them.

        In addition, until the Effective Time, Avedro has agreed not to (and to use reasonable best efforts to cause its joint ventures not to), among other things and subject to certain exceptions (including such exceptions expressly permitted by the Merger Agreement, as disclosed in the disclosure letter delivered by Avedro to Glaukos in connection with the Merger Agreement, as required by applicable law, or with Glaukos' written consent (which consent will not be unreasonably withheld, conditioned or delayed)):

  •
  amend or propose to amend the Avedro Charter or the Avedro Bylaws and use reasonable best efforts to cause each joint venture to not amend or propose to amend its certificate of incorporation or bylaws (or other comparable organizational documents);

  •
  declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital (other than dividends by an indirect or direct wholly owned subsidiary of Avedro solely to such entity's parent entity);

  •
  split (including reverse splits), combine, reclassify or take similar action, directly or indirectly, with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital;

  •
  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except with respect to internal reorganizations by Avedro's wholly owned subsidiaries;

  •
  adopt a stockholder rights plan;

  •
  (i) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any capital stock, voting securities or other equity interest in Avedro or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units or (ii) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any options with respect thereto, other than

  •
  issuances of Avedro Common Stock in respect of any exercise of Avedro Stock Options or Avedro Warrants or purchase rights under the ESPP or the settlement of Avedro RSUs, in each such case that were outstanding as of the date of the Merger Agreement, and

  •
  redemptions or repurchases required by the employee stock plans of Avedro;

  •
  make any capital expenditures, or acquire or agree to acquire (whether by merger, consolidation, purchase, acquisition of equity interests or assets or otherwise) any other person or any organization or division of any other person or any assets outside of the ordinary course of business consistent with past practice, if (i) in the case of any acquisition or acquisitions or series of acquisitions of any person, asset or property, the expected gross expenditures and commitments pursuant to all such acquisitions (including the amount of any indebtedness assumed in connection therewith) exceeds or may exceed, in the aggregate, $500,000, or (ii) in any case, such transaction would reasonably be expected to prevent or materially delay or impede the consummation of the Merger, other than

  •
  capital expenditures not in excess of the amount set forth on the disclosure letter delivered by Avedro to Glaukos in connection with the Merger Agreement,

    •
    capital expenditures incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) after the date of the Merger Agreement, and

    •
    capital expenditures made in the ordinary course of business and consistent with past practice;

  •
  sell, lease, license, assign, transfer, grant any security interest in or other lien (other than certain permitted liens) on, fail to maintain or otherwise dispose of or encumber (i) any of its assets or properties if the aggregate value of all such dispositions exceeds, in the aggregate, $500,000 or (ii) any material intellectual property or systems of Avedro, other than

  •
  dispositions of obsolete equipment or assets or dispositions of assets being replaced in the ordinary course of business consistent with past practice, and

  •
  the sale, lease, license, assignment, transfer of raw materials, equipment, supplies and inventory, in the case, in the ordinary course of the business and on commercially reasonable terms;

  •
  incur, assume or otherwise become liable for, or guarantee any indebtedness or enter into any contract having a similar economic effect (including any capital leases, "synthetic" leases or conditional sale or other title retention agreements) other than indebtedness in the ordinary course of business consistent with past practice that individually does not exceed $250,000 and does not exceed $500,000 in the aggregate with all other indebtedness incurred after the date of the Merger Agreement and prior to the closing date of the Merger;

  •
  make any loans or advances to any person, other than advancement of expenses to employees in the ordinary course of business;

  •
  grant or incur any lien (other than certain permitted liens) that is material to Avedro;

  •
  redeem, repurchase, prepay or modify in any material respect the terms of any indebtedness or issue to sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

  •
  (i) enter into, create, adopt, amend or terminate any material Avedro employee benefit plan, or other agreement, arrangement, plan or policy between Avedro and one or more of its directors, officers or employees, (ii) except for normal increases for non-executives and non-directors in the ordinary course of business consistent with past practice (which increase may not exceed 20% of each such non-executive's annual compensation as of the date of the Merger Agreement), increase in any manner the annual compensation or benefits of any director, executive officer or other employee, (iii) except for normal salary and wage payments in the ordinary course of business, pay any benefit or vest or accelerate the funding of any payment or benefit not required by any plan or arrangement in effect as of the date of the Merger Agreement and disclosed to Glaukos; or (iv) hire or terminate (without cause) any officer, executive or employee (with annual base compensation exceeding $175,000); provided that Avedro may enter into or make available to newly hired non-executive and non-officer employees agreements, benefits and compensation arrangements (including non-equity incentive grants) so long as the total annual base compensation of any such employee does not exceed $175,000, individually, and the aggregate additional compensation paid to all such newly hired employees does not exceed $1,000,000;

  •
  enter into, adopt, amend, terminate or extend any collective bargaining contract, or any similar agreement with any union, works council or similar employee representative body;

  •
  make any widespread communication with Avedro employees (other than communication to employees made in connection with the announcement of the execution of the Merger Agreement), or make any commitments to any Avedro employees regarding the compensation, benefits or other treatment they will receive in connection with the Merger;

  •
  make any changes in its accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of Avedro, except as required by a change in law or GAAP;

  •
  except as required by applicable law, make or change any material tax election, change any material annual accounting period, adopt or change any material method of tax accounting, file any amended income tax return or other material amended tax return, enter into any material closing agreement, surrender any right to claim a material refund of taxes, offset or other reduction in material tax liability, or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment;

  •
  waive, release, assign, settle or compromise any claim, action or proceeding against Avedro, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages

  •
  that do not exceed $250,000 individually or $500,000 in the aggregate between the date of the Merger Agreement and the closing date of the Merger, or

  •
  where such monetary damages will be covered by any insurance policies of Avedro or its joint ventures, as applicable;

  •
  commence any claim, action or proceeding against any person for (i) recourse other than for monetary damages or (ii) where monetary damages exceed $250,000 individually or $500,000 in the aggregate between the date of the Merger Agreement and the closing date of the Merger, unless Avedro reasonably determines in good faith that the failure to commence a legal proceeding would result in a material impairment of a valuable aspect of the business (provided that Avedro consults with Glaukos and considers the views and comments of Glaukos with respect to such legal proceeding).

  •
  negotiate, amend, extend, renew, terminate or enter into, or agree to any amendment or modification of, or waive, release or assign any rights under, any of its material contract, any contract that would have been a material contract under the Merger Agreement had it been entered into prior to the date of the Merger Agreement or any lease;

  •
  make any material changes to any of its privacy policies, except as required by applicable law;

  •
  acquire, form or permit to exist (as a subsidiary of Avedro) any direct or indirect subsidiary; and

  •
  authorize, commit or agree to take any of the foregoing actions.

        In addition, Glaukos is prohibited from declaring, setting aside or paying any dividends on or making other distributions in respect of any of its capital stock or share capital, except for stock dividends that would result in a corresponding adjustment to the Exchange Ratio pursuant to the Merger Agreement to account for the dilution of such stock dividend.

Public Announcements

        Avedro and Glaukos must, and must cause their respective subsidiaries to, consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement. However, these restrictions on public announcements will not apply if such public announcement is (i) required by applicable law or any listing agreement with a national securities exchange or (ii) in connection with an Avedro Change of Recommendation permitted by the Merger Agreement in connection with an Avedro Superior Proposal. Avedro and Glaukos must also provide each other the opportunity to review and comment upon any such press release, public statement, press conference or conference call, other than any press release, public statement, press conference or conference call required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of the NYSE or Nasdaq.

Access to Information; Confidentiality

        From the date of the Merger Agreement to the Effective Time, Avedro must, and must cause its controlled affiliates and each of its and their respective Representatives to use their reasonable best efforts to:

  •
  provide Glaukos and Merger Sub (and their respective Representatives), at Glaukos' expense, reasonable access during normal business hours (in such a manner as not to interfere unreasonably with the operation of Avedro's business, or create material risk of damage or destruction to any material assets or property) upon prior written notice to Avedro, to the officers, employees, auditors, properties, offices and other facilities of Avedro and to the books and records thereof, subject to Avedro's supervision; and

  •
  furnish promptly to Glaukos and Merger Sub and their respective Representatives such information concerning the business, properties, contracts, assets and liabilities of Avedro as reasonably requested;

        Notwithstanding the foregoing obligations, Avedro is not required to afford such access or furnish such information to the extent Avedro believes in good faith that doing so would:

  •
  result in a loss of attorney-client privilege or work-product protection;

  •
  violate any obligations of Avedro with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective contract to which Avedro is a party; or

  •
  breach, contravene or violate any applicable law;

provided, that Avedro must nevertheless use its reasonable best efforts to obtain any consents of third parties that are necessary to allow such information to be disclosed to Glaukos, Merger Sub and their respective Representatives and shall otherwise use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in such breaches, including pursuant to the use of "clean room" arrangements.

Additional Agreements

Preparation of this Proxy Statement/Prospectus

        This proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part must have been prepared and filed as soon as reasonably practicable following the date of the Merger Agreement. Prior to the time that the registration statement of which this proxy statement/prospectus is a part is declared effective, Avedro and Glaukos must each use its reasonable best efforts to execute and deliver to O'Melveny and to Cooley, as applicable, the tax representation letters attached as exhibits to the Merger Agreement and to cause the delivery of a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act from O'Melveny and Cooley, as applicable. Avedro and Glaukos are also required to cooperate with each other and provide each other a reasonable opportunity to review and comment in advance on this proxy statement/prospectus, the registration statement of which this proxy statement/prospectus is a part prior to its filing or mailing, as applicable (or any related amendment or supplement), and any comments of the SEC or any response thereto.

        If, at any time prior to the adoption of the Merger proposal by the Avedro stockholders, any information relating to Avedro, Glaukos, or any of their respective affiliates is discovered, which, in the reasonable judgment of Avedro or Glaukos, should be set forth in an amendment of, or supplement to, this proxy statement/prospectus or the registration statement of which it is a part, the discovering party must notify the non-discovering party and Avedro and Glaukos must cooperate in the prompt filing of such amendment or supplement with the SEC.

        Each of Avedro and Glaukos must further use its reasonable best efforts to (i) have the registration statement of which this proxy statement/prospectus is a part declared effective under the Securities Act as promptly as practicable after such filing, (ii) ensure that this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (iii) keep the registration statement of which this proxy statement/prospectus is a part effective for so long as is necessary to complete the Merger. Avedro is required to furnish all information concerning itself, its affiliates and the holders of its shares to Glaukos and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part. Further, each of Avedro and Glaukos must promptly notify each other upon the receipt of any SEC comments or any request from the SEC for amendments or supplements to this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part, and use reasonable best efforts to respond as promptly as practicable to any such comments. In the event of any stop order or qualification suspension of the Glaukos Common Stock issuable in connection with the Merger, Glaukos must use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Glaukos must also take any other action required to be taken by it under the Securities Act, the Exchange Act, or any applicable law in connection with the issuance of Glaukos Common Stock in connection with the Merger.

        As promptly as practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective under the Securities Act, Avedro must cause this proxy statement/prospectus to be mailed to its stockholders entitled to vote at the Special Meeting. Following the dissemination of this proxy statement/prospectus, Avedro must then keep Glaukos informed on a reasonably current basis regarding its solicitation efforts and proxy tallies, including, upon the reasonable request of Glaukos, using reasonable best efforts to have its proxy solicitor advise Glaukos on at least a daily basis during the last ten business days prior to the Special Meeting regarding the aggregate tally of the proxies received by Avedro. Avedro is also required to cause the Special Meeting to be held as soon as reasonably practicable following the mailing of this proxy/statement prospectus (but in no event more than the longer of 30 days or 20 business days after the date of such mailing). Avedro has agreed that no matters will be brought before the Special Meeting other than the Merger proposal, compensation proposal and related and customary procedural matters (including the adjournment proposal).

Section 16 Matters

        Prior to the Effective Time, each of Glaukos and the Avedro Board (or a committee of non-employee directors thereof) is entitled to take all such steps as may be reasonably necessary, advisable or permitted by applicable law to cause any dispositions of Avedro equity securities and acquisitions of Glaukos equity securities pursuant to the transactions contemplated by the Merger Agreement by each individual who is a director or officer of Avedro subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Stock Exchange Listing and Delisting

        Prior to the closing date of the Merger, Glaukos must cause the shares of Glaukos Common Stock to be issued pursuant to the Merger to be approved for listing on the NYSE, subject to official notice of issuance. In addition, prior to the closing of the Merger, upon Glaukos' request, Avedro must take all reasonable actions to cause (i) the delisting of Avedro Common Stock from Nasdaq and (ii) the termination of Avedro's registration under the Exchange Act as soon as practicable following the Effective Time.

Notification of Certain Matters

        Avedro must give Glaukos prompt notice of:

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  the occurrence or non-occurrence of any event whose occurrence or non-occurrence would reasonably be expected to cause any applicable closing condition not to be satisfied at any time between the date of the Merger Agreement and the Effective Time;

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  any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the Merger or the other transactions contemplated by the Merger Agreement; and

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  any material regulatory notice, report or results of inspection from the FDA or any similar governmental authority.

        In addition, Glaukos must give Avedro prompt notice of:

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  the occurrence or non-occurrence of any event whose occurrence or non-occurrence would reasonably be expected to cause any applicable closing condition not to be satisfied at any time between the date of the Merger Agreement and the Effective Time; and

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  any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Avedro Debt

        At least two business days prior to the closing date of the Merger, Avedro must use its reasonable best efforts to deliver to Glaukos a payoff letter and all other releases, instruments of discharge and similar documentation, in customary form, to be executed and delivered as of the closing of the Merger by OrbiMed under the Credit Agreement, dated March 20, 2017, by and between Avedro and OrbiMed (the "Credit Agreement").

        Such payoff letter must generally (i) indicate the total amount necessary for Avedro to repay and discharge in full all amounts outstanding pursuant to the terms of the Credit Agreement (such amount, the "Payoff Amount"), (ii) provide for the release, upon payment of the Payoff Amount at the closing of the Merger (or replacement, cash collateralization or backstop of existing letters of credit and other bank services), of all liens of OrbiMed securing obligations under the Credit Agreement over the properties, assets and equity interests of Avedro that constitute "collateral" under the Credit Agreement and (iii) evidence the termination or satisfaction, upon payment of the Payoff Amount at the closing of the Merger Agreement (or replacement, cash collateralization or backstop of existing letters of credit and other bank services), of all obligations under the Credit Agreement.

        Substantially concurrently with the Effective Time, Glaukos must repay and discharge the Payoff Amount in accordance with the relevant payoff letter.

Section 368(a) Matters

        None of Avedro, Glaukos or Merger Sub may (and each shall cause its respective subsidiaries not to) knowingly take any action (or knowingly fail to take any reasonable action) which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Avedro, Glaukos and Merger Sub intend to report and, except to the extent otherwise required by a determination as such term is used in Section 1313 of the Code, shall report, for U.S. federal income tax purposes, the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Further, none of Avedro, Glaukos or Merger Sub may take any tax reporting position inconsistent with the characterization of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code except to the extent otherwise required by a determination as such term is used in Section 1313 of the Code.

        Each of Avedro, Glaukos and Merger Sub must cooperate in good faith and use their reasonable best efforts to deliver to O'Melveny and Cooley a representation letter signed by an officer of Glaukos and Merger Sub or Avedro, as applicable, relating to the qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, in substantially the form set forth in exhibits attached to the Merger Agreement. Each of Avedro, Glaukos and Merger Sub must use their reasonable best efforts to obtain the opinions of O'Melveny and Cooley referred to in "The Merger Agreement—Conditions to the Merger" beginning on page 104 of this proxy statement/prospectus.

Resignations

        Avedro must use reasonable best efforts to obtain and deliver to Glaukos resignations from each director of Avedro in office as of immediately prior to the Effective Time, with such resignations to be effective upon the Effective Time.

Governance of the Surviving Corporation

        The Merger Agreement provides that Merger Sub's directors and officers immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected or appointed and/or qualified, as applicable, or until the earlier of their death, resignation or removal. At the Effective Time, the Avedro Charter and the Avedro Bylaws in effect immediately prior to the Effective Time, will be amended and restated to read as the certificate of incorporation and bylaws set forth as exhibits to the Merger Agreement, and will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter further amended as provided therein or by applicable law.

Indemnification; Directors' and Officers' Insurance

        Glaukos has agreed to cause the Surviving Corporation, to the fullest extent permitted by applicable law, to honor all rights to indemnification, expense advancement and exculpation obligations existing in favor of Avedro's current or former directors and officers as of the date of the Merger Agreement for acts or omissions occurring at or prior to the Effective Time, as such indemnification provisions are provided for in the Avedro Charter, the Avedro Bylaws or other agreements. Such obligations will survive the Merger and will be honored for a period of six years from and after the Effective Time.

        For six years from and after the Effective Time, the Surviving Corporation must also maintain or obtain directors' and officers' liability insurance policies covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who were, as of the time of the execution of the Merger Agreement, covered by Avedro's respective directors' and officers' liability insurance policies. The terms and amounts of such coverage must not be less favorable to the directors and officers (or any person who becomes a director or officer prior to the Effective Time) than those set forth in the relevant policy in effect on the date of the Merger Agreement. However, the annual cost of such policy may not exceed 300% of the annual cost of the relevant policy in effect on the date of the Merger Agreement. If such insurance coverage cannot be maintained for such cost, Glaukos must maintain the most advantageous directors' and officers' insurance policies otherwise obtainable for such cost. Prior to the Effective Time, Avedro may purchase a six-year "tail" prepaid policy, which would satisfy the Surviving Corporation's liability insurance obligations.

        Glaukos may, at its sole discretion, purchase a "tail" insurance policy with respect to Avedro's employment practice liability, fiduciary liability, cyber liability, product liability and any other insurance coverage for liability and, if Glaukos determines to purchase such insurance policy or policies, Avedro must cooperate with Glaukos in obtaining such policy or policies on terms and conditions acceptable to Glaukos. The costs of all such tail policies will be borne by Glaukos.

        For six years from and after the Effective Time, Glaukos must also cause the Surviving Corporation to indemnify and hold harmless each director and officer of Avedro as of the date of the Merger Agreement, and all persons who became directors or officers after such date and prior to the Effective Time, against any costs or expenses (including reasonable attorneys' fees, costs and expenses), judgments, fines, losses, claims, settlement amounts, damages or liabilities incurred in connection with any claim arising out of or relating to matters existing or occurring at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated by the Merger Agreement) to the fullest extent permitted by applicable law. The Surviving Corporation must also advance expenses (including reasonable attorneys' fees, costs and expenses)to such persons to the fullest extent permitted by applicable law. However, if it is ultimately determined that such person is not entitled to indemnification, such person must repay such advances back to the Surviving Corporation.

        In the event Glaukos or the Surviving Corporation (or any of their respective successors or assigns) (i) consolidates with or merges into any other person and Glaukos or the Surviving Corporation is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, Glaukos or the Surviving Corporation, as applicable, shall make proper provisions so that the successors and assigns of Glaukos or the Surviving Corporation will assume the indemnification obligations set forth above.

Employee Benefit Matters

        Prior to the Effective Time, the Avedro Board must adopt resolutions (subject to the reasonable review and approval of Glaukos, which approval may not be unreasonably withheld, conditioned or delayed) terminating, effective no later than the day immediately prior to the closing date of the Merger, any and all 401(k) plans maintained by Avedro, unless Glaukos provides written notice to Avedro at least three business days prior to the Effective Time that such 401(k) plan(s) should not be terminated.

        As soon as practicable following the closing date of the Merger, Glaukos must permit all continuing employees who were eligible to participate in any 401(k) plan maintained by Avedro prior to its termination to participate in Glaukos' 401(k) plan, and must permit each such continuing employee to elect to transfer his or her account balance when distributed from any terminated 401(k) plan maintained by Avedro, including any outstanding participant loans from such 401(k) plans, to Glaukos' 401(k) plan (except to the extent accepting such transfers would adversely affect the tax-qualified status of Glaukos' 401(k) plan, or as may be prohibited by Glaukos' 401(k) plan).

        From and after the Effective Time, Glaukos must also permit all continuing employees of Avedro who become employees of Glaukos or any of its subsidiaries to participate in the employee benefit programs of Glaukos or the applicable subsidiary to the same extent as similarly situated employees of Glaukos or such applicable subsidiary. Following the Effective Time, Glaukos must, or must cause any of its subsidiaries, including the Surviving Corporation to, recognize the prior service of continuing employees with Avedro in connection with all employee benefit plans, programs or policies of Glaukos or its subsidiaries in which such continuing employees are eligible to participate following the Effective Time with respect to eligibility and vesting and determination of level of benefits (including vacation), including applicability of minimum waiting periods for participation. Further, for purposes of determining the annual deductible, co-pay and out-of-pocket expense limitation under its health plan during the calendar year in which continuing employees become covered under such plan, Glaukos must use reasonable best efforts to credit health plan expenses incurred by continuing employees under an employee benefit plan for the portion of such plan year prior to becoming covered under a Glaukos health plan as though they were incurred under the Glaukos health plan. Glaukos must further use reasonable best efforts to provide that no such continuing employee, or any of his or her eligible dependents, who participate in Avedro's group health plan will be excluded from Glaukos' group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation.

Representations and Warranties

        The Merger Agreement contains representations and warranties by Avedro, Glaukos and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure letters delivered by Glaukos and Avedro in connection with the Merger Agreement.

        These representations and warranties relate to, among other things:

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  corporate organization and qualification, valid existence, good standing and qualification and similar corporate matters;

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  certificates of incorporation and bylaws or comparable organizational documents;

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  capital structure;

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  corporate power and authority to enter into and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

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  absence of any violation of, or conflict with, certificates of incorporation or bylaws (or other comparable organizational documents), applicable laws or orders, or certain contracts to which the party or its respective assets or properties is bound upon the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby;

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  absence of certain consents of or filings with or notices to any governmental authority required to be obtained or made in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby;

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  filing of required reports and other documents by Glaukos with the SEC since January 1, 2018 (the "Glaukos SEC Reports") and by Avedro with the SEC since February 13, 2019 (the "Avedro SEC Reports"), the compliance of such reports and documents with the applicable requirements of the Securities Act and the Exchange Act and, to the extent applicable, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and the absence of any material outstanding or unresolved comments in comment letters from the SEC staff;

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  the making of all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Glaukos SEC Reports and the Avedro SEC Reports;

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  compliance of the audited consolidated financial statements and unaudited interim consolidated financial statements included in the Glaukos SEC Reports and the Avedro SEC Reports,

    respectively, with the published rules and regulations of the SEC, the preparation of such statements in accordance with GAAP applied on a consistent basis during the periods involved;

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  maintenance of a system of internal control over financial reporting and disclosure controls and procedures;

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  absence of undisclosed liabilities;

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  absence of pending or threatened legal proceedings or investigations;

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  compliance with the laws and orders of any regulatory authority or governmental authority and with the Sarbanes-Oxley Act and the rules and regulations of Nasdaq or the NYSE, as applicable;

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  compliance with data privacy and security laws and privacy policies and the absence of any data security breaches;

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  compliance with anti-corruption laws and the maintenance of a system of internal controls designed to ensure compliance with such laws and prevent violations of such laws;

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  absence of actions taken (or agreements to take any action) that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

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  the accuracy of the information supplied in connection with this proxy statement/prospectus;

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  absence of any brokers' fees, other than for any such fees payable to Perella Weinberg or Guggenheim Securities, as applicable;

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  intellectual property matters;

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  absence of certain changes or events since December 31, 2018 for Avedro and since March 31, 2019 for Glaukos; and

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  acknowledgements that no other representations or warranties are made other than as set forth in the Merger Agreement.

        Additional representations made only by Avedro relate to, among other things:

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  holding of and compliance with necessary permits;

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  tax matters;

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  employee benefit plan and ERISA matters;

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  labor matters;

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  environmental matters;

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  sufficiency of its information technology systems;

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  real property;

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  the stockholder vote required to adopt the Merger proposal;

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  good and marketable title to property and assets;

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  receipt of a fairness opinion from Guggenheim Securities;

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  the inapplicability of certain takeover laws;

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  insurance matters;

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  material contracts;

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  product warranties;

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  matters related to the FDA and comparable regulatory or governmental authorities;

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  compliance with healthcare regulations; and

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  compliance with certain applicable customs and international trade laws.

        Additional representations made only by Glaukos and Merger Sub relate to, among other things:

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  ownership of Merger Sub;

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  ownership of Avedro Common Stock or any other shares of Avedro's capital stock; and

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  issuance of the Glaukos Common Stock constituting the Merger Consideration.

        None of the representations or warranties of Avedro, Glaukos and Merger Sub will survive the Effective Time.

Extension, Waiver and Amendment of the Merger Agreement

        Glaukos, Avedro and Merger Sub may amend the Merger Agreement at any time prior to the Effective Time. However, after the adoption of the Merger proposal by Avedro's stockholders, no amendment can be made without further stockholder approval which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders.

        At any time prior to the Effective Time, Avedro, on the one hand, and Glaukos and Merger Sub, on the other hand, may (i) extend the time for the performance of any obligation or other act of the other under the Merger Agreement, (ii) waive any breach or inaccuracies in the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement.

        The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights.

Stockholder Litigation

        Upon acquiring knowledge of any stockholder litigation brought against Avedro or members of the Avedro Board prior to the Effective Time that is related to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, Avedro must promptly notify Glaukos of such litigation and keep Glaukos reasonably informed on a current basis with respect to the status of such litigation. Glaukos has the right, at its sole discretion, to participate in, but may not control, the defense of such litigation. However, Avedro may not settle, compromise, come to an arrangement regarding, or agree to do any of the foregoing with respect to such litigation without Glaukos' prior written consent.

Governing Law; Jurisdiction; Waiver of Jury Trial

        The Merger Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws. Further, matters related to the fiduciary obligations of the Avedro Board will be governed by the laws of the State of Delaware.

        Each of Glaukos, Avedro and Merger Sub has irrevocably submitted to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the United States District Court of the District of Delaware), as well as to the jurisdiction of all courts to which an appeal may be taken from such courts in any suit, action or proceeding arising out of or relating to the Merger Agreement or any of the transactions contemplated in the Merger Agreement. Further, each of Glaukos, Avedro and Merger Sub has (i) agreed that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (ii) waived any defense of inconvenient forum. Each of Glaukos, Avedro and Merger Sub has also agreed to not to bring any suit, action or proceeding arising out of or relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement in any other court.

        Each of Glaukos, Avedro and Merger Sub has further irrevocably and unconditionally waived any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, including any litigation involving any Representative of Glaukos or Avedro under the Merger Agreement.

Specific Performance

        Glaukos, Avedro and Merger Sub have agreed that irreparable damage may occur and there may not be an adequate remedy at law in the event that any provision of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Glaukos, Merger Sub and Avedro have agreed that in the event of any breach or threatened breach by any other party to the Merger Agreement of any covenant or obligation contained in the Merger Agreement, the non-breaching party will be entitled to an injunction to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. This right to seek specific performance will be in addition to any other remedy available to such non-breaching party at law or in equity, including monetary damages.

 THE VOTING AGREEMENTS

        In connection with entering into the Merger Agreement, Glaukos entered into the Voting Agreements with each of the Voting Agreement Stockholders. The Voting Agreement Stockholders together beneficially own, in the aggregate, approximately 42% of the issued and outstanding shares of Avedro Common Stock as of the date of this proxy statement/prospectus. The following summary of the Voting Agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Form of Voting Agreement attached to this proxy statement/prospectus as Annex B.

        Pursuant to the Voting Agreements, each Voting Agreement Stockholder has agreed to vote the shares of Avedro Common Stock owned and/or controlled by such Voting Agreement Stockholder, at every meeting of Avedro stockholders called to adopt the Merger proposal, approve the Merger, adopt the Merger Agreement or approve any other transaction pursuant to or contemplated by the Merger Agreement: (i) in favor of (A) adoption of the Merger proposal, including approval of the Merger and adoption of the Merger Agreement and (B) approving the transactions contemplated by the Merger Agreement and any other matter that could reasonably be expected to facilitate the consummation of the Merger; (ii) against any Avedro Takeover Proposal; (iii) against any other matter that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement; and (iv) against any other action, transaction or agreement that could reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of Avedro in the Merger Agreement or of any Voting Agreement Stockholder in the applicable Voting Agreement. Pursuant to each Voting Agreement, the applicable Voting Agreement Stockholder has also granted to Glaukos (and its designee) an irrevocable proxy to vote its shares of Avedro Common Stock as provided in this paragraph. However, if the Avedro Board makes an Avedro Change of Recommendation in connection with an Intervening Event in accordance with the Merger Agreement, the amount of shares of Avedro Common Stock subject to the foregoing voting obligations in each Voting Agreement will be decreased on a pro rata basis such that the aggregate amount of shares of Avedro Common Stock subject to such voting obligations will be 30% rather than 42%.

        Each Voting Agreement Stockholder is also restricted from transferring his, her or its shares of Avedro Common Stock, subject to certain limited permitted transfers. In addition, each Voting Agreement Stockholder has agreed that it will not take any action that Avedro is prohibited from taking in respect of Avedro's non-solicitation obligations in the Merger Agreement. Further, each Voting Agreement Stockholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any litigation related to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement.

        Each Voting Agreement terminates upon the earliest to occur of (i) the Effective Time, (ii) the date the Avedro Board makes an Avedro Change of Recommendation in respect of an Avedro Takeover Proposal in accordance with the Merger Agreement, (iii) the termination of the Merger Agreement in accordance with its terms, and (iv) upon mutual written agreement of Glaukos and the applicable Voting Agreement Stockholder.

 INFORMATION ABOUT AVEDRO

        The information provided under "Information About Avedro" reflects certain information set forth in Avedro's Annual Report on Form 10-K for the year ended December 31, 2018 and Avedro's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 and has been updated as necessary to reflect any subsequent developments. All information contained in this section "Information About Avedro" has been supplied by Avedro.

Avedro's Business

        Avedro is a leading commercial-stage ophthalmic medical technology company focused on treating corneal ectatic disorders and improving vision to reduce dependency on eyeglasses or contact lenses. Avedro's proprietary bio-activated pharmaceuticals strengthen, stabilize, and reshape the cornea to treat corneal ectatic disorders and correct refractive conditions. Avedro's suite of single-use drug formulations are applied to the cornea and bio-activated to induce a reaction called corneal cross-linking.

        Avedro's website address is www.avedro.com. Avedro makes available free of charge through its website its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after it electronically files or furnishes the reports with the SEC. The information contained on, or that can be accessed through, Avedro's website is not incorporated by reference into this proxy statement/prospectus.

Overview

        Avedro is a leading commercial-stage ophthalmic medical technology company focused on treating corneal ectatic disorders and improving vision to reduce dependency on eyeglasses or contact lenses. The proprietary Avedro Corneal Remodeling Platform is designed to strengthen, stabilize and reshape the cornea utilizing corneal cross-linking in minimally invasive and non-invasive outpatient procedures to treat corneal ectatic disorders and correct refractive conditions, which are caused by changes in the shape of the eye that prevent light from focusing on the retina, causing blurred vision. The proprietary Avedro Corneal Remodeling Platform is comprised of Avedro's KXL and Mosaic systems, each of which delivers ultraviolet A ("UVA") light, and a suite of proprietary single-use riboflavin drug formulations, which, when applied together to the cornea, induce a biochemical reaction called corneal cross-linking. Avedro's KXL system in combination with its Photrexa drug formulations, which Avedro launched in the United States in September 2016, is the first and only minimally invasive product offering approved by the FDA, indicated for the treatment of progressive keratoconus and corneal ectasia following refractive surgery. Additionally, the FDA granted Avedro orphan drug designations and it has orphan drug exclusivity until 2023 that covers its Photrexa formulations used with its KXL system for its approved indications. Avedro has obtained a Conformité Européene ("CE") mark for its Mosaic system, which allows it to be marketed throughout the European Union. The Mosaic system is capable of performing vision correction procedures and treating corneal ectatic disorders and Avedro began a targeted international launch in late 2017. Avedro plans to seek FDA approval for the Mosaic system and its associated drug formulations for the treatment of presbyopia as an initial targeted indication. Avedro has invested significantly to establish the safety and broad clinical utility of the Avedro Corneal Remodeling Platform and to drive its commercial adoption. Avedro is the only company to have conducted randomized, sham-controlled clinical trials to receive marketing approval of a corneal cross-linking solution. Avedro has conducted and supported more than 15 clinical trials and more than 130 peer-reviewed publications have been published, which provides support for what Avedro believes to be the benefits of the Avedro Corneal Remodeling Platform. As of August 31, 2019, over 500,000 cross-linking procedures have been performed globally with Avedro's products, including more than 27,000 procedures performed in the United States alone.

        The Avedro Corneal Remodeling Platform technology uses corneal cross-linking to strengthen the cornea and modify its shape, a process Avedro refers to as corneal remodeling. Because the cornea functions as the eye's outermost lens, responsible for 65% to 75% of the eye's total focusing power, Avedro believes corneal remodeling represents a powerful approach to treating corneal ectatic disorders and correcting vision. Avedro believes corneal remodeling is a particularly effective treatment for progressive keratoconus, a disease in which the cornea progressively thins and weakens, as corneal remodeling strengthens and stabilizes the cornea to slow or arrest the progression of the disease. Corneal remodeling can also potentially be used to correct vision for otherwise healthy individuals by reshaping the cornea through a non-invasive procedure without the need for corneal surgical procedures.

        Avedro's initial commercial focus within the United States is the keratoconus market. Keratoconus typically manifests at an early age and is the leading cause of full thickness corneal transplants in the United States, a procedure that costs an average of $20,000 per transplant and may require one or more repeat procedures in the same eye later in life. Unlike corneal cross-linking, non-surgical solutions, such as eyeglasses or contact lenses, do not treat the underlying cause of keratoconus or slow disease progression, but temporarily attempt to address its symptoms, such as poor vision.

        Avedro's initial clinical focus in vision correction is the treatment of patients with presbyopia. Vision correction procedures traditionally include refractive surgery or implants, the most common of which is laser in-situ keratomileusis ("LASIK"). While LASIK is the most common vision correction procedure, Avedro believes that it has not achieved greater market penetration due to patients' fears of an ablative laser procedure and the associated side effects. Although Avedro currently does not have any FDA-approved products to treat presbyopia, it believes that its Mosaic system, which is currently available in non-U.S. jurisdictions, addresses the critical challenges of currently available vision correction procedures, as corneal remodeling does not involve cutting or ablating the cornea. In addition to presbyopia, Avedro is exploring the use of its Mosaic system as a treatment option for other large markets in the United States, including correcting refractive error for low myopia and post-cataract procedures.

        Avedro's KXL system and its associated Photrexa formulations were approved by the FDA for the treatment of progressive keratoconus and corneal ectasia following refractive surgery on the basis of three pivotal randomized and sham-controlled Phase 3 U.S. clinical trials involving 205 patients with progressive keratoconus and 179 patients with corneal ectasia following refractive surgery. The results showed a clinically significant difference in corneal steepening, which is a defining indicator of disease progression in keratoconic patients, in the treatment group in comparison to the control group. Avedro is currently conducting a pivotal Phase 3 clinical trial pursuant to a Special Protocol Assessment (an "SPA"), for a new indication for its latest-generation KXL system, its associated investigational drug formulations and its Boost Goggles in a shorter and non-invasive procedure for the treatment of progressive keratoconus that leaves the corneal epithelium in place, which Avedro refers to as Epi-On. If approved, Avedro believes this combination will be the first corneal cross-linking product offering approved in the United States for an Epi-On procedure and may result in the grant of a three-year period of market exclusivity. Avedro's CE mark for the KXL system, which was affixed to the device by Avedro in 2011 following issue of a related EC Certificate of Conformity, covers a broader indication and technical range of use than currently approved in the United States. For example, the KXL system can currently be used outside the United States to perform other corneal cross-linking procedures such as Lasik Xtra, a procedure performed in conjunction with refractive procedures such as LASIK to strengthen the cornea and stabilize procedure results.

        Avedro's Mosaic system, which Avedro believes offers the world's most advanced and versatile cross-linking technology, is available outside of the United States for performing vision correction procedures in addition to treating keratoconus. Unlike the KXL system, which delivers UVA light across a large portion of the cornea in a fixed pattern, Avedro's Mosaic system uses a digital UVA beam-forming technology in conjunction with real-time eye tracking to deliver metered UVA light to the cornea in a controllable pattern and to induce cross-linking in a targeted zone. This zonal corneal cross-linking induces a change in the shape of the cornea and enables refractive correction using PiXL. The Mosaic system and its associated drug formulations are currently being used in combination to treat and improve vision for keratoconic patients at a limited number of sites outside of the United States. Avedro is generating additional clinical data to potentially expand applications of the Mosaic system and to increase physician and patient awareness and adoption. Avedro initiated a Phase 2a clinical trial in the first half of 2019 to evaluate the use of PiXL as a solution for vision improvement for patients with presbyopia.

        Avedro sells its products primarily to ophthalmologists, hospitals and ambulatory surgery centers. The physicians primarily involved in corneal cross-linking are ophthalmologists who are either corneal specialists or trained in refractive procedures. As of June 30, 2019, Avedro's KXL systems are placed in 332 centers. In the United States, Avedro sells its products through a direct sales team that, as of June 30, 2019, consisted of 15 sales professionals. Outside the United States, Avedro sells its products through a broad network of distribution partners located in markets where it sees the greatest potential for corneal cross-linking procedures.

        Avedro has successfully established broad private payor coverage and is continuing to work on pursuing favorable payment policies for use of its KXL system to treat keratoconus, covering over 180 million lives in the United States. Corneal cross-linking for the treatment of keratoconus was granted a Category III Current Procedural Terminology ("CPT") code, and in November 2018, Avedro received a product-specific J code for its Photrexa formulations. The J code became effective on January 1, 2019. Avedro expects these changes will help stabilize payment policies. Outside the United States, reimbursement practices for keratoconus therapies depend on where the patient lives, but generally, there is some form of reimbursement in place to cover the procedure. In contrast, vision correction procedures are generally not covered by insurance and are paid for out-of-pocket by the patient.

        Since its U.S. commercial launch of the KXL system and its associated Photrexa formulations in September 2016, Avedro has sold over 300 KXL systems in the United States, and since its KXL system was CE marked in 2011, Avedro has sold over 700 KXL systems outside the United States. Since its limited launch outside the United States, Avedro has sold more than 25 Mosaic systems outside of the United States. Avedro generated revenue of $27.7 million, with a gross margin of 60.7% and a net loss of $25.1 million, for the year ended December 31, 2018, compared to revenue of $20.2 million, with a gross margin of 51.1% and a net loss of $21.3 million, for the year ended December 31, 2017. Avedro generated revenue of $19.1 million, with a gross margin of 73.4% and a net loss of $15.8 million, for the six months ended June 30, 2019, compared to revenue of $11.4 million, with a gross margin of 53.2% and a net loss of $13.1 million, for the six months ended June 30, 2018.

        The Avedro Corneal Remodeling Platform consists of the following UVA light delivery devices and associated drug formulations:

Overview of the Cornea

        The cornea functions as the eye's outermost layer. It is the clear, dome-shaped surface that covers the front of the eye and functions as a lens that converges and focuses the image into the eye. In fact, the cornea is responsible for 65% to 75% of the eye's total focusing power.

        There are three main layers of the cornea important to cross-linking, including, from front to back, the epithelium, stroma and endothelium. The epithelium is the most superficial layer of the cornea and stops outside matter from entering the eye and absorbs oxygen and nutrients from tears. The stroma, which is the middle and thickest layer of the cornea, is primarily composed of water and collagen. The collagen proteins give the cornea its strength, elasticity and solid form. The endothelium, which is the thin, innermost layer of the cornea, plays a critical role in maintaining corneal hydration by pumping water out of the stroma, enabling transparency. As the cornea provides an important focusing mechanism for the eye, both shape and strength are essential to the cornea.

The Avedro Corneal Remodeling Platform

        The Avedro Corneal Remodeling Platform is designed to strengthen, stabilize and reshape the cornea utilizing corneal cross-linking in minimally invasive and non-invasive outpatient procedures to treat corneal ectatic disorders, and in certain jurisdictions outside of the United States, correct refractive conditions. Normal corneal stroma has collagen fibrils with bridges ("cross-links") present between them. Ectatic corneas have a distorted arrangement of these collagen fibrils with reduced thickness and strength, which results in vision impairment as the corneal loses structural shape and begins to bulge. Corneal cross-linking is a bioengineering technique that adds special bonds between the collagen fibers in the eye to increase the mechanical stability of the cornea.

        The corneal cross-linking reaction typically requires three key components: (1) a biological form of riboflavin, a derivative of Vitamin B2, which is typically administered through eye drops and acts as a photosensitizer, (2) a UVA light source, which serves as a photoactivator and (3) oxygen, which is an essential component of cross-linking and is rapidly depleted upon UVA activation. When riboflavin is applied to the cornea and activated by UVA light, a biomechanical reaction produces reactive oxygen radicals that cause induction of collagen cross-links by forming new covalent bonds. This increases corneal rigidity and stiffens the anterior corneal stroma. As a result, cross-linking addresses the thinning and distortion of the cornea and the cornea is remodeled by becoming stronger. Avedro developed the Avedro Corneal Remodeling Platform to improve the corneal cross-linking procedure. The figure below illustrates the steps of Avedro's corneal cross-linking procedure.

General Steps to Avedro's Corneal Cross-Linking Procedures

        The Avedro Corneal Remodeling Platform currently consists of two separate devices and associated drug formulations. Avedro's KXL system delivers UVA light across a large portion of the cornea, inducing corneal cross-linking in combination with its Photrexa formulations to stabilize the cornea and slow or stop progression of a disease. Avedro's Mosaic system, which has not been approved in the United States, uses a digital UVA beam-forming technology in conjunction with real-time eye tracking to deliver metered UVA light to the cornea in a controllable pattern and to induce cross-linking in combination with its associated riboflavin formulations in a targeted zone to stabilize and reshape the cornea to improve vision. Avedro also intends to enhance the Avedro Corneal Remodeling Platform with the introduction of its Boost Goggles, an additional investigational device component designed to allow for supplemental oxygen delivery to enhance the cross-linking reaction. Avedro believes this component is essential for enabling it to non-invasively treat corneal ectatic disorders and refractive conditions by leaving the epithelium intact.

Overview of Corneal Ectatic Disorders and Current Treatments

        Corneal ectatic disorders are comprised of a class of diseases characterized by an ectatic, or a misshaped, cornea. Corneal ectasia is typically caused by a weakening of the cornea, which can be due to a number of factors, including genetic causes, adverse side effects from ophthalmic refractive procedures, such as LASIK, or excessive eye rubbing. Avedro is currently targeting two primary corneal ectatic disorders with its corneal cross-linking technology: keratoconus and corneal ectasia following refractive surgery.

  Keratoconus

        Keratoconus is mostly a hereditary, degenerative ectatic disease in which the typically round, dome-shaped cornea progressively thins and weakens, causing a cone-like corneal bulge due to normal internal pressure of the eye. Patients with moderate keratoconus are often challenged by routine tasks such as driving, reading and recognizing faces from a distance, and the visual disturbances can be aggravated in bright conditions due to glare. In advanced stages of the disease, corneal scarring may cause incapacitating vision loss that can only be addressed by replacing the patient's diseased cornea with a donor cornea through a surgical transplant procedure known as penetrating keratoplasty. Rubbing the eyes and certain geographical factors, such as air quality related to dust, sand and dirt, are also thought to be contributing factors to keratoconus.

        Other than Avedro's KXL system and its associated Photrexa formulations, there are no non-surgical treatments or FDA-approved products that slow or arrest progression of corneal ectatic disorders, such as keratoconus. Instead, currently available options for disease management include eyeglasses, rigid contact lenses or surgically implanted intracorneal ring segments, which only address symptoms of the disease, such as vision loss. While these options may be effective at managing the immediate vision impairment associated with early-stage corneal ectatic disorders, they do not treat the disease or slow or arrest disease progression. Over time, the severity of keratoconus and resulting vision loss can often lead to the need for a corneal transplant to restore visual function.

  Corneal Ectasia Following Refractive Surgery and Lasik Xtra

        Corneal ectasia following refractive surgery is a serious complication that involves the cornea becoming weakened following a refractive procedure, such as LASIK, with symptoms similar to naturally occurring keratoconus. Avedro's KXL system is marketed to treat corneal ectasia following refractive surgery. The incidence of corneal ectasia following refractive surgery in the United States is relatively low, as U.S. ophthalmologists generally do not treat high myopic patients with a refractive error of –7.0 diopter, a unit measure of the refractive power of a lens, or more.

        Outside the United States, where ophthalmologists do treat high myopic patients, an increasing number of ophthalmologists proactively cross-link the cornea during refractive surgery as a way to stabilize the cornea and potentially avoid corneal ectasia. Avedro refers to this procedure as Lasik Xtra. Since 2012, Avedro's devices have been used to perform over 140,000 Lasik Xtra treatments worldwide, with approximately 34,700 procedures performed in the year ended December 31, 2018 and approximately 13,700 procedures performed in the six months ended June 30, 2019.

Overview of Vision Correction and Current Treatments

        Avedro believes corneal cross-linking has the potential to be an effective means of reducing or eliminating eyeglasses or contact lens dependence in patients requiring lower-level refractive error correction, including for presbyopia, low myopia and post-cataract refractive error, in addition to several other applications. While most individuals with low refractive errors of less than –1.5 diopters would like to see their vision improved, Avedro believes that the fear of surgery outweighs the benefits of vision improvement for such patients. As a result, Avedro believes these patients, who represent a large and attractive market, require a non-invasive solution for vision improvement. For example, in the United States, the majority of individuals with myopia are low myopic patients in the range of –0.75 diopters to –1.25 diopters. Rather than achieving vision correction through surgical procedures, such as LASIK or implants, Avedro believes corneal cross-linking can effectively improve vision by reshaping and strengthening the cornea.

  Presbyopia

        Presbyopia is a refractive disorder that is a natural part of aging and affects everyone after the age of about 40. Presbyopia is primarily due to the hardening of the eye's crystalline lens over time, resulting in a loss of lens elasticity or the ability of the lens to change shape in order to focus incoming light on the retina. Elasticity is slowly lost as people age, resulting in a slow decrease in the ability of the eye to focus on close objects and can impact common tasks such as reading fine print. The disorder may go unnoticed for several years after its initial onset but will worsen with age. Many patients begin noticing the effects of presbyopia after age 40, but the changes to the shape of the crystalline lens start at a younger age.

        Avedro believes a non-invasive treatment for presbyopia will be an attractive alternative for patients and physicians. Avedro plans to develop its products for a subset of individuals with presbyopia that need low refractive correction of approximately +1.0 diopter and –1.0 diopter.

  Low Myopia

        Myopia, or nearsightedness, is a vision condition in which close objects are seen clearly, but objects farther away appear blurred, and is usually caused by an elongation of the eyeball or a cornea having too much curvature, causing the image to be focused in front of the retina rather than on the retina. Myopia first occurs in school-age children and typically progresses until about age 20.

        Patients with myopia of –1.5 diopters or less, which Avedro refers to as low myopia, typically do not opt for LASIK surgery. These individuals more often wear eyeglasses or contact lenses to correct their refractive errors. Avedro believes there is a significant clinical unmet need for patients suffering from low myopia who are seeking an alternative to invasive surgical procedures and prefer not to wear eyeglasses or contact lenses. Avedro is initially developing its products for patients with low myopia of under –1.5 diopters.

  Post-IOL Cataract Patients with Refractive Errors

        Avedro believes that corneal cross-linking could represent a useful tool alongside the implantation of premium intraocular lenses ("IOLs") in patients with refractive error following cataract surgery. Premium IOLs are intended to correct some form of refractive error and are typically not fully reimbursed by insurance companies, thereby requiring some form of out-of-pocket payment from the patient. This results in patients having higher expectations of visual outcomes post procedure. Avedro believes a procedure that can refine the refractive correction following implantation of premium IOLs would represent an attractive option for patients and physicians.

  Other Applications

        Avedro continues to explore additional opportunities where the Avedro Corneal Remodeling Platform could provide benefit to other conditions, such as hyperopia or astigmatism. Outside the United States, some physicians already use Avedro's platform to treat these and other applications pursuant to existing CE marks.

Overview of the Avedro Corneal Remodeling Platform

        Conventional therapies do not slow or arrest the progression of corneal ectatic disorders, and the costs and risks associated with corneal transplant procedures represent a significant burden for patients, physicians and payors. Avedro believes that there is a clear unmet medical need for its minimally invasive and non-invasive corneal cross-linking technology to enable cornea remodeling to slow or arrest progression of the disease. The Avedro Corneal Remodeling Platform currently consists of two separate devices and associated drug formulations. Avedro's KXL system delivers UVA light across a large portion of the cornea, inducing corneal cross-linking in combination with Avedro's Photrexa formulations to stabilize the cornea and slow or stop progression of a disease. Avedro's Mosaic system uses a digital UVA beam-forming technology in conjunction with real-time eye tracking to deliver metered UVA light to the cornea in a controllable pattern and to induce cross-linking in combination with its associated riboflavin formulations in a targeted zone to stabilize and reshape the cornea to improve vision.

The KXL System

        The KXL system delivers UVA light in a circular pattern across a large portion of the cornea, following the application of its associated drug formulations. Key components of the KXL system include an optical head and touch panel display.

        The optical head of the KXL system houses the UVA irradiation mechanism. The LED emits UVA radiation and, depending on the indication and geography, can emit different intensities for different time durations. A fixed aperture mounted in the UVA irradiation beam path is used to produce a circular area of irradiation at the treatment plane. Alignment lasers are used to aid the user in focusing the beam on the patient's cornea. Fine alignment of the UVA beam through observation of the alignment lasers is controlled by the user through a wireless remote. The KXL system is portable, with an articulating arm to allow movement of the system for alignment of the UVA beam to the patient's cornea.

        Outside the United States, Avedro received an EC Certificate of Conformity from its notified body for the KXL system for corneal cross-linking in 2011. The CE mark affixed to the KXL system on the basis of this Certificate relates to corneal cross-linking procedures more generally, as compared to Avedro's FDA approvals, which relate to specific corneal conditions using regimented treatment protocols. Avedro's CE mark for its KXL system covers a broader indication and technical range of use than currently granted in the United States and procedures for which Avedro may plan to pursue FDA approval in the future. For example, Avedro's KXL system can currently be marketed and used outside the United States to perform other corneal cross-linking procedures such as Lasik Xtra, a procedure performed in conjunction with refractive procedures such as LASIK to strengthen the cornea and stabilize procedure results.

Broad Treatment for Keratoconus

Note: The figures on the left and right represent the corneal and photo activation areas during the CuRV procedure. The eye's normal IOP, combined with stiffening of selective cornea regions, results in a flattening of the cornea.

  KXL Procedure (Epi-Off)

        The KXL system in combination with Avedro's Photrexa formulations is FDA-approved for the treatment of progressive keratoconus and corneal ectasia following refractive surgery using corneal cross-linking following removal of the corneal epithelium, which Avedro refers to as the Epi-Off procedure. Removal of the epithelium, a procedure familiar to ophthalmologists, prior to delivery of Avedro's Photrexa formulations facilitates absorption of the drug into the stroma and eliminates the diffusion barrier for ambient oxygen. The KXL system sold in the United States has fixed UVA delivery settings, which is delivered at a lower intensity and for a longer period of time than for Avedro's Epi-On procedure. The procedure can take approximately 60 to 90 minutes to perform the entire procedure, including removal of the epithelium, which typically takes less than five minutes, administration of the Photrexa Viscous eye drops for 30 minutes and then delivery of the UVA light for 30 minutes. In some patient cases where the cornea has not sufficiently thickened, Photrexa is also needed to additionally prep the cornea for the application of the UVA light.

  KXL Procedure (Epi-On)

        Avedro believes its latest-generation KXL system, its associated drug formulations and Boost Goggles, if approved, will offer an effective treatment for patients with keratoconus using the Epi-On procedure, while potentially offering a shorter procedure with greater patient comfort, more rapid healing and fewer adverse events than the Epi-Off procedure. In the European Union, the KXL system is CE marked according to the requirements of the Medical Devices Directive 93/42/EEC and can be used in accordance with the CE-marked indication to perform corneal cross-linking without the removal of the epithelium. The Epi-On procedure is enabled by new technology designed to eliminate the need for removal of the epithelium and to reduce treatment duration. This technology includes new drug formulations designed for the Epi-On procedure, an enhanced KXL system that is designed to deliver pulsed UVA light at a significantly higher power than used for Avedro's Epi-Off procedure in the United States, and its Boost Goggles, which is a proprietary device designed to deliver a high concentration of oxygen to the stroma throughout the cross-linking procedure. The higher-powered

UVA light delivery increases the rate of oxygen consumption during the cross-linking procedure, requiring the addition of supplemental oxygen through the Boost Goggles, which is designed to provide a larger concentration of available oxygen that is required for the increased rate of reaction. The procedure typically takes approximately 20 minutes, including application of the eye drops for ten minutes and delivery of the UVA light and supplemental oxygen for approximately ten minutes.

        In June 2018, Avedro announced that it had begun enrolling patients in a pivotal Phase 3 clinical trial to evaluate the safety and efficacy of its latest-generation KXL system, its associated drug formulations and Boost Goggles for the treatment of keratoconus using its Epi-On procedure. In May 2019, Avedro announced that it had completed enrollment for this trial. Avedro is conducting this trial under an SPA with the FDA, which means that the FDA has agreed that the design and size of the Phase 3 clinical trial are acceptable to support regulatory approval of the product candidate with respect to effectiveness of the indication studied. If Avedro's clinical trial is successful and it obtains FDA approval, Avedro believes this combination will be the first corneal cross-linking product offering approved in the United States for an Epi-On procedure and may result in the grant of a three-year period of market exclusivity. Avedro expects the top line data for this clinical trial to be available in the second half of 2020.

  Lasik Xtra

        Outside the United States and most commonly in East Asia, physicians use Avedro's KXL system to perform Lasik Xtra, which is a procedure Avedro developed to address corneal weakening caused by refractive surgery such as LASIK and mitigate the risks of corneal ectasia and stabilizes the refractive correction following refractive surgery.

        Lasik Xtra can be performed intraoperatively during a LASIK procedure to restore the biomechanical strength of the cornea, and typically adds a total of approximately three minutes to the LASIK procedure. After completion of a LASIK procedure and before the LASIK flap is repositioned, an intrastromal drug formulation is applied directly to the stromal bed. A higher concentration formulation is used for direct application to the stromal bed, with application time reduced to approximately 90 seconds. The LASIK flap is then repositioned as usual, and high power UVA light is applied using continuous illumination for approximately 90 seconds. The reduced treatment duration is enabled by the availability of oxygen under the flap, the availability of the higher-power setting of the KXL system and the presence of the drug formulation only in the target tissue. International clinical trials conducted by third parties have demonstrated that the strengthening induced by Lasik Xtra reduces refractive regression following LASIK. Based on these data, Avedro believes Lasik Xtra may prevent or substantially reduce corneal ectasia following refractive surgery. Lasik Xtra can also be used in conjunction with other refractive surgeries that have a similar weakening effect on the cornea, such as photorefractive keratectomy ("PK").

The Mosaic System

        The Mosaic system, which Avedro believes offers the world's most advanced and versatile cross-linking technology, is available outside of the United States for performing vision correction procedures in addition to treating keratoconus. Unlike the KXL system, which delivers UVA light across a large portion of the cornea, Avedro's Mosaic system uses a digital UVA beam-forming technology in conjunction with real-time eye tracking to deliver metered UVA light to the cornea in a controllable pattern and to induce cross-linking in a targeted zone of the cornea. This zonal corneal cross-linking induces a change in the shape of the cornea and enables refractive correction using PiXL. Key components of the Mosaic system include an optical head and touch panel display.

        Precise registration between the UVA treatment pattern and the patient's eye is enabled by importing a detailed map of the corneal topography and iris pattern of a patient's eye, which is created by a third party corneal topographer, into Avedro's Mosaic system. Avedro's software then establishes a common point of reference between the UVA illumination pattern and the topography of the patient's eye by using unique features in the iris pattern. A clinician can view the topography of a patient's eye and program the UVA illumination pattern based on structurally abnormal areas of the patient's eye and the appropriate treatment plan. The UVA light then illuminates a digital micro mirror device ("DMD"), and the UVA light reflected from the DMD is projected onto the patient's eye. The Mosaic system automatically controls the configuration of the DMD's mirrors such that the UVA light pattern is modulated in real time. A real-time eye tracking system keeps the UVA light pattern located on the desired region of the cornea throughout the procedure. These unique characteristics of the Mosaic system allow Avedro to address these vision correction applications.

        In the European Union, the Mosaic system is CE marked in accordance with the requirements of the Medical Device Directive 93/42/EEC for corneal cross-linking and can be used by ophthalmologists for a broader range of procedures than can be performed using the KXL system in the United States, including correcting lower-level refractive errors at the same time as treating keratoconus and corneal ectasia following refractive surgery. The Mosaic system is currently being used to treat and improve vision for keratoconic patients at a limited number of sites outside of the United States. Avedro is generating additional clinical data to expand its application and drive commercial adoption. Avedro completed a Phase 1 trial of the Mosaic system and its associated drug formulations in five patients with functionally blind eyes, evaluating the safety and tolerability of the PiXL procedure with supplemental oxygen at UVA light doses of 10 and 15 joules per cm2. In this trial, which followed the patients for up to three months post-treatment, the PiXL procedure was observed to be well-tolerated with no occurrence of any treatment- or dose-related toxicity or serious adverse events. Proof-of-concept and safety of the PiXL procedure has also been demonstrated through investigator-initiated clinical trials outside the United States, in which a total of more than 200 myopic and presbyopic eyes have been treated. Avedro initiated a Phase 2a clinical trial in the first half of 2019 to evaluate the use of PiXL as a solution for vision improvement for presbyopic patients and if the clinical trial is successful, Avedro plans to pursue FDA approval of the Mosaic system and its associated drug formulations for this indication. Avedro has sold more than 25 Mosaic systems in countries including the European Union, Australia, Canada, Hong Kong, India, Japan, the Netherlands, Portugal, Saudi Arabia, Singapore and the United Arab Emirates.

  Customized Remodeled Vision Procedure (CuRV)

Custom Treatment for Keratoconus

Note: The figures on the left and right represent the corneal and photo activation areas during the CuRV procedure. The eye's normal IOP, combined with stiffening of selective cornea regions, results in a flattening of the cornea.

        Outside the United States, Avedro is in limited commercialization of its Mosaic system for a procedure Avedro has developed for treating keratoconus and addressing refractive conditions in a single procedure called Customized Remodeled Vision ("CuRV") procedure. The CuRV procedure is covered by the EC Certificate of Conformity Avedro obtained for its Mosaic system. CuRV uses its Mosaic system to direct desired amounts of light to specific regions of the cornea to slow or arrest progression of the disease and change the corneal shape to improve vision. CuRV provides physicians with the ability to customize corneal cross-linking for the specific patient, which Avedro believes can result in higher satisfaction and better clinical outcomes. Clinical trials have demonstrated that CuRV can result in greater flattening of the curvature of the cornea, improved corneal shape and faster epithelial healing, as compared to standard cross-linking. While Avedro's FDA-approved KXL system used for the Epi-Off procedure applies a circular UVA beam to uniformly strengthen the cornea, the Mosaic system applying the CuRV procedure uses a zonal UVA pattern derived from the patient's imported corneal topography as well as real-time eye tracking technology to target and strengthen the weakest parts of the cornea. This treatment may lead to improved visual function, in addition to stabilization against keratoconus progression. The current procedure typically takes less than 30 minutes. Avedro believes CuRV could be even faster if used in conjunction with its Boost Goggles.

  PiXL Procedure

        Outside the United States, Avedro is planning to conduct clinical trials of its Mosaic system for the PiXL procedure for corneal remodeling, which is covered by the EC Certificate of Conformity obtained for its Mosaic system. The PiXL procedure, which uses the Mosaic system together with Avedro's Epi-On drug formulations and Boost Goggles, is designed to correct refractive error by strengthening a selective zone of the cornea to induce desired changes in corneal curvature. The strengthened zone has greater resistance to strain from the outwardly directed forces of the IOP of the eye than the untreated zone. The untreated region bends outward in response to the IOP, resulting in a relative flattening or steepening of the central zone of the cornea.

        Avedro's PiXL procedure provides a non-invasive means of changing the corneal shape by selectively strengthening corneal tissue, rather than using conventional refractive surgical techniques or implants. Avedro expects that all of its refractive procedures will be done without removal of the epithelium. The non-invasive nature of PiXL offers an alternative to conventional refractive surgery for patients that are not optimal candidates for LASIK or PK due to abnormalities in corneal shape, corneal weakness, thin corneas, other risk factors for surgical complications or a reluctance to undergo surgery.

        The procedure typically takes less than 30 minutes and is intended to be conducted using Avedro's Boost Goggles. Following application of its investigational Epi-On drug formulation, Avedro's Mosaic system delivers a ring-like UVA pattern, which targets steepening of the untreated central cornea to improve near vision. Based on clinical results of the Mosaic system's application of the PiXL procedure outside the United States, Avedro believes the PiXL procedure can offer an effective means of reducing or eliminating eyeglasses or contact lens dependence in patients requiring lower-level refractive error correction, including for presbyopia, low myopia, post-cataract refractive error and potentially other conditions, such as hyperopia and astigmatism.

  Presbyopia Application

Ring Treatment for Presbyopia

Note: The figures on the left and right represents the corneal and photo activation areas during the PiXL procedure. The stiffening of selective cornea regions allows for corneal remodeling as IOP is redistributed within the eye resulting in a steepening of the cornea.

        Avedro initiated a Phase 2a clinical trial outside the United States in the first half of 2019 to formally evaluate the safety and efficacy of the PiXL procedure using the Mosaic system and its associated drug formulations for the treatment of presbyopia.

  Low Myopia Application

Central Treatment for Myopia

Note: The figures on the left and right represents the corneal and photo activation areas during the Mosaic procedures. The stiffening of selective cornea regions allows for corneal remodeling as IOP is redistributed within the eye resulting in a flattening of the cornea.

        Similar to presbyopia, outside the United States, Avedro believes the PiXL procedure may offer an effective means of improving distance vision in patients suffering from low myopia who do not opt for LASIK due to their mild condition or fear of surgery. Following application of the Epi-On drug formulation, its Mosaic system delivers a centrally limited UVA pattern, resulting in flattening of the treated central cornea and reduction of myopic refractive error. A total of more than 200 myopic eyes have been treated to date with the PiXL procedure in investigator-initiated clinical trials with the Mosaic system in Germany, France, Sweden and India, which has informed Avedro's development of refined PiXL treatment parameters. Avedro believes the results from these investigator-initiated trials in myopia and its own future clinical trials in presbyopia will guide its decisions regarding a potential future regulatory approval pathway for the treatment of individuals with low myopia in the United States.

  Post-Cataract Refractive Error Application

        Outside the United States, Avedro's PiXL procedure also has the potential to offer non-invasive refractive correction for patients with residual refractive error following implantation of IOLs. Avedro believes that this application of the PiXL procedure could improve outcomes following cataract procedures and would have utility following implantation of IOLs. Avedro believes that patients and surgeons would welcome non-invasive options to correct residual post-operative refractive error after IOL implantation so that their patients can avoid other corrective measures. Avedro believes its PiXL procedure is well positioned to fill this need for a non-invasive alternative to laser vision correction ("LVC") for the cataract surgeon and patient. Outside the United States, Avedro believes that the PiXL procedure will offer an effective means of reducing refractive errors in this patient population.

Riboflavin Drug Formulations

        Avedro has a broad suite of proprietary single-use riboflavin drug formulations, which it either owns or has exclusively licensed and is intended for use either with its KXL or Mosaic systems, depending on the procedure and the patient geography. Avedro's Photrexa family of drug formulations, which are used in combination with Avedro's KXL system in the United States, are manufactured at a current Good Manufacturing Practice ("cGMP"), certified facility; and are the only FDA-approved riboflavin ophthalmic formulations used with Avedro's KXL system to treat progressive keratoconus and corneal ectasia following refractive surgery. Outside the United States, Avedro's family of drug formulations for use with its KXL and Mosaic systems consist of VibeX Xtra, VibeX Rapid, ParaCel Part 1 and ParaCel Part 2.

  RFID Treatment Cards

        Avedro's drug formulations are sold in packages containing procedure- and drug-specific RFID treatment cards that ensure the appropriate combination of drug formulation and device parameter to support patient safety, efficacy and durability.

  Boost Goggles

        Oxygen is an essential component of corneal cross-linking. Its availability is rapidly depleted upon UVA activation, especially in higher-powered corneal cross-linking procedures. Furthermore, in procedures where the epithelium remains in place, the epithelium may act as a barrier to oxygen diffusion. Avedro has developed its proprietary, single-use Boost Goggles to supply and concentrate oxygen around the procedure site. The Boost Goggles are placed onto the patient's face and intended to facilitate the delivery of supplemental oxygen while still allowing for the unobstructed delivery of UVA light to the cornea. Avedro's Boost Goggles are currently being developed in conjunction with its Epi-On procedure and its vision correction applications. Both the Boost Goggles and the use of supplemental oxygen in corneal cross-linking procedures are patent-protected in the United States and are investigational.

Clinical Results and Studies

        Avedro has invested significantly to establish the safety and broad clinical utility of the Avedro Corneal Remodeling Platform and to drive its commercial adoption and is the only company to have completed randomized, sham-controlled clinical trials to receive marketing approval of a corneal cross-linking solution. A significant body of published clinical evidence, which includes more than 15 clinical trials and more than 130 peer-reviewed publications, provides support for what Avedro believes to be the benefits, safety and effectiveness of the Avedro Corneal Remodeling Platform.

Completed Pivotal Phase 3 Clinical Trials to Support Approval of Avedro's KXL System

        Avedro completed three pivotal randomized and sham-controlled Phase 3 clinical trials in the United States that evaluated the safety and efficacy of the KXL system in combination with its associated Photrexa formulations in a total of 205 patients with progressive keratoconus and 179 patients with corneal ectasia following refractive surgery. The results from these trials formed the basis of Avedro's new drug application ("NDA") submission in 2013. The first Phase 3 clinical trial (the "UVX-001 trial") was a single-center clinical trial that enrolled both patients with progressive keratoconus and patients with corneal ectasia following refractive surgery. The other two Phase 3 clinical trials (respectively, the "UVX-002 trial" and the "UVX-003 trial") were multi-center clinical trials, one of which only enrolled patients with progressive keratoconus and the other only enrolled patients with corneal ectasia following refractive surgery. In each trial, Avedro designated one eye of each patient as the "trial eye." Trial eyes were randomized to receive either corneal cross-linking or a sham treatment, and patients were followed for up to 12 months after treatment. Each treated eye received only a single course of corneal cross-linking treatment. Additionally, three months after the treatment of the trial eye, sham-treated trial eyes and non-trial eyes could receive corneal cross-linking at the physician's and patient's discretion.

        In all three trials, the primary efficacy endpoint was a statistically significant differential of equal to or greater than 1.0 diopter in change in maximum corneal curvature from baseline between the treatment and sham groups, as measured by maximum keratometry ("Kmax"). Kmax is an objective measurement of the steepest corneal curvature, where an increasing Kmax denotes disease progression. Since sham-treated trial eyes could receive corneal cross-linking treatment after month 3, Avedro used last observation carried forward, methodology to impute missing data for the primary analysis of efficacy.

  Efficacy Results

        The single-center trial, UVX-001, enrolled 58 patients with progressive keratoconus and 49 patients with corneal ectasia following refractive surgery. The UVX-002 trial enrolled 147 patients with progressive keratoconus and the UVX-003 trial enrolled 130 patients with corneal ectasia. In each trial, cross-linked eyes showed increasing improvement in Kmax from Month 3 through Month 12. Summaries of the Kmax change from baseline for each of the trials are presented below.

Mean Change from Baseline Kmax

        For simplicity of presentation, the graph below depicts the primary efficacy endpoint data for all progressive keratoconic patients pooled across the UVX-001 and UVX-002 trials, where the data from the individual trials is provided in the first two graphs above. Although the pooled data was submitted to the FDA, the FDA did not include pooled data in the approved label for the KXL system and its associated Photrexa formulations.

        These results showed a clinically significant impact of treatment on corneal steepening, which is a defining indicator of disease progression in keratoconic patients, versus control.

  Safety Results

        Avedro obtained safety data from 193 randomized treated trial eyes, 191 control eyes and 319 other placebo and non-trial eyes that received corneal cross-linking treatment with the KXL system.

        In keratoconic patients, the most common ocular adverse events observed were corneal opacity, punctate keratitis points of localized inflammation of the superficial layer of the cornea, corneal striae, or wrinkles or folds in the cornea, corneal epithelium defect, eye pain, reduced visual acuity and blurred vision. In patients with corneal ectasia following refractive surgery, the most common ocular adverse events observed were corneal opacity, corneal epithelium defect, corneal striae, dry eye, eye pain, punctate keratitis, photophobia, reduced visual acuity and blurred vision. These events are commonly observed following removal of the corneal epithelium and in the treatment group of Avedro's trials, occurred at a higher incidence than observed in control patients.

        The majority of adverse events reported were resolved during the first month, while events such as corneal epithelium defect, corneal striae, punctate keratitis, photophobia, dry eye, eye pain and decreased visual acuity took up to six months after treatment to resolve and corneal opacity took up to 12 months after treatment to resolve. In 1% to 2% of keratoconic patients, at least one event of corneal epithelium defect, corneal edema, corneal opacity and corneal scar was evident at 12 months. In 6% of patients with corneal ectasia following refractive surgery, corneal opacity was present at 12 months.

  Ancillary Results—Visual Acuity

        Visual acuity was measured using a standard vision test similar to the eye chart routinely used in a doctor's office. The vision test chart used was developed for the Early Treatment Diabetic Retinopathy Study ("ETDRS") where changes of less than five letters are typically viewed as within the margin of error for this test. The ETDRS chart includes 11 rows of five letters per row.

        Visual acuity data were collected at each follow-up visit for patients during the three pivotal trials for the KXL system and its associated Photrexa formulations; however, change in visual acuity was not a pre-specified efficacy endpoint in any of the three pivotal trials. Visual acuity data and results were submitted to the FDA, but the FDA did not include visual acuity data or claims in the approved product labeling. Further, Avedro makes no claims about improved visual acuity associated with the use of its products. Rather, the observed findings below are only ancillary and are not key trial results. The graph below depicts the visual acuity data for UVX-002, the multi-center clinical trial for the treatment of progressive keratoconus, and is representative of the outcomes in the single-center UVX-001 trial.

Epi-On Procedure for the Treatment of Keratoconus

        Avedro is currently conducting a pivotal Phase 3 clinical trial of its latest generation KXL system and its associated drug formulations that are designed to allow for corneal cross-linking to be used in an Epi-On procedure for the treatment of patients with progressive keratoconus. Avedro is conducting this trial under an SPA with the FDA on the trial design, endpoints and analyses. The SPA provides that the clinical trial design sufficiently addresses the key endpoints which, if met, Avedro believes may form the basis of a supplemental NDA approval for its latest-generation KXL system, its associated investigational drug formulations and its investigational Boost Goggles for the treatment of progressive keratoconus in an Epi-On procedure. In May 2019, Avedro announced the completion of enrollment of this trial across 14 U.S. clinical sites.

        The Phase 3 clinical trial is a multicenter, randomized, sham-controlled trial in approximately 275 trial eyes with progressive keratoconus. The objectives of this trial are to evaluate the safety and efficacy of Epi-On corneal cross-linking in slowing the progression of, and reducing, maximum corneal curvature in keratoconic eyes. Trial eyes are randomized to receive either corneal cross-linking with Avedro's proprietary drug formulations or placebo.

        Each treated eye receives only a single course of treatment and the trial eyes are followed for approximately 12 months. After receiving treatment, trial eyes in the treatment group are assessed at day 1, day 3, week 1 and months 1, 3, 6 and 12. Trial eyes in the placebo group follow a similar assessment schedule until month 6. After the month 6 visit, eyes in the placebo group may receive the Epi-On procedure and be followed for another six months.

        The primary endpoint in the trial is a differential of equal to or greater than 1.0 diopter in change in Kmax from baseline over a six-month period between the treatment and placebo groups.

  Vision Correction

        Avedro believes corneal cross-linking represents an effective means of reducing or eliminating eyeglasses or contact lens dependence in patients requiring lower-level refractive error correction, including for presbyopia, low myopia and post-cataract refractive error, in addition to several other applications. Avedro has demonstrated proof-of-concept and safety of its zonal corneal cross-linking procedure through investigator-initiated and sponsored clinical trials outside the United States, which Avedro believes support further clinical development of its Mosaic system and its associated drug formulations and seeking FDA approval for use in the treatment of presbyopia as a first indication.

Phase 2a Clinical Trial of Avedro's Mosaic System and Associated Drug Formulations

        Avedro initiated a Phase 2a multicenter, parallel-group, randomized, open-label trial in the first half of 2019 to evaluate the use of its Mosaic system and its associated drug formulations, along with its Boost Goggles, for zonal corneal cross-linking as a vision improvement solution for presbyopic patients. The objectives of the trial are to evaluate the safety, tolerability and comparative efficacy of three candidate treatment patterns. Avedro believes the findings will allow it to select the most effective zonal UVA treatment pattern to employ in subsequent clinical trials.

        The trial will be conducted at approximately five clinical sites outside of the United States, and will enroll approximately 75 presbyopic patients between the ages of 42 and 65. After screening, subjects will be randomized to receive the treatment in one of three treatment patterns. After treatment, patients will be followed at day 1, week 1 and months 1, 3, 6 and 12.

        Avedro expects interim data to inform product modifications and further clinical trial development.

Independent Retrospective Study of Corneal Cross-Linking

        An independent retrospective study published in 2015, which observed non-U.S. patients who had received treatment for keratoconus substantially similar to Avedro's, observed a treatment success rate of over 90% with average follow-up of approximately 11 years. In this study, maximum corneal curvature was significantly reduced following the corneal cross-linking treatment and remained significantly lower than pre-operative values at ten years. Additionally, corrected distance visual acuity was also significantly improved at ten years relative to pre-operative values, which the authors of the study attributed to the reductions in astigmatism and corneal distortion, and to an improved contact lens fit enabled by regularization of the corneal surface. Two patients in the study underwent repeat cross-linking due to further progression of the disease, after five years and ten years respectively, and both cases subsequently showed stabilization of corneal curvature. Two additional independent retrospective studies evaluated non-U.S. patients who had received treatment with follow-up of seven years, and the long-term stability of cross-linking was also observed in these studies.

Research and Development

Product Evolution

        The UV-X device, a first-generation UVA delivery device, was used in the clinical trials UVX-001, UVX-002 and UVX-003, which formed the basis of the NDA for Avedro's KXL system and its associated drug formulations. During review of the NDA, Center for Devices and Radiological Health ("CDRH"), requested Avedro to conduct a bench-top bridging test to demonstrate UVA equivalence between the KXL system that it was seeking marketing approval for and the UV-X device that was used in the clinical trials. Prior to conducting the test, CDRH reviewed and agreed to the test protocol and acceptance criteria. Based on the equivalence test results, which showed that all tests results were observed to be within the acceptance criteria, CDRH deemed that Avedro had demonstrated the comparability equivalence of the two devices.

Overview

        Avedro has invested, and continue to invest, in building strong internal research and development capabilities in drug discovery, biomedical optics, machine vision and computational modeling. As of

June 30, 2019, its research and development department consisted of 24 individuals, with a combined scientific track record comprising over 200 publications, 6,500 forward citations and 70 patents.

        Avedro's research and development function is divided into four teams: drug development, systems development, software development and advanced algorithms, all of which report to its Vice President of Research and Development. Maintaining a strong cadence of new applications for corneal cross-linking is an integral part of Avedro's strategy. The major focus of its research and development team is to leverage its drug and device platform for new applications. This includes technology research and development efforts directed towards next-generation UVA delivery devices, next-generation cross-linking drugs and related accessories, and the development of device software to support Avedro's products.

Sales and Marketing

        In the United States, Avedro sells its products through a direct sales organization that, as of June 30, 2019, consisted of 24 field support professionals, including sales management, local sales representatives, field reimbursement specialists and third party payor relations directors.

        Avedro's sales organization is primarily responsible for training ophthalmologists about the ease-of-use, convenience and cost-effectiveness of its platform and helping these physicians integrate the technology into their practices. Avedro's platform is easy to use and requires a minimal learning curve. Avedro's KXL and Mosaic systems have easy-to-use interfaces that guide physicians through the treatment and have built-in self-calibration. Ophthalmologists are familiar with the techniques used in Avedro's corneal cross-linking procedure, such as epithelium removal, application of eye drops and the use of eye-tracking devices. Avedro believes the ease of use, reliability of its devices and broad potential uses of the Avedro Corneal Remodeling Platform are key factors in increasing ophthalmologist adoption and enabling its platform to become an integral part of ophthalmology practices.

        Avedro's reimbursement team consists of staff that work directly with provider practices to help them understand the reimbursement process, as well as staff that calls directly on private payors in order to advocate for coverage and establish payment for its products.

        Avedro invests significant time and expense to provide comprehensive training to its sales professionals so that they are proficient in all aspects of its products, including features and benefits, procedure techniques. In addition, Avedro provides technical education regarding the cornea and diagnosis of keratoconus.

        Outside the United States, Avedro sells its products through a broad network of distribution partners located in markets where it sees potential for cross-linking usage. Avedro has sold its products into more than 80 countries. As of June 30, 2019, Avedro had agreements with approximately 42 distributor organizations. Avedro's top two distributors accounted for 11.5% of its total revenue for the year ended December 31, 2018. Avedro's top three distributors accounted for 10.5% of its total revenue for the six months ended June 30, 2019.

        Avedro's global sales efforts and promotional activities are currently aimed at ophthalmologists and other eye care professionals. Avedro's primary customers include ophthalmologists, hospitals and ambulatory surgery centers. It provides physicians with a training program prior to performing cross-linking consisting of in-servicing in the physician office.

        Avedro works nationally and in its local markets to educate diagnosing providers (primarily optometrists) about keratoconus and the signs and symptoms of the disease. These efforts are intended to facilitate proper diagnosis and treatment of patients.

        Avedro supports the growth of its keratoconus market through direct-to-consumer marketing initiatives. These efforts consist of approaches online and on social media where it works to educate newly diagnosed keratoconus patients, and provide information regarding treatment centers near them as well as providing insurance and other clinical information.

        Avedro supports its revenue growth with marketing programs and initiatives designed to build awareness and appreciation for its platform and corneal cross-linking generally. These include participating in eye care industry conferences, as well as advertisements and editorial coverage in professional publications.

Private Payor Coverage and Reimbursement

U.S. Reimbursement

        There are three key components for reimbursement in the United States: (1) coding, (2) coverage and (3) payment. Coding refers to distinct numeric and alphanumeric billing codes that are used by healthcare providers to report the provision of medical procedures and the use of supplies for specific patients to payors. The Healthcare Common Procedure Coding System ("HCPCS"), code set is broken into different categories of codes: (1) HCPCS Level I, which includes CPT codes, and are managed by the American Medical Association ("AMA") (Category I, II and III) and (2) HCPCS Level II, which includes items and services such as ambulance, drugs and durable medical equipment, prosthetics, orthotics and supplies.

        The corneal cross-linking procedure for the treatment of keratoconus was granted a Category III CPT code from the AMA in 2016. The Centers for Medicare and Medicaid Services ("CMS") created a HCPCS Level II product-specific J code for Avedro's Photrexa formulations. The HCPCS code became effective on January 1, 2019.

        Coverage refers to decisions made by individual private payors as to whether or not to provide their members access to and pay for a specific procedure and related supplies, and if so, under what conditions (i.e., for which specific diagnoses and clinical indications). Payors typically base coverage decisions on reviews of clinical evidence presented in published peer-reviewed medical literature. Avedro has coverage for over 180 million lives in the United States.

        Payment refers to the amount paid to providers for specific procedures and supplies. Separate payment may be established for the cross-linking procedure and for Photrexa formulations. Avedro offers a number of resources, including the Avedro Reimbursement Customer Hub ("ARCH") program, and a customer-focused field team educating providers on working with their private payors to receive appropriate reimbursement. The ARCH program educates on and assists with coverage and reimbursement questions related to the cross-linking procedure involving the KXL system and Photrexa formulations, provides no-charge drug to uninsured or government-insured patients who meet financial eligibility criteria and, for a limited time, offers healthcare providers a discount on future purchases of Photrexa formulations in certain qualifying circumstances. Avedro has not signed a Medicaid Drug Rebate Agreement for Avedro's Photrexa formulations, and therefore, payment for the Photrexa formulations is not available under Medicare and may not be available under some or all state Medicaid plans.

Codes to Specifically Identify the Collagen Cross-Linking Procedure

        In 2016, the AMA established a Category III CPT code for corneal cross-linking. Category III codes may expire five years after the date they become effective. Prior to expiration, a company can submit an application to convert the Category III code to a Category I code or submit an application for a five-year extension of Category III status. In November 2018, Avedro also received a product-specific J code from CMS for its Photrexa formulations, and the code became effective on January 1,

2019. Prior to January 1, 2019, a miscellaneous J code could be used for Avedro's Photrexa formulations.

Coverage of Corneal Cross-Linking by Private Payors

        As most keratoconic patients are under the age of 40, reimbursement through Medicare is not a priority. Avedro has not signed a Medicaid Drug Rebate Agreement for Avedro's Photrexa formulations, and therefore, payment for the Photrexa formulations is not available under Medicare, and may not be available under some or all state Medicaid plans. As a result, Avedro estimates its target addressable market to exclude most Medicare beneficiaries and Avedro has focused its efforts on establishing coverage and reimbursement with private payors. In the United States, there are hundreds of private payors participating in the commercial insurance market. However, only a handful of private payors, such as Aetna, Blue Cross Blue Shields and Cigna, cover the majority of Avedro's private payor patient population.

        Shortly after Avedro received FDA approval for its KXL system and associated Photrexa formulations for the treatment of progressive keratoconus and corneal ectasia following refractive surgery and launched U.S. commercialization of its KXL system, physician practices and patients began submitting claims to their insurance companies. Based on review of the clinical evidence and a comparison to the alternative solutions for corneal ectatic disorders, private payors began establishing coverage policies. From January 2017 to June 2019, the number of private payors covering corneal cross-linking treatments increased from three to over 65, and covered lives increased from 23 million to over 180 million, which includes coverage from all the major private payers.

Payment Policies for Corneal Cross-Linking Procedures

        Payment for a corneal cross-linking procedure as a treatment for corneal ectatic disorders is comprised of payment for the physician service and typically a separate drug payment for the Photrexa formulations. In general, each private payor establishes its own reimbursement policies and rates for procedures in physicians' offices and facilities, although private payors often reference Medicare's methodology and payment rate for those procedures. However, final reimbursement may be informed by alternate data or provider contracts. For example, private payors may base their payments to physicians on rates determined under the Medicare Physician Fee Schedule ("MPFS").

        Private payors use a variety of reimbursement methodologies and guidelines to reimburse for physician services. Possible methods include, among others, payment based on established fee schedules, including the MPFS, or payment based on a charge-related basis. Payments for CPT codes under the MPFS are based on the review of the Relative Value Update Committee and valuation by CMS. Medicare does not establish payment rates for Category III CPT codes on the MPFS. As a result, individual Medicare contractors establish their own payment rates for services described by Category III CPT codes.

        Corneal cross-linking is largely performed in physicians' offices, and Avedro's target patient population is concentrated in the private payor segment. In this situation, adequate and favorable reimbursement for the procedure is often a result of successful negotiation with private payors.

        Since its U.S. commercial launch in September 2016, Avedro has seen tremendous improvements in private payor coverage for the corneal cross-linking procedure. However, Avedro believes payment policies have been inconsistent and inadequate in some cases, due to lack of formal coverage assessment by private payors, confusion around the miscellaneous J code and an inexperienced physician community trying to navigate the complications and complexity that is inherent in third-party payment systems. Avedro's physician customers must typically bill the costs and fees for its corneal cross-linking procedure directly to the patient or payor, as appropriate, for patients enrolled in commercial insurance plans. Because there is often varied reimbursement for supplies and drugs of new surgical procedures, the additional cost or negotiations necessary to achieve appropriate reimbursement to use Avedro's products may affect the profit margin of the practice where the corneal cross-linking procedure is performed.

        With the implementation of the product-specific J code in January 2019, Avedro expects to see payment policy variability stabilize in the near term, and eventually become a pass-through cost for physician practices. Avedro believes pursuing favorable payment policies with private payors will substantially expand patient access.

Self-Payment of Vision Correction Procedures

        In contrast, vision correction procedures are generally not covered by insurance and are paid for out-of-pocket by the patient. If Avedro receives FDA approval for the Mosaic system and its associated drug formulations to perform vision correction procedures for the treatment of presbyopia, Avedro would expect providers to establish a price per procedure that is self-paid and competitive with current self-paid vision correction procedures, such as LASIK.

Adoption, Coverage and Cost-Effectiveness Research of Cross-Linking Outside the United States

        Corneal cross-linking has a long and well-established history outside the United States. In the European Union, corneal cross-linking has been available in every country for more than a decade, and it has been available in Canada since 2008. In 2013, the United Kingdom National Institute for Health and Care Excellence issued guidance stating that evidence on the safety and efficacy of the Epi-Off corneal cross-linking procedure for the treatment of keratoconus and keratectasia is adequate in quality and quantity. In 2015, the Global Delphi Panel of Keratoconus and Ectatic Diseases, an international expert panel of ophthalmologists and clinical researchers, endorsed corneal cross-linking for the treatment of progressive keratoconus, and recommended using corneal cross-linking to prevent disease progression in keratoconic patients as soon as keratoconus is definitively diagnosed. In May 2018, corneal cross-linking was added to the Australia Medicare Benefits Scheme. Corneal cross-linking is also covered in the United Kingdom and France.

Competition

        The medical device industry in general, and the ophthalmic medical technology market in particular, are highly competitive and subject to rapid change and significantly affected by new product introductions and market activities of other participants. While Avedro believes that its proprietary Avedro Corneal Remodeling Platform, development and commercialization experience, scientific knowledge and industry relationships with eye care professionals and healthcare providers provide it with competitive advantages to establish its position as a leading global corneal remodeling company, its currently marketed products are, and any future products it commercializes will be, subject to intense competition.

        Certain of Avedro's current and potential competitors may have significantly greater financial, technical, marketing and other resources than Avedro does and may be able to devote greater resources to the development, regulatory approval, promotion, sale and support of their products. Avedro's competitors may also have more extensive customer bases and broader customer relationships than Avedro does, including relationships with its potential customers. In addition, many of these companies have longer operating histories and greater brand recognition than Avedro does. Because of the size of the keratoconus and vision correction markets and the high growth profile of such markets, Avedro anticipates that companies will dedicate significant resources to developing competing products. Avedro believes that the principal competitive factors in these markets will include:

  •
  improved outcomes for patients and other product quality issues;

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  product innovation;

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  acceptance by ophthalmic surgeons;

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  ease of use and reliability;

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  regulatory status and speed to market;

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  product price and procedure price; and

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  reputation for technical leadership.

        Avedro cannot assure you that it will be able to compete effectively against its competitors in regard to any one or all of these factors.

Corneal Ectatic Disorders Market

        In the United States, Avedro's KXL system is the first and only FDA-approved corneal cross-linking treatment to slow or arrest disease progression. However, Avedro is aware that some providers who are not currently its customers are promoting corneal cross-linking for the treatment of keratoconus and Avedro believes these providers are primarily using products from CXLUSA or PeschkeTrade GmBH, a Swiss corporation. iVeena Delivery Systems recently announced the commencement of a Phase 1/2a pilot clinical trial for a twice-daily eye drop for the treatment of keratoconus. Avedro is not currently aware of any other companies that are conducting ongoing clinical trials for FDA approval for the treatment of corneal ectatic disorders using a corneal cross-linking procedure.

        Outside the United States, Avedro's primary competitors in the corneal ectatic disorder market offer for sale devices and drug product for corneal cross-linking procedures, including PeschkeTrade, EMAGine, IROS, LIGHTMED Corporation, NVILaser, SERVImed, SOOFT italia S.p.A. and Appasamy Associates. Several of these companies offer lower-cost solutions for corneal cross-linking. None of these companies currently offer a device that uses digital UVA beam-forming technology in conjunction with real-time eye tracking, which Avedro's Mosaic system uses to induce cross-linking in a targeted zone.

Vision Correction Market

        Avedro's initial clinical focus in the vision correction market is on the treatment of patients with presbyopia. Avedro's primary competitors in this market are mainly competitors that are developing corneal inlay surgical solutions for presbyopia, such as Presbia, LLC, which is in the process of obtaining FDA approval for a proprietary optical lens implant for treating presbyopia, Allotex Inc., which is developing shaped human corneal grafts for inlay, and Gebauer Medizintechnik GmbH, which offers an inlay procedure outside of the United States using human donor tissue. Other primary competitors in this market are developing pharmaceutical therapies for presbyopia, including Novartis, which is developing a drug to permanently soften the lens.

        The non-invasive nature of PiXL, which is currently an approved procedure outside the United States performed using Avedro's device, offers an alternative to conventional refractive surgery for patients that are not optimal candidates for LASIK or PK due to abnormalities in corneal shape, corneal weakness, thin corneas, other risk factors for surgical complications or a reluctance to undergo surgery. Other competitors developing non-surgical treatment options for presbyopia include Allergan plc, Presbyopia Therapies, LLC, Clerio Vision, Inc. and TECLens, LLC, Clarity Vision Technologies Inc., and Ace Vision Group, Inc. Avedro expects that any such treatment options that are successfully developed could eventually be available both within and outside the United States.

        If Avedro obtains FDA approval for additional applications of its platform for vision correction, such as to treat presbyopia, Avedro believes the main driver in this highly competitive market will be leveraging its call points in order to cross-sell these additional applications of its devices, since the vision correction market shares the same target customer as the corneal ectatic disorder market.

Intellectual Property

        Avedro's success depends significantly on its ability to obtain and maintain patent and other intellectual property protection for commercially important technology, proprietary processes, inventions and know-how related to its business, defend and enforce its patents, protect trademarks that are integral to its international marketing and branding strategies, preserve the confidentiality of its trade secrets and operate without infringing the valid and enforceable patents and other proprietary rights of third parties. For more information, please see "Information About Avedro—Risk Factors Relating to Avedro—Risks Related to Intellectual Property" beginning on page 222 of this proxy statement/prospectus.

Patents

        As of August 15, 2019, Avedro's patent portfolio included 27 active patent families. Avedro's patent portfolio consisted of 47 issued utility patents globally, of which 17 were issued as U.S. patents and one is under exclusive license from a third party. The issued patents are scheduled to expire between 2027 and 2037. Avedro owns 44 utility patents covering product candidates in the United States, Japan, German, France, Great Britain, Italy, Spain and Switzerland. These patents expire between 2027 and 2037. Additionally, Avedro owns five utility patents and exclusively in-licenses one utility patent covering procedures in the United States, with expiration dates between 2029 and 2037. Avedro owns two utility patents covering drug formulations in Italy, with expiration dates in 2027 and 2030. Avedro is pursuing patent protection under 48 pending non-provisional patent applications in various jurisdictions, of which 15 were pending U.S. patents and four were pending an international Patent Cooperation Treaty ("PCT") applications still due for national phase filings.

        Avedro's current patent portfolio is directed to technologies Avedro has developed in fields relating to corneal cross-linking treatments including, but not limited to, photoactivation of cross-linking drugs, drug formulations, drug delivery, eye-tracking, treatment monitoring and biomechanical measurement. Avedro regularly reviews the assets in its patent portfolio and evaluates where the portfolio fits in the intellectual property landscape in those countries where it intends to make, have made, use, offer for sale, or sell devices. Avedro believes its patent portfolio is aligned with its commercial goals. Avedro continues to seek patent protection in the United States and other countries for proprietary technologies that are important to its business. Avedro's patent strategy is guided by a strong understanding of the industry in which it does business and the companies against whom it competes. Avedro consistently mines the results of its research and development activities to identify patentable aspects of its devices and any other inventions that are important to maintaining an advantage over its competitors. For example, Avedro can identify opportunities to gain a competitive advantage by strategically blocking others from practicing key technologies.

Patent Applications

        The process for obtaining patent protection for an invention starts with drafting and filing a patent application with one or more patent offices in respective jurisdictions. According to the patent laws enacted by the Leahy-Smith America Invents Act (the "AIA") in the United States and the patent laws that have been in effect in most foreign jurisdictions in which Avedro seeks patent protection, the applicant who is the first to file an application gains priority over other applicants, even if the other applicants were actually earlier to invent. As such, there is a greater need to draft and file applications expediently once Avedro has decided that patent protection for a particular invention is important.

Avedro implements best practices for preparing patent applications to enable a quick turnaround without sacrificing quality. Avedro also works with intellectual property counsel to ensure that it properly files patent applications and takes any other appropriate steps, such as requiring non-disclosure agreements before publicly disclosing any aspects of its important inventions.

        To start the patent application drafting process, Avedro's inventors typically prepare documentation detailing the invention and then coordinate with an IP Committee to review and approve the invention for possible patent protection. The IP Committee includes at least Avedro's Vice President of Research & Development, Chief Medical Officer, Vice President of Marketing, its General Counsel and its intellectual property counsel. Working with its intellectual property counsel, Avedro drafts a patent application based on the documentation from the inventors. The patent application provides a detailed description of the primary embodiments of the invention contemplated by the inventors as well as alternative embodiments. In addition to claims directed to the primary embodiments, the patent application typically includes claims directed to aspects of alternative embodiments, so that competitors find it more difficult to work around the patent. In addition, claims directed to aspects of alternative embodiments might block competitors from actually practicing their preferred technology even if Avedro does not intend to practice the alternative embodiments itself. Furthermore, the claims of a patent application can be later modified to incorporate aspects of alternative embodiments to reflect subsequent changes or developments in commercially relevant technologies in the industry.

        In some cases, Avedro may prepare and file a non-provisional patent application directly after it has identified a patentable invention. Avedro has, however, incorporated the filing of U.S. provisional patent applications into its patent filing strategy, especially as a way to establish the earliest possible filing dates for first-to-file patent systems. A provisional patent application preserves the filing date for one year, by which time the applicant must file a non-provisional patent application directed to the same subject matter in order to maintain the priority of the provisional patent application filing date. A provisional patent application must meet fewer formal requirements than a non-provisional patent application and thus may allow a patent application to be filed more quickly. A provisional patent application also gives the applicant time to continue business activities to determine whether an invention is commercially feasible and/or sufficiently important to pursue patent protection under a non-provisional patent application. Avedro's provisional patent applications provide a sufficiently detailed description of the primary and alternative embodiments to ensure that its invention is entitled to the priority date associated with the provisional patent application.

        Within the year after an initial provisional patent application is filed, there may be further developments to technology relating to the invention disclosed in the initial provisional patent application. In such cases, Avedro may file one or more additional provisional patent applications to describe such developments. The additional provisional patent applications can then be consolidated with the initial provisional patent application into a single non-provisional patent application. The single non-provisional patent application must be filed before the initial provisional application expires one year after its filing. A non-provisional patent application based on more than one provisional patent application generally describes many different embodiments, giving Avedro the ability to develop claims that are directed to different patentable features.

        When Avedro eventually files non-provisional applications, it works with its intellectual property counsel to draft a set of claims that covers the invention and provides the broadest patent protection possible. The claim drafting process includes an analysis of the prior art to enhance the chances of allowance of the claims over prior art that may be cited during examination of the patent application. Although Avedro may consider ordering a formal prior art search by a professional firm, it typically conducts its prior art searches in-house. Because its research and development activities are highly specialized and require an up-to-date understanding of the state of the art, Avedro is usually better suited to identify the most relevant prior art. Avedro's understanding of the state of the art is, among other things, based on reviewing current research disclosed in scientific/technical publications and conferences as well as reviewing the patent references therein.

        The claims in an application may include apparatus or system claims to protect structural aspects of Avedro's inventions. Additionally or alternatively, the claims may include method claims to protect the manner in which its inventions are operated, e.g., for medical procedures, and/or produced. To determine the most appropriate types of claims to file, Avedro considers how the claims may be enforced. For example, when enforcing a patent against an infringing manufacturer, apparatus or system claims protecting structural aspects of one of its inventions may be more appropriate than method claims that cover medical procedures that use the invention, since such method claims for medical procedures in general are directly infringed by users of the invention (e.g., medical practitioners) rather than manufacturers. In addition, Avedro considers whether the claims constitute patent eligible subject matter in the given jurisdiction. For example, many foreign jurisdictions prohibit method claims that recite steps for performing a medical procedure on a human subject.

        Once the claims are completed, Avedro drafts the rest of the application and typically files a U.S. application with the United States Patent and Trademark Office ("USPTO") and a PCT application with the World International Patent Organization. A PCT application can be used as the basis for subsequent national phase filings in any of the member countries who have signed onto the PCT agreement. The member countries include most industrialized countries. Thus, the PCT application gives Avedro the option of filing for patent protection in foreign jurisdictions that are of interest to Avedro. Avedro has selectively filed foreign applications in the European Patent Office ("EPO"), Japan, China and South Korea. When granted, applications with the EPO allow Avedro to obtain corresponding patent protection in individual EU member states. Rather than filing in as many foreign countries as possible to protect an invention, Avedro identifies the jurisdictions where patent protection will be more commercially effective, such as jurisdictions where Avedro intends to make, have made, use, offer for sale or sell devices. In addition, Avedro also considers whether a given jurisdiction would deem an invention to be patent eligible subject matter.

        Avedro's non-provisional patent applications generally describe many different embodiments, and the claims can be directed to different patentable features. As such, a single non-provisional patent application (a "parent patent application") can provide the basis for a large family of related non-provisional patent applications (each a "child patent application"). In some cases, a patent examiner may require Avedro to restrict examination in a parent patent application to an elected subset of claims directed to a single identifiable invention, in which case it may file divisional patent applications directed to unelected claims. In other cases, Avedro may file continuation patent applications with claims directed to previously unclaimed features that have since become more commercially relevant. In yet other cases, Avedro may file a continuation-in-part ("CIP"), application in the United States to claim new subject matter related to the initial invention. Such new subject matter, for example, may be directed to improvements to the initial invention, which by themselves may be less appropriate for a separate patent family. Before filing CIP applications, Avedro weighs the benefits of claiming priority to the parent patent applications against the loss of patent term, as the term of a child patent application depends on the term of the parent patent application.

Monitoring Third-Party Activity

        Avedro's knowledge of the industry allows it to identify and closely monitor third parties whose activities may impact its business. These third parties may be competing companies who are practicing technologies protected by Avedro's patents. Where necessary, Avedro will defend and enforce its patents against such companies.

        In addition, to understand the IP landscape, Avedro consistently conducts searches for relevant patents and patent applications filed by third parties. Avedro regularly searches both U.S. and foreign patent databases using the names of competing companies, research institutions, inventors, and researchers who are known to be involved in the industry and/or relevant scientific/technological fields. Avedro also searches the patent databases according to relevant search classifications and concepts (keywords). Avedro typically conducts these searches in-house with the assistance of its intellectual property counsel using the in-depth knowledge Avedro has on the state of the industry and art.

        If Avedro identifies a potentially relevant patent during its searches, it conducts a freedom-to-operate analysis to ensure that it can operate without infringing the patent. For a potentially relevant patent application, it regularly monitors the progress of the application during the examination to ensure that any granted claims will not interfere with its freedom to operate. Where possible, Avedro may intervene in the examination and/or grant of the patent application, such as via third-party submission, reexamination or opposition.

        Furthermore, Avedro's searches may identify opportunities for it to obtain patent protection by acquiring or licensing potentially relevant patents and/or patent applications from third parties.

Trademarks and Trade Names

        Avedro's marketing department works closely with its intellectual property counsel and brings them in early and often to select protectable marks based on, for example, the availability, marketing appeal, strength, acceptability for registration, and acceptability for regulatory approval of the marks. For important marks, Avedro develops a registration strategy that is informed by the commercial activities and opportunities for the branded products associated with such marks. Generally, Avedro files for registration in its most important markets first and then seeks registration in additional countries as those markets become commercially relevant, taking advantage of priority claims when possible. Avedro's trademark portfolio is strengthened by its use of appropriate trademark symbols in connection with the marks and by monitoring the marketplace to ensure that its marks are not impermissibly used by others.

        As of August 15, 2019, Avedro's trademark portfolio included 58 trademark registrations, of which 12 were registered U.S. trademarks, and 17 pending trademark applications, of which four were pending U.S. trademarks, covering various products and services in the United States, the European Union, Canada, China, Japan and South Korea. The trademarks for which Avedro has received or applied for registration are: Avedro, KXL, KXL II, PiXL, Lasik Xtra, Vibex, Vibex Xtra, Vibex Rapid, Photrexa, ParaCel, See Strong, The World Leader In Corneal Cross-Linking Science, The World Leader in Corneal Remodeling, CuRV, Boost Goggles, Boost Epi-On, Mosaic, ZXL, AK Xtra and KeraFlex.

Trade Secrets

        Some inventions cannot be reverse engineered or would be difficult to reverse engineer from the products that Avedro sells. Additionally, some inventions are directed to subject matter that does not constitute patent eligible subject matter, such as algorithms, computer programs per se and collections of data. In such cases, Avedro considers protecting its technologies as trade secrets rather than protecting them by filing patent applications. To protect these inventions as trade secrets, Avedro institutes protections to keep the inventions secret. For example, Avedro requires its employees and consultants to execute confidentiality agreements in connection with their employment or consulting relationships with Avedro.

        Avedro also requires its employees and consultants who work on its technologies to agree to disclose and assign to it all inventions conceived during the term of their employment, while using Avedro's property or for inventions which relate to Avedro's business. Despite measures taken to protect its intellectual property, these agreements may be breached and Avedro may not have adequate remedies for any breach. In addition, unauthorized parties may attempt to copy aspects of Avedro's technologies or to obtain and use information that Avedro regards as proprietary. To the extent that Avedro's commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for Avedro, disputes may arise as to the rights of related or resulting know-how and inventions. In addition, Avedro's competitors may independently develop similar technologies.

Infringement

        The medical device and pharmaceutical industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent and other intellectual property infringement. As the number of entrants into Avedro's market increases, the risk of an infringement claim being brought against Avedro grows. While Avedro attempts to ensure that its technologies and methods do not infringe third parties' patents and proprietary rights, Avedro's competitors may assert that its products or systems, and the methods Avedro employs, are covered by patents held by them. In addition, Avedro's competitors may assert that future products and methods Avedro may employ infringe their patents. If third parties claim that Avedro infringes upon their intellectual property rights, Avedro may incur liabilities and costs and may have to redesign or discontinue selling the affected product.

        In the future, Avedro may also need to engage in litigation to enforce its issued patents, to protect its trade secrets or know-how, to defend against claims of infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Litigation could be costly and could divert Avedro's attention from other functions and responsibilities. Adverse determinations in litigation could subject Avedro to significant liabilities to third parties, could require Avedro to seek licenses from third parties and could prevent Avedro from manufacturing, selling or using its products, any of which could severely harm Avedro's business.

Intellectual Property Agreements

CalTech

        In February 2015, Avedro entered into a license agreement with the California Institute of Technology ("CalTech"), which was amended and restated in its entirety in July 2017 (as amended and restated, the "Amended CalTech Agreement"). The Amended CalTech Agreement is an exclusive, royalty-bearing license in the United States to certain patent rights granting Avedro the right to make, have made, import, use, sell and offer for sale any product, device, system, article of manufacture, machine, composition of matter or process or service in the field of corneal cross-linking through the use of UVA light. However, the license grant specifically excludes the use of visible light and cross-linking in any non-corneal tissue such as the sclera. Under the Amended CalTech Agreement, Avedro agreed to pay CalTech a high single digit royalty on net revenue derived from the sale or distribution of cross-linking agents for performing cross-linking procedures in the United States that are substantially concurrent with corneal surgically invasive corrective procedures, including, but not limited to, LASIK or PK, the royalty products, but excluding procedures for the treatment of keratoconus. The agreement includes certain other payments including (1) an initial payment in the low five digits, (2) a low single digit dollar royalty per treatment on the sale of cross-linking agents for treatment of keratoconus, as well as a minimum annual royalty in the low five digits for such procedures, (3) a percentage in the mid-double digits of certain non-royalty sublicensing revenue and (4) development and regulatory milestone payments in the low to mid six digits in the aggregate. Royalties are payable on a product-by-product basis until December 5, 2029.

        Unless earlier terminated, the Amended CalTech Agreement expires on the later of the expiration, revocation, invalidation or unenforceability of the licensed patents and the date that royalties are no longer payable. Either party may terminate the Amended CalTech Agreement upon an uncured material breach of the other party. Additionally, CalTech may terminate the Amended CalTech Agreement upon an uncured payment default by Avedro or Avedro's bankruptcy or insolvency.

IROC

        In August 2014, Avedro entered into an asset purchase and license agreement with IROC Innocross AG ("IROC", and such agreement, the "IROC Asset Purchase Agreement"), to acquire certain assets, including a list of customers and certain agreements, as well as a fully paid-up, royalty-free, perpetual, worldwide, nonexclusive license to certain patents, granting Avedro the right to import, manufacture, develop, use, advertise, merchandise, promote, publicize, sell and distribute devices and drugs used in corneal cross-linking. The total purchase price was CHF2.5 million, to be paid in specified delineated installments.

        In April 2015, Avedro entered into a patent license and purchase agreement with IROC (the "IROC IP Agreement") to expand the scope of the IROC Asset Purchase Agreement. The IROC IP Agreement granted Avedro a worldwide, exclusive license to certain additional patents to research, develop, make, have made, use, import, offer for sale, sell and otherwise commercialize additional corneal cross-linking technologies. Additionally, under the IROC IP Agreement, upon the payment of the last remaining payment required under the agreement, which included (1) the $50,000 upfront payment and (2) milestone payments of up to $1.7 million in the aggregate, the additional patents were transferred to Avedro in June 2019.

Government Regulation

        Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting and import and export of pharmaceutical products and medical devices. The processes for obtaining marketing approvals for drugs and devices in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other competent authorities, require the expenditure of substantial time and financial resources.

Drug-Device Combination Products

        A combination product is the combination of two or more regulated components, such as drug/device, that are combined or mixed and produced as a single entity, packaged together in a single package or as a unit or a drug or device packaged separately that according to its investigational plan or proposed labeling is intended for use only with an approved individually specified drug or device where both are required to achieve the intended use, indication or effect. A combination product is assigned to a center within the FDA that has primary jurisdiction over its regulation, which determines the product's approval pathway.

        To determine which FDA center or centers will review a combination product candidate submission, companies may submit a request for assignment to the FDA. Those requests may be handled formally or informally. In some cases, jurisdiction may be determined informally based on FDA experience with similar products. However, informal jurisdictional determinations are not binding on the FDA. Companies also may submit a formal Request for Designation to the FDA Office of Combination Products. The Office of Combination Products will review the request and make its jurisdictional determination within 60 days of receiving a Request for Designation.

        The FDA will determine which center or centers within the FDA will review the product candidate and under what legal authority the product candidate will be reviewed. Depending on how the FDA views the product candidates that are developed, FDA may have aspects of the product candidate reviewed by the Center for Drug Evaluation and Research ("CDER"), CDRH, or the Center for Biologics Evaluation and Research, though one center will be designated as the center with primary jurisdiction based on the product candidate's primary mode of action. The FDA determines the primary mode of action based on the single mode of action that provides the most important therapeutic action of the combination product candidate—the mode of action expected to make the greatest contribution to the overall intended therapeutic effects of the combination product candidate. The review of such combination product candidates is often complex and time consuming, as the FDA may select the combination product candidate to be reviewed and regulated by one or multiple of the FDA centers identified above, which could affect the path to regulatory clearance or approval. Furthermore, the FDA may also require submission of separate applications to multiple centers.

        The post-market requirements that apply to the cleared or approved product will largely be aligned with the agency center determined to have primary jurisdiction over the product candidate and that provided marketing authorization. However, additional post-marketing obligations may apply to specific constituents of the combination product.

        After providing regulatory clearance or approval, the FDA has discretion in determining post-approval compliance requirements for combination products and could thus require compliance with certain cGMP requirements as well as the FDA's Quality System Requirements ("QSR"), if the product includes a device constituent. Other post-market requirements in the same vein as those described above for medical devices and drugs will also apply, depending on the application type and center overseeing regulation of the combination product, including:

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  other record-keeping requirements;

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  post-market adverse event, periodic reporting, and Medical Device Reporting requirements;

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  labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label uses;

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  advertising and promotion requirements;

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  restrictions on sale, distribution or use of the product;

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  requirements for recalls being conducted and recall reporting;

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  an order of repair, replacement or refund;

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  product tracking requirements; and

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  post-market surveillance or clinical trials.

U.S. Review and Approval Processes for Drugs

        The FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act ("FDCA"), and its implementing regulations. Under the FDCA, new drugs other than biological products (biologics) that are marketed in the United States generally must be FDA-approved under an NDA. The applicable provisions of the FDCA and the implementing regulations set forth, among other things, requirements for preclinical and clinical testing, product development, manufacture, labeling, storage, distribution, record keeping, reporting, import, export, advertising and promotion of Avedro's products and product candidates. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

        The process for obtaining regulatory approval to market a drug or drug-device combination product is expensive, often takes many years, and can vary substantially based on the type, complexity,

and novelty of the product candidates involved. An applicant seeking approval to market and distribute a new drug product, or a new drug-device combination product regulated by CDER, in the United States must typically undertake the following:

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  completion of extensive nonclinical laboratory tests, animal studies and formulation studies in compliance with the FDA's good laboratory practice regulations;

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  submission to the FDA of an investigational new drug ("IND") application, for human clinical testing which must take effect before human clinical trials may begin;

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  approval by an independent institutional review board (an "IRB") representing each clinical site before each clinical trial may be initiated;

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  performance of adequate and well-controlled human clinical trials in accordance with current Good Clinical Practicess ("cGCPs") to establish the safety and efficacy of the proposed drug product for each proposed indication;

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  preparation and submission to the FDA of an NDA requesting marketing for one or more proposed indications;

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  review by an FDA advisory committee, where appropriate or if applicable, as may be requested by the FDA to assist with its review;

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  satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which active pharmaceutical ingredient ("API") finished drug product, and in the case of combination drug/device products, the device components, are produced to assess compliance with cGMP requirements and to assure that the facilities, methods and controls are adequate to preserve the product's identity, strength, quality and purity;

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  satisfactory completion of FDA audits of clinical trial sites to assure compliance with cGCPs and the integrity of the clinical data;

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  payment of user fees, per published Prescription Drug User Fee Amendments ("PDUFA") guidelines for the relevant year, and securing FDA review and approval of the NDA; and

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  compliance with any post-approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategy ("REMS") and the potential requirement to conduct post-approval studies.

  Preclinical Studies

        Before testing any investigational biopharmaceutical in human subjects in the United States, a company must generate extensive preclinical data. Preclinical testing typically includes laboratory evaluation of product composition and formulation, as well as toxicological and pharmacological studies in several animal species to assess the quality and safety of the product. In addition, concurrent with clinical trials, companies sometimes complete additional animal studies and develop additional information about the chemistry and physical characteristics of the drug. Animal studies must be performed in compliance with the FDA's good laboratory practice regulations and the U.S. Department of Agriculture's Animal Welfare Act.

  IND Application

        Human clinical trials conducted in the United States cannot commence until an IND application is submitted and becomes effective. A company must submit preclinical testing results to the FDA as part of the IND, and the FDA must evaluate whether there is an adequate basis for testing the drug in initial clinical trials in human volunteers. Unless the FDA raises concerns, the IND becomes effective 30 days following its receipt by the FDA. If, within such 30-day window, the FDA raises concerns or questions about planned clinical trials under the IND, such as whether human research subjects will be exposed to an unreasonable health risk, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed.

        At any time the FDA may stop clinical trials by placing them on "clinical hold" because of concerns about the safety of the product being tested, or for other reasons. The FDA may order a partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. For example, a specific protocol or part of a protocol is not allowed to proceed, while other protocols may do so. No more than 30 days after imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold. Following issuance of a clinical hold or partial clinical hold, an investigation may only resume after the FDA has notified the sponsor that the investigation may proceed. The FDA will base that determination on information provided by the sponsor correcting the deficiencies previously cited or otherwise satisfying the FDA that the investigation can proceed.

  Clinical Trials

        Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with cGCP requirements, which include, among other things, the requirement that all research subjects provide their informed consent in writing before their participation in any clinical trial. Clinical trials are conducted under written study protocols detailing, among other things, the inclusion and exclusion criteria, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria, if any, to be evaluated. Each protocol is submitted to the FDA as part of the IND. In addition, each clinical trial must be reviewed, approved and conducted under the auspices of an IRB at or servicing each institution at which the clinical trial will be conducted. FDA regulations impose certain obligations upon IRBs related to protecting the welfare and rights of trial participants. Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, often referred to as an independent data monitoring committee, or data safety monitoring board or committee. Companies sponsoring the clinical trials, investigators and IRBs also must comply with regulations and guidelines for obtaining informed consent from the study subjects, complying with the protocol and investigational plan, adequately monitoring the clinical trial and timely reporting of adverse events.

        A sponsor may choose, but is not required, to conduct a foreign clinical trial under an IND. When a foreign clinical trial is conducted under an IND, all FDA IND requirements must be met unless waived. When the foreign clinical trial is not conducted under an IND, the sponsor must ensure that the trial complies with certain regulatory requirements in order to use the trial as support for an IND or application for marketing approval. Such non-IND trials must be conducted in accordance with cGCP, including review and approval by an independent ethics committee and informed consent from subjects, and must be accompanied by a sufficient description of actions taken to ensure compliance with cGCP requirements in order to be accepted by the FDA. The cGCP requirements encompass both ethical and data integrity standards for clinical trials. The FDA's regulations are intended to help ensure the protection of human subjects enrolled in non-IND foreign clinical trials, as well as the quality and integrity of the resulting data. They further help ensure that non-IND foreign trials are conducted in a manner comparable to that required for IND trials.

        Human clinical trials in the United States are typically conducted in three sequential phases, although the phases may overlap with one another:

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  Phase 1 clinical trials include the initial administration of the investigational drug to humans, typically to a small group of healthy human subjects, but occasionally to a group of patients with the targeted disease or disorder. Phase 1 clinical trials generally are intended to determine the metabolism and pharmacologic actions of the drug, the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness. Sponsors sometimes designate their Phase 1 clinical trials as Phase 1a or Phase 1b. Phase 1b clinical trials are typically aimed at confirming dosing, pharmacokinetics and safety in larger number of patients. Some Phase 1b studies evaluate biomarkers or surrogate markers that may be associated with efficacy in patients with specific types of diseases.

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  Phase 2 clinical trials generally are controlled trials that involve a relatively small sample of the intended patient population, and are designed to develop data regarding the product's effectiveness, to determine dose response and the optimal dose range, and to gather additional information relating to safety and potential adverse effects.

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  Phase 3 clinical trials are conducted after preliminary evidence of effectiveness has been obtained and are intended to gather additional information about safety and effectiveness necessary to evaluate the drug's overall risk-benefit profile, and to provide an adequate basis for product labeling. Generally, Phase 3 clinical development programs consist of expanded trials of patients with the target disease or disorder to obtain statistical evidence of the efficacy and safety of the product at the proposed dosing regimen.

        Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up.

        Phase 2 and Phase 3 clinical trials can sometimes be combined or collapsed into a single study protocol, such as when optimal dosing and other questions typically explored in Phase 2 clinical trials are already resolved and where the Phase 2 clinical trial is designed sufficiently to yield adequate and well-controlled clinical data on which the FDA can base an approval decision.

        During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor's initial receipt of the information.

        A study sponsor is required to register post-Phase 1 clinical trials with the National Institutes of Health ("NIH") and to submit certain details for public posting on its clinicaltrials.gov database. Registration must occur not later than 21 days after the first patient is enrolled, and the submission must include descriptive information, recruitment information, location and contact information, and other relevant administrative data. Generally within one year of a trial's completion, outcomes data and related information must be submitted to the NIH for online dissemination. An NDA, NDA supplement and certain other submissions to the FDA require certification of compliance with these clinical trials database requirements.

        Under the Pediatric Research Equity Act ("PREA"), NDAs must generally contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant full or partial waivers from PREA requirements, however, including waivers for certain products that are not likely to be used in a substantial number of pediatric patients.

        Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan drug designation has been granted.

        The sponsoring company, the FDA or the IRB may suspend or terminate a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. Further, success in early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from clinical activities are not always conclusive and may be subject to alternative interpretations that could delay, limit, or prevent regulatory approval.

Special Protocol Assessment

        The SPA process is designed to facilitate the FDA's review and approval of drugs by allowing the FDA to evaluate the proposed design and size of certain clinical or animal trials, including clinical trials that are intended to form the primary basis for determining a drug's efficacy. Upon specific request by a clinical trial sponsor, the FDA will evaluate the protocol and respond to a sponsor's questions regarding protocol design and scientific and regulatory requirements. FDA aims to complete SPA reviews within 45 days of receipt of the request.

        The FDA ultimately assesses whether specific elements of the protocol design of the trial, such as entry criteria, dose selection, endpoints and/or planned analyses, are acceptable to support regulatory approval of the product candidate with respect to effectiveness of the indication studied. All agreements and disagreements between the FDA and the sponsor regarding an SPA must be clearly documented in an SPA letter or the minutes of a meeting between the sponsor and the FDA. Even if the FDA agrees to the design, execution and analyses proposed in protocols reviewed under the SPA process, the FDA may revoke or alter its agreement under the following circumstances:

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  public health concerns emerge that were unrecognized at the time of the protocol assessment, or the director of the review division determines that a substantial scientific issue essential to determining safety or efficacy has been identified after testing has begun;

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  a sponsor fails to follow a protocol that was agreed upon with the FDA; or

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  the relevant data, assumptions or information provided by the sponsor in a request for SPA change are found to be false statements or misstatements, or are found to omit relevant facts.

        A documented SPA may be modified, and such modification will be deemed binding on the FDA review division, except under the circumstances described above, if FDA and the sponsor agree in writing to modify the protocol.

Submission and Review of an NDA by the FDA

        Assuming successful completion of required clinical testing and other requirements, the results of the preclinical studies and clinical trials, together with detailed information relating to the product's chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the drug product for one or more indications. Under the Prescription Drug User Fee Amendments of 2017 ("PDUFA VI"), the submission of most NDAs is additionally subject to a significant human drug application fee, which is collected at the time of submission. PDUFA VI eliminated user fees for supplements and establishments. In addition, the sponsor of an approved NDA is also subject to annual program fee. For federal fiscal year 2018, the submission of an NDA for which clinical data (other than bioavailability or bioequivalence studies) with respect to safety or effectiveness are required for approval is subject to an application user fee of $2,421,495. The annual program user fee for fiscal year 2018 is $304,162.

        Certain exceptions and waivers are available for some of these fees, such as an exception from the application fee for drugs with orphan designation and a waiver for certain small businesses. Orphan designated drugs are also exempt from program fees if the drug meets certain public health and revenue criteria.

        The FDA conducts a preliminary review of an NDA generally within 60 calendar days of its receipt and strives to inform the sponsor by the 74th day after the FDA's receipt of the submission to determine whether the application is sufficiently complete before the agency accepts it for filing and conducts substantive review. The FDA may refuse to file any NDA that it deems incomplete or not properly reviewable at the time of submission and may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA has agreed to specified performance goals in the review process of NDAs. Under that agreement, 90% of applications seeking approval of New Molecular Entities ("NMEs") are meant to be reviewed within ten months from the date on which the FDA accepts the NDA for filing, and 90% of applications for NMEs that have been designated for "priority review" are meant to be reviewed within six months of the filing date. For applications seeking approval of drugs that are not NMEs, the ten-month and six-month review periods run from the date the FDA receives the application. The review process and the PDUFA goal date may be extended by the FDA for three additional months to consider new information or clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission.

        Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is or will be manufactured. These pre-approval inspections may cover all facilities associated with an NDA submission, including drug component manufacturing, such as API, finished drug product manufacturing and control testing laboratories. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with cGCP. To assure cGMP and cGCP compliance, an applicant must incur significant expenditure of time, money and effort, including in the areas of training, record keeping, production and quality control.

        In addition, as a condition of approval, the FDA may require an applicant to develop a REMS. REMS use risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential adverse events and whether the product is a new molecular entity. REMS can include medication guides, physician communication plans for healthcare professionals and elements to assure safe use. These elements may include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. The FDA may require a REMS before approval or post-approval if it becomes aware of a serious risk associated with use of the product. The requirement for a REMS can materially affect the potential market and profitability of a product.

        The FDA is required to refer an application for a novel drug to an advisory committee or explain why such referral was not made. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

        On the basis of the FDA's evaluation of the NDA and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the NDA does not satisfy its regulatory criteria for approval and deny approval. If the agency decides not to approve the NDA in its present form, the FDA will issue a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA's satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

        If the FDA approves a product, it may limit the approved indications for use for the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess the drug's safety after approval, require testing and surveillance programs to monitor the product after commercialization or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs. After approval, many types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Expedited Programs for Serious Conditions: Fast Track, Breakthrough Therapy, Priority Review and Accelerated Approval

        The FDA has certain programs to expedite the development and review of products designed to address an unmet need in the treatment of a serious or life-threatening disease or condition. These expedited programs are referred to as Fast Track designation, Breakthrough Therapy designation, priority review designation and accelerated approval. The 21st Century Cures Act (the "Cures Act"), signed into law in December 2016, authorized $500 million in new funding over nine years to help the FDA accelerate review and approval of products and bring new innovations and advances to patients faster and more efficiently. The Cures Act enhances the FDA's ability to modernize clinical trial designs and clinical outcome assessments to speed the development and review of novel medical products.

  Fast Track

        The FDA may designate a product for Fast Track review if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For Fast Track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a Fast Track product's application before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a Fast Track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. However, the FDA's time period goal for reviewing a Fast Track application does not begin until the last section of the application is submitted. In addition, the Fast Track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

  Breakthrough Therapy

        A product may be designated as Breakthrough Therapy if it is intended, either alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to Breakthrough Therapies, including holding meetings with the sponsor throughout the development process, providing timely advice to the product sponsor regarding development and approval, involving more senior staff in the review process, assigning a cross-disciplinary project lead for the review team and taking other steps to design the clinical trials in an efficient manner.

  Priority Review

        The FDA may designate a product for priority review if it is a product that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines, on a case-by-case basis, whether the proposed product represents a significant improvement when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting product reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes and evidence of safety and effectiveness in a new subpopulation. A priority designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA's goal for taking action on a marketing application from ten months to six months.

  Accelerated Approval Pathway

        The FDA may grant accelerated approval to a drug for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the drug has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a condition when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality and that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. Drugs granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

        Accelerated approval is usually contingent on a sponsor's agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug's clinical benefit. As a result, a drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, would allow the FDA to initiate expedited proceedings to withdraw approval of the drug. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by the FDA.

  Orphan Drug Designation and Exclusivity

        Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs and biological products intended to treat a "rare disease or condition," which generally is a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a marketing application for the drug or biologic for the proposed rare disease or condition. After the FDA grants orphan drug designation, the common name of the therapeutic agent and its designated orphan use are publicly disclosed by the FDA.

        Orphan drug designation does not, by itself, convey any advantage in, or shorten the duration of, the regulatory review and approval process. If an orphan-designated drug subsequently receives FDA approval for a use or indication that is within the rare disease or condition for which it has been designated, the approved product is entitled to a seven-year orphan exclusivity period, during which the FDA may not approve another sponsor's application to market the same drug for the same indication. There is one exception to this general rule: if the FDA has previously approved the same drug for the same indication, orphan exclusivity will not be granted unless the sponsor of the subsequent drug can show that its product is clinically superior to the previously-approved drug by means of greater efficacy, greater safety or a major contribution to patient care.

        Exceptions to the seven-year exclusivity period may apply in limited circumstances, such as where the sponsor of a different version of the product is able to demonstrate that its product is clinically superior to the approved orphan drug product or the manufacturer of the orphan designated product cannot assure sufficient quantities of product. In addition, orphan exclusivity does not prevent a competitor from obtaining approval to market a different drug to treat the same disease or condition, or the same drug to treat a different disease or condition. The FDA can revoke a product's orphan drug exclusivity under certain circumstances, including when the holder of the approved orphan drug application is unable to assure the availability of sufficient quantities of the drug to meet patient needs. Orphan exclusivity operates independently from other regulatory exclusivities and other protections against biosimilar competition, including patents that Avedro holds for its products.

        A sponsor of a product application that has received an orphan drug designation is also granted tax incentives for clinical research undertaken to support the application. In addition, the FDA may coordinate with the sponsor on research study design for an orphan drug and may exercise its discretion to grant marketing approval on the basis of more limited product safety and efficacy data than would ordinarily be required, based on the limited size of the applicable patient population.

U.S. Patent Term Restoration and Marketing Exclusivity

        Patent term extensions may also be granted arising from delays generated by pre-approval regulatory review processes. In the United States, the term of a patent that covers an FDA-approved drug may be eligible for a patent term extension pursuant to 35 USC 156 of up to five years under the Drug Price Competition and Patent Term Restoration Act of 1984 (the "Hatch-Waxman Amendments"). The length of the patent term extension is calculated by the USPTO based on the length of time the drug is under regulatory review. It should be noted that in contrast to extensions pursuant to 35 U.S.C. 154 for administrative delays at the USPTO, patent term extension under 35 U.S.C. 156 for regulatory delays at the FDA does not extend to the full scope of the patent claims, but only to the extent they cover the approved product and approved indication upon which the extension was based. In other words, the Hatch-Waxman Amendments do not extend all claims of the subject patent, and the practice of those claims by third parties after the original patent term expires, as extended pursuant to 35 USC 154, may not constitute infringement. A patent term extension under the Hatch-Waxman Amendments cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Only one patent encompassing an approved drug or method of treatment using that drug, may be extended. A patent can only be extended once under 35 U.S.C. 156 and thus, if a single patent is applicable to multiple products, it can only be extended one time for one approved product. Once a product is approved, it cannot serve as the basis for patent term extension of another patent at a later time, even if the product is approved for a different indication.

        Similar provisions are available in Europe and certain other foreign jurisdictions to extend the term of a patent that covers an approved drug. Beyond the statute connecting patent term and FDA approval, the two are unrelated. Patent issuance does not affect FDA approval and FDA approval does not affect issuance of a patent.

Pediatric Exclusivity

        Under the PREA, an NDA or supplement thereto must contain data that are adequate to assess the safety and effectiveness of the drug product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. With enactment of the FDA Safety and Innovation Act of 2012 ("FDASIA"), sponsors must also submit pediatric study plans prior to the assessment data. Those plans must contain an outline of the proposed pediatric study or studies the applicant plans to conduct, including study objectives and design, any deferral or waiver requests and any other information required by regulation. The applicant, the FDA and the FDA's internal review committee must then review the information submitted, consult with each other and agree upon a final plan. The FDA or the applicant may request an amendment to the plan at any time.

        In addition, the FDA Reauthorization Act of 2017 requires the FDA to meet early in the development process to discuss pediatric study plans with drug sponsors. The legislation requires the FDA to meet with drug sponsors by no later than the end-of-phase 1 meeting for serious or life-threatening diseases and by no later than 90 days after the FDA's receipt of the study plan.

        The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Additional requirements and procedures relating to deferral requests and requests for extension of deferrals are contained in FDASIA. Unless and until the FDA promulgates a regulation stating otherwise, the pediatric data requirements do not apply to products with orphan designation, unless the orphan-designated product is intended for use in certain molecularly targeted cancer indications.

        Pediatric exclusivity is another type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any Orange Book listed patent and any existing regulatory exclusivity periods. This six-month exclusivity may be granted if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied. Rather, if the clinical trial is deemed to fairly respond to the FDA's request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection cover the product are extended by six months. Pediatric exclusivity does not extend the term of the patent, but it effectively extends the preclusive effect of the patent on FDA's authority to approve a competitor's abbreviated new drug applications ("ANDAs"), or 505(b)(2) NDA application. With regard to patents, the six-month pediatric exclusivity period will not attach to any patents for which a generic (ANDA or 505(b)(2) NDA) applicant submitted a paragraph IV patent certification, unless the NDA sponsor or patent owner first obtains a court determination that the patent is valid and infringed by a proposed generic product.

505(b)(2) NDAs

        As an alternative path to FDA approval for modifications to formulations or uses of products previously approved by the FDA pursuant to an NDA, an applicant may submit an NDA under Section 505(b)(2) of the FDCA. Section 505(b)(2) was enacted as part of the Hatch-Waxman Amendments and permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant does not have a right of reference. If the 505(b)(2) applicant can establish that reliance on FDA's previous findings of safety and effectiveness is scientifically and legally appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or to provide additional data, including clinical trials, to support the change from the previously approved reference drug. The FDA may then approve the new product candidate for all, or some, of the labeled indications for which the reference drug has been approved, as well as for any new indication sought by the 505(b)(2) applicant.

Generic Products and Exclusivity

        In 1984, with passage of the Hatch-Waxman Amendments to the FDCA, Congress established an abbreviated regulatory scheme allowing the FDA to approve generic drugs that are shown to contain the same active ingredients as, and to be bioequivalent to, drugs previously approved by the FDA pursuant to NDAs. To obtain approval of a generic drug, an applicant must submit an ANDA to the agency. An ANDA is a marketing application that contains, among other things, data and information pertaining to the active pharmaceutical ingredient, bioequivalence, drug product formulation, specifications and stability of the generic drug, as well as analytical methods, manufacturing process validation data and quality control procedures. ANDAs are "abbreviated" because they generally do not include preclinical and clinical data to demonstrate safety and effectiveness. Instead, in support of such applications, a generic manufacturer may rely on the preclinical and clinical testing previously conducted for a drug product previously approved under an NDA, known as the reference-listed drug ("RLD").

        Specifically, in order for an ANDA to be approved, the FDA must find that the generic version is identical to the RLD with respect to the active ingredient(s), the route of administration, the dosage form, the strength and the conditions of use of the drug. At the same time, the FDA must also determine that the generic drug is "bioequivalent" to the RLD. Under the statute, a generic drug is bioequivalent to a RLD if "the rate and extent of absorption of the drug do not show a significant difference from the rate and extent of absorption of the listed drug."

        For drug-device combination products, the FDA expects a generic drug-device combination product to have the same clinical effect and safety profile when administered to patients under the conditions specified in the labeling. The FDA has provided guidance that the generic combination product must be able to be substituted for the brand name product without additional physician intervention and/or retraining prior to use, and with no greater error rate than the error rate shown for the brand name product.

        Upon approval of an ANDA, the FDA indicates whether the generic product is "therapeutically equivalent" to the RLD in its publication "Approved Drug Products with Therapeutic Equivalence Evaluations," also referred to as the "Orange Book." FDA considers a therapeutically equivalent generic drug to be fully substitutable for the RLD. In addition, by operation of certain state laws and numerous health insurance programs, the FDA's designation of therapeutic equivalence often results in substitution of the generic drug without the knowledge or consent of either the prescribing physician or patient.

        Under the Hatch-Waxman Amendments, the FDA may not approve an ANDA until any applicable period of non-patent exclusivity for the RLD has expired. The FDCA provides a period of five years of non-patent data exclusivity for a new drug containing a new chemical entity. For the purposes of this provision, a new chemical entity ("NCE") is a drug that contains no active moiety that has previously been approved by the FDA in any other NDA. An active moiety is the molecule or ion responsible for the physiological or pharmacological action of the drug substance. In cases where such NCE exclusivity has been granted, an ANDA or 505(b)(2) NDA referencing the approved application may not be filed with the FDA until the expiration of five years from the date of the RLD's approval, unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years following the original product approval.

        The FDCA also provides for a period of three years of exclusivity if the NDA includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant and are essential to the approval of the application. This three-year exclusivity period often protects changes to a previously approved drug product, such as a new dosage form, route of administration, combination or indication. Three-year exclusivity is available for a drug product that contains a previously approved active moiety, provided the statutory requirement for a new clinical investigation is satisfied. Unlike five-year NCE exclusivity, three-year exclusivity blocks only the approval of a competitor drug application, not its submission. In particular, three-year exclusivity blocks approval of an ANDA or 505(b)(2) NDA for the same active moiety for the same conditions of approval. The FDA typically makes decisions about granting exclusivity shortly before a product is approved.

U.S. Review and Approval Processes for Medical Devices

        Although Avedro's products are currently regulated in the United States primarily as drugs, there is a chance that Avedro's future products will be classified as medical devices and subject to the jurisdiction of FDA's CDRH and device regulations.

        Unless an exemption applies, all medical devices introduced to the U.S. market since 1976 are required by the FDA, as a condition of marketing, to secure either clearance of a 510(k) pre-market notification or approval of a premarket approval application ("PMA"). The FDA classifies medical devices into one of three classes. Devices deemed to pose a low or moderate risk are placed in Class I or II, which requires the manufacturer to submit to the FDA a 510(k) premarket notification requesting clearance for commercial distribution, unless the device type is exempt from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life supporting or implantable devices or devices deemed not substantially equivalent to a previously cleared 510(k) device are placed in Class III, requiring submission and approval of a PMA. Both the 510(k) clearance and PMA processes can be resource intensive, expensive and lengthy, and require payment of significant user fees.

  FDA 510(k) Pathway

        To obtain 510(k) clearance, a company must submit a premarket notification demonstrating that the proposed device is "substantially equivalent" to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of PMAs. The FDA's 510(k) clearance pathway usually takes from three to 12 months from the date the notification is submitted, but it can take considerably longer, depending on the extent of FDA's requests for additional information and the amount of time a sponsor takes to fulfill them.

        After a 510(k) premarket notification is submitted, the FDA determines whether to accept it for substantive review. If it lacks necessary information for substantive review, the FDA will refuse to accept the 510(k) notification. If it is accepted for filing, the FDA begins a substantive review. By statute, the FDA is required to complete its review of a 510(k) notification within 90 days of receiving the 510(k) notification. As a practical matter, clearance often takes longer, and clearance is never assured.

        Although many 510(k) premarket notifications are cleared without clinical data, the FDA may require further information, including clinical data, to make a determination regarding substantial equivalence, which may significantly prolong the review process. If the FDA agrees that the device is substantially equivalent to a predicate device, it will grant clearance to commercially market the device.

        After a device receives 510(k) clearance, any modification, including modification to or deviation from design, manufacturing processes, materials, packaging and sterilization that could significantly affect its safety or effectiveness, or that would constitute a new or major change in its intended use, may require a new 510(k) clearance or, depending on the modification, could require a PMA application. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer's determination. If the FDA requires a new 510(k) clearance or approval of a PMA application for any modifications to a previously cleared product, the applicant may be required to cease marketing or recall the modified device until clearance or approval is received. In addition, in these circumstances, the FDA can impose significant regulatory fines or penalties for failure to submit the requisite 510(k) or PMA application.

        If the FDA determines that the device is not "substantially equivalent" to a predicate device, or if the device is automatically classified into Class III, the device sponsor must then fulfill the much more rigorous premarketing requirements of the PMA approval process, or seek reclassification of the device through the de novo process. Pursuant to amendments to the FDCA in 2012, a manufacturer can also submit a petition for direct de novo review if the manufacturer is unable to identify an appropriate predicate device and the new device or new use of the device presents a moderate or low risk.

  De Novo Classification

        Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they pose. The Food and Drug Administration Modernization Act of 1997 established a new route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the "Request for Evaluation of Automatic Class III Designation," or the de novo classification procedure.

        This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Prior to the enactment of FDASIA, a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination. Under FDASIA, the FDA is required to classify the device within 120 days following receipt of the de novo application. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. In addition, the FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed.

  FDA PMA Pathway

        A company must submit a PMA if its device cannot be cleared through the 510(k) clearance or de novo process. A PMA application must be supported by extensive data, including, but not limited to, technical information, preclinical data, clinical trial data, manufacturing data and labeling, to demonstrate to the FDA's satisfaction the safety and efficacy of the device for its intended use.

        Following receipt of a PMA application, the FDA conducts an administrative review to determine whether the application is sufficiently complete to permit a substantive review. If it is not, the agency will refuse to file the PMA. If it is, the FDA will accept the application for filing and begin the review. The FDA, by statute and by regulation, has 180 days to review a filed PMA application, although the review of an application more often occurs over a significantly longer period of time. During this review period, the FDA may request additional information or clarification of information already provided, and the FDA may issue a major deficiency letter to the applicant, requesting the applicant's response to deficiencies communicated by the FDA. The FDA considers a PMA or PMA supplement to have been voluntarily withdrawn if an applicant fails to respond to an FDA request for information, such as a major deficiency letter, within a total of 360 days. Before approving or denying a PMA, an FDA advisory committee may review the PMA at a public meeting and provide the FDA with the committee's recommendation on whether the FDA should approve the submission, approve it with specific conditions, or not approve it. Prior to approval of a PMA, the FDA may conduct a bioresearch monitoring inspection of the clinical trial data and clinical trial sites, and a QSR inspection of the manufacturing facility and processes. Overall, the FDA review of a PMA application is to take 180 days, although the review generally takes between one and three years or longer. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

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  the device may not be shown safe or effective to the FDA's satisfaction;

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  the data from pre-clinical studies and/or clinical trials may be found unreliable or insufficient to support approval;

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  the manufacturing process or facilities may not meet applicable requirements; and

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  changes in FDA approval policies or adoption of new regulations may require additional data.

        If the FDA evaluation of a PMA is favorable, the FDA will issue either an approval letter, or an approvable letter, the latter of which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of the device, subject to the conditions of approval and the limitations established in the approval letter. If the FDA's evaluation of a PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. The FDA also may determine that additional tests or clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and data are submitted in an amendment to the PMA, or the PMA is withdrawn and resubmitted when the data are available. The PMA process can be expensive, uncertain and lengthy and a number of devices for which the FDA approval has been sought by other companies have never been approved by the FDA for marketing.

        New PMA applications or PMA supplements may be required for modification to the manufacturing process, equipment or facility, quality control procedures, sterilization, packaging, expiration date, labeling, device specifications, components, materials or design of a device that has been approved through the PMA process. PMA supplements often require submission of the same type of information as an initial PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the approved PMA application and may or may not require as extensive technical or clinical data or the convening of an advisory panel, depending on the nature of the proposed change.

        In approving a PMA application, as a condition of approval, the FDA may also require some form of post-approval studies or post-market surveillance, whereby the applicant follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional or longer term safety and effectiveness data for the device. The FDA may require post-market surveillance for certain devices approved under a PMA or cleared under a 510(k) notification, such as implants or life-supporting or life-sustaining devices used outside a device user facility, devices where the failure of which would be reasonably likely to have serious adverse health consequences, or devices expected to have significant use in pediatric populations. The FDA may also approve a PMA application with other post-approval conditions intended to ensure the safety and effectiveness of the device, such as, among other things, restrictions on labeling, promotion, sale, distribution and use.

  Medical Device Clinical Trials

        Clinical trials are almost always required to support a PMA and are sometimes required for a 510(k) premarket notification. In the United States, these trials often require submission of an application for an investigational device exemption ("IDE") if the investigation involves a significant risk device. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specified number of patients, unless the product candidate is deemed a non-significant risk device and is eligible for more abbreviated IDE requirements. Clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and appropriate IRBs at the clinical trial sites.

FDA Post-Approval Requirements

        Drugs and medical devices manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion, reviewing adverse event information and literature and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program user fee requirements for any marketed products.

        In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic inspections by the FDA and these state agencies for compliance with cGMP requirements. Manufacturers of medical devices are also subject to periodic inspections for compliance with cGMP requirements, as well as with the QSR. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

        Holders of an NDA for a combination product containing a device constituent part are also subject to certain device-related post-approval requirements, such as five-day reporting requirements and device malfunction reporting requirements.

        Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

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  restrictions on the marketing or manufacturing of the product, suspension of the approval, or complete withdrawal of the product from the market or product recalls;

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  fines, warning letters or holds on post-approval clinical trials;

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  refusal of the FDA to approve pending NDAs or supplements to approved NDAs;

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  product seizure or detention, or refusal to permit the import or export of products; or

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  injunctions or the imposition of civil or criminal penalties.

        The FDA strictly regulates the marketing, labeling, advertising and promotion of prescription drug products placed on the market. This regulation includes, among other things, standards and regulations for direct-to-consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities and promotional activities involving the Internet and social media. Promotional claims about the safety or effectiveness of a drug or device are prohibited before approval. After approval, a drug or device generally may not be promoted for uses that are not approved by the FDA, as reflected in the product's prescribing information. In the United States, healthcare professionals are generally permitted to prescribe or administer drugs or devices for uses not described in the applicable labeling, known as off-label uses, because the FDA does not regulate the practice of medicine. However, FDA regulations impose rigorous restrictions on manufacturers' communications, prohibiting the promotion of off-label uses. It may be permissible, under very specific, narrow conditions, for a manufacturer to engage in non-promotional, non-misleading communication regarding off-label information, such as distributing scientific or medical journal information. If a company is found to have promoted off-label uses, it may become subject to adverse public relations and administrative and judicial enforcement by the FDA, the Department of Justice or the Office of the Inspector General of the U.S. Department of Health and Human Services ("HHS"), as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes drug products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion, and has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

        In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act ("PDMA") and its implementation regulations, as well as the Drug Supply Chain Security Act ("DSCSA"), which regulate the distribution and tracing of prescription drugs and prescription drug samples at the federal level, and set minimum standards for the regulation of drug distributors by the states. The PDMA, its implementing regulations and state laws limit the distribution of prescription pharmaceutical product samples, and the DSCSA imposes requirements to ensure accountability in distribution and to identify and remove counterfeit and other illegitimate products from the market.

Other Healthcare Laws and Regulations

        Healthcare providers and third party payors play a primary role in the recommendation, prescription, treatment and coverage of procedures and FDA-approved prescription drugs. Arrangements and interactions with healthcare professionals, third party payors and patients, among others, are subject to broadly applicable fraud and abuse, anti-kickback and false claims laws and regulations and other healthcare laws and regulations that may constrain Avedro's business and/or financial arrangements. The U.S. federal and state healthcare laws and regulations that may affect Avedro's ability to operate include, but are not limited to the following:

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  the federal healthcare Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, or receiving remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease, order or arranging for or recommending the purchase, lease, or order of any good or service, for which payment may be made, in whole or in part, by federal healthcare programs such as Medicare and Medicaid. This statute has been interpreted to apply to arrangements between pharmaceutical companies on one hand and prescribers, purchasers and formulary managers on the other. Liability under the federal Anti-Kickback Statute may be established without proving actual knowledge of the statute or specific intent to violate it. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Although there are a number of statutory exceptions and regulatory safe harbors to the federal Anti-Kickback Statute protecting certain common business arrangements and activities from prosecution or regulatory sanctions, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration to those who prescribe, purchase or recommend pharmaceutical and biological products, including discounts or engaging such individuals as consultants, advisors and speakers, may be subject to scrutiny if they do not fit squarely within an exception or safe harbor. Avedro's practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability. Moreover, there are no safe harbors for many common practices, such as reimbursement support programs, patient assistance programs, educational and research grants, or charitable donations;

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  the federal civil False Claims Act prohibits individuals or entities from, among other things, knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using or causing to made or used a false record or statement material to a false or fraudulent claim or to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. Actions under the federal False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Many pharmaceutical manufacturers have been investigated and have reached substantial financial settlements with the federal government under the civil False Claims Act for a variety of alleged improper activities including causing false claims to be submitted as a result of the marketing of their products for unapproved and thus non reimbursable uses, and interactions with prescribers and other customers including those that may have affected their billing or coding practices and submission to the federal government. The government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Pharmaceutical and other healthcare companies also are subject to other federal false claims laws, including, among others, federal criminal healthcare fraud and false statement statutes that extend to non-government health benefit programs;

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  the U.S. Foreign Corrupt Practices Act of 1977 (the "FCPA"), which prohibits improper offering, promising, giving or authorizing others to offer, promise or give anything of value, either directly or indirectly, to foreign officials for the purpose of improperly influencing any act or decision, securing any other improper advantage, or obtaining or retaining business;

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  the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (together with their implementing regulations, (respectively, "HIPAA" and "HITECH")), which imposes criminal and civil liability for, among other things, knowingly and willfully executing or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry, in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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  the federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the State Children's Health Insurance Program to report annually to CMS information related to payments and other transfers of value that they make to physicians and teaching hospitals and ownership and investment interests in the company held by physicians and their immediate families. Beginning in 2022, applicable manufacturers also will be required to report information regarding payments and transfers of value provided to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists and certified nurse-midwives; and

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  analogous state laws and regulations, such as state anti-kickback and false claims laws, which may apply to healthcare items or services that are reimbursed by non-governmental third party payors, including private insurers.

        In addition to the foregoing requirements, several state, local and foreign laws now require prescription drug companies to report expenses relating to the marketing and promotion of drug products and to report gifts and payments to individual healthcare professionals and entities in these states. Other states restrict when pharmaceutical companies may provide meals or gifts to prescribers or engage in other marketing-related activities. Other states and cities require identification or licensing of sales representatives. Other states prohibit various other marketing related activities, including restricting the ability of manufacturers to offer co-pay support to patients for certain prescription drugs. Still other states require the posting of information relating to clinical studies and their outcomes and other states require reporting of certain drug pricing information. In addition, California, Connecticut, Nevada and Massachusetts require pharmaceutical companies to implement compliance programs and/or marketing codes of conduct. Several additional states are considering similar proposals. Compliance with these laws is difficult and time consuming, and companies that do not comply with these state laws may face civil penalties.

        State and federal regulatory and enforcement agencies continue to actively investigate violations of healthcare laws and regulations, and the U.S. Congress continues to strengthen the arsenal of enforcement tools. Most recently, the Bipartisan Budget Act of 2018 increased the criminal and civil penalties that can be imposed for violating certain federal healthcare laws, including the federal Anti-Kickback Statute. Enforcement agencies also continue to pursue novel theories of liability under these laws. In particular, government agencies recently have increased regulatory scrutiny and enforcement activity with respect to manufacturer reimbursement support activities and other patient support programs, including bringing criminal charges or civil enforcement actions under the federal Anti-Kickback statute, civil False Claims Act and violations of healthcare fraud and HIPAA privacy provisions.

        Compliance with these federal and state laws and regulations requires substantial resources. If Avedro's operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to it, Avedro may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, disgorgement, exclusion from participation in government healthcare programs such as the Medicare and Medicaid programs, reputational harm, administrative burdens such as integrity oversight and reporting obligations, diminished profits and future earnings, and the curtailment or restructuring of its operations, any of which could adversely affect its ability to operate its business and its financial results. Companies settling federal false claims, kickback or Civil Monetary Penalty cases also may be required to enter into a Corporate Integrity Agreement with the U.S. Department of Health and Human Services Office of Inspector General in order to avoid exclusion from participation (i.e., loss of coverage for their products) in federal healthcare programs such as Medicare and Medicaid. Corporate Integrity Agreements typically impose substantial costs on companies to ensure compliance.

        For additional information regarding obligations under federal healthcare statues and regulations, refer to the risk factor titled "Risk Factors Relating to Avedro—Risks Related to Government Regulation—If Avedro fails to comply with healthcare and other regulations, it could face substantial penalties and its business operations and financial condition could be adversely affected" beginning on page 249 of this proxy statement/prospectus.

U.S. Data Privacy Laws

        Avedro is subject to federal and state laws and regulations requiring measures to protect the privacy and security of certain information that Avedro collects, uses and shares in its business.

        Under the administrative simplification provisions of HIPAA, the HHS issued regulations that establish uniform standards governing the conduct of certain electronic healthcare transactions and requirements for protecting the privacy and security of protected health information ("PHI"). HIPAA includes privacy and security rules, breach notification requirements and electronic transaction standards. HIPAA applies to covered entities which include certain healthcare providers, healthcare clearinghouses and health plans, as well as persons and entities that provide services on their behalf that involve PHI, known as business associates.

        In addition, Avedro may be subject to state health information privacy, security and data breach notification laws, which may govern the collection, use, disclosure and protection of health-related and other personal information. State laws may be more stringent, broader in scope or offer greater individual rights with respect to PHI than HIPAA, and state laws may differ from each other, which may complicate compliance efforts.

        Entities that are found to be in violation of HIPAA as the result of a breach of unsecured PHI, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance.

        Each state in the United States has its own law requiring notification to affected individuals and governmental authorities in the event of unauthorized disclosure of or access to personal data or other data breaches. In addition, at least half of the states in the United States have laws requiring private sector entities to implement security measures designed to protect personal data and prevent data breaches.

        California recently adopted the California Consumer Privacy Act of 2018 ("CCPA"), which will take effect in January 2020. The CCPA has been characterized as the first "GDPR-like" privacy statute to be enacted in the United States because it mirrors a number of the key provisions of the European Union General Data Protection Regulation ("GDPR"). The CCPA establishes a new privacy framework for covered businesses by creating an expanded definition of personal information, establishing new data privacy rights for consumers in the State of California, imposing special rules on the collection of consumer data from minors, and creating a new and potentially severe statutory damages framework for violations of the CCPA. In addition, the CCPA creates a private right of action for data breaches that is expected to increase class action data breach litigation brought by private plaintiffs. Although the CCPA includes exemptions for certain clinical trials data, and PHI, the law may increase Avedro's compliance costs and potential liability with respect to other personal information Avedro collects about California residents.

        The CCPA has prompted a number of proposals for new federal and state privacy legislation that, if passed, could increase Avedro's potential liability, increase its compliance costs and adversely affect its business.

GDPR

        EU member states, Switzerland and other countries have also adopted data protection laws and regulations, which impose significant compliance obligations. In the European Union, the collection and use of personal health data is governed by the GDPR. The GDPR became effective on May 25, 2018, increasing Avedro's responsibility and liability in relation to the processing of personal data of EU subjects.

        The GDPR, together with the national legislation of the EU member states governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, analyze and transfer personal data, including health data from clinical trials and adverse event reporting. The processing of sensitive personal data, such as genetic information or information about health conditions, entails heightened compliance burdens under the GDPR and is a topic of active interest among EU regulators. In addition, the GDPR provides for more robust regulatory enforcement, and fines of up to the greater of 20 million Euros or 4% of annual global revenue.

        In particular, the GDPR introduced new data protection requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals about how their personal data is processed, documentation of compliance efforts, data security measures, data breach notification and the use of third party processors in connection with the processing of personal data.. Data protection authorities from the different EU member states may interpret the GDPR and national laws differently and impose additional requirements, which add to the complexity of processing personal data in the European Union. Guidance on implementation and compliance practices are often updated or otherwise revised. Further, Brexit has created uncertainty with regard to data protection regulation in the UK. In particular, it is unclear whether, post Brexit, the UK will enact data protection legislation equivalent to the GDPR and how data transfers to and from the UK will be regulated.

U.S. Healthcare Reform

        The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (together, the "Healthcare Reform Act") has substantially changed the way healthcare is financed by both governmental and private insurers and significantly impacts the pharmaceutical industry. Among the ways in which it may impact Avedro's business, particularly if in the future Medicare or Medicaid covers or reimburses Avedro's drug formulations, the Healthcare Reform Act:

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  imposes an annual excise tax of 2.3% on any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions, although the effective rate paid may be lower. Under the Consolidated Appropriations Act of 2016, the excise tax was suspended through December 31, 2017, and under the continuing resolution on appropriations for fiscal year 2018 (the "2018 Appropriations Resolution"), the excise tax was further suspended through December 31, 2019;

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  establishes an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs;

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  expands eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers' Medicaid rebate liability;

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  expands the entities eligible for discounts under the Public Health program; and

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  creates a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research.

        Some of the provisions of the Healthcare Reform Act have yet to be implemented, and there have been judicial and Congressional challenges to certain aspects of the Healthcare Reform Act, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the Healthcare Reform Act. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the Healthcare Reform Act or otherwise circumvent some of the requirements for health insurance mandated by the Healthcare Reform Act.

On December 22, 2017, The Tax Cuts and Jobs Act of 2017 (the "Tax Act") was signed into law, which included a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Healthcare Reform Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the "individual mandate." Additionally, the 2018 Appropriations Resolution delayed the implementation of certain Healthcare Reform Act-mandated fees, including, without limitation, the medical device excise tax. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the Affordable Care Act, and because it was repealed as part of the Tax Act, the remaining provisions of the Affordable Care Act are invalid as well. It is unclear how this decision, subsequent appeals, if any, and other efforts will impact the Affordable Care Act. Avedro continues to evaluate the potential impact of the Healthcare Reform Act and its possible repeal or replacement on its business.

        In addition, other legislative changes have been proposed and adopted since the Healthcare Reform Act was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals for spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation's automatic reduction to several government programs. This includes reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2027 unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

        Avedro expects that additional healthcare reform measures will be adopted in the future.

U.S. Pharmaceutical Pricing and Reimbursement

        Avedro's ability to commercialize its products successfully, and to attract commercialization partners for its products, depends in significant part on the availability of financial coverage and adequate reimbursement from third party payors, managed care organizations and private health insurers.

        Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental changes. There have been, and Avedro expects there will continue to be, legislative and regulatory proposals in the United States to change the healthcare system in ways that could impact Avedro's ability to sell its products profitably, particularly given the current atmosphere of mounting criticism of prescription drug costs in the United States. Avedro expects to continue to experience pricing pressure in the United States in connection with the sale of its products due to managed healthcare, the increasing influence of health maintenance organizations, additional legislative proposals to curb healthcare costs and negative publicity regarding pricing and price increases generally, which could limit the prices that Avedro charges for its products, limit its commercial opportunity and/or negatively impact revenues from sales of its products. Avedro anticipates that Congress, state legislatures and the private sector will continue to consider and may adopt healthcare policies impacting pricing that are intended to curb rising healthcare costs. These cost containment measures may include: pharmaceutical cost transparency bills that aim to require drug companies to justify their prices through required disclosures; controls on healthcare providers; challenges to the pricing of products or limits or prohibitions on reimbursement for specific products through other means; requirements to try less expensive products or generics before a more expensive branded product; changes in drug importation laws; expansion of use of managed care systems in which healthcare providers contract to provide comprehensive healthcare for a fixed cost per person; and

public funding for cost effectiveness research, which may be used by third party payors to make coverage and payment decisions.

        In addition, drug pricing by pharmaceutical companies is currently, and is expected to continue to be, under close scrutiny, including with respect to companies that have increased the price of products after acquiring those products from other companies. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, the Trump administration's budget proposals for fiscal years 2019 and 2020 contain further drug price control measures that could be enacted during the budget process or in other future legislation. The Trump administration released a "Blueprint" to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. The implementation of cost containment measures or other healthcare reforms may prevent Avedro from being able to generate product revenue or attain profitability for current products, or commercialize future products. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

        Third party payors, decide which products can be reimbursed and establish reimbursement and co-pay levels and conditions for reimbursement. Third party payors are increasingly challenging the prices charged for medical products and services and examining their cost effectiveness, in addition to their safety and efficacy. Avedro may need to conduct expensive pharmacoeconomic and/or clinical studies in order to demonstrate the cost effectiveness of its products. Even with studies, Avedro's products may be considered less safe, less effective or less cost-effective than other products, and third party payors may not provide and maintain coverage and reimbursement for Avedro's products or any of its product candidates that Avedro commercializes, in whole or in part.

        The process for determining whether a third party payor will provide coverage for a product may be separate from the process for setting the reimbursement rate that the payor will pay for the product once coverage is approved. Third party payors may limit coverage or may not provide coverage of an approved products for a particular indication. Additionally, no uniform policy for coverage and reimbursement exists in the United States. Therefore, coverage and reimbursement can differ significantly from payor to payor.

Regulation in the European Union

        In the European Union, Avedro is required under the European Medical Devices Directive 93/42/EEC (the "Medical Devices Directive") to conduct an assessment of the conformity of its products falling within the definition of a medical device with the obligations laid down in the Medical Devices Directive, where necessary with the participation of a notified body who must issue a related EC Certificate of Conformity, and to affix the CE mark to these medical devices prior to selling the products in EU member states.

        The CE mark is an EU symbol that represents adherence to certain requirements governing the safety, and performance of the medical device mandated in the Medical Devices Directive. This includes the "Essential Requirements" listed in Annex I to the Medical Devices Directive (the "Essential Requirements"). Once affixed, the CE mark enables a product to be sold within the European Economic Area ("EEA"), which is currently composed of the 28 member states of the

European Union plus Norway, Iceland, and Liechtenstein. A bi-lateral agreement concluded between the European Union and Switzerland also permits CE marked medical devices to be marketed in Switzerland. To demonstrate compliance with the Essential Requirements, Avedro must undergo a conformity assessment procedure. This includes an evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. The conformity assessment procedure varies according to the type of medical device and its classification. Except for low risk medical devices (Class I with no measuring function and which are not sterile) in relation to which the manufacturer can prepare their own EC Declaration of Conformity following conduct of a self-assessment of the conformity of its products with the Essential Requirements, a conformity assessment procedure requires the intervention of a notified body. In the case of medium to high risk (Class IIa, IIb and III) medical devices, including Avedro's KXL and Mosaic systems which are Class IIa medical devices, the EC Certificate of Conformity is issued by a notified body. Notified bodies are private organizations that are licensed by the competent authorities of individual EU member states to conduct conformity assessment procedures and to verify the conformity of manufacturers and their medical devices with the Essential Requirements.

        Depending on the relevant conformity assessment procedure, the notified body would typically audit and examine the technical file, the clinical evaluation report and the quality system for the manufacture, design and final inspection of Avedro's devices. The notified body issues an EC Certificate of Conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the Essential Requirements. This EC Certificate of Conformity must be renewed, generally on a three yearly basis.

        In 2011, Avedro received an EC Certificate of Conformity from its notified body for its KXL system allowing the CE mark to be affixed to the KXL system. Avedro's existing EC Certificate of Conformity for its KXL system is valid until May 1, 2020. In 2015, Avedro received a EC Certificate of Conformity from its notified body for its Mosaic system allowing the CE mark to be affixed to the Mosaic system. Avedro's existing EC Certificate of Conformity for its Mosaic system is valid until May 1, 2020.

        Manufacturers must also comply with quality system requirements laid down in the Annexes to the Medical Devices Directive. To facilitate compliance with the Essential Requirements quality system requirements for which the Medical Devices Directive provides, Article 5 of the Medical Devices Directive foresees the possible recourse to harmonized European Standards (the "European Standards"). Where the reference of these European Standards has been published in the Official Journal of the European Union, compliance with such Standards will constitute a presumption of conformity with the Essential Requirements or the quality system requirements laid down in the relevant Annex to the Medical Devices Directive. While compliance with the Essential Requirements and relevant quality system requirements is obligatory, the European Standards remain voluntary. However, compliance with the European Standards is an effective way of demonstrating compliance with the Essential Requirements and quality management system requirements.

        The Medical Devices Directive requires manufacturers to maintain a Technical File related to their products demonstrating compliance with the obligations imposed by the Medical Devices Directive. Once the manufacturer has completed the Technical File for the medical device and, where necessary, the EC Certificate of Conformity has been issued, the manufacturer may affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

        If Avedro introduces any substantial changes to its medical devices, this could require conduct of an additional conformity assessment process in relation to the substantial changes and modification or preparation of a new Technical File, new EC Certificates of Conformity and new EC Declarations of

Conformity. Additionally, Avedro may need to assess the conformity with the Medical Devices Directive and affix a CE mark to any new medical devices that it may develop in the future.

        Products regulated as medical devices according to the Medical Devices Directive are subject to a number of post-marketing regulatory requirements, including establishment of a post-marketing vigilance procedure, requirements for reporting of adverse events, procedures related to conduct of Field Safety Corrective Actions, including product recalls and withdrawals, marketing and promotion of medical devices, interactions with healthcare professionals, registration of medical devices and pricing and reimbursement of medical devices. In some circumstances, issue of an EC Certificate of Conformity by a notified body may also be conditional on Avedro providing undertaking to conduct post-marketing clinical studies.

        In May 2017, the EU Medical Devices Regulation (Regulation 2017/745) ("MDR") was adopted. The MDR repeals and replaces the Medical Devices Directive and the Active Implantable Medical Devices Directive (together, the "Directives"). Unlike the Directives, which must be implemented into the national laws of the EU member states, the MDR will be directly applicable in the EU member states and on the basis of the EEA agreement in Iceland, Lichtenstein and Norway. The MDR is, among other things, intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. The MDR will apply as of May 26, 2020. Once applicable, the MDR will among other things:

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  strengthen the rules on placing medical devices on the market and reinforce surveillance once they are available;

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  establish explicit provisions on manufacturers' responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

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  improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

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  set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the European Union; and

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  strengthen the rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

        Once applicable, the MDR will impose increased compliance obligations for Avedro necessary to access the EU market. Moreover, the scrutiny imposed by notified bodies for the technical documentation related these devices will increase considerably.

Manufacturing and Distribution

        Avedro currently produces the majority of Avedro's KXL and Mosaic systems at its headquarters in Burlington, Massachusetts, with some additional limited manufacturing operations in Dublin, Ireland. Avedro uses a mix of custom and off-the-shelf components, which are supplied to it from suppliers per its specifications. Avedro assembles and tests its devices for compliance with its specifications before releasing the finished product for shipment to its customers. Avedro's Burlington and Dublin facilities are ISO 13485 compliant. A number of components used in Avedro's KXL and Mosaic systems are supplied to it from single source suppliers. Avedro generally acquires its single source components pursuant to purchase orders placed in the ordinary course of business. As such, if one of Avedro's suppliers or manufacturers fails to perform adequately or fulfill Avedro's needs, Avedro may be required to incur significant costs and devote significant efforts to find new suppliers or manufacturers and may also face delays in the development and commercialization of its products.

        Avedro's ability to supply its products and to develop its products depends, in part, on its ability to successfully obtain in sufficient quantities the active ingredients in its riboflavin drug formulations, as well as the final formulations that have been produced in accordance with FDA requirements. Avedro has entered into manufacturing, supply or quality agreements with its single source suppliers pursuant to which they supply these ingredients and drug formulations. To date, Avedro has not experienced any significant supply constraints or delays in procuring API or drug products.

        In November 2010, Avedro signed an exclusive supply agreement with Medio-Haus-Medizinprodukte GmbH ("Medio-Haus" and such agreement, the "Medio-Haus Supplier Agreement") in Germany for the products Avedro markets outside of the United States. In June 2014, Avedro entered into an amendment to the Medio-Haus Supplier Agreement (the "Amended Medio-Haus Supplier Agreement"), pursuant to which Avedro has exclusive rights to distribute all of their riboflavin drug formulations, including the Medio Cross, Vibex and ParaCel products, subject to ordering certain minimum quantities, in quantities to be specified in forecasts provided by Avedro. The Amended Medio-Haus Supplier Agreement extends exclusively until May 2029. Either Avedro or Medio-Haus may terminate the agreement prior to that date for cause.

        In December 2014, Avedro entered into a commercial manufacturing agreement with Ajinomoto Althea, Inc. ("Althea") pursuant to which Althea formulates Avedro's API into the final drug product. This agreement automatically renews for successive two-year periods following the expiration of the initial term in December 2018. Either Avedro or Althea may terminate the agreement prior to that date without cause upon 24 month's written notice. In addition, either party may terminate the agreement for uncured material breach by, or insolvency of, the other party, and Avedro may terminate the agreement in the event of a change of control of either Avedro or Althea.

Employees

        As of June 30, 2019, Avedro had 135 full-time employees with 24 in research and development, business development and laboratory and commercial operations, and 13 in general and administrative functions. None of Avedro's employees are represented by a labor union or covered by a collective bargaining agreement. Avedro considers its relations with its employees to be good. Avedro has also engaged and may continue to engage independent contractors to assist it with operational, clinical, sales and engineering functions.

Properties

        Avedro's corporate headquarters occupy approximately 27,000 square feet of leased office and laboratory space in Waltham, Massachusetts pursuant to a lease agreement that expires in 2022. Avedro currently occupies approximately 13,000 square feet of leased manufacturing space in Burlington, Massachusetts that oversees its global operations pursuant to a lease agreement that expires in 2023. Avedro also has a small production facility focused on distribution and limited manufacturing outside the United States that occupies 300 square feet in Dublin, Ireland.

Legal Proceedings

        From time to time, Avedro may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. Avedro is not currently a party to any material legal proceedings and it is not aware of any pending or threatened legal proceeding against it that Avedro believes could have a material adverse effect on its business, operating results or financial condition.

Management's Discussion and Analysis of Financial Condition and Results of Operations of Avedro

        The following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Avedro's actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth elsewhere in this report. See "Special Note Regarding Forward-Looking Statements" beginning on page 40 of this proxy statement/prospectus, "Risk Factors" beginning on page 31 of this proxy statement/prospectus and "Information About Avedro—Risks Relating to Avedro" beginning on page 204 of this proxy statement/prospectus.

        The following discussion and analysis should be read in conjunction with Avedro's financial statements and the related notes thereto in "Financial Statements of Avedro" beginning on page 294 of this proxy statement/prospectus and the other financial information contained in "Selected Historical Financial Data of Avedro" beginning on page 25 of this proxy statement/prospectus.

Overview

        Avedro is a leading commercial-stage ophthalmic medical technology company focused on treating corneal ectatic disorders and improving vision to reduce dependency on eyeglasses or contact lenses. The proprietary Avedro Corneal Remodeling Platform is designed to strengthen, stabilize and reshape the cornea utilizing corneal cross-linking in minimally invasive and non-invasive outpatient procedures to treat corneal ectatic disorders and correct refractive conditions, which are caused by changes in the shape of the eye that prevent light from focusing on the retina, causing blurred vision. The proprietary Avedro Corneal Remodeling Platform is comprised of Avedro's KXL and Mosaic systems, each of which delivers UVA light, and a suite of proprietary single-use riboflavin drug formulations, which, when applied together to the cornea, induce a biochemical reaction called corneal cross-linking. Avedro's KXL system in combination with its Photrexa drug formulations, which Avedro launched in the United States in September 2016, is the first and only minimally invasive product offering approved by the FDA, indicated for the treatment of progressive keratoconus and corneal ectasia following refractive surgery. Additionally, the FDA granted Avedro orphan drug designations and it has orphan drug exclusivity until 2023 that covers its Photrexa formulations used with its KXL system for its approved indications. Avedro has obtained a CE mark for its Mosaic system, which allows it to be marketed throughout the European Union. The Mosaic system is capable of performing vision correction procedures and treating corneal ectatic disorders and Avedro began a targeted international launch in late 2017.

        Avedro sells its products primarily to ophthalmologists, hospitals and ambulatory surgery centers. The physicians primarily involved in corneal cross-linking are ophthalmologists who are either corneal specialists or trained in refractive procedures. As of June 30, 2019, Avedro's KXL systems are placed in 332 corneal refractive centers. If Avedro is able to obtain FDA approval for the Mosaic system and its associated drug formulations for the treatment of presbyopia, Avedro expects to leverage its existing sales force to cross-sell its KXL and Mosaic systems and their respective drug formulations, as they share the same target customers. In addition to the approximately 800 centers Avedro is targeting for keratoconus, Avedro expects to sell the Mosaic system, if approved, to the remaining 300 corneal refractive centers that focus exclusively on refractive procedures. Outside the United States, Avedro sells its products through a broad network of distribution partners located in markets where it sees the greatest potential for corneal cross-linking procedures.

        Avedro has invested significantly in its research and development activities, including product development and clinical studies to demonstrate the safety and efficacy of its corneal cross-linking platform to support regulatory submissions. Avedro intends to continue to make significant investments in research and development efforts to support its pivotal Phase 3 clinical trial of the Epi-On procedure using Avedro's KXL system, its associated drug formulations and Avedro's Boost Goggles for the treatment of progressive keratoconus and the Phase 2a clinical trial of Avedro's Mosaic system and its associated drug formulations for the treatment of presbyopia. Avedro also intends to make significant investments in its commercial organization by increasing the number of sales personnel and reimbursement specialists to support the establishment of consistent and favorable payment policies.

Because of these and other factors, Avedro expects to continue to incur net losses for the next several years and it expects to require additional funding, which may include future equity and debt financings.

        On February 19, 2019, Avedro closed its IPO of Avedro Common Stock, which resulted in the issuance and sale of 5,000,000 shares of Avedro Common Stock at a public offering price of $14.00 per share, resulting in net proceeds of approximately $61.0 million after deducting underwriting discounts and other offering costs. To date, Avedro has financed its operations primarily through sales of its convertible preferred stock, debt financings, sales of its proprietary Photrexa formulations and its KXL system, and proceeds received from its IPO. Avedro has devoted substantially all of its resources to the research, development and engineering of its products, seeking regulatory approval of its products and the commercial launch of the KXL system and its associated drug formulations. For the three months ended June 30, 2019 and 2018, Avedro generated revenue of $10.3 million and $6.3 million, respectively. For the six months ended June 30, 2019 and 2018, Avedro generated revenue of $19.1 million and $11.4 million, respectively. For the years ended December 31, 2018 and 2017, Avedro generated revenue of $27.7 million and $20.2 million, respectively. For the three months ended June 30, 2019 and 2018, Avedro had net losses of $7.4 million and $6.5 million, respectively. For the six months ended June 30, 2019 and 2018, Avedro had net losses of $15.8 million and $13.1 million, respectively. For the years ended December 31, 2018 and 2017, Avedro had net losses of $25.1 million and $21.3 million, respectively. As of June 30, 2019, Avedro had an accumulated deficit of $192.2 million.

        Avedro believes that its existing cash and cash equivalents will enable Avedro to fund its current projected operating expenses and capital expenditures for at least the next twelve months. Avedro has based these estimates on assumptions that may prove to be imprecise, and Avedro may use its available capital resources sooner than it currently expects. See "Information About Avedro—Management's Discussion and Analysis of Financial Condition and Results of Operations of Avedro—Liquidity and Capital Resources" beginning on page 197 of this proxy statement/prospectus. Adequate additional funds may not be available to Avedro on acceptable terms, or at all. To the extent that Avedro raises additional capital through the sale of equity or convertible debt securities, the ownership interests of Avedro shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect rights as a shareholder. Any future debt financing or preferred equity or other financing, if available, may involve agreements that include covenants limiting or restricting Avedro's ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could potentially dilute the ownership interests of Avedro shareholders.

Reverse Stock Split

        On January 31, 2019, the Avedro Board approved an amended and restated certificate of incorporation to (1) effect a reverse split on the outstanding shares of Avedro Common Stock and convertible preferred stock on a one-for-4.45 basis (the "Reverse Stock Split"), and (2) authorize Avedro to issue up to 200,000,000 shares of Avedro Common Stock, $0.00001 par value per share and 10,000,000 shares of convertible preferred stock, $0.00001 par value per share (collectively, the "Charter Amendment"). The par values of Avedro Common Stock and convertible preferred stock were not adjusted as a result of the Reverse Stock Split. The Charter Amendment was approved by Avedro stockholders on January 31, 2019 and became effective upon the filing of the Charter Amendment with the State of Delaware on February 1, 2019. All issued and outstanding shares of Avedro Common Stock and convertible preferred stock and related share and per share amounts contained in these financial statements have been retroactively adjusted to reflect the Reverse Stock Split for all periods presented.

Components of Avedro's Results of Operations

Revenue

        Avedro generates revenue from sales of its single-use riboflavin drug formulations and the KXL and Mosaic systems. Recent revenue growth in single-use riboflavin drug formulations has been favorably impacted by increased patient and physician adoption of Avedro's products, increased private payor coverage and adoption of coverage and payment policies, and an increase in the average revenue per unit of single-use riboflavin drug formulations recognized upon shipment in 2019 due to Avedro's adoption of ASC 606, "Revenue Recognition—Revenue from Contracts with Customers" and its related amendments. Avedro expects its revenue growth may be impacted to the extent it is able to continue to support the establishment of consistent and favorable payment policies, increase patient and physician awareness of Avedro's products and continue to drive device placements in existing geographies and expansion of sales to additional corneal refractive centers in the United States. Avedro intends to continue to expand its sales, reimbursement and marketing organization to help Avedro drive and support revenue growth and further penetrate the market. The single-use riboflavin drug formulations represent disposable items that are used on a treatment-by-treatment basis. As Avedro sells more devices, Avedro expects the number of treatments performed by ophthalmologists and, correspondingly, sales of Avedro's single-use riboflavin drug formulations, to grow. As demand for new products can fluctuate significantly and delays in market adoption and healthcare reimbursement policies may occur, Avedro anticipates that its revenue, expense and operating losses will be difficult to predict. Avedro's revenue may also fluctuate on a quarterly basis in the future due to a variety of factors, including the impact of the buying patterns of Avedro's distributors.

        Effective January 1, 2019, Avedro adopted ASC 606. The adoption resulted in an increase in the average revenue per unit of single-use riboflavin drug formulations recognized upon shipment.

Cost of Goods Sold and Gross Margin

        Avedro manufactures the KXL and Mosaic systems at its manufacturing facilities in Burlington, Massachusetts and Dublin, Ireland. Avedro contracts third-party manufacturers to produce its single-use riboflavin drug formulations. Cost of goods sold primarily consist of manufacturing overhead costs, material costs and direct labor. Avedro's material costs include raw materials, reserves for expected warranty costs, scrap and inventory obsolescence. Avedro's manufacturing overhead costs include the cost of quality assurance, material procurement, inventory control, facilities, equipment, operations supervision and management, depreciation expense for production equipment, amortization of leasehold improvements, shipping costs and royalty expense payable in connection with sales of certain products. Avedro's labor costs include salaries, bonus, benefits and stock-based compensation.

        Avedro expects its overall gross margin, which is calculated as revenue less cost of goods sold for a given period divided by revenue, to improve in future periods as, and to the extent, sales of its single-use riboflavin drug formulations increase and as additional medical devices are purchased. Avedro's gross margin has been, and Avedro expects it will continue to be, affected by a variety of factors, including product and geographic sales mix, pricing, production volumes and manufacturing costs, production yields and scrap costs, and to a lesser extent the implementation of cost-reduction strategies. Avedro sells its products in the United States at a higher price point than what it has received historically in the international markets and therefore, as Avedro gains market share in the United States, Avedro believes its gross margins may be positively impacted. Avedro believes its gross margins may be further positively improved as, and to the extent, Avedro increases drug production volume and scale its business.

Selling, General and Administrative Expenses

        Selling, general and administrative ("SG&A") expenses are expensed as incurred and primarily consist of personnel-related expenses, including salaries, sales commissions, bonuses, fringe benefits and stock-based compensation for Avedro's executive, financial, marketing, sales and administrative functions. Other significant SG&A expenses include marketing programs, advertising, conferences and travel expenses, as well as the costs associated with obtaining and maintaining Avedro's patent portfolio and professional fees for accounting, auditing, consulting and legal services.

        Avedro expects SG&A expenses to continue to grow in the foreseeable future as Avedro increases its sales and marketing infrastructure globally and its clinical education and general administration infrastructure in the United States. In addition, Avedro expects its general and administrative expenses will significantly increase as Avedro increases its headcount and expands administrative personnel to support its growth and operations as a public company including finance personnel and information technology services. Avedro also anticipates increased expenses related to audit, legal, and tax-related services, director and officer insurance premiums and investor relations costs associated with being a public company.

Research and Development Expenses

        Research and development expenses are expensed as incurred and primarily consist of personnel-related expenses, including salaries, bonuses, fringe benefits and stock-based compensation for Avedro's research and development employees. Other significant research and development expenses include new product development projects and the cost of conducting Avedro's ongoing clinical trials, including the pivotal Phase 3 clinical trial of the Epi-On procedure using the KXL system, its associated drug formulations and Avedro's Boost Goggles for the treatment of progressive keratoconus, and also including the Phase 2a clinical trial of the Mosaic system and its associated drug formulations for the treatment of presbyopia, which may include payments to investigational sites and investigators, clinical research organizations, consultants and other outside technical services and the costs of materials, supplies and travel. Avedro expects its research and development expenses to increase as Avedro initiates and advances its development programs and clinical trials.

Other Expense, Net

        Other expense, net, consists primarily of (1) changes in fair value of Avedro's derivative and convertible preferred stock warrant liabilities, (2) interest expense, which includes cash and non-cash interest related to Avedro's outstanding debt owed to outside lenders associated with debt facilities including accretion of debt discount on the debt facilities and (3) interest income from interest earned on Avedro's cash equivalents. In connection with Avedro's IPO, Avedro's convertible preferred stock warrants converted into common stock warrants and were reclassified as additional paid-in capital.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2019 and 2018

        The following table shows Avedro's results of operations for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2019	2018	$	%	2019	2018	$	%
	(in thousands, except percentages)
Revenue	$10,289	$6,295	$3,994	63.4%	$19,062	$11,449	$7,613	66.5%
Cost of goods sold	2,781	2,744	37	1.3%	5,065	5,362	(297)	(5.5)%

Gross profit	7,508	3,551	3,957	111.4%	13,997	6,087	7,910	129.9%

Gross margin	73.0%	56.4%			73.4%	53.2%
Operating expenses:
Selling, general and administrative	10,467	6,528	3,939	60.3%	20,688	11,816	8,872	75.1%
Research and development	3,901	2,755	1,146	41.6%	8,186	5,709	2,477	43.4%

Total operating expenses	14,368	9,283	5,085	54.8%	28,874	17,525	11,349	64.8%

Loss from operations	(6,860)	(5,732)	(1,128)	19.7%	(14,877)	(11,438)	(3,439)	30.1%
Other expense, net	(568)	(769)	201	(26.1)%	(904)	(1,697)	793	(46.7)%

Net loss	$(7,428)	$(6,501)	$(927)	14.3%	$(15,781)	$(13,135)	$(2,646)	20.1%

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
Revenue by Geography	2019	2018	$	%	2019	2018	$	%
	(in thousands, except percentages)
United States	$8,196	$4,034	$4,162	103.2%	$14,707	$7,228	$7,479	103.5%
Asia	892	1,064	(172)	(16.2)%	1,752	1,954	(202)	(10.3)%
Europe	516	468	48	10.3%	1,253	1,091	162	14.8%
Americas (outside the United States)	271	227	44	19.4%	496	369	127	34.4%
Middle East	306	355	(49)	(13.8)%	644	549	95	17.3%
Other	108	147	(39)	(26.5)%	210	258	(48)	(18.6)%

Total revenues	$10,289	$6,295	$3,994	63.4%	$19,062	$11,449	$7,613	66.5%

Revenue

        Revenue for the three months ended June 30, 2019 increased by $4.0 million, or 63.4%, to $10.3 million as compared to $6.3 million for the three months ended June 30, 2018. The increase was the result of a $4.2 million, or 103.2%, increase in sales in the United States, offset by a $0.2 million, or 7.4%, decrease in sales outside of the United States.

        The increase in revenue within the United States was primarily attributable to a $4.3 million increase in drug revenue, partially offset by a $0.1 million decrease in device revenue. Of the $4.3 million increase in drug revenue, $2.5 million of the increase was due to an increase in the average revenue per unit of single-use riboflavin drug formulations recognized upon shipment in 2019 due to Avedro's adoption of ASC 606, and $1.8 million of the increase was related to an increase in the volume of single-use riboflavin drug formulations sold. The decrease in U.S. device revenue was primarily due to a decrease in volume of device sales. Avedro sold twelve KXL systems in the United

States in the three months ended June 30, 2019 as compared to fourteen KXL systems in the three months ended June 30, 2018.

        The decrease in revenue outside the United States for the three months ended June 30, 2019 was primarily attributable to a decrease in the volume of single-use riboflavin drug formulations sold.

        Revenue for the six months ended June 30, 2019 increased by $7.7 million, or 66.5%%, to $19.1 million as compared to $11.4 million for the six months ended June 30, 2018. The increase was the result of a $7.5 million, or 103.5%, increase in sales in the United States, and a $0.2 million, or 3.2%, increase in sales outside of the United States.

        The increase in revenue within the United States was primarily attributable to a $7.9 million increase in drug revenue, partially offset by a $0.4 million decrease in device revenue. Of the $7.9 million increase in drug revenue, $5.2 million of the increase was due to an increase in the average revenue per unit of single-use riboflavin drug formulations recognized upon shipment in 2019 due to Avedro's adoption of ASC 606, and $2.7 million of the increase was related to an increase in the volume of single-use riboflavin drug formulations sold. The decrease in U.S. device revenue was primarily due to a decrease in volume of device sales. Avedro sold twenty KXL systems in the United States in the six months ended June 30, 2019 as compared to twenty-five KXL systems in the six months ended June 30, 2018.

        The increase in revenue outside the United States for the six months ended June 30, 2019 was primarily attributable to an increase in the volume of single-use riboflavin drug formulations sold.

Cost of Goods Sold and Gross Margin

        Avedro's cost of goods sold for the three months ended June 30, 2019 increased by $0.1 million, or 1.3%, to $2.8 million as compared to $2.7 million for the three months ended June 30, 2018. The increase was primarily due to a decrease in scrap costs related to expired drug product. Gross profit for the three months ended June 30, 2019 increased $3.9 million as compared to the three months ended June 30, 2018, and gross margin increased from 56.4% during the three months ended June 30, 2018 to 73.0% during the three months ended June 30, 2019. This increase in gross margin was primarily due to an increase in the average revenue per unit of single-use riboflavin drug formulations, and, to a lesser extent, due to the scrap cost savings realized during the current period.

        Avedro's cost of goods sold for the six months ended June 30, 2019 decreased by $0.3 million, or 5.5%, to $5.1 million as compared to $5.4 million for the six months ended June 30, 2018. The decrease was primarily due to a decrease in scrap costs related to expired drug product. Gross profit for the six months ended June 30, 2019 increased $7.9 million as compared to the six months ended June 30, 2018, and gross margin increased from 53.2% during the six months ended June 30, 2018 to 73.4% during the six months ended June 30, 2019. This increase in gross margin was primarily due to an increase in the average revenue per unit of single-use riboflavin drug formulations, and, to a lesser extent, due to the scrap cost savings realized during the current period.

Selling, General and Administrative Expenses

        SG&A expenses for the three months ended June 30, 2019 increased by $4.0 million, or 60.3%, to $10.5 million as compared to $6.5 million for the three months ended June 30, 2018. The increase was driven primarily by increased employee-related costs and professional fees to support Avedro's growing business and increased commercial efforts. Avedro incurred increased personnel and related costs of $3.0 million, which includes a $0.8 million increase in stock-based compensation expense, and increased professional fees of $0.4 million for accounting, audit, legal and tax services. Additionally, U.S. reimbursement and payer support costs increased by $0.5 million for the quarter.

        SG&A expenses for the six months ended June 30, 2019 increased by $8.9 million, or 75.1%, to $20.7 million as compared to $11.8 million for the six months ended June 30, 2018. The increase was driven primarily by increased employee-related costs and professional fees to support Avedro's growing business and increased commercial efforts. Avedro incurred increased personnel and related costs of $5.6 million, which includes a $1.5 million increase in stock-based compensation expense, and increased professional fees of $1.7 million for accounting, audit, legal and tax services. Additionally, U.S. reimbursement and payer support costs increased by $1.4 million and marketing and advertising costs increased by $0.1 million for the six months ended June 30, 2019.

        Avedro expects SG&A costs to increase as Avedro increases its headcount and expands personnel and services to support public company corporate governance requirements and Avedro's commercial growth.

Research and Development Expenses

        Research and development expenses for the three months ended June 30, 2019 increased by $1.1 million, or 41.6%, to $3.9 million as compared to $2.8 million for the three months ended June 30, 2018. research and development headcount increased, which resulted in a $0.3 million increase in personnel and related expenses. The increase was also due to $0.8 million of increased product development and clinical research costs.

        Research and development expenses for the six months ended June 30, 2019 increased by $2.5 million, or 43.4%, to $8.2 million as compared to $5.7 million for the six months ended June 30, 2018. research and development headcount increased, which resulted in a $0.9 million increase in personnel and related expenses. The increase was also due to $1.6 million of increased product development and clinical research costs.

Other Expense, Net

        Other expense, net decreased by $0.2 million for the three months ended June 30, 2019, or 26.1%, as compared to the three months ended June 30, 2018. The decrease was primarily due to a $0.3 million increase in interest income as a result of increased cash and cash equivalents from IPO proceeds received in February 2019, and a $0.2 million decrease in expense related to the change in fair value of Avedro's warrant liability, offset by a $0.3 million increase in expense related to the change in fair value of Avedro's derivative liability during the three months ended June 30, 2019.

        Other expense, net decreased by $0.8 million for the six months ended June 30, 2019, or 46.7%, as compared to the six months ended June 30, 2018. The decrease was primarily due to a $0.5 million increase in interest income as a result of increased cash and cash equivalents from IPO proceeds received in February 2019 and a $0.3 million decrease in expense related to the change in fair value of Avedro's derivative liability during the six months ended June 30, 2019.

Comparison of the Years Ended December 31, 2018 and 2017

        The following table shows Avedro's results of operations for the years ended December 31, 2018 and 2017:

	Year Ended December 31,		Change
	2018	2017	$	%
	(in thousands, except percentages)
Revenue	$27,672	$20,154	$7,518	37.3%
Cost of goods sold	10,879	9,850	1,029	10.4%

Gross profit	16,793	10,304	6,489	63.0%

Gross margin	60.7%	51.1%
Operating expenses:
Selling, general and administrative	25,999	18,991	7,008	36.9%
Research and development	12,043	10,286	1,757	17.1%

Total operating expenses	38,042	29,277	8,765	29.9%

Loss from operations	(21,249)	(18,973)	(2,276)	12.0%
Other expense, net	(3,873)	(2,304)	(1,569)	68.1%

Net loss	$(25,122)	$(21,277)	$(3,845)	18.1%

	Year Ended December 31,		Change
Revenue by Geography	2018	2017	$	%
	(in thousands, except percentages)
United States	$18,689	$10,846	$7,843	72.3%
Asia	4,020	4,534	(514)	(11.3)%
Europe	2,220	2,348	(128)	(5.5)%
Middle East	1,526	1,293	233	18.0%
Other	1,217	1,133	84	7.4%

Total revenues	$27,672	$20,154	$7,518	37.3%

Revenue

        Revenue for the year ended December 31, 2018 increased by $7.5 million, or 37.3%, to $27.7 million as compared to $20.2 million for the year ended December 31, 2017. The increase was primarily a result of a $7.8 million, or 72.3%, increase in sales in the United States, offset by a decrease of $0.3 million, or 3.5%, in sales outside of the United States.

        The increase in revenue within the United States was primarily attributable to a $10.6 million increase in drug revenue, partially offset by a $3.2 million decrease in device revenue. The increase in U.S. drug revenue was due to an increase in the average selling price of single-use riboflavin drug formulation, which was partially offset by a decrease in volume of single-use riboflavin drug formulations sold. In July 2017, Avedro increased the price of its single-use riboflavin drug formulation sold in the United States. The decrease in U.S. device revenue was due to a decrease in volume of device sales. Avedro sold 51 KXL systems in the United States in the year ended December 31, 2018 as compared to 92 KXL systems in the year ended December 31, 2017.

        The decrease in revenue outside the United States was primarily attributable to a $0.8 million decrease in drug revenue, partially offset by a $0.5 million increase in device revenue. The decrease in drug revenue was due to a decrease in volume of single-use riboflavin drug formulations sold, while the increase in device revenue was due to an increase in volume of device sales.

Cost of Goods Sold and Gross Margin

        Avedro's cost of goods sold for the year ended December 31, 2018 increased by $1.0 million, or 10.4%, to $10.9 million as compared to $9.9 million for the year ended December 31, 2017. The increase was primarily due to scrap costs related to expired drug product. Gross profit for the year ended December 31, 2018 increased $6.5 million as compared to the year ended December 31, 2017, and gross margin increased from 51.1% during the year ended December 31, 2017 to 60.7% during the year ended December 31, 2018. This increase in gross margin was primarily due to an increase in the average selling price of single-use riboflavin drug formulation.

Selling, General and Administrative Expenses

        SG&A expenses for the year ended December 31, 2018 increased by $7.0 million, or 36.9%, to $26.0 million as compared to $19.0 million for the year ended December 31, 2017. The increase was driven primarily by increased employee-related costs and professional fees to support Avedro's growing business and increased commercial efforts. Avedro incurred increased personnel and related costs of $4.3 million and increased professional fees of $0.6 million for accounting, audit, legal and tax services incurred as Avedro increased its headcount and expanded personnel and services to support its commercial growth. Additionally, marketing costs increased by $1.8 million in support of Avedro's commercial efforts, and rent and utilities increased by $0.1 million.

Research and Development Expenses

        Research and development expenses for the year ended December 31, 2018 increased by $1.7 million, or 17.1%, to $12.0 million as compared to $10.3 million for the year ended December 31, 2017. research and development headcount increased which resulted in a $1.2 million increase in personnel and related expenses. The increase was also due to $0.4 million of increased product development and clinical research costs and $0.1 million of increased depreciation expense.

Other Expense, Net

        Other expense, net increased by $1.6 million for the year ended December 31, 2018, or 68.1%, as compared to the year ended December 31, 2017. The increase was primarily due to $0.5 million of increased interest expense, net resulting from the borrowings under Avedro's credit facility entered into in March 2017, and $1.6 million of increased expense during the year ended December 31, 2018 due to the change in fair value of Avedro's warrant liability. This was offset by a $0.2 million decrease in loss on extinguishment of debt, as the extinguishment occurred during the year ended December 31, 2017 and there were no similar changes recorded during the year ended December 31, 2018. The increase in other expense, net was also offset by a $0.2 million increase in interest income, and a $0.2 million decrease in expense due to the change in fair value of Avedro's derivative liability.

Liquidity and Capital Resources

        As of June 30, 2019, Avedro's principal source of liquidity was cash and cash equivalents of $57.8 million. Avedro believes that the net proceeds from its IPO, along with Avedro's existing cash and cash equivalents, will be sufficient to fund its projected liquidity requirements for at least the next twelve months.

        Historically, Avedro's sources of cash have included the sale of equity securities, debt financings and cash generated from operations, primarily from the collection of accounts receivable resulting from product sales. Avedro's historical cash outflows have primarily been associated with cash payments to service Avedro's debt, in addition to cash used for operating activities, such as the purchase and growth of inventory, expansion of Avedro's sales, marketing, research and development activities, and other working capital needs; and expenditures related to equipment and improvements used to increase

Avedro's manufacturing capacity, to improve Avedro's manufacturing efficiency, and for overall facility expansion. If Avedro's sources of cash are insufficient to satisfy its liquidity requirements, however, Avedro may seek to sell additional equity or make additional borrowings under a new credit facility. If Avedro raises additional funds by issuing equity securities, its stockholders would experience dilution. Debt financing, if available, may involve covenants restricting Avedro's operations or Avedro's ability to incur additional debt. Any additional debt financing or additional equity that Avedro raises may contain terms that are not favorable to Avedro or its stockholders. Additional financing may not be available at all, or in amounts or on terms unacceptable to Avedro. If Avedro is unable to obtain additional financing, it may be required to delay the development, commercialization and marketing of its products.

Initial Public Offering

        On February 19, 2019, Avedro closed its IPO in which it sold 5,000,000 shares of Avedro Common Stock, at a public offering price of $14.00 per share, for aggregate gross proceeds of $70.0 million. The net offering proceeds to Avedro, after deducting underwriting discounts and commissions of $4.9 million and offering expenses of $4.1 million, were $61.0 million.

Debt Facility

        On March 20, 2017, Avedro entered into the Credit Agreement, with OrbiMed, which is affiliated with OPI VI. The Credit Agreement made available to Avedro two loans, one in the amount of $20.0 million, which Avedro borrowed in March 2017, and the second in the amount of $10.0 million, which was available through December 31, 2017, based on a revenue milestone, but never drawn. Under the Credit Agreement, cash interest accrues until maturity at the rate of 10% per annum (the "Applicable Margin"). Additional interest ("PIK interest"), accrues at the per annum rate equal to the higher of (1) the three-month London Interbank Offered Rate ("LIBOR") and (2) 1.00%. Such PIK interest is added to the outstanding principal amounts outstanding under the Credit Agreement on the last day of each calendar quarter until the maturity date. Outstanding principal amounts plus all accrued and unpaid PIK interest are due in one lump sum payment on the loan maturity date, March 20, 2022.

        The Credit Agreement includes affirmative and negative covenants and events of default, including the following events of default: payment defaults, breaches of representations and warranties, non-performance of certain covenants and obligations, cross-acceleration with debt, judgment defaults, change in control, bankruptcy, certain events with respect to key permits, regulatory events, recalls and certain actions and settlements with governmental entities, key person events, a material impairment in the perfection or priority of OrbiMed's security interest or in the value of the collateral, a material adverse change in the business, operations or condition of Avedro and its subsidiaries taken as a whole and a material impairment of the prospect of repayment of the loans.

        Upon the occurrence of an event of default and continuing until such event of default is no longer continuing, the Applicable Margin will increase by 3.00% per annum.

        If Avedro repays all or a portion of the term loans prior to maturity, Avedro will pay OrbiMed a prepayment fee as follows: for amounts repaid after March 20, 2019 but on or prior to March 20, 2020, 5% of the portion of principal repaid; and for amounts repaid after March 20, 2020 but on or prior to March 20, 2021, 3% of the portion of the principal repaid. No prepayment fee will be required for amounts repaid after March 20, 2021 but prior to March 20, 2022. Avedro's obligations under the Credit Agreement are secured by a security interest in substantially all of Avedro's assets, including its intellectual property.

        In connection with the Credit Agreement and the close of the first draw in March 2017, Avedro issued to OrbiMed Avedro Warrants to purchase 106,617 shares of Series AA convertible preferred stock at an exercise price of $4.45 per share. Each Avedro Warrant is exercisable for a period of ten years from the date of issuance and may be exercised on a cashless basis in whole or in part. Upon the closing of Avedro's IPO, the Avedro Warrants automatically converted into warrants to purchase shares of Avedro Common Stock.

        As of June 30, 2019, Avedro has borrowed and has outstanding $20.0 million of debt under the Credit Agreement. As of June 30, 2019, Avedro has recorded a long-term debt obligation of $20.3 million for the Credit Agreement, which includes borrowings outstanding of $20.0 million and accrued PIK interest of $0.9 million, net of debt discount of $0.6 million.

Historical Cash Flows

        The following table shows a summary of Avedro's cash flows for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017
	(in thousands)
Net cash (used in) provided by:
Operating activities	$(13,825)	$(12,703)	$(22,178)	$(23,932)
Investing activities	(171)	(142)	(361)	(818)
Financing activities	62,065	24,761	23,458	21,005

Net increase (decrease) in cash, cash equivalents and restricted cash	$48,069	$11,916	$919	$(3,745)

Operating Activities

        Net cash used in operating activities was $13.8 million for the six months ended June 30, 2019, reflecting a net loss of $15.8 million and net changes in operating assets and liabilities of $1.1 million, partially offset by non-cash charges of $3.0 million primarily for stock-based compensation expense. Net cash used in operating activities was $12.7 million for the six months ended June 30, 2018, reflecting a net loss of $13.1 million and net changes in operating assets and liabilities of $1.2 million, partially offset by non-cash charges of $1.6 million related to stock-based compensation expense and a change in assets and liabilities held at fair value.

        Net cash used in operating activities was $22.2 million for the year ended December 31, 2018, reflecting a net loss of $25.1 million and net changes in operating assets and liabilities of $0.8 million, partially offset by non-cash charges of $3.8 million primarily for stock-based compensation expense and a change in assets and liabilities held at fair value. Net cash used in operating activities was $23.9 million for the year ended December 31, 2017, reflecting a net loss of $21.3 million, net changes in operating assets and liabilities of $4.6 million and partially offset by non-cash charges of $2.0 million primarily for stock-based compensation expense and depreciation.

Investing Activities

        Net cash used in investing activities was $0.2 million and $0.1 million for the six months ended June 30, 2019 and 2018, respectively, and resulted from the purchases of equipment and furniture.

        Net cash used in investing activities was $0.4 million and $0.8 million for the years ended December 31, 2018 and 2017, respectively, and resulted from the purchase of property and equipment.

Financing Activities

        Net cash provided by financing activities totaling $62.1 million for the six months ended June 30, 2019 was primarily due to $65.1 million of proceeds, net of underwriting discounts and commissions received from Avedro's IPO, offset by IPO costs of $2.8 million. Net cash provided by financing activities was $24.8 million for the six months ended June 30, 2018 and was primarily due to proceeds from the issuance of Series CC convertible preferred stock.

        Net cash provided by financing activities totaling $23.5 million for the year ended December 31, 2018 was primarily due to net proceeds of $24.8 million from the issuance of Series CC convertible preferred stock, offset by deferred offering costs of $1.2 million. Net cash provided by financing activities totaling $21.0 million for the year ended December 31, 2017 was primarily due to net proceeds of $11.8 million from the issuance of Series BB convertible preferred stock, proceeds of $20.0 million from borrowings under the Credit Agreement, offset by payments on long-term debt of $9.8 million, representing repayment of Avedro's prior credit agreement.

Contractual Obligations and Commitments

        Avedro's contractual obligations and commitments consist of obligations under its outstanding debt facilities, leases for its office space, and its supplier and manufacturing agreements. The following table summarizes these contractual obligations as of December 31, 2018:

	Payments Due by Period
	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
	(in thousands)
Long-term debt obligations	$—	$—	$20,657	$—	$20,657
Operating lease obligations	1,157	2,568	1,599	—	$5,324
Purchase obligations	1,947	—	—	—	$1,947

Total contractual obligations	$3,104	$2,568	$22,256	$—	$27,928

        Long-term debt obligation represents fixed amounts due under the Credit Agreement. The table above includes the $20.0 million maturity payment and PIK interest accrued as of December 31, 2018. Avedro has not included an estimate of the additional PIK interest, which will accrue quarterly and is due on maturity, as the amount of accrued PIK interest will vary based on three month LIBOR. Avedro pays 10% interest quarterly on the aggregate of the $20.0 million maturing payment and accrued PIK interest, which Avedro has not included an estimate of due to the variable PIK interest rates that are dependent on market interest rates.

        Operating lease obligations represent future minimum lease payments under non-cancelable operating leases in effect as of December 31, 2018, including remaining lease payments for Avedro's current facilities in Waltham and Burlington, Massachusetts.

        Purchase obligations include minimum committed and non-cancelable amounts due under Avedro's supplier and manufacturing agreements.

        In addition, Avedro has a $0.3 million final milestone payment due under a license agreement. The payment is contingent on the issuance of a patent and therefore is not reflected in the table above.

Off-Balance Sheet Arrangements

        During the periods presented, Avedro did not and does not currently have any off-balance sheet arrangements as defined under SEC rules, such as relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities in Avedro's financial statements and accompanying notes. The most significant assumptions used in the financial statements are the underlying assumptions used in revenue recognition, product warranties, inventory valuation and valuing share-based compensation including the fair value of Avedro Common Stock. Avedro bases estimates and assumptions on historical experience when available and on various factors that it determined to be reasonable under the circumstances. Avedro evaluates its estimates and assumptions on an ongoing basis. Avedro's actual results may differ from these estimates under different assumptions or conditions.

        Significant areas requiring management estimates or judgments include the following key financial areas:

Revenue Recognition

        Avedro derives its revenue principally from sales of its medical devices and related single-use riboflavin drug formulations. Avedro recognizes revenue when all four of the following criteria are met: (1) persuasive evidence that an agreement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable and (4) collectability is reasonably assured.

U.S. Product Revenue

        Avedro sells single-use riboflavin drug formulations and medical devices directly to customers, which are typically physician clinics or hospitals, through Avedro's direct sales force. In each arrangement, Avedro is responsible for installation and calibration of the medical devices and initial user training, which are deemed essential to the functionality of the medical device. Each medical device is sold with a standard one-year warranty from the date of shipment, which provides that the medical device will function as intended during that one-year period or Avedro will either replace the product, or a portion thereof, or provide the necessary repair service during Avedro's normal service hours. The single-use riboflavin drug formulations are shipped with a minimum shelf life remaining until their sterility expiration, which is generally six to 12 months.

        Avedro generally enters into multiple element arrangements with its new customers, which include the sale of a medical device with an initial order of related single-use riboflavin drug formulations, and may include an extended warranty. Therefore, Avedro recognizes device revenue when the initial order of the related single-use riboflavin drug formulations is delivered, user training is completed and the medical device is delivered, installed and accepted by the end user customer. The customers have no right of return or inventory swap-out provisions.

        In the event Avedro enters into a contract in which the deliverables are required to be separated, Avedro will allocate arrangement consideration to each deliverable in an arrangement based on such arrangement's relative selling price. Avedro will determine the selling price using vendor-specific objective evidence ("VSOE"), if it exists; otherwise, Avedro will use third-party evidence ("TPE"). If neither VSOE nor TPE of selling price exists for a deliverable, Avedro will use best estimated selling price to allocate the arrangement consideration. Avedro will apply appropriate revenue recognition guidance to each unit of accounting.

        The assessment of multiple-deliverable arrangements requires judgment in order to determine the appropriate unit of accounting, the estimated selling price of each unit of accounting and the point in time that, or the period over which, revenue should be recognized.

        Single-use riboflavin drug formulations have a warranty period up to sterility expiration, which is generally six to twelve months. Through June 30, 2017, Avedro recognized revenue of subsequent single-use riboflavin drug formulations orders upon shipment as all four revenue criteria are met. In July 2017, Avedro began offering extended payment terms to its customers in which a portion of the purchase price of the single-use riboflavin drug formulations would be payable in 30 days and the remainder payable in 180 days. Under these new payment terms, Avedro was not able to reasonably assure the fees are fixed and determinable or collectability is reasonably assured on the shipment date. Therefore, Avedro recognizes revenue on the single-use riboflavin drug formulations when the payment becomes due from the customer and collectability is reasonably assured, which is generally 30 to 180 days from the invoice date. Although the amounts charged per treatment are invoiced to the customer on the shipment date, Avedro does not record deferred revenue or accounts receivable for the amounts charged under extended payment terms since collectability cannot be reasonably assured. $5.5 million and $2.4 million of single-use riboflavin drug formulations amounts were invoiced to customers under extended payment terms, and were excluded from Avedro's balance sheet at December 31, 2018 and 2017, respectively.

Product Revenue Outside the United States

        Avedro has established distributor agreements with various distributors throughout the world. Inventory title transfers to the distributor at the time of shipment. The payment from the distributor is due in accordance with Avedro's standard payment terms. These payments are not contingent upon the distributor's sale of products to its customers. The distributors have no right of return or inventory swap-out provisions. Medical devices sold are generally covered by a one year warranty. The related single-use riboflavin drug formulations are shipped with a minimum shelf life remaining until their sterility expiration, which is generally six to 12 months. Once the products are shipped to the distributor Avedro has no further obligation except for the warranty provision. As such, revenue and cost of revenue are recognized upon shipment. The term of the distributor agreements is typically two years, with each option of renewal not exceeding one year.

        Multiple-deliverable arrangements are analyzed to determine whether the deliverables can be separated or whether they must be accounted for as a single unit of accounting. When deliverables are separable, consideration received is allocated to the separate units of accounting based on the relative selling price method and the appropriate revenue recognition principles are applied to each unit. When Avedro determines that an arrangement should be accounted for as a single unit of accounting, Avedro must determine the period over which the performance obligations will be performed and revenue will be recognized.

Product Warranty

        Avedro's medical devices are covered by a standard warranty which outside the United States is for 15 months following shipment or 12 months following installation at the end-customer site, and inside the United States is 12 months following installation. Avedro records its estimated contractual obligations at the time of shipment since installations are within 30 days of shipment and returns are not accepted. Avedro considers the 12-month rolling average of actual warranty claims associated with its medical devices and related single-use riboflavin drug formulations when determining the warranty accrual estimate.

Inventories

        Avedro states inventories at the lower of first-in, first-out cost, or net realizable value. Avedro adjusts its cost basis for excess, expired and obsolete inventories primarily on estimates of forecasted net sales.

        Avedro capitalizes inventories in preparation for sales of products when the related product candidates are considered to have a high likelihood of regulatory clearance and the related costs are expected to be recoverable through sales of the inventories. In addition, Avedro capitalizes inventories related to the manufacture of medical devices that have a high likelihood of regulatory clearance and will be retained as Avedro's assets upon determination that the instrument has alternative future uses. In determining whether or not to capitalize such inventories, Avedro evaluates, among other factors, information regarding the product candidate's status of regulatory submissions and communications with regulatory authorities, the outlook for commercial sales and alternative future uses of the product candidate. Costs associated with development products prior to satisfying the inventory capitalization criteria are charged to research and development expense as incurred.

        Avedro classifies amounts related to medical devices that Avedro owns and uses in its operations, as a component of property and equipment. The cost of these commercially sellable devices is capitalized as inventory until such time Avedro determines the instrument will be used for internal purposes.

Stock-Based Compensation

        Avedro maintains an equity incentive plan to provide long-term incentives for employees, consultants, and members of the Avedro Board. The plan allows for the issuance of stock-based incentive awards to employees or employees of Avedro's affiliates.

        Avedro recognizes equity-based compensation expense for awards of equity instruments to employees and non-employees based on the grant date fair value of those awards in accordance with Financial Accounting Standards Board ("FASB") ASC Topic 718, Stock Compensation ("ASC 718"). ASC 718 requires all equity-based compensation awards to employees and nonemployee directors, including grants of restricted shares and stock options, to be recognized as expense in the statements of operations and comprehensive loss based on their grant date fair values. Avedro estimates the fair value of stock options using the Black-Scholes option pricing model. Avedro uses the value of its common stock to determine the fair value of restricted shares.

        Avedro accounts for restricted stock and common stock options issued to nonemployees under FASB ASC Topic 505-50, Equity-Based Payments to Non-Employees. As such, the value of such options is periodically remeasured and income or expense is recognized over their vesting terms. Compensation cost related to awards with service-based vesting schedules is recognized using the straight-line method. Avedro determines the fair value of the restricted stock and common stock granted to non-employees as either the fair value of the consideration received or the fair value of the equity instruments issued. Avedro has not granted any share-based awards to its consultants.

        The Black-Scholes option pricing model requires the input of certain subjective assumptions, including (1) the expected share price volatility, (2) the expected term of the award, (3) the risk-free interest rate and (4) the expected dividend yield. Due to the lack of a public market for the trading of Avedro Common Stock and a lack of company-specific historical and implied volatility data, Avedro has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The group of representative companies have characteristics similar to Avedro, including stage of product development and focus on the life science industry. Avedro uses the simplified method, which is the average of the final vesting tranche date and the contractual term, to calculate the expected term for options granted to employees as Avedro does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. For options granted to non-employees, Avedro utilizes the contractual term of the arrangement as the basis for the expected term assumption. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. Avedro uses an assumed dividend yield of zero as Avedro has never paid dividends and has no current plans to pay any dividends on its common stock.

        Avedro expenses the fair value of its equity-based compensation awards granted to employees on a straight-line basis over the associated service period, which is generally the period in which the related services are received. Avedro measures equity-based compensation awards granted to nonemployees at fair value as the awards vest and recognize the resulting value as compensation expense at each financial reporting period. Avedro accounts for award forfeitures as they occur.

        Historically, the fair value of the underlying Avedro Common Stock was determined by the Avedro Board, with input from management and the assistance of a third-party valuation specialist, by determining Avedro's equity value and then allocating this value among the different classes of equity securities based on their respective rights and individual characteristics. The equity value was determined using three different methods, which includes back-solving overall equity value to the price paid by recent financing transactions, using a combination of the market-based approach and the income approach, and also utilizing a hybrid method, as discussed below. The fair value of Avedro's equity was then allocated to various securities within Avedro's capital structure by applying an option pricing method. The option pricing method estimates the fair value of each class of security based on the potential to profit from the upside of the business, while taking into account the unique characteristics of each class of security.

        Starting with the valuation of Avedro Common Stock on December 31, 2018, Avedro utilized the probability-weighted expected return method ("PWERM") in combination with the option pricing method ("OPM") as a hybrid method (the "Hybrid Method"), which is an accepted valuation method under the AICPA Practice Guide, for determining the fair value of Avedro Common Stock. The PWERM is a scenario-based analysis that estimates the value per share of common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, in light of the rights and preferences of each class and series of stock, discounted for a lack of marketability. The OPM values each equity class by creating a series of call options on the equity value, with exercise prices based on the liquidation preferences, participation rights and strike prices of derivatives. The Hybrid Method is appropriate for a company expecting a near term liquidity event, but where, due to market or other factors, the likelihood of completing the liquidity event is uncertain. The Hybrid Method considers a company's going concern nature, stage of development and ability to forecast near and long-term future liquidity scenarios.

Risk Factors Relating to Avedro

        Avedro's business, operating results, financial condition and prospects are subject to a variety of significant risks, many of which are beyond Avedro's control. The following is a description of some of the important risk factors that may cause Avedro's actual results in future periods to differ substantially from those the company currently expects or seeks.

Risks Related to Avedro's Business and Industry

Avedro has incurred significant operating losses since its inception and anticipates that it will continue to incur significant operating losses for the foreseeable future and may never be profitable.

        Avedro has incurred net losses since its inception. For the years ended December 31, 2016, 2017 and 2018, and for the six months ended June 30, 2019, Avedro had net losses of $16.4 million,

$21.3 million, $25.1 million and $15.8 million, respectively. As of June 30, 2019, Avedro had an accumulated deficit of $192.2 million. To date, Avedro has financed its operations primarily through sales of its preferred stock, debt financings and, more recently, sales of its proprietary Photrexa formulations and its KXL system and from its recently completed IPO in February 2019. Historically, Avedro has devoted substantially all of its resources to the research, development and engineering of its products and product candidates, seeking regulatory approval of its products and product candidates and the commercial launch of its KXL system and its associated Photrexa formulations in the United States.

        Avedro expects that its operating expenses will increase substantially as it expands its research and development activities, product portfolio commercial infrastructure and incurs additional operational costs associated with being a public company. As a result of the foregoing, Avedro expects to continue to incur significant operating losses in the future and may never achieve profitability. Avedro will need to generate significant additional net sales to achieve and maintain profitability, and even if it achieves profitability, Avedro cannot be sure that it will remain profitable for any substantial period of time. Avedro's failure to achieve or sustain profitability could have an adverse effect on the value of Avedro Common Stock.

Avedro relies on the sale of its KXL system and its associated drug formulations to generate revenue, and is therefore highly dependent on a limited number of products.

        At present, Avedro primarily relies on the sale of its KXL system and its associated drug formulations to generate revenue, and Avedro expects to generate substantially all of its revenue in the foreseeable future from sales of these and any related products. Avedro expects that sales of its KXL system and its associated drug formulations will continue to account for the substantial majority of its revenue going forward. Therefore, Avedro's ability to execute its growth strategy and become profitable will depend upon continued increased adoption of corneal cross-linking for the treatment of corneal ectatic disorders, especially in the United States, and specifically on the adoption of the KXL system and its associated drug formulations. If its products fail to achieve wide market acceptance for any reason, Avedro's business, financial conditions, results of operations and growth prospects would be materially and adversely affected.

Avedro's revenue from sales of the KXL system and its associated Photrexa formulations is dependent upon the pricing and reimbursement guidelines adopted in the United States.

        In the U.S. market, Avedro's ability to commercialize the KXL system and its associated Photrexa formulations successfully depends in significant part on the availability of insurance coverage and adequate reimbursement from private health insurers. Private payors decide which drugs can be reimbursed and establish reimbursement and co-pay levels and conditions for reimbursement. Private payors are increasingly challenging the prices charged for medical products and services and examining their cost effectiveness, in addition to their safety and efficacy.

        If reimbursement for Avedro's products is unavailable, limited in scope or amount, or if pricing is set at unsatisfactory levels, Avedro's business will be materially harmed. Avedro's financial success depends on its ability to price its products in a manner acceptable to relevant third party payors. Numerous factors that may be beyond Avedro's control may ultimately impact the pricing of the KXL system and its associated Photrexa formulations and determine whether healthcare providers are able to obtain reimbursement at adequate levels from third-party private payors. If there is no coverage or Avedro's products are not adequately reimbursed, Avedro will experience reduced or stagnant sales, its business, financial conditions, results of operations and growth prospects would be materially and adversely affected, and Avedro may not become profitable.

        Healthcare providers and private payors use coding systems to identify diagnoses, procedures, services, products, pharmaceutical devices, equipment and other health-related items and services. Proper coding is an integral component to receiving appropriate reimbursement for Avedro's KXL system and its associated Photrexa formulations. The majority of third-party payors use nationally recognized code sets to report medical conditions, services and products. Avedro was granted a CPT code for corneal cross-linking for the treatment of progressive keratoconus and received a product-specific J code from CMS for Avedro's Photrexa formulations in November 2018. The J code became effective on January 1, 2019. Nevertheless, Avedro cannot predict at this time how much physicians will be reimbursed for cross-linking treatments using the KXL system and its associated Photrexa formulations, and whether those physicians will consider such reimbursement adequate to utilize Avedro's KXL system and its associated Photrexa formulations more frequently. Avedro has not signed a Medicaid Drug Rebate Agreement for its Photrexa formulations, and therefore, payment for the Photrexa formulations is not available under Medicare, and may not be available under some or all state Medicaid plans.

        Further, increasing consolidation among third-party payors has led to fewer and larger third-party payors with increased negotiating power. Avedro expects to continue to experience increasing pressure from third-party payors to agree to discounts, rebates or other restrictive pricing terms. If Avedro is unsuccessful at ensuring reimbursement for its products in a timely manner and at acceptable levels, or if third party payors limit the indications for which Avedro's products will be reimbursed or refuse to provide reimbursement, demand for Avedro's products may be negatively impacted, which could have a material adverse effect on its business, financial condition, results of operations and growth prospects.

        Additionally, there is no uniform policy of coverage and reimbursement for Avedro's products or procedures using Avedro's products among third-party payors in the United States, and coverage and reimbursement for Avedro's products and procedures using Avedro's products can differ significantly from payor to payor. Further, these payors regularly review new and existing technologies for possible coverage and can, without notice, deny or reverse coverage for new or existing products and treatments. Third-party payors may not consider Avedro's products to be medically necessary or cost-effective for certain indications or for all uses, and as a result, may not provide coverage for the products.

        Avedro's business also could be adversely affected if healthcare providers, including ophthalmologists, hospitals and ambulatory surgery centers, are not adequately reimbursed for the KXL system and its associated Photrexa formulations on a basis satisfactory to these providers.

        In addition, Avedro may decide to participate in the U.S. Department of Veterans Affairs Federal Supply Schedule ("FSS") pricing program, which would subject Avedro to complex laws and regulations regarding price reporting and contracting obligations. Participation in the FSS pricing program would permit Avedro to sell its Photrexa formulations to the U.S. Department of Veterans Affairs, Department of Defense, Public Health Service and Coast Guard, but those sales would be capped by a statutory ceiling price.

Avedro has a limited history marketing and selling the KXL system and its associated Photrexa formulations in the United States.

        Avedro began marketing the KXL system in combination with its associated Photrexa formulations in the United States in September 2016, and Avedro has a limited history marketing and selling the KXL system and its associated Photrexa formulations in the United States.

        In order to generate increased sales, Avedro will need to expand the size and geographic scope of its direct field support team. As a result, Avedro's future success will depend largely on its ability to continue to hire, train, retain and motivate skilled local sales managers, direct sales representatives with technical knowledge of the KXL system and its associated Photrexa formulations and field reimbursement specialists. Because of the competition for their services, Avedro cannot assure you it will be able to hire and retain additional direct sales representatives or field reimbursement specialists on favorable or commercially reasonable terms, if at all. Failure to hire or retain qualified sales representatives and field reimbursement specialists would prevent Avedro from expanding its business and generating sales. Additionally, new hires require training and take time before they achieve full productivity. If Avedro fails to train new hires adequately, new hires may not become as productive as may be necessary to maintain or increase Avedro's sales.

        The further expansion of Avedro's sales force will require significant additional investment and time. If Avedro is unable to expand its sales and marketing capabilities, it may not be able to commercialize its products effectively in the United States, which would adversely affect its business, financial condition, results of operations and growth prospects. Additionally, if Avedro overestimates the size and growth of its user base, or their expected utilization of Avedro's product post-training, Avedro could overspend on sales and marketing programs and infrastructure or suffer material diminishing returns on these investments. Because the KXL system in combination with its associated Photrexa formulations is the first and only corneal cross-linking product offering approved by the FDA for progressive keratoconus and corneal ectasia following refractive surgery, there are no specific commercial models of other companies that Avedro can utilize to project its resource and investment needs. If Avedro fails to forecast its commercial infrastructure needs correctly, over- or under-investing in market reach, acceptance and penetration, it could materially and adversely impact Avedro's financial operating results as Avedro may not see sufficient net sales growth to become profitable.

While certain of Avedro's products are commercially available, these products, as well as products that Avedro may be able to commercialize in the future under applicable regulatory regimes, may fail to achieve the degree of market acceptance necessary for commercial success.

        Avedro has received FDA approval for the KXL system and its associated Photrexa formulations for the treatment of progressive keratoconus and corneal ectasia following refractive surgery, and the KXL system, Mosaic system and their associated drug formulations are CE marked in the European Union and are approved in certain other countries outside of the United States. Outside of the United States, Avedro's systems are not regulated as a combination drug/device, and as such the KXL system and its associated drug formulations, as well as the Mosaic system and its associated drug formulations, are individually CE marked. Although its products are CE marked in the European Union and Avedro has marketing authorizations for these products in other territories, these products, as well as products that Avedro may be able to commercialize in the future under applicable regulatory regimes, may fail to achieve the degree of market acceptance by ophthalmologists and other eye care professionals necessary for commercial success. Additionally, market acceptance of Avedro's products and any product that Avedro is able to commercialize in the future depends on a number of factors, including:

  •
  the timing of market introduction of the product as well as competitive products;

  •
  the clinical indications or intended use for which the product is approved, cleared or CE marked in each applicable jurisdiction;

  •
  the quality, efficacy, performance and safety of the product;

  •
  the convenience and ease of administration to patients of the product;

  •
  the potential and perceived advantages of such product over alternative treatments;

  •
  the cost of treatment borne by individuals directly in relation to alternative treatments;

  •
  changes in the standard of care for the targeted indications for the product;

  •
  obtaining and maintaining coverage and adequate reimbursement from third-party payors;

  •
  the willingness of patients to pay out-of-pocket in the absence of coverage and/or adequate reimbursement by third-party payors;

  •
  the prevalence and severity of adverse side effects, including limitations or warnings contained in a product's approved labeling; and

  •
  the effectiveness of sales and marketing efforts by Avedro and its distributors.

        Ophthalmologists and referring optometrists play a significant role in determining the course of treatment and, ultimately, the type of products that will be used to treat a patient. As a result, it will be important for Avedro to market its products to them effectively. Acceptance of Avedro's products depends on educating ophthalmologists as to the distinctive characteristics, perceived clinical benefits, safety and cost-effectiveness of its products as compared to existing vision correction applications and procedures, such as eyeglasses, rigid contact lenses, surgically implanted intracorneal ring segments, LVC, such as LASIK, and corneal transplants. It also depends on increasing awareness to referring optometrists of corneal cross-linking as a therapeutic treatment for corneal ectatic disorders, and training ophthalmologists in the proper application of its products. If Avedro is not successful in increasing awareness to referring optometrists, convincing ophthalmologists of the merits of its products or educating them on the use of its products, they may not use Avedro's products and Avedro will be unable to fully commercialize its products or its business, financial conditions, results of operations and growth prospects would be materially and adversely affected. Ophthalmologists may be hesitant to change their medical treatment practices for the following reasons, among others:

  •
  lack of experience with Avedro's products;

  •
  existing relationships with competitors and distributors that sell their products;

  •
  lack or perceived lack of evidence supporting additional patient benefits; and

  •
  perceived liability risks generally associated with the use of new products and procedures.

        Even if a product displays a favorable safety profile and efficacy in preclinical studies and clinical trials and is approved by the relevant regulatory authorities on that basis, market acceptance of the product will not be known until after it is launched. In addition, Avedro believes recommendations and support of its products by influential ophthalmologists are important for market acceptance and adoption. If Avedro does not receive support from such ophthalmologists or long-term data does not show the benefits of using Avedro's products, ophthalmologists may not use Avedro's products, and its business, financial conditions, results of operations and growth prospects would be materially and adversely affected. In such circumstances, Avedro may not be able to grow its revenue or achieve profitability.

Avedro relies on contract manufacturing organizations ("CMOs") to manufacture and supply certain components of its technology platform and to supply its formulations of riboflavin, some of which are single-source suppliers.

        Avedro currently manufactures the KXL and Mosaic systems at its manufacturing headquarters in Burlington, Massachusetts. Avedro also relies upon third-party CMOs to manufacture its drug formulations and other third parties to supply off-the-shelf and custom components for its devices, such as molded plastic components, machine parts and circuit boards. In addition, Avedro currently has an exclusive supply agreement with Medio-Haus to manufacture Avedro's drug formulations that are available outside of the United States for use with its KXL and Mosaic systems. Avedro has also entered into manufacturing, supply or quality agreements with single-source suppliers pursuant to which they supply to Avedro the API Avedro uses for its Photrexa formulations. The API is transferred to Althea for production of Avedro's Photrexa formulations.

        If Avedro and any of its suppliers cannot agree in the future to the terms and conditions for provision of the products necessary for its clinical and commercial supply needs, or if any of Avedro's suppliers terminate their agreements in response to a breach by Avedro or otherwise become unable to fulfill their supply obligations, Avedro's ability to market and sell products and to conduct clinical trials could be delayed until a qualified alternative supplier is identified, the manufacturing process is qualified and validated and Avedro has agreed on the terms and conditions for such alternative supplier to supply product for Avedro, which would delay the development and impair the commercialization of its products. New suppliers of any products would be required to qualify under applicable regulatory requirements. Obtaining the necessary FDA, EU or other regulatory approvals or other qualifications required for changes in manufacturing sites, methods or processes under applicable regulatory requirements could result in a significant interruption of supply and could require the new manufacturer to bear significant additional costs which may be passed on to Avedro.

        Avedro's proprietary Photrexa formulations are regulated by the FDA as the drug component of a combination drug/device product. Avedro is required to manufacture both its proprietary drug formulations, Photrexa and Photrexa Viscous, and their API in accordance with the FDA's cGMPs, as well as in accordance with the drug product specifications approved by the FDA in the United States. The manufacture of pharmaceutical products in compliance with cGMP requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Avedro's Photrexa and Photrexa Viscous API is not available in pharmaceutical quality as a catalog product. Manufacturers of Avedro's current or future products may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. The FDA or similar foreign regulatory agencies may also implement new regulations, guidance or standards at any time, or change their interpretation and enforcement of existing standards for manufacture, packaging, or testing of products. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension, or delay in product approval, product seizure, or recall or withdrawal of product approval. If the safety of any product supplied is compromised due to Avedro's manufacturers' failure to adhere to applicable laws, regulations, guidance or standards or for other reasons, Avedro may not be able to obtain regulatory approval for or successfully commercialize its products and it may be held liable for any injuries sustained as a result.

        Manufacturers of pharmaceutical products often encounter difficulties in production, including difficulties with production costs and yields, quality control, including stability of the product and quality assurance testing, shortages of qualified personnel, as well as compliance with strictly enforced cGMP requirements, other federal, state and foreign regulatory requirements. If Avedro's manufacturers were to encounter any of these difficulties or otherwise fail to comply with their obligations to Avedro or under applicable regulations, guidance or standards, Avedro's ability to provide commercial product or study drugs in its clinical trials would be jeopardized. Any delay or interruption in the supply of clinical trial materials could delay the completion of Avedro's clinical trials, increase the costs associated with maintaining its clinical trial programs, and, depending upon the period of delay, require Avedro to commence new trials at significant additional expense or terminate the trials completely.

If Avedro or its suppliers fail to comply with the FDA's QSR, cGMPs, ISO Quality Management Systems, or equivalent standards, manufacturing of Avedro's products could be negatively impacted and sales of its products could suffer.

        The methods used by, and the facilities of, Avedro's CMOs, and Avedro's manufacturing practices in the United States, to the extent Avedro continues to manufacture its products in the future, must be in compliance with the FDA's applicable QSR and cGMPs. Avedro and its CMOs are also subject to similar state and foreign requirements and licenses in third countries, including the Medical Devices Directive, the ISO 13485 Quality Management Systems ("QMS") standard or equivalent standards applicable to medical devices. In addition, Avedro and its CMOs must engage in regulatory reporting in the case of potential patient safety risks and are subject to market surveillance activities and periodic unannounced inspections and/or audits of Avedro's facilities, procedures, and records by governmental agencies, including the FDA, state authorities, comparable foreign agencies and notified bodies. If Avedro or its CMOs fail to comply with the applicable cGMPs, the QSR, QMS or other applicable regulations and standards, its operations could be disrupted and its manufacturing interrupted, and Avedro may be subject to enforcement actions if Avedro's corrective and preventive actions are not adequate to ensure compliance. Further, if Avedro's current CMOs fail to comply with the applicable cGMPs, the QSR, QMS or other applicable regulations and standards, Avedro may be required to contract with alternate CMOs, which may result in substantial delays in Avedro's manufacturing processes and increases in its manufacturing costs, and which could materially and adversely affect Avedro's business, financial conditions, results of operations and growth prospects.

        Failure to take adequate corrective action in response to inspectional observations or any notice of deficiencies from a regulatory inspection or audit could result in partial or total shut-down of Avedro's or its CMO's manufacturing operations unless and until adequate corrections are implemented, voluntary or FDA-ordered recall, or equivalent third country authority recall, FDA or equivalent third country authority seizure of affected devices, court-ordered injunction or consent decree that could impose additional regulatory oversight and significant requirements and limitations on Avedro's manufacturing operations, significant fines, suspension or withdrawal of marketing clearances and approvals, suspension, variation or withdrawal of EC Certificates of Conformity, and criminal prosecutions, any of which would cause Avedro's business to suffer. Furthermore, Avedro's key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements, which may result in manufacturing delays for Avedro's products and cause its revenue to decline.

        The FDA and other foreign regulatory authorities also may, at any time following approval of a product for sale, audit Avedro's manufacturing facilities or those of its CMOs. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of Avedro's product specifications or applicable regulations occurs independent of such an inspection or audit, Avedro or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for Avedro or a third party to implement and that may include the temporary or permanent suspension of a clinical study or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon Avedro or third parties with whom Avedro contracts could materially harm Avedro's business. If Avedro or any of its third-party manufacturers fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product, or revocation of a pre-existing approval. As a result, Avedro's business, financial conditions, results of operations and growth prospects could be materially and adversely affected. Additionally, if supply from one approved manufacturer is interrupted, there could be a significant disruption in commercial supply.

Avedro relies, and in the future expect to rely, on a network of third-party distributors to market and distribute Avedro's products internationally, and if Avedro is unable to maintain and expand this network, it may be unable to generate anticipated sales.

        Avedro relies on distributors for all of its sales outside the United States and does not have direct control over foreign sales activities. Avedro's revenue outside the United States represented 42.6%, 46.2%, 32.5% and 22.8 of its revenues in the years ended December 31, 2016, 2017 and 2018, and the six months ended June 30, 2019, respectively, and Avedro intends to continue its efforts to increase its sales in the European Union, the Middle East, China, South Korea and Japan and other markets outside of the United States. The agreements with Avedro's existing distributors typically have a term of 24 months and require the distributor to sell a minimum quantity of products during the course of the contract. However, if Avedro's existing international distributors fail to sell Avedro's products or sell at lower levels than Avedro anticipates, Avedro could experience a decline in revenue or fail to meet its forecasts.

        Avedro may also face significant challenges and risks in managing a geographically dispersed distribution network. Avedro has limited ability to control any third-party distributors. Avedro's distributors may be unable to successfully market and sell its products and may not devote sufficient time and resources to support the marketing, sales, education and training efforts that Avedro believes enable the products to develop, achieve or sustain market acceptance. Additionally, in some international jurisdictions, Avedro relies on its distributors to manage the regulatory process, while complying with all applicable rules and regulations, and Avedro is dependent on their ability to do so effectively. If a dispute arises with a distributor or if a distributor is terminated by Avedro or goes out of business, it may take time to locate an alternative distributor, to seek appropriate regulatory approvals and to train new personnel to market Avedro's products, and Avedro's ability to sell those systems in the region formerly serviced by such terminated distributor could be harmed. Any of these factors could reduce Avedro's revenue from affected markets, increase its costs in those markets or damage its reputation. In addition, if an independent distributor were to depart and be retained by one of Avedro's competitors, Avedro may be unable to prevent that distributor from helping competitors solicit business from Avedro's existing customers, which could further adversely affect Avedro's sales. As a result of its reliance on third-party distributors outside the United States, Avedro may be subject to disruptions and increased costs due to factors beyond its control, including labor strikes, third-party error and other issues. If the services of any of these third-party distributors become unsatisfactory, Avedro may experience delays in meeting its customers' demands and it may be unable to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products in a timely manner may damage Avedro's reputation and could cause it to lose potential customers.

Avedro's long-term growth depends in part on its ability to develop and commercialize additional products.

        It is important to Avedro's business that Avedro continues to enhance its product offerings and commercialize new products. Developing products is expensive and time-consuming and could divert management's attention away from Avedro's current commercial products. Even if Avedro is successful in developing additional products, the success of any new product offering or enhancements to existing products will depend on several factors, including Avedro's ability to:

  (1)
  properly identify and anticipate physician and patient needs;

  (2)
  develop and introduce new products or product enhancements in a timely manner;

  (3)
  avoid infringing upon the intellectual property rights of third parties;

  (4)
  demonstrate, if required, the safety and efficacy of new products with data from preclinical studies and clinical trials;

  (5)
  obtain the necessary regulatory clearances or approvals for new products or product enhancements;

  (6)
  for products to be marketed in the United States, be fully FDA-compliant with marketing of new drugs, devices, drug/device combination products or modified versions of such products;

  (7)
  provide adequate training to potential users of Avedro's products;

  (8)
  receive coverage and adequate reimbursement for procedures performed with Avedro's products; and

  (9)
  develop an effective and dedicated sales and marketing team.

        If Avedro is unsuccessful in developing and commercializing new products, Avedro's ability to increase its revenue may be impaired.

Avedro operates in a very competitive industry and it may fail to compete successfully against its existing or potential competitors, many of whom have greater resources than Avedro has.

        Avedro's industry is highly competitive and subject to rapid and significant change. For the treatment of progressive keratoconus, Avedro currently competes with available disease management options, including eyeglasses, rigid contact lenses and corneal transplants, which is an invasive, end-stage definitive-care solution. Avedro faces potential competition from pharmaceutical, medical device and biotechnology companies, including academic institutions, government agencies and research institutions. For example, in the U.S. corneal ectatic disorders market, Avedro is aware that some providers who are not currently its customers are promoting corneal cross-linking for the treatment of keratoconus and Avedro believes these providers are primarily using products from CXLUSA or PeschkeTrade GmBH, a Swiss corporation. In addition, iVeena Delivery Systems is currently in early-stage clinical development for a twice-daily eye drop for the treatment of keratoconus, and for which iVeena has received orphan drug designation. Outside the United States, Avedro's primary competitors in the corneal ectatic disorder market offer for sale devices and drug product for corneal cross-linking procedures, including PeschkeTrade, EMAGine, IROS, LIGHTMED Corporation, NVILaser, SERVImed, SOOFT italia S.p.A. and Appasamy Associates. Several of these companies offer lower-cost solutions for corneal cross-linking.

        Avedro's initial clinical focus in the vision correction market is on the treatment of patients with presbyopia. Avedro's primary competitors in this market are mainly competitors that are developing corneal inlay surgical solutions for presbyopia, such as Presbia, LLC, which is in the process of obtaining FDA approval for a proprietary optical lens implant for treating presbyopia, Allotex Inc., which is developing shaped human corneal grafts for inlay, Gebauer Medizintechnik GmbH, which offers an inlay procedure outside of the United States using human donor tissue, and Novartis International AG, which is developing a drug to permanently soften the lens for presbyopia. For other vision correction applications, Avedro currently competes with available options for disease management, including eyeglasses, contact lenses, surgically implanted intracorneal ring segments and LVC, such as LASIK, as well as corneal transplants. Other competitors developing non-surgical treatment options for presbyopia include Allergan plc, Presbyopia Therapies, LLC, Clerio Vision, Inc. and TECLens, LLC, Clarity Vision Technologies Inc, and Ace Vision Group, Inc. Avedro expects that any such treatment options that are successfully developed could eventually be available both within and outside the United States. Consolidations and mergers and acquisitions in the pharmaceutical, medical device and biotechnology industries may result in even more resources being concentrated among a smaller number of Avedro's competitors. Avedro's commercial opportunity could be reduced or eliminated if its competitors develop or market products or other novel therapies that are more effective, safer or less costly than Avedro's current or future products, or obtain regulatory approval for their products more rapidly than Avedro may obtain approval for its products. Avedro's success will also be based in part on its ability to identify, develop and manage a portfolio of products that are safer and more effective than competing therapies for corneal ectasia and refractive conditions.

        These competitors may also enjoy several competitive advantages over Avedro, including:

  •
  greater financial and human resources for sales and marketing, managed care and reimbursement, medical affairs and product development;

  •
  established relationships with healthcare providers;

  •
  established reputation and name recognition among healthcare providers and other key opinion leaders in Avedro's industry;

  •
  in some cases, an established base of long-time customers;

  •
  products supported by a large volume of short-term and long-term clinical data;

  •
  products that are more cost-effective for clinicians and patients;

  •
  larger and more established distribution networks;

  •
  greater ability to cross-sell products or provide incentives to healthcare providers to use their products; and

  •
  more experience in conducting research, development and engineering activities, manufacturing, clinical trials, and obtaining regulatory approval.

        For these and other reasons, Avedro may not be able to compete successfully against its current or potential future competitors. As a result, Avedro may fail to meet its strategic objectives and forecasted budget and its business, financial conditions, results of operations and growth prospects could be materially and adversely affected.

        The FDA granted Avedro orphan drug designations for the use of riboflavin and UVA irradiation for the treatment of keratoconus and corneal ectasia following refractive surgery. After FDA approval, Photrexa and Photrexa Viscous were also granted seven years of orphan exclusivity from the date of approval based on this orphan drug designation, during which period the FDA generally may not approve any other application to market the same drug for the same indication. However, the FDA is not blocked from approving applications for the same drug for a different indication, or a different drug for the same indication. The FDA may also approve an application for the same drug for the same indication upon a showing of the new product's clinical superiority over Avedro's Photrexa and Photrexa Viscous products.

Avedro may encounter difficulties in managing its growth, which could disrupt its operations.

        As of June 30, 2019, Avedro had 135 employees. Over the next several years, Avedro expects to increase significantly the number of its employees and the scope of its operations, particularly in the areas of drug development, regulatory affairs, sales, marketing and reimbursement and other functional areas, including finance, accounting, quality and legal. To manage its anticipated future growth, Avedro must continue to implement and improve its managerial, operational quality and financial systems, expand its facilities and continue to recruit and train additional qualified personnel. Due to Avedro's limited financial resources and the limited experience of its management team in managing a company with such anticipated growth, Avedro may not be able to manage the expansion of its operations or recruit and train additional qualified personnel in an effective manner. The physical expansion of Avedro's operations may lead to significant costs and may divert its management and business development resources. Any inability to manage growth could delay the execution of Avedro's business plans or disrupt its operations.

There may be significant disruptions in Avedro's information technology systems, and confidential information, including non-public personal information that Avedro maintains, could be improperly disclosed.

        Avedro relies on its and its service providers' information technology systems to effectively manage sales and marketing data, accounting and financial functions, quality functions, inventory management, product development tasks, research, development and engineering data, and technical support functions. These systems, including those of Avedro's contract research organizations ("CROs"), CMOs and other service providers, may sustain disruption, damage or data leakage from computer viruses, unauthorized access or disclosure by our workforce or unauthorized persons, data breaches, cyberattacks, industrial espionage, natural disasters (including hurricanes and earthquakes), terrorism, war, and telecommunication and electrical failures. Such events could cause interruptions in Avedro's operations and result in a material disruption of its product development programs. For example, the loss of nonclinical or clinical trial data from completed, ongoing or planned clinical trials could result in delays in Avedro's regulatory approval efforts and significantly increase Avedro's costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to Avedro's data or applications, or inappropriate disclosure of personal, confidential or proprietary information, Avedro could incur liability, suffer reputational damage, and the development of current and future product candidates could be delayed.

        The failure of Avedro's, or its service providers', information technology systems to perform as Avedro anticipates or Avedro's or its service providers' failure to effectively implement new information technology systems or security measures, could disrupt Avedro's operations and could have an adverse effect on Avedro's business, financial conditions, results of operations and growth prospects. Avedro's failure or the failure of its service providers to comply with applicable cybersecurity or privacy law may subject Avedro to significant fines, penalties or liabilities for any noncompliance to certain privacy and security laws.

Product liability lawsuits against Avedro could cause it to incur substantial liabilities and to limit commercialization of any products that it may develop.

        Avedro faces an inherent risk of product liability exposure related to the testing of its products in human clinical trials and the sale of its current and any future products that it may develop. If Avedro cannot successfully defend itself against claims that its current or future products caused injuries, Avedro will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

  •
  decreased demand for any product or products that Avedro may develop;

  •
  injury to Avedro's reputation and significant negative media attention;

  •
  withdrawal of patients from clinical trials or cancellation of trials;

  •
  significant costs to defend the related litigation;

  •
  loss of revenues or failure to increase revenue; and

  •
  the inability to successfully commercialize any products that Avedro may develop.

        Physicians may also misuse Avedro's products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If Avedro's products are misused or used with improper technique, Avedro may become subject to costly litigation by its customers or their patients. Product liability claims could divert management's attention from Avedro's core business, be expensive to defend and result in sizable damage awards against Avedro that may not be covered by insurance. Any of these events could materially and adversely harm Avedro's business, financial conditions, results of operations and growth prospects and cause Avedro's stock price to decline.

        Avedro currently has $10.0 million in product liability insurance coverage for its clinical trials and marketed products, which may not be adequate to cover all liabilities that it may incur. Insurance coverage is increasingly expensive. Avedro may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Software and hardware defects may be discovered in Avedro's current or future products, which could harm its reputation and reduce its revenue.

        Software and hardware incorporated into Avedro's current or future products may contain errors or defects, especially when first introduced. For example, Avedro's KXL and Mosaic systems incorporate Avedro's proprietary computer software. While Avedro has made efforts to test this software and hardware extensively, it cannot assure you that this software and hardware, or software and hardware developed in the future, will not experience errors or performance problems. Because Avedro's current and future products may be designed to be used to perform complex medical procedures, Avedro expects that its customers will have an increased sensitivity to such defects. If Avedro experiences software or hardware errors or performance problems in its approved products, Avedro may also experience:

  •
  loss of revenue or failure to increase revenue;

  •
  delay in market acceptance of Avedro's approved products and reduced demand for any future products;

  •
  damage to Avedro's reputation;

  •
  additional regulatory filings;

  •
  product recalls;

  •
  suspension, variation, or withdrawal of EC Certificates of Conformity or delay in obtaining new EC Certificates of Conformity;

  •
  increased service costs; and

  •
  product liability claims.

Avedro operates primarily at facilities in three locations, and any disruption at any of these facilities could adversely affect its business and operating results.

        Avedro's principal offices are located in Waltham, Massachusetts, and its manufacturing operations are located in Burlington, Massachusetts. Avedro distributes and performs limited manufacturing outside of the United States at its site in Dublin, Ireland. Substantially all of Avedro's operations are conducted at these locations, including its manufacturing processes, research, development and engineering activities, customer and technical support and management and administrative functions. In addition, substantially all of Avedro's inventory of component supplies and finished goods is held at these locations. Vandalism, terrorism or a natural or other disaster, such as an earthquake, fire or flood, at these or any of Avedro's other facilities could damage or destroy its manufacturing equipment or its inventory of component supplies or finished goods, cause substantial delays in its operations, result in the loss of key information and cause Avedro to incur additional expenses.

        Avedro takes precautions to safeguard these facilities, as well as all of its other facilities, including acquiring insurance, adopting health and safety protocols, and utilizing off-site storage of computer data. However, such measures may not prove to be adequate or Avedro's insurance may not cover its losses in any particular case. In addition, regardless of the level of insurance coverage, damage to Avedro's facilities may have a material and adverse effect on its business, financial conditions, results of operations and growth prospects.

Avedro's international operations expose it to risks associated with doing business outside of the United States.

        The sale and shipment of Avedro's products and services across international borders, as well as the purchase of components from international sources, subject Avedro to extensive foreign governmental trade regulations. Compliance with such regulations is costly. Any failure to comply with applicable legal and regulatory obligations, including obligations related to EU data privacy, could impact Avedro in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments and restrictions on certain business activities. Failure to comply with applicable legal and regulatory obligations could result in the disruption of Avedro's shipping and sales activities. In addition, if Avedro's third-party distributors fail to comply with these laws and regulations in their dealings, Avedro could face potential liability or penalties for violations.

        Avedro's international business operations may expose Avedro and its representatives, agents, distributors, and strategic collaborators to risks inherent in operating in foreign jurisdictions, including:

  •
  Avedro's ability, and the ability of its distributors, to obtain, and the costs associated with obtaining, export licenses, and other required export or import licenses or approvals;

  •
  operating under government-run healthcare systems and differing and multiple third-party reimbursement policies;

  •
  duties and tariffs, taxes, trade restrictions, license obligations, and other non-tariff barriers to trade;

  •
  changes in currency exchange rates;

  •
  burdens of complying with a wide variety of foreign laws and regulations related to healthcare products;

  •
  costs of localizing product and service offerings for foreign markets;

  •
  laws or business practices favoring local companies;

  •
  longer payment cycles and difficulties collecting receivables through foreign legal systems;

  •
  difficulties in enforcing or defending agreements and intellectual property rights; and

  •
  changes in foreign political or economic conditions.

        Avedro cannot ensure that one or more of these factors will not harm its business. Any material decrease in Avedro's international revenues or inability to expand its international operations would adversely Avedro's business, financial conditions, results of operations and growth prospects.

The expected withdrawal of the United Kingdom from the European Union, commonly referred to as "Brexit," may adversely impact Avedro's ability to obtain regulatory approvals of its product candidates in the European Union, result in restrictions or imposition of taxes and duties for importing Avedro's product candidates into the European Union, and may require Avedro to incur additional expenses in order to develop, manufacture and commercialize its product candidates in the European Union.

        In June 2016, a majority of the eligible members of the electorate in the United Kingdom voted to withdraw from the European Union in a national referendum, commonly referred to as "Brexit." The withdrawal of the United Kingdom from the European Union was set to take place on March 29, 2019; however, the parties agreed to a "flextension" of this period until 31 October 2019. The United Kingdom and the European Union are currently negotiating the future terms of the United Kingdom's relationship with the European Union. There is the potential that the United Kingdom and the European Union may not agree a withdrawal arrangement before the date the United Kingdom leaves the European Union. Since a significant proportion of the regulatory framework in the United Kingdom applicable to Avedro's business, medical devices and Avedro's product candidates is derived from EU directives and regulations, the withdrawal could materially impact the regulatory regime with respect to the development, manufacture, importation, approval and commercialization of Avedro's current product and future product candidates in the United Kingdom or the European Union. Any delay in obtaining, or an inability to obtain or retain, any marketing approvals or existing EC Certificates of Conformity, as a result of Brexit or otherwise, would prevent Avedro from commercializing its product candidates in the United Kingdom or the European Union and restrict its ability to generate revenue and achieve and sustain profitability. In addition, Avedro may be required to pay taxes or duties or be subjected to other hurdles in connection with the importation of its product candidates into the European Union, or Avedro may incur expenses in establishing a manufacturing facility in the European Union in order to circumvent such hurdles. If any of these outcomes occur, Avedro may be forced to restrict or delay efforts to seek EC Certificates of Conformity and subsequent CE marking in the United Kingdom or the European Union for its product candidates, or incur significant additional expenses to operate its business, which could significantly and materially harm or delay Avedro's ability to generate revenues or achieve profitability of its business. In the near term, there is a risk of disrupted import and export processes due to a lack of administrative processing capacity by the respective U.K. and EU customs agencies that may delay time-sensitive shipments and may negatively impact Avedro's product supply chain. Any further changes in international trade, tariff and import/export regulations as a result of Brexit or otherwise may impose unexpected duty costs or other non-tariff barriers on Avedro. These developments, or the perception that any of them could occur, may significantly reduce global trade and, in particular, trade between the impacted nations and the United Kingdom. In anticipation of potential disruption arising from Brexit, Avedro has transferred notified body from BSI UK to BSI NL. BSI NL has issued EC Certificates of Conformity for the KXL system and the Mosaic systems both of which are valid until May 1, 2020.

If Avedro fails to comply with U.S. export control and economic sanctions, Avedro's business, financial conditions, results of operations and growth prospects could be materially and adversely affected.

        Avedro is subject to U.S. export control and economic sanctions laws relating to the sale of its products, the violation of which could result in substantial penalties being imposed against Avedro. Avedro does not conduct business in Cuba, North Korea, Syria or Crimea, which are subject to U.S. comprehensive sanctions, or Sudan, which is subject to heightened U.S. export controls. Avedro relies on general licenses issued by the U.S. Treasury Department's Office of Foreign Assets Control to sell its products to Tavana Abzar Parto in Iran and receive payment. The use of the general licenses requires Avedro to observe strict conditions with respect to products sold, end-user limitations and payment requirements. Although Avedro believes it has maintained compliance with general license requirements and U.S. trade economic sanctions and export control regulations generally, there can be no assurance that the license will not be revoked or be renewed in the future, or that a compliance exception will not occur. More broadly, these laws and requirements are subject to change and if Avedro fails to comply with current or future applicable export control or economic sanctions laws and requirements, the U.S. government could impose penalties, Avedro's sales could fail to grow or could decline, and its ability to grow its business could be adversely affected.

Avedro depends on the knowledge and skills of its senior management and other key employees and if Avedro is unable to retain and motivate them or recruit additional qualified personnel, its business may suffer.

        Avedro is highly dependent on members of its management team, including Reza Zadno, its Chief Executive Officer, the loss of whose services may adversely impact the achievement of Avedro's objectives. Avedro's success will depend on its ability to retain its management team and other key employees, and to attract and retain qualified personnel in the future. Competition for senior management and key employees in Avedro's industry is intense and Avedro cannot guarantee that it will be able to retain its current personnel or attract new, qualified personnel. The loss of the services of certain members of Avedro's senior management or key employees could prevent or delay the implementation and completion of its strategic objectives, or divert management's attention to seeking qualified replacements. Avedro does not maintain key man life insurance on any of its senior management or key employees. Each of Avedro's executive officers may terminate employment without notice and without cause or good reason.

Avedro may enter into strategic collaborations, in-licensing arrangements or alliances with third parties that may not result in the development of commercially viable products or the generation of significant future revenues.

        In the ordinary course of its business, Avedro may enter into strategic collaborations, in-licensing arrangements or alliances to develop products and to pursue new markets. Proposing, negotiating and implementing strategic collaborations, in-licensing arrangements or alliances may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with Avedro for these opportunities or arrangements. Avedro may not identify, secure or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms, or at all. Avedro has limited institutional knowledge and experience with respect to these business development activities, and it may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products.

        Additionally, Avedro may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and Avedro's collaborators may have economic or business interests or goals that are, or that may become, inconsistent with Avedro's business interests or goals. Avedro has limited control over the amount and timing of resources that its current collaborators or any future collaborators devote to Avedro's collaborators' or Avedro's future products. Disputes between Avedro and its collaborators may result in litigation or arbitration which would increase Avedro's expenses and divert the attention of its management. Further, these transactions and arrangements would be contractual in nature and it is possible they could be terminated or dissolved under the terms of the applicable agreements.

Avedro may seek to grow its business through strategic acquisitions and the failure to manage acquisitions, or the failure to integrate them with Avedro's existing business, could prevent Avedro from realizing their anticipated benefits or otherwise have a material and adverse effect on Avedro's business, financial conditions, results of operations and growth prospects.

        Avedro has acquired products and technologies and, from time to time, it may consider opportunities to acquire other products, product candidates or technologies that may enhance its product platform or technology, expand the breadth of Avedro's markets or customer base or advance its business strategies. For example, in August 2014, Avedro acquired the assets of IROC, the first company to commercialize corneal cross-linking. Avedro may not realize the anticipated benefits, or any benefits, from future acquisitions. In addition, if Avedro finances acquisitions by issuing equity or convertible or other debt securities, its existing stockholders may be diluted or it could face constraints related to the repayment of indebtedness, which could adversely affect the market value Avedro Common Stock. Any debt financing that Avedro secures in the future could involve restrictive covenants, which may make it more difficult for it to pursue business opportunities or otherwise operate its business in the ordinary course. Further, if Avedro fails to evaluate and execute acquisitions or investments properly, its business and prospects may be seriously harmed and the value of your investment may decline. For Avedro to realize the benefits of past and future acquisitions, it must successfully integrate the acquired businesses, products, or technologies with Avedro's, which may take time. Some of the challenges to successful integration of acquisitions may include:

  •
  problems assimilating the acquired products or technologies;

  •
  issues maintaining uniform standards, procedures, controls, and policies;

  •
  unanticipated costs associated with acquisitions;

  •
  diversion of management's attention from Avedro's existing business;

  •
  delays by Avedro's CMOs to produce and deliver sufficient supply; and

  •
  increased legal and accounting costs relating to the acquisitions or compliance with regulatory matters.

        Avedro has no current commitments with respect to any acquisition. Avedro does not know if it will be able to identify acquisitions it deems suitable, whether Avedro will be able to successfully complete any such acquisitions on favorable terms or at all, or whether Avedro will be able to successfully integrate any acquired products or technologies. Avedro's potential inability to integrate any acquired products or technologies effectively may have a material and adverse effect on its business, financial conditions, results of operations and growth prospects.

Risks Related to Avedro's Capital Requirements and Finances

Avedro's future capital needs are uncertain and it may need to raise additional funds in the future, and these funds may not be available on acceptable terms or at all.

        At June 30, 2019, Avedro had $57.8 million in cash and cash equivalents. Avedro believes that the net proceeds from its recent IPO of approximately $61.3 million, together with Avedro's existing cash and cash equivalents as of June 30, 2019, will be sufficient to satisfy Avedro's liquidity requirements for at least the next twelve months. However, the continued investment in and growth of Avedro's business, including the expansion of its sales and marketing infrastructure, research, development and engineering activities and manufacturing capabilities, will significantly increase its expenses, and Avedro could spend its available financial resources faster than it currently expects. Avedro's future capital requirements will depend on many factors, including:

  •
  the revenue generated by sales of Avedro's KXL system, Mosaic system and all of its proprietary drug formulations and any other future products that Avedro may develop and commercialize;

  •
  the costs associated with expanding Avedro's sales and marketing infrastructure;

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  the expenses Avedro incurs in maintaining its manufacturing facility and adding further manufacturing equipment and capacity;

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  the costs associated with developing and commercializing Avedro's proposed products or technologies;

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  the costs of obtaining and maintaining regulatory clearance or approval for Avedro's current or future products;

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  the costs of ongoing compliance and regulatory requirements;

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  expenses Avedro incurs in connection with potential litigation or governmental investigations;

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  anticipated or unanticipated capital expenditures;

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  the costs of operating as a public company; and

  •
  unanticipated general and administrative expenses.

        As a result of these and other factors, Avedro does not know whether and the extent to which it may be required to raise additional capital. Avedro may in the future seek additional capital from public or private offerings of its equity or debt securities, borrowings under credit lines or other sources. If Avedro issues equity or debt securities to raise additional funds, its existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences, and privileges senior to those of its existing stockholders. In addition, if Avedro raises additional funds through collaborations, licensing, joint ventures, strategic alliances, partnership arrangements or other similar arrangements, it may be necessary to relinquish valuable rights to Avedro's potential future products or proprietary technologies, or grant licenses on terms that are not favorable to Avedro.

        If Avedro is unable to raise additional capital, it may not be able to expand its sales and marketing infrastructure, enhance its current products or develop new products, take advantage of future opportunities or respond to competitive pressures, changes in supplier relationships or unanticipated changes in customer demand. Any of these events could adversely affect Avedro's ability to achieve its strategic objectives, which could have a material and adverse effect on Avedro's business, financial conditions, results of operations and growth prospects.

Avedro's operating results may fluctuate significantly from quarter to quarter.

        Although Avedro has a limited operating history, there has been and there may continue to be meaningful variability in Avedro's operating results among quarters, as well as within each quarter. Avedro's operating results, and the variability of these operating results, may be affected by numerous factors, including:

  •
  Avedro's ability to increase sales of its products and to commercialize and sell its future products, if any, and the number of Avedro's products sold in each quarter;

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  the pricing of Avedro's products and competitive products;

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  Avedro's ability to maintain and grow an effective sales and marketing infrastructure;

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  the amount of, and the timing of the payment for, insurance deductibles required to be paid by patients and potential patients under their existing insurance plans, if and when applicable to Avedro's products;

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  the expiration of Avedro's drug formulation supply, or interruption in the manufacturing or distribution of its products;

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  factors affecting the timing of purchases of Avedro's products;

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  the buying patterns of Avedro's distributors;

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  timing of new product offerings, acquisitions, licenses or other significant events by Avedro or its competitors;

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  results of clinical research and trials on Avedro's existing and future products;

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  the ability of Avedro's suppliers to timely provide it with an adequate supply of components that meet its requirements;

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  regulatory clearance or approvals affecting Avedro's products or those of its competitors;

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  changes in healthcare rules, coverage, and reimbursement by third party payors; and

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  the timing of revenue recognition associated with Avedro's product sales pursuant to applicable accounting standards.

        As a result of Avedro's limited operating history, and due to the complexities of the industry in which it operates, it will be difficult for Avedro to forecast demand for its current or future products with any degree of certainty, which means it will be difficult for Avedro to forecast its sales. In addition, Avedro will be significantly increasing its operating expenses as it expands its business. Accordingly, Avedro may experience substantial variability in its operating results from quarter to quarter, including unanticipated or greater than expected quarterly losses. If Avedro's quarterly or annual operating results fall below the expectations of investors or securities analysts, the price of Avedro Common Stock could decline substantially. Further, any quarterly or annual fluctuations in Avedro's operating results may, in turn, cause the price of Avedro Common Stock to fluctuate substantially. Avedro believes that quarterly comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of Avedro's future performance.

The terms of the Credit Agreement requires Avedro to meet certain operating covenants and place restrictions on its operating and financial flexibility. If Avedro raises additional capital through debt financing, the terms of any new debt could further restrict its ability to operate its business.

        The Credit Agreement is secured by a lien covering all of Avedro's assets, including its intellectual property. As of June 30, 2019, the outstanding principal balance of the loan was $20.0 million. The Credit Agreement contains customary affirmative and negative covenants and events of default. Affirmative covenants include, among others, covenants requiring Avedro to deliver certain financial reports and provide access to its books and records. Negative covenants include, among others, restrictions on change in control transactions, transferring any part of Avedro's business or property outside of the ordinary course of business, changing Avedro's business, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, making investments, entering into certain transactions with affiliates and creating other liens on Avedro's assets and other financial covenants, in each case subject to customary exceptions. If Avedro defaults under the terms of the credit agreement, including failure to satisfy Avedro's operating covenants, OrbiMed may accelerate all of Avedro's repayment obligations and take control of its pledged assets, including its intellectual property, potentially requiring Avedro to renegotiate its agreement on terms less favorable to Avedro or to immediately cease operations. Further, if Avedro is liquidated, the lender's right to repayment would be senior to the rights of the holders of Avedro Common Stock. OrbiMed could declare a default upon the occurrence of any event that they interpret as a material adverse effect as defined under the credit agreement. Any declaration by OrbiMed of an event of default could significantly harm Avedro's business and prospects and could cause the price of Avedro Common Stock to decline. If Avedro raises any additional debt financing, the terms of such additional debt could further restrict Avedro's operating and financial flexibility.

The LIBOR calculation method may change and LIBOR is expected to be phased out after 2021.

        The Credit Agreement permits additional interest on the outstanding principal amounts to be calculated based on LIBOR. On July 27, 2017, the U.K. Financial Conduct Authority ("FCA") announced that it will no longer require banks to submit rates for the calculation of LIBOR after 2021. In the meantime, actions by the FCA, other regulators or law enforcement agencies may result in changes to the method by which LIBOR is calculated. At this time, it is not possible to predict the effect of any such changes or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere.

Prolonged negative economic conditions could adversely affect Avedro, its customers and its suppliers, which could harm Avedro's financial condition.

        Avedro is subject to the risks arising from adverse changes in general economic and market conditions. The global economy continues to experience market volatility and the uncertainty about future economic conditions could negatively impact Avedro's existing and potential customers and patients' ability or willingness to pay out-of-pocket costs for the treatment and adversely impact Avedro's expenses and ability to obtain financing for its operations, and cause delays or other problems with key suppliers.

        Healthcare spending in the United States has been, and is expected to continue to be, negatively affected by the continuing economic uncertainty. For example, patients who have lost their jobs and patients reducing their overall spending may eliminate healthcare-related purchases. A decline in economic conditions could result in a decline in the number of procedures performed with Avedro's products and could have an adverse effect on its business, financial position, and results of operations.

Avedro may be prohibited from fully using its net operating loss carryforwards and research and development carryforwards, which could affect Avedro's financial performance.

        As of December 31, 2018, Avedro had U.S. federal and state net operating loss ("NOLs") carryforwards of approximately $142.1 million and $92.0 million, respectively. Avedro's U.S. federal NOL carryforwards (other than those incurred in Avedro's taxable years beginning after December 31, 2017) begin to expire in 2025, and the state NOL carryforwards begin to expire in 2027. In addition, Avedro had U.S. federal and state research and development tax credits ("R&D credits") of $16.7 million and $2.6 million as of December 31, 2018, respectively, available to offset future U.S. federal and state income taxes, which begin to expire in 2024 and 2022, respectively. Avedro's ability to use these NOL and R&D credit carryforwards is subject to restrictions, including those contained in the Code, which provide for limitations on Avedro's utilization of its NOL carryforwards and R&D credit carryforwards following a cumulative ownership change greater than 50 percentage points during the prescribed testing period. Avedro has experienced such ownership changes in the past, and believes that it will experience such an ownership as a result of the Merger. As a result, Avedro's NOL carryforwards and R&D credit carryforwards that relate to periods prior to any such ownership changes are limited in utilization. The annual limitation may result in the expiration of these carryforwards prior to utilization. Avedro has provided a full valuation allowance for its deferred tax assets as of December 31, 2018.

Risks Related to Intellectual Property

Avedro's intellectual property rights may not provide adequate protection, which may permit third parties to compete against Avedro more effectively.

        Avedro's success depends in large part on its ability to maintain and protect its proprietary rights to the technologies and inventions used in or embodied by Avedro's products, and its ability to defend its intellectual property rights against third-party challenges and successfully enforce its intellectual property rights to prevent third-party infringement. To protect Avedro's proprietary technology, Avedro relies on patent protection and a combination of trade secret and trademark laws, as well as nondisclosure, confidentiality, and other contractual restrictions in its consulting and employment agreements. These legal means afford only limited protection, however, and may not adequately protect Avedro's rights or permit Avedro to gain or keep any competitive advantage.

        In addition, the degree of future protection afforded by Avedro's intellectual property rights is uncertain because even granted intellectual property rights have limitations, and may not adequately protect Avedro's business, provide a barrier to entry against its competitors or potential competitors or permit Avedro to maintain its competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of Avedro's technology, Avedro may not be able to fully exercise or extract value from its intellectual property. The following examples are illustrative:

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  others may be able to develop and/or practice technology that is similar to Avedro's technology or aspects of its technology, but that are not covered by the claims of the patents that Avedro owns or controls, assuming such patents have issued or do issue;

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  Avedro or its licensors or any future strategic partners might not have been the first to conceive or reduce to practice the inventions covered by the issued patents or pending patent applications that Avedro owns or has exclusively licensed;

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  Avedro or its licensors or any future strategic partners might not have been the first to file patent applications covering certain of Avedro's inventions;

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  others may independently develop similar or alternative technologies or duplicate any of Avedro's technologies without infringing Avedro's intellectual property rights;

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  it is possible that Avedro's pending patent applications will not lead to issued patents;

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  issued patents that Avedro owns or has exclusively licensed may not provide Avedro with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by Avedro's competitors;

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  Avedro's competitors might conduct research and development activities in countries where Avedro does not have patent rights and then use the information learned from such activities to develop competitive products for sale in Avedro's major commercial markets;

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  third parties performing manufacturing or testing for Avedro using Avedro's products or technologies could use the intellectual property of others without obtaining a proper license;

  •
  parties may assert an ownership interest in Avedro's intellectual property and, if successful, such disputes may preclude Avedro from exercising exclusive rights over that intellectual property;

  •
  Avedro may not develop or in-license additional proprietary technologies that are patentable;

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  Avedro may not be able to obtain and maintain necessary licenses on commercially reasonable terms, or at all; and

  •
  the patents of others may have an adverse effect on Avedro's business.

        Should any of these events occur, they could have a material and adverse effect on Avedro's business, financial conditions, results of operations and growth prospects.

If Avedro is unable to secure sufficient patent protection for its proprietary rights in its products and processes, and to adequately maintain and protect those rights, competitors will be able to compete against Avedro more effectively, and Avedro's business will suffer.

        The process of applying for patent protection itself is time consuming and expensive, and Avedro cannot assure you that it will be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Avedro will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Avedro may also choose not to seek patent protection for certain innovations or products and may choose not to pursue patent protection in certain jurisdictions, and under the laws of certain jurisdictions, patents may be unavailable or limited in scope and, in any event, any patent protection Avedro obtain may be limited. As a result, some of Avedro's products are not, and in the future may not be, protected by patents. Avedro generally applies for patents in those countries where it intends to make, have made, use, offer for sale, or sell products and where Avedro assesses the risk of infringement to justify the cost of seeking patent protection. However, Avedro does not seek protection in all countries where Avedro sells products and Avedro may not accurately predict all the countries where patent protection would ultimately be desirable. In addition, Avedro's patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of its business. It is possible that defects of form in the preparation or filing of Avedro's patents or patent applications may exist, or may arise in the future, for example, with respect to proper priority claims, inventorship, claim scope or patent term adjustments. Competitors may use Avedro's technologies in jurisdictions where Avedro has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories in which Avedro has patent protection that may not be sufficient to terminate infringing activities.

        The patent positions of medical device and pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. The standards that the USPTO and its foreign counterparts use to grant patents are not always applied predictably or uniformly. Changes in either the patent laws, implementing regulations or the interpretation of patent laws may diminish the value of Avedro's rights. The legal systems of certain countries do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions.

        Moreover, Avedro cannot assure you that all of its pending patent applications will issue as patents or that, if issued, they will issue in a form that will be advantageous to Avedro. Even if issued, existing or future patents may be challenged, including with respect to ownership, narrowed, invalidated, held unenforceable or circumvented, any of which could limit Avedro's ability to prevent competitors and other third parties from developing and marketing similar products or limit the length of terms of patent protection Avedro may have for its products and technologies. The strength of the claims in any issued patent depends greatly on the quality of the examination conducted by the respective patent office. During a poor examination, the examiner may fail to identify and consider the most relevant prior art and may allow claims that are overly broad in scope and easily invalidated. In the United States and other jurisdictions, patent applicants and their attorneys have a duty to disclose any known prior art and/or facts that may be material to the examination of their patent applications. A failure to disclose known material information during examination of a patent application may invalidate the issued patent as well as other patents in the patent family. Avedro can give no assurance that all of the potentially relevant art relating to its patents and patent applications has been found; overlooked prior art could be used by a third party to challenge the validity, enforceability and scope of Avedro's patents or prevent a patent from issuing from a pending patent application. As a result, Avedro may not be able to obtain or maintain protection for certain inventions. Therefore, the validity, enforceability and scope of Avedro's patents in the United States, Europe and in other countries cannot be predicted with certainty and, as a result, any patents that Avedro owns or licenses may not provide sufficient protection against its competitors.

        Avedro owns and licenses from others numerous issued patents and pending patent applications that relate to corneal cross-linking treatments. However, the rights granted to Avedro under these patents, including prospective rights sought in the pending patent applications, may not be of sufficient scope or strength to provide Avedro with any meaningful protection or commercial advantage. Competitors may be able to design around the patents or develop products that provide outcomes comparable to Avedro's without infringing on Avedro's intellectual property rights. In addition, the issuance of a patent does not give Avedro the right to practice the patented invention. Third parties may have blocking patents that could prevent Avedro from marketing Avedro's products or practicing Avedro's own patented technology.

        Avedro cannot guarantee that any of its or its licensors' patent searches or analyses, including the identification of relevant patents or pending applications, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can Avedro be certain that it has identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of its products in any jurisdiction. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States, Europe and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date, or in some cases are not published at all. In addition, publications of discoveries in scientific literature lag behind actual discoveries. Therefore, Avedro cannot be certain that it was the first to conceive or reduce to practice the inventions claimed in its issued patents or pending patent applications, as patent applications covering Avedro's products could have been filed by others without Avedro's knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover Avedro's products or the use of its products. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent's prosecution history. Avedro's interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact Avedro's ability to market its products. Avedro may incorrectly determine that its products are not covered by a third-party patent or may incorrectly predict whether a third party's pending patent application will issue with claims of relevant scope. Avedro's determination of the expiration date of any patent in the United States or abroad that Avedro considers relevant may be incorrect, which may negatively impact Avedro's ability to develop and market its products and services. Avedro's failure to identify and correctly interpret relevant patents may negatively impact its ability to develop and market its products and services.

        If Avedro fails to identify and correctly interpret relevant patents, it may be subject to infringement claims. Avedro cannot guarantee that it will be able to successfully settle or otherwise resolve such infringement claims. If Avedro fails in any such dispute, in addition to being forced to pay damages, Avedro may be temporarily or permanently prohibited from commercializing any of its products that are held to be infringing. Avedro might, if possible, also be forced to redesign products or services so that it no longer infringes the third-party intellectual property rights. Any of these events, even if Avedro were ultimately to prevail, could require Avedro to divert substantial financial and management resources that it would otherwise be able to devote to its business.

        Once granted, patents may remain open to invalidity challenges including opposition, interference, re-examination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices or similar proceedings for a given period after allowance or grant, during which time third parties can raise objections against such grant. In the course of such proceedings, which may continue for a protracted period of time, the patent owner may be compelled to limit the scope of the allowed or granted claims thus attacked, or may lose the allowed or granted claims altogether.

        In addition, Avedro may in the future be subject to claims by its former employees or consultants asserting an ownership right in Avedro's patents or patent applications as a result of the work they performed on Avedro's behalf. If any of Avedro's patents are challenged, invalidated or legally circumvented by third parties, and if Avedro does not own other enforceable patents protecting its products, competitors could market products and use processes that are substantially similar to, or superior to, Avedro's, and Avedro's business will suffer.

        The degree of patent protection Avedro requires may be unavailable or severely limited in some cases and may not adequately protect Avedro's rights or permit Avedro to gain or keep its competitive advantage. For example:

  •
  Avedro might not have been the first to invent or the first to file patent applications on the inventions covered by each of its pending patent applications and issued patents;

  •
  others may independently develop similar or alternative technologies or duplicate any of Avedro's technologies;

  •
  the patents of others may have an adverse effect on Avedro's business;

  •
  any patents Avedro obtains or licenses from others in the future may not encompass commercially viable products, may not provide Avedro with any competitive advantages or may be challenged by third parties;

  •
  any patents Avedro obtains or licenses from others in the future may not be valid or enforceable; and

  •
  Avedro may not develop additional proprietary technologies that are patentable.

        Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years from its filing date. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection for Avedro's products and devices, Avedro may be open to competition from generic versions of products and devices.

Changes in patent law could diminish the value of patents in general, thereby impairing Avedro's ability to protect its products.

        Avedro's success is heavily dependent on intellectual property, particularly patents. The process of obtaining and enforcing patents involves both technological and legal complexity, and therefore is costly, time-consuming and inherently uncertain. In addition, on September 16, 2011, the AIA was signed into law in the United States. The AIA includes a number of significant changes to U.S. patent law, including provisions that affect the way patent applications will be prosecuted, redefine prior art and may also affect patent litigation.

        An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a "first-to-file" system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date, but before Avedro, could therefore be awarded a patent covering an invention of Avedro's even if Avedro had conceived the invention before it was conceived by the third party. This will require Avedro to be cognizant, going forward, of the time from invention to filing of a patent application.

        Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and that provide opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of Avedro's U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard necessary to invalidate a patent claim in USPTO proceedings compared to the evidentiary standard in United States federal court, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate Avedro's patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action.

        Depending on decisions by the U.S. Congress, the federal courts, the USPTO, or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken Avedro's ability to obtain new patents or to enforce its existing patents and patents that Avedro might obtain in the future. Avedro cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law. Those changes may materially affect Avedro's patents or patent applications and its ability to obtain additional patent protection in the future.

        The United States federal government retains certain rights in inventions produced with its financial assistance under the Bayh-Dole Act. The federal government retains a "nonexclusive, nontransferable, irrevocable, paid-up license" for its own benefit. The Bayh-Dole Act also provides federal agencies with "march-in rights." March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a "nonexclusive, partially exclusive, or exclusive license" to a "responsible applicant or applicants." If the patent owner refuses to do so, the government may grant the license itself.

Obtaining and maintaining Avedro's patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and Avedro's patent protection could be reduced or eliminated for non-compliance with these requirements.

        The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees on issued patents and some pending patent applications must be paid to the USPTO and foreign patent agencies. While an unintentional lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. If Avedro fails to maintain the patents and patent applications covering its products or procedures, Avedro may not be able to stop a competitor from marketing products that are the same as or similar to Avedro's products, which would have an adverse effect on its business.

Avedro may not be able to adequately protect its intellectual property rights throughout the world.

        Filing, prosecuting and defending patents on Avedro's products in all countries throughout the world would be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly developing countries, and the breadth of patent claims allowed can be inconsistent. In addition, the laws of some foreign countries may not protect Avedro's intellectual property rights to the same extent as laws in the United States. For example, novel formulations of existing drugs and manufacturing processes may not be patentable in certain jurisdictions, and the requirements for patentability may differ in certain countries, particularly developing countries. Also, some foreign countries, including European Union countries, India, Japan and China, have compulsory licensing laws under which a patent owner may be compelled under certain circumstances to grant licenses to third parties. Consequently, Avedro may have limited remedies if patents are infringed or if Avedro is compelled to grant a license to a third party, and Avedro may not be able to prevent third parties from practicing Avedro's inventions in all countries outside the United States, or from selling or importing products made using Avedro's inventions into or within the United States or other jurisdictions. This could limit Avedro's potential revenue opportunities. Competitors may use Avedro's technologies in jurisdictions where Avedro has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Avedro has patent protection, but where enforcement is not as strong as that in the United States. These products may compete with Avedro's products in jurisdictions where Avedro does not have any issued patents or where its patent claims or other intellectual property rights may not be effective or sufficient to prevent them from competing with Avedro in these jurisdictions.

        Avedro is pursuing a global patent strategy and are seeking protection in the United States and Europe, and in some cases Japan, China and South Korea. However, Avedro does not have patent rights in certain foreign countries in which a market may exist in the future. Moreover, in foreign jurisdictions where Avedro does have patent rights, proceedings to enforce such rights could result in substantial costs and divert Avedro's efforts and attention from other aspects of its business, could put Avedro's patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing, and could provoke third parties to assert claims against Avedro. Avedro may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Further, in some countries, Avedro may be subject to compulsory or statutory licensing laws that allow others to copy Avedro's products in exchange for less than reasonable royalties. Thus, Avedro may not be able to stop a competitor from marketing and selling in foreign countries products that are the same as or similar to Avedro's products.

Avedro may in the future become involved in lawsuits to protect, defend or enforce its intellectual property, which could be expensive, time consuming, and unsuccessful and have an adverse effect on the success of its business.

        Competitors may infringe Avedro's patents. To counter infringement or unauthorized use, Avedro may be required to file one or more lawsuits and assert infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of Avedro's is invalid or unenforceable, or may refuse to enjoin the other party from using the technology at issue on the grounds that Avedro's patents do not cover the technology in question. The standards that courts use to interpret patents are not always applied predictably or uniformly and can change, particularly as new technologies develop. As a result, Avedro cannot predict with certainty how much protection, if any, will be given to its patents if Avedro attempts to enforce them and they are challenged in court. Further, even if Avedro prevails against an infringer in U.S. district court, there is always the risk that the infringer will file an appeal and the district court judgment will be overturned at the appeals court and/or that an adverse decision will be issued by the appeals court relating to the validity or enforceability of Avedro's patents. An adverse result in any litigation proceeding could put one or more of Avedro's patents at risk of being invalidated or interpreted in a manner insufficient to achieve Avedro's business objectives.

        Avedro does not know whether its competitors or potential competitors have applied for, will apply for, or will obtain patents that will prevent, limit, or interfere with Avedro's ability to make, use, sell, import, or export its products. Competitors may misappropriate Avedro's intellectual property, infringe its patents or otherwise violate its intellectual property rights. To stop any such infringement or unauthorized use, litigation may be necessary. Avedro's intellectual property has not been tested in litigation. A court may declare Avedro's patents invalid or unenforceable, may refuse to stop the other party from using the technology at issue on the grounds that Avedro's patents do not cover the technology in question, or may interpret the claims of Avedro's patents narrowly, thereby substantially narrowing the scope of patent protection they afford.

        Third parties may challenge any existing or future patents Avedro owns or licenses through adversarial proceedings in the issuing offices or in court proceedings, including as a response to any assertion of Avedro's patents against them. In addition, third parties may allege an ownership right in Avedro's patents, as a result of their past employment or consultancy with Avedro. Avedro may be subject to a third-party pre-issuance submission of prior art to the USPTO, or reexamination by the USPTO if a third party asserts a substantial question of patentability against any claim of a U.S. patent Avedro owns or licenses. The adoption of the AIA established additional opportunities for third parties to invalidate U.S. patent claims, including inter partes review and post-grant review proceedings. Outside of the United States, patents Avedro owns or licenses may become subject to patent opposition or similar proceedings, which may result in loss of scope of some claims or the entire patent. In addition, such proceedings are very complex and expensive, and may divert Avedro's management's attention from its core business. Many of Avedro's current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than Avedro can. Accordingly, despite Avedro's efforts, it may not be able to prevent third parties from infringing upon or misappropriating its intellectual property. Competing products may also be sold in other countries in which Avedro's patent coverage might not exist or be sufficiently strong. If any of Avedro's patents are challenged, invalidated, circumvented by third parties or otherwise limited or expire prior to the commercialization of its products, and if Avedro does not own or have exclusive rights to other enforceable patents protecting its products or other technologies, competitors and other third parties could market products and use processes that are substantially similar to, or superior to, Avedro's and its business would suffer.

        Litigation related to infringement and other intellectual property claims, with or without merit, is unpredictable, can be expensive and time-consuming, and can divert management's attention from

Avedro's core business. If Avedro loses this kind of litigation, a court could require Avedro to pay substantial damages, treble damages, and attorneys' fees, and could prohibit Avedro from using technologies essential to its products, any of which would have an adverse effect on Avedro's business, results of operations, and financial condition. If relevant patents are upheld as valid and enforceable and Avedro is found to infringe, Avedro could be prevented from selling its products unless it can obtain licenses to use technology or ideas covered by such patents. Avedro does not know whether any necessary licenses would be available to it on satisfactory terms, if at all. If Avedro cannot obtain these licenses, it could be forced to design around those patents at additional cost or abandon the product altogether. Further, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Avedro's confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of shares of Avedro Common Stock. As a result, Avedro's ability to grow its business and compete in the market may be harmed.

Avedro's commercial success depends significantly on its ability to operate without infringing upon the intellectual property rights of third parties.

        The medical device and pharmaceutical industries are subject to rapid technological change and substantial litigation regarding patent and other intellectual property rights. Avedro's competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for or obtain, patents that will prevent, limit or otherwise interfere with Avedro's ability to make, use and sell its products and services. Numerous third-party patents exist in the fields relating to Avedro's products and services, and it is difficult for industry participants, including Avedro, to identify all third-party patent rights relevant to their products, services and technologies. Moreover, because some patent applications are maintained as confidential for a certain period of time, Avedro cannot be certain that third parties have not filed patent applications that cover its products, services and technologies.

        Patents could be issued to third parties that Avedro may ultimately be found to infringe. As a result of any patent infringement claims, or in order to avoid any potential infringement claims, Avedro may choose to seek, or be required to seek, a license from a third party, which may require payment of substantial royalties or fees, or require Avedro to grant a cross-license under its intellectual property rights, as part of its patent litigation settlement. These licenses may not be available on reasonable terms or at all. Even if a license can be obtained on reasonable terms, the rights may be nonexclusive, which would give Avedro's competitors access to the same intellectual property rights. If Avedro is unable to enter into a license on acceptable terms, it could be prevented from commercializing one or more products, or forced to modify such products, or to cease some aspect of its business operations, which could harm Avedro's business significantly. Avedro might also be forced to redesign or modify its technology or products so that it no longer infringes the third-party intellectual property rights, which may result in significant cost or delay to Avedro, or which redesign or modification could be impossible or technically infeasible. Even if Avedro were ultimately to prevail, any of these events could require Avedro to divert substantial financial and management resources that it would otherwise be able to devote to its business.

        From time to time, Avedro may be party to, or threatened with, litigation or other proceedings with third parties, including non-practicing entities, who allege that Avedro's products, components of its products, services, and/or proprietary technologies infringe, misappropriate or otherwise violate their intellectual property rights. The types of situations in which Avedro may become a party to such litigation or proceedings include:

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  Avedro or its collaborators may initiate litigation or other proceedings against third parties seeking to invalidate the patents held by those third parties or to obtain a judgment that Avedro's products or processes do not infringe those third parties' patents;

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  Avedro or its collaborators may participate at substantial cost in International Trade Commission proceedings to abate importation of products that would compete unfairly with Avedro's products;

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  if Avedro's competitors file patent applications that claim technology also claimed by Avedro or its licensors, Avedro or its licensors may be required to participate in interference, derivation or opposition proceedings to determine the priority of invention, which could jeopardize Avedro's patent rights and potentially provide a third party with a dominant patent position;

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  if third parties initiate litigation claiming that Avedro's processes or products infringe their patent or other intellectual property rights, Avedro and its collaborators will need to defend against such proceedings;

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  if third parties initiate litigation or other proceedings seeking to invalidate patents owned by or licensed to Avedro or to obtain a declaratory judgment that their products, services, or technologies do not infringe Avedro's patents or patents licensed to Avedro, Avedro will need to defend against such proceedings;

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  Avedro may be subject to ownership disputes relating to intellectual property, including disputes arising from conflicting obligations of consultants or others who are involved in developing Avedro's products;

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  if a license to necessary technology is terminated, the licensor may initiate litigation claiming that Avedro's processes or products infringe or misappropriate its patent or other intellectual property rights and/or that Avedro breached its obligations under the license agreement; and

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  Avedro and its collaborators would need to defend against such proceedings.

        These lawsuits and proceedings, regardless of merit, are time-consuming and expensive to initiate, maintain, defend or settle, and could divert the time and attention of managerial and technical personnel, which could materially adversely affect Avedro's business. Any such claim could also force Avedro to do one or more of the following:

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  incur substantial monetary liability for infringement or other violations of intellectual property rights, which Avedro may have to pay if a court decides that the product, service, or technology at issue infringes or violates the third party's rights, and if the court finds that the infringement was willful, Avedro could be ordered to pay treble damages and the third party's attorneys' fees;

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  pay substantial damages to Avedro's customers or end users to discontinue use or replace infringing technology with non-infringing technology;

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  stop manufacturing, offering for sale, selling, using, importing, exporting or licensing the product or technology incorporating the allegedly infringing technology or stop incorporating the allegedly infringing technology into such product, service, or technology;

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  obtain from the owner of the infringed intellectual property right a license, which may require Avedro to pay substantial upfront fees or royalties to sell or use the relevant technology and which may not be available on commercially reasonable terms, or at all;

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  redesign Avedro's products, services, and technology so they do not infringe or violate the third party's intellectual property rights, which may not be possible or may require substantial monetary expenditures and time;

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  enter into cross-licenses with Avedro's competitors, which could weaken Avedro's overall intellectual property position;

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  lose the opportunity to license Avedro's technology to others or to collect royalty payments based upon successful protection and assertion of Avedro's intellectual property against others;

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  find alternative suppliers for non-infringing products and technologies, which could be costly and create significant delay; or

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  relinquish rights associated with one or more of Avedro's patent claims, if its claims are held invalid or otherwise unenforceable.

        Some of Avedro's competitors may be able to sustain the costs of complex intellectual property litigation more effectively than Avedro can because they have substantially greater resources. In addition, intellectual property litigation, regardless of its outcome, may cause negative publicity, adversely impact prospective customers, cause product shipment delays, or prohibit Avedro from manufacturing, marketing or otherwise commercializing its products, services and technology. Any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Avedro's ability to raise additional funds or otherwise have a material adverse effect on its business, financial conditions, results of operations and growth prospects.

        In addition, Avedro may indemnify its customers and distributors against claims relating to the infringement of intellectual property rights of third parties related to Avedro's products. Third parties may assert infringement claims against Avedro's customers or distributors. These claims may require Avedro to initiate or defend protracted and costly litigation on behalf of its customers or distributors, regardless of the merits of these claims. If any of these claims succeed, Avedro may be forced to pay damages on behalf of its customers, suppliers or distributors, or may be required to obtain licenses for the products or services they use. If Avedro cannot obtain all necessary licenses on commercially reasonable terms, its customers may be forced to stop using its products or services.

        Further, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Avedro's confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a material adverse effect on the price of Avedro Common Stock. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of Avedro Common Stock. The occurrence of any of these events may have a material adverse effect on Avedro's business, results of operation, financial condition or cash flows.

Avedro may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property.

        Avedro or its licensors may be subject to claims that former employees, collaborators or other third parties have an interest in Avedro's owned or in-licensed patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, Avedro or its licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing Avedro's products. Litigation may be necessary to defend against these and other claims challenging inventorship or Avedro's or its licensors' ownership of Avedro's owned or in-licensed patents, trade secrets or other intellectual property. If Avedro or its licensors fail in defending any such claims, in addition to paying monetary damages, Avedro may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to Avedro's products. Even if Avedro is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on Avedro's business, financial conditions, results of operations and growth prospects.

        In addition, while it is Avedro's policy to require its employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to Avedro, Avedro may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that Avedro regards as its own. Avedro's and their assignment agreements may not be self-executing or may be breached, and Avedro may be forced to bring claims against third parties, or defend claims they may bring against Avedro, to determine the ownership of what Avedro regards as its intellectual property. Avedro is still in the process of obtaining certain assignments for some of Avedro's owned, acquired and licensed patents and patent applications.

        If Avedro or its licensors fail in prosecuting or defending any such claims, in addition to paying monetary damages, Avedro may lose valuable intellectual property rights or personnel. Even if Avedro and its licensors are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

Avedro may be subject to damages resulting from claims that Avedro or its employees have wrongfully used or disclosed alleged trade secrets of Avedro's competitors or are in breach of non-competition or non-solicitation agreements with Avedro's competitors.

        Avedro does and may employ individuals who were previously employed at universities or other pharmaceutical or medical device companies, including Avedro's licensors, competitors or potential competitors. Avedro could in the future be subject to claims that Avedro or its employees have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers or competitors. Although Avedro tries to ensure that its employees and consultants do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for Avedro, Avedro may in the future be subject to claims that it caused an employee to breach the terms of his or her non-competition or non-solicitation agreement, or that Avedro or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor. Litigation may be necessary to defend against these claims. Even if Avedro is successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. If Avedro's defense to those claims fails, in addition to paying monetary damages, a court could prohibit Avedro from using technologies or features that are essential to its products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. An inability to incorporate technologies or features that are important or essential to Avedro's products would have an adverse effect on its business, and may prevent Avedro from selling its products. In addition, Avedro may lose valuable intellectual property rights or personnel. Moreover, any such litigation or the threat thereof may adversely affect Avedro's ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent Avedro's ability to commercialize its products, which could have an adverse effect on its business, financial conditions, results of operations and growth prospects.

Avedro's intellectual property agreements with third parties may be subject to disagreements over contract interpretation, which could narrow the scope of Avedro's rights to the relevant intellectual property or technology.

        Certain provisions in Avedro's intellectual property agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could affect the scope of Avedro's rights to the relevant intellectual property or technology, or affect financial or other obligations under the relevant agreement, either of which could have a material adverse effect on Avedro's business, financial conditions, results of operations and growth prospects.

Avedro may not be successful in obtaining necessary intellectual property rights to future products through acquisitions and in-licenses.

        Although Avedro intends to develop products and technology through its own internal research, Avedro may also seek to acquire or in-license technologies to grow its product offerings and technology portfolio. However, Avedro may be unable to acquire or in-license intellectual property rights relating to, or necessary for, any such products or technology from third parties on commercially reasonable terms or at all. In that event, Avedro may be unable to develop or commercialize such products or technology. Avedro may also be unable to identify products or technology that Avedro believes are an appropriate strategic fit for its company and protect intellectual property relating to, or necessary for, such products and technology.

        The in-licensing and acquisition of third-party intellectual property rights for products is a competitive area, and a number of more established companies are also pursuing strategies to in-license or acquire third-party intellectual property rights for products that Avedro may consider attractive or necessary. These established companies may have a competitive advantage over Avedro due to their size, cash resources and greater clinical development and commercialization capabilities. Further, companies that perceive Avedro to be a competitor may be unwilling to assign or license rights to Avedro. If Avedro is unable to successfully obtain rights to additional technologies or products, its business, financial condition, results of operations and prospects for growth could suffer.

        In addition, Avedro expects that competition for the in-licensing or acquisition of third-party intellectual property rights for products and technologies that are attractive to Avedro may increase in the future, which may mean fewer suitable opportunities for it as well as higher acquisition or licensing costs. Avedro may be unable to in-license or acquire the third-party intellectual property rights for products or technology on terms that would allow it to make an appropriate return on its investment.

If Avedro's trademarks are not adequately protected, then it may not be able to build name recognition in its markets of interest and Avedro's business may be adversely affected.

        Avedro relies on its trademarks as one means to distinguish Avedro's products from the products of its competitors, and have registered or applied to register many of these trademarks. The USPTO or foreign trademark offices may deny Avedro's trademark applications or determine its trademarks to be infringing on other marks. In addition, even if published or registered, these trademarks may be ineffective in protecting Avedro's brand and goodwill and may be successfully opposed or challenged. Third parties may oppose Avedro's trademark applications, or otherwise challenge, infringe, circumvent, or declare generic Avedro's use of its trademarks. Avedro may not be able to protect its rights to these trademarks and trade names, or may be forced to stop using these names, which Avedro needs for name recognition by potential partners or customers in Avedro's markets of interest. If Avedro is unable to establish name recognition based on its trademarks, it may not be able to compete effectively.

        Actions by a trademark office or a third party, e.g., during oppositions, may require the scope of goods and services covered by one of Avedro's trademarks to be narrowed. In addition, third parties may use marks that are identical or confusingly similar to Avedro's own, which could result in confusion among Avedro's customers, thereby weakening the strength of Avedro's brand or allowing such third parties to capitalize on Avedro's goodwill. Third parties may also have similar or identical trademarks in foreign jurisdictions, and have filed or may in the future file for registration of such trademarks in the jurisdictions in which Avedro operates. If such a third party succeeds in registering or developing common law rights in such trademarks, and if Avedro is not successful in challenging such third-party rights, Avedro may not be able to use these trademarks to market its products in those countries. In such an event, or if Avedro's trademarks are successfully challenged, Avedro could be forced to rebrand its products, which could result in loss of brand recognition and could require Avedro to devote resources to advertising and marketing new brands. Avedro's competitors may infringe its trademarks and Avedro may not have adequate resources to enforce its trademark rights in the face of any such infringement. In any case, if Avedro is unable to establish name recognition based on its trademarks and trade names, then Avedro may not be able to compete effectively and its business may be adversely affected.

If Avedro is unable to protect the confidentiality of its trade secrets, its business and competitive position may be harmed.

        In addition to patent and trademark protection, Avedro also relies on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain its competitive position. Avedro seeks to protect its trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as its consultants and vendors, and its former or current employees. Avedro also enters into invention or assignment agreements with its employees. Despite these efforts, any of these parties may breach the agreements and disclose Avedro's trade secrets and other unpatented or unregistered proprietary information. Monitoring unauthorized uses and disclosures of Avedro's intellectual property is difficult, and Avedro does not know whether the steps Avedro has taken to protect its intellectual property will be effective. In addition, Avedro may not be able to obtain adequate remedies for any such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts within and outside the United States may be less willing or unwilling to protect trade secrets. Moreover, Avedro's competitors may independently develop equivalent knowledge, methods and know-how. Competitors could purchase Avedro's products and attempt to replicate some or all of the competitive advantages it derives from its development efforts, willfully infringe Avedro's intellectual property rights, design around its protected technology or develop their own competitive technologies that fall outside of Avedro's intellectual property rights. If any of Avedro's trade secrets were to be lawfully obtained or independently developed by a competitor, Avedro would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with Avedro. If Avedro's intellectual property is not adequately protected so as to protect its market against competitors' products and methods, Avedro's competitive position could be adversely affected, as could its business.

Risks Related to Government Regulation

Competitors may market unapproved versions of Avedro's products in the United States, and regulatory authorities may not act immediately to block the sale of such unapproved products, which may harm Avedro's sales and impact public perception of its products.

        Although the KXL system in combination with its associated Photrexa formulations is the only approved corneal cross-linking treatment in the United States for the treatment of progressive keratoconus and corneal ectasia following refractive surgery, competitors may unlawfully market unapproved drug-device combinations for performing corneal cross-linking. For example, in the U.S. corneal ectatic disorders market, Avedro is aware that some providers who are not currently Avedro's customers are promoting corneal cross-linking for the treatment of keratoconus and Avedro believes these providers are primarily using products from CXLUSA or PeschkeTrade GmBH.

        The FDCA generally requires FDA approval of new drugs before they may be introduced into interstate commerce, but provides an exemption for the compounding of certain drugs that are often required to meet patient needs that are otherwise unmet by FDA approved drug products. However, in general terms, the FDCA does not allow compounding of drugs that are essentially a copy of a commercially available drug product, such as Photrexa and Photrexa Viscous. While Avedro believes the compounding and marketing of compounded versions of Photrexa or Photrexa Viscous for use in corneal cross-linking is illegal, Avedro is aware that some pharmacies and physicians in the United States have been, and may still be, compounding riboflavin drugs for such use. It is uncertain if the FDA or other government agencies will be able to effectively prevent such compounding and marketing activities, and such continued activities may negatively impact the sales of Photrexa and Photrexa Viscous.

Clinical development, including the conduct of clinical trials necessary to support an NDA or an application for an EC Certificate of Conformity, is a lengthy and expensive process with an uncertain outcome, and results of earlier preclinical studies and clinical trials may not be predictive of future trial results. Delays or failure can occur at any stage of clinical development and may adversely affect Avedro's business, operating results, and prospects.

        Initiating and completing clinical trials necessary to support clearance or approval of Avedro's current products, as well as other possible future products, will be time consuming and expensive and the outcome uncertain.

        Clinical testing is expensive and can take many years to complete and its outcome is inherently uncertain. Avedro cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. Failure can occur at any time and for any number of reasons during the clinical trial process. The results of preclinical studies and early clinical trials and evaluations of Avedro's products may not be predictive of the results of later stage clinical trials. Similarly, the final results from a clinical trial may not be as favorable as interim results reported earlier in the same clinical trial. Products in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical and medical device industries have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials.

        Avedro's products are in various stages of development. Clinical trial failures may occur at any stage and may result from a multitude of factors both within and outside Avedro's control, including flaws in formulation or manufacturing, medical device design, adverse safety or efficacy profile and flaws in trial design, among others. If the trials result in negative or inconclusive results, Avedro or its collaborators may decide, or regulators may require Avedro, to discontinue trials of the products or conduct additional clinical trials or preclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, Avedro cannot guarantee that the FDA or foreign regulatory authorities will interpret Avedro's data the same way that Avedro does, which may delay, limit or prevent regulatory approval or clearance. FDA may also disagree with the design of Avedro's clinical trials. To the extent that the results of the trials are not satisfactory to the FDA, notified bodies in the European Union or foreign regulatory authorities for support of a marketing application or issue of EC Certificates of Conformity, Avedro may be required to expend significant resources, which may not be available to Avedro, to conduct additional trials in support of potential approval or CE marking of Avedro's products. Other potential reasons for clinical trial failures include, but are not limited to, inability to enroll sufficient patients, inability to engage sufficient clinical sites, inability to obtain or maintain IRB approval of the trial, or cessation of a trial for futility or safety concerns by Avedro, FDA, or an independent committee such as an independent data monitoring committee. As a result of any number of potential reasons, Avedro's current and future clinical trials may not be successful.

        Conducting successful clinical studies may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the attractiveness of, or the discomforts and risks associated with, the treatments received by enrolled subjects, the availability of other treatments, the availability of appropriate clinical trial investigators, support staff, and proximity of patients to clinical sites and ability to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, although Avedro began the enrollment process a Phase 1/2 clinical trial for Lasik Xtra in the United States in 2013, Avedro decided to terminate the trial because its trial sites were unable to enroll a sufficient number of patients. Patients may also not participate in Avedro's clinical trials if they choose to participate in contemporaneous clinical trials of competitive products. In addition, patients participating in clinical trials may die before completion of the trial or suffer adverse medical events unrelated to investigational products.

        Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy are required and Avedro may not adequately develop such protocols to support clearance and approval or the results from such studies may not sufficiently demonstrate safety and efficacy. Further, the FDA may, among other things, require Avedro to submit data on a greater number of patients than Avedro originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to Avedro's clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted commercialization of Avedro's products or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in Avedro's clinical trials, the FDA or a notified body may not consider Avedro's data adequate to demonstrate quality, safety, performance and efficacy. Such increased costs and delays or failures could adversely affect Avedro's business, operating results and prospects. In addition, many of the factors that cause or lead to a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Avedro's products.

An SPA agreement from the FDA does not guarantee approval of any of Avedro's products or any other particular outcome from regulatory review.

        Avedro has obtained agreement from the FDA on the design and size of its Phase 3 clinical trial of Avedro's latest-generation KXL system in combination with its investigational Boost Goggles and new riboflavin formulations for use in Epi-On procedures in the form of an SPA agreement. The FDA's SPA process is designed to facilitate the FDA's review and approval of drugs by allowing the FDA to evaluate the proposed design and size of certain clinical or animal trials, including clinical trials that are intended to form the primary basis for determining a drug product's efficacy. Upon specific request by a clinical trial sponsor, the FDA will evaluate the protocol and respond to a sponsor's questions regarding protocol design and scientific and regulatory requirements. The FDA aims to complete SPA reviews within 45 days of receipt of the request. The FDA ultimately assesses whether specific elements of the protocol design of the trial, such as entry criteria, dose selection, endpoints and/or planned analyses, are acceptable to support regulatory approval of the product with respect to the effectiveness of the indication studied. All agreements and disagreements between the FDA and the sponsor regarding an SPA must be clearly documented in an SPA letter or the minutes of a meeting between the sponsor and the FDA.

        Even if the FDA agrees to the SPA, an SPA agreement does not guarantee approval of a product. Even if the FDA agrees to the design, execution, and analysis proposed in protocols reviewed under the SPA process, the FDA may revoke or alter its agreement in certain circumstances. In particular, an SPA agreement is not binding on the FDA if public health concerns emerge that were unrecognized at the time of the SPA agreement, other new scientific concerns regarding product safety or efficacy arise, the sponsor company fails to comply with the agreed upon trial protocols, or the relevant data, assumptions or information provided by the sponsor in a request for the SPA change or are found to be false or omit relevant facts. While Avedro has obtained an SPA agreement for its Phase 3 clinical trial, Avedro has subsequently made minor amendments to the protocol and have not obtained an SPA amendment in connection with the amended protocol. Nevertheless, based on Avedro's informal communications with the FDA, Avedro believes its SPA agreement remains intact.

        In addition, even after an SPA agreement is finalized, the SPA agreement may be modified, and such modification will be deemed binding on the FDA review division, except under the circumstances described above, if the FDA and the sponsor agree in writing to modify the protocol. Generally, such modification is intended to improve the study. The FDA retains significant latitude and discretion in interpreting the terms of the SPA agreement and the data and results from any study that is the subject of the SPA agreement.

        Moreover, if the FDA revokes or alters its agreement under the SPA, or interprets the data collected from the clinical trial differently than Avedro does, the FDA may not deem the data sufficient to support an application for regulatory approval.

Avedro's products may cause adverse effects or have other properties that could delay or prevent their regulatory approval or clearance or limit the scope of any approved label or market acceptance, or result in significant negative consequences following marketing approval or clearance, if any.

        Treatment with Avedro's products may produce unacceptable side effects or adverse reactions or events. Further, clinical trials and evaluations of Avedro's products may not uncover all possible adverse effects that patients may experience, and any side effects could be attributed to Avedro's unique treatment formulations or methods. Such adverse events or side effects could cause Avedro, Avedro's IRBs, Ethics Committees, clinical trial sites, the FDA, the competent authorities of EU member states or other regulatory authorities or notified bodies to interrupt, delay or halt clinical trials and could result in a more restrictive label, indications for use, or intended purposes or the delay, denial or withdrawal of regulatory approval or clearance, suspension, variation, or withdrawal of EC Certificates of Conformity or delay in obtaining new EC Certificates of Conformity, any of which may harm Avedro's business, financial condition and prospects significantly.

        Further, if any of Avedro's products cause or are believed to cause serious or unexpected side effects after receiving marketing approval or clearance, a number of potentially significant negative consequences could result, including:

  •
  regulatory authorities may withdraw their approval or clearance of the product or impose restrictions on its distribution;

  •
  notified bodies may suspend, vary or withdraw of EC Certificates of Conformity or postpone issuance of new EC Certificates of Conformity;

  •
  the FDA and/or foreign equivalents may require implementation of a REMS, Field Safety Corrective Actions or equivalent, which may include safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, preapproval of promotional materials and restrictions on direct-to-consumer advertising;

  •
  regulatory authorities or notified bodies may require the addition of labeling statements, such as warnings or contraindications;

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  additional restrictions may be imposed on the marketing of Avedro's products or the manufacturing processes for Avedro's products;

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  regulatory authorities may require Avedro to conduct additional clinical trials on its products;

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  Avedro may be required to change the way the product is administered or conduct additional clinical studies;

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  Avedro may be ordered to conduct product recalls or product withdrawals;

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  the product could become less competitive;

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  Avedro could be sued and held liable for harm caused to patients; and

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  Avedro's reputation may suffer.

        In light of widely publicized events concerning the safety risk of certain drug products, regulatory authorities, members of Congress, the Governmental Accounting Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the recall and withdrawal of drug products, revisions to drug labeling that further limit use of the drug products and establishment of risk management programs that may, for instance, restrict distribution of drug products or require safety surveillance and/or patient education. The increased attention to drug safety issues may result in a more cautious approach by the FDA to clinical trials and the drug approval process. Data from clinical trials may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate or suspend clinical trials before completion, or require longer or additional clinical trials that may result in substantial additional expense and a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

        Avedro does not know whether any trials Avedro is currently conducting or future clinical trials it may conduct will demonstrate consistent or adequate efficacy and safety to obtain regulatory approval, clearance or CE marking to market Avedro's products where required. If any product for which Avedro is conducting clinical trials is found to be unsafe or lack efficacy, Avedro will not be able to obtain regulatory approval or clearance, if necessary, for it. In addition, if any product for which Avedro is conducting clinical trials is found to be unsafe, Avedro could be required to cease marketing such product in markets where such product is already commercially available. If Avedro is inhibited in its ability to continue marketing its commercially available products or is unable to bring any of its future products to market, Avedro's business would be harmed and its ability to create long-term stockholder value will be limited.

        Any of these events could prevent Avedro from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing Avedro's products.

Avedro may incur significant liability if it is determined that Avedro is promoting off-label use of its products in violation of federal and state regulations in the United States or elsewhere.

        The FDA and other regulatory authorities strictly regulate the promotional claims that may be made about drugs, medical devices and combination products. In particular, the FDA requires that drugs, medical devices, and combination products be labeled, advertised and promoted only in accordance with their approved or cleared indications for use. Equivalent limitations are imposed by national and international rules outside of the United States. In April 2016, Avedro received FDA approval of its KXL system and its Photrexa formulations for the treatment of progressive keratoconus and in July 2016, Avedro received FDA approval of its KXL system and its Photrexa formulations for the treatment of corneal ectasia following refractive surgery. Outside the United States, Avedro's KXL system and Mosaic system are approved and used not only to treat keratoconus and post-refractive surgery ectasia, but are also used by clinicians to improve outcomes of LVC procedures, such as LASIK and PK, by performing corneal cross-linking in association with LVC surgery. Avedro markets the KXL system for this corneal cross-linking procedure outside of the United States as Lasik Xtra. Avedro is not currently seeking FDA approval of its KXL system and its associated Photrexa formulations for corneal cross-linking during LVC surgery.

        Regulatory authorities in the United States generally do not regulate the behavior of physicians in their choice of treatments. While physicians may choose to prescribe drugs, medical devices, and combination products for uses that are not described in the product's labeling and for uses that differ from those tested in clinical studies and approved by regulatory authorities, Avedro's promotional materials, promotional activities, and training methods must comply with applicable FDA regulations and other applicable federal, state and foreign laws and regulations, including the prohibition on the promotion of off-label uses of Avedro's products. Avedro's policy is to avoid off-label promotion of its products, and Avedro trains its marketing and sales force against promoting its products for uses outside of the approved indications for use. Avedro has also implemented compliance and monitoring policies and procedures, including a process for internal review of promotional materials, to deter the promotion of the KXL system and its associated Photrexa formulations for off-label uses. Avedro cannot guarantee that these policies and procedures will always prevent or timely detect off-label promotion by sales representatives or other personnel in their communications with physicians, patients and others, particularly if these activities are concealed from Avedro.

        If the FDA or equivalent foreign authorities determines that Avedro's labeling, promotional materials or other communications (including communications by Avedro's employees or other agents) constitute promotion of an off- label use, they could request or require that Avedro modify its promotional materials or subject Avedro to regulatory or enforcement actions, including the issuance of a warning letter or untitled letter, suspension or withdrawal of an approved product from the market, or requiring a recall or institution of fines, which could result in the disgorgement of money, operating restrictions, injunctions, civil fines and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider Avedro's promotional or training materials to constitute promotion of an off-label use, which could result in significant fines or penalties under other statutes, such as laws prohibiting false or fraudulent claims for payment of government funds, such as the U.S. federal civil False Claims Act. In that event, Avedro's reputation could be damaged and adoption of its products could be impaired.

        Notwithstanding the regulatory restrictions on off-label promotion, the FDA and other equivalent foreign regulatory authorities allow pharmaceutical and medical device companies to engage in truthful, non-misleading and non-promotional scientific exchange concerning their products. Avedro engages in medical education activities and communicates with investigators and potential investigators regarding Avedro's clinical trials. If the FDA or other regulatory or enforcement authorities determine that Avedro's communications regarding its marketed product are not in compliance with the relevant regulatory requirements and that Avedro has improperly promoted off-label uses, or that Avedro's communications regarding its investigational products are not in compliance with the relevant regulatory requirements and that Avedro has improperly engaged in pre-approval promotion, Avedro may be subject to significant liability, including civil, criminal and administrative penalties.

Delays in clinical trials are common and have many causes, and any delay could result in increased costs to Avedro and could jeopardize or delay Avedro's ability to obtain regulatory approval or clearance and commence product sales.

        Avedro may experience delays in clinical trials of its products. Avedro's planned clinical trials may not begin on time, have an effective design or be completed on schedule, if at all. Avedro's clinical trials may be delayed for a variety of reasons, including, but not limited to the following:

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  inability to raise or delays in raising funding necessary to initiate or continue a trial;

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  delays in obtaining regulatory approval to commence a trial;

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  delays in reaching agreement with the FDA, other federal, state, or foreign regulatory authority or notified body on final trial design;

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  imposition of a clinical hold for a number of reasons, including after review of an IND, application or amendment, or equivalent application or amendment; as a result of a new safety finding that presents unreasonable risk to clinical trial participants; a negative finding from an inspection of Avedro's clinical trial operations or trial sites by the FDA or other regulatory authorities or notified bodies; developments on trials conducted by competitors for related products that raise concerns about risk to patients of the products broadly; or if the FDA finds that the investigational plan or protocol(s) is clearly deficient to meet Avedro's stated objectives;

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  delays in reaching agreement on acceptable terms with CROs, medical monitors or clinical trial sites, or failure by such third parties to carry out the clinical trial at each site in accordance with the terms of Avedro's agreements with them;

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  delays in obtaining required IRB or Ethics Committee approval for each site;

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  delays in enrollment of suitable patients to participate in a trial;

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  difficulties or delays in having patients complete participation in a trial or return for post-treatment follow-up;

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  investigators or clinical sites electing to terminate their participation in one of Avedro's clinical trials, which would likely have a detrimental effect on subject enrollment;

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  occurrence of adverse events associated with Avedro's products that are viewed to outweigh its potential benefits;

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  time required to add new clinical sites;

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  the cost of clinical trials of Avedro's products being greater than Avedro anticipates;

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  clinical trials of Avedro's products producing negative or inconclusive results, which may result in Avedro's deciding, or regulators requiring Avedro, to conduct additional clinical trials or abandon product development programs; or

  •
  delays by Avedro's contract manufacturers to produce and deliver sufficient supply of clinical trial materials.

        Further, changes in regulatory requirements and guidance may occur and Avedro may need to amend clinical study protocols to reflect these changes. Amendments may require Avedro to resubmit its clinical study protocols to IRBs or Ethics Committees for reexamination, which may impact the costs, timing or successful completion of a clinical study.

        Moreover, principal investigators for Avedro's clinical trials may serve as scientific advisors or consultants to Avedro from time to time and receive compensation in connection with such services. Under certain circumstances, Avedro may be required to report some of these relationships to the FDA or other regulatory authority. The FDA or other regulatory authority may conclude that a financial relationship between Avedro and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or other regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of Avedro's marketing applications by the FDA or other regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of Avedro's products.

        If initiation or completion of Avedro's planned clinical trials is delayed for any of the above reasons or other reasons, Avedro's development costs may increase, regulatory approval or CE marking process for future products could be delayed and Avedro's ability to commercialize its products could be materially harmed, which could have a material adverse effect on its business.

Avedro relies on third parties to conduct and support Avedro's clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.

        Avedro relies on third parties, such as CROs, consultants, medical monitors, medical institutions and clinical investigators, to perform and support Avedro's clinical trials. Avedro's reliance on these third parties for clinical activities reduces its control over these activities but does not relieve Avedro of its responsibilities, including responsibilities set forth in FDA regulations and guidance. Avedro remain responsible for ensuring that each of its clinical trials is conducted in accordance with such regulations and guidance, as well as with the general investigational plan and protocols for the study and investigator initiated trials. Moreover, the FDA and equivalent foreign authorities require Avedro to comply cGCPs for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, safety, integrity, and confidentiality of patients in clinical trials are protected. Further, these third parties may also have relationships with other entities, including Avedro's competitors for whom they also conduct clinical trials. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to Avedro's clinical protocols or regulatory requirements, or for other reasons, Avedro's pre-clinical development activities or clinical trials may be extended, delayed, suspended, or terminated, and Avedro may not be able to obtain regulatory approval for or successfully commercialize its products on a timely basis, if at all, and Avedro's business, operating results, and prospects may be adversely affected. Further, Avedro's third-party clinical trial investigators and sites may be delayed in conducting Avedro's clinical trials for reasons outside of their control. Avedro also relies on third parties to store and distribute supplies, including Avedro's products, for Avedro's clinical trials, which may require storage and shipment under specific temperature and other environmental conditions. Any performance failure on the part of Avedro's existing or future third party contractors could delay clinical development or regulatory approval of Avedro's products or commercialization of its products, producing additional losses and depriving Avedro of potential product revenues.

Avedro's products and operations are subject to extensive governmental regulation in the United States and other countries, and Avedro's failure to comply with applicable requirements could cause its business to suffer.

        The medical device and pharmaceutical industry is regulated extensively by governmental authorities, principally the FDA in the United States and corresponding state and foreign regulatory agencies, authorities and notified bodies. The FDA and other U.S. and foreign governmental agencies and authorities regulate and oversee, among other things, with respect to medical devices and pharmaceuticals:

  •
  design, development, and manufacturing;

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  testing, labeling, content and language of instructions for use, and storage;

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  clinical trials and clinical evaluation;

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  product safety;

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  quality control and assurance;

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  marketing, sales, and distribution;

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  pre-market clearance and approval;

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  conformity assessment procedures;

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  record-keeping procedures;

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  advertising and promotion;

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  recalls and other field safety corrective actions;

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  post-market surveillance, including adverse event reporting;

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  post-market studies;

  •
  implementation of a REMS, Field Safety Corrective Actions or equivalent; and

  •
  product import and export.

        The regulations to which Avedro is subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on Avedro's ability to carry on or expand its operations, higher than anticipated costs or lower than anticipated sales.

        Avedro's failure, or its distributors' failure, to comply with U.S. federal and state regulations and equivalent foreign rules could lead to the issuance of warning letters or untitled letters, the imposition of injunctions, suspensions or loss of regulatory clearance or approvals, product recalls, termination of distribution, product seizures, or civil penalties. In the most extreme cases, criminal sanctions or closure of Avedro's manufacturing facilities are possible.

The regulatory approval processes of the FDA and comparable foreign authorities and notifying conformity assessment by notified bodies are lengthy, time consuming and inherently unpredictable, and if Avedro is ultimately unable to obtain regulatory approval for Avedro's products, its business will be substantially harmed.

        Avedro's products are subject to rigorous regulation by the FDA and numerous other federal, state, and foreign governmental authorities and notified bodies. The process of obtaining regulatory clearances or approvals from the FDA and comparable foreign authorities and notified bodies can be costly, and Avedro may not be able to obtain these clearances or approvals on a timely basis, if at all. The time required to obtain approval or clearance from the FDA, comparable foreign authorities or to conduct a conformity assessment procedure and obtain a related EC Certificate of Conformity from the notified bodies is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product's clinical development and may vary among jurisdictions. Avedro has received FDA approval for Avedro's KXL system and its associated Photrexa formulations for the treatment of progressive keratoconus and corneal ectasia following refractive surgery, and these products are CE marked in the European Union as stand-alone medical devices and are approved in certain other countries. However, it is possible that none of Avedro's products Avedro may seek to develop in the future will ever obtain regulatory approval in the United States or other jurisdictions, or notified bodies may refuse to grant a related EC Certificate of Conformity in the European Union. Failure to obtain marketing approval for a product will prevent Avedro from commercializing the product.

        Avedro's products could fail to receive regulatory approval, clearance or EC Certificates of Conformity for many reasons, including, but not limited to, the following:

  •
  regulatory authorities have substantial discretion in the approval process and may refuse to accept any application;

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  the FDA or comparable foreign regulatory authorities or notified bodies may require Avedro to pursue more burdensome regulatory pathways than Avedro currently anticipates;

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  the results of any pre-clinical or clinical trials that Avedro conducts may not meet the level of statistical significance or other standards required by the FDA or comparable foreign regulatory authorities or notified bodies, or otherwise may be deemed insufficient for approval or for grant of an EC Certificate of Conformity by Avedro's notified body;

  •
  Avedro may be unable to demonstrate that a product's clinical and other benefits outweigh its safety risks;

  •
  the FDA or comparable foreign regulatory authorities or notified bodies may observe deficiencies in the manufacturing processes or facilities of third-party manufacturers with which Avedro contracts for clinical and commercial supplies; and

  •
  the approval policies or regulations of the FDA or comparable foreign regulatory authorities may change significantly in a manner rendering Avedro's existing approvals ineffective or Avedro's clinical data insufficient for approval or clearance.

        This lengthy approval process as well as the unpredictability of future clinical trial results may result in Avedro's failing to obtain regulatory approval or EC Certificates of Conformity from notified bodies permitting Avedro to market and/or distribute its products, which would harm its business, results of operations and prospects significantly.

        Foreign governmental authorities that regulate the manufacture and sale of medical devices and drugs have become increasingly stringent, and to the extent Avedro continues to market and sell Avedro's products in foreign countries, Avedro will be subject to rigorous regulation in the future. In such circumstances, where Avedro utilizes distributors in foreign countries to market and sell its products, Avedro would rely significantly on its distributors to comply with the varying regulations, and any failures on their part could result in restrictions on the sale of Avedro's products in foreign countries.

        In addition, regulatory authorities may approve any of Avedro's products for fewer or more limited indications and notified bodies may issue EC Certificates of Conformity for fewer intended uses than Avedro requests. Moreover, competent authorities may not approve the price Avedro intends to charge for its products, may grant approval or clearance contingent on the performance of costly post-marketing clinical trials or may approve a product with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product. Any of the foregoing scenarios could harm the commercial prospects for Avedro's products.

        The type of marketing application required for Avedro's new or modified products is subject to discussion with and review by applicable regulatory authorities, and different types of marketing applications may involve different content, review timelines, and level of cost and effort in preparing the application. This could cause increased cost and delay in bringing new or modified products to market.

Even though Avedro has obtained regulatory approval and marketing authorizations for certain of its products, Avedro still faces extensive regulatory requirements and may face future regulatory hurdles.

        Even though Avedro has obtained regulatory approval in the United States for its KXL system and its associated Photrexa formulations, the FDA and state regulatory authorities may still impose significant restrictions on the indicated uses or marketing of Avedro's KXL system and its associated Photrexa formulations, or impose ongoing requirements for potentially costly post-approval studies or post-marketing surveillance. Any future products which are approved or cleared by the FDA will also be subject to extensive post-approval obligations.

        Avedro is subject to ongoing post-approval FDA and other regulatory agency requirements, including those governing the labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, record-keeping and reporting of safety and other post-approval information. The holder of an approved NDA is obligated to monitor and report adverse effects and any failure of a product to meet the specifications in the NDA. Under the FDA medical device reporting regulations, companies with FDA approved or cleared medical devices, including device constituents of a drug-device combination product, are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of Avedro's similar devices were to recur.

        Avedro relies on its distributors, which are the registration holders in certain markets, to meet their obligations outlined in Avedro's distribution agreements with them, including obligations relating to regulatory requirements and timelines for adverse event reporting and for providing compliance documentation such as installation and training records. If any of Avedro's distributors fails to comply with these obligations, it may result in delays or errors in Avedro's post-market surveillance reporting, which will negatively impact Avedro's business.

        The holder of an approved NDA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA regulations and may be subject to other potentially applicable federal and state laws. The applicable regulations in countries outside the United States grant similar powers to the competent authorities and impose similar obligations on companies.

        In addition, manufacturers of drug products and their facilities are subject to payment of substantial user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations and adherence to commitments made in the NDA. Since Avedro's approved product in the United States is regulated as a drug/device combination product, Avedro will also need to comply with some of the FDA's manufacturing regulations for devices. In addition to drug cGMP, the FDA requires that Avedro's drug-device combination products comply with the QSR, which sets forth the FDA's manufacturing quality standards for medical devices, and other applicable government regulations and corresponding foreign standards. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA, the notified body or other regulatory authority. If Avedro, or a regulatory authority, discover previously unknown problems with Avedro's products, such as adverse effects, of unanticipated severity or frequency, stability issues relating to Avedro's drug formulations, or problems with a facility where the product is manufactured, a regulatory authority may impose restrictions relative to Avedro's products or its manufacturing facilities, including requiring recall or withdrawal of the product from the market, suspension of manufacturing, or other FDA action or other action by foreign regulatory authorities.

        If Avedro fails to comply with applicable regulatory requirements, a regulatory authority may take certain actions against Avedro, including, but not limited to, the following:

  •
  issue a warning letter asserting that Avedro is in violation of the law;

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  seek an injunction or impose civil or criminal penalties or monetary fines;

  •
  suspend, modify or withdraw regulatory approval;

  •
  suspend any ongoing clinical trials;

  •
  refuse to approve a pending NDA or a pending application for marketing authorization or supplements to an NDA or to an application for marketing authorization submitted by Avedro;

  •
  seize or recall Avedro's product; and/or

  •
  refuse to allow Avedro to enter into supply contracts, including government contracts.

        FDA's policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Avedro's products or modifications to its existing products. For example, in December 2016, the Cures Act was signed into law. The Cures Act, among other things, is intended to modernize the regulation of drugs and devices and spur innovation, but its ultimate implementation is unclear. If Avedro is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Avedro is not able to maintain regulatory compliance, Avedro may lose any marketing approval that it may have obtained, which would adversely affect its business, prospects and ability to achieve or sustain profitability. Additionally, Avedro cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. For example, certain policies of the Trump administration may impact Avedro's business and industry. Namely, the Trump administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, FDA's ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these executive actions will be implemented, and the extent to which they will impact FDA's ability to exercise its regulatory authority. If these executive actions impose constraints on FDA's ability to engage in oversight and implementation activities in the normal course, Avedro's business may be negatively impacted.

        Any government investigation of alleged violations of law could also require Avedro to expend significant time and resources in response and could generate negative publicity. If Avedro is not able to maintain regulatory compliance or if Avedro is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, regulatory sanctions may be applied or Avedro may lose any marketing approval or clearance that it may have obtained, and Avedro may not achieve or sustain profitability, which would adversely affect its business, prospects, financial condition and results of operations.

Modifications to Avedro's products may require new regulatory clearances or approvals or may require it to recall or cease marketing its products until clearances or approvals are obtained.

        Modifications to Avedro's products may require new regulatory approvals or clearances or new or modified EC Certificates of Conformity, or require Avedro to recall or cease marketing the modified products until these clearances, approvals or modified EC Certificates of Conformity are obtained. For example, the FDA requires device manufacturers to initially make and document a determination of whether or not a modification requires a new approval, supplement or clearance. A manufacturer may determine that a modification could not significantly affect safety or efficacy and does not represent a major change in its intended use, so that no new 510(k) clearance is necessary. However, the FDA can review a manufacturer's decision and may disagree. The FDA may also on its own initiative determine that a new clearance or approval is required.

        Avedro may not be able to obtain those additional clearances, approvals or modified EC Certificates of Conformity for the modifications or additional indications in a timely manner, or at all. Obtaining clearances and approvals can be a time consuming process, and delays in obtaining required future clearances or approvals would adversely affect Avedro's ability to introduce new or enhanced products in a timely manner, which in turn would harm its future growth.

Avedro may in the future conduct clinical trials for its products outside the United States, and the FDA and applicable foreign regulatory authorities may not accept data from such trials.

        Avedro may in the future choose to conduct one or more of its clinical trials outside the United States, including in the European Union. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA or applicable foreign regulatory authority may be subject to certain conditions. In all cases, the clinical trials must be conducted in accordance with cGCP and the applicable regulatory requirements and ethical principles that have their origin in the Declaration of Helsinki. In cases where data from foreign clinical trials are intended to support an application for marketing approval or clearance in the United States, the FDA may not accept the foreign data as supportive unless that data is applicable to the United States population and United States medical practice; the studies were performed by clinical investigators of recognized competence; the FDA's clinical trial design requirements, including sufficient size of patient populations and statistical powering, are met; the clinical trial is either conducted under an IND application and in compliance with IND regulations or is conducted outside of an IND but in compliance with cGCP and accompanied by a sufficient description of actions taken to ensure that the trial conformed to cGCP, and the data are considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Many foreign regulatory bodies have similar requirements requiring demonstration of ethnic equivalence. In addition, such foreign studies would be subject to the applicable local laws of the foreign jurisdictions where the studies are conducted. There can be no assurance the FDA or applicable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any applicable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of Avedro's business plan, and/or which may result in Avedro's products not receiving approval or clearance for commercialization in the applicable jurisdiction.

Avedro may not be able to obtain orphan drug designation or orphan drug exclusivity for its future products.

        Regulatory authorities in some jurisdictions, including the United States, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined as one occurring in a patient population of fewer than 200,000 individuals annually in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States.

        In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax credits for qualified clinical testing, and user-fee waivers. In addition, if a product receives the first FDA approval of that drug for the indication for which it has orphan designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity or where the manufacturer is unable to assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the rare disease or condition.

        While Avedro has received orphan drug designations and was afforded orphan exclusivity from the FDA that cover Avedro's Photrexa formulations used with its KXL system for the treatment of progressive keratoconus and corneal ectasia following refractive surgery upon approval, Avedro may seek orphan drug designations for other products or in other jurisdictions and may be unable to obtain such designations. If Avedro's competitors obtain orphan drug designation and approval of a product and the FDA or other regulatory authority determines that the product is the same drug and treats the same indication as one of Avedro's unapproved products, the competitor's orphan drug exclusivity may prevent Avedro from obtaining approval of its product for seven years after the competitor's receipt of approval.

        Even if Avedro obtains orphan drug designation for a product, it may not be able to obtain orphan drug exclusivity for that product or it may be unable to maintain such designation even if granted upon approval. Generally, a product with orphan drug designation only becomes entitled to orphan drug exclusivity if it receives the first marketing approval for the indication for which it has such designation, or if it is shown to be clinically superior to any previously approved version of the same drug for the same indication. If orphan exclusivity is awarded, the FDA will be precluded from approving another marketing application for the same drug for that indication for the applicable exclusivity period, except in limited circumstances. In addition, exclusive marketing rights in the United States may be unavailable if Avedro seeks approval for an indication broader than the orphan-designated indication.

        Even if Avedro obtains orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition and the same drug can be approved for a different condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. Orphan exclusivity may also be lost in the United States if the FDA later determines that the request for designation was materially defective or if Avedro is unable to assure sufficient quantities of the drug to meet the needs of patients with the rare disease or condition following approval. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. In addition, while Avedro may seek orphan drug designation for other existing and future products, Avedro may never receive such designations.

Avedro's products are currently regulated in some territories outside the United States as medical devices, and Avedro's future products could be considered to be medical devices and subject to extensive regulation by the FDA, including the requirement to obtain premarket approval and the requirement to report adverse events and violations of the FDCA that could present significant risk of injury to patients.

        If any of Avedro's products are determined to be regulated in accordance with the FDA's medical device requirements as opposed to regulation as a drug/device combination product subject to the FDA's drug regulatory authority, they will be subject to rigorous medical device regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and Avedro may not be able to obtain these clearances or approvals on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device, or new use of, new claim for or significant modification to an existing medical device only after the device has received clearance under Section 510(k) of the FDCA, or is the subject of an approved PMA unless the device is specifically exempt from those requirements. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is "substantially equivalent" to a legally-marketed "predicate" device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976, a device that was originally on the U.S. market pursuant to an approved PMA application and later downclassified, or a 510(k)-exempt device. To be "substantially equivalent," the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence. The FDA will also grant de novo applications for low risk devices that are not substantially equivalent to other 510(k)-cleared products where the benefits of those devices are demonstrated to outweigh the risks. High-risk devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the approval of a PMA. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA's satisfaction the safety and efficacy of the device for its intended use. The FDA may not approve or clear Avedro's future products for the indications that are necessary or desirable for successful commercialization. Indeed, the FDA may refuse Avedro's requests for 510(k) clearance or premarket approval of new products. Failure to receive clearance or approval for Avedro's new products would have an adverse effect on its ability to expand its business.

        In the European Union, the riboflavin drug formulations manufactured by Medio-Haus and intended for use with Avedro's KXL system and Mosaic system are compliant with the Essential Requirements set out in Annex I to the EU Medical Devices Directive and are CE marked and commercialized as medical devices. These devices were subject to assessment by a notified body. By issuing related EC Certificates of Conformity, and later renewing them, the notified body confirmed its opinion that the riboflavin formulations are appropriately classified as medical devices in the European Union. Version 1.22 (published in May 2019) of the European Commission's Classification and Borderline Expert Group's Manual on Borderline and Classification in the Community Regulatory Framework for Medical Devices (the "Borderline Classification Manual") discusses the regulatory classification of a riboflavin formulation for treatment of keratoconus (a similar discussion was included in earlier versions of the Borderline Classification Manual since July 2014). The riboflavin formulation is administered into the eye and is activated via illumination with UVA light for approximately 30 minutes. The intended purpose of the product is to increase the collagen cross linking by using riboflavin in treatment of keratoconus by causing the collagen fibrils to thicken, stiffen and cross link and reattach to each other making the cornea stronger, more stable and in turn halting the disease progression. The riboflavin causes new bonds to form across adjacent collagen strands in the stromal layer of the cornea which increases the tensile strength of the cornea. The Borderline Classification Manual concludes that available information indicates that, in these circumstances, the riboflavin has a dual function, firstly on the production of oxygen free radicals, and secondly by absorbing the UVA radiation and preventing damage to deeper ocular structures, such as corneal endothelium, the lens and the retina. The application of riboflavin in these circumstances results in an alteration of the normal chemical process of cross-linking of collagen as a result the riboflavin solution for treatment of keratoconus that was the subject of the opinion should not be classified as a medical device. The above position expressed in the Borderline Classification Manual as early as July 2014 is not legally binding and the competent authorities of the EU member states are not legally required to classify riboflavin solutions for treatment of keratoconus as medicinal products. It rather serves as one out of many elements supporting the competent authorities of the EU member states in their case-by-case decision on individual products. The Borderline Classification Manual does however reflect the views of the European Commission's working party on borderline and classification comprised of the European Commission services, EU Member State experts and other stakeholders. While riboflavin solutions manufactured by Medio-Haus and intended for use with Avedro's KXL system and Mosaic system were placed on the market in the European Union as medical devices and were subject to continuous oversight by Notified Bodies, Avedro cannot, therefore, rule out that one or more of the competent authorities of the EU member states could follow the views expressed in 2014 in the Borderline Classification Manual and conclude that the riboflavin formulations intended for use with Avedro's KXL and Mosaic systems should be classified as a medicinal product and not as a medical devices. In such case, these riboflavin formulations would need to undergo an EU or EU member states medicinal product marketing authorization process before they can be commercialized in the European Union.

        If Avedro fails to comply with U.S. federal, state and foreign governmental regulations, such failure could lead to the issuance of warning letters or untitled letters, the imposition of injunctions, suspensions or loss of regulatory clearance or approvals, product recalls, termination of distribution, product seizures or civil penalties. In the most extreme cases, criminal sanctions or closure of Avedro's manufacturing facility are possible.

If Avedro fails to comply with healthcare and other regulations, it could face substantial penalties and its business operations and financial condition could be adversely affected.

        Healthcare providers and third party payors play a primary role in the recommendation, prescription, treatment and coverage of procedures and FDA-approved prescription drugs and devices. Avedro's arrangements and interactions with healthcare professionals, third-party payors, patients and others expose it to broadly applicable fraud and abuse, anti-kickback, false claims and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Avedro markets, sells, and distributes its products. The U.S. federal and state laws and regulations that may affect Avedro's ability to operate include, without limitation:

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  The federal Anti-Kickback Statute, which prohibits, among other things, any person or entity from knowingly and willfully offering, paying, soliciting, or receiving any remuneration, directly or indirectly, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good or service for which payment may be made, in whole or in part, under federal healthcare programs, such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between pharmaceutical and medical device manufacturers on one hand and prescribers, purchasers, formulary managers, and others on the other hand. Liability under the Anti-Kickback Statute may be established without proving actual knowledge of the statute or specific intent to violate it. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Although there are a number of statutory exceptions and regulatory safe harbors to the federal Anti-Kickback Statute protecting certain common business arrangements and activities from prosecution or regulatory sanctions, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration to those who prescribe, purchase, or recommend pharmaceutical and medical device products, including discounts, or engaging such individuals as consultants, advisors, or speakers, may be subject to scrutiny if they do not fit squarely within an exception or safe harbor. Avedro's practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability. Moreover, there are no safe harbors for many common practices, such as reimbursement support programs, patient assistance programs, educational and research grants, or charitable donations.

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  The federal civil and criminal false laws, including the federal civil False Claims Act, and the Civil Monetary Penalties Law, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, including the Medicare and Medicaid programs, knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim or to an obligation to pay money to the government, or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government. Actions under the federal civil False Claims Act may be brought by the U.S. Attorney General or as a qui tam action by a private individual in the name of the government. The government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the federal civil False Claims Act. Many pharmaceutical and medical device manufacturers have been investigated and have reached substantial financial settlements with the federal government under the federal civil False Claims Act for a variety of alleged improper activities, including causing false claims to be submitted as a result of the marketing of their products for unapproved and thus non-reimbursable uses and interactions with prescribers and other customers including those that may have affected their billing or coding practices and submission of claims to the federal government. Because of the potential for large monetary exposure, healthcare and pharmaceutical companies often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages and per claim penalties that may be awarded in litigation proceedings based on alleged violations of the federal civil False Claims Act.

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  HIPAA, which imposes criminal and civil liability for knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

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  The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the State Children's Health Insurance Program to report annually to CMS information related to payments and other transfers of value that they make to physicians and teaching hospitals and ownership and investment interests in the company held by physicians and their immediate families. Beginning in 2022, applicable manufacturers also will be required to report information regarding payments and transfers of value provided to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse-midwives.

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  HIPAA, as amended by HITECH, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of PHI and state health information privacy and breach notification laws protecting personal information.

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  Federal and state consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

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  Analogous state, local and foreign laws, such as, anti-kickback and false claims laws that may apply to items or services reimbursed by any third party payor, including commercial insurers; state laws that restrict payments that may be made to healthcare providers and other potential referral sources; state, local and foreign laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures, or drug pricing; state and local laws that require manufacturers to implement compliance programs or marketing codes; state and local laws that require the registration of pharmaceutical sales and medical representatives; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

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  Similar healthcare laws and regulations in the European Union and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers and laws governing the privacy and security of certain protected information, such as the GDPR, which imposes obligations and restrictions on the collection and use of personal data relating to individuals located in the European Union (including health data).

        State and federal regulatory and enforcement agencies continue to actively investigate violations of healthcare laws and regulations, and the U.S. Congress continues to strengthen the arsenal of enforcement tools. Most recently, the Bipartisan Budget Act of 2018 increased the criminal and civil penalties that can be imposed for violating certain federal healthcare laws, including the federal Anti-Kickback Statute. Enforcement agencies also continue to pursue novel theories of liability under these laws. In particular, government agencies recently have increased regulatory scrutiny and enforcement activity with respect to manufacturer reimbursement support activities and patient support programs, including bringing criminal charges or civil enforcement actions under the federal Anti-Kickback statute, federal civil False Claims Act and violations of healthcare fraud statute and HIPAA privacy provisions.

        To support patient access to treatment, Avedro created the ARCH program. The ARCH program educates on and assists with coverage and reimbursement questions related to the KXL procedure and Photrexa formulations, provides no-charge drug to uninsured or government-insured patients who meet financial eligibility criteria and, for a limited time, offers healthcare providers a discount on future purchases of Photrexa formulations in certain qualifying circumstances. Avedro has worked to structure the ARCH program and other reimbursement-related activities in compliance with applicable laws and regulations, including the federal Anti-Kickback Statute, HIPAA fraud and privacy requirements, and other regulatory guidance available. Ensuring compliance with these laws and regulations requires substantial resources. Avedro monitors implementation of the ARCH program and other reimbursement-related activities, enhances safeguards as appropriate, and responds to instances of noncompliance. However, the government could challenge the design of the ARCH program under one or more of these laws, particularly if some if Avedro's vendors or personnel do not follow the established safeguards.

        Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available under such laws, it is possible that some of Avedro's business activities, including the ARCH program, certain sales and marketing practices and financial arrangements with physicians and other healthcare providers, some of whom recommend, use, prescribe or purchase Avedro's products, and other customers, could be subject to challenge under one or more such laws. If Avedro's operations are found to be in violation of any of these laws or regulations, Avedro may be subject to penalties, including potentially significant administrative, civil and criminal penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid in the United States and similar programs outside the United States, contractual damages, reputational harm, integrity oversight and reporting obligations, diminished profits and future earnings, and the curtailment or restructuring of Avedro's operations, any of which could adversely affect its ability to operate its business and its financial results. Companies settling federal false claims, kickback or Civil Monetary Penalty cases also may be required to enter into a Corporate Integrity Agreement with the Office of Inspector General of HHS in order to avoid exclusion from participation (i.e., loss of coverage for their products) in federal healthcare programs such as Medicare and Medicaid. Corporate Integrity Agreements typically impose substantial costs on companies to ensure compliance. Any action against Avedro for violation of these laws, even if Avedro successfully defends against it, could cause Avedro to incur significant legal expenses and divert its management's attention from the operation of its business. Defending against any such actions can be costly, time-consuming and may require significant personnel resources. Therefore, even if Avedro is successful in defending against any such actions that may be brought against it, Avedro's business may be impaired. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

Avedro may be subject to, or may in the future become subject to, U.S. federal and state, and foreign laws and regulations imposing obligations on how Avedro collects, uses, discloses, stores and processes personal information. Avedro's actual or perceived failure to comply with such obligations could result in liability or reputational harm and could harm Avedro's business. Ensuring compliance with such laws could also impair Avedro's efforts to maintain and expand its customer base, and thereby decrease its revenue.

        In many activities, including the conduct of clinical trials, Avedro is subject to laws and regulations governing data privacy and the protection of health-related and other personal information. These laws and regulations govern Avedro's processing of personal data, including the collection, access, use, analysis, modification, storage, transfer, security breach notification, destruction and disposal of personal data. Avedro must comply with laws and regulations associated with the international transfer of personal data based on the location in which the personal data originates and the location in which it is processed. For example, EU data protection law prohibits the transfer of personal data outside of the EEA, with limited exceptions, and Switzerland has similar restrictions. There are legal mechanisms to facilitate the transfer of personal data from the EEA and Switzerland to the United States, such as participation in the Privacy Shield Program administered by the United States Department of Commerce or execution of certain pre-approved model contractual clauses by the data importer and exporter. However, these mechanisms are subject to pending legal challenges in the European courts and could be invalidated. If these mechanisms are invalidated, there may be no viable alternative compliance mechanisms and Avedro's data transfers to and from the EEA could be disrupted.

        The privacy and security of personally identifiable information stored, maintained, received or transmitted, including electronically, is subject to significant regulation in the United States and abroad. While Avedro strives to comply with all applicable privacy and security laws and regulations, legal standards for privacy continue to evolve and any failure or perceived failure to comply may result in proceedings or actions against Avedro by government entities or others, or could cause reputational harm, which could have a material adverse effect on Avedro's business.

        Numerous foreign, federal and state laws and regulations govern collection, dissemination, use and confidentiality of personally identifiable health information, including state privacy and confidentiality laws (including state laws requiring disclosure of breaches); federal and state consumer protection and employment laws; HIPAA; and European and other foreign data protection laws. These laws and regulations are increasing in complexity and number, may change frequently and sometimes conflict.

        HIPAA establishes a set of national privacy and security standards for the protection of individually identifiable health information, including PHI, by health plans, healthcare clearinghouses and healthcare providers that submit covered transactions electronically, or covered entities, and their "business associates," which are persons or entities that perform certain services for, or on behalf of, a covered entity that involve creating, receiving, maintaining or transmitting PHI. While Avedro is not currently a covered entity or business associate under HIPAA, Avedro may receive identifiable information from these entities. Failure to receive this information properly could subject Avedro to HIPAA's criminal penalties, which may include fines up to $250,000 per violation and/or imprisonment. In addition, responding to government investigations regarding alleged violations of these and other laws and regulations, even if ultimately concluded with no findings of violations or no penalties imposed, can consume company resources and impact Avedro's business and, if public, harm its reputation.

        In addition, various states, such as California and Massachusetts, have implemented similar privacy laws and regulations, such as the California Confidentiality of Medical Information Act, that impose restrictive requirements regulating the use and disclosure of health information and other personally identifiable information. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. California's patient privacy laws, for example, provide for penalties of up to $250,000 and permit injured parties to sue for damages. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for Avedro and its clients and potentially exposing Avedro to additional expense, adverse publicity and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to Avedro's business could intensify.

        In addition, the interpretation and application of consumer, health-related, and data protection laws are often uncertain, contradictory, and in flux.

        If Avedro or its vendors fail to comply with applicable data privacy laws, or if the legal mechanisms Avedro or its vendors rely upon to allow for the transfer of personal data from the EEA or Switzerland to the United States (or if Avedro or its vendors fail to comply with applicable data privacy laws, or if the legal mechanisms Avedro or its vendors rely upon to allow for the transfer of personal data from the EEA or Switzerland to the United States (or other countries not considered by the European Commission to provide an adequate level of data protection) are not considered adequate, Avedro could be subject to government enforcement actions and significant penalties against it, and its business could be adversely impacted if its ability to transfer personal data outside of the EEA or Switzerland is restricted, which could adversely impact Avedro's operating results. The GDPR, which was effective as of May 25, 2018, introduced new data protection requirements in the European Union relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals about how their personal data is processed, the documentation Avedro must retain, the data security measures Avedro must maintain, data breach notification and the use of third party processors in connection with the processing of personal data. The processing of sensitive personal data, such as genetic information or information about health conditions, entails heightened compliance burdens under the GDPR and is a topic of active interest among EU regulators. In addition, the GDPR provides for more robust regulatory enforcement, and fines of up to the greater of 20 million Euros or 4% of annual global revenue.

        The GDPR has increased Avedro's responsibility and potential liability in relation to personal data that Avedro processes, and Avedro may be required to put in place additional mechanisms to ensure compliance with the GDPR. However, Avedro's ongoing efforts related to compliance with the GDPR may not be successful and could increase its cost of doing business. In addition, data protection authorities of the different EU member states may interpret the GDPR differently, and guidance on implementation and compliance practices are often updated or otherwise revised, which adds to the complexity of processing personal data in the European Union.

        Further, Brexit has created uncertainty with regard to data protection regulation in the UK. In particular, it is unclear whether, post Brexit, the UK will enact data protection legislation equivalent to the GDPR and how data transfers to and from the UK will be regulated.

        In the United States, California recently adopted the CCPA, which will take effect in January 2020. The CCPA has been characterized as the first "GDPR-like" privacy statute to be enacted in the United States because it mirrors a number of the key provisions of the GDPR. The CCPA establishes a new privacy framework for covered businesses by creating an expanded definition of personal information, establishing new data privacy rights for consumers in the State of California, imposing special rules on the collection of consumer data from minors, and creating a new and potentially severe statutory damages framework for violations of the CCPA. In addition, the CCPA creates a private right of action for data breaches that is expected to increase class action data breach litigation brought by private plaintiffs. Although the CCPA includes exemptions for certain clinical trials data, and PHI, the law may increase Avedro's compliance costs and potential liability with respect to other personal information Avedro collects about California residents.

        The CCPA has prompted a number of proposals for new federal and state privacy legislation that, if passed, could increase Avedro's potential liability, increase its compliance costs and adversely affect its business.

Guidelines, regulations and recommendations published by government agencies can reduce the use of Avedro's products.

        Government agencies promulgate regulations and guidelines applicable to Avedro's current products and the products that Avedro is developing. Recommendations of government agencies may relate to such matters as usage, dosage, route of administration, categorization and use of combination therapies. Regulations or guidelines suggesting the reduced use of Avedro's current products and the products that Avedro is developing or the use of competitive or alternative products as the standard of care to be followed by patients and healthcare providers could result in decreased use of Avedro's products and products or negatively impact Avedro's ability to gain market acceptance and market share.

Healthcare reform measures could hinder or prevent Avedro's products' commercial success.

        The Healthcare Reform Act is a sweeping measure in the United States which substantially changed the way healthcare is financed by both governmental and private insurers and significantly impacted the pharmaceutical industry. Among the ways in which it may impact Avedro's business, particularly if in the future Medicare or Medicaid covers or reimburses Avedro's Photrexa formulations, the Healthcare Reform Act:

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  imposes an annual excise tax of 2.3% on any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions, although the effective rate paid may be lower. Under the Consolidated Appropriations Act of 2016, the excise tax was suspended through December 31, 2017, and under the 2018 Appropriations Resolution, was further suspended through December 31, 2019;

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  establishes an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs;

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  expands eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers' Medicaid rebate liability;

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  expands the entities eligible for discounts under the Public Health program; and

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  creates a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research.

        Some of the provisions of the Healthcare Reform Act have yet to be implemented, and there have been judicial and Congressional challenges to certain aspects of the Healthcare Reform Act, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the Healthcare Reform Act. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the Healthcare Reform Act or otherwise circumvent some of the requirements for health insurance mandated by the Healthcare Reform Act. The Tax Act included a provision that repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Healthcare Reform Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the "individual mandate." The 2018 Appropriations Resolution delayed the implementation of certain Healthcare Reform Act-mandated fees, including, without limitation, the medical device excise tax. On December 14, 2018, a Texas U.S. District Court Judge ruled that the Healthcare Reform Act is unconstitutional in its entirety because the "individual mandate" was repealed by Congress as part of the Tax Act. On December 14, 2018, a Texas U.S. District Court Judge. It is unclear how this decision, subsequent appeals, and other efforts to repeal and replace the Healthcare Reform Act will impact the Healthcare Reform Act and Avedro's business.

        In addition, other legislative changes have been proposed and adopted since the Healthcare Reform Act was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals for spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation's automatic reduction to several government programs. This includes reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2027 unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

        In addition, drug pricing by pharmaceutical companies is currently, and is expected to continue to be, under close scrutiny, including with respect to companies that have increased the price of products after acquiring those products from other companies. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient support programs, and reform government program reimbursement methodologies for products. At the federal level, the Trump administration's budget proposals for fiscal years 2019 and 2020 contain further drug price control measures that could be enacted during the budget process or in other future legislation. The Trump administration released a "Blueprint" to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. The implementation of cost containment measures or other healthcare reforms may prevent Avedro from being able to generate product revenue or attain profitability for current products, or commercialize future products. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

        Avedro expects there will continue to be a number of legislative and regulatory changes to the United States healthcare system in ways that could affect Avedro's future revenue and profitability and the future revenue and profitability of its potential customers. Avedro anticipates that Congress, state legislatures and the private sector will continue to consider and may adopt healthcare policies and reforms intended to curb healthcare costs, particularly given the current atmosphere of mounting criticism of prescription drug costs in the U.S.

Avedro could be adversely affected by violations of the FCPA and other worldwide anti-bribery laws.

        Avedro is subject to the FCPA, which prohibits companies and their intermediaries from making payments in violation of law to non-United States government officials for the purpose of obtaining or retaining business or securing any other improper advantage. The FCPA and similar third country anti-bribery laws to which Avedro may be subject, including the UK Bribery Act 2010, are complex and far-reaching in nature and generally prohibit improper offering, promising, giving, or authorizing others to offer, promise, or give anything of value, either directly or indirectly, to foreign officials for the purpose of improperly influencing any act or decision, securing any other improper advantage, or obtaining or retaining business. The UK Bribery Act 2010 applies to any company incorporated in or "carrying on business" in the United Kingdom, irrespective of where in the world the alleged bribery activity occurs. The UK Bribery Act 2010 could have implications for Avedro's interactions with government officials, including physicians in and outside the United Kingdom. Violations could result in substantial fines and imprisonment.

        Avedro's current success depends on its network of distribution partners located in markets around the globe, including in Europe, the Middle East, China, Japan and South Korea. Avedro's significant reliance on foreign suppliers, manufacturers, distributors and collaborators creates a risk of liability under the FCPA and similar anti-bribery and anti-corruption laws in other jurisdictions and demands a high degree of vigilance in preventing Avedro's partners, employees and consultants from participation in corrupt activity, because these foreign entities could be deemed Avedro's agents and Avedro could be held responsible for their actions. Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical and medical device industry because, in many countries, hospitals are operated by the government and doctors and other hospital employees are considered foreign officials. In some cases, certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

        The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the company and to maintain an adequate system of internal accounting controls. Although Avedro does not control its international distributors, collaborators or other third party agents, Avedro may nevertheless be liable for their actions and no assurance can be made that all employees, distributors, collaborators and other third party agents will comply with the FCPA and similar foreign laws. Avedro also cannot assure you that it would not be required in the future to alter one or more of its practices to be in compliance with these laws or any changes in these laws or the interpretation thereof.

        Any violations of these laws, or allegations of such violations, could disrupt Avedro's operations, involve significant management distraction, and involve significant costs and expenses, including legal fees. Avedro could also suffer severe penalties, including criminal sanctions and civil penalties such as monetary fines, disgorgement of past profits, and other remedial measures, any of which could have a material and adverse impact on Avedro's business, financial conditions, results of operations and growth prospects.

Avedro's employees, collaborators, independent contractors, principal investigators, consultants, vendors and CROs may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

        Avedro is exposed to the risk that its employees, collaborators, independent contractors, principal investigators, consultants, vendors and CROs may engage in fraudulent or other illegal activity with respect to its business. Misconduct by these employees could include intentional, reckless and/or negligent conduct or unauthorized activity that violates:

  •
  FDA regulations and equivalent third country regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA and equivalent third country authorities;

  •
  manufacturing standards;

  •
  federal and state healthcare fraud and abuse laws and regulations and equivalent third country regulations; or

  •
  laws that require the true, complete and accurate reporting of financial information or data.

        In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve individually identifiable information, including, without limitation, the improper use of information obtained in the course of clinical trials, or illegal misappropriation of drug product, which could result in regulatory sanctions and serious harm to Avedro's reputation. Any incidents or any other conduct that leads to an employee receiving an FDA or equivalent third country debarment could result in a loss of business from third parties and severe reputational harm.

        Avedro has adopted a Code of Business Conduct and Ethics to govern and deter such behaviors, but it is not always possible to identify and deter employee misconduct, and the precautions Avedro takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Avedro from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Avedro, and Avedro is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, disgorgement, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal or third country healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if Avedro becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of Avedro's operations.

A recall of Avedro's products, or the discovery of serious safety issues with Avedro's products, could have a significant adverse impact on Avedro.

        The FDA and equivalent third country authorities have the authority to require the recall of commercialized drugs or medical devices in the event of material deficiencies, defects in design or manufacture, or stability failures. Manufacturers may, under their own initiative, recall a product if any material deficiency in a drug or device is found. A government-mandated or voluntary recall by Avedro or one of its distributors could occur as a result of an unacceptable risk to health, component failures, manufacturing errors, stability failures, drug contamination or impurities, design or labeling defects or other deficiencies and issues. Recalls of any of Avedro's products would divert managerial and financial resources and have an adverse effect on its reputation, financial condition and operating results, which could impair its ability to produce its products in a cost-effective and timely manner. The FDA and equivalent third country authorities require that certain classifications of recalls be reported to them within a defined period of time (within ten working days for the FDA) after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA or equivalent third country authorities. Avedro may initiate voluntary recalls involving its products in the future that Avedro determines do not require notification of the FDA or equivalent third country authorities. If the FDA or equivalent third country authorities disagree with Avedro's determinations, they could require Avedro to report those actions as recalls. A future recall announcement could harm Avedro's reputation with customers and negatively affect its sales. In addition, the FDA or equivalent third country authorities could take enforcement action for failing to report the recalls when they were conducted.

        An increase in the frequency or severity of adverse events, or repeated product complaints or malfunctions may result in a voluntary or involuntary product recall, which could divert managerial and financial resources, impair Avedro's ability to manufacture its products in a cost-effective and timely manner and have an adverse effect on its reputation, financial condition, and operating results.

        Depending on the corrective action Avedro takes to redress a product's deficiencies or defects, the FDA or an equivalent third country authority may require, or Avedro may decide, that it will need to obtain new approvals or clearances for the products, or a new EC Certificate of Conformity before Avedro may market or distribute the corrected products. Seeking such approvals or clearances may delay Avedro's ability to replace the recalled products in a timely manner. Moreover, if Avedro does not adequately address problems associated with its products, Avedro may face additional regulatory enforcement action, including FDA or equivalent third country authorities' warning letters, product seizure, injunctions, administrative penalties, or civil or criminal fines. Avedro may also be required to bear other costs or take other actions that may have a negative impact on its sales as well as face significant adverse publicity or regulatory consequences, which could harm its business, including its ability to market its products in the future.

        Any adverse event involving Avedro's products could result in future voluntary corrective actions, such as recalls or customer notifications, or regulatory agency action, which could include inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, will require the dedication of Avedro's time and capital, distract management from operating Avedro's business and may harm Avedro's reputation and financial results.

U.S. legislative or FDA regulatory reforms, or equivalent third country reforms, may make it more difficult and costly for Avedro to obtain regulatory approval of its products and to manufacture, market and distribute its products after approval is obtained.

        From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect Avedro's business and its products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of future products. FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect Avedro's business and its products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

        In May 2017, the MDR was adopted. The MDR repeals and replaces the Directives. Unlike the Directives, which must be implemented into the national laws of the EU member states, the MDR will be directly applicable in the EU member states and on the basis of the EEA agreement in Iceland, Lichtenstein and Norway. The MDR is, among other things, intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. The MDR will be applicable from May 26, 2020. Once applicable, the MDR will, among other things:

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  strengthen the rules on placing medical devices on the market and reinforce surveillance once they are available;

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  establish explicit provisions on manufacturers' responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

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  improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

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  set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the European Union; and

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  strengthen the rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

        Once applicable, the MDR will impose increased compliance obligations for Avedro to access the EU market. Moreover, the scrutiny imposed by notified bodies for the technical documentation related these devices will increase considerably.

Risks Related to Ownership of Avedro Common Stock

An active trading market for Avedro Common Stock may not develop or be sustained.

        Prior to Avedro's IPO in February 2019, there was no public market for Avedro Common Stock. Although Avedro Common Stock is currently listed on Nasdaq, Avedro cannot assure you that an active trading market for its shares will develop or be sustained. If an active market for Avedro Common Stock does not develop or is not sustained, it may be difficult for its stockholders to sell shares of Avedro Common Stock without depressing the market price for the shares or to sell the shares at all.

The market price of Avedro Common Stock has been and is likely to continue to be volatile.

        The market price of Avedro Common Stock may be highly volatile and may fluctuate substantially as a result of a variety of factors, some of which are related in complex ways. The market price for Avedro Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond Avedro's control, including the factors listed below and other factors describe in this "Risk Factors" section

  •
  the success of competitive products or technologies;

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  results of clinical trials of Avedro's products or those of its competitors;

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  regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to Avedro's products and product candidates;

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  actions taken by regulatory agencies with respect to Avedro's products, clinical trials, manufacturing process, or sales and marketing terms;

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  changes in the structure of healthcare payment systems;

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  the success of Avedro's efforts to develop, acquire or in-license additional products;

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  developments related to any future collaborations;

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  manufacturing disruptions;

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  developments or disputes concerning patent applications, issued patents or other proprietary rights;

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  the level of expenses related to any of Avedro's products or clinical development programs;

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  Avedro's ability or inability to raise additional capital and the terms on which Avedro raises it;

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  the recruitment or departure of key personnel or members of the Avedro Board;

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  changes in the structure of healthcare payment systems;

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  actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding Avedro Common Stock, other comparable companies or Avedro's industry generally;

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  trading volume of Avedro Common Stock;

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  sales of Avedro Common Stock by Avedro or its stockholders;

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  short sales, hedging and other derivative transactions involving Avedro's capital stock;

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  general economic, industry and market conditions in the United States and abroad; and

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  other events or factors, many of which are beyond Avedro's control.

        The stock market in general and the market for medical device companies and pharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively impact the market price of Avedro Common Stock, regardless of Avedro's operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against medical device companies and pharmaceutical companies. Stock prices of many of these companies have fluctuated in a manner unrelated or disproportionate to their operating performance. If Avedro were to become involved in securities litigation, it could subject Avedro to substantial costs, divert resources and the attention of management from Avedro's business and adversely affect its business, operating results, financial condition and cash flows.

Future sales of Avedro Common Stock in the public market could cause Avedro's share price to decline.

        Sales of a substantial number of shares of Avedro Common Stock in the public market could occur at any time. As of August 30, 2019, Avedro had outstanding 17,471,241 shares of Avedro Common Stock. The majority of these shares were acquired prior to Avedro's IPO and were subject to lock-up agreements prohibiting holders of these shares from selling any of their shares for a period of 180 days following Avedro's IPO. These lock-up agreements have expired and, as a result, a substantial number of shares of Avedro Common Stock are now generally freely tradable, subject, in the case of sales by Avedro affiliates, to the volume limitations and other provisions of Rule 144 under the Securities Act. If holders of these shares sell, or indicate an intent to sell, substantial amounts of Avedro Common Stock in the public market, the trading price of Avedro Common Stock could decline significantly.

        In addition, Avedro has filed a registration statement on Form S-8 registering the issuance of 6.0 million shares of Avedro Common Stock subject to options or other equity awards issued or reserved for future issuance under Avedro's equity incentive plans. Shares registered under this registration statement on Form S-8 are available for sale in the public market subject to vesting arrangements and exercise of options and the restrictions of Rule 144 under the Securities Act in the case of Avedro's affiliates. In addition, certain holders of shares of Avedro Common Stock have rights, subject to some conditions, to require Avedro to file registration statements covering their shares or to include their shares in registration statements that Avedro may file for itself or other stockholders. If Avedro were to register the resale of these shares, they could be freely sold in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of Avedro Common Stock could decline.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about Avedro's business, its stock price and trading volume could decline.

        The trading market for Avedro Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about Avedro or its business. Avedro does not have any control over these analysts. If one or more of the analysts who cover Avedro downgrade Avedro's stock or publish inaccurate or unfavorable research about Avedro's business, Avedro's stock price would likely decline. If one or more of these analysts cease coverage of Avedro or fail to publish reports on Avedro regularly, demand for Avedro's stock could decrease, which might cause Avedro's stock price and trading volume to decline.

Avedro's executive officers, directors and principal stockholders have the ability to control or significantly influence all matters submitted to stockholders for approval.

        As of August 30, 2019, Avedro's executive officers, directors and stockholders each holding more than 5% of the outstanding shares of Avedro Common Stock, and their respective affiliates, in the aggregate, beneficially own approximately 52% of Avedro Common Stock. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to Avedro's stockholders for approval, as well as Avedro's management and affairs. For example, these stockholders, if they choose to act together, will control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of Avedro's assets. This concentration of voting power could delay or prevent an acquisition of Avedro on terms that other stockholders may desire, which in turn could depress Avedro's stock price and may prevent attempts by Avedro's stockholders to replace or remove the Avedro Board or management.

The issuance of additional stock in connection with financings, acquisitions, investments, Avedro's stock incentive plans or otherwise will dilute all other stockholders.

        The Avedro Charter authorizes Avedro to issue up to 200,000,000 shares of Avedro Common Stock and up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined by the Avedro Board. Subject to compliance with applicable rules and regulations, Avedro may issue its shares of Avedro Common Stock or securities convertible into Avedro Common Stock from time to time in connection with a financing, acquisition, investment, Avedro's stock incentive plans or otherwise. Any such issuance could result in substantial dilution to Avedro's existing stockholders and cause the trading price of Avedro Common Stock to decline.

Provisions in the Avedro Charter and the Avedro Bylaws could make an acquisition of Avedro more difficult and may prevent attempts by Avedro's stockholders to replace or remove Avedro's current management.

        Provisions in the Avedro Charter and the Avedro Bylaws may discourage, delay, or prevent a merger, acquisition or other change in control of Avedro that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Avedro Common Stock, thereby depressing the market price of Avedro Common Stock. In addition, these provisions may frustrate or prevent any attempts by Avedro's stockholders to replace members of the Avedro Board. Because the Avedro Board is responsible for appointing the members of Avedro's management team, these provisions could in turn affect any attempt by Avedro's stockholders to replace current members of Avedro's management team. Among others, these provisions include the following:

  •
  the Avedro Board is divided into three classes with staggered three-year terms, which may delay or prevent a change of Avedro's management or a change in control;

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  the Avedro Board has the right to elect directors to fill a vacancy created by the expansion of the Avedro Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Avedro Board;

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  Avedro's stockholders are not able to act by written consent or call special stockholders' meetings; as a result, a holder, or holders, controlling a majority of Avedro's capital stock are not be able to take certain actions other than at annual stockholders' meetings or special stockholders' meetings called by the Avedro Board, the chairman of the board or the chief executive officer;

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  the Avedro Charter prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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  stockholders are required to provide advance notice and additional disclosures in order to nominate individuals for election to the Avedro Board or to propose matters that can be acted upon at a stockholders' meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of Avedro; and

  •
  the Avedro Board is able to issue, without stockholder approval, shares of undesignated preferred stock, which will make it possible for the Avedro Board to issue preferred stock with voting or other rights or preferences that could impede the success of an attempt to acquire Avedro.

Provisions under Delaware law could make an acquisition of Avedro more difficult, limit attempts by Avedro's stockholders to replace or remove Avedro's current management and limit the market price of Avedro Common Stock.

        In addition to provisions in the Avedro Charter and the Avedro Bylaws, because Avedro is incorporated in Delaware, Avedro is governed by the provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any holder of at least 15% of Avedro's capital stock for a period of three years following the date on which the stockholder became a 15% stockholder.

The Avedro Charter provides that the Court of Chancery of the State of Delaware will be the exclusive forum for certain litigation that may be initiated by Avedro's stockholders, which could limit Avedro's stockholders' ability to obtain a favorable judicial forum for disputes with Avedro or its directors, officers or employees.

        The Avedro Charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for (1) any derivative action or proceeding brought on Avedro's behalf, (2) any action asserting a claim for breach of a fiduciary duty owed by any of Avedro's directors, officers or other employees to Avedro or its stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Avedro Charter or the Avedro Bylaws or (4) any action asserting a claim governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. These exclusive forum provisions may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with Avedro or its directors, officers or other employees, which may discourage such lawsuits against Avedro and its directors, officers and other employees. For example, stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery and federal district courts may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to Avedro than to its stockholders.

 DESCRIPTION OF GLAUKOS CAPITAL STOCK

General

        The following is a summary of the rights of Glaukos Common Stock and Glaukos preferred stock, and of certain provisions of the Glaukos Charter, the Glaukos Bylaws, and applicable law. The following description is only a summary and does not purport to be complete and is qualified by reference to the Glaukos Charter and the Glaukos Bylaws, which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Authorized Capitalization

        Glaukos' authorized capital stock consists of shares, all with a par value of $0.001 per share, of which:

  •
  150,000,000 shares are designated as common stock; and

  •
  5,000,000 shares are designated as preferred stock.

        As of August 30, 2019, 36,889,217 shares of Glaukos Common Stock were issued and 36,861,217 shares of Glaukos Common Stock were outstanding, and no shares of Glaukos preferred stock were issued or outstanding. As of August 30, 2019, Glaukos also had approximately 5.7 million shares of Glaukos Common Stock reserved for issuance upon exercise of outstanding stock options and vesting of restricted stock units granted to Glaukos' employees and directors.

Common Stock

        As of August 30, 2019, there were approximately 15 record holders of Glaukos Common Stock.

Voting

        The holders of Glaukos Common Stock are entitled to one vote per share on all matters to be voted on by Glaukos stockholders. The Glaukos Charter prohibits cumulative voting in the election of directors. The Glaukos Bylaws provide for a plurality voting standard for the election of directors. The Glaukos Charter includes certain supermajority voting provisions relating to the removal of directors, certain amendments to the Glaukos Charter and certain amendments to the Glaukos Bylaws.

Dividends

        Subject to preferences that may be applicable to any then outstanding preferred stock, holders of Glaukos Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Glaukos Board out of legally available funds.

Liquidation

        In the event of Glaukos' liquidation, dissolution or winding up, holders of Glaukos Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Glaukos' debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of Glaukos preferred stock.

Rights and Preferences

        Holders of Glaukos Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Glaukos Common Stock. The rights, preferences and privileges of the holders of Glaukos Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of Glaukos preferred stock that Glaukos may designate in the future.

Fully Paid and Nonassessable

        All outstanding shares of Glaukos Common Stock are fully paid and nonassessable.

Preferred Stock

        The Glaukos Board has the authority, without further action by Glaukos' stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. The Glaukos Board may also designate the rights, preferences and privileges of each such series of preferred stock, any or all of which may be greater than or senior to those of the Glaukos Common Stock. Though the actual effect of any issuance of preferred stock on the rights of the holders of Glaukos Common Stock will not be known until the Glaukos Board determines the specific rights of the holders of preferred stock, the potential effects of such an issuance include:

  •
  diluting the voting power of the holders of Glaukos Common Stock;

  •
  reducing the likelihood that holders of Glaukos Common Stock will receive dividend payments;

  •
  reducing the likelihood that holders of Glaukos Common Stock will receive payments in the event of Glaukos' sale, liquidation, dissolution, or winding up; and

  •
  delaying, deterring or preventing a change-in-control or other corporate takeover.

Anti-Takeover Effects of Delaware Law and the Glaukos Charter and Glaukos Bylaws

Delaware Law

        Certain provisions of Delaware law and the Glaukos Charter and the Glaukos Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of Glaukos. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of Glaukos to negotiate with the Glaukos Board. Glaukos believes that the advantages gained by protecting its ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of Glaukos Common Stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Certificate of Incorporation and Bylaws

        The Glaukos Charter and/or the Glaukos Bylaws include provisions that:

  •
  authorize the Glaukos Board to issue, without further action by the Glaukos stockholders, up to 5,000,000 shares of undesignated preferred stock;

  •
  require that any action to be taken by Glaukos' stockholders be effected at a duly called annual or special meeting and not by written consent;

  •
  specify that special meetings of Glaukos' stockholders can be called only by the chairperson of the Glaukos Board or Glaukos' chief executive officer, president or the Glaukos Board acting pursuant to a resolution adopted by a majority of the Glaukos Board;

  •
  establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of Glaukos' stockholders, including proposed nominations of persons for election to the Glaukos Board;

  •
  provide that directors may be removed only for cause by a supermajority vote of Glaukos' stockholders;

  •
  provide that vacancies on the Glaukos Board may be filled only by a majority of directors then in office, even though less than a quorum;

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  establish that the Glaukos Board is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms;

  •
  specify that no stockholder is permitted to cumulate votes at any election of the Glaukos Board; and

  •
  require a supermajority vote of the stockholders and a majority of the Glaukos Board to amend certain of the above-mentioned provisions and the Glaukos Bylaws.

Exclusive Forum

        Under the provisions of the Glaukos Charter, unless Glaukos consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Glaukos; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Glaukos' directors, officers or other employees to Glaukos or its stockholders; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL, or the Glaukos Charter or the Glaukos Bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine.

        This exclusive forum provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Exchange Act or Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. This exclusive forum provision will not relieve Glaukos of its duties to comply with the federal securities laws and the rules and regulations thereunder, and Glaukos' stockholders will not be deemed to have waived Glaukos' compliance with these laws, rules and regulations.

Delaware Anti-Takeover Statute

        Glaukos is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers, and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. Glaukos expects the existence of this provision to have an anti-takeover effect with respect to transactions the Glaukos Board does not approve in advance. Glaukos also anticipates that Section 203 may discourage business combinations or other attempts that might result in the payment of a premium over the market price for the shares of Glaukos Common Stock held by Glaukos' stockholders.

        The provisions of Delaware law and the Glaukos Charter and the Glaukos Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of Glaukos Common Stock that often result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in Glaukos' management. It is possible that these provisions could make it more difficult to accomplish transactions that Glaukos' stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

        The transfer agent and registrar for Glaukos Common Stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar's address is 6201 15th Avenue, Brooklyn, New York 11219. The transfer agent's telephone number is (718) 921-8200.

Listing

        The Glaukos Common Stock is listed on the NYSE under the symbol "GKOS."

COMPARISON OF RIGHTS OF HOLDERS OF GLAUKOS COMMON STOCK AND AVEDRO COMMON STOCK

        The following is a summary of the material differences between the rights of holders of Glaukos Common Stock and the rights of holders of Avedro Common Stock, but it is not a complete description of those differences. These differences arise from the governing corporate documents of the two companies, including the Glaukos Charter, the Glaukos Bylaws, the Avedro Charter and the Avedro Bylaws. Glaukos and Avedro are both Delaware corporations and are governed by the DGCL. After completion of the Merger, the rights of Avedro stockholders who become Glaukos stockholders will be governed by the DGCL, the Glaukos Charter and the Glaukos Bylaws. Glaukos and Avedro urge you to read each of the Glaukos Charter, the Glaukos Bylaws, the Avedro Charter, and the Avedro Bylaws in their entirety. For additional information, see "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus and "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus.

Glaukos	Avedro
Authorized Capital Stock
Glaukos is authorized to issue 155,000,000 shares of capital stock divided into two classes consisting of:	Avedro is authorized to issue 210,000,000 shares of capital stock divided into two classes consisting of:
(a) 150,000,000 shares of common stock, par value $0.001 per share; and	(a) 200,000,000 shares of common stock, par value $0.00001 per share; and
(b) 5,000,000 shares of preferred stock, par value $0.001 per share.	(b) 10,000,000 shares of preferred stock, par value $0.00001 per share.
Rights of Preferred Stock

The Glaukos Charter provides that the Glaukos Board is expressly authorized, by resolution or resolutions, to provide, out of the unissued and undesignated shares of preferred stock, for one or more series of preferred stock and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of any such series.

No shares of Glaukos preferred stock are issued or outstanding as of the date of this proxy statement/prospectus or as of the Record Date.

The Avedro Board has the authority to determine the terms of each series of preferred stock, within the limits of the Avedro Charter, the Avedro Bylaws and the laws of the State of Delaware, and the Avedro Board could take that action without approval of the Avedro stockholders. These terms include the number of shares in a series, dividend rights, rights in a liquidation, terms of redemption, conversion and exchange rights, and voting rights, if any. The issuance of Avedro preferred stock could delay or prevent a change in control of Avedro.

No shares of Avedro preferred stock are issued or outstanding as of the date of this proxy statement/prospectus or as of the Record Date.

Number of Directors

The Glaukos Board shall consist of one or more members, with the number of directors to be determined from time to time by resolution of the Glaukos Board. There are currently six directors serving on the Glaukos Board.	The Avedro Charter provides that the number of directors will be fixed exclusively from time to time by resolution of the Avedro Board. The Avedro Board currently consists of six directors.

Glaukos	Avedro
Election of Directors

The Glaukos Bylaws provide that each director shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
The Avedro Bylaws provide that the vote of the holders of a plurality of the voting power of the shares represented at a meeting at which a quorum is present is generally required to elect directors, unless a different vote is required by law or specifically required by the Avedro Charter or Avedro Bylaws, Delaware law or Nasdaq.
Cumulative Voting
The Glaukos Charter prohibits cumulative voting in the election of directors.	The Avedro Charter does not provide for cumulative voting in the election of directors.
Classification of Board of Directors

The Glaukos Board is divided into three classes as nearly equal in size as is practicable, with each class of directors serving for a term of three years and only one class of directors being elected in each year.	The Avedro Board is classified into three classes. Each director is appointed for a three-year term.
Removal of Directors

The Glaukos Charter provides that any director or the entire Glaukos Board may be removed from office at any time, but only for cause, and only by the affirmative vote of stockholders holding at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock entitled to vote in the election of directors.
The Avedro Bylaws provide that directors may only be removed for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of Avedro entitled to vote generally in the election of directors, voting together as a single class.

Glaukos	Avedro
Vacancies on the Board of Directors

The Glaukos Bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors on the Glaukos Board elected by all of the stockholders having the right to vote as a single class shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

The Glaukos Bylaws further provide that if, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Glaukos Board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid.

The Avedro Bylaws provide that, subject to the rights granted to any series of preferred stock, any vacancies or newly created directorships on the Avedro Board will be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and not the Avedro stockholders, unless the Avedro Board determines by resolution that any such vacancy or newly created directorship shall be filled by the Avedro stockholders.

Glaukos	Avedro
Advance Notice Requirements for Stockholder Nominations and Proposals

The Glaukos Bylaws provide that a stockholder must give advance written notice to Glaukos if such stockholder intends to nominate an individual for election to the Glaukos Board or wishes to present a proposal at an annual meeting of Glaukos' stockholders. In order to make such a nomination or proposal, a stockholder must satisfy certain procedural and informational requirements including, among others, providing timely notice of the proposal as well as the disclosure of certain information about the nominating stockholder and the director candidate or proposal, as applicable.

To be timely, a stockholder's written notice of the nomination or proposal to the Secretary of Glaukos must be received at Glaukos' principal executive offices not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which Glaukos first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year's annual meeting of stockholders; however, if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, to be timely, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which the date of such annual meeting was first publicly disclosed. In the event of a nomination for a director to be elected at a special meeting, to be timely, such notice must be received by the Secretary of Glaukos must be received at Glaukos' principal executive offices not later than the close of business on the later of (a) the 90th day prior to such special meeting or (b) the 10th day following the day on which the date of such special meeting was first publicly disclosed.

The Avedro Bylaws provide that Avedro stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to Avedro's corporate secretary. As specified in the Avedro Bylaws, director nominations and the proposal of business to be considered by Avedro stockholders may be made only pursuant to a notice of meeting, brought specifically by or at the direction of the Avedro Board or by an Avedro stockholder of record who is entitled to vote at the meeting at the time giving the stockholder's notice and who has complied with the notice of procedures that are provided in the Avedro Bylaws.

Generally, to be timely, a stockholder's notice must be received by Avedro's corporate secretary at the principal executive offices of Avedro not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. If there was no annual meeting the previous year or if the date of the annual meeting is more than 30 days before or more than 30 days after that anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to that annual meeting and not later than the close of business on the 90th day prior to that annual meeting or the 10th day following the day on which Avedro first publicly announces the date of that annual meeting.

In the event a special meeting of stockholders is called for the purpose of electing one or more directors, a record stockholder's shall be timely if received by the Secretary of Avedro at Avedro's principal executive offices not later than the close of business on the later of (a) the 90th day prior to such meeting or (b) the 10th day following the day on which public announcement of the special meeting is first made.

Glaukos	Avedro
Amendments to Certificate of Incorporation

The Glaukos Charter reserves to Glaukos the right to amend or repeal any provision of the Glaukos Charter in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

Notwithstanding the foregoing, the Glaukos Charter provides that the Glaukos Board acting pursuant to a resolution adopted by a majority of the Glaukos Board and the affirmative vote of seventy-five percent (75%) of the then-outstanding voting securities of Glaukos, voting together as a single class, is required for the amendment, repeal or modification of certain provisions of the Glaukos Charter, including those relating to the classification of the Glaukos Board and removal of directors, the filling of director vacancies, the prohibition on cumulative voting in the election of directors, the requirements for calling a special meeting, the prohibition on stockholder action by written consent, indemnification and the provisions setting forth the standard for amendments of the Glaukos Charter.

Under Section 242 of the DGCL, the Avedro Charter may be amended upon a resolution by the Avedro Board and approved by:

•

the holders of a majority of the outstanding shares entitled to vote, and

•

a majority of the outstanding shares of each class entitled to a class vote, if any.

The Avedro Charter provides that, for amendments to Article FIFTH, Article SIXTH and Article SEVENTH of the Avedro Charter, any amendment must be approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of Avedro's capital stock entitled to vote generally in the election of directors, voting together as a single class.

Amendments to Bylaws

The Glaukos Charter and Glaukos Bylaws provide that the affirmative vote of at least a majority of the Glaukos Board then in office is required for the Glaukos Board to adopt, amend, alter or repeal the Glaukos Bylaws or any provision thereof. In addition, the Glaukos Charter and Glaukos Bylaws provide that the Glaukos Bylaws (or any provision thereof) may also be adopted, amended, altered or appealed by the affirmative vote of at least seventy-five percent (75%) of the then-outstanding voting securities of Glaukos entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Glaukos Board recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding voting securities of Glaukos entitled to vote on such amendment or repeal, voting together as a single class.
The Avedro Bylaws may be adopted, amended, or repealed by the majority of the authorized number of directors of the Avedro Board. The Avedro Bylaws may also be adopted, amended or repealed with the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of Avedro's capital stock entitled to vote generally in the election of directors, voting together as a single class.

Glaukos	Avedro
Special Meetings of Stockholders

The Glaukos Charter and Glaukos Bylaws provide that special meetings of stockholders, for any purpose or purposes, may be called at any time only by the Chairperson of the Glaukos Board, Glaukos' chief executive officer, Glaukos' president or the Glaukos Board acting pursuant to a resolution adopted by a majority of the Glaukos Board. Any special meeting shall be held at such place, on such date, and at such time as the Glaukos Board shall fix. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice thereof.
Special meetings of the Avedro stockholders may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the chairperson of the Avedro Board, (ii) Avedro's chief executive officer, or (iii) the Avedro Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolutions is presented to the Avedro Board for adoption).
Notice of Special Meetings of Stockholders

The Glaukos Bylaws provide that for all meetings of the stockholders, including special meetings, written notice of the date, place and time of the meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.
The Avedro Bylaws provide that, except as otherwise required by law, notice, whether given in writing or by electronic transmission, of each meeting of Avedro stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.
Stockholder Action by Written Consent

The Glaukos Charter requires that, subject to the rights of the holders of shares of any series of preferred stock or any other class of stock or series thereof that have been expressly granted the right to take action by written consent, any action required or permitted to be taken by the Glaukos stockholders must be effected at a duly called annual or special meeting of stockholders. Stockholders may not act by written consent.	The Avedro Bylaws prohibit stockholder action by written consent.

Glaukos	Avedro
Limitation of Personal Liability of Directors

The Glaukos Charter provides that to the fullest extent permitted by the DGCL, as may be amended from time to time, a director of Glaukos shall not be personally liable to Glaukos or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to Glaukos or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Glaukos shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.	The Avedro Charter provides that the liability of Avedro directors for monetary damages shall be eliminated to the fullest extent under applicable law.

Glaukos	Avedro
Indemnification of Directors and Officers

The Glaukos Charter and Glaukos Bylaws require Glaukos to provide indemnification, to the fullest extent permitted by applicable law, to any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent or is or was serving at Glaukos' request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Glaukos is also required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Glaukos Board.

The Glaukos Bylaws further provide that Glaukos shall indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Glaukos to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Glaukos, or while a director or officer of Glaukos is or was serving at the request of Glaukos as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Glaukos.

The Avedro Charter provides that Avedro is authorized to indemnify and advance expenses to, to the fullest extent permitted by Delaware law, directors, officers and agents of Avedro (and any other persons to whom applicable law permits Avedro to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of Avedro stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by applicable law. The Avedro Charter further provides that if applicable law is amended after approval by the Avedro stockholders of Article SIXTH of the Avedro Charter to authorize corporation action further elimination or limiting the personal liability of Avedro's directors, then the liability of a director to Avedro shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Under Delaware law, Avedro is also authorized to carry directors' and officers' insurance to protect Avedro, its directors, officers and certain employees from some liabilities.

The Avedro Bylaws further provide that Avedro will pay the expenses (including attorneys' fees) incurred by any person who is a party or is threatened to be made a party to any pending or completed proceeding in connection with such proceeding in advance of such proceeding's final disposition or a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the Avedro Bylaws, by reason of fact that the indemnitee is or was a director or executive officer of Avedro or is or was serving at the request of Avedro as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, but only upon receipt of an undertaking by the indemnitee to repay all amounts so advanced if it should be ultimately determined by final judicial decision that the indemnitee is not entitled to indemnification for such expenses under the Avedro Bylaws or otherwise.

Glaukos	Avedro
DGCL Section 203 Election

Glaukos has not opted out of the protections of Section 203 of the DGCL. See "Description of Glaukos Capital Stock—Anti-Takeover Effects of Delaware Law and the Glaukos Charter and Glaukos Bylaws" beginning on page 264 of this proxy statement/prospectus for additional information on Section 203 of the DGCL.
Under Delaware law, only a majority of the outstanding voting power of Avedro is required to approve mergers and other business combinations between Avedro and third parties. The Avedro Charter does not require that a higher percentage of outstanding voting power approve such transactions.

Avedro has not opted out of Section 203 of the DGCL, which provides that, if a person acquires 15% or more of the outstanding voting stock of a Delaware corporation, thereby becoming an "interested stockholder", that person may not engage in certain "business combinations" with the corporation, including mergers, purchases and sales of 10% or more of the assets of the corporation, stock purchases and other transactions to which the percentages of such corporation's stock owned by the interested stockholder increases (other than on a pro rata basis) or pursuant to which the interested stockholder receives a financial benefit from the corporation, for a period of three years after becoming an interested stockholder unless one of the following exceptions apply: (i) the Avedro Board approved the acquisition of stock pursuant to which the person became an interested stockholder or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the Avedro Board and by the affirmative vote of two-thirds of the outstanding voting stock of Avedro which is not owned by the interested stockholder. An "interested stockholder" also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock within the three-year period prior to determining whether a person is an interested stockholder.

Glaukos	Avedro
Exclusive Forum

The Glaukos Charter provides that, unless Glaukos consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Glaukos, (b) any action or proceeding asserting a claim of a breach of fiduciary duty owed by any director, officer, or other employee of Glaukos to Glaukos or Glaukos' stockholders, (c) any action or proceeding asserting a claim pursuant to any provision of the DGCL or the Glaukos Charter or Glaukos Bylaws, or (d) any action or proceeding asserting a claim governed by the internal affairs doctrine, shall be brought in the Court of Chancery of the State of Delaware. This exclusive forum provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Exchange Act or Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. This exclusive forum provision will not relieve Glaukos of its duties to comply with the federal securities laws and the rules and regulations thereunder, and Glaukos' stockholders will not be deemed to have waived Glaukos' compliance with these laws, rules and regulations.
The Avedro Charter provides that, unless Avedro consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of or by Avedro, (b) any action or proceeding (including any class action) asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of Avedro to Avedro or the Avedro stockholders, (c) any action or proceeding (including any class action) asserting a claim against Avedro or any director, officer, employee or agent of Avedro arising pursuant to any provision of the DGCL, the Avedro Charter or Avedro Bylaws, (d) any action or proceeding (including any class action) to interpret, apply enforce or determine the validity of the Avedro Charter or Avedro Bylaws, or (e) any action asserting a claim against Avedro or any director, officer, employee or agent of Avedro governed by the internal affairs doctrine, shall be brought in the Court of Chancery of the State of Delaware. This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a general summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below). The following discussion does not address any aspects of U.S. taxation other than U.S. federal income taxation, nor does it address any aspects of the Medicare contribution tax on net investment income or the alternative minimum tax. This discussion does not address any non-income or other taxes or any foreign, state or local tax consequences.

        The following is for general information purposes only and does not purport to be a complete analysis or discussion of all of the potential tax consequences of the Merger. It is not a substitute for careful tax planning and advice. Glaukos and Avedro urge you to consult your own tax advisor as to the specific tax consequences to you of the Merger and the ownership of Glaukos Common Stock received in the Merger, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Avedro Common Stock in light of their particular facts and circumstances and does not apply to holders of Avedro Common Stock that are subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions; dealers or brokers in stocks and securities or currencies; traders in securities that elect to apply a mark-to-market method of accounting; insurance companies; tax-exempt entities; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein); subchapter S corporations (and investors therein); retirement plans, individual retirement accounts or other tax-deferred accounts; real estate investment trusts; regulated investment companies; mutual funds; "controlled foreign corporations;" "passive foreign investment companies;" certain former citizens or former long-term residents of the United States; holders that are not U.S. holders; U.S. Holders having a "functional currency" other than the U.S. dollar; holders who hold shares of Avedro Common Stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction; holders who own (or are deemed to own) 5% or more of the outstanding stock of Avedro; persons subject to Section 451(b) of the Code; "qualified foreign pension funds" as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and holders who acquired (or will acquire) their shares of Avedro Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion applies only to a holder that holds Avedro Common Stock as a "capital asset" (generally, property held for investment).

        For purposes of this discussion, a "U.S. Holder" is a beneficial holder of Avedro Common Stock that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Avedro Common Stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of Avedro Common Stock should consult their tax advisors regarding the tax consequences of the Merger to them.

General

        Glaukos and Avedro intend that, for U.S. federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The obligations of each of Glaukos and Avedro to consummate the Merger are conditioned upon the receipt by each of them of an opinion dated as of the closing of the Merger, to the effect that the Merger will qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code (the "Intended Tax Treatment"). Glaukos will receive such opinion from its counsel, O'Melveny. Avedro will receive such opinion from its counsel, Cooley. These opinions will be based on customary assumptions and on representations, warranties and covenants of officers of Glaukos and Avedro and any of their respective affiliates and representatives, as appropriate. If any of the assumptions, representations, warranties or covenants is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the Merger could differ, perhaps substantially, from those described in this proxy statement/prospectus.

        An opinion of counsel represents counsel's best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. In addition, neither Glaukos nor Avedro intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Accordingly, no assurance can be given that the Merger will qualify for the Intended Tax Treatment. If the IRS were to successfully challenge the treatment of the Merger describe above, the U.S. federal income tax consequences of the Merger could differ, perhaps substantially, from those described in this proxy statement/prospectus.

        The remainder of this discussion under "Material U.S. Federal Income Tax Consequences" beginning on page 277 of this proxy statement/prospectus assumes that the Merger will qualify for the Intended Tax Treatment.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

Exchange of Avedro Common Stock for Glaukos Common Stock

        Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, a U.S. Holder will not recognize any gain or loss upon the receipt of shares of Glaukos Common Stock in the Merger. The U.S. Holder's aggregate tax basis in Glaukos Common Stock received in the Merger (including any fractional share deemed received and sold as described below) will be equal to the aggregate tax basis of the shares of Avedro Common Stock surrendered, and the U.S. Holder's holding period for shares of Glaukos Common Stock received in the Merger (including any fractional share deemed received and sold as described below) will include such holder's holding period for its shares of Avedro Common Stock surrendered therefor.

        If a U.S. Holder has acquired different blocks of Avedro Common Stock at different times or at different prices, then such holder's tax basis and holding period in shares of Glaukos Common Stock received in the Merger may be determined with reference to each block of Avedro Common Stock. Any such holders should consult their tax advisors with respect to identifying the bases or holding periods of the shares of Glaukos Common Stock received in the Merger.

Cash in Lieu of Fractional Shares

        A U.S. Holder that receives cash in lieu of a fractional share of Glaukos Common Stock generally will be treated as having received such fractional share in the Merger and then as having sold such fractional share for cash. Such U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share of Glaukos Common Stock and the tax basis allocated to such fractional share of Glaukos Common Stock. Such gain or loss generally will be capital gain or loss, and long-term capital gain or loss if the holding period for such fractional share (including the holding period of the Avedro Common Stock surrendered therefor) is more than one year as of the closing date of the Merger. Long-term capital gains of non-corporate U.S. Holders currently are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        Information returns will be filed with the IRS in connection with payments of cash in lieu of a fractional share of Glaukos Common Stock made to a U.S. Holder (other than U.S. Holders that are exempt recipients, such as corporations). In addition, U.S. federal backup withholding (currently, at a rate of 24%) may apply to such cash payments, unless the U.S. Holder provides proof of an applicable exemption or furnishes its taxpayer identification number and other required information to the exchange agent, and otherwise complies with all applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not an additional tax and may be refunded or credited against such U.S. Holder's federal income tax liability, provided that the required information is timely furnished to the IRS.

        The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of Avedro Common Stock. Holders of Avedro Common Stock should consult their own tax advisors as to the particular tax consequences to them of the Merger, including record retention and tax reporting requirements, and the ownership and disposition of Glaukos Common Stock received in the Merger under any U.S. federal, state, local, foreign or other tax laws.

 UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        On August 7, 2019, Glaukos, Avedro and Merger Sub entered into the Merger Agreement pursuant to which, among other things, Merger Sub will be merged with and into Avedro, with Avedro continuing as the Surviving Corporation.

        Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time of the Merger, each share of Avedro Common Stock (other than shares of Avedro Common Stock owned by Glaukos, Merger Sub or Avedro or any direct or indirect wholly owned subsidiary of Glaukos or Avedro) issued and outstanding immediately prior to the Effective Time will be automatically cancelled and converted into the right to receive a number of shares of Glaukos Common Stock equal to the product of the number of shares of Avedro Common Stock multiplied by the Exchange Ratio, with cash paid in lieu of fractional shares.

        The following tables present Glaukos' balance sheet and statements of operations on a pro forma basis after giving effect to the Merger. The information under "Unaudited Pro Forma Combined Balance Sheet" in the table below gives effect to the Merger as if it had taken place on June 30, 2019. The information under "Unaudited Pro Forma Combined Statements of Operations" in the tables below gives effect to the Merger as if it had taken place on January 1, 2018. These Pro Forma Financial Statements were prepared using the acquisition method of accounting where Glaukos is considered the acquirer of Avedro for accounting purposes. See "The Merger—Accounting Treatment of the Merger" beginning on page 99 of this proxy statement/prospectus.

        The assumptions and estimates underlying the unaudited adjustments to the Pro Forma Financial Statements are described in the accompanying notes, which should be read together with the Pro Forma Financial Statements. In addition, the Pro Forma Financial Statements should be read in conjunction with the following:

  •
  Glaukos' Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019 incorporated by reference into this proxy statement/prospectus;

  •
  Glaukos' Quarterly Report on Form 10-Q for the period ended June 30, 2019 filed with the SEC on August 8, 2019 incorporated by reference into this proxy statement/prospectus;

  •
  Avedro's audited financial statements as of December 31, 2018 and 2017 and for the two years ended December 31, 2018 included in this proxy statement/prospectus;

  •
  Avedro's unaudited condensed interim financial statements as of June 30, 2019 and December 31, 2018 and for the three and six months ended June 30, 2019 and 2018 included in this proxy statement/prospectus.

        See "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus and "Where You Can Find More Information" beginning on page 292 of this proxy statement/prospectus.

        The Pro Forma Financial Statements have been prepared for illustrative purposes only and are based on assumptions and estimates considered appropriate by Glaukos's management; however, they do not necessarily reflect what the combined company's financial condition or results of operations would have been had the Merger occurred on the dates set forth above, nor do they purport to be indicative of the future financial condition and results of operations of the combined company. The adjustments included in these Pro Forma Financial Statements are preliminary and may be revised. These Pro Forma Financial Statements do not consider any impacts of integration costs, potential revenue enhancements, anticipated cost savings and expense efficiencies, or other synergies that may result from the Merger or any strategies that management may consider in order to continue to efficiently manage Avedro's operations. In addition, the value of the Merger Consideration to be paid by Glaukos upon consummation of the Merger will be determined based on the closing price of

Glaukos Common Stock on the closing date of the Merger. Future results may vary significantly from the results reflected due to various factors, including the final allocation of the purchase price and other risks discussed under "Risk Factors" beginning on page 31 of this proxy statement/prospectus.

        The Pro Forma Financial Statements have been compiled in a manner consistent with the accounting policies adopted by Glaukos. Management's review to date has determined that no significant adjustments are necessary to conform Avedro's financial statements to the accounting policies used by Glaukos, with the exception of conforming Avedro's transition date for Accounting Standards Codification ("ASC") 606, Revenue from Contracts with Customers, to January 1, 2018, and conforming Avedro's accounting for leases to reflect the adoption of ASC 842, Leases in the Pro Forma Balance Sheet as of June 30, 2019. These changes to Avedro's historical accounting policies have been presented as pro forma adjustments (refer to Notes 3(b) and 3(d)). However, the Pro Forma Financial Statements may not reflect all the adjustments necessary to conform the accounting policies of Avedro to those of Glaukos as a final review of Avedro's accounting policies will be conducted by Glaukos as of the closing of the Merger. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the Pro Forma Financial Statements presented herein.

 UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2019
(In thousands)

	Glaukos Historical	Avedro Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Current assets:
Cash and cash equivalents	$39,992	$57,838	$(21,988)	3(a)	$75,842
Short-term investments	110,402	—	—		110,402
Accounts receivable, net	22,041	11,603	—		33,644
Inventory, net	14,038	4,922	5,117	2	24,077
Prepaid expenses and other current assets	14,728	2,368	—		17,096

Total current assets	$201,201	$76,731	$(16,871)		$261,061
Restricted cash	8,848	551	—		9,399
Property and equipment, net	20,497	1,348	—		21,845
Operating lease right-of-use asset	12,369	—	3,835	3(b)	16,204
Finance lease right-of-use asset	53,935	—	—		53,935
Intangible assets, net	—	—	348,600	2,3(e)	348,600
Goodwill	—	—	52,864	2	52,864
Income tax receivable	213	—	—		213
Deposits and other assets	5,022	322	—		5,344

Total assets	$302,085	$78,952	$388,428		$769,465

Current liabilities:
Accounts payable	$5,052	$1,974	$—		$7,026
Accrued liabilities	25,949	5,002	17,255	3(b),3(f)	48,206
Deferred revenue	—	771	—		771

Total current liabilities	$31,001	$7,747	$17,255		$56,003
Long-term debt	—	20,313	(20,313)	3(a)	—
Derivative and warrant liability	—	393	(393)	3(a)	—
Operating lease liability	11,657	—	3,295	3(b)	14,952
Finance lease liability	68,209	—	—		68,209
Deferred revenue	—	34	—		34
Other liabilities	3,413	424	(423)	3(b)	3,414

Total liabilities	$114,280	$28,911	$(579)		$142,612

Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—	—		—
Common stock	37	2	4	3(c)	43
Additional paid-in capital	$399,452	$242,270	$181,601	3(c)	$823,323
Accumulated other comprehensive income	1,233	—	—		1,233
Accumulated deficit	(212,785)	(192,231)	207,402	3(c)	(197,614)
Less treasury stock	(132)	—	—		(132)

Total stockholders' equity	$187,805	$50,041	$389,007	3(c)	$626,853

Total liabilities and stockholders' equity	$302,085	$78,952	$388,428	3(c)	$769,465

See accompanying notes to the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2019

(In thousands, except per share amounts)

	Glaukos Historical	Avedro Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$112,626	$19,062	$—		$131,688
Cost of sales	14,981	5,065	7,827	3(e)	27,873

Gross profit	$97,645	$13,997	$(7,827)		$103,815
Operating expenses:
Selling, general and administrative	72,581	20,688	843	3(e)	94,112
Research and development	30,999	8,186	—		39,185
In-process research and development	2,245	—	—		2,245

Total operating expenses	$105,825	$28,874	$843		$135,542

Loss from operations	$(8,180)	$(14,877)	$(8,670)		$(31,727)
Non-operating income (expense):
Interest income	1,588	537	—		2,125
Interest expense	(1,013)	(1,406)	1,406	3(a)	(1,013)
Other income (expense), net	148	(35)	—		113

Total non-operating income (expense)	$723	$(904)	$1,406		$1,225

Loss before taxes	$(7,457)	$(15,781)	$(7,264)		$(30,502)
Provision for income taxes	194	—	—	3(g)	194

Net loss	$(7,651)	$(15,781)	$(7,264)		$(30,696)

Basic net loss per share	$(0.21)	$(1.24)		3(h)	$(0.72)
Diluted net loss per share	$(0.21)	$(1.24)		3(h)	$(0.72)
Weighted average shares used to compute basic net loss per share	36,338	12,764	6,390	3(h)	42,728
Weighted average shares used to compute diluted net loss per share	36,338	12,764	6,390	3(h)	42,728

See accompanying notes to the unaudited pro forma combined financial statements.

 UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018

(In thousands, except per share amounts)

	Glaukos Historical	Avedro Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$181,278	$27,672	$2,497	3(d)	$211,447
Cost of sales	25,075	10,879	15,653	3(e)	51,607

Gross profit	$156,203	$16,793	(13,156)		$159,840
Operating expenses:
Selling, general and administrative	119,529	25,999	1,686	3(e)	147,214
Research and development	49,676	12,043	—		61,719

Total operating expenses	$169,205	$38,042	$1,686		$208,933

Loss from operations	$(13,002)	$(21,249)	$(14,842)		$(49,093)
Non-operating income (expense):
Interest income	2,252	208	—		2,460
Interest expense	(87)	(2,665)	2,665	3(a)	(87)
Other income (expense), net	(1,531)	(1,416)	—		(2,947)

Total non-operating income (expense)	$634	$(3,873)	$2,665		$(574)

Loss before taxes	$(12,368)	$(25,122)	$(12,177)		$(49,667)
Provision for income taxes	583	—	—	3(g)	583

Net loss	$(12,951)	$(25,122)	$(12,177)		$(50,250)

Basic net loss per share	$(0.37)	$(17.97)		3(h)	$(1.20)
Diluted net loss per share	$(0.37)	$(17.97)		3(h)	$(1.20)
Weighted average shares used to compute basic net loss per share	35,317	1,398	6,390	3(h)	41,707
Weighted average shares used to compute diluted net loss per share	35,317	1,398	6,390	3(h)	41,707

See accompanying notes to the unaudited pro forma combined financial statements.

 Notes to Unaudited Pro Forma Combined Financial Statements

(In thousands, except per share information)

Note 1—Basis of Presentation

        The Pro Forma Financial Statements were prepared in accordance with SEC Regulation S-X Article 11. The Pro Forma Balance Sheet as of June 30, 2019 combines the historical unaudited consolidated balance sheets of Glaukos and Avedro as of June 30, 2019, giving effect to (i) the Merger as if it had taken place on June 30, 2019 and (ii) the assumptions and adjustments described in the accompanying notes to these Pro Forma Financial Statements. The Pro Forma Statements of Operations for the six months ended June 30, 2019 and the fiscal year ended December 31, 2018 combine the historical consolidated statements of operations of Glaukos and Avedro for such periods, giving effect to (i) the Merger as if it had taken place on January 1, 2018 and (ii) the assumptions and adjustments described in these notes to the Pro Forma Financial Statements. Such adjustments are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the Pro Forma Statements of Operations, expected to have a continuing impact on the combined results of Glaukos and Avedro.

        The Pro Forma Financial Statements have been prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Glaukos treated as the accounting acquirer. As of the date of this proxy statement/prospectus, Glaukos has not completed the detailed valuation procedures necessary to finalize the required estimated fair values and estimated lives of the Avedro assets to be acquired, the estimated fair values of the liabilities to be assumed, and the related allocation of the purchase price. The fair values and purchase price allocation contained within these statements are preliminary and are based on management's estimates after initial consultations with valuation personnel and discussions with Avedro's management. The final allocation of the purchase price will be determined after the Merger is completed and after completion of an analysis to determine the estimated fair value of Avedro's assets and liabilities, and associated tax adjustments. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments described in these notes to the Pro Forma Financial Statements.

Note 2—Estimated Merger Consideration and Preliminary Purchase Price Allocation

        The estimated fair value of consideration to be transferred upon consummation of the Merger is $423,877, which includes the fair value of the stock consideration and the estimated consideration for Avedro equity awards to be assumed by Glaukos that relate to pre-combination services. The value of the Merger Consideration will change based on fluctuations in the price per share of Glaukos common stock between the foregoing date and the closing date of the Merger and the number of shares of Avedro Common Stock outstanding at the Effective Time of the Merger.

Estimated value of Glaukos common stock issued in the Merger(1)	$394,185
Estimated value of Glaukos replacement awards attributable to pre-combination service(2)	29,692

Total estimated Merger Consideration	$423,877

(1)
Represents the fair value of 6,390 shares of Glaukos Common Stock estimated to be issued for outstanding Avedro Common Stock consideration. The estimate is based on 17,506 shares of Avedro Common Stock issued and outstanding as of September 30, 2019, the Exchange Ratio of 0.365, and the closing price per share of Glaukos Common Stock on October 11, 2019 of $61.69.

(2)
Merger Consideration also includes the estimated fair value of vested and unexercised Avedro stock options and warrants related to pre-combination services.

        The final estimated Merger Consideration could significantly differ from the amounts presented in the unaudited pro forma financial statements due to fluctuations in the price per share of Glaukos Common Stock up to the closing date of the Merger. Fluctuations in the price per share of Glaukos Common Stock will not impact the number of shares of Glaukos Common Stock issued in the Merger. The following table is a sensitivity analysis related to the potential fluctuation in the price per share of Glaukos Common Stock and assesses the impact of a hypothetical change of 10% on the price per share of Glaukos Common Stock (using the closing price of Glaukos Common Stock on October 11, 2019) on the purchase price and estimated goodwill.

	Stock Price	Purchase Price	Goodwill
As presented in pro forma combined results	$61.69	$423,877	$52,864
10% increase in the price per share of Glaukos Corporation common stock	67.86	463,295	92,283
10% decrease in the price per share of Glaukos Corporation common stock	55.52	384,458	13,446

        Glaukos has performed a preliminary valuation analysis of the fair market value of Avedro's assets and liabilities. The following table sets forth a preliminary allocation of the estimated Merger Consideration to the identifiable tangible and intangible assets acquired and liabilities assumed as if the Merger had taken place on June 30, 2019, with the excess recorded to goodwill:

Cash	$57,838
Accounts receivable	11,603
Inventory(1)	10,039
Prepaid expenses and other current assets	2,368
Restricted cash	551
Property and equipment	1,348
Intangible assets	348,600
Goodwill(2)	52,864
Deposits and other assets	322
Accounts payable	1,974
Accrued liabilities	5,002
Deferred revenue	771
Debt	21,988
Deferred revenue, non-current	34
Deferred tax liability	31,463
Other liabilities	424

Total estimated Merger Consideration	$423,877

(1)
The preliminary fair value of inventory was determined to be $10,039, representing a step-up in fair value of $5,117 over the historical book value of $4,922. Please refer to Note 3(e) for further discussion on amortization of the step-up.

(2)
Goodwill represents the excess of the Merger Consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed. Goodwill is attributable to the assembled workforce of experienced personnel at Avedro and synergies expected to be achieved from the combined operations of Glaukos and Avedro.

        This preliminary purchase price allocation has been used to prepare pro forma adjustments in the Pro Forma Balance Sheet and Pro Forma Statements of Operations. The final purchase price allocation will be determined when Glaukos has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include changes in allocations to intangible assets such as acquired technology, IPR&D, customer lists, and goodwill and other changes to assets and liabilities.

Note 3—Pro Forma Adjustments

        The pro forma adjustments are based on Glaukos' preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Financial Statements:

  (a)
  Under Avedro's Credit Agreement, certain change-in-control events can require the entire outstanding obligation to become due and payable at a premium. As such, the assumed debt combined with the derivative instrument related to these change-in-control provisions was fair valued as part of the purchase price allocation (Note 2), and determined to be substantially equal to the estimated Payoff Amount of the debt, as further described below. Concurrent with the closing of the Merger, Glaukos will repay and discharge (or provide funds to Avedro to repay and discharge) the Payoff Amount of the debt. Per Avedro's Credit Agreement, the repayment of all or a portion of the term loans prior to maturity results in a repayment premium, which for amounts repaid after March 20, 2019 but on or prior to March 20, 2020, is equal to 5% of the portion of principal repaid. The resulting pro forma adjustment to cash is as follows:

Principal balance of Avedro's debt (as of June 30, 2019)		$20,941
Repayment premium	5.00%
Repayment fee		$1,047

Estimated Payoff Amount		$21,988

    Pro forma adjustments were presented in the Pro Forma Balance Sheet as of June 30, 2019 to remove the historical debt and derivative liability, and to reflect the repayment of the debt at its fair value (the Payoff Amount) as discussed above. Furthermore, pro forma adjustments were presented in the Pro Forma Statements of Operations to reverse interest expense related to Avedro's debt that was incurred during the following periods, as if the debt was repaid as of January 1, 2018.

	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Reversal of interest expense	$1,406	$2,665
  (b)
  To conform Avedro's historical financial statements to the accounting policies used by Glaukos, pro forma adjustments are presented to reflect the adoption of ASC 842, Leases, in the Pro Forma Balance Sheet as of June 30, 2019. Management determined that the remaining lease payments related to the office leases in Waltham, MA and Burlington, MA were material, and as such these leases are reflected in the pro forma adjustments presented below and in the Pro Forma Balance Sheet as of June 30, 2019. As the office leases are classified as operating leases, the expense recognition pattern (straight-line) is the same under both ASC 842 and the lease accounting standard used in the historical financial statements of Avedro. Accordingly, no adjustments are necessary to reflect the adoption of ASC 842 in the

    Pro Forma Statements of Operations. Management determined that all other lease arrangements at Avedro were not material to these Pro Forma Financial Statements.

Six Months Ended June 30, 2019
Record a right of use asset for operating leases	$3,835
Remove historical deferred rent	(423)
Remove historical deferred rent—short term (classified in accrued liabilities)	(22)
Record operating lease liabilities—short term (classified in accrued liabilities)	985
Record operating lease liabilities	3,295
  (c)
  The pro forma adjustments to stockholders' equity include (i) the issuance of 6,390 shares of Glaukos Common Stock and replacement awards related to pre-combination services estimated to be issued to former stockholders of Avedro in connection with the Merger (as described in Note 2 above); (ii) the elimination of the historical equity of Avedro; (iii) the accrual of estimated transaction fees related to the Merger incurred, or expected to be incurred, by Glaukos and Avedro subsequent to June 30, 2019 (as described in Note 3(f) below); and (iv) a partial release of the valuation allowance in an amount equal to the deferred tax liability recorded as part of the purchase accounting (as further described in Note 3(g)).

  (d)
  To conform Avedro's historical financial statements to the accounting policies used by Glaukos, pro forma adjustments are presented to reflect the adoption of ASC 606, Revenue from Contracts with Customers, in the Pro Forma Statements of Operations for the year ended December 31, 2018, as if ASC 606 was adopted by Avedro on January 1, 2018. Management determined that the primary difference in accounting for Avedro's revenue under ASC 606 related to the timing of revenue recognition. Due to certain extended payment terms for Avedro's drug, Photrexa, revenue was recognized when it became due under ASC 605, but is recognized at the time of shipment under ASC 606. The resulting pro forma adjustment in the Pro Forma Statements of Operations for the year ended December 31, 2018 is an increase in revenue in the amount of $2,497. Management determined that the impact of capitalized commissions during the year ended December 31, 2018 was not material to these Pro Forma Financial Statements.

  (e)
  Preliminary identifiable intangible assets consist of the following:

	Approximate Fair Value	Estimated Useful Life (in years)
Developed Technology	$234,800	15
Customer Relationships	11,800	7
IPR&D	102,000	Indefinite

Total	$348,600

    The straight-line amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the Pro Forma Statements of Operations based on the estimated useful lives above and as further described below. The identifiable intangible assets and related amortization are preliminary and are based on management's estimates after initial consultations with valuation personnel and discussions with Avedro's management. The amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation.

	Approximate Fair Value	Estimated Useful Life (in years)	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Developed Technology	$234,800	15	$7,827	$15,653
Customer Relationships	11,800	7	843	1,686

Total	246,600		8,670	17,339
Elimination of historical amortization			—	—

Total	$246,600		$8,670	$17,339

    The fair value and useful lives for the intangible assets set forth above are estimates and subject to change. A 10% change in the fair value of the intangible assets would change amortization expense on a pro forma basis by $867 for the six months ended June 30, 2019 and by $1,734 for the year ended December 31, 2018.

    Amortization of the inventory step-up to cost of sales has not been reflected in the Pro Forma Statements of Operations, as the inventory is expected to turn over within the next 12 months, and as such, the amortization of the step-up in fair value of the inventory is not expected to have a continuing impact.

  (f)
  Estimated transaction fees of $16,292 have been added to accrued liabilities in the Pro Forma Balance Sheet as of June 30, 2019. This adjustment represents the estimated combined transaction fees (such as professional fees and due diligence costs) incurred subsequent to June 30, 2019 for both Avedro and Glaukos, as well as $11,700 in contingent fees due at the closing of the Merger related to M&A financial advisory services. Discretionary fees for financial advisory services of up to an additional $1,000 may be incurred at closing of the Merger but are not reflected in these Pro Forma Financial Statements as an estimate of such fees would not be factually supportable at this time. There were no material costs incurred in connection with the Merger by either Glaukos or Avedro prior to June 30, 2019.

  (g)
  No income tax effect is reflected in the Pro Forma Statements of Operations as it is expected that the tax benefit associated with the pro forma adjustments on the Pro Forma Statements of Operations will not be realizable given that the combined company is in a loss position and expected to have a full valuation allowance going forward. A pro forma adjustment is presented to release a portion of the valuation allowance in an amount equal to the net deferred tax liability recorded in purchase accounting, as it will provide an offset to existing Glaukos deferred tax assets. The pro forma adjustment to release a portion of the valuation allowance is reflected in equity, and not on the Pro Forma Statements of Operations as it will not have a continuing impact.

  (h)
  The changes to basic and diluted earnings per share from continuing operations and basic and diluted weighted average shares outstanding reflect the pro forma adjustments shown in the tables below. As the combined company is in a net loss position, any adjustment for potentially dilutive securities would be anti-dilutive, and as such basic and diluted earnings per share are the same.

	Pro Forma Six Months Ended June 30, 2019	Pro Forma Year Ended December 31, 2018
Loss from continuing operations	$(30,696)	$(50,250)
Earnings per share:
Basic and Diluted	(0.72)	(1.20)
Weighted average shares outstanding:
Basic and Diluted	42,728	41,707

    The calculation of pro forma basic and diluted weighted average shares is as follows:

	Pro Forma Six Months Ended June 30, 2019	Pro Forma Year Ended December 31, 2018
Basic and diluted weighted average shares:
Glaukos historical weighted average shares outstanding	36,338	35,317
Shares issued as consideration for outstanding shares of Avedro common stock (Note 2)	6,390	6,390

Pro forma weighted average shares	42,728	41,707

LEGAL MATTERS

        The validity of the shares of Glaukos Common Stock issuable pursuant to the Merger will be passed upon for Glaukos by O'Melveny. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for Glaukos by O'Melveny and for Avedro by Cooley.

EXPERTS

Glaukos

        Ernst & Young LLP, independent registered public accounting firm, has audited Glaukos' consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of its internal control over financial reporting as of December 31, 2018, as set forth in their reports, which are incorporated by reference in this proxy statement and prospectus and elsewhere in the registration statement. Glaukos' financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

Avedro

        Ernst & Young LLP, independent registered public accounting firm, has audited Avedro, Inc.'s financial statements at December 31, 2018 and 2017, and for each of the two years in the period ended December 31, 2018, as set forth in their report. We've included Avedro, Inc.'s financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        Glaukos and Avedro each file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. In addition, Glaukos' website is located at http://www.glaukos.com and Avedro's website is located at http://www.avedro.com. Through links on the "Investors" portion of Glaukos' and Avedro's respective websites, each makes available free of charge its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, any amendments to those reports and other information filed with, or furnished to, the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through Glaukos' and Avedro's respective websites as soon as reasonably practicable after Glaukos or Avedro, as applicable, electronically files the information with, or furnishes it to, the SEC. The information contained on or that can be accessed through Glaukos' and Avedro's respective websites does not constitute part of this proxy statement/prospectus, except for Glaukos' reports filed with the SEC that are specifically incorporated herein by reference. See "Incorporation of Certain Information by Reference" beginning on page 293 of this proxy statement/prospectus. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including Glaukos and Avedro, that file electronically with the SEC. The address of that site is http://www.sec.gov.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows Glaukos to "incorporate by reference" information into this proxy statement/prospectus, which means that Glaukos can disclose important information about Glaukos and the Merger by referring you to another document filed separately by Glaukos with the SEC. The information incorporated by reference herein is considered to be a part of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents and reports listed below (other than, in each case, the portions that are deemed to have been furnished and not filed in accordance with SEC rules):

  •
  Glaukos' Annual Report on Form 10-K for the year ended December 31, 2018 (filed with the SEC on February 28, 2019);

  •
  the portions of Glaukos' Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2019 that are incorporated by reference into Part III of Glaukos' Annual Report on Form 10-K for the year ended December 31, 2018;

  •
  Glaukos' Quarterly Reports on Form 10-Q for the periods ended March 31, 2019 and June 30, 2019 (filed with the SEC on May 8, 2019 and August 8, 2019, respectively);

  •
  Glaukos' Current Reports on Form 8-K filed with the SEC on June 4, 2019, June 19, 2019 (with respect to Item 8.01 and the corresponding exhibit filed under Item 9.01 only), August 7, 2019 (with respect to Item 8.01 and the corresponding exhibit filed under Item 9.01 only) and August 8, 2019; and

  •
  the description of Glaukos Common Stock contained in its Registration Statement on Form S-1 initially filed with the SEC on May 12, 2015 (File No. 333-204091), including any amendments or reports filed for the purpose of updating such description.

        Glaukos also incorporates by reference the information contained in all other documents it files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions that are deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise indicated therein) on or after the date of this proxy statement/prospectus and prior to the termination of the issuance of shares of Glaukos Common Stock under this proxy statement/prospectus. The information contained in any such document will be considered part of this proxy statement/prospectus from the date the document is filed with the SEC. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

        Glaukos will provide to each person, including any beneficial owner, to whom a proxy statement/prospectus (or a notice of registration in lieu thereof) is delivered a copy of any or all of the documents incorporated by reference into this proxy statement/prospectus (including any exhibits that are specifically incorporated by reference in those documents) at no cost. Any such request can be made by writing or telephoning us at the following address and telephone number:

Glaukos Corporation
229 Avenida Fabricante
San Clemente, California 92672
Telephone: (949) 367-9600

        If you would like to request any documents, please do so by                    , 2019 in order to receive them before the Special Meeting.

FINANCIAL STATEMENTS OF AVEDRO

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Avedro, Inc.

Opinion on the Financial Statements

        We have audited the accompanying balance sheets of Avedro, Inc. (the "Company") as of December 31, 2018 and 2017, the related statements of operations, convertible preferred stock and stockholders' deficit and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on Avedro's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as Avedro's auditor since 2017.
Boston, Massachusetts
March 21, 2019
except for Note 18, as to which the date is September 17, 2019

Avedro, Inc.

Balance Sheets

(In thousands, except share and per share data)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$9,769	$8,850
Accounts receivable (including $573 and $445 from related parties as of December 31, 2018 and 2017, net of allowance of $198 and $120, respectively)	4,725	3,239
Inventories	4,259	5,151
Prepaid expenses and other current assets	1,919	2,169

Total current assets	20,672	19,409
Equipment and furniture, net	1,524	1,640
Restricted cash	551	551
Deferred offering costs	2,829	—
Other assets	291	96

Total assets	$25,867	$21,696

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$2,126	$2,880
Accrued expenses and other current liabilities	5,366	2,900
Current portion of license obligation (Note 7)	250	250
Deferred revenue	688	872

Total current liabilities	8,430	6,902
Deferred revenue, net of current portion	12	77
Long-term debt obligations, net of current portion	19,939	19,319
Derivative and warrant liability	2,206	839
Other non-current liabilities	13	79
Deferred rent	432	359

Total liabilities	$31,032	$27,575

Commitments and contingencies (Note 7)
Convertible preferred stock:
Series AA convertible preferred stock, $0.00001 par value; authorized shares 32,650,000 at December 31, 2018 and 2017, respectively; issued and outstanding shares 7,161,719 at December 31, 2018 and 2017, respectively; liquidation preference of $31,870 at December 31, 2018	31,852	31,852
Series BB convertible preferred stock, $0.00001 par value; authorized shares 5,950,000 December 31, 2018 and 2017, respectively; issued and outstanding shares 1,332,708 at December 31, 2018 and 2017, respectively; liquidation preference of $12,000 at December 31, 2018	11,789	11,789
Series CC convertible preferred stock, $0.00001 par value; authorized shares 9,529,571 and zero at December 31, 2018 and 2017, respectively; issued and outstanding shares 2,141,467 and zero at December 31, 2018 and 2017, respectively; liquidation preference of $25,000 at December 31, 2018	24,782	—
Stockholders' deficit:
Common stock, $0.00001 par value; authorized shares 66,905,000 and 54,000,000 at December 31, 2018 and 2017, respectively; issued and outstanding shares 1,412,003 and 1,363,050 at December 31, 2018 and 2017, respectively	2	2
Additional paid-in capital	108,532	107,478
Accumulated deficit	(182,122)	(157,000)

Total stockholders' deficit	(73,588)	(49,520)

Total liabilities, convertible preferred stock and stockholders' deficit	$25,867	$21,696

The accompanying notes are an integral part of these financial statements.

Avedro, Inc.

Statements of Operations

(In thousands, except share and per share data)

	Year Ended December 31,
	2018	2017
Revenue (including related party activity of $2,066 and $1,868 for the years ended December 31, 2018 and 2017, respectively)	$27,672	$20,154
Cost of goods sold (including related party activity of $517 and $355 for the years ended December 31, 2018 and 2017, respectively)	10,879	9,850

Gross profit	16,793	10,304
Operating expenses:
Selling, general and administrative	25,999	18,991
Research and development	12,043	10,286

Total operating expenses	38,042	29,277

Loss from operations	(21,249)	(18,973)
Other expense (income):
Interest income	208	26
Interest expense	(2,665)	(2,144)
Other (expense) income, net	(1,416)	(186)

Total other (expense) income, net	(3,873)	(2,304)

Net loss	$(25,122)	$(21,277)

Net loss per share of common stock, basic and diluted	$(17.97)	$(16.12)

Weighted average shares of common stock used to compute net loss per share, basic and diluted	1,398,065	1,319,542

The accompanying notes are an integral part of these financial statements.

Avedro, Inc.

Statements of Convertible Preferred Stock and Stockholders' Deficit

(In thousands, except share and per share data)

							Common Stock $0.00001 Par Value
	Convertible Preferred Stock $0.00001 Par Value

	Series AA		Series BB		Series CC
									Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance at December 31, 2016	7,161,719	$31,852	—	$—	—	$—	1,205,281	$2	$106,413	$(135,723)	$(29,308)

Issuance of Series BB convertible preferred stock, net of issuance costs			1,332,708	11,789	—	—	—	—	—	—	—
Exercise of common stock, options	—	—	—	—	—	—	150,190	—	207	—	207
Exercise of common stock warrant	—	—	—	—	—	—	7,579	—	—	—	—
Share-based compensation	—	—	—	—	—	—	—	—	858	—	858
Net loss	—	—	—	—	—	—	—	—	—	(21,277)	(21,277)

Balance at December 31, 2017	7,161,719	$31,852	1,332,708	$11,789	—	$—	1,363,050	$2	$107,478	$(157,000)	$(49,520)

Issuance of Series CC convertible preferred stock, net of issuance costs	—	—	—	—	2,141,467	24,782	—	—	—	—	—
Exercise of common stock, options	—	—	—	—	—	—	48,953	—	69	—	69
Share-based compensation	—	—	—	—	—	—	—	—	985	—	985
Net loss	—	—	—	—	—	—	—	—	—	(25,122)	(25,122)

Balance at December 31, 2018	7,161,719	$31,852	1,332,708	$11,789	2,141,467	$24,782	1,412,003	$2	$108,532	$(182,122)	$(73,588)

The accompanying notes are an integral part of these financial statements.

Avedro, Inc.

Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(25,122)	$(21,277)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	675	563
Noncash interest expense	620	349
Loss on extinguishment of debt	—	230
Change in assets and liabilities held at fair value (Note 11)	1,367	(108)
Bad debt expense	88	—
Share-based compensation	985	858
Loss on disposal of equipment and furniture	29	11
Asset purchase and royalty obligation	10	43
Gain/(Loss) on foreign currency transactions	(2)	12
Changes in assets and liabilities:
Accounts receivable	(1,574)	(1,247)
Prepaid expenses and other current assets	250	(1,131)
Inventories	666	(2,248)
Accounts payable and accrued expenses	201	914
Deferred revenue	(249)	(567)
Long-term accrued interest	—	(355)
Other non-current assets and liabilities	(122)	21

Net cash used in operating activities	(22,178)	(23,932)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and furniture	(361)	(818)

Net cash used in investing activities	(361)	(818)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of Series BB convertible preferred stock	—	11,789
Net proceeds from issuance of Series CC convertible preferred stock	24,782	—
Proceeds from the exercise of common stock options	69	207
Deferred offering costs	(1,228)	—
Proceeds from debt financing	—	20,000
Principal payments on long-term debt obligation	—	(9,777)
Payment for asset purchase & license obligation	(128)	(762)
Payments for debt extinguishment costs	—	(108)
Principal payments on capital lease obligation	(37)	(34)
Loan issuance costs	—	(310)

Net cash provided by financing activities	23,458	21,005

Net increase (decrease) in cash, cash equivalents and restricted cash	$919	$(3,745)

Cash, cash equivalents and restricted cash—Beginning of period	$9,401	$13,146
Cash, cash equivalents and restricted cash—End of period	$10,320	$9,401

Cash paid for interest	$2,042	$1,850

Supplemental disclosure of non-cash investing and financing activities
Net value of medical devices used for internal purposes transferred from inventory	$226	$333
Deferred offering costs included in accounts payable and accrued expenses	$1,601	$—

The accompanying notes are an integral part of these financial statements.

Avedro, Inc.

Notes to Financial Statements

(Dollars in thousands, except per share data)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Organization

        Avedro was incorporated in Delaware on November 6, 2002. Avedro is an ophthalmic pharmaceutical and medical device company developing and commercializing a suite of products based on its proprietary corneal collagen cross-linking technology platform (the "Avedro Cross-Linking Platform") to address a wide variety of ophthalmic disorders and conditions, primarily associated with corneal weakness. The primary components of the Avedro Cross-Linking Platform are proprietary pharmaceutical formulations of riboflavin (vitamin B2), a "single dose pharmaceutical," sold primarily in conjunction with Avedro's innovative devices for the delivery of metered doses of UVA light, a "medical device". The technological advances that Avedro has made with the Avedro Cross-Linking Platform have enabled Avedro to expand the use of corneal cross-linking beyond the traditional areas in which it has been historically applied. In April 2016, Avedro received United States Food and Drug Administration ("FDA") clearance for the single dose pharmaceuticals Photrexa Viscous and Photrexa, and the KXL System medical device. Avedro sells these products in the United States through a direct sales force and distributes its products outside of the United States through international medical device distributors.

        As of December 31, 2018, Avedro has devoted the majority of its efforts to business planning, research and development, starting up production, developing markets, raising capital, recruiting management and technical staff and commercializing its newly approved products in the United States.

Basis of Accounting

        The financial statements are prepared in conformity with GAAP.

Reverse Stock Split

        On January 31, 2019, the Avedro Board and stockholders approved an amended and restated certificate of incorporation to, among other things, effect a reverse split on the outstanding shares of Avedro's Common Stock and convertible preferred stock on a one-for-4.45 basis (the "Reverse Stock Split"). The Reverse Stock Split became effective on February 1, 2019. The par values of Avedro Common Stock and convertible preferred stock were not adjusted as a result of the Reverse Stock Split. Accordingly, all share and per share amounts for all periods presented in these financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the Reverse Stock Split. See Note 17, "Subsequent Events," for additional information.

Initial Public Offering

        In February 2019, Avedro closed its initial public offering ("IPO"), in which it issued and sold 5,000,000 shares of Avedro Common Stock at a public offering price of $14.00 per share, for net proceeds to Avedro of approximately $61,300, after deducting underwriting discounts and commissions and offering expenses payable by Avedro. Upon the closing of the IPO, all of Avedro's outstanding shares of convertible preferred stock were automatically converted into an aggregate of 10,635,894 shares of Avedro Common Stock and all warrants to purchase shares of convertible preferred stock were automatically converted into warrants to purchase up to an aggregate of 202,981 shares of Avedro Common Stock, resulting in the reclassification of the related redeemable convertible preferred stock

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION (Continued)

warrant liability to additional paid-in-capital. Subsequent to the closing of the IPO, there were no shares of preferred stock or warrants to purchase shares of convertible preferred stock outstanding. The consolidated financial statements as of December 31, 2018, including share and per share amounts, do not give effect to the IPO or conversion of the convertible preferred stock, as the IPO and such conversions were completed subsequent to December 31, 2018. See Note 17, "Subsequent Events," for additional information.

Liquidity

        Avedro has had recurring losses from operations since inception and has an accumulated deficit of $182,122 at December 31, 2018, and incurred a net losses of $25,122 and $21,277 for the years ended December 31, 2018 and 2017, respectively. Prior to Avedro's IPO, Avedro had funded its operations principally from issuances of preferred stock, debt financings, grants, product and service sales and development and license agreements. At December 31, 2018, Avedro had $9,769 of unrestricted cash and cash equivalents. Avedro expects the cash balance at December 31, 2018, along with the net proceeds from the IPO received in February 2019, will be sufficient to fund operations for a period of at least 12 months from the date the financial statements are issued.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities in Avedro's financial statements and accompanying notes. The most significant assumptions used in the financial statements are the underlying assumptions used in valuing share-based compensation including the fair value of Avedro Common Stock, allowance for bad debts, the net realizable value of inventories, the value of the warrant liability, the value of embedded derivatives and the estimated useful lives of equipment and furniture. Avedro bases estimates and assumptions on historical experience when available and on various factors that it determined to be reasonable under the circumstances. Avedro evaluates its estimates and assumptions on an ongoing basis. Avedro's actual results may differ from these estimates under different assumptions or conditions.

JOBS Act Accounting Election

        As an emerging growth company under the Jumpstart Our Business Startups Act of 2012 ("JOBS Act"), Avedro is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Avedro has elected to take advantage of the extended transition period for adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Transactions

        Avedro's functional currency is the United States dollar. Foreign currency transaction gains and losses are recorded in the statements of operations. Net foreign exchange (losses) gains of $(21) and $(54) were recorded in other (expense) income in the years ended December 31, 2018 and 2017, respectively.

Segment and Geographic Information

        Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Avedro's chief operating decision maker is the Chief Executive Officer. Avedro views its operations and manages its business in one operating segment, which is the business of developing and launching commercially its products. Avedro views its operations and manages its business in one operating segment.

        Information about Avedro's operations in different geographic regions, based on the location of the revenue generating customer, is presented in the table below:

        Revenue:

	For Year Ended December 31,
	2018	2017
United States	$18,689	$10,846
Asia	4,020	4,534
Europe	2,220	2,348
Americas (outside the United States)	809	874
Middle East	1,526	1,293
Other	408	259

	$27,672	$20,154

Fair Value Measurements

        The carrying amounts reported in Avedro's financial statements for cash and cash equivalents, accounts receivable, net of allowance, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate their respective fair values because of the short-term nature of these accounts. The fair value of Avedro's long-term debt (see Note 9, "Long-Term Debt") is determined using Level 3 inputs using current applicable rates for similar instruments as of the balance sheet dates and assessment of the credit rating of Avedro. The carrying value of Avedro's long-term debt approximates fair value because Avedro's interest rate yield is near current market rates. Avedro's warrant liability, derivative liability and long-term debt are considered Level 3 liabilities within the fair value hierarchy described below.

        Fair value is defined as the price that would be received if selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurements for assets and

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

liabilities where there exists limited or no observable market data are based primarily upon estimates, and often are calculated based on the economic and competitive environment, the characteristics of the asset and liability and other factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any valuation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future values.

        Avedro's financial assets are classified within the fair value hierarchy based on the lowest level of inputs that is significant to the fair value measurement. The three levels of the fair value hierarchy, and its applicability to Avedro's financial assets, are described as follows:

  Level 1: Unadjusted quoted prices of identical, unrestricted assets in active markets that are accessible at the measurement date.

  Level 2: Quoted prices for similar assets, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data.

  Level 3: Pricing inputs are unobservable for the assets, that is, inputs that reflect Avedro's own assumptions about the assumptions market participants would use in pricing the assets.

        There were no transfers between Levels 1, 2, and 3 during the years ended December 31, 2018 and 2017.

        Avedro has liabilities classified as Level 3 that are measured by management at fair value on a quarterly basis as described in Note 9, "Long-Term Debt," and Note 10, "Warrants," respectively. See Note 11, "Fair Value Measurements," for additional information.

Cash and Cash Equivalents

        Cash consists of highly liquid checking and savings accounts and cash equivalents consist of money market funds. Avedro considers all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates their fair value. At December 31, 2018, Avedro held $8,164 of cash equivalents, all of which were invested in money market funds. Avedro did not hold any cash equivalents at December 31, 2017.

Restricted Cash

        Avedro has restricted cash of $551 at December 31, 2018 and 2017. The amounts are generally related to two irrevocable standby letters of credit in relation to Avedro's office lease agreements. Each letter of credit names the lessor as the beneficiary and is required to fulfill lease requirements in the event Avedro should default on office lease obligations. See Note 7, "Commitments and Contingencies." At December 31, 2018, the restricted cash for these letters of credit was $351. At December 31, 2018, Avedro also held restricted cash of $200 to collateralize its credit card.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk and Significant Customers

        Cash, cash equivalents and accounts receivable are financial instruments that potentially subject Avedro to concentrations of credit risk.

        At December 31, 2018, Avedro invested its excess cash in money market funds through a United States bank with high credit ratings. At December 31, 2017, substantially all of Avedro's cash were in checking and savings accounts at a financial institution which management believes to have a high credit standing. Avedro is exposed to credit risk in the event of a default by the financial institution holding its cash and cash equivalents to the extent recorded on the balance sheet. Avedro has no financial instruments with off-balance sheet risk of loss. Avedro has not experienced any significant losses in such accounts and management believes that Avedro is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

        Avedro is also subject to credit risk from its accounts receivable. Avedro sells its products through its direct sales organization in the United States and primarily through established distributors outside of the United States. To minimize credit risk, ongoing credit evaluations of customers' financial condition are performed and upfront customer deposits are received prior to shipment whenever deemed necessary. Avedro has not experienced any material losses related to receivables from individual customers, or groups of customers.

        During the years ended December 31, 2018 and 2017, Avedro did not recognize revenue from one single customer over 10% of total revenues. Avedro's accounts receivable, net at December 31, 2018 and 2017 include amounts due to Avedro from the below significant customers:

	Percentage of Total Accounts Receivable Balance as of December 31,
	2018	2017
Customer A	12%	14%
Customer D	9%	10%

Accounts Receivable

        Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable which management estimates may be uncollectible, based on historical experience and management's evaluation of outstanding accounts receivable at the end of the year. Uncollectible amounts are written off against the allowance after all collection efforts have been exhausted.

Inventories

        Avedro states inventories at the lower of first-in, first-out cost, or net realizable value. Avedro adjusts its cost basis for excess, expired and obsolete inventories primarily on estimates of forecasted net sales.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Avedro capitalizes inventories in preparation for sales of products when the related product candidates are considered to have a high likelihood of regulatory clearance and the related costs are expected to be recoverable through sales of the inventories. In addition, Avedro capitalizes inventories related to the manufacture of instruments that have a high likelihood of regulatory clearance and will be retained as Avedro's assets upon determination that the instrument has alternative future uses. In determining whether or not to capitalize such inventories, Avedro evaluates, among other factors, information regarding the product candidate's status of regulatory submissions and communications with regulatory authorities, the outlook for commercial sales and alternative future uses of the product candidate. Costs associated with development products prior to satisfying the inventory capitalization criteria are charged to research and development expense as incurred.

        Avedro classifies amounts related to instruments that are Avedro-owned and used in Avedro's operations, as a component of property and equipment. The cost of these commercially sellable devices is capitalized as inventory until such time Avedro determines the instrument will be used for internal purposes.

Equipment and Furniture

        Equipment and furniture are recorded at historical cost, less accumulated depreciation. Costs for capital assets not yet placed into service are capitalized as construction in progress, and will be depreciated in accordance with the below guidelines once placed into service. Maintenance and repair costs are expensed as incurred. Costs which materially improve or extend the lives of existing assets are capitalized. Equipment subject to capital lease is depreciated over the lesser of the useful life of the asset or the life of the lease. Avedro records depreciation using the straight-line method over the estimated useful lives of the respective assets, which are as follows:

Asset Category	Estimated Useful Lives
Machinery and lab equipment	5 years
Medical devices used for internal purposes	3 years
Computer hardware and software	3 years
Office furniture and equipment	5 years
Leasehold improvements	Shorter of the remaining lease term or estimated useful life

        Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is recorded in the statements of operations.

Impairment of Long-Lived Assets

        Avedro reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amount or fair value less costs to sell. There were no impairment losses recognized during the years ended December 31, 2018 and 2017, respectively.

Deferred Rent

        Avedro accounts for rent expense related to operating leases by determining total minimum rent payments on the leases over their respective periods and recognizing the rent expense on a straight-line basis. The difference between the actual amount paid and the amount recorded as rent expense in each period presented is recorded as an adjustment to an other non-current liability, deferred rent, in the balance sheet.

Convertible Preferred Stock

        Avedro recorded its convertible preferred stock at fair value on the dates of issuance, net of issuance costs. A deemed liquidation event will only occur upon a greater than 50% change in control or a sale of substantially all of the assets of Avedro and will be a redemption event subject to election by the holders of at least 70% of the then outstanding shares of convertible preferred stock, voting together as a single class on an as-converted basis. As the redemption event is outside the control of Avedro, all shares of convertible preferred stock have been presented outside of permanent equity. Further, Avedro has also elected not to adjust the carrying values of the convertible preferred stock to the redemption value of such shares, since it is uncertain whether or when a redemption event will occur. Subsequent adjustments to increase the carrying value to the redemption values will be made when it becomes probable that such redemption will occur. As of December 31, 2018, it was not probable that such redemption would occur.

Deferred Offering Costs

        Deferred offering costs consist of fees and expenses directly attributable to equity offerings. Upon completion of an offering, these amounts are offset against the proceeds of the offering. During 2018, Avedro deferred offering costs related to its IPO totaling $2,829, which were capitalized and classified within noncurrent assets on the balance sheet as of December 31, 2018. There were no deferred offering costs as of December 31, 2017. Unpaid amounts as of December 31, 2018 totaled $1,601.

Guarantees and Indemnifications

        As permitted under Delaware law, Avedro has agreements whereby it indemnifies its investors, stockholders, officers and directors (collectively, the "Indemnified Parties") for certain events or occurrences while the Indemnified Parties are, or were, serving at its request in such capacity. The term of the indemnification period is for the Indemnified Parties' lifetimes. The maximum potential amount of future payments Avedro could be required to make under these indemnification agreements is unlimited; however, Avedro has a directors and officers insurance policy which mitigates its exposure and enables it to recover a portion of any future amounts paid. Avedro has not incurred costs to date to defend lawsuits or settle claims related to these indemnification agreements. As a result, Avedro determined the estimated fair value of these agreements is de minimis. Accordingly, Avedro has no liabilities recorded for these agreements as of December 31, 2018 and 2017.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

        Avedro derives its revenue principally from sales of its medical devices and related single dose pharmaceuticals. Avedro recognizes revenue when all four of the following criteria are met: (1) persuasive evidence that an agreement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

Product Revenue

  U.S. Product Revenue

        Avedro, through its direct sales force, sells medical devices and related single dose pharmaceuticals directly to customers, which are typically physician clinics, or hospitals. In each arrangement, Avedro is responsible for installation and calibration of the medical devices and initial user training, which are deemed essential to the functionality of the medical device. Each medical device is sold with a standard one year warranty from the date of shipment, which provides that the medical device will function as intended during that one year period or Avedro will either replace the product, or a portion thereof, or provide the necessary repair service during Avedro's normal service hours. The related single dose pharmaceuticals are shipped with a minimum shelf life remaining until their sterility expiration, which is generally six to twelve months.

  U.S. Multiple Element Arrangements

        Avedro generally enters into multiple element arrangements with its new customers, which include the sale of a medical device with an initial order of related single dose pharmaceuticals, and may include an extended warranty. Medical devices sold in the United States do not have standalone value since they can only be used in conjunction with the single dose pharmaceuticals sold by Avedro. Therefore, Avedro recognizes device and single dose pharmaceutical revenue when the initial order of the related single dose pharmaceuticals is delivered, user training is completed, and the medical device is delivered, installed and accepted by the end user customer. The total selling price of these arrangements is allocated amongst deliverables based on their relative selling price. If extended warranties are included in these multiple element arrangements, they are treated as separate deliverables and, are deferred and recognized over the term of the extended warranty period based on the separately stated contractual price. The customers have no right of return or inventory swap-out provisions.

        Subsequent single dose pharmaceuticals orders are typically not part of a multiple element arrangement. Through June 30, 2017, Avedro recognized revenue of subsequent single dose pharmaceuticals orders upon shipment as all four revenue criteria are met. In July 2017, Avedro began offering extended payment terms to their customers in which a portion of the single dose pharmaceutical would be payable in 30 days and the remainder payable in 180 days. Under these new payment terms, Avedro was not able to reasonably assure the fees are fixed or determinable or collectability is reasonably assured on the shipment date. Therefore, Avedro recognizes revenue on the single dose pharmaceuticals when the payment becomes due from the customer and collectability is reasonably assured, which is generally 30 to 180 days from the invoice date. Although the amounts charged per treatment are invoiced to the customer on the shipment date, Avedro does not record

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

deferred revenue or accounts receivable for the amounts charged under extended payment terms since collectability cannot be reasonably assured. Avedro has a program to offer a future discount on purchases subject to the customer meeting certain requirements, specifically related to the application for insurance reimbursement. Avedro concluded that this may result in a significant and incremental discount and has accounted for the future discount as a separate deliverable in its revenue transactions. Avedro allocates consideration to the pharmaceutical and future discount based on the best estimate of the selling prices on the relative selling price method. At December 31, 2018 and 2017, $5,492 and $2,371, respectively, of single dose pharmaceutical amounts were invoiced to customers under extended payment terms and were excluded from Avedro's revenue and balance sheet.

  U.S. Shipping and Handling Revenue

        Shipping and handling revenue coincides with the recognition of revenue from the sale of the product.

  Outside the U.S. Product Revenue

        Avedro has established distributor agreements with various distributors throughout the world. Inventory title transfers to the distributor at the time of shipment. The payment from the distributor is due in accordance with Avedro's standard payment terms. These payments are not contingent upon the distributor's sale of products to its customers. The distributors have no right of return or inventory swap-out provisions. Medical devices sold are generally covered by a warranty of 15 months following shipment or 12 months following installation at the end-customer site. The related single dose pharmaceuticals are shipped with a minimum shelf life remaining until their sterility expiration, which is generally six to twelve months. The term of the distributor agreements is typically two years, with each option of renewal not exceeding one year.

  Outside the U.S. Multiple Element Arrangements

        As noted above, Avedro established distributor agreements and is not responsible for installation, calibration or initial user training of medical devices sold outside the United States. In addition, customers outside the United States are able to use medical devices in conjunction with single dose pharmaceuticals purchased from suppliers other than Avedro. As such, medical devices sold outside of the United States have standalone value and are separate deliverables within multiple-deliverable arrangements outside of the Unites States. Single dose pharmaceuticals that may also be part of the multiple-deliverable arrangement are also accounted for as separate deliverables. The total selling price of these arrangements is allocated amongst these deliverables based on their relative selling price. As Avedro has no further obligation (except for the warranty provision as discussion below) after shipment of these deliverables, the recognition of revenue and cost of revenue generally occurs upon shipment of each deliverable assuming all revenue recognition criteria are met.

  Outside the U.S. Shipping and Handling Revenue

        In the normal course of business, Avedro does not derive revenue from charging customers shipping and handling costs as Avedro delivers its products ex-works. In instances where a customer

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

requests Avedro to ship the products, the associated shipping costs are passed through to the customer and are recorded as revenue.

  Product Warranty

        Medical devices sold are covered by a standard warranty which outside the United States is for 15 months following shipment or 12 months following installation at the end-customer site, and inside the United States is for 12 months following installation. Avedro records its estimated contractual obligations at the time of shipment since installations are generally within 30 days of shipment and returns are not accepted. Avedro considers the 12-month rolling average of actual warranty claims associated with its medical devices and related single dose pharmaceuticals when determining the warranty accrual estimate. The estimates and assumptions used in developing the accrual estimate as of December 31, 2018 were consistent with prior periods.

        Changes in the product warranty accrual, included as part of accrued expenses, during the years ended December 31, 2018 and 2017 consisted of the following:

	December 31,
	2018	2017
Beginning balance	$169	$235
Accruals for warranties issued during the period	298	169
(Settlements/reversals)	(309)	(235)

Ending balance	$158	$169

Cost of Goods Sold

        Cost of goods sold consists primarily of manufacturing overhead costs, material costs and direct labor. A significant portion of Avedro's cost of goods sold currently consists of manufacturing overhead costs. These overhead costs include the cost of quality assurance, material procurement, inventory control, facilities, equipment, operations supervision and management, depreciation expense for production equipment, amortization of leasehold improvements, shipping costs and royalty expense payable in connection with sales of certain products.

Research and Development Costs

        Research and development are expensed as incurred and primarily consist of costs to develop and manufacture prototypes and clinical materials, clinical site payments and other research and clinical expenses related to employee compensation and benefits, supplies and depreciation.

Advertising Expense

        Expenditures for advertising are charged to operations as incurred. Advertising expenses were $568 and $520 during the years ended December 31, 2018 and 2017, respectively.

Commissions

        Avedro recognizes commission expense related to product revenue in the period in which the product is shipped.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

License Agreements and Patent Costs

        Costs associated with licenses of technology are included in research and development expense to the extent they are pre-commercial technology or pre-commercial milestones. Costs associated with patent costs are expensed as incurred and are included in selling, general and administrative expenses.

Share-Based Compensation

        Avedro has a stock-based compensation plan which is more fully described in Note 13. Avedro records stock-based compensation for share based awards granted to employees and to members of the Avedro Board for their services on the Avedro Board, based on the grant date fair value of awards issued, and the expense is recorded on a straight-line basis over the applicable service period, which is generally four years. For share based awards granted to employees with performance conditions, Avedro utilizes the accelerated attribution method and does not recognized expense until the event is probable. Avedro accounts for non-employee stock-based compensation arrangements based upon the fair value of the consideration received or the equity instruments issued, whichever is more reliably measurable. The measurement date for non-employee awards is generally the date that the performance of services required for the non-employee award is complete. Stock-based compensation costs for non-employee awards is recognized as services are provided, which is generally the vesting period, on a straight-line basis.

        Avedro expenses performance based restricted stock awards based on the fair value of the award on the date of issuance, on an accelerated attribution basis over the associated service period of the award once it is probable that the performance condition will be met.

        Avedro uses the Black-Scholes option pricing model to determine the fair value of stock options. The use of the Black-Scholes option-pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of Avedro Common Stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of Avedro Common Stock. The expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data resulting from being a private company, Avedro has based its estimate of expected volatility primarily on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics are selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected term of the stock-based awards. Avedro computes the historical volatility data using the daily closing prices for the selected companies' shares during the equivalent period of the calculated expected term of its stock-based awards. The risk-free interest rate is determined by reference to U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the options. Avedro has not paid, and does not anticipate paying, cash dividends on shares of preferred and Avedro Common Stock; therefore, the expected dividend yield is assumed to be zero.

        The fair value of the underlying Avedro Common Stock was determined by the Avedro Board, with input from its management and the assistance of a third-party valuation specialist, by determining the equity value of Avedro and then allocating this value among the different classes of equity

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

securities based on their respective rights and individual characteristics. The equity value was determined using three different methods, which includes back-solving overall equity value to the price paid by recent financing transactions, using a combination of the market-based approach and the income approach, and also utilizing a hybrid method, as discussed below. The fair value of Avedro's equity was then allocated to various securities within Avedro's capital structure by applying an option pricing method. The option pricing method estimates the fair value of each class of security based on the potential to profit from the upside of the business, while taking into account the unique characteristics of each class of security.

        Starting with the valuation of Avedro Common Stock on December 31, 2018, Avedro utilized the probability-weighted expected return method, or PWERM, in combination with the option pricing method, or OPM, as a hybrid method, or Hybrid Method, which is an accepted valuation method under the AICPA Practice Guide, for determining the fair value of Avedro Common Stock. The PWERM is a scenario-based analysis that estimates the value per share of common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, in light of the rights and preferences of each class and series of stock, discounted for a lack of marketability.

Income Taxes

        Avedro accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

        Avedro recognizes net deferred tax assets to the extent that Avedro believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that Avedro would be able to realize its deferred tax assets in the future, in excess of its net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

        Avedro records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more likely than not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. Avedro recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Loss Per Share

        Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding during the period determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, convertible preferred stock, stock options and warrants considered to be potentially dilutive securities, but were excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive and therefore basic and diluted net loss per share were the same for all periods presented.

Recent Accounting Pronouncements

  Accounting Standards Adopted During 2018 and 2017

        In July 2015, the FASB issued Update No. 2015-11, "Simplifying the Measurement of Inventory." Under ASU 2015-11, inventory should be measured at the lower of cost and net realizable value. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. ASU 2015-11 is effective for annual reporting periods beginning after December 15, 2016, and interim periods thereafter. The adoption of ASU 2015-11 did not have a material impact on Avedro's financial statements.

        The Tax Act includes a number of changes to existing tax law, including, among other things, a permanent reduction in the federal corporate income tax rate from 35% to 21%, effective as of January 1, 2018, as well as limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks. The federal tax rate change resulted in a reduction of Avedro's deferred tax assets and liabilities, and a corresponding reduction to its valuation allowance in the amount of $17.7 million. As a result, no income tax expense or benefit was recognized as of the enactment date of the Tax Act. The other provisions of the Tax Act did not have a material impact on the December 31, 2018 financial statements. The staff of the SEC issued Staff Accounting Bulletin No. 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. In connection with the initial analysis of the impact of the Tax Act, Avedro remeasured its deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21% for federal tax purposes. The remeasurement of Avedro's deferred tax assets and liabilities was offset by a change in the valuation allowance. Avedro has completed its analysis of the effects of the impact of the Tax Act without any additional material adjustments.

  Accounting Standards Not Yet Adopted

        In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers," which provides guidance for revenue recognition. The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the consideration to which the company expects to be entitled in exchange for those goods or services. Per ASU 2015-14, "Deferral of Effective Date," this guidance will be effective for Avedro for the annual reporting period beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Early adoption is permitted for the annual reporting period beginning after December 31, 2016. Avedro is continuing to assess the impact of adopting ASU 2014-09 on its financial position, results of operations and related disclosures. Avedro believes the new standard will impact the timing of revenue recognition of arrangements with extended payment terms. Avedro will be required to estimate variable consideration for these arrangements, which may result in revenue being recognized earlier for certain contracts. The new standard will also require enhanced disclosure requirements surrounding revenue.

        In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)", which requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. The ASU will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. Avedro is currently evaluating the effect ASU 2016-02 will have on its financial statements.

        In November 2016, the FASB issued ASU 2016-18, "Statement of Cash Flows: Restricted Cash". The amendments in this update require that amounts generally described as restricted cash and restricted cash equivalents be included within cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. ASU 2016-18 will likely have an impact on Avedro's operating cash outflows.

        In June 2018, the FASB issued ASU 2018-07, "Improvements to Nonemployee Share-Based Payment Accounting." The new standard simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. The new standard will be effective beginning after December 15, 2019 and early adoption is permitted, but no earlier than an entity's adoption date of ASU 2014-09. Avedro is currently evaluating the potential impact ASU 2018-07 may have on its results of operations upon adoption.

3. INVENTORIES

        Inventories consisted of the following:

	As of December 31,
	2018	2017
Raw materials	$2,688	$2,300
Finished goods	1,571	2,851

Total inventories	$4,259	$5,151

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets consisted of the following:

	As of December 31,
	2018	2017
Prepaid suppliers	$503	$872
Prepaid rent	107	102
Prepaid other	464	387
Prepaid Prescription Drug User Fee	465	456
Prepaid license fees	226	209
Prepaid clinical study	154	143

Total prepaid expenses and other current assets	$1,919	$2,169

5. EQUIPMENT AND FURNITURE, NET

        Equipment and furniture, net consisted of the following:

	As of December 31,
	2018	2017
Machinery and lab equipment	$1,478	$1,527
Medical devices used for internal purposes	929	748
Computer software	215	155
Office furniture and equipment	423	423
Computer hardware	361	306

Total equipment and furniture	3,406	3,159
Less: accumulated depreciation	(1,882)	(1,519)

Equipment and furniture, net	$1,524	$1,640

        Depreciation expense related to equipment and furniture, including amortization of assets recorded under capital leases, amounted to $675 and $563 for the years ended December 31, 2018 and 2017, respectively.

        During the year ended December 31, 2018, $274 of medical devices to be used for internal purposes were transferred from inventory.

        At December 31, 2018 and 2017, office furniture and equipment under a capital lease was $51 and $88, net of accumulated amortization.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

	As of December 31,
	2018	2017
Accrued compensation	$2,836	$1,559
Accrued warranty	158	169
Accrued inventory	33	147
Accrued professional services	1,421	274
Accrued sales tax	75	99
Accrued other	843	652

Total accrued expenses and other current liabilities	$5,366	$2,900

7. COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

        As of December 31, 2018, Avedro has two leased facilities under operating lease agreements. Avedro entered into an 84-month lease in November 2015, effective February 26, 2016, for a facility with office and lab space. Avedro entered into a 72-month lease on November 4, 2016, effective February 25, 2017, for production and office space in a second facility. In March 2017, Avedro amended the second lease to add additional office and lab space that will run co-terminously with the original lease through February 2023. Rental payments on operating leases are charged to expense on a straight-line basis over the period of the lease. The lease agreements require Avedro to pay executory costs such as real estate taxes, insurance and repairs, and includes renewal and escalation clauses.

        As described in Note 2, "Summary of Significant Accounting Policies," Avedro has restricted cash in the form of an irrevocable letter of credit related to the lease agreements in the amount of $351.

        Aggregate minimum annual lease commitments of Avedro under its non-cancellable operating leases as of December 31, 2018:

Year Ending December 31,	Amount
2019	1,157
2020	1,240
2021	1,328
2022	1,370
2023	229

Total minimum lease payments	$5,324

        Rent expense under the operating leases was $1,181 and $1,184 for the years ended December 31, 2018 and 2017, respectively.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

7. COMMITMENTS AND CONTINGENCIES (Continued)

License Agreements

        From time to time, Avedro enters into various licensing agreements whereby Avedro may use certain technologies in conjunction with its product research and development.

  CalTech

        In March 2015, Avedro entered into an exclusive license agreement (the "CalTech Agreement") with the California Institute of Technology ("CalTech") for the exclusive license in the United States to certain patent rights granting Avedro the right to make, have made, import, use, sell, and offer for sale any product, device, system, article of manufacture, machine, composition of matter, or process or service covered under the licensed patents.

        Under the CalTech Agreement, Avedro agreed to pay CalTech certain royalties on net revenues from the sale of cross-linking agents for performing cross-linking procedures with corneal surgically invasive corrective procedures, including, but not limited to, laser-assisted in situ keratomileusis or photorefractive keratectomy (the "Royalty Products") following FDA approval of Avedro's application for the Royalty Products. Additionally, Avedro has agreed to pay CalTech milestone payments upon the occurrence of specified events. As of December 31, 2018 and 2017, Avedro had not achieved such milestone events, so no liability has been recorded.

        In July 2017, Avedro entered into an amended and restated license agreement (the "Amended CalTech Agreement") with the California Institute of Technology ("CalTech") for the exclusive license in the United States to certain patent rights granting Avedro the right to make, have made, import, use, sell, and offer for sale any product, device, system, article of manufacture, machine, composition of matter, or process or service covered under the licensed patents. Under the Amended CalTech Agreement, Avedro agreed to pay CalTech additional certain flat-fee royalties per treatment on the sale of cross-linking agents for corneal cross-linking procedures for the treatment of Keratoconus on or after July 31, 2017. $25 and $2 of such payments were made during the years ended December 31, 2018 and 2017, respectively.

  IROC

        In August 2014, Avedro entered into an asset purchase agreement with IROC Innocross AG ("IROC") to acquire assets and a license from IROC to enhance its existing platform of cross-linking technology. The total fair value of the acquisition was derived from determining the fair value of all assets acquired. Avedro made an upfront payment and the asset purchase obligation represents the remaining payments, which have been discounted to take into account the time value of money. The applicable discount rate used was 12.0%. This obligation is also adjusted to reflect changes in the exchange rates. As of December 31, 2018 and 2017, Avedro's current portion of the asset purchase obligation was $31 and $122, respectively, and the long-term asset purchase obligation was $0 and $28, respectively, both reflecting changes in the exchange rate as of December 31, 2018 and 2017.

        In April 2015, Avedro entered into a patent license and purchase agreement with IROC (the "IROC Agreement"), under which Avedro acquired certain technology and intellectual property rights relating to ophthalmic cross-linking and is the owner of such technology and intellectual property. Additionally, the IROC Agreement broadened the scope of the license to the intellectual property

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

7. COMMITMENTS AND CONTINGENCIES (Continued)

rights under a prior asset purchase agreement dated August 2014 to include all products and to transfer all patents covered under the prior asset purchase agreement to Avedro subject to the payments and the terms and conditions described in the prior asset purchase agreement.

        As consideration, Avedro agreed to pay IROC an initial payment of $50 and up to $1,700 in milestone payments within a specified number of days of the occurrence of each milestone event. Avedro determined that the milestone events were probable as of the execution of the IROC Agreement and recorded a liability for the total $1,700 at that date. At December 31, 2018 and 2017, $250 of payments remained due under the agreement, respectively.

Supplier Agreements

  Medio-Haus

        In June 2014, Avedro entered into an exclusive supplier agreement with Medio-Haus-Medizinprodukte GmbH ("Medio-Haus") with a term of 15 years (the "Medio-Haus Supplier Agreement"). Under the terms of the agreement, Avedro must provide Medio-Haus with a rolling forecast of the quantities expected to be ordered during that time period. The quantities stipulated in the forecast constitute a binding commitment. As of December 31, 2018, Avedro had $736 of orders committed for the year ended December 31, 2019. During the years ended December 31, 2018 and 2017, Avedro made $1,218 and $1,492 of purchases, respectively, under the Medio-Haus Supplier Agreement.

  Althea

        In December 2014, Avedro entered into a commercial services agreement with Ajinmoto Althea, Inc. ("Althea"), which automatically renews for successive two-year periods following the expiration of the initial term in December 2018. Either Avedro or Althea may terminate the agreement prior to that date without cause upon 24 month's written notice. The agreement created an arrangement through which Althea acts as a third-party manufacturer to provide fill/finish services of Althea's active pharmaceutical ingredient. Avedro provides Althea with a rolling forecast of the quantities they expect to order during that time period. As of December 31, 2018, Avedro had $1,177 of orders committed for the year ending December 31, 2019. During the years ended December 31, 2018 and 2017, Avedro made $2,069 and $2,477 of purchases, respectively, under the agreement. Of the purchases made during the year ended December 31, 2018, $597 worth of purchases are included in the prepaid expenses and other current assets on Avedro's balance sheet at December 31, 2018.

  Sharp

        In September 2016, Avedro entered into a two-year packaging and supply agreement with the Sharp Corporation ("Sharp"). Unless terminated sooner, the agreement shall automatically renew thereafter for successive one-year periods. The agreement engages Sharp to store, package and label Avedro's single dose pharmaceuticals. Under the terms of the agreement, at the start of each calendar quarter Avedro provides a rolling 12 month forecast of estimated quantity and completion date requirements for the single dose pharmaceuticals. Only the quantities stipulated in the forecast for the first calendar quarter constitutes a binding commitment. At December 31, 2018, Avedro had $34 of

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

7. COMMITMENTS AND CONTINGENCIES (Continued)

orders committed to be purchased through March 31, 2019. During the years ended December 31, 2018 and 2017, Avedro made $1,117 and $581 of purchases, respectively, under the agreement.

Legal Proceedings

        In the ordinary course of business, Avedro may be subject to legal proceedings, claims and litigation as Avedro operates in an industry susceptible to patent legal claims. Avedro accounts for estimated losses with respect to legal proceedings and claims when such losses are probable and estimable. Legal costs associated with these matters are expensed when incurred. Avedro is not currently a party to any legal proceedings.

8. RELATED PARTY TRANSACTIONS

        Avedro has a customer that is also a stockholder. During the years ended December 31, 2018, and 2017, Avedro recorded revenue related to this customer of $1,983 and $1,841, respectively. The accounts receivable balance from this customer as of December 31, 2018 and 2017 was $561 and $442, respectively.

        Avedro has a customer that is also a stockholder and employee. During the years ended December 31, 2018, and 2017, Avedro recorded revenue related to this customer of $83 and $27, respectively. The accounts receivable balance from this customer as of December 31, 2018 and 2017 was $12 and $3, respectively.

        Avedro also entered into a lending arrangement in March 2017 with a lender who is affiliated with a stockholder. See Note 9, "Long-term Debt" for further details.

9. LONG-TERM DEBT

        Long-term debt, net, is comprised of the following:

	December 31,
	2018	2017
Principal amount outstanding	$20,000	$20,000
PIK Interest	657	201
Unamortized discount	(495)	(608)
Unamortized issue costs	(223)	(274)

Net carrying amount	$19,939	$19,319

2014 Loan Agreement

        In September 2014, Avedro entered into a loan and security agreement (the "2014 Loan Agreement") with an outside lender for $12,500, maturing on December 1, 2017. Borrowings under the 2014 Loan Agreement were collateralized by substantially all assets of Avedro. The first draw of $7,500 ("2014 Tranche 1") was issued during September 2014, and the second draw of $5,000 was issued during March 2015 as Avedro met the milestones defined in the agreement.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

9. LONG-TERM DEBT (Continued)

        Additionally, Avedro exercised the following options:

  •
  extend the 2014 Loan Agreement maturity date by six months from December 1, 2017 to June 1, 2018;

  •
  extend the interest only period by six months through January 1, 2016; and

  •
  reduce the interest rate from 11.5% per annum to 9.25% per annum.

        Following the extension of the 2014 Loan Agreement maturity date, the debt issuance costs and debt discount were being amortized over the new term of the loan using the effective interest method.

        The 2014 Tranche 1 was payable in 39 monthly installments, comprised of interest only monthly payments for the first nine months followed by 30 months of principal and interest payments. An end of term charge of $438 is payable at maturity, including in the event of any prepayment, and was being accrued as interest expense over the term of the loan using the effective interest method. Debt issuance costs of approximately $57 was being amortized over the term of the loan using the effective interest method.

        During March 2017, Avedro repaid the 2014 Loan Agreement in full with the proceeds from the 2017 Credit Agreement, as described below. As Avedro repaid the term loans prior to maturity, a prepayment fee equating to 0.50% of the portion of principal prepaid under the 2014 Loan Agreement was incurred. The prepayment fee, unamortized end for term charge, unamortized debt discount and unamortized debt issuance costs related to the 2014 Loan Agreement at the time of repayment totaled $230, which Avedro recorded as a loss on extinguishment of debt in the other (expense) income line of the statement of operations for the year ended December 31, 2017.

2017 Credit Agreement

        In March 2017, Avedro entered into a credit agreement (the "2017 Credit Agreement") with a lender who is affiliated with a stockholder for $30,000, maturing on March 20, 2022 (the "Maturity Date"). The loan is available in two draws. The first draw of $20,000 was issued during March 2017. The second draw of $10,000, was available through December 31, 2017 based on a revenue milestone, however Avedro did not draw on this amount. The loans require payment of interest only until maturity at the rate of 10% per annum ("Applicable Margin"). Additional interest ("PIK") interest accrues at the per annum rate equal to the higher of (i) the three-month LIBOR rate and (ii) 1.00%. Such PIK interest is added to the outstanding principal amount of the loans until the maturity date. The outstanding loan balance plus accrued PIK interest is due in one lump sum payment on the loan maturity date.

        The 2017 Credit Agreement includes customary events of default, affirmative and negative covenants, including with respect to a change in control transaction, investments, distributions and dividends, and the incurrence of additional debt.

        Upon the occurrence of an event of default and continuing until such event of default is no longer continuing, the Applicable Margin would increase by 3.00% per annum.

        If Avedro repays all or a portion of the borrowings under the 2017 Credit Agreement prior to the Maturity Date, it will be required to pay the lender a prepayment fee as follows: for amounts repaid

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

9. LONG-TERM DEBT (Continued)

after March 20, 2018 but on or prior to March 20, 2019, 9% of the portion of principal repaid; for amounts repaid after March 20, 2019 but on or prior to March 20, 2020, 5% of the portion of principal repaid; and for amounts repaid after March 20, 2020 but on or prior to March 20, 2021, 3% of the portion of the principal repaid. No prepayment fee will be required for amounts repaid after March 20, 2021 but prior to the Maturity Date.

        Avedro's obligations under the 2017 Credit Agreement are secured by a security interest in substantially all of its assets. Other than a Minimum Liquidity requirement of $3,000, there are no financial covenants contained in the 2017 Credit Agreement and Avedro was in compliance with the affirmative and restrictive covenants as of December 31, 2017.

        In association with the 2017 Credit Agreement and in conjunction with the close of the first draw in March 2017, Avedro issued the lender warrants to purchase 106,617 shares of Series AA convertible preferred stock at an exercise price of $4.45 per share (the "2017 Preferred Warrants"). Each warrant is exercisable for a period of 10 years from the date of issuance and may be exercised on a cashless basis in whole or in part. Using the Black-Scholes valuation model, management estimated the fair value of these warrants to be $434 at issuance of the warrant. The following assumptions were used to estimate the fair value: expected volatility of 67%, risk-free interest rate of 2.47%, and expected term of 10 years. These warrants were considered to be costs incurred as part of the credit facility and were recorded as a debt discount which was offset against the loan, and were to be amortized over the life of the original credit facility based on the effective interest method to interest expense. See Note 10, "Warrants," for further description of the warrants. The 2017 Preferred Warrants are remeasured at fair value at each reporting date, with changes in fair value being recorded as other income (expense) in the statements of operations (see Note 11, "Fair Value Measurements").

        The 2017 Credit Agreement contained features that are contingent on the following future events: (i) interest rate upon a non-creditworthy event of default; (ii) a put option upon an event of default; and (iii) a put option upon the lenders request of net casualty proceeds. These features meet the criteria of a derivative and as such Avedro has bifurcated these features and recorded them at fair value. The derivative will be revalued at the end of each reporting period. Any change in the fair value will be recorded as a gain or loss in the income statement in other income (expense).

        As of December 31, 2018, Avedro had an outstanding total obligation from the derivative liability of $406. The derivative and warrant liabilities are presented on the balance sheet under non-current liabilities.

        Avedro did not draw the remaining amount and the amount is no longer available to be drawn on under the 2017 Credit Agreement as of December 31, 2018. As of December 31, 2018, Avedro had borrowed and had outstanding $20,000 of debt under the 2017 Credit Agreement. As of December 31, 2018, Avedro had recorded a long-term debt obligation of $19,939 on its balance sheet, which includes borrowings outstanding of $20,000 and accrued PIK interest of $657, net of debt discount of $718. Amortization of the debt discount, which was recorded as interest expense in the statements of operations, was $164 for the year ended December 31, 2018.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

10. WARRANTS

Summary of Outstanding Warrants

        Upon the closing of Avedro's IPO, all of the outstanding warrants to purchase shares of convertible preferred stock were automatically converted into warrants to purchase shares of Avedro Common Stock. See Note 17, "Subsequent Events," for additional information.

        The following represents a summary of the warrants outstanding at each of the dates identified:

			Outstanding at
Issued	Classification	Exercisable for	December 31, 2018	December 31, 2017
(1)2015	Equity	Common stock	28,949	28,949
(2)2015	Liability	Series AA convertible preferred stock	67,415	67,415
(3)2017	Liability	Series AA convertible preferred stock	106,617	106,617

(1)
These warrants, exercisable into shares of Avedro Common Stock are exercisable through November 5, 2021 at $0.05 per share.

(2)
These warrants, exercisable into Series AA convertible preferred stock are exercisable through September 11, 2024, at $4.45 per share.

(3)
These warrants, exercisable into Series AA convertible preferred stock are exercisable through March 20, 2027, at $4.45 per share.

11. FAIR VALUE MEASUREMENTS

        Accounting Standards Codification Topic 820, "Fair Value Measurement" ("ASC 820"), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and Avedro's own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of Avedro. Unobservable inputs are inputs that reflect Avedro's assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances.

        ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following:

          Level 1: inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

          Level 2: inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

11. FAIR VALUE MEASUREMENTS (Continued)

          Level 3: inputs are unobservable inputs that reflect Avedro's own assumptions about the assumptions market participants would use in pricing the asset or liability.

        To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by Avedro in determining fair value is greatest for instruments categorized in Level 3. A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

        The carrying amount reflected on the balance sheets for cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued liabilities approximated their fair values, due to the short-term nature of these instruments. The carrying value of the long-term debt approximates its fair value as the debt arrangement is based on interest rates Avedro believes it could obtain for borrowings with similar terms.

Recurring Fair Value Measurements

        The following tables set forth Avedro's assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2018 and 2017:

Description	Total	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2018
Assets
Cash equivalents	$8,164	$8,164	$—	$—

	$8,164	$8,164	$—	$—

Liabilities
Warrant liability	$1,800	$—	$—	$1,800
Derivative liability	$406	—	—	406

	$2,206	$—	$—	$2,206

December 31, 2017
Liabilities
Warrant liability	$430	$—	$—	$430
Derivative liability	$409	—	—	409

	$839	$—	$—	$839

Cash Equivalents

        Cash equivalents consist of money market funds with an original maturity of three months or less from the date of purchase. Cash equivalents are carried at cost, which approximates their fair value. At December 31, 2018, Avedro held $8,164 of cash equivalents, all of which were invested in money market funds. Avedro did not hold any cash equivalents at December 31, 2017.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

11. FAIR VALUE MEASUREMENTS (Continued)

Warrant Liability

        The warrant liability represents the liability for warrants to purchase shares of Series AA convertible preferred stock issued in connection with Avedro's long-term debt. See Note 9, "Long-Term Debt."

2015 and 2017 Preferred Warrants

        The fair value of the 2015 and 2017 Preferred Warrants was determined using the Black-Scholes model, a form of an option pricing model.

        The weighted-average assumptions used in the Black-Scholes option pricing model to determine the fair value of the warrants were as follows:

	Year Ended December 31,
	2018	2017
Risk-free interest rate	2.5% - 3.0%	2.3% - 2.4%
Expected volatility	57.6% - 62.4%	58.8% - 65.0%
Expected term (in years)	5.7 - 9.0	6.7 - 9.2
Expected dividend yield	0.0%	0.0%

        Risk-free Interest Rate.    Avedro estimated the risk-free interest rate in reference to yield on U.S. Treasury securities with a maturity date commensurate with the expected term of the associated warrant.

        Expected Volatility.    Due to Avedro's limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption is based on historical volatilities of a peer group of similar companies whose share prices are publicly available over a period commensurate with the warrant's expected term. The peer group was developed based on companies in the biotechnology and medical device industries.

        Expected Term.    The expected term represents the period of time that warrants are expected to be outstanding.

        Expected Dividend Yield.    The expected dividend yield assumption is based on the fact that Avedro has never paid cash dividends and has no present intention to pay cash dividends.

        Fair Value of Underlying Convertible Preferred Shares.    The fair value of the underlying convertible preferred stock was determined by the Avedro Board, with input from management and the assistance of a third-party valuation specialist, by determining the equity value of Avedro and then allocating this value among the different classes of equity securities based on their respective rights and individual characteristics. The equity value was determined using three different methods, which includes back-solving overall equity value to the price paid by recent financing transactions, a probability-weighted expected return method, and also using a combination of the market-based approach and the income approach. The fair value of Avedro's equity value was then allocated to various securities within Avedro's capital structure by applying an option pricing method. The option pricing method estimates

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

11. FAIR VALUE MEASUREMENTS (Continued)

the fair value of each class of security based on the potential to profit from the upside of the business, while taking into account the unique characteristics of each class of security.

        Starting with the valuation of Avedro Common Stock on December 31, 2018, we utilized the probability-weighted expected return method, or PWERM, in combination with the option pricing method, or OPM, as a hybrid method, or Hybrid Method, which is an accepted valuation method under the AICPA Practice Guide, for determining the fair value of Avedro Common Stock. The PWERM is a scenario-based analysis that estimates the value per share of common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, in light of the rights and preferences of each class and series of stock, discounted for a lack of marketability. The OPM values each equity class by creating a series of call options on the equity value, with exercise prices based on the liquidation preferences, participation rights and strike prices of derivatives. The Hybrid Method is appropriate for a company expecting a near term liquidity event, but where, due to market or other factors, the likelihood of completing the liquidity event is uncertain. The Hybrid Method considers a company's going concern nature, stage of development and ability to forecast near and long-term future liquidity scenarios.

        Accordingly, the valuation of the components of the warrant liability was determined using Level 3 inputs.

        Changes in the fair value of the warrant liability, for which fair value is determined using Level 3 inputs were as follows:

	Year Ended December 31,
	2018	2017
Beginning balance	$430	$260
Warrant issuance	—	434
Change in fair value	1,370	(264)

Ending balance	$1,800	$430

Derivative Liability

        The derivative liability represents features bifurcated from the 2017 Credit Agreement liability and recorded at fair value. See Note 9, "Long-Term Debt." Under certain change in control events, as defined in the 2017 Credit Agreement, a prepayment fee and the entire outstanding obligation may be due and payable. Avedro concluded that these features, including (i) interest rate upon a non-creditworthy event of default; (ii) a put option upon an event of default; and (iii) a put option upon the lenders request of net casualty proceeds, are not clearly and closely related to the host instrument, and represent a single compound derivative and is required to be re-measured at fair value.

        The estimated fair value of the derivative liability was determined using a probability-weighted discounted cash flow model that includes the principal, prepayment fees and interest payments under scenarios of a change in control, other than a qualified initial public offering prior to the debt maturity. The following inputs were estimated by management: (i) the probability of a change of control event; (ii) the timing of a change of control event; and (iii) the discount rate. At December 31, 2018, Avedro

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

11. FAIR VALUE MEASUREMENTS (Continued)

assumed a 17% discount rate, and a 1%, 10% and 15% probability for a change in control event during the twelve months ended March 19, 2019, 2020 and 2021, respectively.

        Changes in the fair value of the derivative liability, for which fair value is determined using Level 3 inputs were as follows:

	Year Ended December 31,
	2018	2017
Beginning balance	$409	$—
Debt issuance	—	253
Change in fair value	(3)	156

Ending balance	$406	$409

12. CAPITAL STOCK

Common Stock

        The voting, dividend and liquidation rights of the holders of shares of Avedro Common Stock are subject to and qualified by the rights, powers and preferences of the holders of shares of preferred stock. Avedro Common Stock has the following characteristics:

Voting

        The holders of shares of Avedro Common Stock are entitled to one vote for each share of Avedro Common Stock held at all meetings of stockholders and written actions in lieu of meetings provided, however, that except as otherwise required by law, holders of Avedro Common Stock shall not be entitled to vote on any amendment to the corporation's certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock. The Avedro Common Stock as a separate class, shall be entitled to elect two directors of Avedro.

Dividends

        Only after payment of such dividends distributed among preferred stock holders shall dividends be distributed among Avedro Common Stock holders.

Liquidation

        After payment of all preferential amounts required to be paid to the holders of shares of Series CC convertible preferred stock, Series BB convertible preferred stock and Series AA convertible preferred stock, the remaining assets of Avedro available for distribution to its stockholders shall be distributed among the holders of shares of Avedro Common Stock, pro rata based on the number of shares held by each such holder.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

12. CAPITAL STOCK (Continued)

Reserved for future issuance

        Avedro has reserved for future issuance the following number of shares of Avedro Common Stock on a fully diluted and as-converted basis:

	As of December 31,
	2018	2017
Conversion of Series AA convertible preferred stock	7,161,719	7,161,719
Conversion of Series BB convertible preferred stock	1,332,708	1,332,708
Conversion of Series CC convertible preferred stock	2,141,467	—
Options to purchase common stock	2,490,767	945,521
Vesting of restricted stock units to common stock	18,522	—
Remaining shares available for issuance	104,828	986,808
Warrants to purchase convertible preferred stock	174,032	174,032
Warrants to purchase common stock	28,949	28,949

Total	13,452,992	10,629,737

Convertible Preferred Stock

        In November 2015, Avedro entered into a Series AA Stock Purchase Agreement to issue 3,430,780 shares of its Series AA convertible preferred stock at a price of $4.45 per share for aggregate proceeds of $15,267 from new and existing investors. The agreement allowed for subsequent initial closings ("Initial Closing Rights Offering") from each former holder of its previously issued preferred stock (except those who already purchased shares at the initial closing), following the initial closing for up to an additional 44,946 shares of Series AA convertible preferred stock. In December 2015, Avedro closed the first rights offering, in which it received $35 for the issuance of 7,839 shares of Series AA convertible preferred stock.

        In May 2016, Avedro notified the Series AA stockholders of the second tranche closing of Series AA convertible preferred stock, as referenced in the Series AA Stock Purchase Agreement. The second tranche milestone event was achieved in April 2016 upon final FDA approval for Avedro's Photrexa Viscous, Photrexa and the KXL System. The second tranche closing date occurred on June 1, 2016, at which time 3,438,608 shares of Series AA convertible preferred stock were purchased for an aggregate purchase price of $15,302.

        In April 2017, Avedro entered into a Series BB Stock Purchase Agreement to issue 1,332,708 shares of its Series BB convertible preferred stock at a price of $9.004225 per share for aggregate proceeds of $12,000 from new and existing investors.

        In conjunction with the Series BB Stock Purchase Agreement, Avedro increased its authorized shares to 92,600,000 from 80,300,000, of which 54,000,000 are designated as Avedro Common Stock and 38,600,000 are designated as convertible preferred stock.

        In April 2018, Avedro entered into a Series CC Stock Purchase Agreement to issue 2,141,467 shares of its Series CC convertible preferred stock at a price of $11.674227 per share for aggregate proceeds of $25,000 from new and existing investors.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

12. CAPITAL STOCK (Continued)

        In conjunction with the Series CC Stock Purchase Agreement, Avedro amended and restated its certificate of incorporation to increase the total number of authorized shares of all classes of capital stock to 115,034,571 from 92,600,000, of which 66,905,000 are designated as Avedro Common Stock and 48,129,571 are designated as convertible preferred stock, and to designate the terms of the Series CC convertible preferred stock. The amended and restated certificate of incorporation also provided that all shares of Avedro's convertible preferred stock will automatically convert into shares of Avedro Common Stock upon either (a) the closing of the sale of shares of Avedro Common Stock to the public at a price of at least $29.18543625 per share in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $50,000 in gross proceeds to Avedro or (b) the date or time specified by vote or written consent of holders of at least 70% of Avedro's outstanding convertible preferred stock, including holders of at least 70% of the Series CC convertible preferred stock.

        Avedro records its convertible preferred stock at fair value on the dates of issuance, net of issuance costs. A deemed liquidation event will only occur upon a greater than 50% change in control or sale of substantially all of the assets of Avedro and will be a redemption event subject to election by holders of at least 70% of the then outstanding shares of convertible preferred stock, voting together as a single class on an as-converted basis. As the redemption event is outside the control of Avedro, all shares of convertible preferred stock have been presented outside of permanent equity. Further, Avedro has also elected not to adjust the carrying values of the convertible preferred stock to the redemption value of such shares, since it is uncertain whether or when a redemption event will occur. Subsequent adjustments to increase the carrying value to the redemption values will be made when it becomes probable that such redemption will occur. As of December 31, 2018, it was not probable that such redemption would occur.

        Avedro's convertible preferred stock has the following rights, preferences, privileges and restrictions:

Dividend Rights

        The holders of the convertible preferred stock and Avedro Common Stock had the following ranking of preference based on series held with respect to dividends, liquidation or redemption: Series BB convertible preferred stock, Series AA convertible preferred stock and Avedro Common Stock. The holders of convertible preferred stock are entitled to receive, when and as declared by the Avedro Board, cash dividends 8.0% based on preference noted above and shall be payable only when, as and if declared by the Avedro Board and shall be non-cumulative. To date, no dividends have been declared or paid.

Voting Rights

        Holders of the convertible preferred stock vote equally together with the holders of Avedro Common Stock as a single class. Each holder of the convertible preferred stock is entitled to one vote for each number of shares of Avedro Common Stock into which the holder's convertible preferred stock is convertible. In addition to the Avedro Common Stock voting as a separate class to elect two directors of Avedro, the Series AA convertible preferred stock as a separate class, is entitled to elect two directors of Avedro. The holders of record of the shares of Avedro Common Stock and of any

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

12. CAPITAL STOCK (Continued)

other class or series of voting stock (including the convertible preferred stock), exclusively and voting as a single class on an as-converted basis, shall be entitled to elect the balance of the total number of directors of Avedro. The Series CC and BB convertible preferred stock, each as a separate class, shall each be entitled to elect one director of Avedro.

Liquidation Rights

        Upon any liquidation, dissolution, or winding-up of Avedro, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any convertible preferred stock other than Series BB convertible preferred stock and Series AA convertible preferred stock, and subject to the rights of any series of preferred stock that may from time to time come into existence, the holders of the Series BB convertible preferred stock followed by the holders of the Series AA convertible preferred stock are entitled to be paid out of the assets of Avedro an amount per share of such preferred stock equal to the original issue price plus all declared and unpaid dividends (if any) on such preferred stock (as adjusted for any stock dividends, combinations, stock splits, recapitalizations or other similar event affecting the preferred stock) for each share of such preferred stock held by them. The rights and preferences of the Series CC convertible preferred stock are similar to all other series of Avedro's convertible preferred stock, except for (i) in the event of any voluntary or involuntary liquidation event, dissolution, winding up of Avedro or deemed liquidation event, holders of the then outstanding Series CC convertible preferred stock have priority and preference to all other classes of convertible preferred stock and Avedro Common Stock; and (ii) the Series AA convertible preferred stock as a separate class, is entitled to elect two directors of Avedro.

        As of December 31, 2018, if any of Avedro's remaining assets were available to be distributed, after the payment of the full liquidation preference of all preferred stockholders, such assets would distributed to the holders of the preferred and Avedro Common Stock pro rata based on the number of shares of Avedro Common Stock held by each stockholder assuming full conversion of all convertible preferred stock immediately prior to such liquidation event.

Conversion Rights

        Each share of convertible preferred stock is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Avedro Common Stock as is determined by dividing the applicable original issue price of the applicable series of convertible preferred stock by the Conversion Price (as defined below) for such series (the conversion rate for a series of convertible preferred stock into Avedro Common Stock is referred to herein as the "Conversion Rate" for such series), in effect at the time of conversion. As of December 31, 2018, "Conversion Price" shall initially be $11.674227l, $9.004225 and $4.45 and per share for the Series CC convertible preferred stock, Series BB convertible preferred stock and Series AA convertible preferred stock, respectively.

        As of February 19, 2019, each share of convertible preferred stock automatically converted into shares of Avedro Common Stock at a conversion rate of one preferred share to one common share for each series of convertible preferred stock

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

13. SHARE-BASED COMPENSATION

2003 Stock Plan

        During 2003, Avedro adopted the 2003 Stock Plan (the "2003 Plan"), which allowed for the granting of awards in the form of incentive stock options, non-qualified stock options, and stock grants, which may include restricted stock, for up to 75,154 shares of Avedro Common Stock to eligible employees, outside directors and consultants of Avedro. The number of shares of Avedro Common Stock under the 2003 Plan was reduced to 62,193 on October 5, 2012, upon adoption of the 2012 Equity Incentive Plan (the "2012 Plan"). Awards granted under the 2003 Plan are subject to terms and conditions as determined by the Avedro Board, except that no incentive stock option may be issued at less than the fair market value of the Avedro Common Stock on the date of grant, or have a term in excess of ten years. Option grants may be exercised as specified in the individual grant. Typically, incentive stock options vest 25% of such shares on the first anniversary of the effective date of the option grant and 1/36th of such remaining shares each month thereafter. Unless otherwise indicated, grants contain an acceleration clause whereby options become exercisable in full if Avedro is subject to a change in control, as defined therein, before the grantee's service terminates. Options cancelled subsequent to the adoption of the 2012 Plan in October 2012 were no longer returned to the pool of shares reserved for issuance under the 2003 Plan. At December 31, 2018 and 2017, there were 2,018 and 7,234 shares outstanding that were issued from the 2003 Plan.

2012 Equity Incentive Plan

        On October 5, 2012 Avedro adopted the 2012 Plan, which allowed for the granting of awards in the form of incentive stock options, non-qualified stock options and stock grants, which may include restricted stock, for 140,179 shares of Avedro Common Stock to eligible employees, outside directors and consultants of Avedro. In November 2015, the Avedro Board approved an increase to the number of shares of Avedro Common Stock reserved for issuance under the 2012 Plan from 140,179 to 2,350,852 shares. In July 2018, Avedro further amended the 2012 Plan to increase the number of shares of Avedro Common Stock reserved for issuance from 2,350,852 to 3,086,807, of which 104,828 are available for grant as of December 31, 2018. In connection with the IPO, the 2012 Plan terminated, and Avedro adopted a new equity incentive plan, the 2019 Plan. See Note 17, "Subsequent Events".

        Awards granted under the 2012 Plan are subject to terms and conditions as determined by the Avedro Board, except that no incentive stock option may be issued at less than the fair market value of the Avedro Common Stock on the date of grant, or have a term in excess of ten years. Option grants may be exercised as specified in the individual grant. Typically, stock options vest (1) 25% of such shares on the first anniversary of the effective date of the option grant and 1/36th of such remaining shares each month thereafter or (2) in 48 equal installments.

        In determining the exercise prices for options granted, the Avedro Board considered the fair value of the Avedro Common Stock as of the measurement date. The fair value of the underlying Avedro Common Stock was determined by the Avedro Board, with input from management and the assistance of a third-party valuation specialist, by determining the equity value of Avedro and then allocating this value among the different classes of equity securities based on their respective rights and individual characteristics. The equity value was determined using three different methods, which includes back-solving overall equity value to the price paid by recent financing transactions, also using a combination of the market-based approach and the income approach, and also utilizing a hybrid

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

13. SHARE-BASED COMPENSATION (Continued)

method. Starting with the valuation of our Avedro Common Stock on December 31, 2018, Avedro utilized the probability-weighted expected return method, or PWERM, in combination with the option pricing method, or OPM, as a hybrid method, or Hybrid Method, which is an accepted valuation method under the AICPA Practice Guide, for determining the fair value of Avedro's Avedro Common Stock. The PWERM is a scenario-based analysis that estimates the value per share of Avedro Common Stock based on the probability-weighted present value of expected future equity values for the Avedro Common Stock, under various possible future liquidity event scenarios, in light of the rights and preferences of each class and series of stock, discounted for a lack of marketability.

        The fair value of Avedro's equity value was then allocated to various securities within Avedro's capital structure by applying an option pricing method. The option pricing method estimates the fair value of each class of security based on the potential to profit from the upside of the business, while taking into account the unique characteristics of each class of security. The dates of Avedro's contemporaneous valuations have not always coincided with the dates of Avedro's stock option grants. If Avedro had made different assumptions, its stock-based compensation expense, net loss could have been materially different.

        Stock option activity under the 2003 Plan and 2012 Plan is summarized as follows:

	Number of Options	Average Exercise Price	Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2017	945,521	$2.98	8.5	$400

Granted	1,692,148	$2.94
Exercised	(48,953)	$1.41
Forfeited/cancelled	(97,949)	$6.82

Outstanding at December 31, 2018	2,490,767	$2.83	8.7	$25,111

Vested and expected to vest at December 31, 2018	2,490,767	$2.83	8.7	$25,111

Exercisable at December 31, 2018	1,063,979	$2.57	8.2	$11,264

        As of December 31, 2018, the unrecognized compensation cost related to outstanding options was $2,429, and is expected to be recognized as expense over approximately 2.8 years. The fair value of options vested in the years ended December 31, 2018 and 2017 was $992 and $468, respectively.

        The following table summarizes information relating to stock options granted and exercised:

	Year Ended December 31,
	2018	2017
Weighted-average grant date fair value per share of option grants	$1.66	$1.50
Aggregate intrinsic value of options exercised	44	195
Cash received upon exercise of options	69	207

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

13. SHARE-BASED COMPENSATION (Continued)

        The aggregate intrinsic value represents the difference between the fair value at exercise and the exercise price paid by the employee.

Restricted Stock Units

        In January 2018, Avedro granted restricted stock units covering a total of 18,522 shares of Avedro Common Stock to certain executives. These restricted stock units have both a liquidity event and service-based vesting term. The liquidity event requirement must occur before January 2025, and will be satisfied on the first to occur of: (1) a change in control within the meaning of Code Section 409A or (2) the effective date of a registration statement of Avedro filed under the Securities Act for the sale of Avedro Common Stock. The service-based requirement vests 50% of the grant on February 1, 2018, with the reminder vesting in eight quarterly equal installments over a two-year period for each quarter of continuous service thereafter. Avedro has not recorded stock-based compensation expense for these restricted stock units during the year ended December 31, 2018 since the liquidity event requirement had not been satisfied.

Share-Based Compensation Expense

        Avedro granted stock options to employees and non-employees for the years ended December 31, 2018 and 2017. Avedro estimates the fair value of stock options as of the date of grant using the Black-Scholes option pricing model and restricted stock based on the fair value of the award. For stock option awards granted to non-employees, compensation expense is recognized over the period during which services are rendered by such non-employees until completed. At the end of each financial reporting period prior to the completion of the service, the fair value of these awards is re-measured using the then-current fair value of Avedro Common Stock and updated assumption inputs in the Black-Scholes option-pricing model.

        The following table presents stock-based compensation expense included in Avedro's statements of operations for the years ended December 31, 2018 and 2017:

	Year Ended December 31,
	2018	2017
Cost of goods sold	$40	$50
Selling, general and administrative	760	618
Research and development	185	190

	$985	$858

        In December 2017, Avedro cancelled certain awards granted to its President and Chief Executive Officer and Chief Medical Officer during the year ended December 31, 2016, and as a result recognized $424 of compensation cost.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

13. SHARE-BASED COMPENSATION (Continued)

Valuation of Stock Options

        The weighted-average assumptions used in the Black-Scholes option pricing model to determine the fair value of all stock options granted in the period were as follows:

	Year Ended December 31,
	2018	2017
Risk-free interest rate	2.7%	2.0%
Expected volatility	57.8%	59.7%
Expected term (in years)	5.7	6.2
Expected dividend yield	0.0%	0.0%

        Risk-free Interest Rate.    Avedro estimated the risk-free interest rate in reference to yield on U.S. Treasury securities with a maturity date commensurate with the expected term of the associated award.

        Expected Volatility.    Due to Avedro's limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption is based on historical volatilities of a peer group of similar companies whose share prices are publicly available over a period commensurate with the option's expected term. The peer group was developed based on companies in the biotechnology and medical device industries.

        Expected Term.    The expected term represents the period of time that options are expected to be outstanding. Because Avedro does not have historical exercise behavior, through December 31, 2018 it determined the expected life assumption for employees using the simplified method, which is an average of the contractual term of the option and its vesting period. For non-employees, Avedro determined the expected life to be the contractual term of the option.

        Expected Dividend Yield.    The expected dividend yield assumption is based on the fact that Avedro has never paid cash dividends and has no present intention to pay cash dividends.

14. INCOME TAXES

2017 U.S. Tax Reform

        The Tax Act includes a number of changes to existing tax law, including, among other things, a permanent reduction in the federal corporate income tax rate from 35% to 21%, effective as of January 1, 2018, as well as limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, in each case, for losses arising in taxable years beginning after December 31, 2017 (though any such net operating losses may be carried forward indefinitely). The federal tax rate change resulted in a reduction of Avedro's deferred tax assets and liabilities, and a corresponding reduction to its valuation allowance in the amount of $17.7 million. As a result, no income tax expense or benefit was recognized as of the enactment date of the Tax Act. The other provisions of the Tax Act did not have a material impact on the December 31, 2018 financial statements.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

14. INCOME TAXES (Continued)

        The staff of the SEC issued Staff Accounting Bulletin No. 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. In connection with the initial analysis of the impact of the Tax Act, Avedro remeasured its deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21% for federal tax purposes. The remeasurement of Avedro's deferred tax assets and liabilities was offset by a change in the valuation allowance. Avedro has completed its analysis of the effects of the impact of the Tax Act without any additional material adjustments.

Income Taxes

        For the years ended December 31, 2018 and 2017, Avedro did not record a current or deferred income tax expense or benefit due to current and historical losses incurred by Avedro.

        The components of loss before income taxes were as follows:

	Year Ended December 31,
	2018	2017
U.S.	$25,122	$21,277
Foreign	—	—

Total	$25,122	$21,277

        A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

	Year Ended December 31,
	2018		2017
Benefit for income taxes at statutory rate	$(5,276)	21%	$(7,476)	35%
Permanent differences	411	(1.6)	281	(1.3)
State taxes—net of federal tax benefit	(1,714)	6.8	(1,087)	5.1
Valuation allowances	7,163	(28.5)	(9,012)	42.5
Federal and state rate change	—	—	17,711	(83.2)
Research credits	(641)	2.5	(412)	1.9
Other, net	57	(0.2)	(5)	—

Reported income tax provision	$—	0.0%	$—	0.0%

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

14. INCOME TAXES (Continued)

        Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of Avedro's deferred tax assets and liabilities are comprised of the following:

	Year Ended December 31,
	2018	2017
Deferred tax assets
Accruals and reserves	$1,429	$326
Net operating losses	35,595	31,006
Research credits	18,674	17,607
Stock compensation	192	97
Intangible assets	1,039	1,110
Capitalized research costs	185	283
Deferred revenue	1,653	849

Subtotal deferred tax assets	58,767	51,278
Valuation allowance	(58,416)	(51,246)

Total deferred asset	$351	$32

Deferred tax liabilities
Accruals and reserves	191	—
Fixed assets	160	32

Total deferred liabilities	$351	$32

        Avedro has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. As of December 31, 2018 and 2017, based on Avedro's history of operating losses, Avedro has concluded that it is not more likely than not that the benefit of its deferred tax assets will be realized. Accordingly, Avedro has provided a full valuation allowance for deferred tax assets as of December 31, 2018 and 2017. The valuation allowance increased $7,170 during the year ended December 31, 2018 due primarily to net operating losses and research credits generated. The valuation allowance decreased $9,009 during the year ended December 31, 2017 due primarily to a change in the federal corporate tax rate as noted above.

        As of December 31, 2018 and 2017, Avedro had U.S. federal NOL carryforwards of $142,077 and $125,268, respectively, which may be available to offset future U.S. federal income tax liabilities. $124,589 of the total NOL carryforwards as of December 31, 2018 expire at various dates through 2037, while the remaining $17,487 do not expire. As of December 31, 2018 and 2017, Avedro also had U.S. state NOL carryforwards of $91,956 and $75,735, respectively, which may be available to offset future state income tax liabilities and expire at various dates through 2038. As of December 31, 2018 and 2017, Avedro had U.S. federal research credit carryforwards of $16,652 and $15,869, respectively, that expire at various dates through 2038. As of December 31, 2018 and 2017, $14,825 of the U.S. federal research credits previously listed are related to the Orphan Drug Credit. As of December 31, 2018 and 2017, Avedro also had Massachusetts research credits of $2,561 and $2,201, respectively, which may be available to offset future income tax liabilities and expire at various dates through 2032.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

14. INCOME TAXES (Continued)

        Avedro has not, as of yet, conducted a study of its research and development credit carryforwards. Such a study might result in an adjustment to Avedro's research and development credit carryforwards, however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position under ASC 740-10. A full valuation allowance has been provided against Avedro's research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the statements of operations if an adjustment was required.

        Utilization of the NOL and research and development credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred or that could occur in the future, as required by Section 382 and Section 383 of the Code, as well as similar state and foreign provisions. These ownership changes may limit the amount of NOL and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an "ownership change" as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders. Avedro has completed a study through 2014 to assess whether an ownership change has occurred or whether there have been multiple ownership changes since its formation. The results of this study indicated that Avedro experienced ownership changes as defined by Section 382 of the Code. Avedro has not recorded NOLs that, as a result of these restrictions, will expire unused. As of December 31, 2018, Avedro has not completed a study for dates after November 5, 2014, and therefore NOLs may be subject to further limitation. Avedro will complete an updated 382 study prior to benefiting any net operating losses in the financial statements. Accordingly, Avedro has NOL carryforwards net of the limitation, which are approximately $142,077 and $125,268 in 2018 and 2017, respectively.

        Avedro's reserves related to taxes and its accounting for uncertain tax positions are based on a determination of whether and how much of a tax benefit taken by Avedro in its tax filings or positions is more-likely-than-not to be realized following resolution of any potential contingencies related to the tax benefit.

        As of December 31, 2018 and 2017, the total amount of unrecognized tax benefits was $0.

        Avedro will recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2018 and 2017, Avedro had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in Avedro's statements of operations.

        Avedro files income tax returns in the United States and various states. The federal and state income tax returns are generally subject to tax examinations for the tax years ended December 31, 2016, through December 31, 2018. To the extent Avedro has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service, state or foreign tax authorities to the extent utilized in a future period.

15. EMPLOYEE BENEFITS

        Effective January 1, 2008, Avedro adopted a defined contribution 401(k) plan for all employees. Employees are eligible to participate in the plan beginning on the first day of their hire. Under the terms of the plan, employees may make voluntary contributions as a percent of compensation and

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

15. EMPLOYEE BENEFITS (Continued)

effective January 1, 2016, Avedro provided a matching contribution to all qualified employees. During the year ended December 31, 2018 and 2017, Avedro contributed $495 and $384, respectively, to the plan.

16. NET LOSS PER SHARE

        Under the two-class method, for periods with net income, basic net income per common share is computed by dividing the net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income attributable to common stockholders is computed by subtracting from net income the portion of current year earnings that participating securities would have been entitled to receive pursuant to their dividend rights had all of the year's earnings been distributed. No such adjustment to earnings is made during periods with a net loss as the holders of the participating securities have no obligation to fund losses. Diluted net loss per common share is computed under the two-class method by using the weighted average number of shares of common stock outstanding plus, for periods with net income attributable to common stockholders, the potential dilutive effects of stock options and warrants. In addition, Avedro analyzes the potential dilutive effect of the outstanding participating securities under the if-converted method when calculating diluted earnings per share in which it is assumed that the outstanding participating securities convert into common stock at the beginning of the period. Avedro reports the more dilutive of the approaches (two-class or if-converted) as its diluted net income per share during the period. Due to the existence of net losses for the years ended December 31, 2018 and 2017, basic and diluted loss per share were the same, as the effect of potentially dilutive securities would have been anti-dilutive.

        The following potentially dilutive securities outstanding have been excluded from the computations of diluted weighted average shares outstanding because such securities have an antidilutive impact due to losses reported:

	Year ended December 31,
	2018	2017
Series AA convertible preferred stock	7,161,719	7,161,719
Series BB convertible preferred stock	1,332,708	1,332,708
Series CC convertible preferred stock	2,141,467	—
Outstanding stock options	2,490,767	945,521
Unvested restricted stock units	18,522	—
Outstanding Series AA convertible preferred stock warrants	174,032	174,032
Outstanding common stock warrants	28,949	28,949

Total	13,348,164	9,642,929

        Holders of Avedro's convertible preferred stock are entitled to receive dividends based on dividends declared to common stockholders, thereby giving the preferred stockholders the right to participate in undistributed earnings of Avedro above the stated dividend rate. However, preferred stockholders did not have a contractual obligation to share in the net losses of Avedro and no dividends were declared.

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

17. SUBSEQUENT EVENTS

Amended and Restated Certificate of Incorporation

        On January 31, 2019, the Avedro Board approved an amended and restated certificate of incorporation to (1) effect the Reverse Stock Split and (2) authorize Avedro to issue up to 200,000,000 shares of Avedro Common Stock, $0.00001 par value per share and 10,815,632 shares of convertible preferred stock, $0.00001 par value per share (collectively, the "Charter Amendment"). The par values of Avedro Common Stock and convertible preferred stock were not adjusted as a result of the Reverse Stock Split. The Avedro Charter was approved by Avedro's stockholders on January 31, 2019 and became effective upon the filing of the Charter Amendment with the State of Delaware on February 1, 2019. All issued and outstanding Avedro Common Stock and convertible preferred stock and related share and per share amounts contained in these financial statements have been retroactively adjusted to reflect the Reverse Stock Split for all periods presented.

Initial Public Offering

        In February 2019, Avedro closed its IPO, in which it issued 5,000,000 shares of Avedro Common Stock at a public offering price of $14.00 per share, for net proceeds of approximately $61,300 after deducting underwriting discounts and commissions and offering expenses payable by Avedro. Upon the closing of the IPO, all of Avedro's outstanding shares of convertible preferred stock were automatically converted into an aggregate of 10,635,894 shares of Avedro Common Stock, and all of Avedro's outstanding warrants to purchase shares of convertible preferred stock were automatically converted into warrants to purchase up to an aggregate of 202,981 shares of Avedro Common Stock, resulting in the reclassification of the related redeemable convertible preferred stock warrant liability to additional paid-in capital.

2019 Equity Incentive Plan

        In January 2019, the Avedro Board adopted, and Avedro's stockholders approved, the 2019 Equity Incentive Plan (the "2019 Plan"). The 2019 Plan became effective on the effective date of the IPO, at which time Avedro ceased making awards under the 2012 Plan.

        Under the 2019 Plan, Avedro may grant stock options qualifying as incentive stock options, or ISOs, within the meaning of Section 422 of the Code to employees, and for the grant of nonstatutory stock options, or NSOs, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of stock compensation to employees, consultants and directors. The 2019 Plan will also provide for the grant of performance cash awards to employees, consultants and directors. A total of 2,500,000 shares of Avedro Common Stock were initially reserved for issuance under the 2019 Plan. In addition, the number of shares available for issuance under the 2019 Plan will automatically increase on January 1 of each year, for a period of ten years, from January 1, 2020 continuing through January 1, 2029, by 4% of the total number of shares of Avedro Common Stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by the Avedro Board. The maximum number of shares that may be issued pursuant to the exercise of ISOs under the 2019 Plan is 2,500,000.

        Since the effective date of the 2019 Plan, Avedro has granted an aggregate of 25,400 options and 13,000 restricted stock units, or RSUs, to receive shares of Avedro Common Stock under the 2019 Plan

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

17. SUBSEQUENT EVENTS (Continued)

to employees. The shares of Avedro Common Stock underlying the option grants vest and become exercisable over a four-year period as to 25% of the shares of Avedro Common Stock underlying the option on the first anniversary of the vesting commencement date and as to 75% of the shares of Avedro Common Stock underlying the option in 36 equal monthly installments thereafter, subject to the recipient's continued service through each vesting date. The shares of Avedro Common Stock underlying the RSUs vest over a four-year period as to 25% of the shares of Avedro Common Stock underlying the RSU vest on the first anniversary of the vesting commencement date with the remaining 75% vesting in three equal installments on each anniversary of the vesting commencement date thereafter, subject to the recipient's continued service through each vesting date. The share-based compensation expense related to these options is $171, which will be recognized as share-based compensation expense over the respective vesting periods of the awards. The share-based compensation expense related to these RSUs is $152, which will be recognized as share-based compensation expense over the respective vesting periods of the awards.

2019 Employee Stock Purchase Plan

        In January 2019, the Avedro Board adopted, and Avedro's stockholders approved, the 2019 Employee Stock Purchase Plan ("2019 ESPP"). The 2019 ESPP became effective on the effective date of the IPO. The maximum number of shares of Avedro Common Stock that may be issued under the ESPP is 350,000 shares. Additionally, the number of shares of Avedro Common Stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2020 through January 1, 2029, by the lesser of (1) 1% of the total number of shares of Avedro Common Stock outstanding on December 31 of the preceding calendar year and (2) 500,000 shares; provided, that prior to the date of any such increase, the Avedro Board may determine that such increase will be less than the amount set forth in clauses (1) and (2).

18. ADOPTION OF ASU 2016-18

        On January 1, 2019, Avedro adopted ASU 2016-18, "Statement of Cash Flows: Restricted Cash" which require that amounts described as restricted cash and restricted cash equivalents be included within cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Avedro adopted this standard on a retrospective basis and it resulted in an increase to cash, cash equivalents and restricted cash of $551 in the statement of cash flows at December 31, 2018 and 2017.

Avedro, Inc.

Condensed Balance Sheets

(amounts in thousands except share data)

(unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$57,838	$9,769
Accounts receivable, net(a)	11,603	4,725
Inventories	4,922	4,259
Prepaid expenses and other current assets	2,368	1,919

Total current assets	76,731	20,672
Equipment and furniture, net	1,348	1,524
Restricted cash	551	551
Deferred offering costs	—	2,829
Other assets	322	291

Total assets	$78,952	$25,867

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,974	$2,126
Accrued expenses and other current liabilities	5,002	5,366
Current portion of license obligation	—	250
Deferred revenue	771	688

Total current liabilities	7,747	8,430
Deferred revenue	34	12
Long-term debt obligations	20,313	19,939
Derivative and warrant liability	393	2,206
Other non-current liabilities	424	445

Total liabilities	$28,911	$31,032

Commitments and contingencies (Note 6)
Convertible preferred stock:
Series AA convertible preferred stock, $0.00001 par value; authorized shares zero and 32,650,000 at June 30, 2019 and December 31, 2018, respectively; issued and outstanding shares zero and 7,161,719 at June 30, 2019 and December 31, 2018, respectively; no liquidation preference at June 30, 2019	—	31,852
Series BB convertible preferred stock, $0.00001 par value; authorized shares zero and 5,950,000 at June 30, 2019 and December 31, 2018, respectively; issued and outstanding zero and shares 1,332,708 at June 30, 2019 and December 31, 2018, respectively; no liquidation preference at June 30, 2019	—	11,789
Series CC convertible preferred stock, $0.00001 par value; authorized shares zero and 9,529,571 and zero at June 30, 2019 and December 31, 2018, respectively; issued and outstanding shares zero and 2,141,467 at June 30, 2019 and December 31, 2018, respectively; no liquidation preference at June 30, 2019	—	24,782
Stockholders' equity (deficit):
Preferred stock, $0.00001 par value; 10,000,000 and zero shares authorized at June 30, 2019 and December 31, 2018, respectively; no shares issued and outstanding at June 30, 2019 and December 31, 2018	—	—
Common stock, $0.00001 par value; authorized shares 200,000,000 and 66,905,000 at June 30, 2019 and December 31, 2018, respectively; issued and outstanding shares 17,133,849 and 1,412,003 at June 30, 2019 and December 31, 2018, respectively	2	2
Additional paid-in capital	242,270	108,532
Accumulated deficit	(192,231)	(182,122)

Total stockholders' equity (deficit)	50,041	(73,588)

Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$78,952	$25,867

(a)
Includes $581 and $573 from related parties as of June 30, 2019 and December 31, 2018, net of allowance of $162 and $198, respectively

The accompanying notes are an integral part of these unaudited condensed financial statements.

Avedro, Inc.

Condensed Statements of Operations

(amounts in thousands except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue(a)	$10,289	$6,295	$19,062	$11,449
Cost of goods sold(b)	2,781	2,744	5,065	5,362

Gross profit	7,508	3,551	13,997	6,087
Operating expenses:
Selling, general and administrative	10,467	6,528	20,688	11,816
Research and development	3,901	2,755	8,186	5,709

Total operating expenses	14,368	9,283	28,874	17,525

Loss from operations	(6,860)	(5,732)	(14,877)	(11,438)
Other expense:
Interest income	342	59	537	65
Interest expense	(706)	(666)	(1,406)	(1,293)
Other expense, net	(204)	(162)	(35)	(469)

Total other expense, net	(568)	(769)	(904)	(1,697)

Net loss	$(7,428)	$(6,501)	$(15,781)	$(13,135)

Net loss per share of common stock, basic and diluted	$(0.43)	$(4.63)	$(1.24)	$(9.47)

Weighted average shares of common stock used to compute net loss per share, basic and diluted	17,110,507	1,404,598	12,763,822	1,386,357

(a)
Includes related party activity of $547 and $421 for the three months ended June 30, 2019 and 2018 and $1,127 and $933 for the six months ended June 30, 2019 and 2018, respectively.

(b)
Includes related party activity of $98 and $41 for the three months ended June 30, 2019 and 2018, and $210 and $167 for the six months ended June 30, 2019 and 2018, respectively.

The accompanying notes are an integral part of these unaudited condensed financial statements.

Avedro, Inc.

Condensed Statements of Convertible Preferred Stock and Stockholders' Equity (Deficit)

(amounts in thousands except share data)

(unaudited)

	Convertible Preferred Stock $0.00001 Par Value
							Common Stock $0.00001 Par Value
	Series AA		Series BB		Series CC						Total Stockholders' Equity (Deficit)
									Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance at March 31, 2018	7,161,719	$31,852	1,332,708	$11,789	—	$—	1,402,515	$2	$107,938	$(163,634)	$(55,694)

Issuance of Series CC convertible preferred stock, net of issuance costs	—	—	—	—	2,141,467	24,782	—	—	—	—	—
Exercise of common stock options	—	—	—	—	—	—	5,737	—	8	—	8
Share-based compensation	—	—	—	—	—	—	—	—	131	—	131
Net loss	—	—	—	—	—	—	—	—	—	(6,501)	(6,501)

Balance at June 30, 2018	7,161,719	$31,852	1,332,708	$11,789	2,141,467	$24,782	1,408,252	$2	$108,077	$(170,135)	$(62,056)

Balance at March 31, 2019	—	$—	—	$—	—	$—	17,066,926	$2	$241,073	$(184,803)	$56,272

Exercise of common stock options	—	—	—	—	—	—	58,577	—	104	—	104
Share-based compensation	—	—	—	—	—	—	—	—	1,093	—	1,093
Vesting of restricted stock units	—	—	—	—	—	—	1,157	—	—	—	—
Exercise of common stock warrant	—	—	—	—	—	—	7,189	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(7,428)	(7,428)

Balance at June 30, 2019	—	$—	—	$—	—	$—	17,133,849	$2	$242,270	$(192,231)	$50,041

The accompanying notes are an integral part of these unaudited condensed financial statements.

Avedro, Inc.

Condensed Statements of Convertible Preferred Stock and Stockholders' Equity (Deficit) (Continued)

(amounts in thousands except share data)

(unaudited)

	Convertible Preferred Stock $0.00001 Par Value
							Common Stock $0.00001 Par Value
	Series AA		Series BB		Series CC						Total Stockholders' Equity (Deficit)
									Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance at December 31, 2017	7,161,719	$31,852	1,332,708	$11,789	—	$—	1,363,050	$2	$107,478	$(157,000)	$(49,520)

Issuance of Series CC convertible preferred stock, net of issuance costs	—	—	—	—	2,141,467	24,782	—	—	—	—	—
Exercise of common stock options	—	—	—	—	—	—	45,202	—	62	—	62
Share-based compensation	—	—	—	—	—	—	—	—	537	—	537
Net loss	—	—	—	—	—	—	—	—	—	(13,135)	(13,135)

Balance at June 30, 2018	7,161,719	$31,852	1,332,708	$11,789	2,141,467	$24,782	1,408,252	$2	$108,077	$(170,135)	$(62,056)

Balance at December 31, 2018	7,161,719	$31,852	1,332,708	$11,789	2,141,467	$24,782	1,412,003	$2	$108,532	$(182,122)	$(73,588)

Cumulative effect of accounting change	—	—	—	—	—	—	—	—	—	5,672	5,672
Exercise of common stock options	—	—	—	—	—	—	61,562	—	112	—	112
Share-based compensation	—	—	—	—	—	—	—	—	2,343	—	2,343
Issuance of common stock in connection with initial public offering, net of issuance costs of $8,975	—	—	—	—	—	—	5,000,000	—	61,025	—	61,025
Conversion of convertible preferred stock into common stock	(7,161,719)	(31,852)	(1,332,708)	(11,789)	(2,141,467)	(24,782)	10,635,894	—	68,423	—	68,423
Reclassification of a warrant to purchase shares of convertible preferred stock into a warrant to purchase common stock	—	—	—	—	—	—			1,835	—	1,835
Vesting of restricted stock units	—	—	—	—	—	—	15,049	—	—	—	—
Exercise of common stock warrant	—	—	—	—	—	—	9,341	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(15,781)	(15,781)

Balance at June 30, 2019	—	$—	—	$—	—	$—	17,133,849	$2	$242,270	$(192,231)	$50,041

The accompanying notes are an integral part of these unaudited condensed financial statements.

Avedro, Inc.

Condensed Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(15,781)	$(13,135)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	343	330
Noncash interest expense	374	284
Change in assets and liabilities held at fair value (Note 5)	22	460
Bad debt expense	(36)	—
Share-based compensation	2,343	537
Other non-cash reconciling items	—	5
Changes in assets and liabilities:
Accounts receivable	(1,361)	(1,349)
Prepaid expenses and other current assets	(271)	189
Inventories	(656)	(157)
Accounts payable and accrued expenses	1,120	(151)
Deferred revenue	(7)	288
Other non-current assets and liabilities	85	(4)

Net cash used in operating activities	(13,825)	(12,703)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and furniture	(171)	(142)

Net cash used in investing activities	(171)	(142)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of Series CC convertible preferred stock	—	24,782
Proceeds from initial public offering, net of underwriting discounts and commissions	65,100	—
Proceeds from the exercise of common stock options	112	62
Initial public offering costs	(2,847)	—
Payment for asset purchase obligation	(281)	(65)
Principal payments on capital lease obligation	(19)	(18)

Net cash provided by financing activities	62,065	24,761

Increase in cash, cash equivalents and restricted cash	$48,069	$11,916

Cash, cash equivalents and restricted cash—beginning of period	$10,320	$9,401
Cash, cash equivalents and restricted cash—end of period	$58,389	$21,317

Cash paid for interest	$1,032	$1,009

Supplemental disclosure of non-cash investing and financing activities
Conversion of convertible preferred stock to common stock	$68,423	$—
Conversion of convertible preferred stock warrants to common stock warrants	$1,835	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited)

(Amounts in thousands, except share and per share amounts)

1. Nature of Business and Basis of Presentation

Organization

        Avedro was incorporated in Delaware on November 6, 2002. Avedro is an ophthalmic pharmaceutical and medical device company developing and commercializing a suite of products based on its proprietary corneal collagen cross-linking technology platform (the "Avedro Cross-Linking Platform") to address a wide variety of ophthalmic disorders and conditions, primarily associated with corneal weakness. The primary components of the Avedro Cross-Linking Platform are proprietary pharmaceutical formulations of riboflavin (vitamin B2), a "single dose pharmaceutical," sold primarily in conjunction with Avedro's innovative devices for the delivery of metered doses of UVA light, a "medical device". The technological advances that Avedro has made with the Avedro Cross-Linking Platform have enabled Avedro to expand the use of corneal cross-linking beyond the traditional areas in which it has been historically applied. In April 2016, Avedro received United States Food and Drug Administration ("FDA") clearance for the single dose pharmaceuticals Photrexa Viscous and Photrexa, and the KXL System medical device. Avedro sells these products in the United States through a direct sales force and distributes its products outside of the United States through international medical device distributors.

        As of June 30, 2019, Avedro has devoted the majority of its efforts to business planning, research and development, starting up production, developing markets, raising capital, recruiting management and technical staff and commercializing its newly approved products in the United States.

Unaudited Interim Condensed Financial Statements

        The accompanying unaudited interim condensed financial statements have been prepared in accordance with GAAP for interim financial information and pursuant to Article 10 of Regulation S-X of the Securities Act. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. These unaudited interim condensed financial statements include only normal and recurring adjustments that Avedro believes are necessary to fairly state Avedro's financial position and the results of operations and cash flows. Interim-period results are not necessarily indicative of results of operations or cash flows for a full year or any subsequent interim period. The condensed balance sheet at December 31, 2018 has been derived from audited financial statements at that date, but does not include all disclosures required by GAAP for complete financial statements. Because all of the disclosures required by GAAP for complete financial statements are not included herein, these unaudited interim condensed financial statements and the notes accompanying them should be read in conjunction with the audited financial statements and accompanying notes thereto included in Avedro's Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on March 21, 2019.

Changes in Presentation

        Changes have been made to the prior period presentation in the condensed balance sheets to conform to the current period presentation. Amounts previously classified as deferred rent are now included in other non-current liabilities.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

1. Nature of Business and Basis of Presentation (Continued)

Reverse Stock Split

        On January 31, 2019, the Avedro Board and Avedro stockholders approved an amended and restated certificate of incorporation to, among other things, effect a reverse split on the outstanding shares of Avedro Common Stock and convertible preferred stock on a one-for-4.45 basis (the "Reverse Stock Split"). The Reverse Stock Split became effective on February 1, 2019 and has been shown on a retroactive basis within all periods presented. The par values of the Avedro Common Stock and convertible preferred stock were not adjusted as a result of the Reverse Stock Split.

Initial Public Offering

        In February 2019, Avedro closed its IPO, in which it issued and sold 5,000,000 shares of Avedro Common Stock at a public offering price of $14.00 per share, for net proceeds to Avedro of approximately $61,025, after deducting underwriting discounts and commissions and offering expenses payable by Avedro. Upon the closing of the IPO, all of Avedro's outstanding shares of convertible preferred stock were automatically converted into an aggregate of 10,635,894 shares of Avedro Common Stock and all warrants to purchase shares of convertible preferred stock were automatically converted into warrants to purchase up to an aggregate of 202,981 shares of Avedro Common Stock, resulting in the reclassification of the related convertible preferred stock warrant liability to additional paid-in-capital. Subsequent to the closing of the IPO, there were no shares of preferred stock or warrants to purchase shares of convertible preferred stock outstanding.

Liquidity

        Avedro has had recurring losses from operations since inception and has an accumulated deficit of $192,231 at June 30, 2019, and incurred net losses of $15,781 and $13,135 for the six months ended June 30, 2019 and 2018, respectively. Prior to Avedro's IPO, Avedro had funded its operations principally from issuances of preferred stock, debt financings, and product and service sales. At June 30, 2019, Avedro had $57,838 of unrestricted cash and cash equivalents. Avedro expects the cash balance at June 30, 2019 will be sufficient to fund operations for a period of at least twelve months from the date the financial statements are issued.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities in Avedro's financial statements and accompanying notes. The most significant assumptions used in the financial statements are the underlying assumptions used in valuing share-based compensation including the fair value of the Avedro Common Stock, allowance for bad debts, the net realizable value of inventories, the valuation of variable transaction price in its contracts with customers, the determination of standalone selling price for contracts with customers, the value of the warrant liability, the value of embedded derivatives and the estimated useful lives of equipment and furniture. Avedro bases estimates and assumptions on historical experience when available and on various factors that it determined to be reasonable under

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

the circumstances. Avedro evaluates its estimates and assumptions on an ongoing basis. Avedro's actual results may differ from these estimates under different assumptions or conditions.

Fair Value Measurements

        The carrying amounts reported in Avedro's financial statements for cash and cash equivalents, accounts receivable, net of allowance, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate their respective fair values because of the short-term nature of these accounts. The fair value of Avedro's long-term debt (see Note 7, "Long-Term Debt") is determined using Level 3 inputs using current applicable rates for similar instruments as of the balance sheet dates and assessment of the credit rating of Avedro. The carrying value of Avedro's long-term debt approximates fair value because Avedro's interest rate yield is near current market rates. Avedro's warrant liability, derivative liability and long-term debt are considered Level 3 liabilities within the fair value hierarchy described below.

        Fair value is defined as the price that would be received if selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurements for assets and liabilities where there exists limited or no observable market data are based primarily upon estimates, and often are calculated based on the economic and competitive environment, the characteristics of the asset and liability and other factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any valuation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future values.

        Avedro's financial assets are classified within the fair value hierarchy based on the lowest level of inputs that is significant to the fair value measurement. The three levels of the fair value hierarchy, and its applicability to Avedro's financial assets, are described as follows:

  Level 1: Unadjusted quoted prices of identical, unrestricted assets in active markets that are accessible at the measurement date.

  Level 2: Quoted prices for similar assets, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data.

  Level 3: Pricing inputs are unobservable for the assets, that is, inputs that reflect Avedro's own assumptions about the assumptions market participants would use in pricing the assets.

        There were no transfers between Levels 1, 2, and 3 during the six months ended June 30, 2019 and 2018.

        Avedro has liabilities classified as Level 3 that are measured by management at fair value on a quarterly basis as described in Note 7, "Long-Term Debt," and Note 9, "Warrants," respectively. See Note 5, "Fair Value Measurements," for additional information.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Restricted Cash

        Avedro had restricted cash of $551 at June 30, 2019 and December 31, 2018. $351 of the balance at June 30, 2019 and December 31, 2018 related to two irrevocable standby letters of credit in relation to Avedro's office lease agreements. Each letter of credit names the lessor as the beneficiary and is required to fulfill lease requirements in the event Avedro should default on office lease obligations. $200 of the balance at June 30, 2019 and December 31, 2018 was held to collateralize Avedro's credit card.

Concentration of Credit Risk and Significant Customers

        Cash, cash equivalents and accounts receivable are financial instruments that potentially subject Avedro to concentrations of credit risk.

        At June 30, 2019 and December 31, 2018, Avedro invested its excess cash in money market funds through a United States bank with high credit ratings. Avedro is exposed to credit risk in the event of a default by the financial institution holding its cash and cash equivalents to the extent recorded on the balance sheet. Avedro has no financial instruments with off-balance sheet risk of loss. Avedro has not experienced any significant losses in such accounts and management believes that Avedro is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

        Avedro is also subject to credit risk from its accounts receivable. Avedro sells its products through its direct sales organization in the United States and primarily through established distributors outside of the United States. To minimize credit risk, ongoing credit evaluations of customers' financial condition are performed and upfront customer deposits are received prior to shipment whenever deemed necessary. Avedro has not experienced any material losses related to receivables from individual customers, or groups of customers.

        During the six months ended June 30, 2019 and 2018, Avedro did not recognize revenue from any single customer over 10% of total revenues. At December 31, 2018, Avedro had one customer with an accounts receivable balance greater than 10% of total accounts receivable. No such customer existed at June 30, 2019.

Convertible Preferred Stock

        Avedro recorded its convertible preferred stock at fair value on the dates of issuance, net of issuance costs. A deemed liquidation event will only occur upon a greater than 50% change in control or a sale of substantially all of the assets of Avedro and will be a redemption event subject to election by the holders of at least 70% of the then outstanding shares of convertible preferred stock, voting together as a single class on an as-converted basis. As the redemption event is outside the control of Avedro, all shares of convertible preferred stock have been presented outside of permanent equity. As of December 31 2018, it was not probable that such redemption would occur. Upon closing of Avedro's IPO on February 19, 2019, each share of convertible preferred stock automatically converted into shares of Avedro Common Stock at a conversion rate of one preferred share to one common share for each series of convertible preferred stock.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

        Avedro adopted ASC 606 on January 1, 2019 using the modified retrospective method for all contracts not completed as of the date of adoption. Under this method, the new guidance was applied to contracts that were not yet completed as of January 1, 2019 with the cumulative effect of initially applying the guidance recognized through accumulated deficit as the date of initial application. The reported results for 2019 reflect the application of ASC 606 guidance while the reported results for 2018 were prepared under the guidance of ASC 605, Revenue Recognition ("ASC 605"), which is also referred to herein as the "previous guidance." The adoption of ASC 606 represents a change in accounting principle that will primarily impact how revenue is recognized for single dose pharmaceuticals sold in the United States and how Avedro accounts for contract acquisition costs, such as commissions. See the "Financial Statement Impact of Adopting ASC 606" in Note 3 for further details. Revenue is recognized when, or as, obligations under the terms of a contract are satisfied, which occurs when control of the promised products or services is transferred to customers. Revenue is measured as the amount of consideration Avedro expects to receive in exchange for transferring products or services to a customer (the "transaction price"). To the extent the transaction price includes variable consideration, Avedro estimates the amount of variable consideration that should be included in the transaction price utilizing the expected value method or the most likely amount method, depending on the facts and circumstances relative to the contract. Variable consideration is included in the transaction price if, in Avedro's judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of Avedro's anticipated performance and all information (historical, current and forecasted) that is reasonably available. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

        When determining the transaction price of a contract, an adjustment is made if payment from a customer occurs either significantly before or significantly after performance, resulting in a significant financing component. Avedro does not assess whether a significant financing component exists if the period between when Avedro performs its obligations under the contract and when the customer pays is one year or less. None of Avedro's contracts contained a significant financing component as of January 1, 2019 or June 30, 2019.

        Contracts with customers may contain multiple performance obligations. For such arrangements, the transaction price is allocated to each performance obligation based on the estimated relative standalone selling prices of the promised products or services underlying each performance obligation. Avedro determines standalone selling prices based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, Avedro estimates the standalone selling price taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligations.

        Avedro has elected to account for the shipping and handling as an activity to fulfill the promise to transfer the product, and therefore will not evaluate whether shipping and handling activities are promised services to its customers.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

        Avedro recognizes product revenue under the terms of each customer agreement upon transfer of control to the customer, which occurs at a point in time. Service warranty revenue is recognized over the service warranty period, which is typically one to two years.

        The timing of revenue recognition, billings and cash collections results in accounts receivables and deferred revenue on Avedro's condensed balance sheets. All contract assets are presented as accounts receivable since Avedro has an unconditional right to receive consideration when performance obligations are satisfied. Contract liabilities are presented as deferred revenue and represent consideration received or unconditionally due from customers prior to transferring goods or services to the customer under the terms of a contract.

  U.S. Product Revenue

        Through its direct sales force, Avedro sells medical devices and related single dose pharmaceuticals directly to customers, which are typically physicians, clinics or hospitals. A contract is deemed to exist on an initial device and related single dose pharmaceuticals sale when a sales agreement and order form for the device and single dose pharmaceuticals is executed. A contract for purchases of subsequent single dose pharmaceuticals exists when a reorder form is received and accepted by Avedro.

        The performance obligations in the contracts for the delivery of these products may include medical devices, single dose pharmaceuticals, extended warranty service contracts and a customer option to purchase a single dose pharmaceutical in the future at a discount. Avedro has, for a limited time, a program that offers a future discount on purchases subject to the customer meeting certain requirements, including one specifically related to the application for insurance reimbursement. Avedro concluded the option to purchase a future dose at a discount is a material right and therefore constitutes a performance obligation. Avedro provides a twelve month warranty on medical devices sold in the United States and warrants to the customer that such devices will be free from defects in materials and workmanship under normal use and conditions. Avedro also warrants that single dose pharmaceuticals will be free from defects in materials and workmanship, for one use, during the period up to, but not beyond, the sterility expiration for such product. These standard warranty provisions are assurance warranties accounted for as a cost accrual and not a separate performance obligation.

        Avedro does not provide a right of return for any of its products; however, it may offer extended payment terms to its customers. For customers with extended payment terms, Avedro determines if any of those amounts are variable and reduces the stated transaction price for the variable consideration.

        Avedro allocates the transaction price to each performance obligation based on its relative standalone selling price. The stand-alone selling price of single dose pharmaceuticals and extended warranty service contracts is determined based on the price at which Avedro typically sells the performance obligation separately, and the standalone selling price of medical devices is estimated based on a cost plus a reasonable profit margin.

        Revenue related to medical devices, single dose pharmaceuticals and the customers' option to acquire additional single dose pharmaceuticals at a discount is generally recognized at a point in time upon transfer of control to the customer, which is generally at the time of shipment. Revenue related to extended warranty service contracts is recognized over the service warranty period, which is typically one to two years.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

  Outside the U.S. Product Revenue

        Avedro has established distributor agreements with various distributors throughout the world to sell Avedro's medical devices, related single dose pharmaceuticals and spare parts. The term of the distributor agreements is typically two years, with each option of renewal not exceeding one year. A contract is deemed to exist with a distributor when a purchase order is received and accepted by Avedro.

        The performance obligations in these contracts may include medical devices or single dose pharmaceuticals. The medical devices are generally covered by a warranty of fifteen months following shipment or twelve months following installation at the end-customer site, and single dose pharmaceuticals are shipped with a minimum shelf life remaining until their sterility expiration, which is generally six to twelve months. These standard warranty provisions are assurance warranties accounted for as a cost accrual and not a separate performance obligation. Avedro does not offer extended warranty service contracts to its distributors as all devices are serviced directly by the distributor.

        Distributors have no right of return or inventory swap-out provisions, and payments due under the contracts are not contingent upon the distributor's sale of products to its customers and are invoiced upon shipment.

        Avedro allocates the transaction price to each performance obligation based on its relative standalone selling price. The standalone selling price of medical devices, single dose pharmaceuticals and spare parts sold outside of the United States is determined based on the price at which Avedro typically sells the performance obligation separately.

        Revenue related to medical devices and single dose pharmaceuticals is recognized at a point in time upon transfer of control to the customer, which is generally at the time of shipment.

  Costs to Obtain or Fulfill a Customer Contract

        Avedro's sales commission structure is based on achieving revenue targets. Outside the United States, commissions are driven by revenue derived from customer purchase orders. In the United States, commissions are driven by revenue from device sales agreements in addition to revenue from single dose pharmaceuticals reorders. All commissions costs are costs to obtain a contract since they are incremental and would not have occurred absent a customer contract.

        Both the revenue derived from the single dose pharmaceuticals reorders and the revenue derived from purchase orders outside the United States are short term in nature. The renewal commissions are commensurate and therefore the amortization period is the contract duration; as such, Avedro recognizes the incremental costs of obtaining these contracts as an expense when incurred.

        Avedro capitalizes commission costs related to device sales in the United States. These costs are deferred in other assets on Avedro's condensed balance sheet, net of the short-term portion included in prepaid expenses and other current assets. Costs to obtain these contracts are amortized as sales and marketing expense on a straight-line basis over the expected period of benefit and are also periodically reviewed for impairment.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Product Warranty

        Internationally, medical devices sold are covered by a standard warranty for the shorter of fifteen months following shipment or twelve months following installation. Medical devices sold within the United States are covered by a standard warranty for twelve months following installation. Avedro records its estimated contractual obligations at the time of shipment since installations are generally within thirty days of shipment and returns are not accepted. Avedro considers the twelve-month rolling average of actual warranty claims associated with its medical devices and related single dose pharmaceuticals when determining the warranty accrual estimate. The estimates and assumptions used in developing the accrual estimate as of June 30, 2019 were consistent with prior periods.

        Changes in the product warranty accrual, included as part of accrued expenses, during the six months ended June 30, 2019 consisted of the following:

Balance at December 31, 2018	$158
Accruals for warranties issued during the period	18
Settlements	(49)

Balance at June 30, 2019	$127

Share-Based Compensation

        Avedro has a stock-based compensation plan which is more fully described in Note 10. Avedro records stock-based compensation for share based awards granted to employees and to members of the Avedro Board for their services on the Avedro Board, based on the grant date fair value of awards issued, and the expense is recorded on a straight-line basis over the applicable service period, which is generally four years. For share based awards granted to employees with performance conditions, Avedro utilizes the accelerated attribution method and does not recognize expense until the event is probable. Avedro accounts for non-employee stock-based compensation arrangements based upon the fair value of the consideration received or the equity instruments issued, whichever is more reliably measurable. Prior to January 1, 2019, the measurement date for non-employee awards was generally the date that the performance of services required for the non-employee award is complete. Effective January 1, 2019, Avedro adopted ASU 2018-07, "Improvements to Nonemployee Share-Based Payment Accounting" and now measures share-based payments to nonemployees at the grant date fair value. Stock-based compensation costs for non-employee awards is recognized as services are provided, which is generally the vesting period, on a straight-line basis.

        Avedro expenses performance based options and restricted stock awards based on the fair value of the award on the date of issuance, on an accelerated attribution basis over the associated service period of the award once it is probable that the performance condition will be met.

        Avedro uses the Black-Scholes option pricing model to determine the fair value of stock options. The use of the Black-Scholes option-pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the Avedro Common Stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the Avedro Common Stock. The expected term was determined according to the simplified method,

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data resulting from being a private company, Avedro has based its estimate of expected volatility primarily on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics are selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected term of the stock-based awards. Avedro computes the historical volatility data using the daily closing prices for the selected companies' shares during the equivalent period of the calculated expected term of its stock-based awards. The risk-free interest rate is determined by reference to U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the options. Avedro has not paid, and does not anticipate paying, cash dividends on shares of preferred and Avedro Common Stock; therefore, the expected dividend yield is assumed to be zero.

        Prior to Avedro's IPO, the fair value of the underlying Avedro Common Stock was determined by the Avedro Board, with input from its management and the assistance of a third-party valuation specialist, by determining the equity value of Avedro and then allocating this value among the different classes of equity securities based on their respective rights and individual characteristics. The equity value was determined using three different methods, which includes back-solving overall equity value to the price paid by recent financing transactions, using a combination of the market-based approach and the income approach, and also utilizing a hybrid method, as discussed below. The fair value of Avedro's equity was then allocated to various securities within Avedro's capital structure by applying an option pricing method. The option pricing method estimates the fair value of each class of security based on the potential to profit from the upside of the business, while taking into account the unique characteristics of each class of security.

        For the valuation of Avedro Common Stock on December 31, 2018, Avedro utilized the probability-weighted expected return method ("PWERM"), in combination with the option pricing method ("OPM"), as a hybrid method ("Hybrid Method"), which is an accepted valuation method under the AICPA Practice Guide, for determining the fair value of Avedro Common Stock. The PWERM is a scenario-based analysis that estimates the value per share of common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, in light of the rights and preferences of each class and series of stock, discounted for a lack of marketability.

Deferred Offering Costs

        Deferred offering costs consist of fees and expenses directly attributable to equity offerings. Upon completion of an offering, these amounts are offset against the proceeds of the offering. During 2018, Avedro deferred offering costs related to its IPO totaling $2,829, which were capitalized and classified within noncurrent assets on the balance sheet as of December 31, 2018. Unpaid amounts as of December 31, 2018 totaled $1,601. Upon consummation of Avedro's IPO in February 2019, $4,075 of deferred offering costs were offset against the IPO proceeds and reclassified into equity.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Net Loss Per Share

        Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding during the period determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, convertible preferred stock, stock options and warrants considered to be potentially dilutive securities, but were excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive and therefore basic and diluted net loss per share were the same for all periods presented.

Recent Accounting Pronouncements

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," ("ASC 606") which supersedes the revenue recognition requirements in Accounting Standards Codification Topic 605, Revenue Recognition, and creates a new Topic 606, Revenue from Contracts with Customers. Two adoption methods are permitted: retrospectively to all prior reporting periods presented, with certain practical expedients permitted; or retrospectively with the cumulative effect of initially adopting the ASU recognized at the date of initial application. The adoption of this ASU included updates as provided under ASU 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date;" ASU 2016-08, "Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net);" ASU 2016-10, "Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing;" and ASU 2016-12, "Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients." Avedro adopted the provisions of ASC 606 using the modified retrospective method effective January 1, 2019. See Notes 2 and 3 for further discussion of the effects of this standard on Avedro's financial statements.

        In June 2018, the FASB issued ASU 2018-07, "Improvements to Nonemployee Share-Based Payment Accounting." The new standard simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. Avedro adopted this standard as of January 1, 2019, and the adoption of this standard did not have a material impact on Avedro's financial statements.

        In November 2016, the FASB issued ASU 2016-18, "Statement of Cash Flows: Restricted Cash." The amendments in this update require that amounts generally described as restricted cash and restricted cash equivalents be included within cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Avedro adopted this standard on a retrospective basis on January 1, 2018. The adoption resulted in an increase to cash, cash equivalents and restricted cash of $551 in the statement of cash flows for the six months ended June 30, 2019 and 2018.

        In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)," which requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. The ASU

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. Avedro is currently evaluating the effect ASU 2016-02 will have on its financial statements.

3. Revenue Recognition

Disaggregation of Revenue

        When disaggregating revenue, Avedro considered all of the economic factors that may affect its revenues. Because all of its revenues are from ophthalmologists and other eye care professionals, there are no differences in the nature, timing and uncertainty of Avedro's revenues and cash flows from any of its product lines. However, given that Avedro's revenues are generated in different geographic regions, factors such as regulatory and geopolitical factors within those regions could impact the nature, timing and uncertainty of Avedro's revenues and cash flows.

        The following tables disaggregate Avedro's revenue from contracts with customers by geographic region:

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
	(in thousands, except percentages)				(in thousands, except percentages)
United States	$8,196	79.7%	$4,034	64.1%	$14,707	77.2%	$7,228	63.1%
Asia	892	8.7%	1,064	16.9%	1,752	9.2%	1,954	17.1%
Europe	516	5.0%	468	7.4%	1,253	6.6%	1,091	9.5%
Americas (outside the United States)	271	2.6%	227	3.6%	496	2.6%	369	3.2%
Middle East	306	3.0%	355	5.6%	644	3.4%	549	4.8%
Other	108	1.0%	147	2.4%	210	1.0%	258	2.3%

Total revenues	$10,289	100.0%	$6,295	100.0%	$19,062	100.0%	$11,449	100.0%

Contract Balances from Contracts with Customers

        The following table provides information about receivables and deferred revenue from contracts with customers as of June 30, 2019:

As of June 30,
2019
Balances from contracts with customers only:
Accounts receivable	$11,603
Deferred revenue	805

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

3. Revenue Recognition (Continued)

	Three Months Ended June 30,	Six Months Ended June 30,
	2019	2019
Revenue recognized in the period relating to:
The beginning deferred revenue balance	$410	$817
Changes in pricing related to products or services satisfied in previous periods	—	—
Impairment losses on receivables	—	—

Transaction Price Allocated to Future Performance Obligations

        Avedro's future performance obligations primarily relate to customers' right to a future discount on single dose pharmaceutical purchases in the United States, and, to a lesser extent, extended warranty service contracts. At June 30, 2019, $634 of transaction price was allocated to the customers' right to a future discount and is expected to be recognized when the customer elects to utilize the discount, which is generally within a year, and $114 was allocated to extended warranty service contracts, of which $34 is expected to be recognized in greater than one year.

Costs to Obtain or Fulfill a Customer Contract

        As of June 30, 2019, capitalized contract acquisition costs were $225, including a current balance of $146 and a non-current balance of $79. Avedro recognized $51 and $99 of amortization of capitalized commission costs during the three and six months ended June 30, 2019, respectively. There were no impairments to capitalized costs to obtain a contract recorded during the period.

Financial Statement Impact of Adopting ASC 606

        The cumulative effect of applying the new guidance to all contracts with customers that were not completed as of January 1, 2019 was recorded as an adjustment to accumulated deficit as of the adoption date. The following table shows the adjustments made to accounts in the condensed balance sheet as of January 1, 2019 as a result of adopting the new guidance. The table also compares the

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

3. Revenue Recognition (Continued)

reported condensed balance sheet accounts as of June 30, 2019 that were impacted by the new guidance to pro forma balance sheet amounts had the previous guidance been in effect.

	As Reported(1)	Adjustments(2)	As Adjusted	As Reported(3)	Adjustments	Pro forma(4)
	12/31/2018	1/1/2019	1/1/2019	6/30/2019	6/30/2019	6/30/2019
Assets
Accounts receivable(a)	$4,725	$5,481	$10,206	$11,603	$—	$11,603
Prepaid expenses and other current assets(b)	1,919	178	2,097	2,368	(146)	2,222
Total current assets	20,672	5,659	26,331	76,731	(146)	76,585
Other assets(b)	291	125	416	322	(79)	243

Total Assets	$25,867	$5,784	$31,651	$78,952	$(225)	$78,727

Liabilities and stockholders' equity (deficit)
Accrued expenses and other current liabilities	5,366	—	5,366	5,002	34	5,036
Deferred revenue(c)	688	112	800	771	242	1,013
Total current liabilities	8,430	112	8,542	7,747	276	8,023
Accumulated deficit	(182,122)	5,672	(176,450)	(192,231)	(501)	(192,732)
Total stockholders' equity (deficit)	(73,588)	5,672	(67,916)	50,041	(501)	49,540

Total liabilities and stockholders' equity (deficit)	$25,867	$5,784	$31,651	$78,952	$(225)	$78,727

(1)
Financial statement amounts as reported in Avedro's balance sheet as of December 31, 2018. Financial statement amounts that are not shown on the above table were not impacted by the adoption of ASC 606.

(2)
Adjustments made on January 1, 2019 to adopt ASC 606.

(3)
Financial statement amounts as reported in the interim condensed balance sheet as of June 30, 2019. Financial statement amounts that are not shown on the above table were not impacted by the adoption of the adoption of ASC 606.

(4)
Pro forma balance sheet amounts that would have been reported as of June 30, 2019 had Avedro applied the previous guidance under ASC 605.

(a)
Single dose pharmaceutical amounts invoiced to customers under extended payment terms are included in Avedro's balance sheet for the amount that represents the transaction price consideration they will receive.

(b)
Other current and non-current assets include contract acquisition costs related to the sale of devices in the United States. These costs are amortized over the estimated period of benefit.

(c)
Avedro recorded deferred revenue for a customers' right to a future discount, and also for amounts invoiced under extended payment terms that were not yet due or paid.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

3. Revenue Recognition (Continued)

        The following summarizes the significant changes on Avedro's condensed statement of operations for the three and six months ended June 30, 2019 as a result of the adoption of ASC 606 on January 1, 2019 compared to if Avedro had continued to recognize revenue under ASC 605:

	Three Months Ended June 30,			Six Months Ended June 30,
	2019			2019
	As reported	Adjustments	Pro forma as if the previous accounting guidance was in effect	As reported	Adjustments	Pro forma as if the previous accounting guidance was in effect
Revenue(a)	$10,289	$2,343	$12,632	$19,062	$5,126	$24,188
Gross profit	7,508	2,343	9,851	13,997	5,126	19,123
Selling, general and administrative(b)	10,467	(17)	10,450	20,688	(45)	20,643
Total operating expenses	14,368	(17)	14,351	28,874	(45)	28,829
Loss from operations	(6,860)	2,360	(4,500)	(14,877)	5,171	(9,706)
Net loss	$(7,428)	$2,360	$(5,068)	$(15,781)	$5,171	$(10,610)
Net loss per share of common stock, basic and diluted	$(0.43)	$0.13	$(0.30)	$(1.24)	$0.41	$(0.83)

(a)
Single dose pharmaceutical revenue in the United States under ASC 606 includes the recognition of amounts invoiced under extended payment terms upon shipment if Avedro does not believe it is probable that a significant reversal of revenue would occur upon settlement of the receivable.

(b)
ASC 606 resulted in the amortization of capitalized commission costs that were recorded as part of the cumulative effect adjustment upon adoption. Amortization of these capitalized costs to selling, general and administrative expenses, net of commission costs that were capitalized in the quarter, increased selling, general and administrative expenses in the quarter.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

3. Revenue Recognition (Continued)

        The following summarizes the significant changes on Avedro's condensed statement of cash flow for the six months ended June 30, 2019 as a result of the adoption of ASC 606 on January 1, 2019 compared to if Avedro had continued to recognize revenue under ASC 605:

	Six Months Ended June 30,
	2019
Statement of Cash Flows	As reported	Adjustments	Pro forma as if the previous accounting guidance was in effect
Net loss	$(15,781)	$5,171	$(10,610)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Accounts receivable	(1,361)	(5,481)	(6,842)
Prepaid expenses and other current assets	(271)	(32)	(303)
Accounts payable and accrued expenses	1,120	34	1,154
Deferred revenue	(7)	354	347
Other non-current assets and liabilities	85	(46)	39

Net cash used in operating activities	$(13,825)	$—	$(13,825)

        The adoption of ASC 606 had no net impact on Avedro's cash used in or provided by operating, investing or financing activities.

4. Condensed Balance Sheet Components

Inventories

        Inventories consisted of the following:

	As of June 30,	As of December 31,
	2019	2018
Raw materials	$2,791	$2,688
Finished goods	2,131	1,571

Total inventories	$4,922	$4,259

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

4. Condensed Balance Sheet Components (Continued)

Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets consisted of the following:

	As of June 30,	As of December 31,
	2019	2018
Prepaid suppliers	$279	$503
Prepaid rent	112	107
Prepaid insurance	684	65
Prepaid prescription drug user fee	155	465
Prepaid license fees	270	226
Prepaid clinical studies	172	154
Prepaid other expenses	696	399

Total prepaid expenses and other current assets	$2,368	$1,919

Equipment and Furniture, Net

        Equipment and furniture, net consisted of the following:

	As of June 30,	As of December 31,
	2019	2018
Machinery and lab equipment	$1,616	$1,478
Medical devices used for internal purposes	922	929
Computer software	238	215
Office furniture and equipment	424	423
Computer hardware	373	361

Total equipment and furniture	3,573	3,406
Less: accumulated depreciation	(2,225)	(1,882)

Equipment and furniture, net	$1,348	$1,524

        Depreciation expense for the three months ended June 30, 2019 and 2018 was $169 and $161, respectively. Depreciation expense for the six months ended June 30, 2019 and 2018 was $343 and $330, respectively.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

4. Condensed Balance Sheet Components (Continued)

Accrued Expenses

        Accrued expenses and other current liabilities consisted of the following:

	As of June 30,	As of December 31,
	2019	2018
Accrued compensation	$2,850	$2,836
Accrued warranty	127	158
Accrued inventory	74	33
Accrued professional services	413	1,421
Accrued reimbursement hub costs	486	264
Accrued sales tax	68	75
Accrued other	984	579

Total accrued expenses and other current liabilities	$5,002	$5,366

5. Fair Value Measurements

        The carrying amount reflected on the balance sheets for cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued liabilities approximated their fair values, due to the short-term nature of these instruments. The carrying value of the long-term debt approximates its fair value as the debt arrangement is based on interest rates Avedro believes it could obtain for borrowings with similar terms.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

5. Fair Value Measurements (Continued)

Recurring Fair Value Measurements

        The following tables set forth Avedro's assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2019 and December 31, 2018:

Description	Total	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
June 30, 2019
Assets
Cash equivalents	$56,002	$56,002	$—	$—

	$56,002	$56,002	$—	$—

Liabilities
Derivative liability	$393	—	—	393

	$393	$—	$—	$393

December 31, 2018
Assets
Cash equivalents	$8,164	$8,164	$—	$—

	$8,164	$8,164	$—	$—

Liabilities
Warrant liability	$1,800	$—	$—	$1,800
Derivative liability	$406	—	—	406

	$2,206	$—	$—	$2,206

Cash Equivalents

        Cash equivalents consist of money market funds with an original maturity of three months or less from the date of purchase. Cash equivalents are carried at cost, which approximates their fair value. At June 30, 2019 and December 31, 2018, Avedro held $56,002 and $8,164 of cash equivalents, respectively, all of which were invested in money market funds.

Warrant Liability

        The warrant liability represented the liability for warrants to purchase shares of Series AA convertible preferred stock issued in connection with Avedro's long-term debt (see Note 9, "Warrants"). The fair value of the Series AA convertible preferred stock warrants was determined using the Black-Scholes model, a form of an option pricing model. Upon closing of Avedro's IPO on February 19, 2019, all warrants to purchase shares of convertible preferred stock were automatically converted into warrants to purchase Avedro Common Stock, resulting in the reclassification of the related convertible preferred stock warrant liability to additional paid-in capital.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

5. Fair Value Measurements (Continued)

        The weighted-average assumptions used in the Black-Scholes option pricing model to determine the fair value of the warrants were as follows:

	As of February 19,	As of December 31,
	2019	2018
Risk-free interest rate	2.5% - 2.6%	2.5% - 3.0%
Expected volatility	60.2% - 61.4%	57.6% - 62.4%
Expected term (in years)	5.6 - 8.1	5.7 - 9.0
Expected dividend yield	0.0%	0.0%

        Risk-free Interest Rate.    Avedro estimated the risk-free interest rate in reference to yield on U.S. Treasury securities with a maturity date commensurate with the expected term of the associated warrant.

        Expected Volatility.    Due to Avedro's limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption is based on historical volatilities of a peer group of similar companies whose share prices are publicly available over a period commensurate with the warrant's expected term. The peer group was developed based on companies in the biotechnology and medical device industries.

        Expected Term.    The expected term represents the period of time that warrants are expected to be outstanding.

        Expected Dividend Yield.    The expected dividend yield assumption is based on the fact that Avedro has never paid cash dividends and has no present intention to pay cash dividends.

        Fair Value of Underlying Shares.    The fair value of the underlying convertible preferred stock was determined by the Avedro Board, with input from management and the assistance of a third-party valuation specialist, by determining the equity value of Avedro and then allocating this value among the different classes of equity securities based on their respective rights and individual characteristics. The equity value was determined using three different methods, which includes back-solving overall equity value to the price paid by recent financing transactions, a probability-weighted expected return method, and also using a combination of the market-based approach and the income approach. The fair value of Avedro's equity value was then allocated to various securities within Avedro's capital structure by applying an option pricing method. The option pricing method estimates the fair value of each class of security based on the potential to profit from the upside of the business, while taking into account the unique characteristics of each class of security.

        For the valuation of Avedro Common Stock on December 31, 2018, Avedro utilized the probability-weighted expected return method, or PWERM, in combination with the option pricing method, or OPM, as a hybrid method, or Hybrid Method, which is an accepted valuation method under the AICPA Practice Guide, for determining the fair value of Avedro Common Stock. The PWERM is a scenario-based analysis that estimates the value per share of common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, in light of the rights and preferences of each class and series of stock, discounted for a lack of marketability. The OPM values each equity class by creating a series of call

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

5. Fair Value Measurements (Continued)

options on the equity value, with exercise prices based on the liquidation preferences, participation rights and strike prices of derivatives. The Hybrid Method is appropriate for a company expecting a near term liquidity event, but where, due to market or other factors, the likelihood of completing the liquidity event is uncertain. The Hybrid Method considers a company's going concern nature, stage of development and ability to forecast near and long-term future liquidity scenarios.

        The fair value of the underlying Avedro Common Stock used to calculate the fair value of the converted warrants reclassified from liability to equity was determined by the close price of the Avedro Common Stock as of the conversion date of February 19, 2019.

        Changes in the fair value of the warrant liability, for which fair value is determined using Level 3 inputs were as follows:

Balance at December 31, 2018	$1,800
Change in fair value of warrant liability	35
Reclassification of a warrant liability to equity	(1,835)

Balance at June 30, 2019	$—

Derivative Liability

        The derivative liability represents features bifurcated from the 2017 Credit Agreement liability and recorded at fair value. See Note 7, "Long-Term Debt." Under certain change in control events, as defined in the 2017 Credit Agreement, a prepayment fee and the entire outstanding obligation may be due and payable. Avedro concluded that these features, including (i) interest rate upon a non-creditworthy event of default; (ii) a put option upon an event of default; and (iii) a put option upon the lenders request of net casualty proceeds, are not clearly and closely related to the host instrument, and represent a single compound derivative and is required to be re-measured at fair value.

        The estimated fair value of the derivative liability was determined using a probability-weighted discounted cash flow model that includes the principal, prepayment fees and interest payments under scenarios of a change in control, other than a qualified initial public offering prior to the debt maturity. The following inputs were estimated by management: (i) the probability of a change of control event; (ii) the timing of a change of control event; and (iii) the discount rate. At June 30, 2019, Avedro assumed a 17% discount rate, and a probability for a change in control event during the twelve months ending March 19, 2020 and 2021 ranging between 5% and 20%.

        Changes in the fair value of the derivative liability, for which fair value is determined using Level 3 inputs were as follows:

Balance at December 31, 2018	$406
Change in fair value	(13)

Balance at June 30, 2019	$393

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

6. Commitments and Contingencies

        In the ordinary course of business, Avedro may be subject to legal proceedings, claims and litigation as Avedro operates in an industry susceptible to legal disputes. Avedro accounts for estimated losses with respect to legal proceedings and claims when such losses are probable and estimable. Legal costs associated with these matters are expensed when incurred. Avedro is not currently a party to any legal proceedings.

7. Long-Term Debt

        Long-term debt, net, is comprised of the following:

	As of June 30,	As of December 31,
	2019	2018
Principal amount outstanding	$20,000	$20,000
PIK Interest	941	657
Unamortized discount	(433)	(495)
Unamortized issue costs	(195)	(223)

Net carrying amount	$20,313	$19,939

        As of June 30, 2019 and December 31, 2018, Avedro had borrowed and had outstanding $20,000 of debt under the 2017 Credit Agreement, maturing on March 20, 2022 (the "Maturity Date"). The 2017 Credit Agreement requires payment of interest only until maturity at the rate of 10% per annum (the "Applicable Margin"). Additional interest ("PIK") accrues at the per annum rate equal to the higher of (i) the three-month LIBOR rate and (ii) 1.00%. Such PIK interest is added to the outstanding principal amount of the loans until the maturity date. The outstanding loan balance plus accrued PIK interest is due in one lump sum payment on the Maturity Date.

        Avedro's obligations under the 2017 Credit Agreement are secured by a security interest in substantially all of its assets. Other than a minimum liquidity requirement of $3,000, there are no financial covenants contained in the 2017 Credit Agreement and Avedro is in compliance with the affirmative and restrictive covenants as of June 30, 2019.

8. Capitalization

        On February 19, 2019, upon the closing of the IPO, all outstanding shares of convertible preferred stock were automatically converted into 10,635,894 shares of Avedro Common Stock. Also upon the closing of the IPO, Avedro filed an amended and restated certificate of incorporation (the "Restated Certificate") authorizing Avedro to issue is a total of 210,000,000 shares, with 200,000,000 share designated as Avedro Common Stock and 10,000,000 shares designated as preferred stock, each having a par value of $0.00001.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

8. Capitalization (Continued)

        Avedro has reserved for future issuance the following number of shares of Avedro Common Stock on a fully diluted and as-converted basis:

	As of June 30,	As of December 31,
	2019	2018
Conversion of Series AA convertible preferred stock	—	7,161,719
Conversion of Series BB convertible preferred stock	—	1,332,708
Conversion of Series CC convertible preferred stock	—	2,141,467
Options to purchase common stock	3,183,003	2,490,767
Vesting of restricted stock units to common stock	306,655	18,522
Employee stock purchase plan	350,000	—
Remaining shares available for issuance	2,187,062	104,828
Warrants to purchase convertible preferred stock	—	174,032
Warrants to purchase common stock	193,603	28,949

Total	6,220,323	13,452,992

9. Warrants

        Upon the closing of Avedro's IPO, all of the outstanding warrants to purchase shares of convertible preferred stock were automatically converted into warrants to purchase shares of Avedro Common Stock.

        The following represents a summary of the warrants outstanding at each of the dates identified:

Issued	Classification	Exercisable for	Outstanding at June 30, 2019
(1)2015	Equity	Common stock	19,571
(2)2015	Equity	Common stock	67,415
(3)2017	Equity	Common stock	106,617

Issued	Classification	Exercisable for	Outstanding at December 31, 2018
(1)2015	Equity	Common stock	28,949
(2)2015	Liability	Series AA convertible preferred stock	67,415
(3)2017	Liability	Series AA convertible preferred stock	106,617

(1)
Exercisable through November 5, 2021 at $0.05 per share.

(2)
Exercisable through September 11, 2024, at $4.45 per share.

(3)
Exercisable through March 20, 2027, at $4.45 per share.

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

10. Share-Based Compensation

2019 Equity Incentive Plan

        In January 2019, the Avedro Board adopted, and Avedro's stockholders approved, the 2019 Equity Incentive Plan (the "2019 Plan"). The 2019 Plan became effective on the effective date of the IPO, at which time Avedro ceased making awards under the 2012 Plan.

        Under the 2019 Plan, Avedro may grant stock options qualifying as incentive stock options ("ISOs") within the meaning of Section 422 of the Code to employees, and for the grant of nonstatutory stock options ("NSOs") restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of stock compensation to employees, consultants and directors. The 2019 Plan also provides for the grant of performance cash awards to employees, consultants and directors. A total of 2,500,000 shares of Avedro Common Stock were initially reserved for issuance under the 2019 Plan. In addition, the number of shares available for issuance under the 2019 Plan will automatically increase on January 1 of each year, for a period of ten years, from January 1, 2020 continuing through January 1, 2029, by 4% of the total number of shares of Avedro Common Stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by the Avedro Board. The maximum number of shares that may be issued pursuant to the exercise of ISOs under the 2019 Plan is 2,500,000.

2019 Employee Stock Purchase Plan

        In January 2019, the Avedro Board adopted, and Avedro's stockholders approved, the 2019 Employee Stock Purchase Plan (the "2019 ESPP"). The 2019 ESPP became effective on the effective date of the IPO. The maximum number of shares of Avedro Common Stock that may be issued under the ESPP is 350,000 shares. Additionally, the number of shares of Avedro Common Stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2020 through January 1, 2029, by the lesser of (1) 1% of the total number of shares of Avedro Common Stock outstanding on December 31 of the preceding calendar year and (2) 500,000 shares; provided, that prior to the date of any such increase, the Avedro Board may determine that such increase will be less than the amount set forth in clauses (1) and (2). The 2019 ESPP became active on June 14, 2019 upon approval by the plan administrator, the Avedro Board. Each offering has a two-year period (the "Offering Period") and each Offering Period has four six-month purchase periods (the "Purchase Period"). The purchase price of the stock is equal to 85% of the lesser of the market value of such shares on the first day of the Plan Period or the last day of the Purchase Period.

Stock Options

        The following table summarizes information related to stock options outstanding as of June 30, 2019:

	Number of Options	Average Exercise Price	Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Vested and expected to vest at June 30, 2019	3,183,003	$5.56	8.6	$1,265

Exercisable at June 30, 2019	1,404,531	$3.06	8.0	$1,024

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

10. Share-Based Compensation (Continued)

        Unrecognized compensation expense related to outstanding options was $6,508 at June 30, 2019, which is expected to be recognized as expense over approximately 2.4 years.

Restricted Stock Units

        Unrecognized compensation expense relating to restricted stock units was $5,955 at June 30, 2019, which is expected to be recognized as expense over approximately 3.7 years.

Share-Based Compensation Expense

        The following table shows stock-based compensation expense included in Avedro's statements of operations for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Stock-based compensation expense by type of award:
Restricted stock units	$107	$—	$146	$—
Stock options	986	131	2,197	537

Total stock-based compensation included in costs and expenses	$1,093	$131	$2,343	$537

Stock-based compensation expense by line item:
Cost of goods sold	$32	$10	$65	$23
Selling, general and administrative	874	88	1,884	425
Research and development	187	33	394	89

Total stock-based compensation included in costs and expenses	$1,093	$131	$2,343	$537

11. Net Loss Per Share

        The following potentially dilutive securities outstanding have been excluded from the computations of diluted weighted average shares outstanding because such securities have an antidilutive impact due to losses reported:

	As of June 30,	As of December 31,
	2019	2018
Series AA convertible preferred stock	—	7,161,719
Series BB convertible preferred stock	—	1,332,708
Series CC convertible preferred stock	—	2,141,467
Outstanding stock options	3,183,003	2,490,767
Unvested restricted stock units	306,655	18,522
Outstanding Series AA convertible preferred stock warrants	—	174,032
Outstanding common stock warrants	193,603	28,949

Total	3,683,261	13,348,164

Avedro, Inc.

Notes to Condensed Financial Statements (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

12. Related Party Transactions

        Avedro has a customer that is also a stockholder. During the three months ended June 30, 2019 and 2018, Avedro recorded revenue related to this customer of $465 and $404, respectively. During the six months ended June 30, 2019 and 2018, Avedro recorded revenue related to this customer of $934 and $902, respectively. The accounts receivable balance from this customer as of June 30, 2019 and December 31, 2018 was $415 and $561, respectively.

        Avedro has a customer that is also a stockholder and employee. During the three months ended June 30, 2019 and 2018, Avedro recorded revenue related to this customer of $82 and $17, respectively. During the six months ended June 30, 2019 and 2018, Avedro recorded revenue related to this customer of $193 and $31, respectively. The accounts receivable balance from this customer as of June 30, 2019 and December 31, 2018 was $166 and $12, respectively.

        Avedro also entered into a lending arrangement in March 2017 with a lender who is affiliated with a stockholder. See Note 7, "Long-term Debt" for further details.

13. Subsequent Event

        On August 7, 2019, Avedro entered into the Merger Agreement with Glaukos and Merger Sub, pursuant to which, among other things, Merger Sub will be merged with and into Avedro, with Avedro continuing as the surviving corporation. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, which has been approved by the boards of directors of Glaukos and Avedro, at the Effective Time, each share of Avedro Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Avedro Common Stock owned by Glaukos, Merger Sub or Avedro or any direct or indirect, wholly owned subsidiary of Avedro or Glaukos) will be converted into the right to receive 0.365 shares of Glaukos Common Stock. Avedro currently expects the Merger to close by the end of 2019, subject to customary closing conditions and regulatory approvals, including the approval of Avedro stockholders.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

GLAUKOS CORPORATION,

ATLANTIC MERGER SUB, INC.

and

AVEDRO, INC.

Dated as of August 7, 2019

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Defined Term	Location of Defined Term
401(k) Termination Date	Section 5.11(a)
Agreement	Preamble
AKS	Section 3.01(bb)(viii)
Anti-Corruption Laws	Section 3.01(z)(i)
Assumed Stock Option	Section 2.03(a)(i)
Assumed Warrant	Section 2.05(a)
Book-Entry Share	Section 2.01(b)
Cancelled Share	Section 2.01(a)
Cancelled Shares	Section 2.01(a)
Certificate	Section 2.01(b)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Change of Recommendation	Section 4.03(d)
Company Common Stock	Section 3.01(b)(i)
Company Disclosure Letter	Section 3.01
Company Employee Benefit Plan	Section 3.01(l)(ii)(B)
Company ESPP Rights	Section 2.03(c)
Company Expense Reimbursement	Section 7.03(d)
Company Financial Advisor	Section 3.01(t)
Company Financial Statements	Section 3.01(e)(iii)
Company Indemnified Parties	Section 5.04(c)
Company Intellectual Property	Section 3.01(o)(ii)
Company Material Contract	Section 3.01(w)(i)
Company SEC Reports	Section 3.01(e)(i)
Company Special Meeting	Section 3.01(d)(ii)
Company Stockholder Approval	Section 3.01(r)
Company Superior Proposal	Section 4.03(g)(i)
Company Systems	Section 3.01(p)(i)
Company Takeover Proposal	Section 4.03(b)
Company Termination Fee	Section 7.03(a)
Company Voting Debt	Section 3.01(b)(iii)
Company's Counsel	Section 5.14(b)
Confidentiality Agreement	Section 4.03(b)
Consents	Section 3.01(d)(ii)
Controlled Group	Section 3.01(l)(ii)(D)
Controlled Group Liability	Section 3.01(l)(ii)(A)
Credit Agreement	Section 5.13
DGCL	Recitals
DOJ	Section 5.03(b)
Effective Time	Section 1.03
Environmental Laws	Section 3.01(n)(iii)(A)
ERISA	Section 3.01(l)(i)
Exchange Act	Section 3.01(d)(ii)
Exchange Agent	Section 2.02(a)

A-iv

Defined Term	Location of Defined Term
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(b)
Fairness Opinion	Section 3.01(t)
FDA	Section 3.01(aa)(i)
Federal Health Care Program	Section 3.01(bb)(ii)
Federal Health Care Program Laws	Section 3.01(bb)(iii)
Federal Privacy and Security Regulations	Section 3.01(bb)(v)
Final Exercise Date	Section 2.03(c)
Fractional Share Consideration	Section 2.02(b)(v)
FTC	Section 5.03(b)
GAAP	Section 3.01(e)(iii)
Governmental Authority	Section 3.01(d)(i)
Hazardous Materials	Section 3.01(n)(iii)(B)
HIPAA	Section 3.01(bb)(iii)
HSR Act	Section 3.01(d)(ii)
Intellectual Property	Section 3.01(o)(iv)
Intellectual Property Licenses	Section 3.01(o)(vi)
Intervening Event	Section 4.03(g)(ii)
Intervening Event Recommendation Change Notice	Section 4.03(f)
laws	Section 3.01(d)(i)
Letter of Transmittal	Section 2.02(b)(i)
Merger	Recitals
Merger Consideration	Section 2.01(b)
Merger Sub	Preamble
Nasdaq	Section 3.01(d)(ii)
NYSE	Section 3.01(d)(ii)
Orbimed	Section 5.13
orders	Section 3.01(d)(i)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	Section 2.01(b)
Parent Disclosure Letter	Section 3.02
Parent Financial Statements	Section 3.02(e)(iii)
Parent Intellectual Property	Section 3.02(o)(i)
Parent SEC Reports	Section 3.02(e)(i)
Parent Subsidiaries	Section 3.02(a)
Parent Voting Debt	Section 3.02(b)(iii)
Parent's Counsel	Section 5.14(b)
Payoff Amount	Section 5.13
Payoff Letter	Section 5.13
Permits	Section 3.01(j)(i)
Plan	Section 3.01(l)(ii)(C)
Proceedings	Section 3.01(h)
Proposal Information	Section 4.03(a)
Proxy/S-4	Section 3.01(d)(ii)
Proxy Statement	Section 3.01(d)(ii)
Recommendation Change Notice	Section 4.03(e)
Recommendation Change Notice Period	Section 4.03(e)
Release	Section 3.01(n)(iii)(C)
Scheduled IP	Section 3.01(o)(i)

A-v

Defined Term	Location of Defined Term
SEC	Section 3.01(d)(ii)
Securities Act	Section 3.01(e)(i)
Share	Section 2.01(a)
Shares	Section 2.01(a)
SOX	Section 3.01(e)(i)
Surviving Corporation	Section 1.01
Systems	Section 3.01(p)(i)
Takeover Provisions	Section 5.03(f)
Tax Representation Letters	Section 5.14(b)
Tax Return	Section 3.01(k)(xii)
Taxes	Section 3.01(k)(xii)
Termination Date	Section 7.01(c)
Transaction Litigation	Section 5.07
Voting Agreements	Recitals
Warrant Consideration	Section 2.05(c)
Warrant Fractional Share Consideration	Section 2.05(c)

        Certain other terms are defined in Section 8.03.

A-vi

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2019 (this "Agreement"), by and among Glaukos Corporation, a Delaware corporation ("Parent"), Atlantic Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Avedro, Inc., a Delaware corporation (the "Company").

WITNESSETH:

        WHEREAS, Parent, Merger Sub and the Company desire to effect a business combination transaction on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the parties intend that Merger Sub will, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), merge with and into the Company, with the Company continuing as the surviving corporation (the "Merger") on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company;

        WHEREAS, the Board of Directors of Parent (the "Parent Board") has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent and its stockholders, and (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

        WHEREAS, the parties intend that, for U.S. federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be, and is hereby adopted as, a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code;

        WHEREAS, immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement;

        WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the directors, the chief executive officer and the chief financial officer and certain other stockholders of the Company have entered into a Voting Agreement with Parent (collectively, the "Voting Agreements"), pursuant to which such Company stockholders have agreed, among other things, to vote in favor of the adoption of this Agreement at the Company Special Meeting; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I
THE MERGER

        Section 1.01    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of the Company and Merger Sub in accordance with the DGCL.

        Section 1.02    Closing.     Unless this Agreement shall have been terminated pursuant to Section 7.01, the parties shall cause the closing of the Merger (the "Closing") to take place at the offices of O'Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, California 92660, at 8:00 a.m., Pacific time, no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such conditions at such time). The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        Section 1.03    Effective Time of the Merger.     Subject to the provisions of this Agreement, on the Closing Date, the Company shall cause a certificate of merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").

        Section 1.04    Effects of the Merger.     The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

        Section 1.05    Certificate of Incorporation and By-laws of the Surviving Corporation.     At the Effective Time, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to be in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of Surviving Corporation until thereafter amended as provided therein and by applicable law; and (b) the bylaws of the Company as in effect immediately prior to the Effective Time, shall be amended and restated to be in the form attached hereto as Exhibit B and, as so amended and restated, shall be the bylaws of Surviving Corporation until thereafter amended as provided therein and by applicable law.

        Section 1.06    Directors and Officers of the Surviving Corporation.

        (a)   The parties shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

        (b)   The parties shall take, or cause to be taken, all actions necessary so that the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly appointed, or their earlier death, resignation or removal.

ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF SHARES

        Section 2.01    Effect on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any shares of Company Common Stock or any capital stock of Merger Sub:

        (a)    Cancellation of Certain Company Common Stock.     Each share of Company Common Stock (a "Share" and collectively, the "Shares") that is owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and each Share owned by the Company or any direct or indirect wholly-owned subsidiary of the Company (and in each case not held on behalf of third parties) (each such Share being a "Cancelled Share" and collectively, "Cancelled Shares") shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (b)    Conversion of Company Common Stock.     Each Share (other than Cancelled Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent the right to receive, subject to Sections 2.02(b)(v) and 2.02(h), 0.365 (the "Exchange Ratio") of a share of common stock, par value $0.001, of Parent (the "Parent Common Stock") (the "Merger Consideration" which, for avoidance of doubt shall include the Fractional Share Consideration (as defined in Section 2.02(b)(v))). From and after the Effective Time, subject to Section 2.02(h), all of such Shares (other than Cancelled Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (a "Certificate") representing any Shares (other than Cancelled Shares), if any, and each non-certificated Share represented by book-entry (a "Book-Entry Share") (other than Cancelled Shares) shall thereafter represent only the right to receive the Merger Consideration.

        (c)    Conversion of Merger Sub Common Stock.     Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        Section 2.02    Payment for Securities; Surrender of Certificates.

        (a)    Exchange Agent.     Prior to the Closing, Parent shall select and engage an exchange agent reasonably acceptable to the Company (the "Exchange Agent"). At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with such Exchange Agent, for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock to be issued as Merger Consideration (which, for purposes of this Section 2.02(a), shall not include the Fractional Share Consideration) (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued) and cash in an amount equal to the aggregate Fractional Share Consideration (the "Exchange Fund").

        (b)    Procedures for Surrender.

          (i)    Certificates.    Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a Certificate whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal in customary form, reasonably acceptable to Parent and the Company ("Letter of Transmittal"), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify after consultation with the Company; and (B) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II (or affidavit of loss in lieu of the Certificates as provided in Section 2.02(g)). Upon surrender of Certificates for cancellation (or affidavit of loss in lieu of the Certificates as provided in Section 2.02(g) ) to the Exchange Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a Letter of Transmittal, duly executed and in proper form with respect to such Certificates, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor (after giving effect to any required Tax withholdings as provided in Section 2.02(f)) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01. Any surrendered Certificate shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and the Fractional Share Consideration, as applicable, as contemplated by this Agreement.

          (ii)    Book-Entry Shares.    Any holder of Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement. In lieu thereof, each such holder shall, upon receipt by the Exchange Agent of an "agent's message" (or such other evidence, if any, of surrender as the Exchange Agent may reasonably request) be entitled to receive in exchange therefor (after giving effect to any required Tax withholdings as provided in Section 2.02(f) ) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01(b). Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and the Fractional Share Consideration, as applicable, as contemplated by this Agreement.

          (iii)    Transfer of Shares.    If payment of the Merger Consideration is to be made to a person other than the person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration and the Fractional Share Consideration, as applicable, to a person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid.

          (iv)    Distributions with Respect to Unexchanged Shares of Parent Common Stock.    No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock to be received in respect thereof, until the holder of such Certificate or Book-Entry Share surrenders such Certificate or Book-Entry Share. Subject to the effect of escheat, Tax or other applicable laws, following surrender of any such Certificate or Book-Entry Share, the holder of the Certificate or Book-Entry Share receiving whole shares of Parent Common Stock issued in exchange therefor will be paid, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

          (v)    No Fractional Shares.    No certificate or scrip or shares representing fractional Parent Common Stock (whether certificated or book-entry shares) shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (rounded down to the nearest whole cent and without interest) in an amount equal to such fractional amount multiplied by the Parent Trading Price (the "Fractional Share Consideration").

        (c)    No Further Ownership Rights in Company Common Stock; Closing of Transfer Books.     As of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time, other than registrations of transfers to reflect, with customary settlement procedures, trades effected prior to the Effective Time. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, they shall be cancelled and, subject to the procedures set forth in Section 2.02(b), exchanged as provided in this Article II, except as otherwise required by law.

        (d)    Termination of Exchange Fund; Abandoned Property.     Any portion of the Exchange Fund that remains undistributed to the holders of the Shares on the one-year anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as general creditor thereof (subject to abandoned property, escheat and other similar laws) for payment of their claim for Merger Consideration.

        (e)    No Liability.     Notwithstanding anything to the contrary in Section 2.02 (d), none of Parent, Merger Sub, the Surviving Corporation or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate (or affidavits of loss in lieu thereof as provided in Section 2.02(g)) shall not have been surrendered prior to the date on which the Merger Consideration represented by such Certificate would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (f)    Withholding Rights.     Notwithstanding anything herein to the contrary, each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any consideration payable pursuant to, or in accordance with, this Agreement to any person such amounts as Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as applicable, are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable federal, state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, such deducted and withheld amounts shall be (i) remitted by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as applicable, to the applicable Governmental Authority, and (ii) to the extent remitted to the applicable Governmental Authority in accordance with subpart (i), treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be.

        (g)    Lost, Stolen or Destroyed Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent shall issue, or pay or cause to be paid, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash in lieu of fractional shares and any dividends and distributions on such Certificate, in each case deliverable in respect thereof pursuant to this Agreement.

        (h)    Adjustments to Merger Consideration.     In the event that the Company or Parent changes the number of shares of Company Common Stock, Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or Parent Common Stock, as applicable, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction, then any number or amount contained herein which is based upon the price of Parent Common Stock, or the number of shares of Parent Common Stock or Company Common Stock, as the case may be, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to reflect such change; provided, however, that nothing in this Section 2.02(h) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

        Section 2.03    Treatment of Company Equity Awards.     The Company will adopt resolutions, and take such other actions as are reasonably necessary to effect the following:

        (a)    Assumption of Company Stock Options.

            (i)  At the Effective Time, each Company Stock Option (or portion thereof) that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Parent and shall be converted into an option (an "Assumed Stock Option") to purchase a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio. The per share exercise price for the Parent Common Stock issuable upon exercise of such Assumed Stock Option shall be equal (rounded up to the nearest whole cent) to the exercise price per share of Company Common Stock applicable to such Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. Except as provided above, each Assumed Stock Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Company Stock Option immediately prior to the Effective Time, except that all references to the "Company" in the applicable Company Employee Stock Plan and option agreements will be references to Parent. From and after the Effective Time, each Company Stock Option shall no longer represent the right to acquire Company Common Stock. It is the intent of the parties hereto that to the extent permitted by applicable laws, the assumption of each Company Stock Option shall be performed in a manner that is in material compliance with the requirements of Section 409A of the Code (and applicable regulations thereunder) or, to the extent such Company Stock Option is intended to qualify as an incentive stock option, Section 424(a) of the Code (and applicable regulations thereunder).

           (ii)  As soon as practicable after the Effective Time, Parent shall deliver to the holder of each Company Stock Option appropriate notices setting forth the number of shares of Parent Common Stock subject to each such Assumed Stock Option then held by such holder and the exercise price under each such Assumed Stock Option, each as adjusted pursuant to Section 2.03(a)(i) hereof.

        (b)    Assumption of Company Restricted Stock Units.     At the Effective Time, each then-outstanding Company Restricted Stock Unit (but excluding, for the avoidance of doubt, any Company Restricted Stock Unit (or portion thereof) that becomes vested prior to or as a result of the consummation of the Merger and is settled in Shares that, in turn, converts into the right to receive the Merger Consideration pursuant to Section 2.01) shall be assumed by Parent and shall be converted into the right to receive the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time multiplied by the Exchange Ratio; provided, that such right shall be subject to the same terms and conditions (including vesting, payment and withholding provisions) as were applicable to the corresponding Company Restricted Stock Unit immediately prior to the Effective Time (except that all references to the "Company" in the applicable Company Employee Stock Plans and restricted stock unit agreements will be references to Parent). From and after the Effective Time, each such Company Restricted Stock Unit shall no longer represent the right to acquire any Company Common Stock.

        (c)    Treatment of Company ESPP.     Prior to the Effective Time, the Company shall: (i) cause any offering period (or similar period during which shares may be purchased) in progress under the Company ESPP immediately prior to the Closing to be the final offering period under the Company ESPP and to be terminated no later than three Business Days prior to the Closing Date and no earlier than ten Business Days prior to the Closing Date (the "Final Exercise Date"); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause each participant's then-outstanding share purchase right under the Company ESPP (the "Company ESPP Rights") to be exercised as of the Final Exercise Date; and (iv) terminate the Company ESPP as of the Effective Time. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP, and each share purchased thereunder prior to the Effective Time shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.01(b), subject to withholding of any applicable income and employment withholding Taxes. Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 2.03(c)), be refunded to such participant as promptly as practicable following the Effective Time (without interest). No further Company ESPP Rights shall be granted or exercised under the Company ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with the Company ESPP.

        Section 2.04    Company Equity Awards Assumed by Parent; Parent Actions.     At the Effective Time, Parent shall assume all of the obligations of the Company under the Company Employee Stock Plans in respect of Company Stock Options and Company Restricted Stock Units, and shall assume such outstanding awards and the obligations under the agreements evidencing such awards. Parent shall take all corporate action necessary to reserve for issuance a number of authorized but unissued shares of Parent Common Stock for delivery upon settlement of the assumed Company Stock Options and Company Restricted Stock Units in accordance with Section 2.03. Promptly after the Closing Date (but in no event more than five (5) Business Days thereafter), Parent shall file or otherwise have available a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Parent Common Stock subject to the assumed Company Stock Options and Company Restricted Stock Units.

        Section 2.05    Company Warrants.

        (a)   At the Effective Time, each Outstanding Warrant (or portion thereof) that is outstanding and unexercised as of immediately prior to the Effective Time shall be assumed by Parent and shall be converted into a warrant (an "Assumed Warrant") to purchase a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Company Common Stock subject to such Outstanding Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio. The per share exercise price for the Parent Common Stock issuable upon exercise of such Assumed Warrant shall be equal (rounded up to the nearest whole cent) to the exercise price per share of Company Common Stock applicable to such Outstanding Warrant immediately prior to the Effective Time divided by the Exchange Ratio. Except as provided above, the Assumed Warrant shall be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to the corresponding Outstanding Warrant immediately prior to the Effective Time, except that all references to the "Company" in the applicable Outstanding Warrant will be references to Parent. From and after the Effective Time, each Outstanding Warrant shall no longer represent the right to acquire Company Common Stock or any other capital stock of the Company.

        (b)   As soon as practicable after the Effective Time, Parent shall deliver to the holder of each Outstanding Warrant appropriate notices setting forth the number of shares of Parent Common Stock subject to such Assumed Warrant then held by each such holder and the exercise price under each such Assumed Warrant, each as adjusted pursuant to Section 2.05(a) hereof.

        (c)   At the Effective Time, each Converted Warrant (or portion thereof) that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive a number of shares of Parent Common Stock equal to (i) the number of shares of Company Common Stock subject to such Converted Warrant multiplied by the Exchange Ratio minus (ii) the quotient obtained by dividing the aggregate exercise price of such Converted Warrant by the Parent Trading Price (the "Warrant Consideration"). No certificate or scrip or shares representing fractional Parent Common Stock (whether certificated or book-entry shares) shall be issued in connection with the Warrant Consideration, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a Converted Warrant cancelled and converted pursuant to this Section 2.05(c) who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash (rounded down to the nearest whole cent and without interest) in an amount equal to such fractional amount multiplied by the Parent Trading Price (the "Warrant Fractional Share Consideration"). After the Effective Time each holder of a Converted Warrant shall cease to have any rights with respect to such Converted Warrant except the rights provided in this Section 2.05(c). At or immediately after the Effective Time, Parent shall issue and pay, or deposit with the Exchange Agent and cause the Exchange Agent to deliver and pay, to the holder of each Converted Warrant the applicable Warrant Consideration and Warrant Fractional Share Consideration in accordance with this Section 2.05(c).

        Section 2.06    Tax Treatment.     It is intended that, for U.S. federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        Section 3.01    Representations and Warranties of the Company.     Except as set forth in (i) the corresponding sections of the disclosure letter dated the date of this Agreement and delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (it being understood that disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection only if the relevance of such item is readily apparent from the face of such disclosure) (the "Company Disclosure Letter") or (ii) the Company SEC Reports publicly filed with the SEC on or after February 13, 2019 and prior to the date of this Agreement (but excluding risk factors and excluding forward-looking disclosure or statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein), the Company represents and warrants to Parent as follows:

        (a)    Organization and Qualification.

            (i)  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, except for such failures to be in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has the requisite corporate (or similar) power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has no subsidiaries. The Company has disclosed or delivered to Parent prior to the date of this Agreement a true and complete copy of the Company's certificate of incorporation and by-laws or comparable organizational and governing documents, each as amended through the date of this Agreement, and each as so disclosed or delivered is in full force and effect on the date of this Agreement.

           (ii)  Section 3.01(a)(ii) of the Company Disclosure Letter sets forth a list of all Company Joint Ventures, including the name of each such entity and its owners.

          (iii)  Except for interests in any Company Joint Ventures, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any person.

        (b)    Capital Stock.

            (i)  The authorized capital stock of the Company consists of 200,000,000 shares of common stock, par value $0.00001 (the "Company Common Stock"), and 10,000,000 shares of preferred stock, par value $0.00001, of the Company. As of the close of business on August 5, 2019 (the "Company Reference Date"), there were outstanding (A) 17,135,084 shares of Company Common Stock, (B) an aggregate of 3,171,914 shares of Company Common Stock subject to outstanding Company Stock Options (excluding Company ESPP Rights), (C) an aggregate of 304,466 shares of Company Common Stock subject to outstanding Company Restricted Stock Units, (D) no shares of preferred stock, (E) 2,199,101 shares of Company Common Stock available and reserved for issuance (but not issued) under the Company Employee Stock Plans, (F) 350,000 shares of Company Common Stock available and reserved for issuance (but not issued) under the Company ESPP and (G) Company Warrants to acquire 193,603 shares of Company Common Stock.

           (ii)  As of the Company Reference Date, except as set forth in this Section 3.01(b) and except for changes since such date permitted by Section 4.01 of this Agreement or the Company

  Disclosure Letter or resulting from the exercise of Company Stock Options or Company Warrants or the settlement of Company Restricted Stock Units or Company ESPP Rights, in each case outstanding on such date (or following such date if permitted pursuant to Section 4.01 of this Agreement or the Company Disclosure Letter), there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of or other equity interests in the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other equity interests in the Company, (C) warrants, calls, Options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, phantom stock or similar securities or rights issued or granted by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other equity interests in the Company.

          (iii)  Other than as listed on Section 3.01(b)(iii) of the Company Disclosure Letter, no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, "Company Voting Debt") on any matters on which the Company stockholders may vote are issued or outstanding nor are there any outstanding Options obligating the Company to issue or sell any Company Voting Debt or to grant, extend or enter into any Option with respect thereto.

          (iv)  All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. All of the shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each Company Joint Venture that are held by the Company are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by the Company, free and clear of Liens. There are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company is a party in favor of any person other than the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock, membership interests, partnership interests, voting securities or other ownership interests of the Company, or the Company Joint Ventures.

        (c)    Authority.

            (i)  The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to any regulatory approvals referenced in Section 3.01(d)(ii). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite action on the part of the Company with respect to this Agreement and adopted and unanimously approved by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, other than obtaining the Company Stockholder Approval, approvals under the HSR Act and any other applicable Antitrust Laws and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and general equitable principles.

           (ii)  The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (which, as of the date of this Agreement, have not been rescinded, withdrawn or modified in any manner) (A) adopting, approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (B) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby, including the Voting Agreements, are fair to and in the best interests of the Company and its stockholders and (C) recommending that the holders of the Company Common Stock adopt this Agreement (such recommendation, the "Company Board Recommendation"), which Company Board Recommendation, as of the date of this Agreement, has not been subsequently rescinded, withdrawn or modified in any manner. Subject to Section 4.03, the Company hereby consents to the inclusion of the Company Board Recommendation in the Proxy Statement.

        (d)    No Conflicts; Approvals and Consents.

            (i)  The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby (including the Voting Agreements) will not, conflict with, result in a violation of, loss of rights under, breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien, other than Permitted Liens, upon any of the assets or properties of the Company or any of the Company Joint Ventures under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or by-laws (or other comparable organizational documents) of the Company or any of the Company Joint Ventures, or (B) subject to the obtaining of the Company Stockholder Approval and the taking of the actions described in paragraph (ii) of this Section 3.01(d), including the filings and approvals described in Section 3.01(d)(ii), (x) any statute, law, rule, regulation or ordinance (together, "laws"), (y) any judgment, order, writ, injunction or decree (together, "orders"), of any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational (each, a "Governmental Authority") applicable to the Company or any of the Company Joint Ventures or any of their respective assets or properties, except for any such conflict or violation that would not be material to the Company, taken as a whole or (z) any note, bond, mortgage, security agreement, credit agreement, indenture, license, franchise, concession, Lease or Contract, excluding from the foregoing clause (z) such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (ii)  Except for (A) compliance with, and filings, consents or approvals under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (B) the filing with the Securities and Exchange Commission (the "SEC") of (1) a proxy statement (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") to be sent or made available to the stockholders of the Company relating to the special meeting of the stockholders of the Company to be held to consider adoption of this Agreement (the "Company Special Meeting") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (2) Parent's registration statement on Form S-4 as a prospectus in which the Proxy Statement will be included (the "Proxy/S-4"), and the declaration of effectiveness of the portion thereof consisting of the Proxy/S-4 by the SEC, and (3) such reports under the Securities Act or Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) such filings and approvals as may be required under the rules and regulations of the New York Stock Exchange ("NYSE") and The Nasdaq Stock

  Market LLC ("Nasdaq"); and (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and such filings with any other Governmental Authorities, no consent, approval, license, permit, order or authorization of a Governmental Authority ("Consents") or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made by the Company or the Company Joint Ventures in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, in each case, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        (e)    SEC Reports, Financial Statements.

            (i)  The Company has timely filed or furnished each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by the Company pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") or the Exchange Act with the SEC since February 13, 2019 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"). As of their respective dates, after giving effect to any amendments or supplements thereto, the Company SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, the Sarbanes-Oxley Act of 2002 ("SOX"), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports.

           (ii)  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Since February 13, 2019, the Company has not arranged any outstanding "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

          (iii)  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Company SEC Report, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to the Company) in all material respects the consolidated financial position of the Company, as of the respective dates thereof, and the consolidated results of its operations and cash flows for the respective periods then ended.

          (iv)  The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (A) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company's outside auditors and the audit committee of the Company Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting, and the information described in the foregoing clauses (x) and (y) has been disclosed to Parent prior to the date of this Agreement.

        (f)    Absence of Certain Changes or Events.     Since December 31, 2018, through the date of this Agreement, (i) the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (iii) since March 31, 2019 and prior to the date of this Agreement, there has not been any action taken by the Company that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of the covenants set forth in Section 4.01.

        (g)    Absence of Undisclosed Liabilities.     Except for (i) matters reflected, provided or reserved against in the balance sheet (or notes thereto) as of March 31, 2019 included in the Company Financial Statements, (ii) liabilities or obligations that were incurred in the ordinary course of business consistent with past practice since March 31, 2019, (iii) liabilities or obligations that are incurred in connection with the Merger or the transactions contemplated by this Agreement, (iv) liabilities under Material Contracts and other contracts entered into in the ordinary course of business consistent with past practice (excluding liabilities arising from a breach of any such contract) or (v) liabilities or obligations that, individually or in the aggregate, are not material to the Company, the Company has not had any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due). The Company is not a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among the, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company, in the Company Financial Statements or the Company SEC Reports.

        (h)    Legal Proceedings.     As of the date of this Agreement, there are no (i) claims, actions, suits, grievances, charges, hearings, arbitrations, investigations or other proceedings, audits, inquiries, or reviews (collectively, "Proceedings"), in each case, before any Governmental Authority or arbitration pending or, to the knowledge of the Company threatened against the Company, or any Company Joint Venture or any of their respective assets and properties or (ii), investigations pending or, to the knowledge of the Company, threatened against the Company, or any of the Company Joint Ventures or any of their respective assets and properties by a Governmental Authority that, in each case, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Joint Ventures or any of their respective assets or properties is a party to or subject to any order, judgment, decree, settlement, injunction or rule of any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        (i)    Information Supplied.     None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Proxy/S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock pursuant to the Merger will, at the time the Proxy/S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it is first mailed or made available to the Company's stockholders and Parent's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub in connection herewith. The Proxy Statement will comply, with respect to all information regarding the Company and the Company Joint Ventures, as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to any other statements made or incorporated by reference therein.

        (j)    Permits; Compliance with Laws and Orders.

            (i)  The Company and the Company Joint Ventures hold all permits, licenses, certificates, notices, authorizations, approvals and similar Consents of all Governmental Authorities ("Permits") necessary to own, lease and operate their respective assets and for the conduct of their respective businesses, except where the failure to have such Permits would not reasonably be expected to have a Company Material Adverse Effect. No such Permit is the subject of any suit or proceeding seeking the revocation, suspension, non-renewal or impairment of such Permit, except where such suit or proceeding would not and would not reasonably be expected to result in a Company Material Adverse Effect. The Company and the Company Joint Ventures are in compliance with the terms of such Permits, except where the failure to comply would not reasonably be expected to have a Company Material Adverse Effect.

           (ii)  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (A) the Company and the Company Joint Ventures are not, and since January 1, 2017 have not been, in material violation of or material default under any material law or order of any Governmental Authority, and neither the Company nor the Company Joint Ventures has been given written notice of, or been charged with, any material violation of any material law or order of any Governmental Authority, including regarding noncompliance with the terms of any Permits referenced in Section 3.01(j)(i); and (B) the Company is, and since January 1, 2017 has been, in compliance in all material respects with (1) SOX and (2) the applicable listing standards and corporate governance rules and regulations of Nasdaq.

        (k)    Taxes.

            (i)  Each of the Company and the Company Joint Ventures has filed, or has caused to be filed on its behalf, all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects and have been prepared in compliance in all respects with all applicable laws and regulations. All material Taxes of the Company and the Company Joint Ventures, whether or not shown to be due and owing on such

  Tax Returns, have been paid. The Company and each of the Company Joint Ventures has properly paid, collected and remitted all material amounts required to have been paid, collected or withheld with respect to Taxes, including, for the avoidance of doubt, any Taxes arising from sales to its customers and any Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

           (ii)  The most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all material Taxes payable by the Company for all taxable periods through the date of such financial statements.

          (iii)  There is no dispute, audit, investigation, proceeding or claim concerning any material Tax liability of the Company or any Company Joint Ventures raised by any Governmental Authority in writing that remains unpaid, and none of the Company or any Company Joint Venture has received written notice of any threatened disputes, audits, inquiries, investigations, proceedings or claims relating to any material Taxes that has not been resolved in full. Neither the Company nor the Company Joint Ventures has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company and the Company Joint Ventures, as applicable, does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction. The Company has made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, requests for information and statements of deficiencies assessed against or agreed to by the Company or the Company Joint Ventures filed or received since January 1, 2015.

          (iv)  There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any income Taxes or deficiencies against the Company, and no power of attorney granted by either the Company with respect to any income Taxes that are currently in force (other than powers of attorney designated on an income Tax Return of the Company).

           (v)  Neither the Company nor the Company Joint Ventures is a party to or bound by any Tax allocation, sharing, or similar agreement (other than agreements entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes) and neither the Company nor the Company Joint Ventures (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company and the Company Joint Ventures) (I) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor, or otherwise pursuant to any law, rule or regulation.

          (vi)  There are no Liens for Taxes (other than for current Taxes not yet due and payable or the validity or amount of which are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP) on the assets of the Company or the Company Joint Ventures.

         (vii)  The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

        (viii)  Neither the Company nor the Company Joint Ventures has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

          (ix)  The Company does not have any obligation to reimburse or otherwise "gross-up" any person for the interest or additional Tax incurred by such person under Sections 409A or 4999 of the Code.

           (x)  Neither the Company nor the Company Joint Ventures is or has been a party to any "listed transaction," as defined in Treasury Regulation Section 1.6011-4(b)(2).

          (xi)  Neither the Company nor the Company Joint Ventures will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (C) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received or deferred revenue accrued outside the ordinary course of business on or prior to the Closing Date, (F) election by the Company under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. law) or (G) election by the Company under Section 965(h) of the Code.

         (xii)  The Company is not aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        For purposes of this Agreement:

        "Taxes" means any and all federal, state, local and foreign net income, gross income, gross receipts, estimated, escheat, abandoned or unclaimed property, alternative or add-on minimum, sales, use, capital stock, ad valorem, transfer, franchise, windfall, profits, license, lease, goods and services, withholding, payroll, net worth, employment, unemployment, workers compensation, social security, disability, excise, severance, stamp, occupation, premium, real property, personal property, value added, environmental, customs, duties or other taxes of any kind whatsoever and denominated by any name whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

        "Tax Return" means any return, declaration, report, estimate, claim for refund, or information return or statement relating to Taxes (including the schedules attached thereto and any amendments thereof) required to be filed with respect to Taxes.

        (l)    Employee Benefit Plans; ERISA.

            (i)  Section 3.01(l)(i) of the Company Disclosure Letter sets forth a true and complete list of each material Company Employee Benefit Plan. All the Company Employee Benefit Plans have been established, maintained, funded and administered in all material respects in compliance with their terms and all applicable requirements of law, including the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), and the Code. With respect to each material Company Employee Benefit Plan, the Company has made available to Parent correct and complete copies, including amendments, of the following (to the extent applicable): (A) the most recent Company Employee Benefit Plan document (including any related trust agreements), (B) the current and most recent summary plan descriptions, (C) the most recently filed Form 5500 and schedules thereto, (D) all Internal Revenue Service or Department of Labor determination, opinion, notification and advisory letters, (E) the most recent actuarial report, (F) all material correspondence to or from any Governmental Authority received in the last three years, (G) all discrimination tests for the most recent plan year, and (H) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

           (ii)  As used herein:

            (A)  "Controlled Group Liability" means any and all liabilities and obligations (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code and (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code;

            (B)  "Company Employee Benefit Plan" means any Plan (1) entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company and existing on the date of this Agreement or (2) under or with respect to which the Company has or would reasonably be expected to have any present or future actual or contingent liabilities or obligations;

            (C)  "Plan" means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, layoff, vacation, legal services, cafeteria, life, health, medical, accident, disability, retention, severance, separation, termination, change of control or other benefit or compensation plan, agreement, practice, policy, program, scheme or arrangement of any kind, whether written or oral, including any "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; and

            (D)  "Controlled Group" means any person that, at any relevant time, could be treated as a single employer with the Company pursuant to 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

          (iii)  Each Company Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code and has received a current determination letter from the Internal Revenue Service that such Company Employee Benefit Plan is so qualified, and to the Company's knowledge, nothing has occurred since the date of such determination that would adversely affect the qualification of such Company Employee Benefit Plan. With respect to each Company Employee Benefit Plan, all material contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due by the Company have been made and all material contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due by the Company have been made or properly accrued.

          (iv)  The Company has no Controlled Group Liability as a consequence of at any time being considered a single employer under Section 414 of the Code with any other person. Neither the Company nor any member of the Controlled Group maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent liability or obligation under or with respect to (A) any "defined benefit plan" as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (B) any "multiemployer plan" as defined in Section 3(37) or 4001(a)(3) of ERISA, (C) any "multiple employer plan" as described in Section 413 of the Code, or (D) any employee benefit plan, program or arrangement that provides for post-employment or retiree medical or life insurance benefits (other than health continuation coverage required by Section 4980B of the Code for which the covered individual pays the full cost of coverage). The Company has complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA, and the provisions of the Patient Protection and Affordable Care Act.

           (v)  Except as would not result in material liability to the Company, (A) none of the Company or any current or former employee, director or officer of any of them, nor, to the knowledge of the Company, any other "party in interest" or "disqualified person" (as such terms are defined in ERISA and the Code) with respect to a Company Employee Benefit Plan has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA; (B) there has not been a breach of fiduciary duty (as determined under ERISA) by any of the Company or any current or former employee, director or officer of any of them, nor, to the knowledge of the Company, any other person with respect to any Company Employee Benefit Plan; and (C) no action, investigation, audit, suit, proceeding, hearing or claim with respect to any Company Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened.

          (vi)  Section 3.01(l)(vi) of the Company Disclosure Letter identifies each Company Employee Benefit Plan that provides, upon the occurrence of the transactions contemplated by this Agreement, either alone or upon the occurrence of any additional or subsequent events, for (A) an acceleration of the time of funding, payment of or vesting in, or any increase in the amount of, compensation or benefits due any current or former employee, director or officer of the Company, (B) any forgiveness of indebtedness or obligation to fund compensation or benefits with respect to any such employee, director or officer or (C) an entitlement of any such employee, director or officer to severance pay, unemployment compensation or any other payment or other benefit.

         (vii)  No Company Employee Benefit Plan has failed to comply with Section 409A of the Code in a manner that would result in any tax, interest or penalty thereunder.

        (viii)  The Company has no material liability by reason of an individual who performs or performed services for the Company in any capacity not being treated as an employee for any purposes including, without limitation, for Tax withholding purposes, or being improperly excluded from participating in a Company Employee Benefit Plan.

          (ix)  Except as set forth on Section 3.01(l) of the Company Disclosure Letter, no material Company Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Benefit Plan, a "Foreign Benefit Plan"). With respect to any material Foreign Benefit Plans and without limiting the representations set forth above in this Section 3.01(l), (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable laws of any controlling Governmental Authority, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the Company's financial statements, and (C) no material liability or obligation of the Company exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 3.01(l) of the Company Disclosure Letter.

        (m)    Labor Matters.     The Company is not a party to, or bound by any collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of the Company, there are no activities or proceedings by any union or labor organization to organize any employees of the Company, and no such activities or proceedings have occurred within the past two (2) years. Since January 1, 2018 through the date of this Agreement there has been no work stoppage, strike, slowdown, lockout or any other material labor dispute by or affecting employees of the Company and, to the knowledge of the Company, no such action has been threatened. Since January 1, 2017, the Company has not engaged in any "plant closing" or "mass layoff," as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law.

        (n)    Environmental Matters.

            (i)  Except as has not been, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

            (A)  since January 1, 2017, the Company has been and is in compliance with all applicable Environmental Laws, including possessing and complying with the terms of all Permits and Registrations required for their operations under applicable Environmental Laws;

            (B)  there is no pending or, to the knowledge of the Company, threatened Proceeding pursuant to or relating to any Environmental Law against the Company. The Company has not received notice or a request for information from any person, including any Governmental Authority, alleging that the Company has been or is in actual or potential violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. The Company is not a party or subject to any order, judgment, decree, settlement, injunction or rule pursuant to Environmental Law;

            (C)  there have been no Releases of Hazardous Materials at, on, under or from any location that have resulted in or are reasonably likely to result in an obligation by the Company, which has not been satisfied as of the date of this Agreement, to remediate such Releases pursuant to applicable Environmental Law or otherwise have resulted in or are reasonably likely to result in liability to the Company pursuant to applicable Environmental Law with respect to such Releases; and

            (D)  the Company has not entered into any written agreement or incurred any legal obligation that may require it to pay to, reimburse, or indemnify any other person from or against liabilities or costs arising in connection with or pursuant to Environmental Law, or relating to the generation, manufacture, use, transportation or disposal of or exposure to Hazardous Materials.

           (ii)  The Company has delivered or otherwise made available for inspection to Parent copies of any reports, investigations, audits, assessments (including Phase I or II environmental site assessments), studies or other material documents in the possession of or reasonably available to the Company pertaining to: (i) any unresolved claims arising under or related to any Environmental Law; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company; or (iii) the Company's compliance with applicable Environmental Laws.

          (iii)  As used in this Section 3.01(n):

            (A)  "Environmental Laws" means applicable domestic federal, state and local laws, principles of common law, statutes, regulations, ordinances and orders and determinations to the extent binding on the Company, relating to pollution, the environment (including natural resources, indoor and ambient air, surface water, groundwater, land surface or subsurface strata), protection of human health and safety as it relates to the environment, including any relating to the presence or Release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials;

            (B)  "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and polychlorinated biphenyls; and (b) any chemical, material, substance or waste that is prohibited, limited or regulated, or may give rise to liability or standards of conduct, under any applicable Environmental Law; and

            (C)  "Release" means any spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater or property.

        (o)    Intellectual Property.

            (i)  Section 3.01(o)(i) of the Company Disclosure Letter contains a complete and accurate list of all applied for or registered Intellectual Property rights (including Internet domain names) owned by, or exclusively licensed to, the Company ("Scheduled IP"), including, where relevant, the owner of record, the applicable jurisdiction, the registration number, application number or issuance number, and the date of application, issuance and/or filing. All Scheduled IP is subsisting and, to the knowledge of the Company, valid and enforceable (other than applications related thereto). Except as noted in Section 3.01(o)(i) of the Company Disclosure Letter, the Company exclusively owns all Scheduled IP free and clear of all Liens, except Permitted Liens.

           (ii)  To the knowledge of the Company, the Company owns all right, title and interest in and to, or have sufficient rights to use pursuant to valid and enforceable written licenses, all Intellectual Property used in the operation of the Company's business as currently conducted (including all Scheduled IP) (collectively, the "Company Intellectual Property"), free and clear of all Liens, except Permitted Liens; except as has not had and would not reasonably be expected to have, a Company Material Adverse Effect, and provided that the foregoing shall not be construed as a representation of non-infringement. To the knowledge of the Company, the Company has taken reasonable actions to maintain and protect the Company Intellectual Property owned by the Company, including the confidentiality and value of its trade secrets and other confidential information, and, as applicable, requiring persons, including current and former employees, consultants and contractors, who have developed material software or other material Intellectual Property for the Company to execute written agreements pursuant to which such person (A) assigns ownership to the Company of all such Intellectual Property developed for the Company during the course of and within the scope of such person's employment or other engagement with the Company (except to the extent prohibited by law), and (B) is bound to protect and maintain the confidentiality of the confidential information of the Company; except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (iii)  Except as set forth on Section 3.01(o)(iii) of the Company Disclosure Letter, (A) no written claims, actions or other formal proceedings are pending, and to the knowledge of the Company, none have been asserted in writing since January 1, 2017 against the Company, and, to the knowledge of the Company, none have been threatened in writing, by any person that (1) allege that the Company or the conduct of its business has infringed or misappropriated the Intellectual Property rights of any person, or (2) contest the use, ownership, validity, or enforceability, of any Company Intellectual Property owned by the Company; (B) to the knowledge of the Company, the Company has not, nor has the conduct of the business of the Company, since January 1, 2017, infringed or misappropriated any Intellectual Property rights of any person, and (C) to the knowledge of the Company, no third party has, since January 1, 2017, infringed, misappropriated or otherwise violated any Company Intellectual Property owned by the Company; except, with respect to each of clauses (B) and (C), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (iv)  As used herein, "Intellectual Property" means all intellectual property and all corresponding rights throughout the world, including (A) all trademarks, service marks, trade dress, logos, trade names, Internet domain names and all other indicia of origin, together with all applications, registrations and renewals and goodwill associated with any of the foregoing; (B) all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisions, extensions, and reexaminations in connection therewith and counterparts thereof; (C) works of authorship (whether or not copyrightable), copyrights and all applications, registrations and renewals associated therewith and all data, databases and database rights; (D) trade secrets, know-how and proprietary and other confidential information, including inventions (whether or not patentable or reduced to practice), improvements, technologies, processes, methods, protocols, specifications, plans, techniques, technical data, customer and supplier lists, pricing and cost information and business and marketing plans, reports and proposals; (E) software (including source code, executable code, systems, tools, data, databases, applications, firmware and related documentation) and (F) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

           (v)  Except for licenses of commercial off-the-shelf software, and except pursuant to the licenses of Intellectual Property listed in Section 3.01(o)(v) of the Company Disclosure Letter, the Company is not required or obligated to make any payments by way of royalties or fees to any owner or licensor of any Company Intellectual Property with respect to the use thereof or in connection with the conduct of the business of the Company as currently conducted; provided that the foregoing shall not be construed as a representation of non-infringement.

          (vi)  Each of the licenses of Intellectual Property that is included in the Company Intellectual Property ("Intellectual Property Licenses") is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except, in each case, as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and general equitable principles. The Company is not in default of any material provision of any Intellectual Property License, nor, to the knowledge of the Company, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, except as would not reasonably be expected to have a Company Material Adverse Effect. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

        (p)    Company Systems.

            (i)  The computer systems, including the software, systems, code, websites, firmware, hardware, networks, interfaces, applications, platforms, other information technology equipment, assets and infrastructure and related systems (the "Systems") owned or leased by or licensed to the Company (collectively, the "Company Systems") in the conduct of its business are sufficient for the immediate needs of the Company in all material respects. Since January 1, 2018, there have been no failures, breakdowns, unauthorized access, continued substandard performance or other adverse events affecting any Company Systems that have caused or would reasonably be expected to result in any substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company maintains reasonable security, disaster recovery and business continuity plans, procedures and facilities, which comply in all material respects with Data Privacy and Security Laws, and acts in compliance therewith; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby shall not (A) immediately after the Effective Time violate any Privacy Policies or the right of the Company to use Personal Information or (B) impair the right, title or interest of the Company in or to any Company Systems or Company Intellectual Property owned or exclusively in-licensed by the Company, and all Company Systems and Company Intellectual Property shall be owned or available for use by the Company immediately after the Effective Time on terms and conditions identical in all material respects to those under which the Company owned or used the Company Systems and Company Intellectual Property immediately prior to the Effective Time.

           (ii)  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Joint Venture, is, and since January 1, 2017 has been, in compliance in all material respects with (A) all Data Privacy and Security Laws, and (B) any Contracts, privacy policies, programs or other notices that concern the Company's or any of the Company Joint Ventures' collection or use of any Personal Information of an individual. Since January 1, 2017, (A) to the knowledge of the Company, there have not been any incidents of material (1) Data Security Breaches, (2) notifications to any individual, entity or Governmental Authority regarding a Data Security

  Breach, (3) complaints or notices to the Company, or (4) audits, proceedings or investigations conducted or claims asserted by any other person (including any Governmental Authority) regarding the unauthorized or illegal collection or use (including the storage, display, transfer, dissemination and other disposition) of any Personal Information of an individual, or any material violation of applicable law, by the Company, and (B) no such claim is pending or, to the knowledge of the Company, threatened, that, in the case of (A) or (B), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        (q)    Real Property.

            (i)  The Company does not own any real property and the Company is not a party to any agreement or option to purchase any real property or interest therein.

           (ii)  Section 3.01(q)(ii) of the Company Disclosure Letter sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each Lease relating to such Leased Real Property.

          (iii)  The Leased Real Property identified in Section 3.01(q)(ii) of the Company Disclosure Letter comprises all of the real property used in the business of the Company.

          (iv)  (A) Each Lease under which the Company uses or occupies or has the right to use or occupy any Leased Real Property identified in Section 3.01(q)(ii) of the Company Disclosure Letter, is legal, valid, binding, enforceable and in full force and effect, except, in each case, as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and general equitable principles, (B) the Company is not currently subleasing, licensing or otherwise granting any person the right to use or occupy such Leased Real Property or any portion thereof, (C) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein and (D) no uncured default on the part of the Company or, to the knowledge of the Company, the landlord thereunder, exists under any Lease of such Leased Real Property, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Lease.

           (v)  Except as disclosed in Section 3.01(q)(v) of the Company Disclosure Letter, all buildings, structures, fixtures, and equipment included in the Leased Real Property are in good condition and repair sufficient for the operation of the business of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and since January 1, 2017, the Company has not received written notice of any violation of such laws.

        (r)    Vote Required.     The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement is the only vote of holders of securities of the Company which is required to adopt this Agreement, to approve the Merger and to consummate the other transactions contemplated hereby (the "Company Stockholder Approval").

        (s)    Personal Property.     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has good and marketable title to, or valid leasehold interests in or valid rights under contracts to use, all of their property and assets reflected on the most recent balance sheet included in the Company Financial Statements or acquired after the date of such balance sheet and prior to the date of this Agreement, free and clear of all Liens, except Permitted Liens, except as have been disposed of after the date of such balance sheet in the ordinary course of business.

        (t)    Opinion of Financial Advisor.     The Company Board has received the opinion (the "Fairness Opinion"), dated as of the date of this Agreement, of Guggenheim Securities, LLC (the "Company Financial Advisor") that, as of the date of such Fairness Opinion and based on the various assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock (excluding Parent and its affiliates). A signed copy of such Fairness Opinion will be made available to Parent for informational purposes only promptly following receipt of such written opinion from the Company Financial Advisor following the date of this Agreement.

        (u)    Takeover Laws Inapplicable.     Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 3.02(m) are accurate, the Company has taken all action required to be taken by it, including any actions required to be taken by the Company Board, in order to render the restrictions on "business combinations" (as defined in Section 203 of the DGCL) inapplicable to the execution, delivery and performance of this Agreement, the Voting Agreements, the Merger and the other transactions contemplated by this Agreement, including the Voting Agreements. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company's certificate of incorporation or bylaws, or pursuant to any law or regulation to which the Company is subject, is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other transactions contemplated hereby. The Company does not have in effect any stockholder rights plan, "poison pill" or similar plan or arrangement.

        (v)    Insurance.     Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) since January 1, 2017, the Company has been continuously insured with financially responsible insurers or has self-insured, in each case in commercially reasonable amounts, (B) all of the material insurance policies of the Company are in full force and effect and (C) the Company has not received any notice of any pending or, to the Company's knowledge, threatened cancellation, termination or premium increase with respect to any insurance policy maintained by the Company other than as is customary in connection with renewals of existing insurance policies. The Company is in compliance in all material respects with the terms of such policies and bonds and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination or modification, under any such policy or bond, and at no time during the past three years has the Company been denied any insurance or indemnity bond coverage which it has requested. The Company has delivered or otherwise caused to be delivered to Parent prior to the date of this Agreement true and complete copies of all material insurance policies, programs and arrangements and all such policies, programs and arrangements are in full force and effect.

        (w)    Company Material Contracts.

            (i)  Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports, Section 3.01(w) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of the following Contracts to which any of the Company, or any of the Company Joint Ventures is a party, by which any of them is bound or to which any of their respective assets or properties is subject (each such Contract, together with each Contract filed as an exhibit to the Company SEC Reports, a "Company Material Contract"):

            (A)  each Contract that would be a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) but has not been filed as an exhibit to the Company SEC Reports;

            (B)  each Contract other than Company Employee Benefit Plans listed on Section 3.01(l)(i) of the Company Disclosure Letter, that (1) limits in any material respect either the type of business in which the Company or any Company Joint Venture (or, after the Effective Time, Parent or its subsidiaries) or any of their respective affiliates may engage or the manner or geographic area in which any of them may so engage in any business; (2) obligates the Company or any Company Joint Venture to conduct business on an exclusive or preferential basis with any third party; (3) contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any person or assets; (4) grants "most favored nation" status of any type by the Company to any person; (5) involves more than $250,000 in the past year or is reasonably expected to involve more than $500,000 within one year of the date of this Agreement, except, in the case of this clause (5), (i) all purchase orders or invoices or (ii) Contracts that cannot be terminated by the Company on less than ninety (90) days' notice without material payment or penalty, in each case that involves more than $250,000 in the past year or is reasonably expected to involve more than $1,000,000 in the aggregate; (6) includes an earn-out or other similar provision; (7) between the Company or any Company Joint Venture, on the one hand, and any director, officer or affiliate of any of the foregoing or any of their respective "associates" or "immediate family" members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Joint Venture has an obligation to indemnify any such person; (8) pursuant to which (x) the Company has granted to any person any license or other right, title or interest (including any assignment or covenant not to sue) in or to any Intellectual Property rights that are material to and owned by the Company, other than pursuant to Contracts granting non-exclusive rights that are substantially in the form of one of the Company's standard Contracts (which have been made available to Parent), clinical trial agreements, material transfer agreements, and non-disclosure agreements that are entered into in the ordinary course of business, or (y) a third party has granted to the Company any license or other right, title or interest (including any assignment or covenant not to sue) in or to any Intellectual Property rights that are material to the Company, other than non-exclusive licenses of software (including software licensed through software as a service arrangements) that are generally commercially available or non-exclusive licenses granted to the Company as an end user customer in the ordinary course of business consistent with past practice; (9) involves any material research or development activity conducted by, for or with the Company that is material to the Company, including any material joint development agreement; or (10) is a "single-source" supply Contract, pursuant to which goods or materials are supplied to the Company from an exclusive source and is incorporated in Company products or on which the Company is materially dependent that cannot be replaced from other sources on commercially reasonable terms and in a reasonably timely manner;

            (C)  each Contract, excluding Leases, that (1) has an aggregate principal amount, or provides for an aggregate obligation, in excess of $250,000 (I) evidencing indebtedness for borrowed money of the Company to any third party, (II) guaranteeing any such indebtedness of a third party, (III) containing a covenant restricting the payment of dividends or distributions in respect of the capital stock of the Company or the Company Joint Ventures, prohibiting the pledging of capital stock of the Company or the Company Joint Ventures, (IV) obligating the Company to make any capital commitment or capital expenditure, or (2) has the economic effect of any of the items set forth in subclause (1) above;

            (D)  any stockholders, investor rights, registration rights or similar agreement or arrangement;

            (E)  any material collective bargaining agreement or other material Contract with any labor union;

            (F)  any partnership or joint venture that is material to the Company; and

            (G)  each Contract with any Governmental Authority (other than clinical trial agreements).

           (ii)  The Company has provided to Parent prior to the date of this Agreement a true and completed copy of each Company Material Contract as in effect on the date of this Agreement. Neither the Company nor any Company Joint Venture is in material breach of or default under the terms of any Company Material Contract and no event has occurred that (with or without notice or lapse of time or both) would reasonably be expected to result in a breach or default under any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Company Joint Venture which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and general equitable principles.

        (x)    Brokers.     Except for the Company Financial Advisor, there is no investment banker, broker, finder, financial advisor or other person that has been retained by or is authorized to act on behalf of the Company that is entitled to any fee from the Company in connection with the consummation of the transactions contemplated by this Agreement. The Company has provided to Parent on or prior to the date of this Agreement each letter of engagement entered into with the Company Financial Advisor in connection with the transactions contemplated by this Agreement.

        (y)    Product Warranties.     The Company has not made any material express warranties or guarantees with respect to the products marketed and/or sold by it, other than in the ordinary course of business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each product sold or delivered by the Company has been in conformity with all applicable material contractual commitments and all express and implied warranties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of the Company's products have complied, and are expected to continue to comply with applicable specifications and government safety standards, and have been, and are expected to be, substantially free from deficiencies or defects.

        (z)    Compliance with Certain Laws

            (i)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2014, none of the Company or any of its respective officers, directors, employees or, to the knowledge of the Company, agents, distributors, consultants or independent contractors (to the extent acting on behalf of the Company) has directly or indirectly made, promised, or authorized or offered to make, promise or authorize any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of what form, whether in money, property or services, in violation of, to the extent applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, applicable laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable law, rule or regulation relating to anti-corruption or anti-bribery (collectively, the "Anti-Corruption Laws"). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2014, neither the Company, nor any of its respective officers, directors, employees or, to the knowledge of the Company, agents, distributors, consultants or independent contractors (to the extent acting on behalf of the Company) has directly or indirectly offered or given anything of value corruptly to (A) any government official, political party or official thereof or any candidate for political office or (B) any person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to any official, to any political party or official thereof or to any candidate for political office for the purpose of the following: (I) influencing any act or decision of such government official, political party, party official or candidate in his, her or its official capacity, including influencing such government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such government official, political party, party official or candidate, or securing any improper advantage or (II) inducing such government official, political party, party official or candidate to use his, her or its influence with a Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any person.

           (ii)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2017, neither the Company, (A) is or has been the subject of an unresolved claim or allegation relating to (I) any potential violation of the Anti-Corruption Laws or (II) any potentially unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a government official, to any political party or official thereof or to any candidate for political office, or (B) has received any notice or other communication (in writing) from, or made a voluntary disclosure to, any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Anti-Corruption Laws.

          (iii)  The Company maintains a system or systems of internal controls reasonably designed to (A) ensure compliance with applicable Anti-Corruption Laws and (B) prevent and detect violations of applicable Anti-Corruption Laws.

        (aa)    FDA and Related Matters.

            (i)  The Company possess all Registrations required to conduct its businesses as currently conducted, and Section 3.01(aa)(i) of the Company Disclosure Letter sets forth a true, complete and correct list as of the date of this Agreement of such material Registrations. Each such Registration is valid and subsisting in full force and effect. To the knowledge of the Company, as of the date of this Agreement, neither the United States Food and Drug Administration (the "FDA") nor any comparable Regulatory Authority or Governmental Authority is considering limiting, suspending or revoking any such Registration or changing the marketing classification or labeling of the products of the Company. To the knowledge of the Company, there is no false or misleading information or material omission in any product application or other submission to the FDA or any comparable Regulatory Authority or Governmental Authority. The Company is in compliance with, and has fulfilled and performed in all material respects its obligations under, each such Registration, and, as of the date of this Agreement, to the knowledge of the Company, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the knowledge of the Company, any third person that is a manufacturer or contractor for the Company is in compliance with all Registrations insofar as they pertain to the manufacture of product components or products for the Company.

           (ii)  All products developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported by or on behalf of the Company that are subject to the jurisdiction of the FDA or any comparable Regulatory Authority or Governmental Authority have been and are being developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported and exported, as applicable, in all material respects in compliance with FDA Laws, any comparable laws enforced by any other Regulatory Authority or Governmental Authority that has jurisdiction over the operations of the Company, or any other applicable law, including those regarding non-clinical research, clinical research, establishment registration, device listing, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, device importation and exportation, adverse event reporting and reporting of corrections and removals. To the knowledge of the Company, except as would not be material to the Company, taken as a whole, any third person that is a manufacturer or contractor for the Company is in compliance with all FDA Laws or any other applicable law insofar as they pertain to the manufacture of product components or products for the Company.

          (iii)  To the knowledge of the Company, there are no Proceedings pending or threatened by or on behalf of the FDA or any other Regulatory Authority or Governmental Authority that has jurisdiction over the operations of the Company. The Company has not received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or "untitled letter," notice of FDA action for import detention or refusal, or any other notice from the FDA or any other Governmental Authority alleging or asserting noncompliance with any applicable laws or Registrations. The Company is not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Regulatory Authority or Governmental Authority. The Company has made all notifications, submissions, responses and reports required by FDA Laws or any other applicable law, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable Regulatory Authority or Governmental Authority and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Regulatory Authority or Governmental Authority.

          (iv)  Except as set forth on Section 3.01(aa)(iv) of the Company Disclosure Letter, no product distributed or sold by or on behalf of the Company has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and as of the date of this Agreement, there are no facts or circumstances reasonably likely to cause (A) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product; or (B) a termination, seizure, limitation, restriction, modification or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such product. No Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention, seizure or similar action of any such product are pending or, to the knowledge of the Company, threatened against the Company. Since January 1, 2017, the Company has not received any written notice from a Regulatory Authority or other Governmental Authority that any product distributed or sold by or on behalf of the Company cannot be manufactured, distributed, marketed, sold, imported or exported substantially in the manner presently performed or contemplated by or on behalf of the Company.

           (v)  All preclinical and clinical investigations sponsored or conducted by or on behalf of the Company have been and are being conducted in material compliance with all applicable laws and other requirements, including Good Clinical Practices requirements, other FDA Laws, applicable research protocols, corrective action plans, and federal and state laws, rules, regulations relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information. No clinical trial sponsored or conducted by or on behalf of the Company has been terminated, materially delayed, limited or suspended prior to completion by the FDA, any other applicable Governmental Authority or Regulatory Authority, or any institutional review board that has or has had jurisdiction over such clinical trial, and neither the FDA nor any other applicable Governmental Authority or Regulatory Authority, nor any institutional review board that has or has had jurisdiction over a clinical trial conducted or sponsored by or on behalf of the Company, has ordered or commenced, or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay, limit, modify or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company, or, to the knowledge of the Company, alleged any violation of any FDA Law in connection with any such clinical trial.

          (vi)  To the knowledge of the Company, since January 1, 2017, no promotional materials distributed by the Company for its products have been false or misleading under Section 502 of the Federal Food, Drug and Cosmetic Act, except as has not had and would not be reasonably expected to have a Company Material Adverse Effect.

        (bb)    Healthcare Regulatory Compliance.

            (i)  Neither the Company nor any of its officers, directors, managing employees (as such terms are defined in 42 C.F.R. § 1001.2), nor to the knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Federal Health Care Program Laws.

           (ii)  Neither the Company, any of its officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.2), nor to the knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company (A) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (B) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (C) has had a civil monetary penalty assessed against it, him or her under Section1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code (the "SSA"); (D) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (E) is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense. "Federal Health Care Program" has the meaning specified in Section 1128B(f) of the SSA and includes the Medicare, Medicaid and TRICARE programs.

          (iii)  The Company has not been, nor to the knowledge of the Company, has any of its or their respective officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.2), nor to the knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company engaged in any activity that is in violation of, or is cause for civil or criminal penalties, mandatory or permissive exclusion from a Federal Health Care Program or other administrative sanction under, the federal Medicare or federal or state Medicaid statutes, Section 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") (e.g., 18 U.S.C. §§ 1035 and 1347), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), or related regulations, or any other laws that govern the health care industry or relationships among health care providers, suppliers, distributors, manufacturers and patients, including all state laws analogous to the foregoing (collectively, "Federal Health Care Program Laws"), including the following:

            (A)  knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

            (B)  knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

            (C)  knowingly and willfully soliciting, arranging or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (I) in return for or in connection with referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program; or (II) in return for purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering, any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

            (D)  knowingly and willfully offering, arranging or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such person (I) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program; or (II) to purchase, lease or order, or arrange for or recommend purchasing, leasing or ordering, any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program unless such offer or payment fully complied with applicable statutory or regulatory safe harbors; and

            (E)  any other activity that violates any law relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

          (iv)  Except as set forth in Section 3.01(bb)(iv) of the Company Disclosure Letter, to the knowledge of the Company, no person has filed or has threatened to file against the Company an action relating to any FDA Law or Federal Health Care Program Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

           (v)  Except as set forth in Section 3.01(bb)(v) of the Company Disclosure Letter, to the knowledge of the Company, the Company is not in violation of the administrative simplification provisions of HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or the regulations contained in 45 C.F.R. Parts 160 and 164 (the "Federal Privacy and Security Regulations"), and except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has operated its business in compliance in all material respects with all applicable laws, clinical trial protocols, and contractual or other requirements relating to personal information, medical records and medical or personal information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, clinical trial data, patient information or other personal information made available to or collected by the Company in connection with the operation of its business, including the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164 (subparts A and E), the Security Standards at 45 C.F.R. Parts 160 and 164 (subparts A and C) and the Standards for Electronic Transactions and Code Sets at 45 C.F.R. Parts 160 and 162 promulgated under HIPAA. To the knowledge of the Company, the Company is not under investigation by any Governmental Authority for a violation of HIPAA or the Federal Privacy and Security Regulations. The Company is not a "covered entity" as that term is defined in HIPAA and is not in breach of any "business associate contract," as described in 45 C.F.R. § 164.504(e). The Company has entered into a business associate contract where required by 45 C.F.R. § 164.504(e).

          (vi)  To the extent the Company provides to customers or others reimbursement coding or billing advice regarding products offered for sale by the Company and procedures related thereto, such advice is (A) true, complete and correct; (B) in compliance with Medicare and other Federal Health Care Program Laws, except where failure to comply has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (C) conforms to the applicable American Medical Association's Current Procedural Terminology (CPT), the International Classification of Disease, Tenth Revision, Clinical Modification (ICD-10-CM) and other applicable coding systems; (D) includes a disclaimer advising customers to contact individual payers to confirm coding and billing guidelines; and (E) has been independently verified as supporting accurate claims for reimbursement by federal, state and commercial payors.

         (vii)  The Company has adopted a code of ethics and has an operational healthcare compliance program consistent in all material respects with the Compliance Program Guidance published by the Office of Inspector General, U.S. Department of Health and Human Services, which governs all employees, including sales representatives and their interactions with their physician and hospital customers.

        (viii)  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all agreements or other arrangements between the Company on the one hand and any physician on the other hand for services are in writing, describe bona fide services required by the Company, as the case may be, provide for compensation that is no more than fair market value for such services determined as of the effective date of such agreement, and are in material compliance with the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) ("AKS"); (B) all agreements or arrangements with health care professionals for services to or investments in the Company, directly or indirectly, to which the Company is a party as of the date of this Agreement are listed on Section 3.01(bb)(viii) of the Company Disclosure Letter, including true, complete and correct details as to amounts paid thereunder in 2017; (C) all payments made and things of value provided by the Company to any health care professional for services rendered by such health care professional have been made at fair market value determined as of the effective date of any such agreement and are in material compliance with AKS; and (D) all such agreements, arrangements, payments and things of value are in compliance in all material respects with all applicable laws, including all Federal Health Care Program Laws.

          (ix)  The Company has timely, accurately, and completely reported all payments and transfers of value made to physicians and teaching hospitals, as required by the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and the Company is in compliance with all analogous state laws requiring the reporting of financial interactions with health care providers, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (cc)    Customs and International Trade Laws.

            (i)  Since January 1, 2017, the Company has been in, except as has not had, or would not reasonably be expected to have a Company Material Adverse Effect, in compliance with all applicable Customs & International Trade Laws and there are no unresolved formal claims concerning the liability of the Company under such laws. Without limiting the foregoing, (A) at all times since January 1, 2017, the Company and, to the knowledge of the Company, persons acting on their behalf have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import, re-export or transfer of goods, services, software and technology required for the operation of the businesses of the Company, including Customs & International Trade Authorizations; (B) since January 1, 2017, no Governmental Authority has initiated any

  Proceedings or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against any of the Company or, to the knowledge of the Company, any of its directors, officers, employees or agents in connection with any actual or alleged violation of any applicable Customs & International Trade Laws by the Company and (C) since January 1, 2017, there have been no claims or to the Company's knowledge investigations by a Governmental Authority with respect to the Company's Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws.

           (ii)  Neither the Company nor to the Company's knowledge, any of its directors, officers or employees (A) is a Sanctioned Person; or (B) has pending or, to the knowledge of the Company, threatened claims with respect to violations of applicable laws pertaining to Sanctions.

          (iii)  The Company and each director acting in their capacity as a director of the Company, officer and, to the knowledge of the Company, employee is in compliance with, and, since January 1, 2017, has not violated, any applicable Sanctions; and the Company has in place controls and systems reasonably designed to ensure compliance with applicable laws pertaining to Sanctions.

        (dd)    No Other Representations or Warranties; Non-Reliance on Parent Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.     In connection with the due diligence investigation of Parent by the Company, the Company has received and may continue to receive from Parent certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding Parent, its subsidiaries and their respective business and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which the Company is familiar, that Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to it. Accordingly, the Company hereby acknowledges that unless expressly addressed or included in a representation and warranty in Article III, neither Parent nor any of its subsidiaries, nor any of their respective stockholders, members, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans. Except for the representations and warranties of Parent and Merger Sub contained in Article III, the Company acknowledges that neither Parent nor any of its subsidiaries nor any Representative of any such persons or any of their respective subsidiaries makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of such persons or with respect to any other information provided or made available to the Company by or on behalf of any such persons in connection with the transactions contemplated by this Agreement.

        Section 3.02    Representations and Warranties of Parent and Merger Sub.     Except as set forth in (i) the corresponding sections of the disclosure letter dated the date of this Agreement and delivered to Company by Parent concurrently with the execution and delivery of this Agreement (it being understood that disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection only if the relevance of such item is readily apparent from the face of such disclosure) (the "Parent Disclosure Letter") or (ii) the Parent SEC Reports publicly filed with the SEC on or after January 1, 2018 and prior to the date of this Agreement (but excluding risk factors and excluding forward-looking disclosure or statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein), Parent represents and warrants to Company as follows:

        (a)    Organization and Qualification.     Each of Parent, Merger Sub and each of Parent's other subsidiaries (such subsidiaries of Parent, the "Parent Subsidiaries") is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and has the requisite corporate (or similar) power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub have disclosed or delivered to the Company prior to the date of this Agreement a true and complete copy of its certificates of incorporation and by-laws or comparable organizational and governing documents, each as amended through the date of this Agreement, and each as so disclosed or delivered is in full force and effect on the date of this Agreement.

        (b)    Capital Structure.

            (i)  The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share, of Parent. As of the close of business on August 5, 2019 (the "Parent Reference Date"), there were outstanding (A) 36,834,375 shares of Parent Common Stock, (B) an aggregate of 5,902,795 shares of Parent Common Stock subject to outstanding Parent Stock Options (excluding any Options or purchase rights under the Parent ESPP), (C) an aggregate of 610,544 shares of Parent Common Stock subject to outstanding Parent Restricted Stock Units and (D) no shares of preferred stock.

           (ii)  As of the Parent Reference Date, except as set forth in this Section 3.02(b) and except for changes since such date resulting from the exercise of Parent Stock Options or the settlement of Parent Restricted Stock Units, in each case outstanding on such date, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of or other equity interests in Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other equity interests in Parent, (C) warrants, calls, Options or other rights to acquire from Parent, or other obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other equity interests in Parent or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, phantom stock or similar securities or rights issued or granted by Parent or any of its subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other equity interests in Parent.

          (iii)  Other than as listed on Section 3.02(b)(iii) of the Parent Disclosure Letter, as of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent or any Parent Subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, "Parent Voting Debt") on any matters on which Parent stockholders may vote are issued or outstanding nor are there any outstanding Options obligating Parent or any Parent Subsidiaries to issue or sell any Parent Voting Debt or to grant, extend or enter into any Option with respect thereto.

          (iv)  All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable, including shares which constitute a portion of the Merger Consideration. All of the outstanding shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each subsidiary of Parent are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Parent or a Parent Subsidiary, free and clear of any Liens. All of the shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each subsidiary of Parent are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Parent or such subsidiary of Parent. There are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which Parent or any Parent Subsidiaries is a party in favor of any person other than Parent or a subsidiary wholly-owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital stock, membership interests, partnership interests, voting securities or other ownership interests of Parent or any Parent Subsidiary.

        (c)    Authority.

            (i)  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to any regulatory approvals referenced in Section 3.02(d)(ii). The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite action on the part of Parent and Merger Sub with respect to this Agreement and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, including the Merger, other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, approvals under the HSR Act and any other applicable Antitrust Laws and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and, assuming this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general equitable principles.

           (ii)  The Parent Board and the board of directors of Merger Sub have each duly and validly adopted resolutions (A) adopting, approving and declaring advisable this Agreement and the other transactions contemplated hereby, including the Merger, and (B) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent, Merger Sub, and their respective stockholders, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

        (d)    No Conflicts; Approvals and Consents.

            (i)  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, result in a violation of, loss of rights under, breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien other than Permitted Liens upon any of the assets or properties of Parent or any Parent Subsidiary under, any of the terms, conditions or provisions of (A) the certificates of incorporation or by-laws (or other comparable organizational documents) of Parent or any Parent Subsidiary, or (B) subject to the taking of the actions described in paragraph (ii) of this Section 3.02(d), including the filings and approvals described in Section 3.02(d)(ii), any laws or orders of any Governmental Authority applicable to Parent or any Parent Subsidiary or any of their respective assets or properties, or (C) any note, bond, mortgage, security agreement, credit agreement, indenture, license, franchise, permit, concession, contract, lease, obligation or other instrument to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their respective assets or properties is bound, excluding from the foregoing clauses (B) and (C) such items that, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect.

           (ii)  Except for (A) compliance with, and filings, consents, or approvals under, the HSR Act and any other applicable Antitrust Laws, as applicable; (B) the filing with the SEC of the Proxy/S-4 and the declaration of effectiveness of the Proxy/S-4 by the SEC, and other filings required under, and compliance with other applicable requirements of, the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) such filings and approvals as may be required under Securities Act of 1933, as amended, or the rules and regulations of the NYSE and Nasdaq; (D) the Consents referenced in Section 3.01(d)(ii)(D), and (E) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no Consents or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect.

        (e)    SEC Reports, Financial Statements.

            (i)  Parent and the Parent Subsidiaries have timely filed or furnished each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Parent or any Parent Subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2018 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"). As of their respective dates, after giving effect to any amendments or supplements thereto, the Parent SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, SOX, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Reports.

           (ii)  Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Reports. For purposes of the preceding sentence, "chief executive officer" and "chief financial officer" shall have the meanings given to such terms in SOX. Since January 1, 2017, neither Parent nor Merger Sub has arranged any outstanding "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

          (iii)  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the "Parent Financial Statements") complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Parent SEC Report, were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to Parent) in all material respects the consolidated financial position of Parent and its consolidated subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

          (iv)  Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (A) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent's outside auditors and the audit committee of the Parent Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting, and the information described in the foregoing clauses (x) and (y) has been disclosed to the Company prior to the date of this Agreement.

        (f)    Absence of Undisclosed Liabilities.     Except for (i) matters reflected, provided or reserved against in the audited consolidated balance sheet (or notes thereto) as of March 31, 2019 included in the Parent Financial Statements, (ii) liabilities or obligations that were incurred in the ordinary course of business consistent with past practice since March 31, 2019, (iii) liabilities or obligations that are incurred in connection with the Merger or the transactions contemplated by this Agreement, (iv) liabilities under material contracts and other contracts entered into in the ordinary course of business consistent with past practice (excluding liabilities arising from a breach of any such contracts) or (v) liabilities or obligations that, individually or in the aggregate, are not material to Parent and any Parent Subsidiary, neither Parent nor any Parent Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature. Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among Parent and any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary, in the Parent Financial Statements or the Parent SEC Reports.

        (g)    Legal Proceedings.     As of the date of this Agreement, there are no (i) Proceedings before any Governmental Authority or arbitrator pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary or (ii), to the knowledge of Parent, investigations pending or threatened against Parent or any Parent Subsidiary or any of their respective assets and properties that, in each case, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor or any Parent Subsidiary nor any of Parent's material assets or properties is a party to or subject to any order, judgment, decree, settlement, award, injunction or rule of any Regulatory Authority or Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        (h)    Compliance with Laws and Orders.

          (i)    Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (A) the Parent and the Parent Subsidiaries are not, and since January 1, 2017 have not been, in material violation of or material default under any material law or order of any Regulatory Authority or Governmental Authority, and neither the Parent nor any Parent Subsidiary has been given written notice of, or been charged with, any material violation of any material law or order of any Regulatory Authority or Governmental Authority; and (B) the Company is and has been, in compliance in all material respects with (1) SOX and (2) the applicable listing standards and corporate governance rules and regulations of NYSE.

           (ii)  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the Parent and the Parent Subsidiaries, is, and since January 1, 2017, has been, in compliance in all material respects with (A) all Data Privacy and Security Laws, and (B) any material privacy policies, programs or other notices that concern the Parent's or any Parent Subsidiaries' collection or use of any Personal Information of an individual. Since January 1, 2017, (A) to the knowledge of the Parent, there have not been any incidents of material (1) Data Security Breaches, (2) notifications to any individual, entity or Governmental Authority regarding a Data Security Breach, (3) complaints or notices to the Parent or any Parent Subsidiaries, or (4) audits, proceedings or investigations conducted or claims asserted by any other person (including any Governmental Authority) regarding the unauthorized or illegal collection or use (including the storage, display, transfer, dissemination and other disposition) of any Personal Information of an individual, or any material violation of applicable law, by the Parent or any Parent Subsidiaries, and (B) no such claim is pending or, to the knowledge of the Parent, threatened, that, in the case of (A) or (B), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

          (iii)  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2017, none of the Parent, any Parent Subsidiary or any of their respective officers, directors, employees or, to the knowledge of the Parent, agents, distributors, consultants or independent contractors (to the extent acting on behalf of the Parent or any Parent Subsidiary) has directly or indirectly made, promised, or authorized or offered to make, promise or authorize any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2017, none of the Parent, the Parent Subsidiaries, nor any of their respective officers, directors, employees or, to the knowledge of the Parent, agents, distributors, consultants or independent contractors (to the extent acting on behalf of the Parent or any Parent Subsidiary) has directly or indirectly offered or given anything of value corruptly to (A) any government official, political party or official thereof or any candidate for political office or (B) any person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to any official, to any political party or official thereof or to any candidate for political office for the purpose of the following: (I) influencing any act or decision of such government official, political party, party official or candidate in his, her or its official capacity, including influencing such government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such government official, political party, party official or candidate, or securing any improper advantage or (II) inducing such government official, political party, party official or candidate to use his, her or its influence with a Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality, in order to assist the Parent or any Parent Subsidiary in obtaining or retaining business for or with, or directing business to, any person.

          (iv)  The Parent and the Parent Subsidiaries maintain a system or systems of internal controls reasonably designed to (A) ensure compliance with applicable Anti-Corruption Laws and (B) prevent and detect violations of applicable Anti-Corruption Laws.

        (i)    Tax; Intended Tax Treatment.     Neither Parent nor any Parent Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        (j)    Information Supplied.     None of the information supplied or to be supplied by Parent or any Parent Subsidiary specifically for inclusion or incorporation by reference in (a) the registration statement on Proxy/S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger will, at the time the Proxy/S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it is first mailed or made available to the Company's stockholders and Parent's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or any Parent Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Company Joint Venture in connection herewith. The Proxy/S-4 will comply, with respect to all information regarding Parent and the Parent Subsidiaries, as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or any Parent Subsidiaries with respect to any other statements made or incorporated by reference therein.

        (k)    Ownership of Merger Sub; No Prior Activities.     Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and activities incidental thereto. All of the outstanding capital stock of Merger Sub is, and at the Effective Time, will be owned directly or indirectly by Parent. Except for obligations or liabilities incurred in connection with its incorporation and as contemplated by this Agreement, Merger Sub has not, and prior to the Effective Time will not have, incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

        (l)    Brokers.     As of the date of this Agreement, except for any such fees payable to Perella Weinberg Partners LP, none of Parent or any Parent Subsidiary, nor any of their respective stockholders, members, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent or any Parent Subsidiary, any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement for which the Company would have any liability prior to the Effective Time.

        (m)    Ownership of Company Capital Stock.     As of the date of this Agreement, except as a result of the Voting Agreements, none of Parent, the Parent Subsidiaries or any of their affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Company Common Stock or any shares of the Company's capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company capital stock. As of the date of this Agreement, neither Parent nor any Parent Subsidiary is an "interested stockholder" of the Company subject to the restrictions on business combinations provided for under Section 203(c) of the DGCL.

        (n)    Parent Common Stock.     The Parent Common Stock which constitutes the Merger Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable. No vote of Parent Stockholders is required to approve the issuance of Parent Common Stock under the rules or regulations of the NYSE or under any other applicable legal requirements.

        (o)    Intellectual Property.

            (i)  To the knowledge of the Parent, the Parent and the Parent Subsidiaries own all right, title and interest in and to, or have sufficient rights to use pursuant to valid and enforceable written licenses, all Intellectual Property used in the operation of the Parent's or any Parent Subsidiary's business as currently conducted (collectively, the "Parent Intellectual Property"), free and clear of all Liens, except Permitted Liens; except as has not had and would not reasonably be expected to have, a Parent Material Adverse Effect, and provided that the foregoing shall not be construed as a representation of non-infringement. To the knowledge of the Parent, each of the Parent and the Parent Subsidiaries has taken reasonable actions to maintain and protect the Parent Intellectual Property owned by the Parent or any Parent Subsidiaries, including the confidentiality and value of its trade secrets and other confidential information, and, as applicable, requiring persons, including current and former employees, consultants and contractors, that have developed material software or other material Intellectual Property for the Parent or any Parent Subsidiaries to execute written agreements pursuant to which such person (A) assigns ownership to the Parent or Parent Subsidiaries of all such Intellectual Property developed for the Parent or Parent Subsidiaries during the course of and within the scope of such person's employment or other engagement with the Parent or any Parent Subsidiaries (except to the extent prohibited by law), and (B) is bound to protect and maintain the confidentiality of the confidential information of the Parent and the Parent Subsidiaries; except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

           (ii)  Except as set forth on Section 3.02(o)(ii) of the Parent Disclosure Letter, (A) no written claims, actions or other formal proceedings are pending and, to the knowledge of the Parent, none have been asserted in writing since January 1, 2017 against the Parent or any Parent Subsidiaries, and, to the knowledge of the Parent, none have been threatened in writing, by any person that (1) allege that the Parent or any Parent Subsidiaries or the conduct of its or their business has infringed or misappropriated the Intellectual Property rights of any person, or (2) contest the use, ownership, validity or enforceability of any Parent Intellectual Property owned by the Parent or any Parent Subsidiaries; (B) to the knowledge of the Parent, neither the Parent nor any Parent Subsidiaries, nor the conduct of the business of the Parent or any Parent Subsidiaries, has, since January 1, 2017, infringed or misappropriated any Intellectual Property rights of any person, and (C) to the knowledge of the Parent, no third party has, since January 1, 2017, infringed, misappropriated or otherwise violated any Parent Intellectual Property owned by the Parent or any

  Parent Subsidiaries; except, with respect to each of clauses (B) and (C), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (p)    Absence of Certain Changes or Events.     Since March 31, 2019, through the date of this Agreement, (i) Parent has conducted its businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

        (q)    No Other Representations or Warranties; Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.     In connection with the due diligence investigation of the Company by Parent, Merger Sub and the Parent Subsidiaries, Parent, Merger Sub and the Parent Subsidiaries have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company and its business and operations. Parent, Merger Sub and the Parent Subsidiaries hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent, Merger Sub and the Parent Subsidiaries are familiar, that Parent, Merger Sub and the Parent Subsidiaries are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Accordingly, Parent, Merger Sub and the Parent Subsidiaries hereby acknowledge that unless expressly addressed or included in a representation and warranty in Article III, neither the Company nor any of its stockholders, members, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans. Except for the representations and warranties of the Company contained in Article III, Parent acknowledges that neither the Company nor any Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of such persons or with respect to any other information provided or made available to Parent by or on behalf of any such persons in connection with the transactions contemplated by this Agreement.

ARTICLE IV
COVENANTS

        Section 4.01    Covenants of the Company.     From and after the date of this Agreement until the Effective Time, the Company covenants and agrees as to itself (and shall use reasonable best efforts to cause each of the Company Joint Ventures to comply with this Section 4.01) (except as expressly permitted by this Agreement, as set forth in Section 4.01 of the Company Disclosure Letter, as required by applicable law, or to the extent that Parent shall otherwise previously consent in writing, which consent will not be unreasonably withheld, conditioned or delayed):

        (a)    Ordinary Course.     The Company shall (and shall use reasonable best efforts to cause each of the Company Joint Ventures to) conduct its businesses in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, the Company shall (and shall use reasonable best efforts to cause each of the Company Joint Ventures to), use reasonable best efforts (i) to preserve intact in all material respects their present business organizations (without having any obligation to enter into any retention agreements), (ii) to maintain in effect all existing material Permits, (iii) maintain their material assets and properties in good working order and condition (ordinary wear and tear excepted), including the Company Systems in all material respects, (iv) to protect and maintain their material Company Intellectual Property that is owned by the

Company, (v) to preserve its rights under any agreement with respect to any material Intellectual Property in-licensed to or by the Company, and (vii) to preserve their relationships with Governmental Authorities, material customers, material suppliers and other persons having significant business dealings with them.

        (b)    Organizational Documents.     The Company shall not amend or propose to amend its certificate of incorporation or its by-laws and shall use reasonable best efforts to cause each Company Joint Venture not to amend or propose to amend its certificate of incorporation or its by-laws (or other comparable organizational documents).

        (c)    Dividends; Share Reclassifications.     The Company shall not:

            (i)  declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of the Company solely to its parent;

           (ii)  split (including reverse splits), combine, reclassify or take similar action with respect to, directly or indirectly, any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital;

          (iii)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except with respect to internal reorganizations by the Company's wholly owned subsidiaries; or

          (iv)  adopt a stockholder rights plan.

        (d)    Share Issuances.     The Company shall not, (A) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any capital stock, voting securities or other equity interest in the Company or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto, other than in the case of (A) or (B) (i) issuances of Company Common Stock in respect of any exercise of Company Stock Options or Company Warrants or purchase rights under the Company ESPP or the settlement of Company Restricted Stock Units, in each such case that were outstanding as of the date of this Agreement and (ii) redemptions or repurchases required by the Company Employee Stock Plans;

        (e)    Acquisitions; Capital Expenditures.     Except for (i) capital expenditures not in excess of the amount set forth on Section 4.01(e) of the Company Disclosure Letter, (ii) capital expenditures incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) after the date of this Agreement, and then only to the extent necessary to restore and resume ordinary course functions and operations disrupted as a result of such casualty or accident, and (iii) capital expenditures made in the ordinary course of business and consistent with past practice, the Company shall not, make any capital expenditures, or acquire or agree to acquire (whether by merger, consolidation, purchase, acquisition of equity interests or assets or otherwise) any other person or any organization or division of any other person or any assets outside of the ordinary course of business consistent with past practice, if (w) in the case of any acquisition or acquisitions or series of acquisitions of any person, asset or property, the expected gross expenditures and commitments pursuant to all such acquisitions (including the amount of any indebtedness assumed in connection therewith) exceeds or may exceed, in the aggregate, $500,000, or (x) in any case, such transaction would reasonably be expected to prevent or materially delay or impede the consummation of the Merger.

        (f)    Dispositions.    Except for (i) dispositions of obsolete equipment or assets or dispositions of assets being replaced in the ordinary course of business consistent with past practice, and (ii) the sale, lease, license, assignment, transfer of raw materials, equipment, supplies and inventory, in the case, in the ordinary course of the business and on commercially reasonable terms, the Company shall not, sell, lease, license, assign, transfer, grant any security interest in or other Lien (other than Permitted Liens) on, fail to maintain or otherwise dispose of or encumber (A) any of its assets or properties if the aggregate value of all such dispositions exceeds, in the aggregate, $500,000 or (B) any material Company Intellectual Property or Company Systems.

        (g)    Indebtedness.    The Company shall not

            (i)  incur, assume or otherwise become liable for, or guarantee any indebtedness or enter into any Contract having the economic effect of any of the foregoing (including any capital leases, "synthetic" leases or conditional sale or other title retention agreements) other than indebtedness in the ordinary course of business consistent with past practice that individually does not exceed $250,000 and does not exceed $500,000 in the aggregate with all other indebtedness incurred after the date of this Agreement and prior to the Closing Date;

           (ii)  make any loans or advances to any other person, other than advancement of expenses to employees in the ordinary course of business;

          (iii)  grant or incur any Lien (except for any Permitted Lien) that is material to the Company; or

          (iv)  redeem, repurchase, prepay, or modify in any material respect the terms of any indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise).

        (h)    Employees.

          (i)    The Company shall not (i) enter into, create, adopt, amend or terminate any material Company Employee Benefit Plan, or other agreement, arrangement, plan or policy between the Company and one or more of its directors, officers or employees, (ii) except for normal increases for non-executives and non-directors in the ordinary course of business consistent with past practice (which increase shall not exceed 20% of each such non-executive's annual compensation as of the date of this Agreement), increase in any manner the annual compensation or benefits of any director, executive officer or other employee, (iii) except for normal salary and wage payments in the ordinary course of business, pay any benefit or vest or accelerate the funding of any payment or benefit not required by any plan or arrangement in effect as of the date of this Agreement and disclosed to Parent; or (iv) hire or terminate (without cause) any officer, executive or employee (with annual base compensation exceeding $175,000); provided, however, that the foregoing shall not restrict the Company from entering into or making available to newly hired non-executive and non-officer employees agreements, benefits and compensation arrangements (including non-equity incentive grants) so long as: the total annual base compensation of any such employee does not exceed $175,000, individually, and the aggregate additional compensation paid to all such newly hired employees does not exceed $1,000,000;

           (ii)  Except as required by applicable laws, enter into, adopt, amend, terminate or extend any collective bargaining Contract, or any similar agreement with any union, works council or similar employee representative body; or

          (iii)  make any widespread communication with the employees of the Company (other than communication to employees made in connection with the announcement of the execution of this Agreement), or make any commitments to any employees regarding the compensation, benefits or other treatment they will receive in connection with the Merger.

        (i)    Accounting.    The Company shall not, make any changes in its accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as required by a change in law or GAAP.

        (j)    Insurance.    The Company shall maintain with financially responsible insurance companies insurance in commercially reasonable amounts in a manner consistent with past practice.

        (k)    Taxes.    Except as required by applicable law, the Company shall not make or change any material Tax election, change any material annual accounting period, adopt or change any material method of Tax accounting, file any amended income Tax Return or other material amended Tax Return, enter into any material closing agreement, surrender any right to claim a material refund of Taxes, offset or other reduction in material Tax liability, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment.

        (l)    Claims.

            (i)  The Company shall not waive, release, assign, settle or compromise any claim, action or proceeding against the Company, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (A) that do not exceed $250,000 individually or $500,000 in the aggregate between the date of this Agreement and the Closing Date or (B) where such monetary damages (other than with respect to the cost of the deductible) will be covered by any insurance policies of the Company or the Company Joint Ventures, as applicable

           (ii)  The Company shall not, commence any claim, action or proceeding against any person for (A) recourse other than for monetary damages, (B) where monetary damages exceed $250,000 individually or $500,000 in the aggregate between the date of this Agreement and the Closing Date, or (C) the Company reasonably determines in good faith that failure to commence a legal proceeding would result in a material impairment of a valuable aspect of the business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such legal proceeding).

        (m)    Contracts and Policy.    (i) The Company shall not, negotiate, amend, extend, renew, terminate or enter into, or agree to any amendment or modification of, or waive, release or assign any rights under, any Company Material Contract, any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or any Lease; or (ii) except as required by law, make any material changes to any Privacy Policy.

        (n)    Subsidiaries.    The Company shall not acquire, form or permit to exist (as a subsidiary of the Company) any direct or indirect subsidiary.

        (o)   Without in any way limiting any of the foregoing provisions set forth in Section 4.01(a) through Section 4.01(n), the Company shall not authorize any of, or commit or agree to take, whether in writing or otherwise, any of the actions that the Company has agreed not to take pursuant to Section 4.01(a) through Section 4.01(n), and shall use reasonable best efforts to cause the Company Joint Ventures not to authorize any of, or commit or agree to take, whether in writing or otherwise, any of the actions that the Company has agreed to use reasonable best efforts to cause the Company Joint Ventures not to take under this Section 4.01.

Notwithstanding the above Section 4.01, nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        Section 4.02    Parent Dividends.     Parent shall not declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except for stock dividends that would result in an adjustment pursuant to Section 2.02(h).

        Section 4.03    Other Actions.     Subject to the terms and conditions set forth in this Agreement, including Section 5.03, the Company and Parent shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its (or their) part under this Agreement and applicable law to (i) consummate and make effective the Merger as soon as practicable and (ii) cause the satisfaction of all conditions set forth in Article VI.

        Section 4.04    Company Non-Solicitation.

        (a)   Except as expressly permitted by this Section 4.04, from and after the date of this Agreement until the earliest to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with Article VII, the Company shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries, offers or the making of any proposal or announcement that constitutes or could reasonably be expected to lead to any Company Takeover Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions with any third party (other than Parent or Merger Sub or their respective Representatives) regarding any Company Takeover Proposal or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to a Company Takeover Proposal, (iii) furnish any nonpublic information regarding the Company (or Company Joint Ventures) to any person (other than Parent or Merger Sub or their respective Representatives) in connection with or in response to any Company Takeover Proposal or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to a Company Takeover Proposal, (iv) adopt, approve, recommend, submit to stockholders or declare advisable any Company Takeover Proposal, (v) release or permit the release of any provision of any confidentiality, standstill, or similar provision of any agreement to which the Company is a party (except that the Company may waive such a "standstill" or similar agreement or obligation solely to permit a person privately to make a Company Takeover Proposal to the Company Board if the Company Board has determined in good faith after consultation with the Company's outside legal counsel that the failure to take such action would reasonably be likely to result in a breach of the fiduciary duties of the members of the Company Board under Delaware law), (vi) approve any transaction under, or any person becoming an "interested stockholder" under, Section 203 of the DGCL, (vii) enter into a letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement, confidentiality agreement, in each case, with respect to a Company Takeover Proposal, or (viii) resolve or agree to do any of the foregoing. The Company shall (I) promptly (and in no event later than one Business Day after receipt) notify Parent in writing of the receipt of any Company Takeover Proposal (or any request for information, discussions or negotiations for access to the properties or books and records of the Company in connection with a Company Takeover Proposal) after the date of this Agreement, which notice shall include the identity of the person making such Company Takeover Proposal, the material terms thereof (including the price and type of consideration offered by the person making such Company Takeover Proposal) and a copy of any documentation relating to the Company Takeover Proposal received by the Company or any of its Representatives in connection therewith or a reasonably detailed summary thereof if not made in writing (the "Proposal Information") and (II) keep Parent reasonably informed on a reasonably current basis of the status and material details (including any material developments (including any changes to the price and type of consideration offered and any other material change to the terms)) with respect to such Company Takeover Proposal.

        (b)   Notwithstanding the foregoing, at any time prior to, but not after, obtaining the Company Stockholder Approval, the Company may take the following actions (so long as the Company complies with the provisions of this Section 4.04(b)): (i) furnish nonpublic information regarding the Company to, or (ii) enter into or participate in discussions or negotiations with, any person (and such person's Representatives) in response to an unsolicited, bona fide, written Company Takeover Proposal (that is not withdrawn) made after the date of this Agreement that the Company Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a Company Superior Proposal; provided, that in each case of clauses (i) and (ii) above (A) such Company Takeover Proposal did not result from a breach of this Section 4.04, (B) the Company Board thereof concludes in good faith that, after consultation with its outside legal counsel, the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, and (C) the Company has received (and provided a copy to Parent) from the person making such Company Takeover Proposal an executed confidentiality agreement between the Company and such person containing terms and conditions that are no less favorable to the Company, in the aggregate, than those contained in the Confidentiality Agreement, dated as of July 8, 2019 (the "Confidentiality Agreement") (excluding any standstill provisions), between Parent and the Company. The Company shall promptly (and in any event within twenty four (24) hours) make available to Parent and its Representatives any nonpublic information concerning the Company that is provided to the person making such Company Takeover Proposal or its Representatives that was not previously made available to Parent or its Representatives. For purposes of this Agreement, "Company Takeover Proposal" means any bona fide proposal or offer from any person or "group" (as defined in or under Section 13(d) of the Exchange Act) (other than Parent or Merger Sub or their respective Representatives) relating to (i) any direct or indirect acquisition or purchase of a business that constitutes or generates 15% or more of the revenues or assets (including equity securities) of the Company or any assets representing 15% or more of the consolidated assets of the Company, (ii) any direct or indirect acquisition or purchase of 15% or more of any class of voting securities of the Company, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of voting securities of the Company, (iv) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction pursuant to which the holders of Company Common Stock immediately preceding such transaction hold, directly or indirectly, (A) less than 85% of the equity interests in the surviving or resulting entity of such transaction or (B) businesses or assets that constitute less than 85% of the consolidated revenue or assets of the Company or (v) any liquidation, dissolution or similar transaction involving the Company. The Company agrees that in the event any of its controlled affiliates or Representatives takes any action which, if taken by the Company, would constitute a breach of this Section 4.04, the Company shall be deemed to be in breach of this Section 4.04.

        (c)   Upon the execution of this Agreement, the Company (i) shall, and shall use reasonable best efforts to cause its Representatives to, immediately cease and terminate any existing activities, discussions or negotiations between the Company or any of its affiliates or subsidiaries or any of their respective Representatives, on the one hand, and any other person, on the other hand (other than Parent, Merger Sub and each of their respective Representatives) that relate to any Company Takeover Proposal, (ii) shall immediately terminate the access of any third person to any electronic or physical data room(s) hosted by the Company or any of its affiliates or Representatives relating to a Company Takeover Proposal, and (iii) shall use its reasonable best efforts, including through the exercise of any contractual rights, to obtain the prompt return or destruction of any confidential information previously furnished to such persons within twelve (12) months of the date of this Agreement, subject to any contractual rights existing as of the date of this Agreement to retain copies.

        (d)   Subject to Section 4.04(e) and Section 4.04(f), none of the Company, the Company Board or any committee of the Company Board may: (i) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify the Company Board Recommendation in a manner adverse to Parent, (ii) fail to include the Company Board Recommendation in the Proxy/S-4, (iii) approve, endorse, recommend or otherwise declare advisable (publicly or otherwise) or propose to approve, endorse or recommend, or otherwise declare advisable (publicly or otherwise) any Company Takeover Proposal, or (iv) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing; provided, that, with respect to this clause (iv) only, a Company Takeover Proposal shall have been publicly announced and not publicly withdrawn prior to such request by Parent (any of the foregoing in clauses (i) or (iii) above, a "Company Change of Recommendation").

        (e)   Notwithstanding anything in this Agreement to the contrary, the Company Board may, prior to the receipt of the Company Stockholder Approval, effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 7.01(h) in respect of a Company Takeover Proposal if (and only if): (A) a written Company Takeover Proposal is made to the Company after the date of this Agreement and has not been withdrawn; (B) such Company Takeover Proposal did not result from a breach of Section 4.04; (C) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that (1) such Company Takeover Proposal constitutes a Company Superior Proposal and (2) failure to take such action would reasonably be likely to result in a breach of the Company Board's fiduciary duties under applicable law; (D) the Company provides Parent four Business Days' (the "Recommendation Change Notice Period") prior written notice that if at the expiration of the Recommendation Change Notice Period, such Company Takeover Proposal continues to be a Company Superior Proposal, it intends to take such action (a "Recommendation Change Notice"), which notice shall include the Proposal Information (it being understood that (x) such Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice shall not constitute a Company Change of Recommendation for purposes of this Agreement and (y) any material revision or amendment to the terms of any Company Superior Proposal (including, any change to the pricing thereof) shall require a new Recommendation Change Notice, except that the Recommendation Change Notice Period shall be reduced to two Business Days after the initial Recommendation Change Notice Period); (E) during the Recommendation Change Notice Period, the Company gives Parent the opportunity to propose revisions to the terms of this Agreement (or to make a new proposal) and negotiates in good faith with Parent and its Representatives, if requested by Parent, regarding any adjustments or modifications to the terms of this Agreement or with respect to Parent's new proposal; and (F) at the end of the Recommendation Change Notice Period (and any subsequent Recommendation Change Notice Periods), the Company Board again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Parent during any Recommendation Change Notice Period), (1) that such Company Takeover Proposal continues to be a Company Superior Proposal and (2) that the failure to take such action would reasonably be likely to result in a breach of its fiduciary duties under applicable law.

        (f)    Notwithstanding anything in this Agreement to the contrary, the Company Board may, prior to the receipt of the Company Stockholder Approval, effect a Company Change of Recommendation in respect of an Intervening Event if (and only if): (A) an Intervening Event has occurred and is continuing; (B) such Intervening Event did not result from a breach of Section 4.04; (C) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that (1) such Intervening Event has occurred and is continuing and (2) failure to take such action would reasonably be likely to result in a breach of the Company Board's fiduciary duties under applicable law; (D) the Company provides Parent prior written notice equal to the Recommendation Change Notice Period that if at the expiration of the Recommendation Change Notice Period, such Intervening Event is continuing, it intends to take such action (a "Intervening Event Recommendation Change Notice"), which notice shall include a reasonable summary of the Intervening Event (it being understood that (x) such Intervening Event Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice shall not constitute a Company Change of Recommendation for purposes of this Agreement and (y) any material change to the status of the Intervening Event shall require a new Intervening Event Recommendation Change Notice,

except that the Recommendation Change Notice Period shall be reduced to two Business Days after the initial Recommendation Change Notice Period); (E) during the Recommendation Change Notice Period, the Company gives Parent the opportunity to propose revisions to the terms of this Agreement (or to make a new proposal) and negotiates in good faith with Parent and its Representatives, if requested by Parent, regarding any adjustments or modifications to the terms of this Agreement or with respect to Parent's new proposal; and (F) at the end of the Recommendation Change Notice Period (and any subsequent Recommendation Change Notice Periods), the Company Board again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Parent during any Recommendation Change Notice Period), (1) that such Intervening Event is continuing and remains in effect and (2) that the failure to take such action would reasonably be likely to result in a breach of its fiduciary duties under applicable law.

        (g)   Certain Definitions.

            (i)  For purposes of this Agreement, "Company Superior Proposal" means any bona fide, written Company Takeover Proposal (that is not withdrawn), and that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable to the Company's stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement, taking into account all financial, legal, regulatory, financing, certainty and timing of consummation and other aspects of such proposal (including any changes to the financial or other terms of this Agreement or the Merger proposed by Parent), except that (A) the references to 15% in the definition of "Company Takeover Proposal" for purposes of this Section 4.04 shall each be deemed to be a reference to 50.01%, and (B) the references to 85% in the definition of "Company Takeover Proposal" for purposes of this Section 4.04 shall each be deemed to be a reference to 49.99%.

           (ii)  For purposes of this Agreement, an "Intervening Event" means a Change that (A) is unknown to and is not reasonably foreseeable by the Company or the Company Board as of the date of this Agreement and (B) becomes known to the Company Board prior to obtaining the Company Stockholder Approval and (C) does not relate to (I) a Company Takeover Proposal, (II) Changes in the market price or trading volume of the Company Common Stock or Parent Common Stock (but the underlying facts or events contributing to the Changes in the market price or trading volume can be taken into account in determining whether an Intervening Event has occurred) (III) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Merger or (IV) the fact that, in and of itself, the Company exceeds internal or published projections or Parent does not achieve internal or published projections (but the underlying facts or events causing the results can be taken into account in determining whether any Intervening Event has occurred).

        (h)   Nothing contained in this Section 4.04 or elsewhere in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable law; provided, however, that if such disclosure relates to a Company Takeover Proposal, any disclosure made pursuant to clause (i) or (ii) of this Section 4.04(h) (other than any disclosure made in connection with a Company Change of Recommendation permitted by Section 4.04(e) or Section 4.04(f)), shall be deemed to constitute a Company Change of Recommendation unless the Company Board shall expressly publicly reaffirm the Company Board Recommendation in such disclosure (it being understood, however, that the disclosure of a "stop, look and listen" notice of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act in and of itself shall not be deemed a Company Change of Recommendation).

ARTICLE V
ADDITIONAL AGREEMENTS

        Section 5.01    Special Meeting; Preparation of the Proxy/S-4.

        (a)   As soon as reasonably practicable following the date of this Agreement, (i) the Company shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Proxy/S-4 with respect to the Parent Common Stock issuable pursuant to the Merger, which will include the Proxy Statement with respect to the Company Special Meeting, with such filings to be made as mutually agreed by Parent and the Company in good faith. Prior to the Form S-4 being declared effective, (1) the Company shall use its reasonable best efforts to execute and deliver to Company's Counsel and to Parent's Counsel the applicable "Tax Representation Letter" referenced in Section 5.14(b) ; and (2) Parent shall use its reasonable best efforts to execute and deliver to Parent's Counsel and to Company's Counsel the applicable "Tax Representation Letter" referenced in Section 5.14(b). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, (x) the Company shall use its reasonable best efforts to cause Company's Counsel to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (y) Parent shall use its reasonable best efforts to cause Parent's Counsel to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, Company's Counsel and Parent's Counsel shall each be entitled to rely on the Tax Representation Letters referred to in this Section 5.01 and Section 5.14(b). Each of the Company and Parent shall use its reasonable best efforts to (A) have the Proxy/S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Proxy/S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Proxy/S-4 effective for so long as is necessary to complete the Merger. The Company shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy/S-4 and the Proxy Statement. The Proxy/S-4 and the Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy/S-4 or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or the Proxy/S-4 received from the SEC and advise the other party of any oral comments with respect to the Proxy Statement or the Proxy/S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Proxy/S-4. Notwithstanding the foregoing, prior to filing the Proxy/S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Proxy/S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken by it under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" laws and the rules and regulations thereunder in connection with the issuance of Parent Common Stock in connection with the Merger, and the Company shall furnish all information concerning the Company and the holders of the Shares as may be reasonably requested in connection with any such actions. The Company agrees that no matters shall be brought before the Company Special Meeting other than the proposal to obtain the Company Stockholder Approval, the related "golden parachute" vote under Rule 14a-21(c) of the Exchange Act and any related and customary procedural matters (including a proposal to adjourn the meeting, if necessary, to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval). The Company shall keep Parent informed on a reasonably current basis regarding its solicitation efforts and proxy tallies following the dissemination of the Proxy Statement to the holders of the Shares; provided, that the Company shall, upon the request of Parent, use its reasonable best efforts to cause the applicable proxy solicitor of the Company to advise Parent on a not less than daily basis during the last ten (10) Business Days prior to the date of the Company Special Meeting as to the aggregate tally of the proxies received by the Company with respect to the Company Stockholder Approval.

        (b)   If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective affiliates is discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy/S-4 and/or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement or the Proxy/S-4 and, to the extent required by law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company and the stockholders of Parent. Nothing in this Section 5.01(b) shall limit the obligations of any party under Section 5.01(a) . For purposes of this Section 5.01, any information concerning or related to the Company, its affiliates or the Company Special Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its affiliates will be deemed to have been provided by Parent.

        (c)   As promptly as practicable after the Proxy/S-4 is declared effective under the Securities Act, the Company shall cause the Proxy Statement to be mailed to its stockholders entitled to vote at the Company Special Meeting, and shall cause the Company Special Meeting to be held as soon as reasonably practicable following such mailing (but in no event more than the longer of 30 days or 20 Business Days after the date of such mailing).

        (d)   The Company shall (i) take all necessary actions to establish a record date for, and to duly call, give notice of, and convene the Company Special Meeting in accordance with applicable law and the Company certificate of incorporation and by-laws and (ii) include the Company Board Recommendation in the Proxy Statement, maintain such Company Board Recommendation and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval; except in the case of clause (ii) to the extent that the Company Board shall have made a Company Change of Recommendation as permitted by (and solely pursuant to the terms of) Section 4.04. Unless this Agreement has been terminated in accordance with its terms, the Company's obligation to establish a record date for, call, give notice of, and convene the Company Special Meeting in accordance with this Section 5.01(d) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Takeover Proposal or Company Superior Proposal, by the occurrence of an Intervening Event or by any Company Change of Recommendation.

        (e)   The Company shall adjourn or postpone the Company Special Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient Shares, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Company Stockholder Approval and, except to the extent that the Company Board shall have made a Company Change of Recommendation as permitted by (and solely pursuant to the terms of) Section 4.04, the Company shall continue to use all reasonable best efforts to assist in the solicitation of proxies from stockholders relating to the Company Stockholder Approval.

        Section 5.02    Access to Information; Confidentiality; Effect of Review.

        (a)    Access.    From the date of this Agreement to the Effective Time, the Company shall, and shall cause its controlled affiliates and each of its and their respective Representatives to use their respective reasonable best efforts to: (i) provide to Parent and Merger Sub and their respective Representatives, at Parent's expense, reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of the business conducted by Company, or create material risk of damage or destruction to any material assets or property, upon prior written notice to the Company (subject to supervision by Company personnel), to the officers, employees, auditors, properties, offices and other facilities of the Company and to the books and records thereof; and (ii) furnish promptly to Parent and Merger Sub and their respective Representatives such information concerning the business, properties, contracts, assets and liabilities of the Company as Parent and Merger Sub or their respective Representatives may reasonably request; provided, further, that the Company shall not be required to afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (A) result in a loss of attorney-client privilege or work-product protection; (B) violate any obligations of the Company with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company is a party; or (C) breach, contravene, or violate any applicable law; provided, further, that the Company shall use its reasonable best efforts to obtain any consents of third parties that are necessary to allow such information to be disclosed to Parent, Merger Sub and their respective Representatives and shall otherwise use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a breach of clauses (A), (B) or (C), including pursuant to the use of "clean room" arrangements pursuant to which Representatives of Parent could be provided access to such information. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.02 as "Outside Counsel Only Material." Such materials and information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Any investigation shall be subject to Company's reasonable security measures and insurance requirements and shall not include invasive testing.

        (b)   To the extent that any of the information or material furnished pursuant to this Section 5.02 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. All information provided pursuant to Section 5.02(a) shall be subject to the applicable terms of the Confidentiality Agreement.

        Section 5.03    Regulatory Matters; Reasonable Best Efforts.

        (a)   On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including using reasonable best efforts to take all actions reasonably necessary to comply promptly with all legal requirements and national securities exchange requirements that may be imposed on it or its subsidiaries with respect to the Closing. Without limiting the foregoing or the provisions set forth in Section 5.03(b) (and subject to the terms and limitations in Section 5.03(b)), each party shall use its reasonable best efforts to cause the Closing to occur on or prior to the Termination Date.

        (b)   Each of the Company and Parent shall as promptly as practicable but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and shall as promptly as reasonably practicable provide any supplemental information that reasonably may be requested by applicable Governmental Authorities relating thereto. Each of the Company and Parent shall consult with one another (and their respective advisers) as to the form and content of any notification and report form, filing, or supplemental information supplied to any Governmental Authority, and allow the Company or Parent, as applicable (and their respective advisers) to review the same (as may be redacted to remove any estimate of the valuation of the Company, its business or shares, or to preserve any applicable privilege) in advance of submission and make such amendments as either may reasonably request. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Authority and shall respond as promptly as reasonably practicable to any such inquiry or request and shall as promptly as reasonably practicable provide any supplemental information reasonably requested in connection with the filings made hereunder pursuant to the HSR Act, and, to the extent permitted by any Governmental Authority: (i) to the extent reasonably practicable, inform each party prior to all material communications (including material telephone calls and meetings) with a Governmental Authority, (ii) allow either party the opportunity to participate in any such calls and meetings to the extent reasonably practicable, and (iii) allow each party (and their respective advisers) to review any material written communications before submission and to make such amendments to such communications as either the Company or Parent may reasonably request. Each party shall provide the other (and their advisers) with a final copy of any supplemental information submitted to and any other material written communications with any Governmental Authority, to the extent permitted by law. Each party shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement, including pursuant to a request for an early termination of the waiting period thereunder. Parent shall pay the HSR filing fee.

        (c)   Notwithstanding anything herein to the contrary, nothing herein shall require Parent, its subsidiaries or affiliates (A) to propose, commit, offer to commit or otherwise effect, by undertaking, consent decree, hold separate order or otherwise, to the sale, divestiture, license or disposition of any assets or businesses of Parent or its subsidiaries or affiliates or of the Company or the Company Joint Ventures, or otherwise offer or commit to take any action (including any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of the business, assets, product lines, properties or services of Parent or its subsidiaries or affiliates or of the Company or the Company Joint Ventures), (B) to oppose any motion or action for a temporary, preliminary or permanent injunction against the Merger or any portion thereof, including any legislative, administrative or judicial action, or to take any steps to have vacated, lifted, reversed, overturned, avoided, eliminated or removed any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under the HSR Act or (C) to agree to or take any action that, individually or in the aggregate, would have a material adverse effect on Parent or the Company and their respective subsidiaries and affiliates, taken as a whole, following the consummation of the transactions contemplated hereby. The Company shall not agree to take, or take, any of the actions contemplated by clauses (A) through (C) immediately above without the prior written consent of Parent.

        (d)   None of the parties shall knowingly take, cause or permit to be taken or omit to take any action which such party reasonably expects is likely to delay past the Termination Date or prevent consummation of the Merger, unless otherwise agreed to by the parties.

        (e)   In addition to the obligations under Section 5.03(b), each of Parent and the Company shall use its reasonable best efforts to obtain, and to cooperate in obtaining, all Consents from third parties, including Governmental Authorities (other than pursuant to efforts with respect to the HSR Act referenced in Section 5.03(b) ), necessary or appropriate to permit the consummation of the Merger and to provide, and cooperate in providing, notices to, and make or file, and cooperate in the making or filing of, registrations, declarations or filings with, third parties required to be provided prior to the Effective Time; provided, however, that no party shall be required to pay or commit to pay any significant amount to (or incur any significant liability or obligation in favor of) any third party that is not a Governmental Authority from whom any such Consent, notice, registration, declaration or filing may be required (other than nominal filing or application fees).

        (f)    Without limiting the generality of the foregoing subsections of Section 5.03, the Company shall (i) take all action necessary to ensure that no Takeover Law (and together with any other anti-takeover provision set forth in the Company's certificate of incorporation or its bylaws, the "Takeover Provisions"), or Takeover Provision is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any Takeover Law or Takeover Provision becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law or Takeover Provision on the Merger and the other transactions contemplated by this Agreement.

        Section 5.04    Indemnification, Exculpation and Insurance.

        (a)   Each of Parent and the Company agrees that, to the fullest extent permitted under applicable law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers of the Company, as provided in its certificate of incorporation, by-laws or other agreements providing indemnification, advancement or exculpation, shall survive the Merger and shall continue in full force and effect in accordance with their terms, that Parent shall cause the Surviving Corporation to honor all such rights and that for six (6) years from and after the Effective Time, no such provision in any certificate or articles of incorporation, by-laws (or comparable organizational document) or other agreement shall be amended, modified or repealed in any manner that would materially and adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time.

        (b)   For six (6) years from and after the Effective Time, the Surviving Corporation shall maintain or obtain directors' and officers' liability insurance policies covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who are currently covered by the Company's respective directors' and officers' liability insurance policies on terms with respect to such coverage and in amounts no less favorable to the Company Indemnified Parties than those set forth in the relevant policy in effect on the date of this Agreement; provided, that the annual cost thereof shall not exceed 300% of the annual cost of such policies as of the date of this Agreement. If such insurance coverage cannot be maintained for such cost, Parent shall maintain the most advantageous policies of directors' and officers' insurance otherwise obtainable for such cost. Prior to the Effective Time, the Company may purchase a six-year "tail" prepaid policy on terms and conditions no less favorable to the Company Indemnified Parties than the existing directors' and officers' liability insurance maintained by the Company, covering without limitation the transactions contemplated hereby; provided, that the aggregate cost thereof shall not exceed 300% of the annual cost of the directors' and officers' liability insurance maintained by the Company as of the date of this Agreement as set forth in Section 5.04(b) of the Company Disclosure Letter. If such "tail" prepaid policy has been obtained by the Company prior to the Effective Time, it shall satisfy the obligations set forth in the first two sentences of this paragraph (b). Parent may, at its sole discretion, purchase a "tail" insurance policy with respect to the Company's employment practice liability, fiduciary liability, cyber liability, product liability and any other insurance coverage for liability and, if Parent determines to purchase such insurance policy or policies, the Company shall cooperate with Parent in obtaining such policy or policies on terms and conditions acceptable to Parent, it being understood that the costs of all such tail policies shall be borne by Parent.

        (c)   For six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present director and officer of the Company (in each case, for acts or failures to act in such capacity), determined as of the date of this Agreement, and any person who becomes such a director or officer between the date of this Agreement and the Effective Time (collectively, the "Company Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees, costs and expenses), judgments, fines, losses, claims, amounts paid in settlement, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable law and the Surviving Corporation shall also advance expenses (including reasonable attorneys' fees, costs and expenses) to such persons as incurred to the fullest extent permitted under applicable law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

        (d)   The provisions of this Section 5.04 are (i) intended to be for the benefit of, and, from and after the Effective Time, will be enforceable by, each of the Company Indemnified Parties and (ii) in addition to, and not in substitution for or in limitation of, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such person may have by contract or otherwise.

        (e)   In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.04.

        Section 5.05    Fees and Expenses.     Except as provided in this Section 5.05, and Section 7.03, and whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        Section 5.06    Public Announcements.     Except (A) as may be required by applicable law or any listing agreement with a national securities exchange, in which case, to the extent reasonably practicable and as permitted by applicable law, reasonable best efforts to consult with the other party hereto shall be made prior to any such release or public statement or (B) in connection with any actions by the Company or Company Board permitted by Section 4.04(e) or in connection with any Company Superior Proposal received by the Company, or Parent's response thereto, the Company and Parent shall, and shall cause their subsidiaries to, consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except for any public statement or press release as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of the NYSE or Nasdaq, shall not, and shall cause their subsidiaries not to, issue any such press release, make any such other public statement or schedule any such press conference or conference call before that consultation and providing each other the opportunity to review and comment upon any such press release or public statement. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

        Section 5.07    Stockholder Litigation.     In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company and/or the members of the Company Board after the date of this Agreement and prior to the Effective Time (the "Transaction Litigation"), the Company shall promptly after acquiring knowledge thereof notify the other party of any such Transaction Litigation and shall keep Parent reasonably informed on a current basis with respect to the status thereof. Parent shall have the right, at its sole discretion, to participate in (but not control) the defense of such litigation and, in any event, the Company shall not settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Transaction Litigation, without Parent's prior written consent.

        Section 5.08    Section 16 Matters.     Prior to the Effective Time, each of Parent and the Company Board, or an appropriate committee of non-employee directors thereof, shall, as applicable, be entitled to take all such steps as may be reasonably necessary or advisable, to the extent permitted by applicable law, to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.09    Stock Exchange Listing; Delisting.

        (a)   Parent shall cause the shares of Parent Common Stock to be issued pursuant to the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

        (b)   Prior to the Closing, upon Parent's request, the Company shall take all reasonable actions to cause the delisting of Company Common Stock from the Nasdaq and the termination of the Company's registration under the Exchange Act as soon as practicable following the Effective Time.

        Section 5.10    Resignations.     The Company will use reasonable best efforts to obtain and cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

        Section 5.11    Employee Matters.

        (a)   The Company Board shall adopt resolutions terminating, effective no later than the day immediately prior to the Closing Date (the "401(k) Termination Date"), any and all 401(k) plans maintained by the Company, unless Parent provides written notice to the Company at least three

Business Days prior to the Effective Time that such 401(k) plan(s) shall not be terminated. The Company shall provide Parent evidence that the 401(k) plan(s) of the Company have been terminated pursuant to such resolutions of the Company Board. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed). As soon as practicable following the Closing Date, Parent shall permit all Continuing Employees who were eligible to participate in any 401(k) plan maintained by the Company immediately prior to the 401(k) Termination Date to participate in Parent's 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from any terminated 401(k) plan maintained by the Company, including any outstanding participant loans from such 401(k) plans, to Parent's 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of the Parent 401(k) plan, or as may be prohibited by Parent's 401(k) plan.

        (b)   From and after the Effective Time, Parent shall permit all Continuing Employees who become employees of Parent or any subsidiary of Parent to participate in the employee benefit programs of Parent or the applicable subsidiary to the same extent as similarly situated employees of Parent or such applicable subsidiary. Following the Effective Time, Parent shall, or shall cause any subsidiary of Parent, including the Surviving Corporation to, recognize the prior service with the Company of Continuing Employees in connection with all employee benefit plans, programs or policies of Parent or its subsidiaries in which Continuing Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (including vacation), including applicability of minimum waiting periods for participation, (but not for purposes of benefit accruals under any defined benefit pension plan, retiree medical benefit plan or any other benefit plan under which similarly situated employees of Parent do not receive credit for prior service, or to the extent that such recognition would result in duplication of benefits or was not relevant for any such purpose under the corresponding Company Employee Benefit Plan). In these regards, for purposes of determining the annual deductible, co-pay and out-of-pocket expense limitation under its health plan during the calendar year in which Continuing Employees become covered under such plan, Parent will use reasonable best efforts to credit health plan expenses incurred by Continuing Employees under an employee benefit plan for the portion of such plan year prior to becoming covered under a Parent health plan as though they were incurred under the Parent health plan. Parent shall use reasonable best efforts to provide that no such Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company's group health plan shall be excluded from Parent's group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation.

        (c)   The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement. No current or former director, officer, employee or other service provider or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any benefit plan maintained by Parent, any Company Employee Benefit Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing in this Section 5.11, nothing contained in this Agreement shall otherwise obligate Parent, the Company or any of their respective affiliates to (i) maintain any particular benefit plan or (ii) retain the employment or services of any current or former director, employee or other service provider.

        Section 5.12    Notification of Certain Matters.     The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause any condition set forth in Section 6.03 not to be satisfied at any time from the date of this Agreement to the Effective Time; (b) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement; and (c) any material regulatory notice, report or results of inspection from the FDA or any similar

Governmental Authority. Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause any condition set forth in Section 6.02 not to be satisfied at any time from the date of this Agreement to the Effective Time; and (ii) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto hereunder. The Company and Parent shall, to the extent permitted by law, promptly provide the other with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement.

        Section 5.13    Company Debt.     At least two (2) Business Days prior to the Closing Date, the Company will use reasonable best efforts to deliver to Parent a payoff letter and all other releases, instruments of discharge and similar documentation required to effect or evidence the release described in clause (ii) below (collectively, the "Payoff Letter"), in customary form, to be executed and delivered as of the Closing by Orbimed Royalty Opportunities II, LP (the "Orbimed") under the Credit Agreement, dated March 20, 2017, by and between the Company and Orbimed (the "Credit Agreement"), which shall (i) indicate the total amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Credit Agreement (other than for customary indemnity obligations that expressly survive by their terms) (such amount, the "Payoff Amount"), (ii) provide for the release, upon payment of the Payoff Amount at Closing (or replacement, cash collateralization or backstop of existing letters of credit and other bank services), of all liens of Orbimed securing obligations under the Credit Agreement over the properties and assets of the Company (other than any cash that is used to cash collateralize existing letters of credit or other bank services, if applicable) that constitute collateral under the Credit Agreement and any equity interests of the Company that constitute collateral under the Credit Agreement and (iii) evidence the termination or other satisfaction, upon payment of the Payoff Amount at Closing (or replacement, cash collateralization or backstop of existing letters of credit or bank services), of all obligations under the Credit Agreement (other than for customary indemnity obligations that expressly survive by their terms). Substantially concurrently with the Effective Time, Parent will repay and discharge (or provide the funds to the Company to repay and discharge) the Payoff Amount in accordance with the Payoff Letter.

        Section 5.14    Certain Tax Matters.

        (a)   None of the parties hereto shall (and each party shall cause its respective subsidiaries not to) knowingly take any action (or knowingly fail to take any reasonable action) which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. The parties hereto intend to report and, except to the extent otherwise required by a determination as such term is used in Section 1313 of the Code, shall report, for U.S. federal income tax purposes, the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. None of the parties hereto shall take any Tax reporting position inconsistent with the characterization of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code except to the extent otherwise required by a determination as such term is used in Section 1313 of the Code.

        (b)   Each of the parties hereto shall cooperate in good faith and use their reasonable best efforts to, and cause their subsidiaries to, deliver to O'Melveny & Myers LLP ("Parent's Counsel") and Cooley LLP ("Company's Counsel"), at such time or times as requested by the Company's Counsel or Parent's Counsel, a letter (such letters, the "Tax Representation Letters") signed by an officer of Parent and Merger Sub or the Company, as applicable, with respect to Parent and Merger Sub, that is substantially in the form set forth in Exhibit C, and, with respect to the Company, that is substantially in the form set forth in Exhibit D. The Company shall use its reasonable best efforts to obtain the opinion of the Company's Counsel referred to in Section 6.02(d). Parent and Merger Sub shall use their reasonable best efforts to, and cause their subsidiaries to, obtain the opinion of Parent's Counsel referred to in Section 6.03(d).

ARTICLE VI
CONDITIONS PRECEDENT

        Section 6.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by the Company and Parent on or prior to the Effective Time of the following conditions:

        (a)    Stockholder Approval.     The Company Stockholder Approval shall have been obtained.

        (b)    No Injunctions or Restraints.     No (i) temporary restraining order or preliminary or permanent injunction or other order, in each case, by any court of competent jurisdiction preventing, prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger or the other transactions contemplated by this Agreement shall have been issued and be continuing in effect or (ii) applicable law of a Governmental Authority of competent jurisdiction shall be in effect prohibiting or rendering illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

        (c)    Antitrust Approval.     Any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and all pre-closing approvals or clearances required thereunder shall have been obtained

        (d)    Proxy/S-4.     The Proxy/S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Proxy/S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

        Section 6.02    Conditions to Obligations of the Company.     The obligation of the Company to effect the Merger is further subject to satisfaction or waiver at or prior to the Effective Time by the Company of the following additional conditions:

        (a)    Representations and Warranties.     (i) The representations and warranties of Parent and Merger Sub set forth in clauses (i) through (iii) of Section 3.02(b) (Capital Stock), Section 3.02(a) (Organization and Qualification—the first sentence only), Section 3.02(c) (Authority), and Section 3.02(l) (Brokers) shall be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) in all material respects, and (ii) each of the other representations and warranties of Parent and Merger Sub set forth herein shall be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein, excluding for this purpose clause (ii) of Section 3.02(p))), except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in the case of clauses (i) and (ii), as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

        (b)    Performance of Obligations of Parent and Merger Sub.     Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

        (c)    Closing Certificates.     The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 6.02(a), Section 6.02(b), Section 6.02(d), and Section 6.02(f) have been satisfied.

        (d)    Tax Opinion.     The Company shall have received the written opinion of the Company's Counsel, dated as of the Closing Date, to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that if the Company's Counsel does not render such opinion, this condition will nonetheless be deemed satisfied if Parent's Counsel shall render such opinion to the Company. In rendering such opinion, the Company's Counsel or Parent's Counsel, as appropriate shall be entitled to rely upon the representations contained in the Tax Representation Letters of Parent and the Company referred to in Section 5.14(b) hereto and upon such other representations, assumptions and qualifications as the counsel rendering such tax opinion reasonably deems relevant.

        (e)    Listing.     The shares of Parent Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (f)    No Material Adverse Effect.     Since the date of this Agreement, there shall not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect that is continuing.

        Section 6.03    Conditions to Obligations of Parent and Merger Sub.     The obligation of each of Parent and Merger Sub to effect the Merger is subject to satisfaction or waiver on or prior to the Effective Time by Parent of the following additional conditions:

        (a)    Representations and Warranties.     (i) The representations and warranties of the Company set forth in clauses (i) through (iii) of Section 3.01(b) (Capital Stock) shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) except for inaccuracies that would not increase the dollar value of Parent Common Stock to be issued by more than $1,500,000, (ii) the representations and warranties of the Company set forth in Section 3.01(a) (Organization and Qualification) (the first sentence only), Section 3.01(c) (Authority), Section 3.01(r) (Vote Required), Section 3.01(u) (Takeover Laws Inapplicable) and Section 3.01(x) (Brokers) shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) in all material respects, and (iii) each of the other representations and warranties of the Company set forth herein shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein, excluding for this purpose clause (ii) of Section 3.01(f)) except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of clauses (i) through (iii), as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

        (b)    Performance of Obligations of the Company.     The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

        (c)    No Material Adverse Effect.     Since the date of this Agreement, there shall not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing.

        (d)    Tax Opinion.     Parent shall have received the written opinion of Parent's Counsel, dated as of the Closing Date, to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that this condition will be deemed satisfied if Parent's Counsel delivers the opinion of counsel described in Section 6.02(d). In rendering such opinion, Parent's Counsel shall be entitled to rely upon the representations contained in the Tax Representation Letters of Parent and the Company referred to in Section 5.14(b) hereto and upon such other representations, assumptions and qualifications as Parent's Counsel reasonably deems relevant.

        (e)    Closing Certificates.     Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 6.03(a), Section 6.03(b), Section 6.03(c), and Section 6.03(d) have been satisfied.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        Section 7.01    Termination.     This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a)   by mutual written agreement of Parent and the Company;

        (b)   by either Parent or the Company in the event any law or order of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party whose failure to comply with its obligations under this Agreement has been a principal cause of the imposition of such law or order;

        (c)   by either Parent or the Company in the event that the Merger shall not have been consummated by May 7, 2020 (the "Termination Date"); provided, further, that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Termination Date;

        (d)   by Parent, at any time prior to the receipt of the Company Stockholder Approval, in the event that (A) the Company Board has failed to include the Company Board Recommendation in the Proxy Statement, (B) the Company Board has effected a Company Change of Recommendation, whether or not permitted by the terms of this Agreement, (C) the Company has breached in any material respect its obligations under Section 4.04, or (D) the Company has failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing; provided, that, with respect to this clause (D) only, a Company Takeover Proposal shall have been publicly announced and not publicly withdrawn prior to such request by Parent;

        (e)   by the Company in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.01 or Section 6.02 to be satisfied, and which is not curable prior to the Termination Date or, if curable prior to the Termination Date, is not cured within the earlier of (i) 30 days following written notice to Parent or (ii) the Termination Date; provided, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied; provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.01(e) in respect of any such breach (A) at any time during such 30 day period and (B) at any time after such 30 day period if such breach, failure to perform or inaccuracy by Parent or Merger Sub is cured within such 30 day period;

        (f)    by Parent in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.01 or Section 6.03 to be satisfied, and which is not curable prior to the Termination Date or, if curable prior to the Termination Date, is not cured within the earlier of (i) 30 days following written notice to the Company or (ii) the Termination Date; provided, that neither Parent nor Merger Sub is then in breach of this

Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied; provided, further, that neither Parent nor Merger Sub may terminate this Agreement pursuant to this Section 7.01(f) in respect of any such breach (A) at any time during such 30 day period and (B) at any time after such 30 day period if such breach, failure to perform or inaccuracy by the Company is cured within such 30 day period;

        (g)   by the Company or Parent in the event that either the Company Special Meeting, as adjourned or postponed from time to time, shall have been held, the Company Stockholder Approval shall have been submitted to the stockholders of the Company for adoption at such Company Special Meeting, and the Company shall have failed to obtain the Company Stockholder Approval; or

        (h)   by the Company, at any time prior to the receipt of the Company Stockholder Approval in order to enter into a written definitive agreement with respect to a Company Superior Proposal in accordance with Section 4.04(e) if, immediately prior to or concurrently with such termination, the Company pays to Parent or its designee in immediately available funds the Company Termination Fee pursuant to Section 7.03(a).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

        Section 7.02    Effect of Termination.     In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall become void and have no effect with no liability to any person on the part of any party hereto (or any of its Representatives or affiliates), except that (a) the provisions of Section 5.02(b), Section 5.05, this Section 7.02, Section 7.03, Section 7.04, Article VIII and the Confidentiality Agreement shall survive any such termination and abandonment, and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any Willful Breach.

        Section 7.03    Company Termination Fee; Expenses.     Notwithstanding anything to the contrary in this Agreement, including Section 5.05, if:

        (a)   (i) Parent terminates this Agreement pursuant to Section 7.01(d), (ii) the Company terminates this Agreement pursuant to Section 7.01(c) or Section 7.01(g) at a time when Parent was entitled to terminate this Agreement pursuant to Section 7.01(d) or (iii) the Company terminates this Agreement pursuant to Section 7.01(h), then the Company shall pay to Parent or its designee, (A) in the case of clause (i), within two (2) Business Days following delivery of Parent's notice of termination, and (B) in the case of clause (ii) and (iii), immediately prior to or concurrently with the termination of this Agreement, an amount equal to $22,500,000 (the "Company Termination Fee") by wire transfer of immediately available funds to an account designated in writing by Parent; or

        (b)   (i) the Company or Parent terminates this Agreement pursuant to Section 7.01(c), (ii) Parent terminates this Agreement pursuant to Section 7.01(f), or (iii) the Company or Parent terminates this Agreement pursuant to Section 7.01(g) and (A) prior to such termination, a Company Takeover Proposal shall have been publicly made or announced and not withdrawn, and (B) within 12 months after such termination the Company shall enter into a written definitive agreement providing for the consummation of a Company Takeover Proposal (which is subsequently consummated, which consummation need not occur within such 12 month period) or shall consummate a Company Takeover Proposal, then the Company shall pay to Parent by wire transfer of immediately available funds to an account designated in writing by Parent, on the date of consummation of such Company Takeover Proposal, an amount equal to the Company Termination Fee. For purposes of this Section 7.03(b), all references to "85%" and "15%" in the definition of "Company Takeover Proposal" shall be deemed to be references to "49.99%" and "50.01%", respectively; or

        (c)   this Agreement is terminated by Parent pursuant to Section 7.01(f), then the Company shall pay to Parent or its designee by wire transfer of immediately available funds to an account designated in writing by Parent all of the documented out-of-pocket expenses reasonably incurred by Parent, Merger Sub or their respective affiliates in connection with this Agreement and the transactions contemplated by this Agreement (the "Parent Expense Reimbursement"). The Parent Expense Reimbursement shall be paid by the Company within two Business Days after delivery by Parent to the Company of a written statement setting forth the amount of such Parent Expense Reimbursement. In no event shall the Company be required to pay the Parent Expense Reimbursement on more than one occasion and if the Company Termination Fee becomes payable after a Parent Expense Reimbursement has been paid, then such Parent Expense Reimbursement shall be credited against the Company Termination Fee.

        (d)   this Agreement is terminated by the Company pursuant to Section 7.01(e), then Parent shall pay to the Company or its designee by wire transfer of immediately available funds to an account designated in writing by the Company all of the documented out-of-pocket expenses reasonably incurred by the Company or its affiliates in connection with this Agreement and the transactions contemplated by this Agreement (the "Company Expense Reimbursement"). The Company Expense Reimbursement shall be paid by Parent within two Business Days after delivery by the Company to Parent of a written statement setting forth the amount of such Company Expense Reimbursement. In no event shall Parent be required to pay the Company Expense Reimbursement on more than one occasion.

        Section 7.04    Termination Fees.     If Parent shall receive full payment of the Company Termination Fee pursuant to Section 7.03(a) or Section 7.03(b), then the receipt of the Company Termination Fee pursuant to Section 7.03(a) or Section 7.03(b) by Parent shall be the sole and exclusive remedy of Parent and Merger Sub for any liability or damage relating to or arising out of this Agreement or the Merger (other than, in the case of Section 7.03(b), pursuant to Section 7.03(c)); provided, that payment of the Company Termination Fee shall not release any party from liability for Willful Breach. The Company, Parent and Merger Sub each acknowledge that the agreements contained in Section 7.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of Parent, Merger Sub or the Company would enter into this Agreement, and that any amounts payable pursuant to Section 7.03 do not constitute a penalty but constitute payment of liquidated damages and that the liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by the other party's breach or default under this Agreement, the difficulty of proof and calculation of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated hereby and the value of the transactions to be consummated hereunder. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. If the Company fails to promptly pay the Company Termination Fee or the Parent Expense Reimbursement, the Company shall pay Parent its costs and expenses (including reasonable attorneys' fees) in connection with enforcing its right to such Company Termination Fee or the Parent Expense Reimbursement, together with interest on such amounts at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made. If Parent fails to promptly pay the Company Expense Reimbursement, Parent shall pay Company its costs and expenses (including reasonable attorneys' fees) in connection with enforcing its right to such Company Expense Reimbursement, together with interest on the amount of the Company Expense Reimbursement at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made.

 ARTICLE VIII
GENERAL PROVISIONS

        Section 8.01    Non-survival of Representations, Warranties, Covenants and Agreements.     None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 8.01 shall not limit any covenant or agreement of the parties in this Agreement or in any instrument delivered pursuant to this Agreement to the extent that such covenant or agreement contemplates performance after the Effective Time.

        Section 8.02    Notices.     All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be delivered either in person, by overnight courier, by registered or certified mail, or electronic mail, and shall be deemed to have been duly given (a) upon receipt, if delivered personally or by overnight courier, with overnight delivery and with acknowledgement of receipt requested, (b) three (3) Business Days after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested) or (c) on the Business Day the transmission is made when transmitted by electronic mail prior to 5:00 p.m. Pacific Time on a Business Day or on the succeeding Business Day if the transmission is electronic mail after such time on a Business Day or on a non-Business Day (provided, in each case, that the party sending such notice does not receive notification within 12 hours that such transmission was unsuccessful), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  if to Parent or Merger Sub, to:

    c/o Glaukos Corporation
    Attention: Robert Davis
    229 Avenida Fabricante
    San Clemente, CA 92672
    Email: rdavis@glaukos.com

        with a copy (which shall not constitute notice) to:

    O'Melveny & Myers LLP
    610 Newport Center Drive, 17th Floor
    Newport Beach, California 92660
    Attention: Mark D. Peterson, Esq. and Andor Terner, Esq.
    Email: mpeterson@omm.com and aterner@omm.com

        if to the Company, to:

    Avedro, Inc.
    Attention: Paul Bavier
    201 Jones Road
    Waltham, MA 02451
    Email: PBavier@avedro.com

        with a copy (which shall not constitute notice) to:

    Cooley LLP
    Attention: Barbara Borden and Miguel Vega, Esq.
    500 Boylston Street
    14th Floor
    Boston, MA 02116-3736
    Email: bordenbl@cooley.com and mvega@cooley.com

        Section 8.03    Definitions.     For purposes of this Agreement:

        (a)   an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

        (b)   "Antitrust Laws" means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other laws and judgments that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

        (c)   "Business Day" means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by law to close in Los Angeles, California.

        (d)   "capital stock" or "shares of capital stock" means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership or participation.

        (e)   "Company Employee Stock Plan" means the Company's 2003 Stock Plan, the Company's 2012 Equity Incentive Plan, and the Company's 2019 Equity Incentive Plan, in each case as amended from time to time.

        (f)    "Company ESPP" means the Company's 2019 Employee Stock Purchase Plan, as amended from time to time.

        (g)   "Company Joint Venture" shall mean any Joint Venture of the Company.

        (h)   "Company Material Adverse Effect" means any change, effect, event, occurrence, development or change in facts (each a "Change" and collectively, "Changes") (i) that is materially adverse to the business, financial condition or results of operations of the Company and the Company Joint Ventures, taken as a whole, or (ii) that is materially adverse to the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof in a timely manner, but excluding, in the case of clause (i) only, any of the foregoing to the extent resulting from (A) changes in applicable law or international or national legal, political or regulatory conditions generally (in each case, to the extent not disproportionately affecting the Company), (B) changes in the economy or the financial or securities markets in the United States or the industry or industries in which the Company operates (in each case, to the extent not disproportionately affecting the Company), (C) any changes in GAAP or interpretations thereof after the date of this Agreement (in each case, to the extent not disproportionately affecting the Company), (D) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war, terrorism, or sabotage (in each case, to the extent not disproportionately affecting the Company), (E) any changes in the Company's stock price or trading volume or any failure in and of itself of such person to meet any internal or published projections, forecasts, budgets or revenues predictions, provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a material adverse effect on the Company, (F) actions (or omissions) of the Company taken (or not taken) with the prior written consent of Parent or as required to comply with the terms of this Agreement (other than any requirement to operate in the ordinary course of business consistent with past practice and any requirements of Section 4.01 or Section 4.03), or (G) the public announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such person with employees, customers, suppliers or partners of the Company.

        (i)    "Company Restricted Stock Unit" means each right or award of any kind, contingent or accrued, vested or unvested, to acquire or receive a Share of Company Common Stock or benefits measured by the value of such a Share pursuant to any existing Company Employee Stock Plan.

        (j)    "Company Stock Option" means any Option granted pursuant to any Company Employee Stock Plan.

        (k)   "Company Warrants" means (i) that certain Warrant Agreement to Purchase Shares of Preferred Stock of the Company, dated as of December 22, 2015, in favor of Hercules Technology III, L.P. (the "Hercules Warrant"), (ii) that certain Warrant of the Company, dated March 20, 2017, in favor of OrbiMed Royalty Opportunities II, LP (the "OrbiMed Warrant" and together with the Hercules Warrant, the "Outstanding Warrants") and (iii) any other warrant to acquire shares of Company Common Stock, shares of preferred stock of the Company or any other shares of capital stock of the Company (the "Converted Warrants").

        (l)    "Continuing Employees" shall mean all employees of the Company who are offered and timely accept employment by Parent or any subsidiary of Parent, who continue their employment with the Company or, outside the U.S., who remain or become employees of the Company, Parent or any subsidiary of Parent as required by applicable laws.

        (m)  "Contract" means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, license or sublicense.

        (n)   "Customs & International Trade Authorizations" shall mean any and all licenses, registrations, and approvals required pursuant to the Customs & International Trade Laws for the lawful export, re-export, transfer or import of goods, software, technology, technical data, and services and international financial transactions.

        (o)   "Customs & International Trade Laws" shall mean the applicable export control, sanctions, import, customs and trade, and anti-boycott laws of any jurisdiction in which the Company is incorporated or does business, including the Tariff Act of 1930, as amended, and other laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Iran Sanctions Act, as amended; the National Defense Authorization Act for Fiscal Year 2012; the National Defense Authorization Act for Fiscal Year 2013; and the embargoes and restrictions administered by OFAC; Executive Orders regarding embargoes and restrictions on transactions with designated countries and entities, including persons designated on OFAC's list of Specially Designated Nationals and Blocked Persons, and persons designated on the U.S. Department of State sanctions lists; the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

        (p)   "Data Privacy and Security Laws" means (i) to the extent applicable, all laws relating to the collection, storage, use, disclosure, retention or transfer of Personal Information, privacy or information security, including the Federal Privacy and Security Regulations and the General Data Protection Regulation (EU) 2016/679 (GDPR), or any corresponding or equivalent national laws or regulations, (ii) all applicable laws relating to use of cookies and tracking technologies; (iii) all applicable laws relating to sending of electronic communications to individuals, including email communications, SMS or text messages or push notifications in mobile applications; (iv) all applicable laws concerning the security of the Company Systems, and (v) the Company's policies and notices (e.g., posted privacy policies; notices provided in connection with the collection, storage, use, disclosure, retention or transfer of Personal Information; posted policies or notices concerning the security of the Company Systems; and internal policies and standards concerning the treatment of Personal Information or the security of the Company Systems) relating to Personal Information, privacy or the security of the Company Systems (collectively, the "Privacy Policies").

        (q)   "Data Security Breach" means the unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Information, which would require notification to a person or Governmental Authority under Data Privacy and Security Laws.

        (r)   "FDA Laws" shall mean all healthcare-related laws applicable to the operation of the Company's business, including (i) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. § 321 et seq.); (ii) the rules and regulations promulgated and enforced by the FDA thereunder, including, as applicable, those requirements relating to the FDA's current Good Manufacturing Practices, Good Laboratory Practices, Good Clinical Practices, investigational use, pre-market approval and applications to market new medical devices; (iii) laws governing the development, conduct, monitoring, patient informed consent, auditing, analysis and reporting of clinical trials (including the Good Clinical Practice regulations); (iv) laws governing data-gathering activities relating to the detection, assessment, and understanding of adverse events (including pharmacovigilance and adverse event regulations of FDA and ICH); and (v) all comparable state, federal or foreign laws relating to any of the foregoing.

        (s)   "indebtedness" means (i) indebtedness of the Company for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) obligations of the Company evidenced by bonds, notes, debentures, letters of credit or similar instrument, (iii) obligations of the Company under capitalized leases, (iv) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements, and (v) all obligations of the Company to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company.

        (t)    "Joint Venture" of a person shall mean any person that is not a subsidiary of such first person, in which such first person and/or one or more of its subsidiaries owns directly or indirectly an equity interest, other than equity interests held for passive investment purposes that are less than 5% of each class of the outstanding voting securities or equity interests of such second person.

        (u)   "knowledge" means (i) with respect to the Company, the actual knowledge of the persons listed in Section 8.03 of the Company Disclosure Letter (under the heading "knowledge") after reasonable inquiry, and (ii) with respect to Parent, the actual knowledge of the persons listed in Section 8.03(s) of the Parent Disclosure Letter (under the heading "knowledge") after reasonable inquiry. With respect to matters involving Intellectual Property, "knowledge" does not require that the knowledge individuals have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third-party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to the such knowledge individuals or the direct reports of any of the foregoing; provided, that any such opinions or searches that have been conducted or obtained prior to the date of this Agreement will not be excluded from the term "knowledge" as a result of this sentence.

        (v)   "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

        (w)  "Leases" means all leases, subleases, licenses, concessions and other agreements pursuant to which the Company holds any Leased Real Property.

        (x)   "Lien" shall mean each of liens, claims, mortgages, encumbrances, pledges, security interests, equities, charges, rights of first refusal, transfer restrictions or voting restrictions of any kind.

        (y)   "OFAC" shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

        (z)   "Options" means any subscriptions, options, warrants, rights (including stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement.

        (aa) "Parent ESPP" means Parent's 2015 Employee Stock Purchase Plan.

        (bb) "Parent Material Adverse Effect" means any Change (i) that is materially adverse to the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or (ii) that is materially adverse to the ability of Parent or Merger Sub to consummate the transactions contemplated hereby in accordance with the terms hereof in a timely manner, but excluding, in the case of clause (i) only, any of the foregoing to the extent resulting from (A) changes in applicable law or international or national legal, political or regulatory conditions generally (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole), (B) changes in the economy or the financial, or securities markets in the United States or elsewhere in the world or the industry or industries in which Parent or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole), (C) any changes in GAAP or interpretations thereof after the date of this Agreement (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole), (D) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war, terrorism or sabotage (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole), or (E) any changes in Parent's stock price or trading volume or any failure in and of itself of such person to meet any internal or published projections, forecasts, budgets or revenues predictions, provided that the exception in this clause shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a material adverse effect on Parent.

        (cc) "Parent Restricted Stock Unit" means each right of any kind, contingent or accrued, vested or unvested, to acquire or receive a Share of Parent Common Stock or benefits measured by the value of such a Share issued or awarded in connection with the performance of services.

        (dd) "Parent Stock Option" means any Option to purchase Shares of Parent Common Stock issued or awarded in connection with the performance of services.

        (ee) "Parent Trading Price" means the volume weighted averages of the trading price of Parent Common Stock on the NYSE as displayed under the heading "Bloomberg VWAP" on Bloomberg page "CPE US equity" (or its equivalent successor if such page is not available) on each of the five consecutive trading days ending on the trading day that is three trading days prior to the Closing Date, rounded down to the nearest penny (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

        (ff)  "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

        (gg) "Permitted Liens" shall mean (i) Liens under workmen's compensation, unemployment insurance or similar laws, or security for governmental charges, in each case incurred or made in the ordinary course of business consistent with past practice and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens imposed by law, including carriers', warehousemen's, materialmens', mechanics' or other similar Liens, as well as Liens granted by the Company or the Company Joint Ventures to suppliers of goods in order to secure payment for such goods, in each case incurred or granted in the ordinary course of business consistent with past practice relating to obligations not yet delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements, or (iv) statutory Liens for Taxes or Liens as security for contested Taxes not yet delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP.

        (hh) "Personal Information" means any information that relates to an identified or identifiable natural person that is defined as protected or regulated personal information, personal data, personally identifiable information or similar terms under any applicable Data Privacy and Security Laws.

         (ii)  "Registrations" shall mean authorizations, approvals, clearances, Consents, licenses, permits, certificates, exemptions or registrations issued or otherwise made available by any Regulatory Authority or Governmental Authority (including 510(k) or pre-market notification clearances, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, governmental pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, investigation, development, production, manufacture, labeling, distribution, marketing, storage, shipping, transportation, export, import, use or sale of the products or services of the Company.

        (jj)   "Regulatory Authority" shall mean the FDA and any other Governmental Authority that regulates the research, investigation, development, production, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use handling and control, safety, efficacy, reliability or manufacturing of medical devices, medical technology or medical drugs.

        (kk) "Representative" means, with respect to any person, such person's officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other advisors and representatives

        (ll)   "Sanctioned Country" shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

        (mm)  "Sanctioned Person" shall mean any person that is the target of Sanctions, including (i) any person listed in any Sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council or any European Union member state, (ii) any person located, organized or resident in a Sanctioned Country, or (iii) any person 50% or more owned or otherwise controlled by any such person or persons described in the foregoing clauses (i) and (ii).

        (nn) "Sanctions" shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state.

        (oo) "subsidiary" means, with respect to any person, any other person, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such other person is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such first person; provided, however, that no Company Joint Venture shall be deemed to be a "subsidiary" of the Company.

        (pp) "Takeover Laws" means any "business combination" (as defined in such Section 203 of the DGCL), "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar law.

        (qq) "Willful Breach" means a material breach that is a consequence of an act or a failure to act of an officer of the party taking such act or failing to take such act with the actual knowledge that the taking of such act or the failure to take such act would cause, a breach of any representation, warranty, agreement or covenant of the breaching party contained in this Agreement.

        Section 8.04    Interpretation and Other Matters.     When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its successors and permitted assigns.

        Section 8.05    Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

        Section 8.06    Entire Agreement; No Third-Party Beneficiaries; Suits for Damages.     This Agreement (including the documents and instruments referred to herein), the Voting Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement is intended to confer, and does not confer, any rights or remedies under or by reason of this Agreement (or any breach hereof) on any person other than the parties hereto and their respective successors and permitted assigns, except after the Effective Time for the provisions of Section 5.04, which shall be enforceable by the Company Indemnified Parties.

        Section 8.07    Amendment.     This Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that after receipt of the Company Stockholder Approval, there shall not be made any amendment that by law or in accordance with the rules or any relevant stock exchange, requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        Section 8.08    Extension; Waiver.     At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any breach or inaccuracies in the representations and warranties of the other party or parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 8.09    Governing Law; Jurisdiction.

        (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws and matters related to the fiduciary obligations of the Company Board shall be governed by the laws of the State of Delaware.

        (b)   Each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

        (c)   Each of the parties agrees that service of any process, summons, notice or document in the manner set forth in Section 8.02 shall be effective service of process for any action, suit or proceeding brought against it.

        Section 8.10    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Notwithstanding the foregoing, each of Parent and Merger Sub may (a) assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, to one or more of its affiliates (but no such assignment shall relieve the assigning party of any of its obligations hereunder) and (b) collaterally assign any of its rights, but not its obligations, under this Agreement to any of its financing sources. Any attempted or purported assignment in violation of this Section 8.10 shall be null and void and of no effect whatsoever. Subject to the provisions of this Section 8.10, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

        Section 8.11    Specific Performance.     The parties agree that irreparable damage may occur and that the parties may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy which may be available to such non-breaching party at law or in equity, including monetary damages. Each Party hereby waives and agrees not to assert any objections to any remedy referred to in this Section 8.11 (including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity).

        Section 8.12    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 8.13    Waiver of Jury Trial.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PARENT OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

[The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GLAUKOS CORPORATION
By:	/s/ Joseph E. Gilliam
	Name:	Joseph E. Gilliam
	Title:	Chief Financial Officer and Senior Vice President, Corporate Development
ATLANTIC MERGER SUB, INC.
By:	/s/ Joseph E. Gilliam
	Name:	Joseph E. Gilliam
	Title:	Chief Financial Officer and Senior Vice President, Corporate Development
AVEDRO, INC.
By:	/s/ Reza Zadno
	Name:	Reza Zadno
	Title:	President and Chief Executive Officer

        The following schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K promulgated by the SEC.

  •
  Company Disclosure Letter

  •
  Parent Disclosure Letter

  •
  Exhibit A—Form of Amended and Restated Certificate of Incorporation

  •
  Exhibit B—Form of Amended and Restated Bylaws

  •
  Exhibit C—Form of Parent and Merger Sub Tax Representation Letter

  •
  Exhibit D—Form of Company Tax Representation Letter

Annex B

VOTING AGREEMENT

        This VOTING AGREEMENT, dated as of August 7, 2019 (this "Voting Agreement"), among Glaukos Corporation, a Delaware corporation ("Parent"), and the undersigned stockholder of Avedro, Inc., a Delaware corporation (the "Company"), listed on the signature page hereto (the "Stockholder").

W I T N E S S E T H :

        WHEREAS, Parent, Atlantic Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") (capitalized and other terms used but not defined herein shall have the meanings set forth in the Merger Agreement, if defined in the Merger Agreement), providing for the merger of Merger Subsidiary with and into the Company, with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent;

        WHEREAS, the Stockholder owns the number of Shares set forth on Schedule A hereto (together with any New Shares (as defined below), the "Subject Shares");

        WHEREAS, certain stockholders (including the Stockholder), which consist of each of the directors, the chief executive officer, and the chief financial officer of the Company and certain other stockholders of the Company (the "Supporting Stockholders") are entering into voting agreements with the Parent in substantially the same form as this Voting Agreement (the "Other Voting Agreements");

        WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Supporting Stockholders are willing to make certain representations, warranties, covenants, and agreements as set forth in this Voting Agreement with respect to the Subject Shares; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Supporting Stockholders, and Supporting Stockholders have agreed to, execute and deliver this Voting Agreement and the Other Voting Agreements.

        NOW, THEREFORE, the parties hereto agree as follows:

        Section 1.    Representations and Warranties of the Stockholder.     The Stockholder hereby represents and warrants to Parent as follows:

        (a)    Authority.     The Stockholder has all requisite power and authority to execute and deliver this Voting Agreement, to perform the Stockholder's obligations hereunder (including, without limitation, Section 3(c)) and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Voting Agreement, the performance by the Stockholder of the Stockholder's obligations hereunder (including, without limitation, Section 3(c)) and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder, and no other actions on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Voting Agreement, the performance by the Stockholder of the Stockholder's obligations hereunder (including, without limitation, Section 3(c)) and the consummation of the transactions contemplated hereby.

        (b)    Execution; Delivery; Enforceability.     The Stockholder has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether applied in a court of law or a court of equity. No consent of, or registration or filing with, any Governmental Authority is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Voting Agreement, the performance by the Stockholder of the Stockholder's obligations hereunder (including, without limitation, Section 3(c)) or the consummation of the transactions contemplated hereby, other than (1) such reports, schedules or statements under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Voting Agreement and the transactions contemplated hereby and (2) such consents, registrations or filings the failure of which to be obtained or made would not have a material adverse effect on the Stockholder's ability to perform its obligations hereunder.

        (c)    No Conflict.     The execution and delivery of this Voting Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or require notice to or the consent of any person under, any agreement, law, rule, regulation, judgment, order or decree by which the Stockholder is bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or materially delay the Stockholder from performing his, her or its obligations under this Voting Agreement.

        (d)    The Subject Shares.     As of the date hereof, the Stockholder is the beneficial owner of the Subject Shares listed on Schedule A across from his, her or its name, free and clear of any Lien (other than any restrictions or rights created by this Voting Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations). The Subject Shares constitute the Stockholder's entire interest in the outstanding shares of capital stock of the Company. As of the date hereof, the Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of the Company except as set forth on Schedule A opposite the Stockholder's name. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such rights (other than any restrictions or rights created by this Voting Agreement). None of the Subject Shares owned by the Stockholder are subject to any voting trust or other voting agreement with respect to the Subject Shares, except as contemplated by this Voting Agreement.

        (e)    Absence of Litigation.     There is no Proceeding pending against or, to the knowledge of the Stockholder, threatened against the Stockholder or the Subject Shares that could reasonably be expected to impair or affect the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        (f)    Reliance.     The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution, delivery and performance of this Voting Agreement.

        Section 2.    Representations and Warranties of Parent.     Parent hereby represents and warrants to the Stockholder as follows:

        (a)    Authority; Enforceability.     Parent has all requisite corporate power and authority to execute and deliver this Voting Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Voting Agreement, the performance by Parent of its obligations hereunder and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent, and no other actions on the part of Parent are necessary to authorize the execution and delivery by Parent of this Voting Agreement, the performance by Parent of Parent's obligations hereunder and the consummation of the transactions contemplated hereby.

        (b)    Execution; Delivery.     Parent has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity. No consent of, or registration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Voting Agreement or the consummation of the transactions contemplated hereby, other than (1) reports, schedules or statements by Parent under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Voting Agreement and the transactions contemplated hereby and (2) such consents, registrations or filings the failure of which to be obtained or made would not have a material adverse effect on Parent's ability to perform its obligations hereunder.

        (c)    No Conflict.     The execution and delivery of this Voting Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or require notice to or the consent of any person under, any agreement, law, rule, regulation, judgment, order or decree by which Parent is bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or materially delay Parent from performing its obligations under this Voting Agreement.

        Section 3.    Covenants of the Stockholder.

        (a)    Support.     The Stockholder covenants and agrees, (for so long as any such below action takes place prior to the Expiration Date (as defined in Section 4 below), as follows:

          (i)    Agreement to Vote.    At every meeting of the stockholders of the Company (and at every adjournment or postponement thereof) called to seek, and in every other circumstance in which a vote, action, written consent, resolution or other approval of the stockholders of the Company is proposed seeking, the Company Stockholder Approval, approval of the Merger, adoption of the Merger Agreement, or approval of any other transaction pursuant to or contemplated by the Merger Agreement, and any matter that would reasonably be expected to facilitate the consummation of the Merger (including, without limitation, any adjournment of any meeting of the stockholders in order to solicit additional proxies in favor of approval of the Merger and adoption of the Merger Agreement if there are not sufficient votes to obtain the Company Stockholder Approval), the Stockholder (A) shall, if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum and (B) shall vote (or cause to be voted) the Subject Shares:

            (1)   in favor of (x) granting the Company Stockholder Approval, including approving the Merger and adopting the Merger Agreement, and (y) approving any other transaction pursuant to or contemplated by the Merger Agreement, and any other matter that could reasonably be expected to facilitate the consummation of the Merger; and

            (2)   against (w) any Company Takeover Proposal (other than the Merger Agreement and the Merger), (x) any other matter that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement, and (y) any other action, transaction or agreement that could reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of the Company in the Merger Agreement or of any Stockholder in this Voting Agreement.

  For the avoidance of doubt, any obligation pursuant to the foregoing clause (2) shall not be read to affect, reduce or eliminate the obligation of any Stockholder pursuant to clause (1) above.

  Any attempt by the Stockholder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Subject Shares in contravention of this Section 3(a) shall be null and void ab initio. If the Stockholder is the beneficial owner, but not the holder of record, of any

  Subject Shares, the Stockholder agrees to use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Subject Shares in accordance with this Section 3(a).

          (ii)    Consents and Waivers.    The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any Contracts to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

          (iii)    Company Change in Recommendation.    Notwithstanding anything to the contrary in this Voting Agreement, if at any time following the date hereof and until the Expiration Date there occurs a Company Change of Recommendation pursuant to Section 4.04(f) of the Merger Agreement (a "Change of Recommendation Event"), then the obligations of the Stockholder under Section 3(a)(i) and Section 3(c), including the obligations of such Stockholder to grant to, and appoint, Parent or its designee as the Stockholder's proxy and attorney-in-fact in accordance with Section 3(c), shall be limited to the number of shares of Company Common Stock held by such Stockholder, rounded down to the nearest whole share, equal to the product of (a) such Stockholder's Pro Rata Share multiplied by (b) the Covered Company Common Stock (as defined below) (such amount, the "Covered Shares"); provided that all other obligations and restrictions contained in this Voting Agreement, including those set forth in this Section 3(a)(iii) shall continue to apply to all of the Subject Shares; provided, further, that if a Change of Recommendation Event occurs, notwithstanding any other obligations hereunder, the Stockholder shall be expressly permitted to vote its Subject Shares and to grant or appoint any Person as its proxy and attorney-in fact with respect to its Subject Shares that are not Covered Shares in its sole discretion with respect to the matters set forth in Section 3(a)(i). For purposes of this Voting Agreement, (i) the "Covered Company Common Stock" shall mean the total number of shares of Company Common Stock outstanding as of the record date of the applicable stockholder meeting multiplied by 0.30 and (ii) the Stockholder's "Pro Rata Share" shall mean the quotient of (A) the number of Subject Shares held by the Stockholder, divided by (B) the sum of (1) the number of Subject Shares held by the Stockholder, plus (2) the number of Subject Shares (as such term is defined in each of the Other Voting Agreements) held by all of the other Supporting Stockholders, in the aggregate.

        (b)    No Transfer or Encumbrance of Subject Shares.

            (i)  Other than a Permitted Transfer (as defined below), no Stockholder shall, with respect to any Subject Shares owned, beneficially or of record, by the Stockholder, (1) Transfer (as defined below) any such Subject Shares, (2) permit to exist any Liens (other than those created by this Voting Agreement) on any of such Subject Shares, (3) deposit any such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto, or (4) take or permit any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations hereunder.

           (ii)  Any Transfer or attempted Transfer of any Subject Shares in violation of this Section 3(b) shall, to the fullest extent permitted by law, be null and void ab initio. If any involuntary Transfer of Subject Shares of the Stockholder shall occur (including, but not limited to, a sale by the Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Voting Agreement, which shall continue in full force and effect until valid termination of this Voting Agreement.

          (iii)  For purposes of this Voting Agreement, "Transfer" means (1) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, gift, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any person or any interest in any person, or (2) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise.

          (iv)  For purposes of this Voting Agreement, "Permitted Transfer" means, with respect to the Stockholder, such Transfer is (1) in accordance with applicable Law and (2) (A) using already-owned Subject Shares (or effecting a "net exercise" of a Company Stock Option or a "net settlement" of a Company RSU) either to pay the exercise price upon the exercise of a Company Stock Option or to satisfy the Stockholder's tax withholding obligation upon the exercise of a Company Stock Option or settlement of a Company RSU, in each case as permitted pursuant to the terms of any of the Company Stock Plans or (B) transferring Subject Shares to affiliates, immediate family members, a trust established for the benefit of the Stockholder and/or for the benefit of one or more members of the Stockholder's immediate family or charitable organizations, including a donor-advised fund, or upon the death of the Stockholder (provided that, as a condition to such Transfer, the recipient executes a joinder to this Voting Agreement, in form and substance reasonably acceptable to Parent); provided, that no such Transfer shall relieve the transferring Stockholder from its obligations under this Voting Agreement, other than with respect to the Subject Shares actually transferred in accordance with the foregoing provision. The term "affiliate", as used herein, with respect to a person shall include without limitation any general or limited partner, managing member, officer or director of such person or any venture capital fund now or hereafter existing that is controlled by one or more general partners (or member thereof) or managing members (or member thereof) of, or shares the same management company (or member thereof) with, such person or any general or limited partner, managing member, officer or director of any such fund.

           (v)  At all times commencing with the execution and delivery of this Voting Agreement and continuing until the Expiration Date, in furtherance of this Voting Agreement, the Stockholder hereby authorizes each of Parent, the Company and their respective counsels to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Voting Agreement places limits on the voting and transfer of the Subject Shares), subject to the provisions hereof, including Permitted Transfers. The parties agree that such stop transfer order shall be removed and shall be of no further force and effect upon the Expiration Date.

        (c)    IRREVOCABLE PROXY.     By execution of this Voting Agreement, (i) the Stockholder hereby grants to Parent (and any designee of Parent) a proxy (and appoints Parent or any such designee of Parent as its attorney-in-fact) to vote, and to exercise all voting and consent rights of the Stockholder with respect to, the Subject Shares owned beneficially or of record by the Stockholder (including, without limitation, the power to execute and deliver written consents) in accordance with Section 3(a)(i) at any annual, special, adjourned or postponed meeting of stockholders of the Company at which any of the transactions, actions or proposals contemplated by Section 3(a)(i) are or will be considered and in every written consent in lieu of such meeting and (ii) such proxy and appointment shall (A) be irrevocable in accordance with the provisions of Section 212(e) of the DGCL, (B) be coupled with an interest, and (C) survive the dissolution, bankruptcy or other incapacity of such Stockholder as well as the death, bankruptcy or other incapacity of such Stockholder; provided, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 3(a)(i), and the Stockholder shall retain the authority to vote on all other matters. The Stockholder hereby represents that any proxies heretofore given in respect of such Stockholder's Subject Shares, if any, are revocable, and hereby revokes all such proxies, and that such Stockholder agrees not to grant any subsequent proxies with respect to such Subject Shares, except to comply with its, his or her obligations under Section 3(a). The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Voting Agreement. The Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Voting Agreement.

        (d)    Capacity.     Notwithstanding anything to the contrary in this Voting Agreement (including the restrictions set forth in Section 3(e)), (i) the Stockholder is entering into this Voting Agreement, and agreeing to become bound hereby, solely in his, her or its capacity as a stockholder of the Company and not in any other capacity (including without limitation any capacity as a director of the Company) and (ii) nothing in this Voting Agreement will be construed to prohibit, limit or restrict any Stockholder who is also a director of the Company or any director nominated by the Stockholder from exercising such director's fiduciary duties in his or her capacity as a director of the Company. The Stockholder shall (i) not be liable or responsible hereunder for any action taken or vote made by a director of the Company in such person's capacity as a director and (ii) not be required to remove its nominee (if any) from the board of directors of the Company or direct such nominee to vote or refrain from voting on any matter before the board of directors of the Company in any manner.

        (e)    Non-Solicitation.     The Stockholder agrees that it will not take any action that the Company is prohibited from taking pursuant to Section 4.04 (Non-Solicitation) of the Merger Agreement.

        (f)    Additional Acquisitions; Adjustments.     The Stockholder agrees that any shares of Company Common Stock and any other shares of capital stock of the Company or other equity of the Company that the Stockholder purchases or otherwise acquires or with respect to which the Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Voting Agreement (the "New Shares") and prior to the Expiration Date, shall be subject to the terms and conditions of this Voting Agreement to the same extent as if the New Shares had been Subject Shares as of the date of this Voting Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the terms of this Voting Agreement shall apply to the resulting shares.

        (g)    Waiver of Certain Actions.     The Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Transaction Litigation.

        Section 4.    Termination.     This Voting Agreement shall terminate upon, and as used in this Voting Agreement, the term "Expiration Date" shall mean, the earliest to occur of (a) the Effective Time, (b) the date the Company Board makes a Company Change of Recommendation pursuant to Section 4.04(e) of the Merger Agreement, (c) the termination of the Merger Agreement in accordance with its terms, and (d) upon mutual written agreement of the parties to terminate this Voting Agreement. Nothing in this Section 4 shall relieve or otherwise limit the liability of any Stockholder for any breach of this Voting Agreement prior to such termination.

        Section 5.    Further Assurances.     Subject to the terms and conditions of this Voting Agreement, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill the Stockholder's obligations under this Voting Agreement.

        Section 6.    General Provisions.

        (a)    Amendments.     No provision of this Voting Agreement may be amended unless such amendment is in writing and signed by (i) Parent and (ii) the Stockholder. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

        (b)    Notices.     All notices, requests, claims, consents, demands and other communications under this Voting Agreement shall be in writing and shall be delivered either in person, by overnight courier, by registered or certified mail, or electronic mail, and shall be deemed to have been duly given (i) upon receipt, if delivered personally or by overnight courier, with overnight delivery and with acknowledgement of receipt requested, (ii) three (3) Business Days after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested) or (iii) on the Business Day the transmission is made if transmitted by electronic mail prior to 5:00 p.m. Pacific Time on a Business Day or on the succeeding Business Day if the transmission is made by electronic mail after such time on a Business Day or on a non-Business Day (provided, in each case, that the party sending such notice does not receive notification within 12 hours that such transmission was unsuccessful), to the Company and Parent at the address set forth in Section 8.02 of the Merger Agreement and to the Stockholder at his, her or its address set forth in Schedule A hereto (or at such other address for a party as shall be specified by like notice).

        (c)    Interpretation.     When a reference is made in this Voting Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Voting Agreement unless otherwise indicated. The headings contained in this Voting Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Voting Agreement. Whenever the words "include," "includes" or "including" are used in this Voting Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Voting Agreement shall refer to this Voting Agreement as a whole and not to any particular provision of this Voting Agreement. The definitions contained in this Voting Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its successors and permitted assigns.

        (d)    Severability.     If any term or other provision of this Voting Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Voting Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        (e)    Specific Performance.     The parties agree that irreparable damage may occur and that Parent may not have any adequate remedy at law in the event that any of the provisions of this Voting Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event of any breach or threatened breach by any Stockholder of any covenant or obligation contained in this Voting Agreement, Parent shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy which may be available to Parent at law or in equity, including monetary damages. The Stockholder hereby waives and agrees not to assert any objections to any remedy referred to in this Section 6(e) (including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity).

        (f)    Other Remedies.     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        (g)    Counterparts.     This Voting Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        (h)    Entire Agreement; No Third-Party Beneficiaries.     This Voting Agreement (including the documents and instruments referred to herein, including the Merger Agreement) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Voting Agreement. Nothing in this Voting Agreement is intended to confer, and does not confer, any rights or remedies under or by reason of this Voting Agreement (or any breach hereof) on any person other than the parties hereto and their respective successors and permitted assigns.

        (i)    Governing Law.     This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

        (j)    Waiver of Jury Trial.     EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS VOTING AGREEMENT OR THE DOCUMENTS RELATED HERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PARENT OR ANY STOCKHOLDER UNDER THIS VOTING AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS VOTING AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(j).

        (k)    Assignment.     Neither this Voting Agreement nor any of the rights, interests or obligations under this Voting Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of Parent. Any attempted or purported assignment in violation of this Section 6(k) shall be null and void and of no effect whatsoever. Subject to the provisions of this Section 6(k), this Voting Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

        (l)    No Agreement Until Executed.     Irrespective of negotiations among the parties or the exchanging of drafts of this Voting Agreement, this Voting Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Voting Agreement is executed by all parties hereto.

        (m)    Consent to Jurisdiction.     Each of the parties hereto (i) irrevocably submits himself, herself or itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Proceeding arising out of or relating to this Voting Agreement or any of the transactions contemplated herein, (ii) agrees that every such Proceeding shall be brought, heard and determined exclusively in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any Proceeding arising out of or relating to this Voting Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any Proceeding so brought. Each of the parties hereto agrees that service of any process, summons, notice or document in the manner set forth in Section 6(b) shall be effective service of process for any Proceeding brought against it.

[Signature Page Follows]

        IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

GLAUKOS CORPORATION
By
Name:
Title:

        IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

STOCKHOLDER:
If an entity:
Name:
By:
Name:
Title:
If an individual:
Name:

SCHEDULE A

Stockholder	Subject Shares
[Stockholder]	[ ]

Notice

[Stockholder]
c/o [                ]
[Address]
[Address]
[Address]
Attention:    [                ]
Email:    [                ]

with a copy (which shall not constitute notice to the Stockholder) to:

c/o [                ]
[Address]
[Address]
[Address]
Attention: [                ]
Email: [                ]

Annex C

August 7, 2019

The Board of Directors
Avedro, Inc.
201 Jones Road
Waltham, MA 02451

Members of the Board:

        We understand that Avedro, Inc. ("Avedro"), Glaukos Corporation ("Glaukos") and Atlantic Merger Sub, Inc., a wholly owned subsidiary of Glaukos ("Merger Sub"), intend to enter into an Agreement and Plan of Merger to be dated as of August 7, 2019 (the "Agreement"), pursuant to which Merger Sub will be merged with and into Avedro, with Avedro surviving the merger as the surviving corporation (the "Merger"). Pursuant to the Agreement, each of the issued and outstanding shares of common stock, par value $0.00001 per share, of Avedro ("Avedro Common Stock") will, subject to certain exceptions, be converted into 0.365 shares of common stock, par value $0.001 per share, of Glaukos ("Glaukos Common Stock") (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Agreement.

        You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of Avedro Common Stock (excluding Glaukos and its affiliates).

        In the course of performing our reviews and analyses for rendering our opinion, we have:

  •
  Reviewed a draft of the Agreement dated as of August 7, 2019;

  •
  Reviewed certain publicly available business and financial information regarding each of Avedro and Glaukos;

  •
  Reviewed certain non-public business and financial information regarding the respective businesses and future prospects of each of Avedro and Glaukos, including (i)(a) certain base business financial projections for Avedro for the years ending December 31, 2019 through December 31, 2025, (b) certain probability-adjusted pipeline financial projections for Avedro for the years ending December 31, 2019 through December 31, 2029 and (c) certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Avedro and (ii)(a) certain probability-adjusted base financial projections for Glaukos for the years ending December 31, 2019 through December 31, 2030, (b) certain probability-adjusted pipeline financial projections for Glaukos for the years ending December 31, 2019 through December 31, 2030 and (c) certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Glaukos (clauses (i) and (ii) are collectively referred to herein as "Avedro Management's Financial Projections"), all as prepared and approved for our use by Avedro's senior management;

  •
  Reviewed certain non-public business and financial information regarding Glaukos' business and future prospects (including certain financial guidance with respect to Glaukos' expected financial performance over the next several years), all as prepared by Glaukos' senior management and discussed with Avedro's senior management;

  •
  Reviewed certain estimated revenue enhancements, cost savings and other combination benefits and estimated costs to achieve the same and financial synergies and estimated costs to achieve such synergies (collectively, the "synergy estimates" or "synergies") expected to result from the Merger, all as prepared and approved for our use by Avedro's senior management and discussed with Glaukos' senior management;

  •
  Discussed with Avedro's senior management their strategic and financial rationale for the Merger as well as their views of Avedro's and Glaukos' respective businesses, operations, assets, products and product candidates, intellectual property, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the biotechnology and medical device sectors;

  •
  Discussed with Glaukos' senior management their strategic and financial rationale for the Merger as well as their views of Glaukos' business, operations, assets, products and product candidates, intellectual property, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the biotechnology and medical device sectors;

  •
  Reviewed the historical prices, trading multiples and trading activity of the shares of Avedro Common Stock and Glaukos Common Stock;

  •
  Compared the financial performance of Avedro and Glaukos and the trading multiples and trading activity of the shares of Avedro Common Stock and Glaukos Common Stock with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Avedro and Glaukos;

  •
  Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;

  •
  Performed discounted cash flow analyses based on Avedro Management's Financial Projections and the synergy estimates;

  •
  Reviewed the pro forma financial results, financial condition and capitalization of Glaukos giving effect to the Merger; and

  •
  Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        With respect to the information used in arriving at our opinion:

  •
  We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, Avedro Management's Financial Projections, any financial guidance, the synergy estimates, any other estimates and any other forward-looking information) provided by or discussed with Avedro or Glaukos (as the case may be) or obtained from public sources, data suppliers and other third parties.

  •
  We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, Avedro Management's Financial Projections, any financial guidance, the synergy estimates, any other estimates and any other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding (a) the reasonableness or achievability of Avedro Management's Financial Projections, any financial guidance, the synergy estimates, any other estimates and any other forward-looking information or the assumptions upon which they are based or (b) each individual probability adjustment included in Avedro Management's Financial Projections and (iii) have relied upon the assurances of Avedro's senior management that they are (in the case of information pertaining to Avedro, including Avedro Management's Financial Projections) and have assumed that Glaukos' senior management are (in the case of information pertaining to Glaukos) unaware of any facts or circumstances that would make such information (including, without limitation, Avedro Management's Financial Projections, any financial guidance, the synergy estimates, any other estimates and any other forward-looking information) incomplete, inaccurate or misleading.

  •
  Specifically, with respect to (i) Avedro Management's Financial Projections, the synergy estimates, any other estimates and any other forward-looking information provided by or discussed with Avedro, (a) we have been advised by Avedro's senior management, and we have assumed that Avedro Management's Financial Projections (including the probability adjustments reflected therein), the synergy estimates, such other estimates and such other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Avedro's senior management as to the expected future performance of Avedro and Glaukos, respectively, and the expected amounts and realization of such synergies (and we have assumed that such synergies will be realized in the amounts and at the times projected) and (b) we have assumed that Avedro Management's Financial Projections (including the probability adjustments reflected therein), the synergy estimates and such other estimates and other forward-looking information have been reviewed by Avedro's Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion, (ii) any financial guidance, any other estimates and any other forward-looking information provided by or discussed with Glaukos, we have assumed that such financial guidance, such other estimates and such other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Glaukos' senior management as to the expected future performance of Glaukos and (iii) any financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

  •
  In addition, we have relied upon (without independent verification and without expressing any view, opinion, representation, guaranty or warranty (in each case, express or implied)) the assessments, judgments and estimates of Avedro's senior management as to, among other things, (i) the potential impact on Avedro and Glaukos of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biotechnology and medical device sectors, including the continuing availability and amount of reimbursement for existing and future products by governmental and third-party payors, (ii) Avedro's and Glaukos' existing and future products, product candidates, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development, testing, manufacturing and marketing thereof; approval thereof by relevant governmental authorities; prospective product-related peak worldwide sales, sales prices, annual sales price increases and sales volumes with respect thereto; the validity and life of patents with respect thereto; and the potential impact of competition thereon), (iii) Avedro's and Glaukos' existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and other commercial relationships (in each such case to the extent relevant to the Merger and its contemplated benefits) and (iv) Glaukos' ability to effectively integrate the businesses and operations of Avedro. We have assumed that there will not be any developments with respect to any of the foregoing matters that would have an adverse effect on Avedro, Glaukos or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

        During the course of our engagement, we were not asked by Avedro's Board of Directors to, and we did not, solicit indications of interest from any third parties, any potential private equity or strategic acquirors or merger partners regarding a potential transaction with Avedro.

        In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Avedro, Glaukos or any other entity or the solvency or fair value of Avedro, Glaukos or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Avedro's senior management and Avedro's other professional advisors with respect to such matters. We have assumed that the Merger will qualify, for U.S. federal income tax purposes, as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Avedro, Glaukos or their respective securityholders.

        In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the drafts that we have reviewed, (ii) Avedro, Glaukos and Merger Sub will comply with all terms and provisions of the Agreement and (iii) the representations and warranties of Avedro, Glaukos and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Avedro, Glaukos or the Merger (including the contemplated benefits thereof) in any way meaningful to our analyses.

        In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the shares of Avedro Common Stock or Glaukos Common Stock or other securities or financial instruments of or relating to Avedro or Glaukos may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

        We have acted as a financial advisor to Avedro in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Merger and a portion of which is payable upon delivery of our opinion. In addition, Avedro has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

        Guggenheim Securities, LLC ("Guggenheim Securities") during the past two years has been engaged by Avedro to provide financial advisory and other investment banking services in connection with matters unrelated to the Merger, for which we have received customary fees. Specifically during the past two years, we have acted as underwriter and co-manager in connection with Avedro's initial public offering. Guggenheim Securities has not been engaged during the past two years by Glaukos to provide financial advisory or investment banking services for which we received fees. As previously disclosed, however, during the past two years, Guggenheim Securities received certain confidential information of Glaukos pursuant to a confidentiality agreement with Glaukos and presented to Glaukos' Board of Directors certain financial analyses which are unrelated to Avedro and the proposed Merger. Guggenheim Securities may provide Avedro, Glaukos and their respective affiliates with financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.

        Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Avedro, Glaukos, other participants in the Merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Avedro, Glaukos, other participants in the Merger and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Avedro, Glaukos, other participants in the Merger and their respective affiliates.

        Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities' research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Avedro, Glaukos, other participants in the Merger and their respective affiliates and the Merger that differ from the views of Guggenheim Securities' investment banking personnel.

        Our opinion has been provided to Avedro's Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Avedro Common Stock in connection with the Merger.

        Our opinion and any materials provided in connection therewith do not constitute a recommendation to Avedro's Board of Directors with respect to the Merger, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any holder of Avedro Common Stock as to how to vote or act in connection with the Merger. Our opinion does not address Avedro's underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Avedro or the effects of any other transaction in which Avedro or Glaukos might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to the holders of Avedro Common Stock (excluding Glaukos and its affiliates). We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Agreement or (b) any voting or support agreement or any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Avedro or Glaukos. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Avedro's directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise.

        Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

        Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Avedro Common Stock (excluding Glaukos and its affiliates).

Very truly yours,

GUGGENHEIM SECURITIES, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The following summary is qualified in its entirety by reference to the complete copy of the DGCL, and Glaukos Charter and Glaukos Bylaws.

        Section 145(a) of the DGCL provides, in relevant part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought.

        Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation eliminates such personal liability of our directors under such terms.

        The Glaukos Charter and Glaukos Bylaws require Glaukos to provide indemnification, to the fullest extent permitted by the applicable law, to any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent or is or was serving at Glaukos' request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Glaukos is also required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the board of directors.

        The Glaukos Bylaws further provide that Glaukos shall indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Glaukos to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Glaukos, or while a director or officer of Glaukos is or was serving at the request of Glaukos as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Glaukos.

        In addition, Glaukos has entered into indemnification agreements with each of its directors and its executive officers, and Glaukos maintains directors' and officers' liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit Number		Description
2.1		Agreement and Plan of Merger, by and among Avedro, the Registrant and Merger Sub, dated as of August 7, 2019 (attached as Annex A to the proxy statement/prospectus which forms a part of this Registration Statement on Form S-4 and incorporated herein by reference).

2.2		Form of Voting Agreement (attached as Annex B to the proxy statement/prospectus which forms a part of this Registration Statement on Form S-4 and incorporated herein by reference).

3.1		Restated Certificate of Incorporation of Glaukos (incorporated by reference to Exhibit 3.1 to Glaukos' Current Report on Form 8-K filed with the SEC on June 30, 2015).

3.2		Amended and Restated Bylaws of Glaukos (incorporated by reference to Exhibit 3.2 to Glaukos' Current Report on Form 8-K filed with the SEC on June 30, 2015).

3.3		Amended and Restated Certificate of Incorporation of Avedro (incorporated by reference to Exhibit 3.2 to Avedro's Registration Statement on Form S-1 filed with the SEC on February 4, 2019).

3.4		Amended and Restated Bylaws of Avedro (incorporated by reference to Exhibit 3.4 to Avedro's Registration Statement on Form S-1 filed with the SEC on February 4, 2019).

5.1	*	Opinion of O'Melveny & Myers LLP as to the validity of the shares of Glaukos Common Stock to be issued in the merger.

8.1	*	Opinion of O'Melveny & Myers LLP regarding certain federal income tax matters.

8.2	*	Opinion of Cooley LLP regarding certain federal income tax matters.

23.1		Consent of Ernst & Young LLP in respect of Glaukos' financial statements.

23.2		Consent of Ernst & Young LLP in respect of Avedro's financial statements.

23.3	*	Consent of O'Melveny & Myers LLP (included in Exhibits 5.1 and 8.1).

23.4	*	Consent of Cooley LLP (included in Exhibit 8.2).

24.1	*	Power of Attorney (included on signature page).

99.1		Consent of Guggenheim Securities, LLC.

99.2		Form of Avedro, Inc. Proxy Card.

*
Previously filed.

Item 22.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
(1)    The undersigned registrant hereby undertakes as follows: prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)
The registrant undertakes that every prospectus: (A) that is filed pursuant to the paragraph immediately preceding, or (B) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Clemente, California, on the 15th day of October, 2019.

GLAUKOS CORPORATION
By:	/s/ JOSEPH E. GILLIAM Joseph E. Gilliam Chief Financial Officer and SVP, Corporate Development

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas W. Burns	Chief Executive Officer, President and Director (Principal Executive Officer)	October 15, 2019
/s/ JOSEPH E. GILLIAM Joseph E. Gilliam	Chief Financial Officer and SVP, Corporate Development (Principal Financial and Accounting Officer)	October 15, 2019
* William J. Link, Ph.D.	Chairman of the Board of Directors	October 15, 2019
* Mark J. Foley	Director	October 15, 2019
* David F. Hoffmeister	Director	October 15, 2019
* Marc A. Stapley	Director	October 15, 2019

Signature	Title	Date

* Aimee S. Weisner	Director	October 15, 2019

*By:	/s/ JOSEPH E. GILLIAM
	Name:	Joseph E. Gilliam	October 15, 2019
	Title:	Attorney-in-Fact